UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT
SEPTEMBER 29, 2023
To the Stockholders of AG Mortgage Investment Trust, Inc. and the Stockholders of Western Asset Mortgage Capital Corporation:
The board of directors (the “MITT Board”) of AG Mortgage Investment Trust, Inc., a Maryland corporation (“MITT”), and the board of directors (the “WMC Board”) of Western Asset Mortgage Capital Corporation, a Delaware corporation (“WMC”), have each approved an Agreement and Plan of Merger, dated as of August 8, 2023 (as such agreement may be amended or modified from time to time, the “Merger Agreement”), by and among MITT, WMC, AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MITT (“Merger Sub”), and, solely for the limited purposes set forth in the Merger Agreement, AG REIT Management, LLC, a Delaware limited liability company (“MITT Manager”), pursuant to which WMC will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a subsidiary of MITT (the “Merger”). The closing of the Merger (the “Closing”) will occur as promptly as practicable following satisfaction of all closing conditions set forth in the Merger Agreement, but, under certain circumstances, either MITT or WMC may terminate the Merger Agreement if the Closing has not occurred on or before 5:00 p.m., New York time, on May 2, 2024.
Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of WMC common stock, par value $0.01 per share (the “WMC Common Stock”) (other than shares held by MITT or Merger Sub or by any wholly owned subsidiary of MITT, Merger Sub or WMC and any dissenting shares), will convert into the right to receive (i) 1.50 shares of MITT common stock, par value $0.01 per share (“MITT Common Stock”), subject to adjustment as provided in the Merger Agreement (the “Per Share Stock Consideration”), plus (ii) the per share portion of a cash payment from MITT Manager (the “Per Share Additional Manager Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”) equal to the lesser of (A) $7,000,000 or (B) if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Per Share Merger Consideration. Any difference between $7,000,000 and such smaller amount will be used to benefit MITT and its subsidiaries, including the surviving entity of the Merger, after the Closing (the “Combined Company”) by offsetting reimbursable expenses that would otherwise be payable to MITT Manager. Following the Merger, the MITT Common Stock will remain listed on the New York Stock Exchange under the symbol “MITT.”
If the Merger is completed, after giving effect to the issuance of shares of MITT Common Stock in connection therewith using an exchange ratio of 1.50, we anticipate that MITT common stockholders will own approximately 69% of the common stock of the Combined Company, and former WMC stockholders will own approximately 31% of the common stock of the Combined Company.
MITT and WMC will each hold a special meeting of their respective stockholders to consider the matters discussed below. The MITT special meeting will be held at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, on November 7, 2023, at 10:00 a.m., Eastern Time. WMC’s special meeting will be held via a virtual live webcast on November 7, 2023, at 9:00 a.m., Pacific Time.
At the MITT special meeting, the MITT stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of MITT Common Stock pursuant to the Merger Agreement (the “MITT Common Stock Issuance Proposal”) and (ii) a proposal to approve the adjournment of the MITT special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies for the approval of the MITT Common Stock Issuance Proposal (the “MITT Adjournment Proposal”). The MITT Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the Per Share Stock Consideration (the “MITT Common Stock Issuance”), are advisable and in the best interests of MITT and its stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Merger and MITT Common Stock Issuance, (iii) directed that the MITT Common Stock Issuance be submitted to the holders of MITT Common Stock for their approval at the MITT special meeting and (iv) resolved to recommend that the holders of MITT Common Stock approve the MITT Common Stock Issuance Proposal. The MITT Board unanimously recommends that MITT stockholders vote “FOR” the MITT Common Stock Issuance Proposal and “FOR” the MITT Adjournment Proposal. Only those matters included in the notice of the MITT special meeting may be considered and voted upon at the MITT special meeting.
At the WMC special meeting, the WMC stockholders will be asked to consider and vote on (i) a proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “WMC Merger Proposal”), (ii) a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to WMC’s named executive officers that is based on or otherwise relates to the Merger (the “WMC Compensation Proposal”) and (iii) a proposal to approve the adjournment of the WMC special meeting, if necessary or appropriate, including for the purpose of soliciting additional votes for the approval of the WMC Merger Proposal (the “WMC Adjournment Proposal”). The WMC Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of WMC and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger and the other transactions or matters contemplated thereby or in connection therewith as to which approval of WMC’s stockholders is required, be submitted to a vote at the WMC special meeting and (iv) resolved to recommend, subject to the terms and conditions of the Merger Agreement, that the stockholders of WMC adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement. The WMC Board unanimously recommends that the WMC stockholders vote “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal. Only those matters included in the notice of the WMC special meeting may be considered and voted upon at the WMC special meeting.

This joint proxy statement/prospectus provides detailed information about the special meetings of MITT and WMC, the Merger Agreement, the Merger and other related matters. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus, the Merger Agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 47. You may also obtain more information about each company from the documents they file with the Securities and Exchange Commission (the “SEC”).
Your vote is very important, regardless of the number of shares of stock you own. Whether or not you plan to attend the MITT special meeting or the WMC special meeting, as applicable, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or authorize a proxy to vote your shares at the applicable meeting. If you attend and vote at a special meeting, your vote by ballot will revoke any proxy previously submitted. We note that attendance alone is not sufficient to revoke a previously authorized proxy.
Thank you in advance for your continued support.

Sincerely,
/s/ Thomas J. Durkin	/s/ Bonnie M. Wongtrakool
Thomas J. Durkin Chief Executive Officer and President AG Mortgage Investment Trust, Inc.	Bonnie M. Wongtrakool Chief Executive Officer Western Asset Mortgage Capital Corporation
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated September 29, 2023, and is first being mailed to the stockholders of MITT and the stockholders of WMC on or about October 3, 2023.

AG MORTGAGE INVESTMENT TRUST, INC.
245 Park Avenue, 26th Floor
New York, New York 10167
(212) 692-2000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 7, 2023
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “MITT special meeting”) of AG Mortgage Investment Trust, Inc., a Maryland corporation (“MITT”), will be held at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, on November 7, 2023, at 10:00 a.m., Eastern Time, for the following purposes:
•to consider and vote on a proposal to approve the issuance of shares of MITT common stock, par value $0.01 per share (“MITT Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of August 8, 2023 (as amended or modified from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, by and among MITT, Western Asset Mortgage Capital Corporation, a Delaware corporation (“WMC”), AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MITT (“Merger Sub”), and, solely for the limited purposes set forth therein, AG REIT Management, LLC, a Delaware limited liability company and the external manager of MITT, pursuant to which WMC will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity of the Merger (the “MITT Common Stock Issuance Proposal”); and
•to consider and vote on a proposal to approve the adjournment of the MITT special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies for the approval of the MITT Common Stock Issuance Proposal (the “MITT Adjournment Proposal”).
MITT does not expect to transact any other business at the MITT special meeting or any adjournment thereof. Only holders of record of MITT Common Stock at the close of business on September 22, 2023, the record date for the MITT special meeting, are entitled to receive this notice and vote at the MITT special meeting and any adjournments thereof.
The board of directors of MITT (the “MITT Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the shares of MITT Common Stock in connection with the Merger (the “MITT Common Stock Issuance”), are advisable and in the best interests of MITT and MITT’s stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, (iii) directed that the MITT Common Stock Issuance Proposal be submitted to the holders of MITT Common Stock for their approval at the MITT special meeting and (iv) resolved to recommend that the holders of MITT Common Stock approve the MITT Common

Stock Issuance Proposal. The MITT Board unanimously recommends that you vote “FOR” the MITT Common Stock Issuance Proposal and “FOR” the MITT Adjournment Proposal.
Assuming a quorum is present, the MITT Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the proposal. The Merger cannot be completed without the approval by MITT’s stockholders of the MITT Common Stock Issuance Proposal.
Your vote is very important, regardless of the number of shares of MITT Common Stock that you own. Whether or not you plan to attend the MITT special meeting in person, you are urged to authorize a proxy as promptly as possible by (1) calling the number specified on your proxy card, (2) accessing the website specified on your proxy card or (3) marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of MITT Common Stock may be represented and voted at the MITT special meeting. If your shares of MITT Common Stock are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee.
The accompanying joint proxy statement/prospectus contains a detailed description of the MITT Common Stock Issuance, the Merger and the other matters to be considered at the MITT special meeting. We urge you to read carefully the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes, in their entirety. If you have any questions concerning the proposals, the Merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of MITT Common Stock, please contact MITT’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8312
Banks and Brokers may call collect: (212) 750-5833

This notice and the enclosed joint proxy statement/prospectus are first being mailed to MITT stockholders on or about October 3, 2023.

By Order of the Board of Directors,

/s/ Jenny B. Neslin
Jenny B. Neslin
General Counsel and Secretary
New York, New York
September 29, 2023

IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE MITT SPECIAL MEETING:
Any MITT stockholder that wants to attend the MITT special meeting must pre-register by emailing ir@agmit.com not later than 5:00 p.m., Eastern Time, on November 2, 2023. For security reasons, you will be required to show a form of government-issued photo identification (e.g., a driver’s license or a passport) when you arrive at the MITT special meeting. If you need special assistance at the MITT special meeting because of a disability, please contact ir@agmit.com.
You will need to provide evidence that you are a stockholder as of the close of business on the record date. This can be a copy of your proxy card or a brokerage statement showing your shares as of the close of business on the record date.
If you hold your shares of MITT Common Stock in “street name” through a broker, bank or other nominee, you will need to contact the broker, bank or other nominee that holds your shares in order to obtain a legal proxy from that broker, bank or other nominee. Please note that if you do not provide a copy of such legal proxy at the MITT special meeting, you may still attend the MITT special meeting as long as you have registered, but you will not be able to vote shares in person at the MITT special meeting.

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
385 East Colorado Boulevard
Pasadena, California 91101
(626) 844-9400

NOTICE OF SPECIAL MEETING OF WMC STOCKHOLDERS
TO BE HELD ON NOVEMBER 7, 2023
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Western Asset Mortgage Capital Corporation, a Delaware corporation (“WMC”), will be held on November 7, 2023, at 9:00 a.m., Pacific Time, online in a virtual-only meeting format, which we refer to as the “WMC special meeting.” The link for the virtual live webcast is https://web.lumiagm.com/239581234. At the WMC special meeting, WMC stockholders will be asked to consider and vote upon the following matters:
1. a proposal (the “WMC Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of August 8, 2023, by and among AG Mortgage Investment Trust, Inc., a Maryland corporation (“MITT”), AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MITT (“Merger Sub”), WMC and, solely for the limited purposes set forth therein, AG REIT Management, LLC, a Delaware limited liability company, as it may be amended or modified from time to time (the “Merger Agreement”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and approve the transactions contemplated by the Merger Agreement, including the merger of WMC with and into Merger Sub, with Merger Sub continuing as the surviving entity and a subsidiary of MITT (the “Merger”);
2. a proposal (the “WMC Compensation Proposal”) to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to WMC’s named executive officers that is based on or otherwise relates to the Merger; and
3. a proposal (the “WMC Adjournment Proposal”) to adjourn the WMC special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the WMC Merger Proposal.
Only those matters included in the notice of the WMC special meeting may be considered and voted upon at the WMC special meeting. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the WMC special meeting. The board of directors of WMC (the “WMC Board”) has fixed the close of business on September 22, 2023, as the record date (the “WMC Record Date”) for the determination of WMC stockholders entitled to notice of, and to vote at, the WMC special meeting or any postponement or adjournment thereof. Accordingly, only stockholders at the close of business on the WMC Record Date are entitled to notice of, and to vote at, the WMC special meeting and any postponement or adjournment thereof.
Assuming a quorum is present, approval of the WMC Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock entitled to vote. The Merger cannot be completed without the approval of WMC’s stockholders of the WMC Merger Proposal.
Assuming a quorum is present, approval of the WMC Compensation Proposal and the WMC Adjournment Proposal each require the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock represented and entitled to vote.
The WMC Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of WMC and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger and the other transactions or matters contemplated thereby or in connection therewith as to which approval of WMC’s stockholders is required, be submitted to a vote at the WMC special meeting and (iv) resolved to recommend, subject to the terms and conditions of the Merger Agreement, that the stockholders of WMC adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement. The WMC Board unanimously recommends that the WMC stockholders vote “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal.
Your vote is very important, regardless of the number of shares of WMC Common Stock you own. Whether or not you plan to virtually attend the WMC special meeting, please authorize a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the WMC special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal. Even if you plan to virtually attend the WMC special meeting, we urge you to authorize a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions or (3) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the WMC special meeting to ensure that your shares will be represented and voted at the WMC special meeting. If you hold your shares of WMC Common Stock in “street name,” which means through a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.
Please note that if you hold shares of stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of stock represented by each account. You may revoke your proxy at any time before it is exercised by logging into and voting at the special meeting virtually over the Internet, even if you have previously returned your proxy card or authorized a proxy to vote your shares through the Internet or by telephone, by giving written notice of revocation to the Secretary of WMC prior to the taking of the vote for which such proxy has been given, or by delivery to the Secretary of WMC of a duly executed proxy bearing a later date. Notice and delivery will occur upon actual receipt by the Secretary of WMC at its principal place of business. We note that attendance alone will not revoke a previously authorized proxy.
If you are a WMC stockholder of record, please follow the instructions included with your proxy materials to attend and vote at the WMC special meeting. You do not need to pre-register with Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC) to attend and vote at the WMC special meeting.

If your shares of WMC Common Stock are held by a broker, bank or other nominee, and you plan to attend the WMC special meeting virtually over the Internet and vote your shares electronically at the WMC special meeting, you must register in advance of the WMC special meeting by first obtaining a legal proxy from your broker, bank or other nominee. Obtaining a legal proxy may take several days. After obtaining a valid legal proxy from your broker, bank or other agent, you must then submit proof of your legal proxy reflecting the number of shares of WMC Common Stock you held as of the WMC Record Date, along with your name and email address, to Equiniti Trust Company, LLC: (i) by email to proxy@equiniti.com; (ii) by facsimile to 718-765-8730 or (iii) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by Equiniti Trust Company, LLC no later than 5:00 p.m., Eastern Time, on November 1, 2023.
Please carefully review the instructions in the enclosed joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options.
WMC stockholders who do not vote in favor of the proposal to adopt the Merger Agreement, and who demand appraisal in writing to WMC prior to the WMC special meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “The Merger Agreement—Appraisal Rights” in the accompanying joint proxy statement/prospectus and reproduced in its entirety as Annex H to the accompanying joint proxy statement/prospectus, will be entitled to rights of appraisal to obtain the fair value of their shares of WMC Common Stock.
This notice and the enclosed joint proxy statement/prospectus are first being mailed to WMC stockholders on or about October 3, 2023.
By Order of the Board of Directors,
/s/ Adam C.E. Wright
Adam C.E. Wright
Secretary
Pasadena, California
September 29, 2023

ADDITIONAL INFORMATION
This joint proxy statement/prospectus includes (i) important business and financial information about MITT from other documents that MITT has filed with the SEC and that are not included in or delivered with this joint proxy statement/prospectus and (ii) important business and financial information about WMC that is included in documents filed with the SEC that have been attached as annexes to this joint proxy statement/prospectus. For a listing of documents incorporated by reference or attached as annexes in this joint proxy statement/prospectus and additional information on how you can obtain copies of these documents free of charge from MITT or WMC, as applicable, please see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 264 of this joint proxy statement/prospectus. This information is also available for you to review free of charge through the SEC’s website at www.sec.gov.

You may request copies of this joint proxy statement/prospectus, any of the documents attached as annexes and any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning MITT or WMC, without charge, upon written or oral request to the applicable company’s executive offices. The respective addresses and telephone numbers of such executive offices are listed below.

For information about MITT:	For information about WMC:
AG Mortgage Investment Trust, Inc.	Western Asset Mortgage Capital Corporation
245 Park Avenue, 26th Floor	385 East Colorado Boulevard
New York, New York 10167	Pasadena, California 91101
(212) 692-2000	(626) 844-9400

Investors may also consult the websites of MITT or WMC for more information concerning the Merger and the other related transactions described in this joint proxy statement/prospectus. The website of MITT is www.agmit.com and the website of WMC is www.westernassetmcc.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus. The references to these websites are intended to be inactive textual references only.
If you would like to request any documents, please do so by October 31, 2023 (which is five business days before the date of the MITT special meeting and WMC special meeting, as applicable), in order to receive them before the MITT special meeting and the WMC special meeting.
In addition, if you have questions about the Merger or the accompanying joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:

If you are a MITT stockholder:	If you are a WMC stockholder:
Innisfree M&A Incorporated	Morrow Sodali, LLC
501 Madison Avenue, 20th Floor	509 Madison Avenue, Suite 1206
New York, New York 10022	New York, New York 10022
Call Toll-Free: (877) 750-8312	Call Toll-Free: (800) 662-5200
Call Collect: (212) 750-5833	Call Collect: (203) 658-9400
For a more detailed description of the information incorporated by reference or attached as annexes in this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 264 of this joint proxy statement/prospectus.

ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-274319) filed by MITT with the SEC, constitutes a prospectus of MITT for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of MITT Common Stock to be issued to WMC common stockholders in exchange for shares of WMC Common Stock, in each case pursuant to the Merger Agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of MITT and WMC for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of special meeting with respect to the MITT special meeting and a notice of special meeting with respect to the WMC special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 29, 2023, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement/prospectus to MITT stockholders or WMC stockholders nor the issuance of MITT Common Stock to WMC stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this joint proxy statement/prospectus regarding MITT has been provided by MITT and information contained in this joint proxy statement/prospectus regarding WMC has been provided by WMC. MITT and WMC have both contributed to the information relating to the Merger contained in this joint proxy statement/prospectus.

FREQUENTLY USED TERMS

Certain terms that are defined in and frequently used throughout this joint proxy statement/prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this joint proxy statement/prospectus:
•“Angelo Gordon” refers to Angelo, Gordon & Co., L.P.
•“Cancelled Shares” refers to all shares of WMC Common Stock held by MITT or Merger Sub or by any wholly owned subsidiary of MITT, Merger Sub or WMC immediately prior to the Effective Time.
•“Closing” refers to the closing of the Merger.
•“Closing Date” refers to the date on which the Closing occurs.
•“Code” refers to the Internal Revenue Code of 1986, as amended.
•“Combined Company” refers to MITT and its subsidiaries, including Merger Sub as the surviving entity of the Merger, after the Closing.
•“Court of Chancery” refers to the Court of Chancery of the State of Delaware.
•“DGCL” refers to the General Corporation Law of the State of Delaware, as amended.
•“Dissenting Shares” refers to shares of WMC Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL or similar appraisal or dissenters’ rights under any other applicable law, has properly exercised and perfected his, her or its demand for appraisal or dissenters’ rights under Section 262 of the DGCL or such other applicable law.
•“Effective Time” refers to such date and time the Merger becomes effective.
•“End Date” refers to 5:00 p.m. New York, New York time, on May 2, 2024.
•“Exchange Act” refers to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
•“Exchange Ratio” refers to the fixed exchange ratio of 1.50 (subject to adjustment for final transaction expenses).

•“GAAP” refers to the accounting principles generally accepted in the United States of America.
•“Investment Company Act” refers to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

•“IRS” refers to the U.S. Internal Revenue Service.
•“Merger” refers to the merger of WMC with and into Merger Sub, with Merger Sub continuing as the surviving entity, pursuant to the Merger Agreement.

•“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of August 8, 2023, by and among MITT, WMC, Merger Sub, and, solely for the limited purposes set forth therein, MITT Manager, as amended or modified from time to time (a copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus).
•“Merger Consideration” refers to the aggregate amount of Per Share Stock Consideration and the aggregate amount of Per Share Additional Manager Consideration payable to holders of WMC Common Stock and WMC Equity Awards pursuant to the Merger Agreement.
•“Merger Sub” refers to AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MITT.
•“MGCL” refers to the Maryland General Corporation Law, as amended.
•“Minimum Distribution Dividend” refers to such amount, if any, with respect to any taxable year of WMC or MITT, as applicable, ending on or prior to the Closing Date, which is required to be paid by WMC or MITT prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
•“MITT” refers to AG Mortgage Investment Trust, Inc., a Maryland corporation.
•“MITT Adjournment Proposal” refers to the proposal to the MITT stockholders to approve the adjournment of the MITT special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies for the approval of the MITT Common Stock Issuance Proposal.
•“MITT Board” refers to the board of directors of MITT.
•“MITT Bylaws” refers to the Amended and Restated Bylaws of MITT, as amended from time to time.
•“MITT Charter” refers to the Articles of Amendment and Restatement of MITT, as amended and supplemented from time to time.
•“MITT Common Stock” refers to a share of common stock, par value $0.01 per share, of MITT.
•“MITT Common Stock Issuance” refers to the issuance of the shares of MITT Common Stock pursuant to the Merger Agreement.

•“MITT Common Stock Issuance Proposal” refers to the proposal to the MITT stockholders to approve the issuance of MITT Common Stock pursuant to the Merger Agreement.
•“MITT Management Agreement” refers to the Management Agreement between MITT and MITT Manager, dated as of June 29, 2011, as amended by that certain First Amendment to Management Agreement, dated as of April 6, 2020, that certain Second Amendment to Management Agreement, dated as of September 24, 2020, and that certain Third Amendment to Management Agreement, dated as of November 22, 2021.
•“MITT Management Agreement Amendment” refers to the Fourth Amendment to the MITT Management Agreement between MITT and MITT Manager, dated as of August 8, 2023.
•“MITT Manager” refers to AG REIT Management, LLC, a Delaware limited liability company.
•“MITT Preferred Stock” refers to MITT Series A Preferred Stock, MITT Series B Preferred Stock and MITT Series C Preferred Stock, collectively.
•“MITT Record Date” refers to the close of business on September 22, 2023.
•“MITT Series A Preferred Stock” refers to the shares of 8.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, of MITT.
•“MITT Series B Preferred Stock” refers to the shares of 8.00% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, of MITT.
•“MITT Series C Preferred Stock” refers to the shares of 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of MITT.
•“MITT special meeting” refers to the special meeting of MITT common stockholders to be held at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, on November 7, 2023, at 10:00 a.m., Eastern Time.
•“MITT Stockholder Approval” refers to the approval of the MITT Common Stock Issuance Proposal by the affirmative vote of the holders of a majority of the votes cast at the MITT special meeting in accordance with the rules and regulations of the NYSE and the organizational documents of MITT.
•“MITT Transaction Expenses” refers to the cumulative fees and expenses incurred or expected to be incurred at or prior to the Closing by MITT and any of its subsidiaries in connection with the transactions contemplated by the Merger Agreement, including (i) fees and expenses for services rendered to MITT for MITT’s financial and legal advisers, financial printer, proxy solicitor, transfer agent and virtual data room provider and (ii) all transfer taxes payable pursuant to Section 6.15 of the Merger Agreement; provided, however, the parties agree that MITT will not pay or agree to pay to any third party service provider any amount that would be a MITT Transaction

Expense in excess of the amount that MITT is legally obligated to pay pursuant to any agreement in effect as of the date of the Merger Agreement. The payment of the termination fee in the amount of $3,000,000 to TPT in connection with the termination of the TPT Merger Agreement is not considered a MITT Transaction Expense.
•“NYSE” refers to the New York Stock Exchange.
•“Per Share Additional Manager Consideration” refers to an amount equal to (a) $7,000,000 divided by (b) the number of shares of WMC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), calculated after giving effect to the vesting of WMC Equity Awards pursuant to the Merger Agreement, rounded up to the nearest cent; provided, however, that the aggregate Per Share Additional Manager Consideration from MITT Manager shall be equal to the lesser of $7,000,000 or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement.
•“Per Share Stock Consideration” refers to a number of validly issued, fully-paid and nonassessable shares of MITT Common Stock equal to the Exchange Ratio.
•“REIT” refers to a real estate investment trust as defined in Section 856 of the Code.
•“Securities Act” refers to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
•“WMC” refers to Western Asset Mortgage Capital Corporation, a Delaware corporation.
•“WMC Adjournment Proposal” refers to the proposal to the WMC stockholders to approve the adjournment of the WMC special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies for the approval of the WMC Merger Proposal.
•“WMC Board” refers to the board of directors of WMC.
•“WMC Bylaws” refers to the Amended and Restated Bylaws of WMC, as amended from time to time.
•“WMC Charter” refers to the Amended and Restated Certificate of Incorporation of WMC, as amended and supplemented from time to time.
•“WMC Common Stock” refers to a share of common stock, par value $0.01 per share, of WMC.
•“WMC Compensation Proposal” refers to the non-binding advisory proposal to the WMC stockholders to approve the compensation that may be paid or become payable to WMC’s named executive officers that is based on or otherwise relates to the Merger.

•“WMC Convertible Notes” means the $86.3 million aggregate principal amount of WMC’s 6.75% Convertible Senior Notes due 2024, as governed by the WMC Convertible Notes Indenture.
•“WMC Convertible Notes Indenture” means that certain Indenture, dated as of October 2, 2017, between WMC and Wells Fargo Bank, National Association, as trustee, as supplemented by that certain Second Supplemental Indenture dated as of September 14, 2021, between WMC and Wells Fargo Bank, National Association, as trustee.
•“WMC Director Designees” refers to M. Christian Mitchell and Lisa G. Quateman, or such other persons designated by WMC pursuant to the Merger Agreement, who will be appointed to the MITT Board upon completion of the Merger.
•“WMC Equity Awards” refers to each share of restricted WMC Common Stock and each restricted stock unit, whether vested or unvested, relating to shares of WMC Common Stock that was granted pursuant to a WMC Equity Plan, and is outstanding immediately prior to the Effective Time.
•“WMC Equity Plans” refers to the Western Asset Mortgage Capital Corporation Equity Plan, the Western Asset Mortgage Capital Corporation Manager Equity Plan, the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan and the Western Asset Mortgage Capital Corporation 2022 Manager Omnibus Incentive Plan.
•“WMC Manager” refers to Western Asset Management Company, LLC, a California limited liability company.
•“WMC Merger Proposal” refers to the proposal to the WMC stockholders to adopt the Merger Agreement and the transactions contemplated therein, including the Merger.
•“WMC Preferred Stock” refers to preferred stock, par value of $0.01, of WMC.
•“WMC Record Date” refers to the close of business on September 22, 2023.
•“WMC special meeting” refers to the special meeting of WMC common stockholders to be held virtually on November 7, 2023, at 9:00 a.m., Pacific Time.
•“WMC Stockholder Approval” refers to the approval of the WMC Merger Proposal by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of WMC capital stock entitled to vote in accordance with the DGCL and the organizational documents of WMC.
•“WMC Transaction Expenses” refers to the cumulative fees and expenses incurred or expected to be incurred at or prior to the Closing by WMC and any of its subsidiaries in connection with the transactions contemplated by the Merger Agreement or in connection with the transactions contemplated by the TPT Merger Agreement, including (i) fees and expenses for services rendered to WMC for WMC’s financial and legal advisers, financial printer, proxy solicitor, transfer agent and virtual data room provider and (ii) severance obligations payable to current WMC employees solely as a result of the transactions contemplated by the Merger Agreement; provided, however, that WMC will not pay or agree to pay to any third party service provider any amount that would be a WMC Transaction Expense in excess of the amount that WMC is legally obligated to pay pursuant to any agreement in effect as of the date of the Merger Agreement. The termination fee to be paid to WMC Manager pursuant to the WMC Management Agreement Amendment and the Accrued Management Fee and the Unreimbursed Expenses, as defined in the WMC Management Agreement Amendment, all transfer taxes payable pursuant to Section 6.15 of the Merger Agreement, the cost of the D&O insurance and the payment of the termination fee in the amount of $3,000,000 to TPT in connection with the termination of the TPT Merger Agreement, in each case, will not be considered a WMC Transaction Expense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER
The following questions and answers are intended to address certain questions that you may have regarding the Merger Agreement, the Merger and the MITT and WMC special meetings. These questions and answers do not address all questions that may be important to you as a stockholder of MITT or WMC. Please refer to the “Summary” beginning on page 25 and the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, which you should read carefully.
Q: What is the Merger?
A: MITT, Merger Sub, WMC and, solely for the limited purposes set forth in the Merger Agreement, MITT Manager, have entered into the Merger Agreement pursuant to which, and subject to the terms and conditions of the Merger Agreement, WMC will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of MITT. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. In order to complete the Merger, among other conditions described in the Merger Agreement and this joint proxy statement/prospectus, the stockholders of MITT must approve the MITT Common Stock Issuance and the stockholders of WMC must adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger.
Q: Why am I receiving this joint proxy statement/prospectus?
A: MITT and WMC are delivering this joint proxy statement/prospectus to you because it is a joint proxy statement being used by both the MITT Board and the WMC Board to solicit proxies from MITT’s and WMC’s respective stockholders in connection with the approval of the Merger, the MITT Common Stock Issuance and related matters.
In order to approve the issuance of shares of MITT, MITT will duly give notice of, convene and hold a special meeting of its stockholders. This joint proxy statement/prospectus serves as a proxy statement for the MITT special meeting and describes the proposals to be presented at the MITT special meeting.
WMC will duly give notice of, convene and hold a special meeting of its stockholders to adopt the Merger Agreement and related matters. This joint proxy statement/prospectus serves as a proxy statement for the WMC special meeting and describes the proposals to be presented at the WMC special meeting.
MITT and WMC will hold separate special meetings of their respective stockholders to obtain these approvals.
In addition, this joint proxy statement/prospectus is also a prospectus that is being delivered to holders of WMC Common Stock because, in connection with the Merger, MITT will issue shares of MITT Common Stock to the holders of WMC Common Stock, as provided in the Merger Agreement and as described in this joint proxy statement/prospectus.

This joint proxy statement/prospectus contains important information about the Merger and the proposals being considered and voted on at the MITT special meeting and WMC special meeting and important information to consider in connection with an investment in MITT Common Stock. This joint proxy statement/prospectus contains important information about the special meetings of the common stockholders of each of MITT and WMC, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares of MITT Common Stock and/or WMC Common Stock, as applicable, without attending the applicable special meeting. Your vote is important and we encourage you to authorize your proxy as soon as possible.
Q: What proposals are MITT stockholders being asked to approve?
A: MITT stockholders are being asked to approve the MITT Common Stock Issuance Proposal and the MITT Adjournment Proposal in connection with the Merger. The approval of the MITT Common Stock Issuance Proposal by the MITT common stockholders is a condition to the effectiveness of the Merger.
Q: What proposals are WMC stockholders being asked to approve?
A: WMC stockholders are being asked to approve the WMC Merger Proposal and the WMC Adjournment Proposal. The approval of the WMC Merger Proposal by the WMC stockholders is a condition to the effectiveness of the Merger. The WMC stockholders are also being asked to approve the WMC Compensation Proposal. The approval of the WMC Compensation Proposal by the WMC stockholders is not a condition to the effectiveness of the Merger.
Q: Why are MITT and WMC proposing the Merger?
A: The MITT Board and the WMC Board have each determined that the Merger will provide a number of significant strategic opportunities and benefits and will be advisable and in the best interests of MITT and WMC, respectively. The Merger is expected to provide MITT with improved scale, enhanced portfolio liquidity and an improved capital structure, which should support continued growth across MITT’s target assets and position MITT to take advantage of opportunities as they arise in the diversified markets in which MITT operates. The combination of MITT and WMC is also expected to create significant cost savings and efficiencies over time resulting from the allocation of fixed operating expenses over a larger common equity base. To review the MITT Board’s reasons for the Merger in greater detail, see “The Merger —Recommendation of the MITT Board and Its Reasons for the Merger” beginning on page 111. To review the WMC Board’s reasons for the Merger in greater detail, see “The Merger — Recommendation of the WMC Board and Its Reasons for the Merger” beginning on page 114.
Q: What happens if the market price of MITT Common Stock or WMC Common Stock changes before the Closing?
A: Changes in the market price of MITT Common Stock or the market price of WMC Common Stock at or prior to the Effective Time will not change the number of shares of MITT Common Stock that WMC stockholders will receive in the Merger. An increase in the market price of MITT Common Stock would result in an increase in the Per Share Additional Manager Consideration, while a decrease in the market price of MITT Common Stock would result in a decrease in the Per Share Additional Manager Consideration, in each case, subject to the cap on the aggregate Per Share Additional Manager Consideration.
Q: Are there any conditions to completion of the Merger?
A: Yes. In addition to the approvals of the MITT stockholders and the WMC stockholders as described in this joint proxy statement/prospectus, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all of the conditions to the Merger, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 182.
The following questions and answers apply to MITT stockholders only:
Q: When and where is the MITT stockholder meeting?
A: The MITT special meeting will be held at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, on November 7, 2023, at 10:00 a.m., Eastern Time.
Q: What matters will be voted on at the MITT special meeting?
A: MITT common stockholders will consider the following proposals at the MITT special meeting:
•the MITT Common Stock Issuance Proposal; and
•the MITT Adjournment Proposal.
Q: How does the MITT Board recommend that I vote on the proposals?
A: The MITT Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, are advisable and in the best interests of MITT and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, (iii) directed that the MITT Common Stock Issuance Proposal be submitted to the holders of MITT Common Stock for consideration at the MITT special meeting and (iv) resolved to recommend that the holders of MITT Common Stock approve the MITT Common Stock Issuance Proposal. The MITT Board unanimously recommends that the MITT common stockholders vote “FOR” the MITT Common Stock Issuance Proposal and vote “FOR” the MITT Adjournment Proposal.
Q: How do I attend the MITT special meeting? What must I bring to attend the MITT special meeting?
A: Any MITT stockholder that wants to attend the MITT special meeting must pre-register by emailing ir@agmit.com not later than 5:00 p.m., Eastern Time, on November 2, 2023. For security reasons, you will be required to show a form of government-issued photo identification (e.g., a driver’s license or a passport) when you arrive at the MITT special meeting. If you need special assistance at the MITT special meeting because of a disability, please contact ir@agmit.com.

You will need to provide evidence that you are a stockholder as of the close of business on the MITT Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares as of the close of business on the MITT Record Date.
If you hold your shares of MITT Common Stock in “street name” through a broker, bank or other nominee, you will need to contact the broker, bank or other nominee that holds your shares in order to obtain a legal proxy from that broker, bank or other nominee. Please note that if you do not provide a copy of such legal proxy at the MITT special meeting, you may still attend the MITT special meeting as long as you have registered, but you will not be able to vote shares in person at the MITT special meeting.
Q: How do I vote at the MITT special meeting?
A: To ensure your representation at the MITT special meeting, you are urged to vote your shares of MITT Common Stock as promptly as possible by (1) calling the number specified on your proxy card, (2) accessing the website specified on your proxy card or (3) marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope provided. Whether or not you plan to attend the MITT special meeting, we urge you to vote in advance of the MITT special meeting by one of the methods described above. Any MITT stockholder of record attending the MITT special meeting may vote at the MITT special meeting even if such stockholder previously submitted a proxy. If your shares of MITT Common Stock are held by a broker, bank or other nominee, please follow the instructions from your broker, bank or other nominee to have your shares voted.
Please note that if you hold shares of MITT Common Stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of MITT Common Stock represented by each account.
Q: How can I revoke or change my vote?
A: If you attend the MITT special meeting, you may revoke your proxy and vote in person at the MITT special meeting, even if you have previously returned your proxy card or authorized, through the Internet or by telephone, a proxy to vote your shares of MITT Common Stock. Attendance alone will not revoke a previously authorized proxy. Please carefully review the instructions in this joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options.
Q: What constitutes a quorum for the MITT special meeting?
A: The presence in person or by proxy of the holders of shares of MITT Common Stock entitled to cast a majority of all the votes entitled to be cast at the MITT special meeting will constitute a quorum. Abstentions will be included in the calculation of the number of shares considered to be present at the MITT special meeting for purposes of determining the presence of a quorum at the MITT special meeting. As of the close of business on September 22, 2023, the MITT Record Date for the MITT special meeting, there were 20,219,246 shares of MITT Common Stock outstanding.
Q: What vote is required for MITT stockholders to approve the MITT Common Stock Issuance Proposal?

A: The MITT Common Stock Issuance Proposal must be approved by the affirmative vote of a majority of the votes cast at the MITT special meeting.
Q: What vote is required for MITT stockholders to approve the MITT Adjournment Proposal?
A: The MITT Adjournment Proposal must be approved by the affirmative vote of a majority of the votes cast at the MITT special meeting.
Q: How are votes counted?
A: For the MITT Common Stock Issuance Proposal and the MITT Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you do not return your proxy card or otherwise authorize a proxy to vote your shares or attend the meeting, your shares of MITT Common Stock will not be considered present for the purpose of determining the presence of a quorum and will otherwise have no effect on the MITT Common Stock Issuance Proposal or the MITT Adjournment Proposal. Pursuant to Maryland law, abstentions are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes, as applicable, will have no effect on the outcome of the MITT Common Stock Issuance Proposal or the MITT Adjournment Proposal, as they will not be considered as votes cast. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the MITT Common Stock Issuance Proposal and “FOR” the MITT Adjournment Proposal.
In addition, banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the MITT special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of MITT Common Stock, your shares of MITT Common Stock will not be considered present at the MITT special meeting and will not be voted on any of the proposals.
Q: Who is entitled to vote at MITT special meeting?
A: The MITT Board has fixed the close of business on September 22, 2023, as the MITT Record Date. Accordingly, only MITT common stockholders at the close of business on the MITT Record Date are entitled to notice of, and to vote their shares of MITT Common Stock at, the MITT special meeting and any adjournment thereof. The MITT Preferred Stock is not entitled to vote at the MITT special meeting.
Q: Will MITT be required to submit the MITT Common Stock Issuance Proposal to the MITT stockholders even if the MITT Board has withdrawn, modified or qualified its recommendation?
A: Yes. Unless the Merger Agreement is terminated before the MITT special meeting, MITT is required to submit the MITT Common Stock Issuance Proposal to its stockholders even if the MITT Board has withdrawn, modified or qualified its recommendation that MITT stockholders approve the MITT Common Stock Issuance Proposal.
Q: How will MITT’s stockholders be affected by the Merger and MITT Common Stock Issuance?

A: After the Closing, each MITT common stockholder will continue to own the shares of MITT Common Stock that such stockholder held immediately prior to the Closing. As a result, each MITT common stockholder will continue to own MITT Common Stock in the Combined Company, which will be a larger company with more assets and liabilities. However, because MITT will be issuing new shares of MITT Common Stock in the Merger, each outstanding share of MITT Common Stock immediately prior to the Closing will represent a smaller percentage of the aggregate number of shares of MITT Common Stock outstanding after the Closing.
Q: Do the MITT directors and executive officers and MITT Manager have any interests in the Merger?
A: Yes. The Combined Company will continue to be managed by MITT Manager under the terms of the MITT Management Agreement, as amended by the MITT Management Agreement Amendment. Under the MITT Management Agreement, MITT Manager is responsible for managing MITT’s affairs and to supply MITT’s executive officers, all of whom are employees of MITT Manager or an affiliate of MITT Manager, do not receive cash compensation from MITT. In exchange for its management services, MITT pays MITT Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to MITT. All non-independent directors and executive officers of MITT are employees of MITT Manager or its affiliates.
Pursuant to the MITT Management Agreement, MITT pays MITT Manager (i) a management fee calculated and payable quarterly in arrears in an amount equal to 1.5% of MITT’s stockholders’ equity, per annum (as defined in the MITT Management Agreement) and (ii) an annual incentive fee equal to 15% of the amount by which MITT’s cumulative adjusted net income exceeds the cumulative hurdle amount, which represents an 8% return (cumulative, but not compounding) on an equity hurdle base consisting of the sum of (x) $341.5 million, and (y) the gross proceeds of any subsequent public or private common stock offerings by MITT. The annual incentive fee is payable in cash, or, at the option of the MITT Board, shares of MITT Common Stock or a combination of cash and shares. Under the terms of the MITT Management Agreement Amendment, which will become effective automatically at the Closing and will have no force and effect if the Merger does not close, (i) MITT Manager’s base management fee under the MITT Management Agreement will be reduced by $600,000 for the first four quarters following the Effective Time, beginning with the fiscal quarter in which the Effective Time occurs (i.e., resulting in an aggregate $2.4 million waiver of base management fees), and (ii) MITT Manager will waive its right to seek reimbursement from MITT for any expenses otherwise reimbursable by MITT under the MITT Management Agreement in an amount equal to the excess, if any, of $7,000,000 over the aggregate Per Share Additional Manager Consideration paid by MITT Manager to the holders of WMC Common Stock in the Merger.
The MITT Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to MITT as if they had been negotiated with an unaffiliated third party.
The following questions and answers apply to WMC stockholders only:
Q: When and where is the WMC special meeting?

A: The special meeting of WMC stockholders will be held via a virtual live webcast on November 7, 2023, at 9:00 a.m., Pacific Time.
Q: What matters will be voted on at the WMC special meeting?
A: WMC stockholders will be asked to consider and vote on the following proposals at the WMC special meeting:
•the WMC Merger Proposal;
•the WMC Compensation Proposal; and
•the WMC Adjournment Proposal.
WMC will transact no other business at the WMC special meeting or any postponement or adjournment thereof.
Q: How does the WMC Board recommend that I vote on the proposals?
A: The WMC Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of WMC and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger and the other transactions or matters contemplated thereby or in connection therewith as to which approval of WMC’s stockholders is required, be submitted to a vote at the WMC special meeting and (iv) resolved to recommend, subject to the terms and conditions of the Merger Agreement, that the stockholders of WMC adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement. The WMC Board unanimously recommends that the WMC stockholders vote “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal.
Additional information on the recommendation of the WMC Board is included in this document under the heading “The Merger—Recommendation of the WMC Board and Its Reasons for the Merger” beginning on page 114.
Q: How do I attend the WMC special meeting?
A: You will be able to virtually attend the WMC special meeting, as well as vote and submit questions during the WMC special meeting, by visiting https://web.lumiagm.com/239581234, on November 7, 2023. If you are a WMC stockholder of record, to virtually attend and vote at the WMC special meeting, you will need the control number and password included with your proxy materials. If you are a WMC stockholder of record, you do not need to pre-register with Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC) to attend and vote at the WMC special meeting.
If you are a street name WMC stockholder (i.e., you hold your shares of WMC Common Stock beneficially through a broker, bank or other nominee), you should follow the voting instructions provided by your broker, bank or other nominee in order to vote by proxy. Please note that if you are a holder in “street name” and wish to vote virtually at the special meeting, you must register in advance of the WMC special meeting.

•To register in advance of the WMC special meeting, you must first request and obtain a legal proxy from your broker, bank or other nominee. We note that obtaining a legal proxy may take several days.
•After obtaining a valid legal proxy from your broker, bank or other agent, you must then submit proof of your legal proxy reflecting the number of shares of WMC Common Stock you held as of the WMC Record Date, along with your name and email address, to Equiniti Trust Company, LLC: (i) by email to proxy@equiniti.com; (ii) by facsimile to 718-765-8730; or (iii) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by Equiniti Trust Company, LLC no later than 5:00 p.m., Eastern Time on November 1, 2023.
Even if you plan to virtually attend the WMC special meeting, WMC recommends that you vote by proxy in advance by telephone, Internet or mail so that your vote will be counted if you later decide not to or become unable to virtually attend the WMC special meeting.
For more information on virtually attending the WMC special meeting, see “The WMC Special Meeting—Attendance at the Virtual WMC Special Meeting” beginning on page 80.

Q: How do I vote at the WMC special meeting?
A: If you are a WMC stockholder of record as of the WMC Record Date, you can vote using the following the methods:

•By Telephone  —  You can vote by telephone by calling the toll-free number 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions on the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on November 6, 2023 to be counted. If you vote by telephone, you do not need to return a proxy card by mail;

•By Internet — You can vote over the Internet before the WMC special meeting or while the polls are open by visiting www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the control number included with your proxy materials. Your vote must be received by 11:59 p.m., Eastern Time, on November 6, 2023 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail; or
•By Mail — You can vote by mail by completing, signing, dating and mailing the enclosed proxy card promptly in the envelope provided so that it is received no later than November 6, 2023.
If you hold shares beneficially through a broker, bank or other nominee in “street name,” you should follow the voting instructions provided by your broker, bank or other nominee in order to vote by proxy. Please note that if you are a holder in “street name” and wish to vote virtually at the WMC special meeting, you must obtain a legal proxy from your broker, bank or other nominee.

For more information on voting procedures for the WMC special meeting, see “The WMC Special Meeting—Record Date; Voting Rights; Proxies” beginning on page 78.

Q: How can I revoke or change my vote?
A: You may revoke your proxy at any time before the vote is taken at the WMC special meeting by:
•authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on November 6, 2023;
•filing with the Secretary of WMC, before the taking of the vote at the WMC special meeting, a written notice of revocation bearing a later date than the proxy card previously submitted;
•duly executing a later dated proxy card relating to the same shares of WMC Common Stock and delivering it to the Secretary of WMC before the taking of the vote at the WMC special meeting; or
•voting electronically at the WMC special meeting, although attendance at the WMC special meeting alone will not by itself constitute a revocation of a proxy.
Any written notice of revocation or subsequent proxy card should be sent to Western Asset Mortgage Capital Corporation, 385 East Colorado Boulevard Pasadena, California 91101, Attention: Secretary.
If your shares of WMC Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you if you would like to revoke your proxy or change your vote before the vote is taken at the WMC special meeting.
Q: What constitutes a quorum for the WMC special meeting?
A: The presence, virtually or by proxy, of the holders of shares of WMC Common Stock entitled to cast a majority of all the votes entitled to be cast at the WMC special meeting will constitute a quorum at the WMC special meeting. WMC will include abstentions in the calculation of the number of shares considered to be present at the WMC special meeting for purposes of determining the presence of a quorum at the WMC special meeting. Broker non-votes, if any, will not be included in determining whether a quorum is present at the WMC special meeting, unless the broker, bank or other nominee has been instructed to vote on at least one of the proposals. As of the close of business on September 22, 2023, the WMC Record Date for the WMC special meeting, there were 6,049,559 shares of WMC Common Stock outstanding.
Q: What vote is required for WMC stockholders to approve the WMC Merger Proposal?
A: Approval of the WMC Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock entitled to vote, provided a quorum is present.
Q: What vote is required for WMC stockholders to approve the WMC Compensation Proposal?

A: Approval of the WMC Compensation Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock represented and entitled to vote, provided a quorum is present.
Q: What vote is required for WMC stockholders to approve the WMC Adjournment Proposal?
A: Approval of the WMC Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock represented and entitled to vote, provided a quorum is present.
Q: How are votes counted?
A: For the WMC Merger Proposal, holders of WMC Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstaining, failing to vote and broker non-votes, if any, will have the same effect as a vote “AGAINST” the WMC Merger Proposal.
For the WMC Compensation Proposal, holders of WMC Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Failing to vote and broker non-votes, if any, will not have an effect on the WMC Compensation Proposal provided that a quorum is otherwise present. Abstaining will have the same effect as a vote “AGAINST” the WMC Compensation Proposal.
For the WMC Adjournment Proposal, holders of WMC Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Failing to vote and broker non-votes, if any, will not have an effect on the WMC Adjournment Proposal provided that a quorum is otherwise present. Abstaining will have the same effect as a vote “AGAINST” the WMC Adjournment Proposal.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal.
In addition, brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the WMC special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of WMC Common Stock, your shares of WMC Common Stock will not be considered present at the WMC special meeting and will not be voted on any of the proposals.
Q: Who is entitled to vote at the WMC special meeting?
A: All holders of WMC Common Stock as of the WMC Record Date are entitled to receive notice and vote at the WMC special meeting. As of the WMC Record Date, there were 6,049,559 issued and outstanding shares of WMC Common Stock. Each holder of WMC Common Stock on the WMC Record Date is entitled to one vote per share.
As of the WMC Record Date, directors and executive officers of WMC and certain funds managed or advised by WMC Manager and its affiliates owned an aggregate of 234,431 shares of WMC Common Stock entitled to vote at the WMC special meeting.

Q: How will WMC stockholders be affected by the Merger?
A: Under the terms of the Merger Agreement, each share of WMC Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive (i) from MITT, 1.50 shares of MITT Common Stock, subject to certain adjustments as provided in the Merger Agreement, and (ii) from MITT Manager, the per share portion of a cash payment from MITT Manager equal to the lesser of $7,000,000 or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement. Cash will be paid in lieu of any fractional shares of MITT Common Stock that would have been received as a result of the Merger.
Upon completion of the Merger, we anticipate that former WMC stockholders will own approximately 31% of the outstanding shares of common stock of the Combined Company, and MITT stockholders will own approximately 69% of the outstanding shares of common stock of the Combined Company.
Q: Why are holders of WMC Common Stock being asked to cast an advisory (non-binding) vote to approve “golden parachute compensation” that may be paid or become payable to WMC’s named executive officers that is based on or otherwise relates to the Merger?
A: The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require WMC to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to WMC’s named executive officers that are based on or otherwise relate to the Merger. The WMC Compensation Proposal satisfies this requirement. See the section of this joint proxy statement titled “The Merger—Interests of WMC’s Directors and Executive Officers in the Merger” for more details on such payments.
Q: What will happen if the holders of WMC Common Stock do not approve the WMC Compensation Proposal?
A: The vote to approve the WMC Compensation Proposal is a vote separate and apart from the vote to adopt the WMC Merger Proposal. Approval of the WMC Compensation Proposal is not a condition to completion of the Merger and is advisory in nature only, meaning that it will not be binding on WMC or any of their respective subsidiaries. Accordingly, if the WMC stockholders approve the WMC Merger Proposal and the Merger is consummated, the compensation that is based on or otherwise relates to the Merger will or may be payable to WMC’s named executive officers in accordance with the terms of the underlying compensation agreements and arrangements, even if this proposal is not approved.
Q: Do any of WMC’s directors or officers have interests in the Merger that may differ from or be in addition to the interests of WMC stockholders?
A: Yes. In considering the recommendation of the WMC Board with respect to the proposal to adopt the Merger Agreement, you should be aware that WMC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of WMC stockholders generally. The WMC Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating the Merger

Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be approved by the stockholders of WMC. For more information, see the section of this joint proxy statement titled “The Merger—Interests of WMC’s Directors and Executive Officers in the Merger” for a more detailed discussion of these interests.
Q: How will WMC equity awards be treated in the Merger?
A: The Merger Agreement provides that each outstanding share of WMC’s restricted common stock and each WMC restricted stock unit will vest in full immediately prior to the Effective Time and, as of the Effective Time, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Merger Consideration, except for WMC restricted stock units granted to members of the WMC board of directors at WMC’s 2023 annual stockholders’ meeting (collectively, the “2023 WMC Director Awards”). The 2023 WMC Director Awards will be treated as follows: (i) for the WMC Director Designees, the 2023 WMC Director Awards will be equitably adjusted effective as of the Effective Time into awards relating to shares of MITT Common Stock that have the same value, vesting terms and other terms and conditions as applied to the corresponding WMC restricted stock units immediately prior to the Effective Time and (ii) for the directors of the WMC Board who are not WMC Director Designees, the 2023 WMC Director Awards will accelerate and vest on a pro rata basis (based on the number of days between the grant date and the Closing Date), and the remaining unvested portion of such 2023 WMC Director Awards will be cancelled without any consideration.
Q: What effect will the Merger have on the WMC Convertible Notes?
A: The WMC Convertible Notes will remain outstanding and will not accelerate in connection with the consummation of the Merger. At the Effective Time, the surviving entity of the Merger will assume the due and punctual performance and observance of WMC’s covenants, agreements and obligations under and relating to the WMC Convertible Notes issued by WMC pursuant to the WMC Convertible Notes Indenture. MITT, Merger Sub and WMC will execute and deliver, or cause to be delivered, any and all documents, including any supplemental indentures, required by the WMC Convertible Notes or the WMC Convertible Notes Indenture, in order to effectuate the assumption. Under the terms of the WMC Convertible Notes, from and after the Effective Time, the right to convert each $1,000 principal amount of the WMC Convertible Notes into WMC Common Stock will be changed into the right to convert such principal amount into the shares of MITT Common Stock and cash that a holder of such number of shares of WMC Common Stock equal to the applicable conversion rate immediately prior to the Effective Time would have been entitled to receive upon consummation of the Merger (subject to any settlement election under the WMC Convertible Notes).

The following questions and answers apply to MITT stockholders and WMC stockholders:
Q: What happens if I sell my stock before the special meetings?
A: The record date for each company’s special meeting is earlier than the date of each company’s special meeting and the date that the Merger is expected to be completed. If you sell your stock after your company’s record date but before the date of your company’s special meeting, you will retain any right to vote at your company’s special meeting, but, for WMC stockholders, you will have transferred your right to receive the Merger Consideration. For

WMC stockholders, in order to receive the Merger Consideration, you must hold your shares of WMC Common Stock through the Effective Time.
Q: What is the difference between a stockholder of record and a beneficial owner?
A: If your shares of MITT Common Stock or WMC Common Stock are registered directly in your name with MITT’s or WMC’s transfer agent, respectively, you are considered the stockholder of record with respect to those shares.
If your shares of MITT Common Stock or WMC Common Stock are held in a stock brokerage account, or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares that you beneficially own and you are also invited to attend the applicable special meeting. However, beneficial owners generally cannot vote their shares directly because they are not the stockholder of record; instead, beneficial owners must instruct their broker, bank or other nominee how to vote their shares.
Q: What happens if I am both a MITT stockholder and a WMC stockholder?
A: If you are both a MITT stockholder and a WMC stockholder on the applicable company’s record date, you are entitled to vote at the special meeting of each company. You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by authorizing a proxy to vote your shares by one of the other methods specified in your proxy card or voting instruction card for each company.
Q: If I am a beneficial owner of MITT or WMC shares, will my broker, bank or other nominee vote my shares for me?
A: No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your shares. Unless you instruct your broker, bank or other nominee to vote your shares held in street name, your shares will NOT be voted. You should follow the procedures provided by your bank, broker or nominee regarding the voting of your shares.
Q: When is the Merger expected to be consummated?
A: The Merger is expected to close in the fourth quarter of 2023, although MITT and WMC cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, including the approval of the MITT Common Stock Issuance Proposal by the requisite vote of the MITT stockholders and the approval of the WMC Merger Proposal by the requisite vote of the WMC stockholders, the exact timing of the Merger cannot be determined at this time and MITT and WMC cannot guarantee that the Merger will be completed at all.
Q: Following the Merger, what percentage of MITT Common Stock will current MITT stockholders and WMC stockholders own?

A: Immediately following the Effective Time, based on the Exchange Ratio of 1.50 (subject to adjustment for final transaction expenses), MITT and WMC anticipate:
•the shares of MITT Common Stock held by the MITT common stockholders as of immediately prior to the Effective Time are expected to represent in the aggregate approximately 69% of the Combined Company’s outstanding shares of common stock; and
•the shares of WMC Common Stock held by WMC common stockholders and holders of WMC Equity Awards as of immediately prior to the Effective Time are expected to own in the aggregate the remaining approximately 31% of the Combined Company’s outstanding shares of common stock.
The exact equity stake of MITT stockholders and WMC stockholders in the Combined Company immediately following the Merger will depend on the number of shares of MITT Common Stock and WMC Common Stock issued and outstanding immediately prior to the Merger, and, among other things, the extent to which holders of WMC Common Stock perfect their appraisal rights and do not withdraw them.
Q: What happens if the Merger is not completed?
A: If the MITT Common Stock Issuance Proposal or the WMC Merger Proposal is not approved by MITT stockholders or WMC stockholders, respectively, or if the Merger is not completed for any other reason, WMC stockholders will not have their WMC Common Stock exchanged for MITT Common Stock in connection with the Merger. Instead, WMC and MITT would remain separate companies. Under certain circumstances, MITT or WMC, as applicable may be required to pay the other party a termination fee or reimburse the other party for certain expenses. The termination fees and expense reimbursements are described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 186.
Q: Am I entitled to exercise appraisal rights?
A: Yes, pursuant to Section 262 of the DGCL, WMC stockholders (and beneficial owners) who hold their shares through the Effective Time, who do not vote in favor of the WMC Merger Proposal will have the right to seek appraisal and receive the fair value of their shares of WMC Common Stock in lieu of receiving the Merger Consideration if the Merger closes but only if they perfect their appraisal rights by complying with the required procedures under the DGCL. For more information, see “The Merger Agreement—Appraisal Rights” beginning on page 153.
MITT stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger.
Q: Will the Combined Company have the same business strategy as WMC following the Merger?
A: WMC’s current business strategy is substantially similar to MITT’s current business strategy, which is focused on acquiring and securitizing non-agency residential loans. The Combined Company will follow MITT’s current business strategy. MITT’s strategies and policies may be amended or waived at the discretion of the MITT Board without a vote of the MITT stockholders. MITT has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting MITT make its stated strategies and policies unworkable or imprudent. For information on MITT’s business strategy, see “Description of Policies of MITT” on page 252.
Q: What regular dividends will MITT be permitted to pay prior to Closing?
A: The Merger Agreement permits MITT and its subsidiaries, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, to continue to pay: (i) regular quarterly dividends payable in respect of the MITT Common Stock consistent with past practice and in amounts that do not exceed $0.18 per share per quarter; (ii) regular quarterly dividends payable in respect of the MITT Preferred Stock consistent with past practice and the terms of such MITT Preferred Stock or payable in respect of the preferred stock of any MITT subsidiary that is a REIT consistent with past practice and the terms of such preferred stock; (iii) any dividends or other distributions to MITT by any directly or indirectly wholly owned MITT subsidiary; (iv) without duplication of the amounts described in clauses (i) through (iii), any dividends or other distributions necessary for MITT or any MITT subsidiary (as applicable) to maintain their status as REITs under the Code and avoid the imposition of corporate level income or excise tax (including the Minimum Distribution Dividend); or (v) any additional dividends to the extent declared and paid (as described below).
Q: What regular dividends will WMC be permitted to pay prior to Closing?
A: The Merger Agreement permits WMC and its subsidiaries, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, to continue to pay: (i) regular quarterly dividends payable in respect of the WMC Common Stock consistent with past practice and in amounts that do not exceed $0.35 per share per quarter; (ii) dividends or other distributions to WMC by any directly or indirectly wholly owned subsidiary of WMC; (iii) without duplication of the amounts described in clauses (i) and (ii), any dividends or other distributions necessary for WMC or any of its subsidiaries (as applicable) to maintain their status as REITs under the Code and avoid the imposition of corporate level income or excise tax (including the Minimum Distribution Dividend); or (iv) any additional dividends to the extent declared and paid (as described below).
Q: What additional dividends are MITT and WMC permitted to pay?
A: Pursuant to the Merger Agreement, prior to the Closing Date, each of WMC and MITT is required to declare and pay an interim dividend to their respective holders. Prior to the Effective Time, MITT is required to declare a dividend to its stockholders, the payment date for which will be the close of business on the last business day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend will be three (3) business days before the payment date. The per share dividend amount payable by MITT with respect to shares of MITT Common Stock will be an amount equal to (i) MITT’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing the WMC Additional Dividend Amount (defined below) (if any) by the Exchange Ratio. Pursuant to the Merger Agreement, prior to the Effective Time, WMC will declare a dividend to its stockholders, the payment date for which will be the close of business on the last business day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend will be three (3) business days before the payment date. The per share dividend amount payable by WMC with respect to the WMC Common Stock will be an amount equal to (i) WMC’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount, if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend.
Q: Will my dividend payments continue after the Merger?
A: Following completion of the Merger, holders of MITT Common Stock will be entitled to receive dividends or other distributions when, as and if authorized by the MITT Board and declared by MITT out of funds legally available therefor.
Q: Are there risks associated with the Merger that I should consider in deciding how to vote?
A: Yes. There are a number of risks related to the Merger that are discussed in this joint proxy statement/prospectus described in the section entitled “Risk Factors” beginning on page 47.
Q: What are the material U.S. federal income tax consequences of the Merger to WMC stockholders and MITT stockholders?
A: The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the closing of the Merger is conditioned on the receipt by each of WMC and MITT of an opinion from its respective tax counsel to that effect. Provided the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. stockholders of shares of WMC Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash (other than the cash received in lieu of a fractional share of MITT Common Stock) received in exchange for its shares of WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) and (ii) the amount by which the sum of the fair market value of the shares of MITT Common Stock and cash (other than cash received in lieu of a fractional share of MITT Common Stock) received by such holder in exchange for its WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) exceeds such holder’s adjusted basis in its shares of WMC Common Stock. The holders of MITT Common Stock generally will not recognize any gain or loss in connection with the Merger for U.S. federal income tax purposes.
With respect to the Per Share Additional Manager Consideration, there is limited authority addressing the tax consequences of the receipt of consideration from a party other than the acquiror and, as a result, the tax consequences of the receipt of the Per Share Additional Manager Consideration are unclear. It is possible that the IRS could assert that the Per Share Additional Manager Consideration should be treated as taxable ordinary income and not as cash received in exchange for such holder’s WMC Common Stock.
Cash received by a U.S. holder in lieu of a fractional share of MITT Common Stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by MITT, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year.

The tax consequences to you of the Merger will depend on your own particular circumstances. You should consult your tax advisor for a full understanding of the tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger. For a more detailed summary of the U.S. federal income tax consequences of the Merger, see “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger” beginning on page 192.
Q: How can I obtain additional information about MITT and WMC?
A: MITT and WMC each file annual, quarterly and current reports, proxy statements and other information with the SEC. Each company’s filings with the SEC may be accessed on the Internet at www.sec.gov.
Copies of the documents filed by MITT with the SEC will be available free of charge on MITT’s website at www.agmit.com or by contacting MITT Investor Relations at (212) 692-2110; or email: ir@agmit.com.
Copies of the documents filed by WMC with the SEC will be available free of charge on WMC’s website at www.westernassetmcc.com or by contacting WMC’s Investor Relations, Attention: Larry Clark at (310) 622-8223; or email: lclark@finprofiles.com.
The information provided on each company’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus.
Q: Where can I find the voting results of the MITT and WMC special meetings?
A: Within four business days following certification of the final voting results, MITT and WMC will each file the final voting results with the SEC on a Current Report on Form 8-K.
Q: What else do I need to do now?
A: You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference in this joint proxy statement/prospectus, and to consider how the Merger affects you. Even if you plan to attend your company’s special meeting, please authorize a proxy to vote your shares via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. You can also attend your company’s special meeting and vote or change your prior proxy authorization. If you hold your shares in “street name” through a broker, bank or other nominee, then you should have received this joint proxy statement/prospectus from that nominee, along with that nominee’s voting instructions and instructions on how to change your vote.
Q: Will a proxy solicitor be used?
A: MITT has engaged Innisfree M&A Incorporated (“Innisfree”) as proxy solicitor to assist in the solicitation of proxies for the MITT special meeting. MITT estimates it will pay Innisfree a fee of approximately $50,000. MITT has also agreed to reimburse Innisfree for reasonable and documented out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, proxies may be solicited from MITT stockholders by the directors, officers and employees of MITT and MITT Manager by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of MITT or MITT Manager in connection with such solicitation services.
WMC has engaged Morrow Sodali, LLC (“Morrow”) as proxy solicitor to assist in the solicitation of proxies for the WMC special meeting. WMC estimates it will pay Morrow a fee of approximately $20,000 plus disbursements for these services. In addition to mailing proxy solicitation materials, proxies may be solicited from WMC stockholders by the directors, officers and employees of WMC by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of WMC in connection with such solicitation services.

Q: Who can answer my questions?
A: If you have any questions about the Merger or the other matters to be voted on at the MITT special meeting or the WMC special meeting, how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a MITT stockholder: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Call Toll-Free: (877) 750-8312 Call Collect: (212) 750-5833	If you are a WMC stockholder: Morrow Sodali, LLC 509 Madison Avenue, Suite 1206 New York, New York 10022 Call Toll-Free: (800) 662-5200 Call Collect: (203) 658-9400

SUMMARY
The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger, the MITT special meeting or the WMC special meeting. Accordingly, you are encouraged to read this joint proxy statement/prospectus, including its annexes and the information incorporated by reference in this joint proxy statement/prospectus, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 264.

The Companies (page 67)
AG Mortgage Investment Trust, Inc.
AG Mortgage Investment Trust, Inc.
245 Park Avenue
26th Floor
New York, New York 10167
(212) 692-2000

AG Mortgage Investment Trust, Inc. is a Maryland corporation and residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. MITT’s objective is to provide attractive risk-adjusted returns to MITT stockholders over the long-term, primarily through dividends and capital appreciation. MITT focuses its investment activities primarily on acquiring and securitizing newly-originated residential mortgage loans within the non-agency segment of the housing market. MITT obtains MITT’s assets through Arc Home, LLC (“Arc Home”), MITT’s residential mortgage loan originator in which MITT owns an approximate 44.6% interest, and through other third-party origination partners. MITT finances their acquired loans through various financing lines on a short-term basis and utilizes Angelo Gordon’s proprietary securitization platform to secure long-term, non-recourse, non-mark-to-market financing as market conditions permit. Through MITT’s ownership in Arc Home, MITT also has exposure to mortgage banking activities. Arc Home is a multi-channel licensed mortgage originator and servicer primarily engaged in the business of originating and selling residential mortgage loans while retaining the mortgage servicing rights associated with certain loans that it originates.
MITT’s investment portfolio (which excludes MITT’s ownership in Arc Home) includes Residential Investments and Agency RMBS. Currently, MITT’s Residential Investments primarily consist of newly originated Non-Agency Loans and Agency-Eligible Loans, which MITT refers to as MITT’s target assets. In addition, MITT may also invest in other types of residential mortgage loans and other mortgage related assets. As of June 30, 2023, MITT’s investment portfolio consisted of the following:
•Non-Agency Loans: Non-Agency Loans are loans that do not conform to the underwriting guidelines of a government-sponsored enterprise (“GSE”). Non-Agency Loans consist of Qualified mortgage loans (“QM Loans”) and Non-Qualified mortgage loans (“Non-QM Loans”). QM Loans are residential mortgage loans that comply with the

Ability-To-Repay rules and related guidelines of the Consumer Finance Protection Bureau.
•Agency-Eligible Loans: Agency-Eligible Loans are loans that are underwritten in accordance with GSE guidelines and are primarily secured by investment properties, but are not guaranteed by a GSE. Although these loans are underwritten in accordance with GSE guidelines and can be delivered to Fannie Mae and Freddie Mac, MITT includes these loans within its Non-Agency securitizations.
•Re- and Non-Performing Loans: Performing, re-performing, and non-performing loans are residential mortgage loans collateralized by a first lien mortgaged property.
•Non-Agency Residential Mortgage-Backed Securities: Non-Agency Residential Mortgage-Backed Securities represent fixed- and floating-rate Residential Mortgage-Backed Securities issued by entities other than U.S. GSEs or agencies of the U.S.
MITT is externally managed by MITT Manager, an affiliate of Angelo Gordon. Angelo Gordon is a leading alternative investment firm with a primary focus on credit and real estate strategies, and is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended.
MITT has elected to be treated as a REIT for U.S. federal income tax purposes. To qualify as a REIT, MITT is required to meet certain investment and operating tests and annual distribution requirements. MITT generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes all of its net taxable income to stockholders, does not participate in prohibited transactions and maintains its intended qualification as a REIT. However, certain activities that MITT may perform may cause MITT to earn income that will not be qualifying income for REIT purposes. MITT has designated certain of its subsidiaries as taxable REIT subsidiaries (“TRS”) to engage in such activities, and MITT may form additional TRSs in the future. MITT also operates its business in a manner that will permit it to maintain its exemption from registration under the Investment Company Act.
Shares of MITT Common Stock are listed on the NYSE, trading under the symbol “MITT.”
MITT’s principal executive offices are located at 245 Park Avenue, 26th Floor, New York, New York 10167 and its telephone number is (212) 692-2000. MITT’s website is www.agmit.com.
AGMIT Merger Sub, LLC

AGMIT Merger Sub, LLC
245 Park Avenue
26th Floor
New York, New York 10167
(212) 692-2000

AGMIT Merger Sub, LLC is a Delaware limited liability company and wholly owned subsidiary of MITT that was formed on July 24, 2023, solely for the purpose of effecting the Merger. Upon Closing, WMC will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Merger Sub’s principal executive offices are located at c/o AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, New York 10167, and its telephone number is (212) 692-2000.
Western Asset Mortgage Capital Corporation

Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, California 91101
(626) 844-9400

Western Asset Mortgage Capital Corporation is a REIT that invests in, finances and manages a diverse portfolio of assets consisting of Non-Qualified (“Non-QM”) Residential Whole Loans, Non-Agency RMBS, Commercial Loans, Non-Agency CMBS and to a lesser extent Agency RMBS, GSE Risk Transfer Securities, Residential Bridge Loans and asset-backed securities (“ABS”) secured by a portfolio of private student loans, as described below:
•Residential Whole Loans- Residential Whole Loans are mortgages secured by single family residences held directly by WMC or through consolidated trusts with WMC holding the beneficial interest in the trusts. WMC’s Residential Whole Loans are mainly adjustable rate mortgages that do not qualify for the Consumer Finance Protection Bureau’s (or CFPB) safe harbor provision for “qualified mortgages” (“Non-QM mortgages”).
•Non-Agency RMBS- Non-RMBS that are not guaranteed by a U.S. Government agency or U.S. Government-sponsored entity. The mortgage loan collateral for Non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a U.S. Government agency or U.S. Government-sponsored entity due to certain factors, including mortgage balances in excess of Agency underwriting guidelines, borrower characteristics, loan characteristics and/or level of documentation, and therefore are not issued or guaranteed by a U.S. Government agency or U.S. Government-sponsored entity. The mortgage loan collateral may be classified as subprime, Alternative-A or prime depending on the borrower’s credit rating and the underlying level of documentation. Non-Agency RMBS collateral may also include re- performing loans, which are conventional mortgage loans that were current at the time of the securitization, but had been delinquent in the past. Non-Agency RMBS may be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages.
•Agency RMBS- Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as the Government National Mortgage Association (“GNMA” or “Ginnie Mae”), or a U.S. Government-sponsored entity (“GSE”), such as the Federal National Mortgage Association (“FNMA” or “Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”). The Agency RMBS WMC acquires can be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages. Fixed-rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgages generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid adjustable-rate mortgages have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate mortgages and hybrid adjustable-rate mortgages generally have periodic and lifetime constraints on the amount by which the loan interest rate can change on any predetermined interest rate reset date. These investments can be in the form of pools, TBA and CMO (including interest only, principal only or other structures).
•GSE Risk Sharing Securities Issued by Fannie Mae and Freddie Mac- From time to time WMC has and may in the future continue to invest in risk sharing securities issued by Fannie Mae and Freddie Mac. Principal and interest payments on these securities are based on the performance of a specified pool of Agency residential mortgages. The payments due on these securities, however, are not secured by the referenced mortgages. The payments due are full faith and credit obligations of Fannie Mae or Freddie Mac respectively, but neither agency guarantees full payment of the underlying mortgages. Investments in these securities generally are not qualifying assets for purposes of the 75% real estate asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% real estate income test applicable to REITs. As a result, WMC may be limited in WMC’s ability to invest in such assets.
•Other Investments- In addition to Residential Whole Loans and Non-Agency RMBS, WMC’s current target investments, WMC may also make investments in Commercial Loans and Non-Agency CMBS and other securities on an opportunistic basis, which WMC Manager believes will assist WMC in meeting WMC’s investment objective and are consistent with WMC’s overall investment policies. These investments will normally be limited by the REIT requirements that 75% WMC’s assets be real estate assets and that 75% of WMC’s income be generated from real estate, thereby limiting WMC’s ability to invest in such assets.
WMC is externally managed and advised by WMC Manager, an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended, and a wholly-owned subsidiary of Franklin Resources, Inc.
WMC is a Delaware corporation that operates and has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2012. WMC will generally not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes, in accordance with the REIT requirements, all of its net taxable income to its stockholders and otherwise maintains its intended qualification as a REIT. To comply with the REIT requirements, some of WMC’s investments are held in a TRS. Acquiring investments and engaging in activities through the TRS helps enable WMC to avoid jeopardizing its REIT status. WMC also intends to operate its business in a manner that will permit it to be excluded from registration as an investment company under the Investment Company Act.
WMC’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through an attractive dividend.

Shares of WMC Common Stock are listed on the NYSE, trading under the symbol “WMC.”

WMC’s principal executive offices are located at 385 East Colorado Boulevard, Pasadena, California 91101, and its telephone number is (626) 844-9400. WMC’s website is www.westernassetmcc.com.
The Combined Company
Upon completion of the Merger, MITT will remain a publicly traded corporation focused on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. The Combined Company is expected to have a pro forma total stockholders’ equity capitalization of approximately $564 million, composed of $344 million of MITT Common Stock capitalization and $220 million of MITT Preferred Stock capitalization. The liquidation preference of MITT Preferred Stock is $228 million. The Combined Company is expected to have a pro forma common equity market capitalization of approximately $173 million based on the $5.86 per share closing price of MITT Common Stock on September 22, 2023. Following the completion of the Merger, MITT will continue to be externally managed by MITT Manager, an affiliate of Angelo Gordon.

The combined business will continue to be operated through MITT and its subsidiaries, which will include Merger Sub, as the surviving entity in the Merger, and its subsidiaries, which were previously subsidiaries of WMC.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “MITT.”
The Combined Company’s principal executive offices will remain at MITT’s location at 245 Park Avenue, 26th Floor, New York, New York 10167, and its telephone number will remain (212) 692-2000. The Combined Company’s website will remain www.agmit.com.
The Merger (page 94)
The Merger Agreement (page 151)
MITT, WMC, Merger Sub and MITT Manager (solely for the limited purposes set forth in the Merger Agreement) have entered into the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, which is incorporated by reference in this joint proxy statement/prospectus. MITT and WMC encourage you to read the Merger Agreement carefully and in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.
The Merger (page 151)
Subject to the terms and conditions of the Merger Agreement, WMC will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity from the Merger.
Immediately following the Effective Time, based on the fixed Exchange Ratio of 1.50 (subject to adjustment for final transaction expenses):

•the shares of MITT Common Stock held by the MITT stockholders as of immediately prior to the Effective Time are expected to represent in the aggregate approximately 69% of the Combined Company’s outstanding shares of common stock; and
•holders of WMC Common Stock and holders of WMC Equity Awards as of immediately prior to the Effective Time are expected to own in the aggregate the remaining approximately 31% of the Combined Company’s outstanding shares of common stock.
The exact equity stake of MITT stockholders and WMC stockholders in the Combined Company immediately following the Merger will depend on the number of shares of MITT Common Stock and WMC Common Stock issued and outstanding immediately prior to the Merger and the final Exchange Ratio. See “The Merger Agreement—Consideration for the Merger” beginning on page 152. Once the Merger is consummated, the Combined Company will retain the name “AG Mortgage Investment Trust, Inc.,” will continue to be listed on the NYSE and its common stock will continue to trade under the symbol “MITT.”
Consideration for the Merger (page 152)
Pursuant to the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of WMC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares) will be converted into the right to receive (1) from MITT, the Per Share Stock Consideration, equal to the Exchange Ratio, and (2) from MITT Manager, the Per Share Additional Manager Consideration, equal to the lesser of $7,000,000 or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement. Cash will be paid in lieu of any fractional shares of MITT Common Stock that would have been received as a result of the Merger.
Each WMC Equity Award will vest in full immediately prior to the Effective Time and, as of the Effective Time, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Merger Consideration, except that the 2023 WMC Director Awards will be treated as follows: (i) for the WMC Director Designees, the 2023 WMC Director Awards will be equitably adjusted effective as of the Effective Time into awards relating to shares of MITT Common Stock that have the same value, vesting terms and other terms and conditions as applied to the corresponding WMC restricted stock units immediately prior to the Effective Time and (ii) for members of the WMC Board who are not WMC Director Designees, the 2023 WMC Director Awards will accelerate and vest pro-rata effective as of immediately prior to the Effective Time based on a fraction, the numerator of which is the number of days between the grant date and the closing of the Merger and the denominator of which is 365, and the remaining unvested portion of such 2023 WMC Director Awards will be cancelled without any consideration.
Recommendation of the MITT Board and Its Reasons for the Merger (page 111)
After careful consideration, the MITT Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, are advisable and in the best interests of MITT and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, (iii) directed that the MITT Common Stock Issuance Proposal be submitted to the holders of MITT Common Stock for consideration at the MITT special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of MITT Common Stock approve the MITT Common Stock Issuance Proposal.
Certain factors considered by the MITT Board in reaching its decision to authorize and approve the Merger Agreement and declare advisable the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, can be found in the section entitled “The Merger—Recommendation of the MITT Board and Its Reasons for the Merger” beginning on page 111. The MITT Board unanimously recommends that the MITT common stockholders vote “FOR” the MITT Common Stock Issuance Proposal and “FOR” the MITT Adjournment Proposal.
Recommendation of the WMC Board and Its Reasons for the Merger (page 114)
After careful consideration, the WMC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of WMC and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger and the other transactions or matters contemplated thereby or in connection therewith as to which approval of WMC’s stockholders is required, be submitted to a vote at the WMC special meeting and (iv) resolved to recommend, subject to the terms and conditions of the Merger Agreement, that the stockholders of WMC adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.
Certain factors considered by the WMC Board in reaching its decision to authorize and approve the Merger Agreement and declare advisable the transactions contemplated by the Merger Agreement, including the Merger, can be found in the section entitled “The Merger—Recommendation of the WMC Board and Its Reasons for the Merger” beginning on page 114. The WMC Board unanimously recommends that the WMC stockholders vote “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal.
Summary of Risk Factors Related to the Merger (page 47)
You should carefully consider the following important risks, together with all of the other information included in this joint proxy statement/prospectus and the risks related to the Merger and the related transactions described under the section “Risk Factors” beginning on page 47, before deciding how to vote:
•The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact MITT’s and WMC’s ability to complete the Merger.
•Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of MITT Common Stock and/or WMC Common Stock and the future business and financial results of MITT and/or WMC.

•The Merger Agreement contains provisions that could discourage a potential competing acquirer of WMC or MITT or could result in any competing acquisition proposal being at a lower price than it might otherwise be.
•The pendency of the Merger could adversely affect MITT’s and WMC’s business and operations.
•The market value of MITT Common Stock received by WMC stockholders will fluctuate based on the trading price of MITT Common Stock.
•The Per Share Additional Manager Consideration will not be known until the Closing and the Exchange Ratio is subject to adjustment based on WMC’s and MITT’s transaction expenses.
•The MITT Common Stock Issuance is subject to MITT common stockholder approval.
•The WMC Merger Proposal is subject to WMC common stockholder approval.
•The voting power of MITT stockholders will be diluted by the MITT Common Stock Issuance in connection with the Merger.
•If the Merger is not consummated by 5:00 p.m., New York, New York time, on the End Date, either MITT or WMC may terminate the Merger Agreement.
•The market price of MITT Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of MITT Common Stock or WMC Common Stock before the Merger.
•Shares of MITT Common Stock received by WMC stockholders as a result of the Merger will have different rights from shares of WMC Common Stock.
•Directors and executive officers of each of MITT and WMC may have interests in the Merger that are different from, or in addition to, the interests of MITT stockholders and WMC stockholders, respectively.
•Completion of the Merger will trigger change in control or other provisions in certain agreements to which WMC is a party.
•An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.
•Following the Merger, the Combined Company may be unable to realize the anticipated benefits of the Merger within the anticipated timeframe, or at all.
•Following the Merger, there is no guarantee that the Combined Company will pay dividends at or above the rate currently paid by MITT, or any dividends at all.

•Each party and the Combined Company is expected to incur substantial expenses related to the Merger.
•In the event that a party is unable to obtain its required stockholder approval to complete the Merger, it will have to reimburse the other party for certain of its transaction expenses (subject to a cap of $1,000,000 for the reimbursement of MITT’s expenses or $2,000,000 for the reimbursement of WMC’s expenses).
•The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger, and, accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.
•If the Merger does not qualify as a reorganization, WMC stockholders may recognize additional taxable gain.
•The U.S. federal income tax treatment of the Per Share Additional Manager Consideration is unclear, and the position taken that the Per Share Additional Manager Consideration is additional merger consideration received by WMC stockholders in exchange for their WMC Common Stock could be challenged by the IRS.
The MITT Special Meeting (page 72)
Date, Time and Place. The MITT special meeting will be held at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, on November 7, 2023, at 10:00 a.m., Eastern Time.
Purpose.   At the MITT special meeting, the holders of MITT Common Stock will be asked to consider and vote upon the MITT Common Stock Issuance Proposal and the MITT Adjournment Proposal.
Record Date; Voting Rights.   Holders of record of MITT Common Stock at the close of business on September 22, 2023, which is the MITT Record Date, are entitled to receive notice of and to vote at the MITT special meeting and any adjournment thereof. Each holder of record of MITT Common Stock on the MITT Record Date is entitled to one vote per share with respect to each proposal.
Quorum.   The presence, in person or by proxy, of the holders of shares of MITT Common Stock entitled to cast a majority of all votes entitled to be cast at the MITT special meeting must be present or represented by proxy to constitute a quorum at the MITT special meeting. Abstentions will be counted for the purpose of determining whether a quorum exists.
Required Vote.   Approval of each of the MITT Common Stock Issuance Proposal and the MITT Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the applicable proposal by holders of shares of MITT Common Stock at the MITT special meeting. Holders of MITT Preferred Stock are not entitled to notice of, or to vote their shares at, the MITT special meeting.

As of the close of business on the MITT Record Date, the directors and executive officers of MITT together with MITT Manager and certain of its affiliates collectively owned approximately 5.3% of the outstanding shares of MITT Common Stock. MITT currently expects that MITT’s directors and executive officers and MITT Manager and its affiliates will vote their shares of MITT Common Stock “FOR” the MITT Common Stock Issuance Proposal and “FOR” the MITT Adjournment Proposal, although none of them are obligated to do so.
Your vote as a MITT stockholder is very important. Accordingly, please complete, sign, date and return the enclosed proxy card whether or not you plan to attend the MITT special meeting.
The WMC Special Meeting (page 78)
Date, Time and Place. The special meeting of WMC stockholders will be held via a virtual live webcast on November 7, 2023 at 9:00 a.m., Pacific Time.
Purpose. At the WMC special meeting, WMC stockholders will be asked to consider and vote upon the WMC Merger Proposal, the WMC Compensation Proposal and the WMC Adjournment Proposal. Only those matters included in the notice of the WMC special meeting may be considered and voted upon at the WMC special meeting.
Record Date; Voting Rights. WMC common stockholders as of the WMC Record Date are entitled to vote at the WMC special meeting and any postponement or adjournment thereof. Each holder of WMC Common Stock on the WMC Record Date is entitled to one vote per share with respect to each proposal.
Quorum. The presence, virtually or by proxy, of a majority of the issued and outstanding shares of capital stock of WMC entitled to be cast at the WMC special meeting will constitute a quorum at the WMC special meeting. Abstentions will be counted for the purpose of determining a quorum.
Required Vote. Approval of the WMC Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of capital stock of WMC entitled to vote, provided a quorum is present. Approval of the WMC Compensation Proposal and the WMC Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock represented and entitled to vote, provided a quorum is present.
As of the close of business on the WMC Record Date, directors and executive officers of WMC and certain funds managed or advised by WMC Manager and its affiliates owned an aggregate of 234,431 shares of WMC Common Stock entitled to vote at the WMC special meeting. WMC currently expects that WMC’s directors and executive officers and WMC Manager and its affiliates will vote their shares of WMC Common Stock “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal.
Your vote as a WMC stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the WMC special meeting virtually.
Opinion of MITT’s Financial Advisor (page 120)

MITT engaged Piper Sandler & Co. (“Piper Sandler”) to act as exclusive financial advisor to the MITT Board in connection with the Merger. On August 3, 2023, Piper Sandler rendered its opinion to the MITT Board (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion addressed to the MITT Board, dated the same date), to the effect that, as of such date, the Exchange Ratio in the Merger was fair, from a financial point of view, to MITT.
Piper Sandler’s opinion was directed to the MITT Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to MITT of the Exchange Ratio in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication (financial or otherwise) of the Merger. The summary of Piper Sandler’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Piper Sandler in preparing its opinion. However, neither Piper Sandler’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any MITT stockholder as to how such holder should vote or act on any matter relating to the Merger. For a description of the opinion that the MITT Board received from Piper Sandler, see the section entitled “The Merger—Opinion of MITT’s Financial Advisor” beginning on page 120.
Opinion of WMC’s Financial Advisor (page 129)
The WMC Board engaged BTIG to render an opinion as to whether the Merger Consideration to be offered to the holders of shares of WMC Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such stockholders. BTIG rendered its opinion orally at a meeting of the WMC Board, subsequently confirmed in writing on August 8, 2023, that the Merger Consideration to be offered to the holders of shares of WMC Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such stockholders.
The full text of BTIG’s written opinion, dated August 8, 2023, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by BTIG in preparing its opinion for the Merger is attached to this joint proxy statement/prospectus as Annex E, and is incorporated into this joint proxy statement/prospectus by reference. You should read the opinion carefully in its entirety. BTIG’s opinion addressed to the WMC Board (in its capacity as such) in connection with its consideration of the Merger was directed only to the fairness, from a financial point of view, to the holders of shares of WMC Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) of the Merger Consideration in the Merger and did not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger as compared to any alternative business transaction, or other alternatives, or whether or not such alternatives could have been achieved or were available. BTIG’s opinion does not constitute a recommendation as to how the WMC Board or any WMC stockholder should act or vote with respect to the Merger or any other matter.
Directors and Management of MITT After the Merger (page 188)

In the Merger Agreement, MITT has agreed to take all necessary corporate action so that upon and immediately after the Effective Time, the size of the MITT Board will be increased by two members to eight total members, and will include all of the current directors of the MITT Board and the two WMC Director Designees. In the Merger Agreement, WMC designated M. Christian Mitchell and Lisa G. Quateman, who are current directors of the WMC Board, as the WMC Director Designees. Additionally, MITT has agreed to nominate the WMC Director Designees to stand for election at the next annual meeting of stockholders of MITT following the Effective Time. Each of the executive officers of MITT immediately prior to the Effective Time will continue as an executive officer of the Combined Company following the Effective Time.
Interests of MITT’s Directors and Executive Officers in the Merger (page 142)
MITT stockholders should be aware that the directors and executive officers of MITT have certain interests in the Merger that may be different from, or in addition to, the interests of MITT stockholders and stockholders of the Combined Company generally and that may present actual or potential conflicts of interest. The MITT Board and the WMC Board were aware of these interests and considered them, among other matters, in reaching their decision to adopt and approve the Merger Agreement and the transactions contemplated thereby.
The Combined Company will continue to be managed by MITT Manager under the terms of the MITT Management Agreement, as amended by the MITT Management Agreement Amendment. Under the MITT Management Agreement, MITT Manager provides the day-to-day management of MITT’s operations, including providing MITT with a management team and all other personnel necessary to support its operations. In exchange for its services, MITT pays MITT Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to MITT.
Pursuant to the MITT Management Agreement, MITT pays MITT Manager a quarterly management fee, which includes a “base” component and “incentive” component. The “base” component of the management fee is paid quarterly in arrears in an amount equal to 1.50% per annum, as calculated pursuant to the MITT Management Agreement. Following the Merger, the amount of the base management fees and possibly the incentive fees payable by MITT to MITT Manager will also increase, which gives MITT Manager (and therefore, MITT’s management), an incentive, not shared by MITT stockholders, to negotiate and effect the Merger, possibly on terms less favorable to MITT than would otherwise have been achieved. The MITT Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to MITT as if they had been negotiated with an unaffiliated third party.
At the Closing, MITT Manager will make a cash payment (the Per Share Additional Manager Consideration) to the holders of each share of WMC Common Stock equal to the per share portion of the lesser of $7,000,000 or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement.
Interests of WMC’s Directors and Executive Officers in the Merger (page 143)

WMC’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of WMC stockholders generally. The WMC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger and the other transactions contemplated by the Merger Agreement be approved by the stockholders of WMC. As described in more detail below, these interests potentially include:
•for the WMC executive officers and directors, each share of WMC restricted stock and each WMC restricted stock unit will vest in full immediately prior to the Effective Time and, as of the Effective Time, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Merger Consideration, except for the 2023 WMC Director Awards. The 2023 WMC Director Awards will be treated as follows: (i) for the WMC Director Designees, the 2023 WMC Director Awards will be equitably adjusted as of the Effective Time into awards relating to shares of MITT Common Stock that have the same value, vesting terms and other terms and conditions as applied to the corresponding WMC restricted stock units immediately prior to the Effective Time and (ii) for the directors of the WMC Board who are not WMC Director Designees, the 2023 WMC Director Awards will accelerate and vest on a pro-rata basis; and
•for Mr. Lehman, immediately prior to the Closing, WMC will pay Mr. Lehman’s unpaid guaranteed annual compensation, including his base salary and bonus through December 31, 2023. The estimated value of the unpaid portion of his guaranteed annual compensation, assuming an Effective Time on October 31, 2023, would be $150,000.

See the section of this joint proxy statement/prospectus titled “The Merger—Interests of WMC’s Directors and Executive Officers in the Merger” for a more detailed discussion of these interests.
Amendment to MITT Management Agreement (page 146)
Contemporaneously with the execution of the Merger Agreement, MITT and MITT Manager also entered into the MITT Management Agreement Amendment. Under the terms of the MITT Management Agreement Amendment, (i) MITT Manager’s base management fee under the MITT Management Agreement will be reduced by $600,000 for the first four quarters following the Effective Time, beginning with the fiscal quarter in which the Effective Time occurs (i.e., resulting in an aggregate $2.4 million waiver of base management fees) and (ii) MITT Manager will waive its right to seek reimbursement from MITT for any expenses otherwise reimbursable by MITT under the MITT Management Agreement in an amount equal to the excess, if any, of $7,000,000 over the aggregate Per Share Additional Manager Consideration paid by MITT Manager to the holders of WMC Common Stock in the Merger.
For additional information, see “Amendment to MITT Management Agreement” beginning on page 146. A copy of the MITT Management Agreement Amendment is attached as Annex B to this joint proxy statement/prospectus.
Amendment to WMC Management Agreement (page 147)

In connection with the execution of the Merger Agreement, WMC, WMC Manager and MITT (solely with respect to certain provisions) entered into an amendment (the “WMC Management Agreement Amendment”) to the existing WMC management agreement, dated as of May 9, 2012, as amended on August 3, 2016 (the “WMC Management Agreement”). The WMC Management Agreement Amendment provides that upon the completion of the Merger, the WMC Management Agreement will terminate and WMC will pay WMC Manager a termination fee of $7,000,000 and any accrued but unpaid management fees and unreimbursed expenses.
For additional information, see “Amendment to WMC Management Agreement” beginning on page 147. A copy of the WMC Management Agreement Amendment is attached as Annex C to this joint proxy statement/prospectus.
Conditions to Complete the Merger (page 182)
A number of conditions must be satisfied or, to the extent permitted by law, waived before the Merger can be consummated. These include, among others:
•the approval of the WMC Merger Proposal by WMC stockholders;
•the approval of the MITT Common Stock Issuance Proposal by MITT common stockholders;
•effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus constitutes a part, and no stop order suspending the effectiveness of the Form S-4 having been initiated or threatened by the SEC;
•no injunction or law prohibiting the Merger;
•approval for listing on the NYSE of the shares of MITT Common Stock to be issued in connection with the Merger, subject to official notice of issuance;
•accuracy of each party’s representations and warranties, subject to material adverse effect or other qualifications;
•performance of each party’s covenants in all material respects;
•the absence of a material adverse effect on either MITT or WMC since the date of the Merger Agreement; and
•the receipt of tax opinions relating to the REIT status of each of MITT and WMC and relating to the qualification of the Merger as a reorganization under Section 368(a) of the Code.
Regulatory Approvals Required for the Merger (page 147)
MITT and WMC are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Listing of MITT Common Stock; Delisting and Deregistration of WMC Common Stock (page 149)
It is a condition to the completion of the Merger that the shares of MITT Common Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. After the Merger is completed, the WMC Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Accounting Treatment (page 147)
MITT will account for the Merger as a business combination in accordance with the provisions of ASC 805, “Business Combinations.” In applying the acquisition method of accounting, MITT will be treated as the acquirer of WMC for accounting purposes. The assets acquired and liabilities assumed from WMC will be recorded at their respective fair values as of the Closing Date. The consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer. Accordingly, the fair value of the consideration transferred will be measured based on the number of shares of MITT Common Stock issued to the stockholders of WMC multiplied by the closing price of MITT Common Stock on the Closing Date. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. The consolidated financial statements of the Combined Company issued after the Merger will reflect these fair values and the combined results of operations subsequent to the Closing Date. Because MITT will be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger.
Comparison of Rights of MITT Stockholders and WMC Stockholders (page 244)
Holders of WMC Common Stock will have different rights following the Effective Time because they will hold shares of MITT Common Stock instead of shares of WMC Common Stock, and there are differences between the laws and organizational documents governing WMC and MITT. For more information regarding the differences in rights of WMC stockholders and MITT stockholders, see “Comparison of Rights of WMC stockholders and MITT stockholders” beginning on page 244.
Appraisal Rights (page 147)
If the proposed transaction is completed and certain other statutory requirements described herein are met, WMC stockholders (and beneficial owners), who do not vote in favor of the WMC Merger Proposal, who continuously hold such shares through the Effective Time and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of WMC Common Stock and beneficial owners of WMC Common Stock are entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Per Share Merger Consideration a cash payment of an amount determined by the Court of Chancery equal to the “fair value” of their WMC Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery or as described further herein, so long as they comply with the procedures established by Section 262 of the DGCL and certain other conditions relating to stock ownership thresholds are met.
A detailed description of the procedures required to be followed in order to perfect appraisal rights by WMC stockholders and beneficial owners of WMC Common Stock if desired is included in the section entitled “The Merger Agreement—Appraisal Rights” beginning on page 147 of this joint proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex H to this joint proxy statement/prospectus. Due to the complexity of the procedures described below, WMC stockholders and beneficial owners of WMC Common Stock who are considering exercising such rights are encouraged to carefully review Annex H and seek the advice of legal counsel.
Holders of MITT Common Stock are not entitled to appraisal or dissenters’ rights in connection with the Merger.
No Solicitation; Changes in Recommendation (page 175)
From and after the date of the Merger Agreement until the Effective Time or if earlier, the termination of the Merger Agreement, each of MITT and WMC will not, and will cause its subsidiaries and will instruct its representatives not to, among other things, directly or indirectly:
•initiate, solicit or knowingly encourage the making of a Competing Proposal (as defined in “The Merger Agreement—No Solicitation; Change in Recommendation” beginning on page 175);
•engage in any discussions or negotiations with any person with respect to a Competing Proposal;
•furnish any non-public information regarding MITT or WMC or any of their subsidiaries, as applicable, or access to the properties, assets or employees of MITT or WMC or its subsidiaries, as applicable, to any person in connection with or in response to a Competing Proposal;
•enter into any letter of intent or agreement in principle, or other agreement providing for a Competing Proposal, other than certain confidentiality agreements; or
•withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the other party, the MITT Board recommendation or the WMC Board recommendation (as defined in “The Merger Agreement—No Solicitation; Change in Recommendation” beginning on page 175), as applicable, or publicly recommend the approval or adoption of, or publicly approve or adopt, any Competing Proposal.
Notwithstanding the restrictions set forth above, at any time prior to obtaining the applicable approval of the MITT stockholders at the MITT special meeting or the WMC stockholders at the WMC special meeting, each of MITT and WMC may, directly or indirectly through one or more of its representatives, prior to the receipt of their respective stockholder approvals, (a) engage in any discussions or negotiations with any person with respect to a Competing Proposal or (b) furnish any non-public information regarding MITT or WMC, as applicable, or their respective subsidiaries, or access to the properties, assets or employees of MITT or WMC, as applicable, or their respective subsidiaries, to any person in connection with or in response to a Competing Proposal, if such person has made a written, bona fide Competing Proposal that was not solicited at any time following the execution of the Merger Agreement; provided, however, that, among other things:
•prior to taking any such actions, the MITT Board or WMC Board, as applicable, or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal is, or is reasonably expected to lead to, a Superior Proposal (as defined in “The Merger Agreement—No Solicitation; Change in Recommendation” beginning on page 175).
Each of MITT or WMC may, prior to the receipt of approval of the MITT stockholder approval or WMC stockholder approval, as applicable, in response to a Competing Proposal that did not result from a material breach of certain provisions of the Merger Agreement, choose to change its recommendation or to terminate the Merger Agreement, if prior to taking such action:
•the MITT Board or WMC Board, as applicable, determines that such Competing Proposal is a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the other party in response to such Competing Proposal); and
•MITT or WMC, as applicable, have given notice to the other party of the Competing Proposal, specifying the material terms and conditions of such proposal, and that it intends to take such action, and has made itself available to negotiate in good faith (and caused its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the other party to make such adjustments or revisions to the Merger Agreement as would preclude a determination that the Competing Proposal remains a Superior Proposal, and either (i) the other party shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier of the scheduled time for the MITT or WMC special meeting, as applicable, and the fifth business day after the date on which such notice is given, or (ii) if the other party within the period described has proposed revisions to the Merger Agreement, the MITT Board or WMC Board, as applicable, after consultation with its outside legal counsel, shall have determined in good faith that the Competing Proposal remains a Superior Proposal with respect to the revised proposal.
Notwithstanding anything to the contrary in the Merger Agreement, each of the MITT Board or WMC Board may, prior to the receipt of approval of the MITT stockholder approval or WMC stockholder approval, as applicable, other than in response to a Competing Proposal (which is addressed above), change the MITT Board recommendation or the WMC Board recommendation, as applicable, if:
•the MITT Board or WMC Board, as applicable, determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its legal duties as directors;
•MITT or WMC, as applicable, shall have given notice to the other party that it intends to change the MITT Board recommendation or the WMC Board recommendation, as applicable; and

•after giving notice and prior to effecting such change of recommendation, MITT or WMC, as applicable, has made itself available to negotiate (and caused its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the other party to make revisions to the terms of the Merger Agreement as would permit the MITT Board or WMC Board, as applicable, not to change its recommendation, and either (i) the other party shall not have proposed revisions to the Merger Agreement prior to the earlier of the scheduled time for the MITT or WMC special meeting, as applicable, and the fifth business day after the date on which such notice is given, or (ii) if the other party within the period described shall have proposed revisions to the terms and conditions of this Agreement, the MITT Board or WMC Board, as applicable, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the change of recommendation and that the failure to change its recommendation would be reasonably expected to be inconsistent with its legal duties as directors.
Termination of the Merger Agreement (page 185)
The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of MITT and WMC.
The Merger Agreement may also be terminated by either MITT or WMC if, among other things:
•any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there has been adopted prior to the Effective Time any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;
•the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on May 2, 2024; provided that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement was the cause of or resulted in the failure of the Merger to occur;
•in the event of a breach by the other party of any covenant or other agreement contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to Closing if it was continuing as of the date of Closing and (y) cannot be or has not been cured by a certain time; provided, however, that the terminating party is not then also in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or
•if MITT Stockholder Approval has not been obtained upon a vote held at a duly held MITT stockholders meeting, or the WMC Stockholder Approval has not been obtained upon a vote held at a duly held WMC stockholders meeting.
Each of MITT or WMC may also terminate the Merger Agreement if, prior to receiving its stockholder approval, such party has complied in all material respects with certain sections of the Merger Agreement in respect of such party’s Superior Proposal and the MITT Board or WMC

Board, as applicable, determines to terminate the Merger Agreement in accordance with the non-solicitation provisions in connection with a Superior Proposal and the MITT Board or WMC Board, as applicable, has approved, and concurrently with such termination, MITT or WMC, as applicable, enters into, a definitive agreement to implement such Superior Proposal, provided that such party must concurrently pay or cause to be paid to the other the termination fee.
Termination Fees and Expenses (page 186)
Generally, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses; provided that, in certain circumstances, including a change of recommendation or the acceptance of a MITT Superior Proposal or WMC Superior Proposal, MITT or WMC, as applicable, would be required to pay a termination fee of, in the case of payment by MITT, $6,000,000, and in the case of payment by WMC, $3,000,000. In addition, upon termination of the Merger Agreement by MITT or WMC under specified circumstances, MITT or WMC, as applicable, would be required to reimburse the other party for its expenses incurred in connection with the Merger Agreement (subject to a cap of $1,000,000 for the reimbursement of MITT’s expenses or $2,000,000 for the reimbursement of WMC’s expenses).
For further discussion of the termination fees, see “The Merger Agreement—Termination Fees and Expenses” beginning on page 186.
U.S. Federal Income Tax Considerations (page 190)
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Closing is conditioned on the receipt by each of MITT and WMC of an opinion from its respective tax counsel to that effect. Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the holders of WMC Common Stock generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash (other than cash received in lieu of a fractional share of MITT Common Stock) received by such holder in exchange for its WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) and (ii) the amount by which the sum of the fair market value of the shares of MITT Common Stock and cash (other than cash received in lieu of a fractional share of MITT Common Stock) received by such holder in exchange for its WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) exceeds such holder’s adjusted basis in its shares of WMC Common Stock. The holders of MITT Common Stock generally will not recognize any gain or loss in connection with the Merger for U.S. federal income tax purposes.
With respect to the Per Share Additional Manager Consideration, there is limited authority addressing the tax consequences of the receipt of consideration from a party other than the acquiror and, as a result, the tax consequences of the receipt of the Per Share Additional Manager Consideration are unclear. It is possible that the IRS could assert that the Per Share Additional Manager Consideration should be treated as taxable ordinary income and not as cash received in exchange for such holder’s WMC Common Stock.
Cash received by a U.S. holder in lieu of a fractional share of MITT Common Stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by MITT, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year.
The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger. For more information regarding the U.S. federal income tax consequences of the Merger to holders of WMC Common Stock and the ownership of MITT Common Stock, please see “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger” beginning on page 192.
Description of MITT Capital Stock (page 233)
As of September 22, 2023, 20,219,246 shares of MITT Common Stock were issued and outstanding, 1,663,193 shares of MITT Series A Preferred Stock were issued and outstanding, 3,727,641 shares of MITT Series B Preferred Stock were issued and outstanding and 3,728,795 shares of MITT Series C Preferred Stock were issued and outstanding. Based on the fixed Exchange Ratio of 1.50 and the number of issued and outstanding shares of WMC Common Stock and WMC Equity Awards as of September 22, 2023, upon consummation of the Merger, the Combined Company would be expected to issue approximately 9,224,633 shares of MITT Common Stock to holders of WMC Common Stock and WMC Equity Awards.
Generally, all matters to be voted on by MITT stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by holders of MITT Common Stock present in person or represented by proxy at a meeting at which a quorum is present. Holders of MITT Common Stock are entitled to receive dividends on such MITT Common Stock if, as and when authorized by the MITT Board, and declared by MITT out of assets legally available therefor.
For more information on MITT’s capital stock, see “Description of MITT Capital Stock” beginning on page 233.
Comparative Share Prices and Dividend Data

Comparative Share Prices
The following table sets forth the closing sales prices per share of MITT and WMC on the NYSE on July 12, 2023, the last trading day prior to the public announcement of MITT’s competing proposal to acquire WMC, August 7, 2023, the last trading day prior to the public announcement of the Merger, and on September 22, 2023, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the Merger Consideration proposed for each share of WMC Common Stock as of the same two dates. The implied value for Merger Consideration was calculated by multiplying the closing sales price of a share of MITT Common Stock on the relevant date by the Exchange Ratio of 1.50 shares of MITT Common Stock for each share of WMC Common Stock and adding the Per Share Additional Manager Consideration.

Date	MITT Common Stock	WMC Common Stock	Implied Per Share Value of Merger Consideration
July 12, 2023	$6.06	$8.36	$10.10
August 7, 2023	$6.74	$10.13	$11.23
September 22, 2023	$5.86	$9.82	$9.77

Shares of MITT Common Stock are listed on the NYSE under the trading symbol “MITT.” Shares of WMC Common Stock are listed on the NYSE under the trading symbol “WMC.”
The Exchange Ratio in the Merger is fixed (subject to certain adjustments as provided in the Merger Agreement) and will not be adjusted for changes in the market price of MITT Common Stock or WMC Common Stock. Because of this, the implied value of the consideration to WMC stockholders in the Merger based on the trading price of shares of MITT Common Stock will fluctuate between now and the completion of the Merger. For more information, see “The market value of MITT Common Stock received by WMC stockholders will fluctuate based on the trading price of MITT Common Stock,” beginning on page 49 of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of MITT Common Stock and WMC Common Stock prior to voting your shares of WMC Common Stock. For more information, see the section entitled “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus.
WMC stockholders are encouraged to obtain current market quotations for MITT Common Stock and WMC Common Stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. No assurance can be given concerning the market price of MITT Common Stock before or after the Effective Time. For more information, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 264 of this joint proxy statement/prospectus.
Dividend Data
The table below summarizes the dividends MITT paid on the MITT Common Stock and the dividends WMC paid on the WMC Common Stock during the periods indicated:

Date	MITT Dividends Per Share	WMC Dividends Per Share
2023
Third Quarter (through September 22, 2023)	$0.180(1)	$0.350(2)

Second Quarter	$0.180	$0.350
First Quarter	$0.180	$0.350
2022
Fourth Quarter	$0.180	$0.400
Third Quarter	$0.210	$0.400
Second Quarter	$0.210	$0.040**
First Quarter	$0.210	$0.040**
2021
Fourth Quarter	$0.210	$0.060**
Third Quarter	$0.210	$0.060**
Second Quarter	$0.070 *	$0.060**
First Quarter	$0.060 *	$0.060**
(1)Includes the previously announced quarterly dividend of $0.180 per share of MITT Common Stock, payable on October 31, 2023, to MITT common stockholders of record as of September 29, 2023, which was declared by the MITT Board on September 15, 2023.
(2)Includes the previously announced quarterly dividend of $0.350 per share of WMC Common Stock, payable on October 26, 2023, to WMC common stockholders of record as of October 2, 2023, which was declared by the WMC Board on September 21, 2023.

*MITT effected a 1-for-3 reverse stock split following the close of business on July 22, 2021. Dividend per share amounts on dividends paid before October 2021 have not been updated to reflect this reverse stock split.

**WMC effected a 1-for-10 reverse stock split on July 11, 2022. Dividend per share amounts on dividends paid before October 2022 have not been updated to reflect this reverse stock split.

RISK FACTORS
In addition to other information included elsewhere in this joint proxy statement/prospectus and in the annexes to this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 64, you should carefully consider the following risk factors in deciding whether to vote for the MITT Common Stock Issuance Proposal or the WMC Merger Proposal and the other related matters described in this joint proxy statement/prospectus. In addition, you should read and consider the risks associated with the businesses of each of MITT and WMC. The risks associated with the business of MITT can be found in its Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and other reports of MITT, which are incorporated by reference into this joint proxy statement/prospectus, including particularly the sections therein titled “Risk Factors.” The risks associated with the business of WMC can be found in its Annual Report on Form 10-K for the year ended December 31, 2022, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which are attached as Annex G and Annex F, respectively, to this joint proxy statement/prospectus, including particularly the sections therein titled “Risk Factors.” You should also read and consider the other information in this joint proxy statement/prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 264.
Risks Related to the Merger
The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact MITT’s and WMC’s ability to complete the Merger.
The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the Merger Agreement, MITT or WMC may terminate the Merger Agreement. In particular, completion of the Merger is subject to MITT and WMC common stockholder approvals. While it is currently anticipated that the Merger will be completed shortly after the MITT special meeting and the WMC special meeting, there can be no assurance that the conditions to the Closing will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, MITT and WMC cannot provide any assurances with respect to the timing of the Closing, whether the Merger will be completed at all or when the WMC stockholders would receive the consideration for the Merger, if at all.
Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of MITT Common Stock and/or WMC Common Stock and the future business and financial results of MITT and/or WMC.
The Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms than as contemplated by the Merger Agreement, MITT and WMC could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including the following:

•the MITT stockholders and the WMC stockholders may be prevented from realizing the anticipated benefits of the Merger;
•the market price of MITT Common Stock and/or WMC Common Stock could decline significantly;
•reputational harm due to the adverse perception of any failure to successfully consummate the Merger;
•either party being required, under certain circumstances, to pay to the other party a termination fee or reimburse its expenses incurred in connection with the Merger Agreement;
•incurrence of substantial costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•the attention of MITT’s and WMC’s respective management teams may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger.
Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement, or if the Merger is not completed, could materially adversely affect the business and financial results of MITT and WMC, and/or the stock price of MITT and/or WMC.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of WMC or MITT, could result in any competing acquisition proposal being at a lower price than it might otherwise be and, in certain circumstances, could require WMC or MITT to pay to the other a significant termination fee as well as reimburse the other party for its transaction expenses.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of WMC and MITT to initiate, solicit or knowingly encourage any competing proposal. With respect to any written, bona fide competing proposal received by WMC or MITT, as applicable, the other party generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such competing proposal before the WMC Board or the MITT Board, as the case may be, may withdraw or modify its recommendation to such party’s stockholders in response to such competing proposal or terminate the Merger Agreement in order to enter into a definitive agreement implementing a superior proposal. In the event that the WMC Board or the MITT Board withdraws or modifies its recommendation to such party’s stockholders, the other party may terminate the Merger Agreement, in which case WMC must pay a termination fee of $3,000,000 to MITT or MITT must pay a termination fee of $6,000,000 to WMC, as applicable.
In addition, upon termination of the Merger Agreement under specified circumstances relating to the failure to obtain the MITT stockholders’ approval of the MITT Common Share Issuance Proposal or the WMC stockholders’ approval of the WMC Merger Proposal, MITT is required to reimburse WMC for its expenses in an amount not to exceed $2,000,000 and WMC is required to reimburse MITT for its expenses in an amount not to exceed $1,000,000.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of WMC or MITT from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement. See “The Merger Agreement—No Solicitation; Change in Recommendation” beginning on page 175, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 185 and “The Merger Agreement—Termination Fee and Expenses” beginning on page 186.
The pendency of the Merger could adversely affect MITT’s and WMC’s business and operations.
In connection with the pending Merger, some of the parties with whom MITT or WMC does business may delay or defer decisions, which could negatively impact MITT’s or WMC’s revenues, earnings, cash flows and expenses, regardless of whether the Merger is completed. In addition, under the Merger Agreement, MITT and WMC are each subject to certain restrictions on the conduct of its respective business prior to completing the Merger. These restrictions may prevent MITT or WMC from:
•pursuing certain strategic transactions;
•acquiring and/or disposing of assets, undertaking certain capital projects; and
•undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial.
These restrictions may impede MITT’s or WMC’s growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Merger may make it more difficult for MITT or WMC to effectively retain and incentivize key personnel. Furthermore, the process of planning to integrate two businesses for the post-Merger period may divert management attention and resources and could ultimately have an adverse effect on MITT and/or WMC.
The market value of MITT Common Stock received by WMC stockholders will fluctuate based on the trading price of MITT Common Stock.
The number of shares of MITT Common Stock to be received by WMC stockholders will be based on the fixed Exchange Ratio of 1.50 (subject to adjustment for final transaction expenses). The market value of MITT Common Stock received by WMC stockholders will fluctuate based on the trading price of MITT Common Stock. Therefore, WMC stockholders cannot be sure of the final market value of the consideration they will receive upon completion of the Merger. In addition, the Exchange Ratio is subject to adjustment at the Closing based on the parties’ respective transaction expenses. Neither MITT nor WMC has the right to terminate the Merger Agreement based on an increase or decrease in the market price of MITT Common Stock or the Exchange Ratio. In addition, the Per Share Additional Manager Consideration will be equal to the per share portion of the lesser of $7,000,000 or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than

10% of the total value of the Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement and, therefore, the amount of cash payable to WMC stockholders will not be known until the Closing and may be significantly less than $7,000,000 if the value of the MITT Common Stock declines.
The Merger and related transactions are subject to MITT common stockholder approval.
The Merger cannot be completed unless the MITT common stockholders approve the MITT Common Stock Issuance Proposal by the affirmative vote of a majority of the votes cast at the MITT special meeting in accordance with the MGCL and the governing documents of MITT, provided a quorum is present. If the required stockholder approval is not obtained from the MITT common stockholders, the Merger and related transactions cannot be completed. Additionally, the Merger Agreement provides that in the event of termination by WMC due to MITT’s failure to obtain its stockholder approval, MITT will reimburse WMC for its transaction expenses, up to a cap of $2,000,000.
The Merger and related transactions are subject to WMC common stockholder approval.
The Merger cannot be completed unless the WMC common stockholders approve the WMC Merger Proposal by the affirmative vote of a majority of the shares of WMC Common Stock entitled to vote in accordance with the DGCL and the governing documents of WMC, provided a quorum is present. If the required stockholder approval is not obtained from the WMC common stockholders, the Merger and related transactions cannot be completed. Additionally, the Merger Agreement provides that in the event of termination by MITT due to WMC’s failure to obtain its stockholder approval, WMC will reimburse MITT for its transaction expenses, up to a cap of $1,000,000.
The voting power of MITT stockholders and WMC stockholders will be diluted by the Merger.
The Merger will dilute the ownership position of MITT common stockholders and result in WMC stockholders having an ownership stake in the Combined Company that is smaller than their current stake in WMC. MITT and WMC estimate that, based on fixed Exchange Ratio of 1.50 (subject to adjustment for final transaction expenses), immediately following the completion of the Merger, WMC common stockholders and holders of WMC Equity Awards as of immediately prior to the Effective Time will own in the aggregate approximately 31% of the outstanding shares of common stock of the Combined Company, based on the number of issued and outstanding shares of MITT Common Stock and WMC Common Stock (excluding Cancelled Shares) and outstanding WMC Equity Awards as of September 22, 2023. Consequently, MITT stockholders and WMC stockholders, as a general matter, will have less influence over the Combined Company’s management and policies after the Effective Time than they currently exercise over the management and policies of MITT and WMC, respectively.
If the Merger is not consummated by the End Date, MITT or WMC may terminate the Merger Agreement.
Either MITT or WMC may terminate the Merger Agreement under certain circumstances, including if the Merger has not been consummated by 5:00 p.m., New York, New York time, on the End Date, which is May 2, 2024.

The market price of MITT Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of MITT Common Stock or WMC Common Stock before the Merger.
The market price of MITT Common Stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger or the effect of the Merger on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, MITT stockholders and WMC stockholders will own interests in the Combined Company operating an expanded business with a different mix of assets, risks and liabilities. MITT’s current stockholders and WMC’s current stockholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of MITT Common Stock. If, following the Effective Time, a large amount of MITT Common Stock is sold, the price of MITT Common Stock could decline.
Further, the Combined Company’s results of operations, as well as the market price of MITT Common Stock after the Merger, may be affected by factors in addition to those currently affecting MITT’s or WMC’s results of operations and the market prices of MITT Common Stock and WMC Common Stock, including differences in assets and capitalization. Accordingly, MITT’s and WMC’s historical market prices and financial results may not be indicative of these matters for the Combined Company after the Merger.
Shares of MITT Common Stock received by WMC stockholders as a result of the Merger will have different rights from shares of WMC Common Stock.
Upon the completion of the Merger, WMC stockholders will no longer be stockholders of WMC and will become stockholders of MITT. There will be important differences between the current rights of WMC stockholders and the rights to which such stockholders will be entitled as stockholders of MITT, including differences that result from MITT being incorporated in Maryland and WMC being incorporated in Delaware and differences between the governing documents of MITT and WMC. See the section entitled “Comparison of Rights of MITT Stockholders and WMC Stockholders” beginning on page 244 for a discussion on the different rights associated with the shares of MITT Common Stock.
Directors and executive officers of each of MITT and WMC may have interests in the Merger that are different from, or in addition to, the interests of MITT stockholders and WMC stockholders, respectively.
Directors and executive officers of MITT and WMC may have interests in the Merger that are different from, or in addition to, the interests of MITT stockholders and WMC stockholders generally. Following the consummation of the Merger, all six of the current directors of the MITT Board are expected to continue as directors of the board of directors of the Combined Company (in addition to the WMC Director Designees) and the executive officers of MITT are expected to continue as the executive officers of the Combined Company. The Combined Company will continue to be managed by MITT Manager under the terms of the MITT Management Agreement, as amended by the MITT Management Agreement Amendment, pursuant to which MITT Manager receives a management fee, which includes a “base”

component and “incentive” component, and reimbursement for certain expenses incurred by it and its affiliates in rendering management services to MITT. Certain directors and executive officers of MITT are employees of MITT Manager or its affiliates. Directors and executive officers of WMC will receive continued indemnification and insurance coverage in accordance with the terms of the Merger Agreement. For more information, see the sections entitled “The Merger—Interests of MITT’s Directors and Executive Officers in the Merger” beginning on page 142 and “The Merger—Interests of WMC’s Directors and Executive Officers in the Merger” beginning on page 143.
Completion of the Merger will trigger change in control or other provisions in certain agreements to which WMC is a party.
The completion of the Merger will trigger change in control or other provisions in certain agreements to which WMC is a party. If MITT or WMC are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if MITT and WMC are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the Combined Company.
An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.
It is possible that MITT stockholders or WMC stockholders may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name MITT, WMC, MITT Manager, the MITT Board and/or the WMC Board as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger in the expected timeframe, or may prevent the Merger from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of MITT’s business and/or WMC’s business.
If the Merger does not qualify as a reorganization, WMC stockholders may recognize additional taxable gain.
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the Merger that MITT and WMC each receive an opinion from its respective tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. holders of WMC Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash (other than the cash received in lieu of a fractional share of MITT Common Stock) received in exchange for its shares of WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) and (ii) the amount by which the sum of the fair market value of the shares of MITT Common Stock and cash (other than cash received in lieu of a fractional share of MITT Common Stock) received by such holder in exchange for its WMC Common Stock (including such holder’s share of the aggregate Per

Share Additional Manager Consideration) exceeds such holder’s adjusted basis in its shares of WMC Common Stock. If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder would recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of MITT Common Stock, Per Share Additional Manager Consideration and cash in lieu of fractional shares of MITT Common Stock received by the WMC stockholder in the Merger and (ii) the WMC stockholder’s adjusted tax basis in its WMC Common Stock. See “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger” beginning on page 192.
The U.S. federal income tax treatment of the Per Share Additional Manager Consideration is unclear, and the position taken that the Per Share Additional Manager Consideration is additional merger consideration received by WMC stockholders in exchange for their WMC Common Stock could be challenged by the IRS.
With respect to the Per Share Additional Manager Consideration, there is limited authority addressing the tax consequences of the receipt of consideration from a party other than the acquiror and, as a result, the tax consequences of the receipt of the Per Share Additional Manager Consideration are unclear. MITT, Merger Sub, MITT Manager, WMC and the exchange agent intend to take the position that the Per Share Additional Manager Consideration received by a holder of WMC Common Stock is treated as additional merger consideration. As described above, assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and this treatment of the Per Share Additional Manager Consideration is correct, U.S. holders of WMC Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash (other than the cash received in lieu of a fractional share of MITT Common Stock) received in exchange for its shares of WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) and (ii) the amount by which the sum of the fair market value of the shares of MITT Common Stock and cash (other than cash received in lieu of a fractional share of MITT Common Stock) received by such holder in exchange for its WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) exceeds such holder’s adjusted basis in its shares of WMC Common Stock. It is possible, however, that the IRS could assert a contrary position that the Per Share Additional Manager Consideration should be treated as taxable ordinary income and not as cash received in exchange for such holder’s WMC Common Stock. If this position prevails, U.S. holders of WMC Common Stock would not receive any offset against their basis in their shares of WMC Common Stock with respect to the Per Share Additional Manager Consideration and non-corporate U.S. holders would be taxable at the higher U.S. federal income tax rates applicable to ordinary income. Additionally, because of this potential characterization, notwithstanding the parties’ position, MITT Manager and the exchange agent intend to withhold tax at a rate of 30% on the Per Share Additional Manager Consideration paid to non-U.S. holders (or a reduced rate under a tax treaty if applicable).
Risks Related to the Combined Company Following the Merger
Following the Merger, the Combined Company may be unable to realize the anticipated benefits of the Merger within the anticipated timeframe or at all.
The Merger involves the combination of two companies that currently operate as independent public companies. The Combined Company expects to benefit from certain operating expense efficiencies relating to the elimination of duplicative costs associated with supporting a public company platform and operating the businesses of MITT and WMC and the spread of fixed costs across a larger equity base. The Combined Company will be required to devote significant management attention and resources to the integration of MITT’s and WMC’s businesses. The potential difficulties the Combined Company may encounter in combining the companies include, but are not limited to, the following:
•the inability to successfully combine MITT’s and WMC’s businesses in a manner that permits the Combined Company to achieve the expense efficiencies expected to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;
•the inability of the Combined Company to successfully redeploy any capital acquired in connection with the Merger into MITT’s targeted asset classes at investment returns MITT expects or in the expected timetable;
•the complexities of combining two companies with different histories and portfolio assets;
•potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Merger; and
•performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.
For all these reasons, it is possible that the combination process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the Combined Company’s ability to deliver investment returns to stockholders, to maintain relationships with its key stakeholders or to achieve the anticipated benefits of the Merger, or could otherwise materially and adversely affect the Combined Company’s business and financial results.
Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by MITT, or at all.
Following the Merger, the Combined Company’s stockholders may not receive any dividends (or may not receive them at the same rate that MITT stockholders received dividends prior to the Merger) for various reasons, including the following:
•the Combined Company may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;
•decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change its dividend practices at any time and for any reason;
•the ability of the Combined Company to declare and pay dividends on its common stock will be subject to the preferential rights of the MITT Preferred Stock and the preferential rights, if any, of holders of any other class or series of the Combined Company’s capital stock; and
•the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.
The Combined Company’s common stockholders will have no contractual or other legal right to dividends that have not been authorized by its board of directors and declared by the Combined Company.
The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.
The Combined Company will have substantial indebtedness following completion of the Merger. In addition, in connection with executing its business strategies following the Merger, the Combined Company expects to evaluate the possibility of investing in additional target assets and may consider making other strategic investments, and it may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:
•hindering its ability to adjust to changing market, industry or economic conditions;
•limiting its ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions or emerging businesses;
•limiting the amount of cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;
•limiting its ability to deduct interest under Section 163(j) of the Code;
•making it more vulnerable to economic or industry downturns, including interest rate increases; and
•placing it at a competitive disadvantage compared to less leveraged competitors.
Moreover, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If the Combined Company is unable to obtain additional financing, its credit ratings could be adversely affected, which could raise its borrowing costs and limit its future access to capital and its ability to satisfy its obligations under its indebtedness.
The Combined Company is expected to incur substantial expenses related to the Merger.
MITT and WMC have incurred substantial legal, accounting, financial advisory and other costs, and the management teams of MITT and WMC have devoted considerable time and effort in connection with the Merger. MITT and WMC may incur significant additional costs in connection with the completion of the Merger or in connection with any delay in completing the Merger or termination of the Merger Agreement, in addition to the other costs already incurred. If the Merger is not completed, MITT and WMC will separately bear certain fees and expenses associated with the Merger without realizing the benefits of the Merger. If the Merger is completed, the fees and expenses may be significant and could have an adverse impact on the Combined Company’s results of operations.
Although MITT and WMC have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond the control of either MITT or WMC that could affect the total amount or the timing of the transaction and integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger.
In addition, MITT has already paid, on behalf of WMC, a termination fee in the amount of $3,000,000 to Terra Property Trust, Inc. in connection with the termination by WMC of the Agreement and Plan of Merger, dated as of June 27, 2023, by and among WMC, Maverick Merger Sub, LLC and Terra Property Trust, Inc.
The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.
The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that MITT believes are reasonable under the circumstances. MITT and WMC cannot assure you that the assumptions will prove to be accurate over time.
Risks Related to REIT Status
MITT’s failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to MITT stockholders.
MITT operates in a manner that is intended to qualify it as a REIT for U.S. federal income tax purposes. However, the U.S. federal income tax laws governing REITs are complex, and interpretations of such laws are limited. Maintaining its qualification as a REIT requires MITT to meet various tests regarding the nature of its assets and its income, the ownership of its outstanding stock, and the amount of its distributions on an ongoing basis.

MITT’s ability to satisfy the asset tests depends upon the characterization and fair values of its assets, some of which are not susceptible to a precise determination and for which MITT will not obtain independent appraisals. MITT’s compliance with the annual REIT income and quarterly asset requirements also depends upon its ability to successfully manage the composition of its income and assets on an ongoing basis. Although MITT intends to operate so that it will maintain its qualification as a REIT, no assurance can be given that MITT will so qualify for any particular year.
MITT also owns an interest in an entity that has elected to be taxed as a REIT under the U.S. federal income tax laws, or a “Subsidiary REIT.” The Subsidiary REIT is subject to the same REIT requirements that are applicable to MITT. If the Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to regular U.S. federal, state and local corporate income tax, (ii) MITT’s interest in such Subsidiary REIT would cease to be a qualifying asset for purposes of the REIT asset tests, and (iii) it is possible that MITT would fail certain of the REIT asset and/or income tests, in which event MITT also would fail to qualify as a REIT unless it could avail itself of certain relief provisions. While MITT believes that the Subsidiary REIT has qualified as a REIT under the Code, MITT has joined the Subsidiary REIT in filing a “protective” TRS election under Section 856(l) of the Code. MITT cannot assure you that such “protective” TRS election would be effective to avoid adverse consequences to MITT. Moreover, even if the “protective” election were to be effective, MITT cannot assure you that it would not fail to satisfy the requirement that not more than 20% of the value of its total assets may be represented by the securities of one or more taxable REIT subsidiaries (“TRS”).
If MITT fails to qualify as a REIT in any calendar year, MITT would be required to pay U.S. federal income tax on its taxable income at regular corporate rates, and dividends paid to its stockholders would not be deductible by MITT in computing its taxable income. Further, if MITT fails to qualify as a REIT, it may need to borrow money or sell assets in order to pay any resulting tax. MITT’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. Furthermore, if MITT fails to maintain its qualification as a REIT, it no longer would be required to distribute substantially all of its REIT taxable income to its stockholders. Unless MITT’s failure to qualify as a REIT was subject to relief under U.S. federal income tax laws, MITT could not re-elect to qualify as a REIT for four taxable years following the year in which it failed to qualify.
Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.
The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates, is currently 20%, exclusive of the 3.8% investment tax surcharge. Dividends payable by REITs, however, generally are not eligible for the qualified dividend reduced rates. Stockholders that are individuals, trusts or estates generally may deduct 20% of the aggregate amount of ordinary dividends distributed by MITT, subject to certain limitations for taxable years beginning before January 1, 2026. While the qualified dividend rules do not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts, and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including MITT Common Stock.

Complying with the REIT requirements can be difficult and may cause MITT to be forced to liquidate assets or to forego otherwise attractive opportunities.
To qualify as a REIT for U.S. federal income tax purposes, MITT must continually satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its shares. If MITT is compelled to liquidate its investments to repay obligations to its lenders, MITT may be unable to comply with these requirements, ultimately jeopardizing its qualification as a REIT, or MITT may be subject to a 100% tax on any resultant gain if it sells assets that are treated as dealer property or inventory. MITT may be required to make distributions to its stockholders at disadvantageous times or when MITT does not have funds readily available for distribution, and may be unable to pursue otherwise attractive investments in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder MITT’s ability to operate solely on the basis of maximizing profits.
The REIT distribution requirements could adversely affect MITT’s ability to execute its business strategies.
To maintain its qualification as a REIT, MITT must distribute to its stockholders each calendar year at least 90% of its REIT taxable income, determined excluding any net capital gains and without regard to the deduction for dividends paid. To the extent that MITT satisfies this distribution requirement, but distributes less than 100% of its taxable income, it will be subject to U.S. federal corporate income tax, and may be subject to state and local income tax on its undistributed taxable income. In addition, MITT will be subject to a 4% nondeductible excise tax if the actual amount that it pays out to its stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. MITT intends to make distributions to its stockholders to comply with the requirements of the Code and to avoid paying corporate income tax. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require MITT to sell assets or borrow funds on a short-term or long-term basis to meet the distribution requirements of the Code.
MITT may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which MITT invests, MITT may be required to recognize taxable income from those assets in advance of MITT’s receipt of cash flow on or proceeds from disposition of such assets. For example, MITT may be required to accrue interest and discount income on mortgage loans, mortgage-backed securities, and other types of debt securities or interests in debt securities before MITT receives any payment of interest or principal on such assets. MITT may also acquire distressed debt investments that may be subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to MITT at a gain in a debt-for-debt exchange with the borrower, with gain recognized by MITT to the extent that the principal amount of the modified debt exceeds MITT’s cost of purchasing it prior to modification. Finally, MITT may be required under the terms of indebtedness that MITT incurs to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to MITT’s stockholders.
As a result, to the extent such income is not recognized within a domestic TRS, the requirement to distribute a substantial portion of MITT’s net taxable income could cause MITT to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of its shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. Moreover, if MITT’s only feasible alternative were to make a taxable distribution of its shares to comply with the REIT distribution requirements for any taxable year and the value of its shares was not sufficient at such time to make a distribution to its stockholders in an amount at least equal to the minimum amount required to comply with such REIT distribution requirements, MITT would generally fail to qualify as a REIT for such taxable year and would be precluded from being taxed as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT.
Certain apportionment rules may affect MITT’s ability to comply with the REIT asset and gross income tests.
The Code provides that a regular or a residual interest in a real estate mortgage investment conduit, or REMIC, is generally treated as a real estate asset for the purpose of the REIT asset tests, and any amount includible in MITT’s gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purpose of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which MITT holds an interest consist of real estate assets (determined as if MITT held such assets), MITT will be treated as holding its proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly its proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property.
Even if MITT qualifies as a REIT, it may face tax liabilities that reduce its cash flow.
Even if MITT qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, tax on income from certain activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, MITT may hold certain assets through, and derive a significant portion of its taxable income and gains in, TRSs. Such subsidiaries are subject to corporate level income tax at regular rates. Any of these taxes would decrease cash available for distribution to its stockholders.
The failure of assets subject to repurchase agreements to be treated as owned by MITT for U.S. federal income tax purposes could adversely affect its ability to qualify as a REIT.
MITT has entered and may in the future enter into repurchase agreements that are structured as sale and repurchase agreements pursuant to which it nominally sells certain of its assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the assets sold pursuant thereto. MITT believes that it is treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the

IRS could assert that MITT did not own the assets during the term of the sale and repurchase agreement, in which case MITT could fail to qualify as a REIT.
MITT’s ownership of and relationship with its TRSs will be limited, and a failure to comply with the limits would jeopardize its REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, in certain circumstances, the ability of MITT’s TRSs to deduct net business interest expenses generally may be limited. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.
Uncertainty exists with respect to the treatment of TBAs for purposes of the REIT asset and income tests.
MITT has purchased and sold and may in the future purchase and sell Agency RMBS through TBAs and has recognized and may in the future recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. While there is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. Government securities for purposes of the REIT 75% asset test or the qualification of income or gains from dispositions of TBAs as gains from the sale of real property or other qualifying income for purposes of the REIT 75% gross income test, MITT treats its TBAs under which it contracts to purchase a to-be-announced Agency RMBS (“long TBAs”) as qualifying assets for purposes of the REIT 75% asset test, and it treats income and gains from its long TBAs as qualifying income for purposes of the REIT 75% gross income test, based on a legal opinion of counsel substantially to the effect that (i) for purposes of the REIT asset tests, MITT’s ownership of a long TBA should be treated as ownership of real estate assets, and (ii) for purposes of the REIT 75% gross income test, any gain recognized by MITT in connection with the settlement of its long TBAs should be treated as gain from the sale or disposition of an interest in mortgages on real property. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, it must be emphasized that the opinion of counsel is based on various assumptions relating to MITT’s TBAs and is conditioned upon fact-based representations and covenants made by MITT Manager regarding its TBAs. No assurance can be given that the IRS would not assert that such assets or income are not qualifying assets or income. If the IRS were to successfully challenge the opinion of counsel, MITT could be subject to a penalty tax or it could fail to remain qualified as a REIT if a sufficient portion of its assets consists of TBAs or a sufficient portion of its income consists of income or gains from the disposition of TBAs.
New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for MITT to qualify as a REIT.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in MITT’s stock. The U.S. federal tax rules that affect REITs are under review constantly by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to Treasury regulations and interpretations. Revisions in U.S. federal tax laws and interpretations thereof could cause MITT to change its investments, commitments and strategies, which could also affect the tax considerations of an investment in its stock.
Complying with the REIT requirements may limit MITT’s ability to hedge effectively.
The REIT provisions of the Code may limit MITT’s ability to hedge its assets and operations. Under current law, any income that MITT generates from transactions intended to hedge its interest rate, inflation or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if (i) the instrument hedges risk of interest rate or currency fluctuations on indebtedness incurred or to be incurred to carry or acquire real estate assets, (ii) the instrument hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, or (iii) the instrument was entered into to “offset” certain instruments described in clauses (i) or (ii) of this sentence and certain other requirements are satisfied and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements may constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, MITT may have to limit its use of hedging techniques that might otherwise be advantageous to MITT and could result in greater risks associated with interest rate fluctuations or other changes than it would otherwise be able to mitigate.
Certain financing activities may subject MITT to U.S. federal income tax and could have negative tax consequences for MITT’s stockholders.
MITT may enter into securitization transactions and other financing transactions that could result in MITT, or a portion of its assets, being treated as a taxable mortgage pool for U.S. federal income tax purposes. If MITT enters into such a transaction in the future, MITT could be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool, referred to as “excess inclusion income,” that is allocable to the percentage of its shares held in record name by disqualified organizations (generally tax-exempt entities that are exempt from the tax on unrelated business taxable income, such as state pension plans and charitable remainder trusts and government entities). In that case, MITT could reduce distributions to such stockholders by the amount of tax paid by MITT that is attributable to such stockholder’s ownership.
If MITT were to realize excess inclusion income, IRS guidance indicates that the excess inclusion income would be allocated among its stockholders in proportion to the dividends paid. Excess inclusion income cannot be offset by losses of a stockholder. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax at the maximum tax rate and withholding will be required on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

MITT may be required to report taxable income for certain investments in excess of the economic income it ultimately realizes from them.
MITT has acquired, and may acquire in the future, mortgage-backed securities and other portfolio instruments in the secondary market for less than their face amount. In addition, pursuant to MITT’s ownership of certain mortgage-backed securities, MITT may be treated as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Under general tax rules, accrued market discount is reported as income when, and to the extent that, any payment of principal of the mortgage-backed security or debt instrument is made. If MITT collects less on the mortgage-backed security or debt instrument than its purchase price plus the market discount MITT had previously reported as income, MITT may not be able to benefit from any offsetting capital loss deductions to the extent MITT does not have offsetting capital gains.
In addition, pursuant to MITT’s ownership of certain mortgage-backed securities or debt instruments, MITT may be treated as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury regulations, the modified debt may be considered to have been reissued to MITT at a gain in a debt-for-debt exchange with the borrower. In that event, MITT may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds its adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.
Moreover, some of the mortgage-backed securities or debt instruments that MITT acquires may have been issued with original issue discount. Under general tax rules, MITT is required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such mortgage-backed securities will be made. If such mortgage-backed securities turn out not to be fully collectable, an offsetting loss deduction will become available only in the later year that uncollectability is provable.
Finally, in the event that mortgage-backed securities or any debt instruments MITT is treated as holding pursuant to its investments in mortgage-backed securities are delinquent as to mandatory principal and interest payments, MITT may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, MITT may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received, or are ultimately collectable. In each case, while MITT will in general ultimately have an offsetting loss deduction available to it when such interest is determined to be uncollectible, the utility of that deduction could depend on MITT having taxable income in the year of the loss deduction or thereafter.
The tax on prohibited transactions will limit MITT’s ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax with no offset for losses. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. MITT may be subject to this tax if it disposes of or securitize loans in a manner that was treated as a sale of the loans, if it frequently buys and sells securities or open and close TBA contracts in a manner that is treated as dealer activity with respect to such securities or contracts for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, MITT may choose to engage in certain sales of loans through a TRS and not at the REIT level, and may limit the structures MITT utilize for MITT’s securitization transactions, even though the sales or structures may otherwise be beneficial to MITT.
The share ownership limits applicable to MITT that are imposed by the Code for REITs, and MITT’s charter may restrict MITT’s business combination opportunities.
In order for MITT to maintain its qualification as a REIT under the Code, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after its first taxable year. MITT’s charter, with certain exceptions, authorizes the MITT Board to take the actions that are necessary or appropriate to preserve MITT’s qualification as a REIT. Under MITT’s charter, no person may own, directly or indirectly, (i) more than 9.8% in value or in number of shares, whichever is more restrictive, of its outstanding common stock or (ii) more than 9.8% in value or in number of shares, whichever is more restrictive, of its outstanding capital stock. However, the MITT Board may, in its sole discretion, grant an exemption to the share ownership limits (prospectively or retrospectively), subject to certain conditions and the receipt by its board of certain representations and undertakings. The share ownership limit is based upon direct or indirect ownership by “persons,” which is defined to include individuals, certain entities and certain groups of stockholders. MITT’s share ownership limits may delay or prevent a transaction or a change in its control that could involve a premium price for its common stock or otherwise be in the best interests of its stockholders.
The constructive ownership rules contained in MITT’s charter are complex and may cause the outstanding shares owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these aforementioned percentages of the outstanding shares by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding shares and thus violate the share ownership limits. Any attempt to own or transfer shares of MITT capital stock in excess of the share ownership limits without the consent of the MITT Board or in a manner that would cause MITT to be “closely held” under Section 856(h) of the Code (without regard to whether the shares are held during the last half of a taxable year) will result in the shares being deemed to be transferred to a director for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the share ownership limits or the restrictions on ownership and transfer of its shares, any such transfer of its shares will be void ab initio, and the intended transferee will acquire no rights in such shares. Further, any transfer of its shares that would result in its shares being held by fewer than 100 persons will be void ab initio, and the intended transferee will acquire no rights in such shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act.
These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of MITT, WMC or the Combined Company. Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger—Background of the Merger,” “The Merger—Recommendation of the MITT Board and Its Reasons for the Merger,” “The Merger—Recommendation of the WMC Board and Its Reasons for the Merger,” “The Merger—Certain MITT Unaudited Prospective Financial Information” and “The Merger—Certain WMC Unaudited Prospective Financial Information” constitute forward-looking statements.
MITT and WMC base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of MITT’s and WMC’s respective management and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of MITT, WMC or the Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this joint proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 47, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:
•the ability of MITT and WMC to obtain the required stockholder approvals to consummate the Merger;
•the risk that MITT and WMC may not be able to satisfy the other conditions to the Merger set forth in the Merger Agreement in a timely manner or at all;
•the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;
•the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require MITT to pay WMC, or WMC to pay MITT, a termination fee or expense amount, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 186;

•risks related to the disruption of MITT’s and WMC’s respective management’s attention from ongoing business operations due to the proposed Merger;
•the ability of MITT to successfully integrate WMC or any other acquisition and implement its operating strategy;
•significant transaction costs incurred in connection with the Merger and/or unknown or inestimable liabilities;
•adverse changes in the real estate and real estate capital markets;
•market volatility;
•changes in interest rates and the yield curve;
•financing risks;
•inflationary pressures on the capital markets and the general economy;
•the outcome of litigation, including any legal proceedings that may be instituted against MITT, WMC or others related to the Merger Agreement;
•regulatory proceedings or inquiries;
•the ability of MITT and WMC (through the Effective Time) to maintain their qualifications as REITs;
•changes in laws or regulations or interpretations of current laws and regulations that impact MITT’s or WMC’s businesses, assets or classification as REITs; and
•other risks detailed in filings made by each of MITT and WMC with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2022, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and other reports filed by MITT with the SEC and incorporated by reference in this joint proxy statement/prospectus and WMC’s Annual Report on Form 10-K for the year ended December 31, 2022 and WMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which are attached as Annex G and Annex F, respectively, to this joint proxy statement/prospectus. See also “Where You Can Find More Information and Incorporation by Reference” on page 264 of this joint proxy statement/prospectus.
Although MITT and WMC believe that the assumptions underlying the forward-looking statements contained in this joint proxy statement/prospectus are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that such statements included in this joint proxy statement/prospectus will prove to be accurate. As you read and consider the information in this joint proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference or attached as annexes to this joint proxy statement/prospectus, in the case of forward-looking statements made in those documents.

Neither MITT nor WMC undertakes any obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information or developments, future events or otherwise, and each expressly disclaims any obligation to do so, except as required by law.
In light of the significant uncertainties inherent in the forward-looking statements included in this joint proxy statement/prospectus, the inclusion of such information should not be regarded as a representation by MITT, WMC or any other person that the results or conditions described in such statements or the objectives and plans of MITT or WMC will be achieved. In addition, MITT’s and WMC’s qualification as REITs involves the application of highly technical and complex provisions of the Code.
All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement and the factors discussed under the heading “Risk Factors” in this joint proxy statement/prospectus. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that MITT, WMC or persons acting on their behalf may issue.

THE COMPANIES

AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, New York 10167
(212) 692-2000

AG Mortgage Investment Trust, Inc. is a Maryland corporation and residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. MITT’s objective is to provide attractive risk-adjusted returns to MITT stockholders over the long-term, primarily through dividends and capital appreciation. MITT focuses its investment activities primarily on acquiring and securitizing newly-originated residential mortgage loans within the non-agency segment of the housing market. MITT obtains MITT’s assets through Arc Home, MITT’s residential mortgage loan originator in which MITT owns an approximate 44.6% interest, and through other third-party origination partners. MITT finances their acquired loans through various financing lines on a short-term basis and utilizes Angelo Gordon’s proprietary securitization platform to secure long-term, non-recourse, non-mark-to-market financing as market conditions permit. Through MITT’s ownership in Arc Home, MITT also has exposure to mortgage banking activities. Arc Home is a multi-channel licensed mortgage originator and servicer primarily engaged in the business of originating and selling residential mortgage loans while retaining the mortgage servicing rights associated with certain loans that it originates.
MITT’s investment portfolio (which excludes MITT’s ownership in Arc Home) includes Residential Investments and Agency RMBS. Currently, MITT’s Residential Investments primarily consist of newly originated Non-Agency Loans and Agency-Eligible Loans, which MITT refers to as MITT’s target assets. In addition, MITT may also invest in other types of residential mortgage loans and other mortgage related assets. As of June 30, 2023, MITT’s investment portfolio consisted of the following:
•Non-Agency Loans: Non-Agency Loans are loans that do not conform to the underwriting guidelines of a GSE. Non-Agency Loans consist of QM Loans and Non-QM Loans. QM Loans are residential mortgage loans that comply with the Ability-To-Repay rules and related guidelines of the Consumer Finance Protection Bureau.
•Agency-Eligible Loans: Agency-Eligible Loans are loans that are underwritten in accordance with GSE guidelines and are primarily secured by investment properties, but are not guaranteed by a GSE. Although these loans are underwritten in accordance with GSE guidelines and can be delivered to Fannie Mae and Freddie Mac, MITT includes these loans within its Non-Agency securitizations.
•Re- and Non-Performing Loans: Performing, re-performing, and non-performing loans are residential mortgage loans collateralized by a first lien mortgaged property.
•Non-Agency Residential Mortgage-Backed Securities: Non-Agency Residential Mortgage-Backed Securities represent fixed- and floating-rate Residential Mortgage-Backed Securities issued by entities other than U.S. GSEs or agencies of the U.S.

government. The mortgage loan collateral consists of either Non-Agency Loans or Agency-Eligible Loans.
MITT is externally managed by MITT Manager, an affiliate of Angelo Gordon. Angelo Gordon is a leading alternative investment firm with a primary focus on credit and real estate strategies, and is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended.
MITT has elected to be treated as a REIT for U.S. federal income tax purposes. To qualify as a REIT, MITT is required to meet certain investment and operating tests and annual distribution requirements. MITT generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes all of its net taxable income to stockholders, does not participate in prohibited transactions and maintains its intended qualification as a REIT. However, certain activities that MITT may perform may cause MITT to earn income which will not be qualifying income for REIT purposes. MITT has designated certain of its subsidiaries as TRSs, to engage in such activities, and MITT may form additional TRSs in the future. MITT also operates its business in a manner that will permit it to maintain its exemption from registration under the Investment Company Act.
Shares of MITT Common Stock are listed on the NYSE, trading under the symbol “MITT.”
MITT’s principal executive offices are located at 245 Park Avenue, 26th Floor, New York, New York 10167 and its telephone number is (212) 692-2000. MITT’s website is www.agmit.com.
AGMIT Merger Sub, LLC

AGMIT Merger Sub, LLC
245 Park Avenue
26th Floor
New York, New York 10167
(212) 692-2000

AGMIT Merger Sub, LLC is a Delaware limited liability company and wholly owned subsidiary of MITT that was formed on July 24, 2023, solely for the purpose of effecting the Merger. Upon Closing, WMC will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Merger Sub’s principal executive offices are located at c/o AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, New York 10167, and its telephone number is (212) 692-2000.
Western Asset Mortgage Capital Corporation

Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, California 91101

(626) 844-9400
Western Asset Mortgage Capital Corporation is a REIT that invests in, finances and manages a diverse portfolio of assets consisting of Non-QM Residential Whole Loans, Non-Agency RMBS, Commercial Loans, Non-Agency CMBS and to a lesser extent Agency RMBS, GSE Risk Transfer Securities, Residential Bridge Loans and ABS secured by a portfolio of private student loans, as described below:
•Residential Whole Loans- Residential Whole Loans are mortgages secured by single family residences held directly by WMC or through consolidated trusts with WMC holding the beneficial interest in the trusts. WMC’s Residential Whole Loans are mainly Non-QM mortgages.
•Non-Agency RMBS- Non-RMBS that are not guaranteed by a U.S. Government agency or U.S. Government-sponsored entity. The mortgage loan collateral for Non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a U.S. Government agency or U.S. Government-sponsored entity due to certain factors, including mortgage balances in excess of Agency underwriting guidelines, borrower characteristics, loan characteristics and/or level of documentation, and therefore are not issued or guaranteed by a U.S. Government agency or U.S. Government-sponsored entity. The mortgage loan collateral may be classified as subprime, Alternative-A or prime depending on the borrower’s credit rating and the underlying level of documentation. Non-Agency RMBS collateral may also include re- performing loans, which are conventional mortgage loans that were current at the time of the securitization, but had been delinquent in the past. Non-Agency RMBS may be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages.
•Agency RMBS- Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as Ginnie Mae, or a U.S. GSE, such as Fannie Mae or Freddie Mac. The Agency RMBS WMC acquires can be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages. Fixed-rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgages generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid adjustable-rate mortgages have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate mortgages and hybrid adjustable-rate mortgages generally have periodic and lifetime constraints on the amount by which the loan interest rate can change on any predetermined interest rate reset date. These investments can be in the form of pools, TBA and CMO (including interest only, principal only or other structures).
•GSE Risk Sharing Securities Issued by Fannie Mae and Freddie Mac- From time to time WMC has and may in the future continue to invest in risk sharing securities issued by Fannie Mae and Freddie Mac. Principal and interest payments on these securities are based on the performance of a specified pool of Agency residential mortgages. The payments due on these securities, however, are not secured by the referenced mortgages. The payments due are full faith and credit obligations of Fannie Mae or Freddie Mac respectively, but neither agency guarantees full payment of the underlying mortgages. Investments in these securities generally are not qualifying assets for purposes of the 75% real estate asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% real estate income test applicable to REITs. As a result, WMC may be limited in WMC’s ability to invest in such assets.
•Other Investments- In addition to Residential Whole Loans and Non-Agency RMBS, WMC’s current target investments, WMC may also make investments in Commercial Loans and Non-Agency CMBS and other securities on an opportunistic basis, which WMC Manager believes will assist WMC in meeting WMC’s investment objective and are consistent with WMC’s overall investment policies. These investments will normally be limited by the REIT requirements that 75% WMC’s assets be real estate assets and that 75% of WMC’s income be generated from real estate, thereby limiting WMC’s ability to invest in such assets.
WMC is externally managed and advised by WMC Manager, an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended, and a wholly-owned subsidiary of Franklin Resources, Inc.
WMC’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through an attractive dividend, which WMC intends to support with sustainable distributable earnings, as well as the potential for higher returns through capital appreciation. WMC’s investment strategy is based on WMC Manager’s perspective of which mix of WMC target assets it believes provides WMC with the best risk-reward opportunities at any given time. WMC also deploys leverage as part of its investment strategy to increase potential returns.
WMC is a Delaware corporation that operates and has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2012. WMC will generally not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes, in accordance with the REIT requirements, all of its net taxable income to its stockholders and otherwise maintains its intended qualification as a REIT. To comply with the REIT requirements, some of WMC’s investments are held in a TRS. Acquiring investments and engaging in activities through the TRS helps enable WMC to avoid jeopardizing its REIT status. WMC also intends to operate its business in a manner that will permit it to maintain its exemption from registration under the Investment Company Act.
Shares of WMC Common Stock are listed on the NYSE, trading under the symbol “WMC.”
WMC’s principal executive offices are located at 385 East Colorado Boulevard, Pasadena, California 91101, and its telephone number is (626) 844-9400. WMC’s website is www.westernassetmcc.com.
The Combined Company
Upon completion of the Merger, MITT will remain a publicly traded corporation focused on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. The Combined Company is expected to have a pro forma total stockholders’ equity capitalization of approximately $564 million, composed of $344 million of MITT Common Stock capitalization and $220 million of MITT Preferred Stock capitalization. The liquidation preference of MITT Preferred Stock is $228 million. The Combined Company is expected to have a pro forma common equity market capitalization of approximately $173 million based on the $5.86 per share closing price of MITT Common Stock on September 22, 2023. Following the completion of the Merger, MITT will continue to be externally managed by MITT Manager, an affiliate of Angelo Gordon.
The combined business will continue to be operated through MITT and its subsidiaries, which will include Merger Sub, as the surviving entity in the Merger, and its subsidiaries, which were previously subsidiaries of WMC.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “MITT.”
The Combined Company’s principal executive offices will remain at MITT’s location at 245 Park Avenue, 26th Floor, New York, New York 10167, and its telephone number will remain (212) 692-2000. The Combined Company’s website will remain www.agmit.com.

THE MITT SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from MITT common stockholders for exercise at the MITT special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to MITT common stockholders on or about October 3, 2023.
Purpose of the MITT Special Meeting
The MITT special meeting will be held at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, on November 7, 2023, at 10:00 a.m., Eastern Time, for the following purposes:
•to consider and vote on the MITT Common Stock Issuance Proposal; and
•to consider and vote on the MITT Adjournment Proposal.
Pursuant to Maryland law and the MITT Bylaws, only business within the purposes described in the Notice of Special Meeting of Stockholders for MITT may be conducted at the MITT special meeting. Any action may be taken on the items of business described above at the MITT special meeting on the date specified above, or on any date or dates to which the MITT special meeting may be postponed or adjourned.
This joint proxy statement/prospectus also contains information regarding the WMC special meeting, including the items of business for the WMC special meeting. At the WMC special meeting, MITT stockholders will not be voting on the proposals to be considered and voted on at the WMC special meeting.
Record Date; Voting Rights; Proxies
MITT has fixed the close of business on September 22, 2023, as the MITT Record Date for determining holders of MITT Common Stock entitled to the notice of, and to vote at, the MITT special meeting. MITT common stockholders at the close of business on the MITT Record Date will be entitled to the notice of the MITT special meeting. As of the MITT Record Date, there were 20,219,246 issued and outstanding shares of MITT Common Stock. Each holder of record of MITT Common Stock on the MITT Record Date is entitled to one vote per share of MITT Common Stock with respect to each proposal. Holders of MITT Preferred Stock are not entitled to notice of, or to vote their shares at, the MITT special meeting.
Stockholders of Record.   If you are a holder of record of MITT Common Stock, you may have your shares of MITT Common Stock voted on the matters to be presented at the MITT special meeting in any of the following ways:
•To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on November 6, 2023.
•To authorize a proxy by telephone, dial the toll-free telephone number set forth on the proxy card you received using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on November 6, 2023.
•To authorize a proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope.
If you intend to attend and vote your shares during the MITT special meeting, you must pre-register by emailing ir@agmit.com not later than 5:00 p.m., Eastern Time, on November 2, 2023.
Beneficial Owners.   If your shares of MITT Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank or other nominee to vote your shares of MITT Common Stock. Please note that if you are a holder in “street name” and wish to attend and vote at the MITT special meeting, you must obtain a legal proxy from your broker, bank or other nominee and provide a copy of such legal proxy at the MITT special meeting. Please note that if you do not provide a copy of such legal proxy at the MITT special meeting, you may still attend the MITT special meeting as long as you have registered, but you will not be able to vote shares in person at the MITT special meeting.
Voting; Proxies.   All shares of MITT Common Stock that are entitled to vote and are represented at the MITT special meeting by properly authorized proxies received before or at the MITT special meeting and not revoked will be voted at the MITT special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares of MITT Common Stock will be voted:
•“FOR” the MITT Common Stock Issuance Proposal; and
•“FOR” the MITT Adjournment Proposal.
Votes cast by proxy or in person at the MITT special meeting will be tabulated by one or more inspectors appointed by the MITT Board for the MITT special meeting who will also determine whether or not a quorum is present.
Any proxy given by a MITT stockholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the MITT special meeting in any of the following ways:
•authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on November 6, 2023;
•filing with the Secretary of MITT, before the taking of the vote at the MITT special meeting, a written notice of revocation bearing a later date than the proxy card previously submitted;
•duly executing a later dated proxy card relating to the same shares of MITT Common Stock and delivering it to the Secretary of MITT before the taking of the vote at the MITT special meeting; or
•voting in person at the MITT special meeting, although attendance at the MITT special meeting alone will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, New York 10167, Attention: Secretary.
If your shares of MITT Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank or other nominee to revoke your proxy or change your vote before the vote is taken at the MITT special meeting.
Solicitation of Proxies
MITT is soliciting proxies on behalf of the MITT Board. MITT will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of MITT Common Stock held in their names. In addition to the solicitation of proxies by use of the mail, proxies may be solicited from MITT stockholders by directors, officers and employees of MITT in person, by telephone, on the Internet or using any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to MITT’s directors and officers and employees of MITT Manager or its affiliates in connection with this solicitation.
Additionally, MITT has engaged Innisfree as proxy solicitor to assist in the solicitation of proxies for the MITT special meeting. MITT estimates it will pay Innisfree a fee of approximately $50,000. MITT has also agreed to reimburse Innisfree for reasonable and documented out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, costs and expenses. No portion of the amount that MITT has agreed to pay to Innisfree is contingent upon the Closing.
Attendance and Voting at the MITT Special Meeting
On the date of the MITT special meeting, MITT stockholders may attend the MITT special meeting in person. However, you are only entitled to vote and/or ask questions at the MITT special meeting if you were a MITT common stockholder of record or beneficial owner as of the MITT Record Date and you pre-registered to attend the MITT special meeting.
The MITT special meeting will be held at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, on November 7, 2023, at 10:00 a.m., Eastern Time. If you hold your shares of MITT common stock in “street name” (i.e., you hold your shares of MITT Common Stock beneficially through a broker, bank or other nominee) and you would like to vote shares in person at the MITT special meeting, you will need to obtain a legal proxy from your broker, bank or other nominee. Please note that if you do not provide a copy of the legal proxy, you may still attend the MITT special meeting if you register in advance but you will not be able to vote your shares at the MITT special meeting.
For security reasons, you will be required to show a form of government-issued photo identification (e.g., a driver’s license or a passport) when you arrive at the MITT special meeting. If you need special assistance at the MITT special meeting because of a disability, please contact ir@agmit.com.

Even if you plan to attend the MITT special meeting, MITT encourages you to vote in advance by phone, Internet or mail so that your vote will be counted even if you later decide not to attend the MITT special meeting.
Quorum; Required Vote; Abstentions and Broker Non-Votes
The presence, in person or by proxy, of the holders of shares of MITT Common Stock entitled to cast a majority of all the votes entitled to be cast at the MITT special meeting will constitute a quorum at the MITT special meeting. MITT will include abstentions in the calculation of the number of shares considered to be present at the MITT special meeting for purposes of determining the presence of a quorum at the MITT special meeting.
Approval of the MITT Common Stock Issuance Proposal and the MITT Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast at the MITT special meeting, provided a quorum is present. Abstentions will not be counted as “votes cast” for these proposals and will therefore have no effect on the outcome of the vote on the MITT Common Stock Issuance Proposal or the MITT Adjournment Proposal. Any failure to return your proxy card or other failure to vote will have no effect on the outcome of the vote on the MITT Common Stock Issuance Proposal or the MITT Adjournment Proposal, provided that a quorum is otherwise present at the MITT special meeting.
Brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. Because each of the proposals to be voted upon at the MITT special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you do not provide your broker, bank or other nominee with instructions regarding how to vote your shares of MITT Common Stock, your shares of MITT Common Stock will not be considered present at the MITT special meeting and will not be voted on any of the proposals. Broker non-votes, if any, will have no effect on the MITT Common Stock Issuance Proposal or the MITT Adjournment Proposal.
Regardless of the number of shares of MITT Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.
Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the MITT special meeting, please contact Innisfree, MITT’s proxy solicitor for the MITT special meeting:
Innisfree M&A Incorporated
Stockholders may call toll free: (877) 750-8312
Banks and Brokers may call collect: (212) 750-5833

PROPOSALS SUBMITTED TO THE MITT STOCKHOLDERS
Proposal 1: MITT Common Stock Issuance Proposal
MITT stockholders are being asked to approve the issuance of shares of MITT Common Stock to the holders of WMC Common Stock and WMC Equity Awards in the Merger. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 94 and “The Merger Agreement” beginning on page 151. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the MITT Common Stock Issuance is a condition to the consummation of the Merger. If the MITT Common Stock Issuance Proposal is not approved, the Merger will not be completed.
Approval of the MITT Common Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast at the MITT special meeting. Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the MITT Common Stock Issuance Proposal, provided that a quorum is otherwise present.
Recommendation of the MITT Board
The MITT Board unanimously recommends that the MITT common stockholders vote “FOR” the MITT Common Stock Issuance Proposal to issue shares of MITT Common Stock to holders of WMC Common Stock and WMC Equity Awards pursuant to the Merger Agreement.
Proposal 2: MITT Adjournment Proposal
The MITT special meeting may be adjourned to another time or place, if necessary or appropriate in the judgment of the MITT Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the MITT Board, in favor of the MITT Common Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
MITT is asking MITT stockholders to approve the adjournment of the MITT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the MITT Common Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Approval of MITT Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast, provided that a quorum is present.
MITT does not intend to call for a vote on the MITT Adjournment Proposal if the MITT Common Stock Issuance Proposal considered at the MITT special meeting has been approved at the MITT special meeting.
Recommendation of the MITT Board

The MITT Board unanimously recommends that the MITT common stockholders vote “FOR” the MITT Adjournment Proposal to adjourn the MITT special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the MITT Common Stock Issuance Proposal.
Other Business
Pursuant to Maryland law and the MITT Bylaws, only matters described in the Notice of Special Meeting for MITT may be brought before the MITT special meeting.

THE WMC SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from WMC common stockholders for exercise at the WMC special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to WMC common stockholders on or about October 3, 2023.
Purpose of the WMC Special Meeting
A special meeting of WMC stockholders will be held via a virtual live webcast on November 7, 2023 at 9:00 a.m., Pacific Time, for the following purposes:
•to consider and vote on the WMC Merger Proposal;
•to consider and vote on the WMC Compensation Proposal; and
•to consider and vote on the WMC Adjournment Proposal.
Only those matters included in the notice of the WMC special meeting may be considered and voted upon at the WMC special meeting. Any action may be taken on the items of business described above at the WMC special meeting on the date specified above, or on any date or dates to which the WMC special meeting may be postponed or adjourned.
This joint proxy statement/prospectus also contains information regarding the MITT special meeting, including the items of business for that special meeting. At the WMC special meeting, WMC stockholders will not be voting on the proposals to be considered and voted on at the MITT special meeting.
Record Date; Voting Rights; Proxies
WMC has fixed the close of business on September 22, 2023, as the WMC Record Date for determining holders of WMC Common Stock entitled to notice of, and to vote at, the WMC special meeting. Therefore, only holders of WMC Common Stock at the close of business on the WMC Record Date will be entitled to notice of, and to vote at, the WMC special meeting. As of the WMC Record Date, there were 6,049,559 issued and outstanding shares of WMC Common Stock. Each holder of record of WMC Common Stock on the WMC Record Date is entitled to one vote per share. Votes may be cast either virtually or by properly authorized proxy at the WMC special meeting. As of the WMC Record Date, the issued and outstanding shares of WMC Common Stock were held by 9 registered holders and approximately 17,455 beneficial owners.
Stockholders of Record. If you are a stockholder of record of WMC Common Stock as of the WMC Record Date, you may have your shares of WMC Common Stock voted on the matters to be presented at the WMC special meeting in any of the following ways:
•By Telephone  —  You can vote by telephone by calling the toll-free number 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions on the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on November 6, 2023 to be counted. If you vote by telephone, you do not need to return a proxy card by mail;

•By Internet — You can vote over the Internet before the WMC special meeting or while the polls are open by visiting www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the control number included with your proxy materials. Your vote must be received by 11:59 p.m., Eastern Time, on November 6, 2023 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail; or

•By Mail — You can vote by mail by completing, signing, dating and mailing the enclosed proxy card promptly in the envelope provided so that it is received no later than November 6, 2023.

If you vote by proxy, the individuals named on the proxy card will vote your shares of WMC Common Stock in the manner you indicate. You may specify whether your shares of WMC Common Stock should be voted for or against each of the proposals. You may also specify you would like to abstain from voting for or against a proposal. If you do not indicate on your proxy card how your votes should be cast, your shares of WMC Common Stock will be voted in accordance with the recommendation of the WMC Board.
Beneficial Owners. If your shares of WMC Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank or other nominee. Please note that if you are a holder in “street name” and wish to vote virtually at the WMC special meeting, you must obtain a legal proxy from your broker, bank or other nominee. For more information on obtaining a legal proxy from your broker, bank or other nominee, see “The WMC Special Meeting—Attendance at the Virtual WMC Special Meeting” beginning on page 80.
Voting; Proxies. All shares of WMC Common Stock that are entitled to vote and are represented at the WMC special meeting by properly authorized proxies received before or at the WMC special meeting and not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares of WMC Common Stock will be voted:
•“FOR” the WMC Merger Proposal;
•“FOR” the WMC Compensation Proposal; and
•“FOR” the WMC Adjournment Proposal.
Votes cast by proxy or virtually at the WMC special meeting will be tabulated by the inspector of elections appointed for the WMC special meeting. The chairman of the WMC special meeting will determine whether or not a quorum is present.
Any proxy given by a WMC stockholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the WMC special meeting in any of the following ways:
•authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on November 6, 2023;

•filing with the Secretary of WMC, before the taking of the vote at the WMC special meeting, a written notice of revocation bearing a later date than the proxy card previously submitted;
•duly executing a later dated proxy card relating to the same shares of stock and delivering it to the Secretary of WMC before the taking of the vote at the WMC special meeting; or
•voting virtually at the WMC special meeting, although attendance at the WMC special meeting alone will not by itself constitute a revocation of a proxy.
Any written notice of revocation or subsequent proxy card should be sent to Western Asset Mortgage Capital Corporation, 385 East Colorado Boulevard, Pasadena, California, 91101, Attention: Secretary.
If your shares of WMC Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you if you would like to revoke your proxy before the vote is taken at the WMC special meeting. Please note that if you are a holder in “street name” and wish to vote electronically at the WMC special meeting, you must obtain a legal proxy from your broker, bank or other nominee.
Solicitation of Proxies
WMC has engaged Morrow as proxy solicitor to assist in the solicitation of proxies for the WMC special meeting. WMC estimates it will pay Morrow a fee of approximately $20,000 plus disbursements for these services. No portion of the amount that WMC has agreed to pay to Morrow is contingent upon the Closing. In addition to mailing proxy solicitation materials, proxies may be solicited from WMC stockholders by the directors, officers and employees of WMC and WMC Manager by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of WMC or WMC Manager in connection with such solicitation services. Any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials may be directed to Morrow Sodali, LLC by telephone toll-free at (800) 662-5200 or to WMC Investor Relations by telephone at (310) 622-8223 or by email at lclark@finprofiles.com.
Attendance at the Virtual WMC Special Meeting
You will be able to virtually attend the WMC special meeting, as well as vote and submit questions during the WMC special meeting, by visiting https://web.lumiagm.com/239581234, on November 7, 2023, at 9:00 a.m., Pacific Time. If you wish to virtually attend the WMC special meeting, you must (i) be a WMC stockholder of record as of the WMC Record Date, (ii) hold your shares of WMC Common Stock beneficially in the name of a broker, bank or other nominee as of the WMC Record Date or (iii) hold a valid proxy for the WMC special meeting.
If you are a registered WMC stockholder:

•You will need the control number and password included with your proxy materials. You do not need to pre-register with Equiniti Trust Company, LLC (formerly known as

American Stock Transfer & Trust Company, LLC) to attend and vote at the WMC special meeting. We encourage you to access the meeting prior to the start time leaving ample time for check in.

If you are a street name WMC stockholder (i.e., you hold your shares of WMC Common Stock beneficially through a broker, bank or other nominee), you must register in advance of the WMC special meeting:

•To register in advance of the WMC special meeting, you must first request and obtain a legal proxy from your broker, bank or other nominee. We note that obtaining a legal proxy may take several days.

•After obtaining a valid legal proxy from your broker, bank or other nominee, you must then submit proof of your legal proxy reflecting the number of shares of WMC Common Stock you held as of the WMC Record Date, along with your name and email address, to Equiniti Trust Company, LLC: (i) by email to proxy@equiniti.com; (ii) by facsimile to 718-765-8730; or (iii) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labelled as “Legal Proxy” and be received by Equiniti Trust Company, LLC no later than 5:00 p.m., Eastern Time, on November 1, 2023.

Even if you plan to virtually attend the WMC special meeting, WMC recommends that you vote by proxy in advance by phone, Internet or mail so that your vote will be counted if you later decide not to or become unable to virtually attend the WMC special meeting.
Quorum; Abstentions and Broker Non-Votes
The presence, virtually or by proxy, of the holders of shares of WMC Common Stock entitled to cast a majority of all the votes entitled to be cast at the WMC special meeting will constitute a quorum at the WMC special meeting. WMC will include abstentions in the calculation of the number of shares considered to be present at the WMC special meeting for purposes of determining the presence of a quorum at the WMC special meeting. Approval of the WMC Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock entitled to vote, provided a quorum is present. Abstentions or any failure to return your proxy card or other failure to vote will have the same effect as a vote “AGAINST” the WMC Merger Proposal.
Approval of the WMC Compensation Proposal and the WMC Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock represented and entitled to vote, provided a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the WMC Compensation Proposal and the WMC Adjournment Proposal. Any failure to return your proxy card or other failure to vote will have no effect on the outcome of the vote on any of the WMC Compensation Proposal or the WMC Adjournment Proposal.
Brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. Because each of the proposals to be voted upon at the WMC special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you do not provide your broker, bank or other nominee with instructions regarding how to vote your shares of WMC Common Stock, your shares of WMC Common Stock will not be considered present at the WMC special meeting and will not be voted on any of the proposals. Broker non-votes, if any, will have no effect on the WMC Compensation Proposal or the WMC Adjournment Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the WMC Merger Proposal.
Required Vote
Approval of the WMC Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock entitled to vote, provided a quorum is present.
Approval of the WMC Compensation Proposal and the WMC Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock represented and entitled to vote, provided a quorum is present.
Regardless of the number of shares of WMC Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.

PROPOSALS SUBMITTED TO THE WMC STOCKHOLDERS
Proposal 1: WMC Merger Proposal
Overview
WMC stockholders are being asked to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 94 and “The Merger Agreement” beginning on page 151. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Under Delaware Law and pursuant to the Merger Agreement, approval of the WMC Merger Proposal is a condition to the consummation of the Merger. If the WMC Merger Proposal is not approved, the Merger will not be completed.
Vote Required
Approval of the WMC Merger Proposal requires the affirmative vote of a majority of the outstanding shares of capital stock of WMC entitled to vote, provided a quorum is present. Abstentions or any failure to return your proxy card or other failure to vote will have the same effect as a vote “AGAINST” the WMC Merger Proposal.
Recommendation of the WMC Board
The WMC Board unanimously recommends that WMC stockholders vote “FOR” the WMC Merger Proposal to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.
Proposal 2: WMC Compensation Proposal
Overview
Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, WMC is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to WMC’s named executive officers in connection with the completion of the Merger as discussed in the section entitled “The Merger—Interests of WMC’s Directors and Executive Officers in the Merger,” beginning on page 143, including the table entitled “Golden Parachute Compensation” and accompanying footnotes. Accordingly, WMC stockholders are being provided with the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon WMC or the WMC Board, and approval of this proposal is not a condition to completion of the Merger. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with certain of WMC’s named executive officers, such compensation will be payable in accordance with the terms and conditions applicable to such compensation, regardless of the outcome of this advisory vote, if the Merger and the other transactions contemplated by the Merger Agreement are approved by the WMC stockholders and the Merger is completed. However, WMC seeks your support and believes that your support is appropriate because WMC has a comprehensive executive compensation program designed to link the compensation of its executives with WMC’s performance and the interests of WMC’s stockholders. Accordingly, holders of shares of WMC Common Stock are being asked to vote on the following resolution:
“RESOLVED, that the stockholders of Western Asset Mortgage Capital Corporation approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Western Asset Mortgage Capital Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of WMC’s Directors and Executive Officers in the Merger,” beginning on page 143 of the joint proxy statement/prospectus (which disclosure includes the “Golden Parachute Compensation” table required pursuant to Item 402(t) of Regulation S-K).”
WMC stockholder approval of the WMC Compensation Proposal is not a condition to consummation of the Merger.
Vote Required
Approval of the WMC Compensation Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock represented and entitled to vote, provided a quorum is present. Failing to vote (whether by broker non-votes, if any, or otherwise) will not have an effect on the WMC Compensation Proposal, provided that a quorum is otherwise present. Abstaining will have the same effect as a vote “AGAINST” the WMC Compensation Proposal.
Recommendation of the WMC Board
The WMC Board unanimously recommends that WMC stockholders vote “FOR” the WMC Compensation Proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to WMC’s named executive officers that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of WMC’s Directors and Executive Officers in the Merger,” beginning on page 143 (which disclosure includes the “Golden Parachute Compensation” table required pursuant to Item 402(t) of Regulation S-K).
Proposal 3: WMC Adjournment Proposal
Overview
The WMC special meeting may be adjourned to another time or place, if necessary or appropriate in the judgment of the WMC Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the WMC Board, including to solicit additional proxies if there are not sufficient votes to approve the WMC Merger Proposal.

WMC is asking WMC stockholders to approve the adjournment of the WMC special meeting, if necessary or appropriate, including if there are not sufficient votes at the time of such adjournment to approve the WMC Merger Proposal at the WMC special meeting.
Vote Required
Approval of the WMC Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WMC capital stock represented and entitled to vote, provided a quorum is present. Failing to vote (whether by broker non-votes, if any, or otherwise) will not have an effect on the WMC Adjournment Proposal, provided that a quorum is otherwise present. Abstaining will have the same effect as a vote “AGAINST” the WMC Adjournment Proposal.
WMC does not intend to call a vote on the WMC Adjournment Proposal if the WMC Merger Proposal considered at the WMC special meeting has been approved at the WMC special meeting. If the WMC special meeting is adjourned for the purpose of soliciting additional proxies, WMC stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise.
Recommendation of the WMC Board
The WMC Board unanimously recommends that WMC stockholders vote “FOR” the WMC Adjournment Proposal to adjourn the WMC special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve one or more proposals at the WMC special meeting.
Other Business
No business may be brought before the WMC special meeting except as set forth in the Notice of Special Meeting for WMC.

WMC DESCRIPTION OF BUSINESS
For a description of WMC’s business, see Part I, Item 1, in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which is attached as Annex G to this joint proxy statement/prospectus.

WMC PROPERTIES
For a description of WMC’s properties, see Part II, Item 2, in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which is attached as Annex G to this joint proxy statement/prospectus.

WMC LEGAL PROCEEDINGS
For a description of WMC’s legal proceedings, see Part II, Item 1, in WMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, a copy of which is attached as Annex F to this joint proxy statement/prospectus.

MARKET FOR WMC COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES
For a description of the market for WMC’s common equity, related stockholder matters and issuer purchases of equity securities, see Part II, Item 5, in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which is attached as Annex G to this joint proxy statement/prospectus.

WMC FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
For WMC’s financial statements and supplementary data, see Part II, Item 8, in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which is attached as Annex G to this joint proxy statement/prospectus, and Part I, Item 1, in WMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which is attached as Annex F to this joint proxy statement/prospectus.

WMC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
For a discussion and analysis of WMC’s financial condition and results of operations, see Part II, Item 7, in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which is attached as Annex G to this joint proxy statement/prospectus, and Part I, Item 2, in WMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which is attached as Annex F to this joint proxy statement/prospectus.

WMC QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
For a description of WMC’s Quantitative and Qualitative Disclosures about Market Risk, see Part II, Item 7A, in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which is attached as Annex G to this joint proxy statement/prospectus.

WMC CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
For a description of WMC’s changes in and disagreements with accountants on accounting and financial disclosure, see Part II, Item 9, in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which is attached as Annex G to this joint proxy statement/prospectus.

THE MERGER
The following is a summary of the material terms of the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger or the Merger Agreement that is important to you. The summary of the material terms of the Merger below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read this joint proxy statement/prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.
General
The MITT Board has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, and declared that the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, are advisable and in the best interests of MITT and MITT’s stockholders, and the WMC Board has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of WMC and WMC’s stockholders. Subject to the terms and conditions of the Merger Agreement, including the approval of the WMC common stockholders of the WMC Merger Proposal, WMC will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity of the Merger. WMC stockholders will receive the Merger Consideration described below under “The Merger Agreement—Consideration for the Merger” beginning on page 152.

Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every such meeting or event, or every conversation among the WMC Board, the MITT Board, the members of WMC’s management, the members of MITT’s management or representatives of WMC, MITT or other parties.

The WMC Board and management team regularly evaluate WMC’s strategic direction and ongoing business plans and review potential alternatives with a view toward enhancing long-term stockholder value. As part of these reviews, the WMC Board and management team have considered, among other things, various investments, diversification into new asset classes, purchases and sales of assets and companies, potential strategic business combinations and other transactions with third parties that would further WMC’s strategic objectives and ability to create stockholder value.
The MITT Board and management team regularly review and evaluate MITT’s performance, future growth prospects and overall strategic direction and consider ways to strengthen the business and enhance the long-term value of MITT to its stockholders. In recent years, these reviews have included, among other things, a range of capital raising alternatives, including equity offerings, potential business combinations and the potential benefits and risks of those transactions.
In early January 2021, WMC received informal inquiries from two separate companies regarding a potential business combination. In light of these inquiries, on January 21, 2021, the WMC Board held a telephonic meeting, at which members of WMC’s management and representatives from JMP Securities LLC (“JMP”) and WMC’s outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) were present, to discuss the two companies as well as whether it would be productive to continue to engage in further discussions with each. At this meeting, the WMC Board also authorized WMC to engage JMP as its financial advisor to provide investment banking and related services in connection with WMC’s review of strategic alternatives, including a possible merger, consolidation or similar transaction involving WMC.
In 2021 and the first half of 2022, WMC, with the assistance of JMP, evaluated and engaged in preliminary discussions regarding several potential strategic transactions, including the potential transactions first discussed in January 2021. However, none of such discussions resulted in a transaction with WMC.
During the second quarter of 2022, WMC faced industry headwinds including the challenges of interest rate volatility and fluctuating asset values, which translated into credit spread widening across WMC’s holdings. Market volatility was putting pressure on WMC’s GAAP and economic book value per share. During this time, WMC was continuing to implement a strategic shift towards a focus on residential real estate-related investments.
In early June 2022, as part of its regular review of ways in which to strengthen MITT’s business and hence the long-term value of MITT to its stockholders, MITT management identified WMC as a potential acquisition target due to its size and the compatibility of the MITT and WMC business models and investment strategies. In connection with that review, Mr. Durkin, MITT’s Chief Executive Officer and President, called a senior member of WMC Manager’s investment team to inquire as to whether WMC would be interested in exploring a potential transaction. The senior member of WMC Manager’s investment team responded that WMC might be interested in holding discussions, but the parties did not have any further discussions until after August 4, 2022. Mr. Durkin reported that conversation to the MITT Board at its meeting held via videoconference on June 15, 2022.
On August 1, 2022, the WMC Board held a meeting at which members of WMC’s management were present. During the meeting, WMC management noted that WMC’s previous efforts at completing a strategic transaction had proved unsuccessful and that, in light of ongoing challenging market conditions, WMC’s best option for enhancing stockholder value would be a formal review of strategic alternatives, which could include a sale, merger or other transaction involving WMC. At the conclusion of the meeting, the WMC Board authorized WMC’s management to commence a review of strategic alternatives, including a potential sale of or merger involving WMC.
On August 3, 2022, the MITT Board held a regular meeting at which members of MITT’s management were present. During the meeting, MITT management indicated that it was continuing to evaluate a potential transaction with WMC, based on publicly available information, as a way to grow MITT’s capital and asset base.

On August 4, 2022, concurrent with WMC’s release of its second quarter 2022 earnings, WMC publicly announced the commencement of its strategic review.
As part of the strategic review process, between August 4, 2022 and September 8, 2022, JMP engaged in conversations with a total of 43 parties (including MITT and Terra Property Trust, Inc. (“TPT”)) who were contacted by JMP or responded to WMC’s announcement of the strategic review process, including other mortgage REITs, asset managers and private equity firms, to inform them of the process and to solicit their interest in a possible transaction with WMC. A total of 25 of the parties chose to execute confidentiality agreements and received access to WMC’s data room. Each of the confidentiality agreements included a standstill provision with customary fall away events, including upon WMC’s entry into a definitive written agreement relating to a sale of WMC. The 25 parties were also provided with a process letter requesting the submission of non-binding transaction proposals by September 10, 2022.
Following the initial bid deadline, JMP received a total of ten transaction proposals – five were proposals for strategic investments and/or management contract transactions and five were proposals for merger transactions (which included a proposal from MITT). 15 of the 25 parties that executed confidentiality agreements chose not to submit a proposal.
Based on conversations among WMC, WMC Manager and JMP during the week of September 12, 2022, and in an effort to stimulate increased interest in, and the submission of higher bids for, WMC, WMC Manager agreed to reduce from approximately $17,000,000 to $7,000,000 the contractual termination fee that it was entitled to under the WMC Management Agreement in the event of a termination or non-renewal of the WMC Management Agreement as part of a potential transaction. In light of this material reduction in potential transaction expenses, JMP contacted the ten parties that submitted proposals, as well as other parties that had previously executed confidentiality agreements and were active in the process, to inform them of the reduced transaction expenses and request updated proposals by September 20, 2022.
On September 15, 2022, the MITT Board held a regular meeting, at which members of MITT’s management were present. During this meeting, the MITT Board discussed the potential terms of a transaction with WMC. Following discussion, the MITT Board was supportive of submitting a revised proposal to acquire WMC.
On September 20, 2022, nine of the ten parties that provided initial proposals (including MITT) provided updated proposals, including four updated proposals for strategic investments and/or management contract transactions and five updated proposals for merger transactions. One additional party, TPT, also submitted a merger transaction proposal.
On September 22, 2022, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of JMP and Skadden were present. During the meeting, the WMC Board discussed and evaluated the submitted proposals. Following consideration of each of the proposals, the WMC Board decided to authorize management and JMP to proceed to the next phase of the process with six of the 11 submitted proposals, and directed JMP to further engage with the selected parties accordingly.
Following the September 22, 2022 WMC Board meeting, JMP, at the direction of the WMC Board, informed the six bidders that they were advancing to a second round of the process, which bidders included a publicly traded commercial mortgage REIT, which we refer to as

“Party A,” MITT and TPT. Each of the six bidders was granted access to additional confidential information via the WMC data room. JMP also notified the six bidders that final proposals, along with a mark-up to a form of merger agreement provided by WMC, would be requested shortly after WMC furnished its September 30, 2022 balance sheet.
Over the following weeks, WMC’s management and JMP continued to respond to diligence requests from the bidders, which were largely focused on WMC’s asset portfolio.
Between October 4, 2022 and October 11, 2022, representatives from WMC and JMP held diligence meetings with four bidders, including Party A, TPT and MITT.
On October 27, 2022, the MITT Board held a meeting via videoconference, at which members of MITT’s management and representatives of MITT’s outside counsel, Hunton Andrews Kurth LLP (“Hunton”), and a financial advisor were present. Representatives of Hunton reviewed the MITT Board’s legal duties in connection with its evaluation of the proposed transaction. A representative of the financial advisor reviewed the status of MITT’s due diligence, including MITT’s review of various assets of WMC, and certain preliminary financial considerations. MITT management discussed MITT Manager’s potential cash contribution to the proposed transaction. MITT management also indicated that it would continue to conduct its due diligence review and report back to the MITT Board at its next meeting.
Between mid-October and November 18, 2022, three parties, including MITT, informed JMP that they would not be submitting second-round bids. Three second-round proposals were received, including from Party A and TPT. Party A’s proposal contemplated a stock-for-stock merger between a newly formed wholly-owned subsidiary of Party A and WMC, with WMC stockholders receiving newly issued shares of common stock to be issued by Party A that are publicly traded on the NYSE. TPT’s proposal contemplated a stock-for-stock merger between TPT and a newly formed wholly-owned subsidiary of WMC, with TPT stockholders receiving newly issued shares of common stock of WMC.
On November 3, 2022, the MITT Board held a regular meeting, at which members of MITT’s management were present. MITT’s management updated the MITT Board on its due diligence review of WMC and notified the MITT Board that it had decided not to submit a revised proposal to acquire WMC.
On November 18, 2022, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of JMP and Skadden were present. During the meeting, representatives of JMP updated the WMC Board with respect to the overall outreach and transaction process and reviewed the second-round proposals and the parties submitting them. Representatives of JMP and Skadden also reviewed descriptions of the key terms of the proposals and the WMC Board’s fiduciary duties. Each of the proposals requested exclusivity as a basis for proceeding further. Following discussion, the WMC Board determined that Party A had put forward the most attractive bid, based on a combination of the proposed market value to be delivered per share of WMC Common Stock, the pro forma combined book value of Party A and WMC and similarities between Party A’s and WMC’s portfolios.
Following the November 18, 2022 WMC Board meeting, JMP, at the direction of the WMC Board, informed Party A that WMC would proceed with exclusive discussions with it regarding a potential transaction. On November 28, 2022, WMC and Party A entered into an exclusivity agreement providing for a 45-day exclusivity period to complete definitive documentation regarding a potential merger transaction.
Between November 28, 2022 and January 23, 2023, representatives of JMP, Skadden and WMC’s management continued negotiations of definitive documentation and open items related to the contemplated transaction with Party A, including holding multiple diligence meetings with representatives of Party A throughout this period. However, in January 2023, Party A proposed a material reduction in the economic terms of its merger proposal. In response, WMC requested that Party A submit an improved offer, but did not subsequently hear anything further from Party A. As a result, WMC let its exclusivity period with Party A expire.
On January 27, 2023, following the expiration of the exclusivity period with Party A, at the direction of the WMC Board, JMP initiated outreach to a select group of mortgage REITs and real estate focused asset managers who had previously been active in the process or contacted JMP during the exclusivity period with Party A to discuss their interest in reengaging in discussions regarding a transaction with WMC. JMP contacted five parties who had previously engaged in prior discussions with WMC, including TPT and MITT, as well as two new parties who had contacted JMP during the exclusivity period with Party A. Of the contacted parties, three opted not to engage. MITT, TPT and, after executing confidentiality agreements, two other parties contacted were granted access to the data room between February 13, 2023 and February 21, 2023. Following this, two additional parties contacted JMP expressing interest in the process and were granted access to the data room the week of March 13, 2023 after executing confidentiality agreements. Each of the confidentiality agreements that were entered into included a standstill provision with customary fall away events, including upon WMC’s entry into a definitive written agreement relating to a sale of WMC.
On February 21, 2023, the MITT Board held a regular meeting, at which members of MITT’s management and representatives of MITT’s financial advisor, Piper Sandler, were present. The MITT Board was updated on JMP’s outreach inquiring whether MITT would be interested in continuing to explore a potential transaction with WMC. Representatives of Piper Sandler reviewed preliminary financial considerations relating to WMC and a proposed transaction and noted that since the MITT Board’s November 3, 2022 meeting, WMC had sold a non-performing commercial real estate asset that had been one of the reasons why MITT’s management had decided not to submit a revised proposal at that time. Following discussion, the MITT Board was supportive of continuing to explore a potential transaction with WMC.
On February 23, 2023, the WMC Board held a meeting via videoconference at which members of WMC’s management and representatives of JMP and Skadden were present. During the meeting, representatives of JMP updated the WMC Board on the transaction process, including that certain parties had opted to re-engage and were expected to submit proposals in the near future.
After conducting additional diligence, including calls with WMC’s management, MITT and TPT submitted proposals on February 24, 2023 and March 3, 2023, respectively. The other two parties that JMP contacted after the end of the exclusivity period with Party A, as well as the two additional parties that submitted inquiries, ultimately declined to submit proposals. MITT’s proposal contemplated a stock-for-stock merger between WMC and MITT, with WMC stockholders receiving MITT Common Stock at an implied exchange ratio of 1.236 shares of MITT Common Stock for each share of WMC Common Stock. MITT’s proposal also contemplated cash consideration provided by MITT Manager of up to 10% of the total transaction consideration, which would be distributed to WMC stockholders at closing. However, MITT’s proposal included discounts to WMC’s economic book value and was contingent on two substantial concessions from WMC Manager, which consisted of (i) requiring a full waiver of the already reduced $7,000,000 termination payment to WMC Manager, and (ii) requiring WMC Manager to be responsible for all of the sell-side transaction expenses and the D&O tail insurance premium relating to the proposed transaction, even though neither of these requirements were imposed on WMC Manager under the WMC Management Agreement. TPT’s proposal contemplated a stock-for-stock merger between TPT and a newly formed wholly-owned subsidiary of WMC, with TPT stockholders receiving stock in WMC based on a floating exchange ratio with an implied value of 1.042 shares of WMC Common Stock for each share of TPT common stock (based on WMC and TPT’s economic book values per share as of December 31, 2022).
On March 15, 2023, representatives of WMC, JMP, MITT and Piper Sandler discussed the proposed financial terms of MITT’s proposal.
Also on March 15, 2023, the MITT Board held a regular meeting via videoconference, at which members of MITT’s management were present. During this meeting, MITT’s management updated the MITT Board regarding the status of the discussions with WMC regarding a potential transaction.
On March 19, 2023, TPT submitted a revised proposal which contemplated a floating exchange ratio with an implied value of 0.972 shares of WMC Common Stock for each share of TPT common stock at the time (based on WMC’s economic book value and TPT’s economic book value as of December 31, 2022). TPT’s proposal also included adjustments to the calculation of WMC’s economic book value for purposes of calculating the exchange ratio.
On March 22, 2023, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of JMP and Skadden were present. During such meeting, representatives of JMP provided an update to the WMC Board with respect to the revised MITT and TPT proposals and WMC’s stock performance against the broader mortgage REIT market. Representatives of JMP then reviewed the advantages and disadvantages of other potential strategic alternatives, including, among others, independent organic growth, recapitalization of WMC’s business, an orderly liquidation of WMC’s assets and a transfer of WMC’s management contract, and considerations for WMC.
Following the March 22, 2023 WMC Board meeting, JMP and WMC’s management conducted reverse diligence on TPT. Concurrently, at the direction of WMC’s management and the WMC Board, JMP contacted a select group of parties who had previously submitted proposals to become WMC’s external manager in connection with funding a recapitalization of WMC.
On March 24, 2023, JMP and WMC’s management held a conference call with TPT’s management during which WMC’s management conducted reverse diligence with respect to TPT’s portfolio assets, liquidity, financing counterparties, investor base, loan tape, valuation methodologies and other matters.

On April 12, 2023, the WMC Board held a meeting via videoconference at which members of WMC’s management and representatives of JMP and Skadden were present. During such meeting, representatives of JMP provided a transaction update to the WMC Board, including an update on the reverse diligence process with respect to TPT. Representatives of JMP also reviewed the terms of the then-current proposals from TPT and MITT. WMC’s management also informed the WMC Board that WMC Manager was unwilling to agree to the concessions requested by MITT, neither of which were required under the WMC Management Agreement, and also was not then supportive of the MITT proposal because, among other reasons, the market value of the then-current proposal from MITT represented a discount to WMC’s stock price and therefore was not likely to be approved by WMC stockholders.
Following the April 12, 2023 WMC Board meeting, JMP and WMC’s management continued discussions with TPT and MITT in an effort to cause them to submit improved proposals. During this period, JMP and WMC’s management continued the diligence process with both TPT and MITT, providing updated WMC financial information as of March 31, 2023, and details on WMC’s financing relationships and changes thereto, as well as details and documentation reflecting the status of WMC’s commercial loan portfolio.
On April 17, 2023, MITT sent a letter to WMC pursuant to which MITT reiterated its interest in a transaction with WMC and, in light of MITT’s updated views on WMC’s balance sheet, increased the implied exchange ratio under its February 24, 2023 proposal from 1.236 to 1.374 shares of MITT Common Stock for each share of WMC Common Stock, representing a 1.4% premium to the closing price of WMC Common Stock on April 14, 2023.
During this period, JMP noted areas of potential enhancements to both TPT and MITT on their respective proposals, particularly with respect to valuation, governance and contribution of value from the external manager. JMP requested that both parties submit revised proposals by April 26, 2023 in advance of the WMC Board meeting.
On April 26, 2023, TPT submitted a revised proposal which contemplated the same merger structure as its previous proposals via a merger between TPT and a newly-formed wholly-owned subsidiary of WMC, with TPT stockholders receiving stock in WMC. The revised proposal included changes to the floating exchange ratio calculations which resulted in an implied exchange ratio (based on WMC’s economic book value as of March 31, 2023 and TPT’s economic book value as of December 31, 2022) of 0.830 shares of WMC Common Stock for each share of TPT common stock at the time, representing an approximately 20% increase in value to WMC stockholders when compared to its prior proposal dated March 19, 2023. The revised proposal also included an additional post-closing commitment from TPT’s external manager to purchase at least $5,000,000 of shares of the combined company, either via open market transactions or a tender offer, subject to a cap on the price payable per share of WMC Common Stock.
Also on April 26, 2023, MITT submitted a letter indicating it continued to be interested in a transaction with WMC and intended to reengage in discussions regarding a potential transaction after the next meeting of the MITT Board and its annual stockholders meeting scheduled to occur on May 4, 2023. MITT communicated that at the MITT Board meeting on May 4, 2023, WMC would be a key topic of discussion, and that MITT expected to submit a revised proposal shortly thereafter. In response, representatives of JMP encouraged MITT to accelerate its submission of a revised proposal.

On April 27, 2023, the WMC Board held a meeting via videoconference at which members of WMC’s management and representatives of JMP and Skadden were present. During such meeting, representatives of JMP updated the WMC Board on the transaction process and the discussions with both TPT and MITT regarding potential improvements to their respective proposals. Representatives of JMP then reviewed and compared the financial terms of the TPT proposal submitted on March 19, 2023, the revised TPT proposal submitted on April 26, 2023, and the MITT proposal submitted on April 17, 2023, both of which contemplated entry into exclusivity periods. At the conclusion of the meeting, the WMC Board authorized WMC to enter into exclusivity with TPT to negotiate definitive documentation, subject to providing MITT with the opportunity to submit a revised proposal on or before May 2, 2023. However, shortly after the meeting, MITT communicated it would not be providing a revised proposal on or before May 2, 2023.
On May 1, 2023, WMC and TPT entered into a 30-day exclusivity agreement to complete definitive documentation and secure the appropriate approvals from their respective financing counterparties, subject to an automatic 30-day extension unless either party elected not to extend.
From May 1, 2023 through the following week, WMC, TPT and their respective advisors continued negotiations of definitive documentation regarding a proposed transaction. WMC and TPT also engaged in the due diligence process.
On May 4, 2023, the MITT Board held a regular meeting, at which members of MITT’s management and representatives of Piper Sandler were present. Representatives of Piper Sandler provided an update on the WMC process and reviewed preliminary financial considerations relating to the proposed transaction, including the calculation of the exchange ratio. MITT’s management updated the MITT Board on its plan to submit a mark-up of the merger agreement to WMC. Following discussion, the MITT Board continued to be supportive of the proposed transaction.
On May 9, 2023, the MITT Board held a meeting via videoconference, at which members of MITT’s management and representatives of Piper Sandler were present. MITT’s management reviewed the proposed terms of a revised proposal, which would include a mark-up of the draft merger agreement. Following discussion, the MITT Board authorized MITT’s management to submit the revised proposal to WMC.
On May 10, 2023, MITT submitted an unsolicited proposal with improved economic terms compared to its prior proposal submitted on April 17, 2023, along with a mark-up of the draft merger agreement. The improved offer eliminated the discount to WMC’s economic book value and represented an implied premium (based on the closing price of MITT Common Stock on May 10, 2023) of 3.2% to the closing price of WMC Common Stock on May 10, 2023. All other terms of the MITT revised proposal remained the same as its prior proposal, including MITT’s demand for two substantial concessions from WMC Manager (which WMC Manager had previously been unwilling to accept) requiring (i) a full waiver of the previously reduced $7,000,000 termination payment to WMC Manager in connection with the potential transaction and (ii) WMC Manager to pay out-of-pocket for all of the sell-side transaction expenses and the D&O tail insurance premium, even though WMC Manager was not required to do so under the WMC Management Agreement. Representatives of JMP noted that, given that WMC Manager was unwilling to agree to the requested concessions, and if such matters were treated as expenses of WMC, then the MITT proposal represented a discount to WMC’s trading price at the time.

Furthermore, given that WMC had entered into an exclusivity period with TPT, WMC and its advisors did not respond to MITT’s unsolicited revised proposal.
On May 12, 2023, TPT’s outside counsel sent Skadden a mark-up of the draft merger agreement.
On May 14, 2023, the MITT Board held a meeting via videoconference, at which members of MITT’s management were present. During the meeting, MITT’s management indicated that MITT had submitted its revised proposal as authorized by the MITT Board at its meeting on May 9, 2023, but that WMC had not responded.
On May 18, 2023, MITT sent follow-up correspondence regarding its unsolicited proposal, reiterating its interest in and commitment to a transaction with WMC. While all terms remained the same, including the concessions requested by MITT, MITT noted in its follow-up correspondence that WMC’s and MITT’s respective stock prices had moved since MITT’s prior proposal and, as of close on May 18, 2023, the premium to WMC stockholders in its proposal had increased to a 10.8% premium to the then-current trading price of WMC Common Stock.
On May 26, 2023, representatives of Skadden sent TPT’s outside counsel a revised draft of the TPT merger agreement.
Over the course of the next month, representatives of WMC and TPT and their respective advisors continued to negotiate the draft TPT merger agreement and related documentation and completed their respective due diligence.
On June 15, 2023, the MITT Board held a regular meeting via videoconference, at which members of MITT’s management were present. MITT’s management informed the MITT Board that WMC had still not responded to MITT’s revised proposal submitted on May 10, 2023.
On June 21, 2023, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of JMP and Skadden were present. Representatives of JMP reviewed the updated financial terms of the proposed transaction with TPT and presented their financial analyses of the proposed transaction. Representatives of Skadden reviewed with the WMC Board their fiduciary duties. They also discussed the proposed terms under the TPT merger agreement and ancillary agreements. Representatives of JMP and Skadden also reviewed the May 10, 2023 proposal from MITT. WMC’s management indicated that they remained supportive of continued pursuit of the proposed transaction with TPT and discussed their rationale.
Thereafter, TPT, WMC and their respective advisors continued to finalize the definitive documentation. On June 27, 2023, final drafts of all transaction agreements were circulated to WMC and TPT.
On June 27, 2023, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of JMP and Skadden were present. Members of WMC’s management reviewed with the WMC Board management’s business planning assumptions and the financial projections that JMP relied on in preparing its fairness analyses of the proposed transaction. Representatives of JMP provided an overview of MITT’s latest proposal. They noted that, given that WMC Manager was unwilling to agree to the requested concessions, and if such matters were treated as expenses of WMC, then the MITT proposal represented a discount to WMC’s trading price at the time. Representatives of Skadden reviewed certain legal matters and the terms of the proposed merger agreement and related documentation. Representatives of JMP then reviewed their financial analyses of the proposed transaction with TPT, and orally rendered JMP’s opinion to the WMC Board, subsequently confirmed by delivery of its written opinion to the WMC Board, that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions set forth in such written opinion, the exchange ratio contemplated under the proposed merger agreement was fair from a financial point of view to WMC. After discussing the proposed transaction with TPT, the proposed transaction with MITT as reflected in its last proposal and considering, among other matters, the presentations from JMP, Skadden and WMC’s management, the WMC Board unanimously (i) determined that the proposed TPT merger agreement and the transaction contemplated thereby with TPT were advisable, fair to and in the best interests of WMC and WMC stockholders, (ii) approved WMC’s entry into the proposed TPT merger agreement and the transactions contemplated thereby and (iii) resolved to recommend WMC stockholders vote in favor of the matters required to be approved by WMC stockholders under the TPT merger agreement.
Following the WMC Board meeting on June 27, 2023, WMC and TPT executed and delivered the definitive merger agreement, which we refer to as the “TPT Merger Agreement,” and ancillary agreements, including a voting agreement requiring TPT’s controlling affiliates, Terra Offshore Funds REIT, LLC and Terra JV, LLC, to vote their shares of TPT common stock in favor of the TPT Merger Agreement, which shares represented approximately 80% of the TPT stockholder vote.
Also on June 27, 2023, prior to the execution of the TPT Merger Agreement and ancillary agreements, MITT sent follow-up correspondence regarding its unsolicited proposal made on May 10, 2023, reiterating its interest in and commitment to a transaction with WMC. As no improvements were made to MITT’s proposal, WMC did not respond or take further action in relation to the follow-up correspondence.
On June 28, 2023, prior to the opening of trading on the NYSE, WMC and TPT issued a joint press release announcing the execution of definitive transaction agreements, including the TPT Merger Agreement.
On July 6, 2023, the MITT Board held a meeting via videoconference, at which members of MITT’s management and representatives of Hunton and Piper Sandler were present. MITT’s management reviewed the proposed terms of an unsolicited proposal to acquire WMC. A representative of Hunton reviewed various legal matters, including the process for submitting an unsolicited proposal and WMC’s obligations under the TPT Merger Agreement, which included, among others, TPT’s matching rights and WMC’s obligation to pay a termination fee of $3,000,000 to TPT in the event that WMC terminated the TPT Merger Agreement to accept a superior proposal. MITT’s management reviewed the proposed terms of the unsolicited proposal, including (i) a fixed exchange ratio of 1.468 shares of MITT Common Stock for each share of WMC Common Stock (subject to adjustment based on the companies’ respective transaction expenses), plus a pro rata share of up to $7,000,000 in cash consideration to be paid by MITT Manager (subject to a cap of approximately 9.9% of the merger consideration), with any amount of such $7,000,000 not payable as a result of the cap going to benefit the combined company in the form of an expense offset, (ii) the withdrawal of the concessions that MITT had previously requested from WMC Manager, (iii) the allocation of various transaction expenses among WMC, MITT and the combined company, including the $7,000,000 termination fee that would be payable to WMC Manager and the D&O tail insurance premium, (iv) MITT’s agreement to pay the $3,000,000 termination fee to TPT on WMC’s behalf, should WMC terminate the TPT Merger Agreement to enter into a definitive agreement with MITT after complying with its obligations under the TPT Merger Agreement, (v) MITT Manager’s agreement to waive $2,400,000 of management fees in the first year after the transaction is completed and (vi) expanding the size of the MITT Board to include up to two independent directors from the WMC Board. A representative of Piper Sandler reviewed a preliminary financial analysis of WMC and the proposed transaction. Following discussion, the MITT Board instructed MITT’s management to continue its evaluation of the unsolicited proposal, including the merger consideration, and to report back to the MITT Board.
On July 12, 2023, the MITT Board held a meeting via videoconference, at which members of MITT’s management and representatives of Hunton and Piper Sandler were present. MITT’s management reviewed the proposed terms of an unsolicited proposal to merge with WMC, including the terms discussed at the MITT Board meeting on July 6, 2023. MITT’s management also indicated that MITT would submit an updated mark-up of the draft merger agreement reflecting the revised terms of its unsolicited proposal. MITT’s management also indicated that it had received Angelo Gordon’s approval to proceed with the unsolicited proposal. A representative of Piper Sandler reviewed financial considerations relating to the unsolicited proposal. A representative of Hunton reviewed the MITT Board’s legal duties in connection with the proposed transaction. Following discussion, the MITT Board authorized MITT’s management to submit the unsolicited proposal and to issue a press release publicly announcing the same.
On July 13, 2023, WMC received an unsolicited, non-binding proposal from MITT to acquire WMC in a stock and cash merger transaction, which we refer to as the “MITT Competing Proposal,” pursuant to which each outstanding share of WMC Common Stock would be converted into the right to receive (i) 1.468 shares of MITT Common Stock (subject to adjustment based on the companies’ respective transaction expenses) and (ii) the per share portion of a cash payment from MITT Manager equal to the lesser of $7,000,000 and approximately 9.9% of the aggregate per share merger consideration. Pursuant to the MITT Competing Proposal, (y) the combined company would pay the $7,000,000 termination fee to WMC Manager and the D&O tail insurance premium and (z) MITT would pay TPT the required $3,000,000 termination fee for terminating the TPT Merger Agreement (which would be treated as a combined company expense). MITT concurrently issued a press release publicly announcing the MITT Competing Proposal.
On July 13, 2023, following the hiring by BTIG, LLC (“BTIG”) of certain investment banking professionals who had been working on the WMC transaction process while at JMP, WMC engaged BTIG as an additional financial advisor in connection with a possible merger, consolidation or similar transaction involving WMC.
On July 13, 2023, representatives of WMC, BTIG, JMP and Skadden held discussions regarding the MITT Competing Proposal. Following such discussion, in accordance with the terms of the TPT Merger Agreement, representatives of Skadden provided notice to TPT and TPT’s outside counsel that WMC had received the MITT Competing Proposal and also provided to TPT and TPT’s outside counsel copies of the MITT Competing Proposal.

Also on July 13, 2023, TPT issued a press release responding to the MITT Competing Proposal, stating, among other things, that it was TPT’s view that the transaction with TPT provided attractive value for WMC stockholders and greater certainty regarding the need for counterparty stockholder approval given the voting agreement between TPT and its major stockholders.
On July 14, 2023, Hunton sent Skadden a mark-up to the auction draft merger agreement. In accordance with the terms of the TPT Merger Agreement, Skadden provided notice to TPT and TPT’s outside counsel that WMC had received a draft merger agreement from MITT and provided TPT and TPT’s outside counsel with copies of such documents.
On July 18, 2023, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of BTIG, JMP and Skadden were present. Representatives of BTIG and JMP reviewed the financial aspects of the MITT Competing Proposal. Representatives of Skadden reviewed certain legal matters, including the WMC Board’s fiduciary duties in the context of evaluating an unsolicited competing proposal and relevant process considerations in light of WMC’s obligations under the TPT Merger Agreement. Representatives of Skadden then discussed the proposed transaction structure and terms of the MITT Competing Proposal, including how they compared to the structure and terms under the TPT Merger Agreement. WMC’s management described the benefits and risks of the MITT Competing Proposal. The WMC Board, after considering the terms of the transaction proposed by MITT, and receiving the advice of WMC’s financial and legal advisors and WMC’s management, (i) determined that the MITT Competing Proposal was reasonably expected to lead to a Parent Superior Proposal (as defined in the TPT Merger Agreement) and (ii) authorized WMC and its representatives to engage in discussions and negotiations with MITT and its representatives, subject to the terms of the TPT Merger Agreement. At the direction of the WMC Board, Skadden delivered written notice to TPT that the WMC Board had reached such a determination.
Over the following weeks, WMC and TPT continued to make progress on preparing a registration statement and cooperating in pursuit of the transactions contemplated by the TPT Merger Agreement. During the same period, representatives of WMC and MITT continued to negotiate the transaction documents related to the MITT Competing Proposal and conducted their respective due diligence as permitted under the terms of the TPT Merger Agreement. Negotiations included discussions of the exchange ratio, termination fees, transaction expense calculations and expense reimbursements in the event of a party’s failure to obtain stockholder approval. Throughout this period, representatives of Skadden continued to provide notice to TPT and TPT’s outside counsel and with copies of draft transaction documents between WMC and MITT in accordance with WMC’s obligations under the TPT Merger Agreement.
On July 21, 2023, representatives of WMC, BTIG, JMP and Skadden held a call to discuss the MITT Competing Proposal, in particular the fixed exchange ratio of 1.468 shares of MITT Common Stock per share of WMC Common Stock, and other strategic considerations. WMC and MITT also held a diligence call discussing various matters, including their respective whole loans and securitization status, valuations, financing arrangements, portfolio quarterly performance, investor relations and stockholder reactions. During the same diligence call, WMC and MITT discussed TPG Inc.’s pending acquisition of Angelo Gordon and its subsidiaries, including MITT Manager, and its potential impact on MITT’s operation and portfolio strategy.

On July 25, 2023, the MITT Board held a meeting via videoconference, at which members of MITT’s management and representatives of Hunton and Piper Sandler were present. A representative of Hunton reviewed the MITT Board’s legal duties in connection with the proposed transaction as well as WMC’s obligations under the TPT Merger Agreement. MITT’s management reviewed the proposed terms of the transaction, including how transaction expenses would be allocated among MITT, WMC and the combined company. MITT’s management also reviewed various financial considerations, risks and anticipated benefits of the proposed transaction. A representative of Hunton reviewed the terms of the draft merger agreement and the process for submitting MITT’s definitive proposal. Following discussion, the MITT Board instructed management to try to finalize the terms of the proposed transaction.
On July 25, 2023, representatives of Skadden and WMC’s management discussed the MITT Competing Proposal and potential terms to negotiate, including the termination fee payable by MITT if it were to change its recommendation or terminate the agreement with WMC, expense reimbursement to WMC if MITT were unable to obtain stockholder approval, representations and warranties, interim operating covenants, treatment of equity awards and the terms of the MITT Management Agreement.
Also on July 25, 2023, TPT filed a Schedule 13D with the SEC disclosing its acquisition of approximately 5.2% of the outstanding shares of MITT Common Stock. TPT stated in its press release that it believed MITT was undervalued and that TPT intended to consider all options to unlock this value in a constructive manner for MITT stockholders, including, without limitation, a potential strategic combination involving MITT.
Also on July 25, 2023, representatives of Skadden and Hunton discussed the terms of the MITT merger agreement and the terms under which MITT would make its definitive proposal.
On July 26, 2023, MITT sent WMC an updated acquisition proposal, which we refer to as the “July 26 MITT Proposal,” to purchase WMC for a fixed exchange ratio of 1.468 shares of MITT Common Stock, representing an implied value of $10.65 per share based on closing stock prices as of July 25, 2023, representing (i) a 27.4% premium to WMC’s unaffected closing share price as of July 12, 2023, which was the last trading day prior to the public announcement of MITT’s proposal, and (ii) an increase of approximately 8% in the value of the total consideration since such public announcement on July 13, 2023. The July 26 MITT Proposal further stated that combining WMC and MITT presented a value-enhancing investment opportunity for WMC stockholders, which MITT believed to be superior to WMC’s proposed merger with TPT. MITT further noted that the market appeared to share this view as WMC’s shares had traded up 15.4% since the public announcement of the MITT Competing Proposal on July 13, 2023, following a 10.2% decline following the TPT transaction announcement.
On July 26, 2023, representatives of WMC, BTIG, JMP and Skadden held a call to discuss the July 26 MITT Proposal, noting that it was largely unchanged, though it no longer represented a true book-for-book valuation.
Later in the day on July 26, 2023, representatives of Hunton sent Skadden a revised draft of the MITT merger agreement. Representatives of Skadden then exchanged correspondence with representatives of WMC, BTIG and JMP regarding open items on the MITT mark-up, including the exchange ratio, the cap on reimbursement of WMC’s expenses in the event of MITT’s failure to obtain stockholder approval and WMC’s request for an increase in the termination fee payable by MITT from $3,000,000 to $6,000,000.
On July 27, 2023, representatives of Hunton and Skadden exchanged revised drafts of the merger agreement between WMC and MITT and related disclosure letters.
Also on July 27, 2023, the MITT Board held a meeting via videoconference, at which members of MITT’s management and representatives of Piper Sandler and Hunton were present. MITT’s management reviewed the Schedule 13D filed by TPT on July 25, 2023. MITT’s management also reviewed the proposed final terms of a definitive proposal to acquire WMC and the process for submitting such definitive proposal. Representatives of Piper Sandler reviewed a financial analysis of WMC and the proposed transaction which included, among other things, an overview of the calculations and analysis that led to the determination of the exchange ratio and the merger consideration, an overview of MITT’s and WMC’s historical financial profile and stock price performance, comparable group analysis, analyst estimates and projections. Then, Piper Sandler provided an oral summary of Piper Sandler’s fairness opinion, subsequently confirmed by delivery of its written opinion to the MITT Board, stating that as of July 27, 2023 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio of 1.468 shares of MITT Common Stock per share of WMC Common Stock in the proposed merger was fair, from a financial point of view, to MITT. Representatives of Hunton reviewed the MITT Board’s legal duties in connection with the proposed transaction as well as the proposed terms of the merger agreement, noting the proposed resolution of various items including (i) increasing the cap on reimbursement of WMC’s expenses and (ii) increasing the termination fee payable by MITT under certain circumstances. Following further discussion, the MITT Board unanimously authorized and approved the revised definitive proposal. After the meeting, at the direction of the WMC Board, a representative of Hunton sent Skadden MITT’s proposed definitive merger agreement.
Later on July 27, 2023, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of BTIG, JMP and Skadden were present. Representatives of BTIG and JMP updated the WMC Board on TPT’s recent acquisition of outstanding shares of MITT Common Stock, and representatives of Skadden reviewed certain legal matters for the WMC Board. Representatives of BTIG and JMP then reviewed their preliminary financial analyses. Representatives of Skadden reviewed the directors’ fiduciary duties and reviewed the terms of the draft merger agreement between WMC and MITT. WMC’s financial advisors also informed the WMC Board that MITT’s financial advisors separately conveyed to WMC’s financial advisors that MITT was willing to accept WMC’s mark-ups on the remaining open items in the draft merger agreement between WMC and MITT, including the $6,000,000 termination fee payable by MITT and the increased cap on WMC’s expense reimbursement payable by MITT in the event it were unable to obtain stockholder approval from $1,000,000 to $2,000,000. WMC’s management and the WMC Board then discussed the benefits and risks of the July 26 MITT Proposal, including, among others, (i) the benefits of cash consideration being provided by MITT Manager to WMC stockholders, (ii) risks relating to the valuation of TPT’s portfolio assets and the potential for future mark-downs, (iii) the greater compatibility of the MITT and WMC business models, investment strategies and anticipated synergies, (iv) the fact that the fixed exchange ratio under the MITT transaction provides more certainty to WMC stockholders than the floating exchange ratio contemplated under the TPT Merger Agreement, (v) enhanced operational efficiencies between WMC and MITT, (vi) the fact that the MITT transaction does not increase WMC’s exposure to the risks inherent in the commercial real estate market, (vii) the compatibility of the MITT transaction structure with the terms of the WMC Convertible Notes, (viii) the increased transparency of the economic value deliverable to WMC stockholders in the MITT transaction due to the fact that MITT Common Stock is publicly traded and listed on NYSE, while TPT’s is not so listed, (ix) the lower risk of overhang of shares post-closing in the MITT transaction compared to the risk of sales of substantial numbers of shares when the staggered lock-up periods expire under the TPT Merger Agreement and (x) the view that MITT Manager and TPG Inc. are a more established and well-known external manager and parent company, respectively, as compared to TPT’s external manager. WMC management then recommended the WMC Board to determine that the July 26 MITT Proposal was a “Parent Superior Proposal” (as defined under the TPT Merger Agreement). After discussing the proposed transaction and considering the presentations by WMC management, BTIG, JMP and Skadden, the WMC Board unanimously (i) determined that the July 26 MITT Proposal constituted a Parent Superior Proposal and (ii) determined that, in accordance with the terms and conditions set forth in the TPT Merger Agreement, it intended to terminate the TPT Merger Agreement subject to TPT’s matching rights.
Following the WMC Board meeting, Skadden (i) delivered written notice to TPT of the WMC Board’s intention to terminate the TPT Merger Agreement subject to the matching rights of TPT which were due to expire at 11:59 p.m. on August 3, 2023 (five business days following notice of the determination of Parent Superior Proposal), (ii) provided TPT with copies of documents related to the July 26 MITT Proposal, including the revised draft merger agreement, and (iii) noted that WMC would continue to make itself available to negotiate in good faith with TPT during the applicable notice period in accordance with the TPT Merger Agreement.
BTIG and JMP also notified Piper Sandler of the WMC Board’s determination on July 27, 2023.
On August 3, 2023, representatives of TPT’s outside counsel sent Skadden a revised offer letter from TPT addressed to the WMC Board along with a proposed amendment to the TPT Merger Agreement and certain revised ancillary agreements, which we refer to as the “August 3 TPT Proposal,” which, among other things, (i) included cash consideration to be paid by WMC via a special dividend at closing, (ii) proposed to terminate the equity support letter providing for post-closing purchases of WMC common stock by TPT’s external manager, (iii) lowered the TPT external manager’s base management fee but also increased the TPT external manager’s incentive fee to a tiered structure based on specified returns on equity and (v) increased the termination fee payable by WMC from $3,000,000 to $5,000,000 (while increasing the termination fee payable by TPT from $6,000,000 to $10,000,000). TPT concurrently issued a press release publicly announcing the revised proposal.
Also on August 3, 2023, JMP informed Piper Sandler of WMC’s request that MITT improve the terms of the July 26 MITT Proposal by increasing the exchange ratio to 1.50 shares of MITT Common Stock per share of WMC Common Stock.
Later on August 3, 2023, the MITT Board held a meeting via videoconference, at which members of MITT’s management and representatives of Piper Sandler and Hunton were present. MITT’s management provided an update on the proposed transaction and conveyed WMC’s request for MITT to improve its proposal by increasing the exchange ratio to 1.50 shares of MITT Common Stock per share of WMC Common Stock. Representatives of Piper Sandler reviewed their financial analysis of the proposed transaction based on such an increase in the exchange ratio. Then, Piper Sandler provided an oral summary of Piper Sandler’s fairness opinion, subsequently confirmed by delivery of its written opinion to the MITT Board, stating that as of August 3, 2023 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to MITT. Following discussion, the MITT Board authorized and approved a revised definitive proposal based on the Exchange Ratio of 1.50 shares of MITT Common Stock per share of WMC Common Stock, instructed MITT’s representatives to submit the revised definitive proposal to WMC and authorized MITT’s management to cause MITT to enter into the Merger Agreement, subject to WMC’s compliance with its obligations under, and the valid termination of, the TPT Merger Agreement.
After the MITT Board meeting and at the direction of the MITT Board, representatives of Hunton sent Skadden a revised competing proposal reflecting the increase in the exchange ratio to 1.50 and extending the time in which the definitive proposal could be accepted until 11:59 p.m. on August 8, 2023, which we refer to as the “August 3 MITT Proposal.” MITT stated the August 3 MITT Proposal was its best and final offer for WMC. In accordance with the terms of the TPT Merger Agreement, representatives of Skadden provided notice to TPT and TPT’s outside counsel that WMC had received the August 3 MITT Proposal and provided copies of the August 3 MITT Proposal to TPT and TPT’s outside counsel. Such notice also noted that WMC would continue to make itself available to negotiate in good faith with TPT. As a result of the August 3 MITT Proposal and in accordance with the TPT Merger Agreement, TPT’s matching rights were extended to 11:59 p.m. on August 7, 2023.
On August 4, 2023, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of BTIG, JMP and Skadden were present. WMC’s management provided an update to the WMC Board on the events following the July 27, 2023 WMC Board meeting. Representatives of BTIG, JMP and Skadden reviewed with the WMC Board, among other things, (i) the changes reflected in each of the August 3 TPT Proposal and the August 3 MITT Proposal compared to their respective prior proposals and (ii) the differences between the August 3 TPT Proposal and the August 3 MITT Proposal. Representatives of Skadden also reviewed certain legal matters, including the WMC Board’s fiduciary duties and obligations under the TPT Merger Agreement. WMC’s management discussed their views of the benefits and risks of the August 3 MITT Proposal relative to the August 3 TPT Proposal, consistent with the discussion at the WMC Board meeting on July 27, 2023.
Representatives of BTIG and JMP then exchanged correspondence with representatives of TPT’s financial advisor to further discuss certain potential enhancements to the financial aspects of the August 3 TPT Proposal, particularly with respect to the valuation of TPT’s portfolio assets, TPT’s external manager incentive fees, the funding of the cash consideration and equity support from TPT’s external manager.
On August 5, 2023, representatives of Skadden held a call with representatives of TPT’s outside counsel to further discuss certain concerns and potential enhancements to the terms of the August 3 TPT Proposal, including the impact of the structure of the August 3 TPT Proposal on the WMC Convertible Notes, the increase in the termination fee payable by WMC and the removal of the equity support agreement under the August 3 TPT Proposal.

On August 6, 2023, representatives of TPT’s outside counsel sent Skadden a revised amendment to the TPT Merger Agreement and certain ancillary documents, which we refer to as the “August 6 TPT Proposal.” WMC’s management and representatives of BTIG and JMP also conducted an additional diligence call with TPT, in particular with regard to its financial performance in the second quarter of 2023.
On August 6, 2023, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of BTIG, JMP and Skadden were present. WMC’s management provided an update to the WMC Board on the events following the August 4, 2023 WMC Board meeting, including the discussions with TPT regarding potential enhancements to the August 3 TPT Proposal, and discussed the negotiation process with TPT. Representatives of Skadden reviewed with the WMC Board their fiduciary duties and WMC’s obligations under the TPT Merger Agreement. Representatives of BTIG reviewed and compared the financial aspects of the August 6 TPT Proposal to the August 3 MITT Proposal. WMC’s management then discussed their diligence of both TPT and MITT and discussed the relative risks associated with each company’s portfolio assets. The WMC Board discussed the two proposals and relevant considerations, as well as potential enhancements to be communicated to TPT. Following such discussion, the WMC Board authorized WMC’s management and advisors to continue to engage in further negotiation with TPT and its advisors on those matters.
On the morning of August 7, 2023, representatives of TPT’s outside counsel sent Skadden a revised amendment to the TPT Merger Agreement and certain ancillary documents, which, among other things, (i) reverted to the manager compensation and incentive fee structure originally agreed to in connection with the TPT Merger Agreement (i.e., base fee of 1.5% of stockholders’ equity and 20% incentive fee over a 7% return on equity hurdle), (ii) reinstated the equity support letter and (iii) revised the termination fee payable by WMC for a superior proposal or change of recommendation to $4,000,000 (from $5,000,000 under the August 6 TPT Proposal), while the termination fee payable by TPT for a superior proposal or change of recommendation would be $8,000,000 (from $10,000,000 under the August 6 TPT Proposal). Representatives of BTIG and JMP informed TPT and its advisors that the revised proposal did not fully address all of the issues identified by WMC that were communicated since receiving the August 6 TPT Proposal, including, among other things, WMC’s requests for (i) cash consideration in the merger being provided by TPT’s external manager and (ii) certain adjustments to the economic book value calculations for purposes of calculating the exchange ratio in the merger agreement related to TPT assets.
In the evening of August 7, 2023, following further negotiations between representatives of WMC and TPT, representatives of TPT’s outside counsel sent Skadden a further revised amendment to the TPT Merger Agreement and certain ancillary documents, which contemplated, among other things, certain adjustments to economic book value for purposes of calculating the exchange ratio, which we refer to as the “August 7 TPT Proposal.”
On August 8, 2023, the WMC Board held a meeting via videoconference, at which members of WMC’s management and representatives of BTIG, JMP and Skadden were present. Representatives of Skadden reviewed legal matters, including the WMC Board’s fiduciary duties, and the terms of the August 7 TPT Proposal and the August 3 MITT Proposal. Representatives of BTIG provided a financial comparison of the two proposals and presented financial analyses of the proposed MITT transaction, including a total return analysis, historical relative valuation analysis, crossholdings analysis, selected public comparable company analysis, selected precedent M&A transactions analysis and dividend discount model. WMC’s management and the WMC Board then discussed their reasons in support of the August 3 MITT Proposal, which remained the same as the reasons discussed at the WMC Board meetings on July 27, 2023, and August 4, 2023, even after taking into account the revised terms proposed under the August 7 TPT Proposal. Based on such and other factors, WMC’s management concluded with its recommendation to the WMC Board that it viewed the August 3 MITT Proposal as superior, from a financial point of view, to the August 7 TPT Proposal. At the request of the WMC Board, representatives of BTIG then delivered to the WMC Board an oral opinion, which was confirmed by delivery of a written opinion dated August 8, 2023, to the effect that, as of that date, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in such written opinion, the merger consideration to be received by the holders of WMC Common Stock in the Merger was fair, from a financial point of view, to such holders (other than holders of Cancelled Shares and Dissenting Shares). Following discussion and after having considered presentations from representatives of WMC management, BTIG, JMP and Skadden, the WMC Board unanimously (i) determined that the August 3 MITT Proposal remained a “Parent Superior Proposal” (as defined under the TPT Merger Agreement), (ii) determined that it was advisable and in the best interests of WMC and WMC stockholders to terminate the TPT Merger Agreement in accordance with its terms and pay or cause to be paid to TPT the termination fee required under the TPT Merger Agreement and (iii) resolved to recommend WMC stockholders vote in favor of the Merger and other transactions contemplated thereby.
Following the meeting of the WMC Board on August 8, 2023, at the direction of the WMC Board, Skadden delivered a written notice to TPT of the WMC Board’s determination and termination of the TPT Merger Agreement. MITT, on WMC’s behalf, concurrently paid to TPT the $3,000,000 termination fee in satisfaction of WMC’s obligations under the TPT Merger Agreement. Concurrently with the termination of the TPT Merger Agreement, WMC and MITT entered into the Merger Agreement and ancillary agreements contemplated by the August 3 MITT Proposal, and, shortly thereafter, issued a joint press release announcing the transaction.
Recommendation of the MITT Board and Its Reasons for the Merger
After careful consideration, the MITT Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the MITT Common Stock Issuance, are advisable and in the best interests of MITT and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the MITT Common Stock Issuance, (iii) directed that the MITT Common Stock Issuance Proposal be submitted to the holders of MITT Common Stock for consideration at the MITT special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of MITT Common Stock approve the MITT Common Stock Issuance Proposal.
In evaluating the Merger Agreement and the MITT Common Stock Issuance, the MITT Board consulted with senior management of MITT and MITT Manager and MITT’s outside legal and financial advisors and carefully considered numerous factors that the MITT Board viewed as supporting its decision, including, but not limited to, the following material factors:
•The MITT Board considered that the Merger is expected to provide a number of significant benefits to MITT and its stockholders, including the following:

•the Merger is expected to provide MITT with improved scale, enhanced portfolio liquidity, and an improved capital structure, which should support continued growth across MITT’s target assets and position MITT to take advantage of opportunities as they arise in the diversified markets in which MITT operates;
•MITT and WMC generally invest in comparable asset classes (in particular, securitized non-Agency loans) and the Combined Company is expected to benefit from MITT Manager’s broad experience in managing such asset classes;
•the combination of MITT and WMC is expected to create significant cost savings and efficiencies over time resulting from the allocation of fixed operating expenses over a larger common equity base;
•the Merger is estimated to be accretive to MITT’s earnings per share in 2024 and result in significant growth in book value;
•the increased market capitalization resulting from the Merger is expected to enhance the trading volume and liquidity for MITT’s stockholders, generate a greater level of interest in MITT’s business from a broader investor base, and provide more efficient access to the capital markets;
•the Combined Company is expected to have an improved ratio of common stock to preferred stock; and
•the larger size of the Combined Company as a result of the Merger may benefit MITT, as larger mortgage REITs have historically tended to trade at better market-price-to-book-value multiples compared to smaller mortgage REITs.
•The business, operations, financial condition, earnings and prospects of MITT and WMC, after taking into account the results of MITT’s due diligence review of WMC, the current and prospective business environments in which MITT and WMC operate, and current and prospective general economic and market conditions.
•The MITT Board considered Piper Sandler’s financial analysis of the Merger and its opinion, dated August 3, 2023, which was addressed to the MITT Board (in its capacity as such), as to the fairness, from a financial point of view and as of the date of the August 3, 2023 opinion, of the exchange ratio to MITT, as more fully described in the section entitled “—Opinion of MITT’s Financial Advisor” beginning on page 120.”
•The commitment on the part of both parties to consummate the Merger as reflected in their respective obligations under the terms of the Merger Agreement, including that WMC may be required to pay MITT a termination fee under certain circumstances, and the likelihood that the MITT stockholder approval and the WMC stockholder approval needed to consummate the Merger would be obtained in a timely manner.
•The fact that the exchange ratio will be adjusted to reflect any changes in each party’s respective transaction expenses as compared to the amounts assumed.
•The WMC Convertible Notes will remain outstanding and will not accelerate in connection with the consummation of the Merger.

The MITT Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:
•the risk that the Merger may not ultimately be accretive to MITT’s earnings or result in the expected growth in book value;
•the fact that MITT would be required to pay the termination fee to Terra Property Trust, Inc. on WMC’s behalf and that such fee will not be refunded under any circumstances, including if the Merger is not consummated for any reason;
•the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;
•the fact that the Merger Agreement includes a fixed exchange ratio (other than with respect to certain transaction expenses of the parties) and the risk that WMC’s book value per share may decline, including as a result of net losses, following execution of the Merger Agreement and MITT’s potential inability to terminate the Merger Agreement due to such changes;
•the risk that, notwithstanding the likelihood of the Merger being completed, the Merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the Merger and the effect such failure to be completed may have on the trading price of MITT’s common stock and MITT’s operating results, particularly in light of the costs incurred in connection with the transaction;
•the risk that the cost savings, operational efficiencies and other benefits to the MITT stockholders expected to result from the Merger might not be fully realized or realized at all;
•the risk that MITT will be unable to redeploy the capital acquired in connection with the Merger into its targeted asset classes within the anticipated timeline or at anticipated returns;
•the risk of other potential difficulties in integrating the two companies and their respective operations;
•the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of MITT and WMC;
•the risk that MITT’s stockholders will not approve the transaction;
•the restrictions on the conduct of MITT’s business during the period between the execution of the Merger Agreement and the consummation of the Merger, including, without limitation, restrictions on MITT’s ability to consider or engage in other potential transactions (including acquisition proposals to acquire MITT) and the fact that MITT may be required to pay a termination fee to WMC or reimburse WMC for its expenses; and

•other matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”
The foregoing discussion of the factors considered by the MITT Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the MITT Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the MITT Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The MITT Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the MITT Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 64.
For the reasons set forth above, the MITT Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, are advisable and in the best interests of MITT and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the MITT Common Stock Issuance, (iii) directed that the MITT Common Stock Issuance Proposal be submitted to the holders of MITT Common Stock for consideration at the MITT special meeting, and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of MITT Common Stock approve the MITT Common Stock Issuance Proposal. The MITT Board unanimously recommends that the MITT common stockholders vote “FOR” the MITT Common Stock Issuance Proposal and “FOR” the MITT Adjournment Proposal.
Recommendation of the WMC Board and Its Reasons for the Merger

After careful consideration, the WMC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of WMC and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger and the other transactions or matters contemplated thereby or in connection therewith as to which approval of WMC’s stockholders is required, be submitted to a vote at the WMC special meeting and (iv) resolved to recommend, subject to the terms and conditions of the Merger Agreement, that the stockholders of WMC adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

The WMC Board unanimously recommends that the WMC stockholders vote “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal.

In reaching its determination, the WMC Board evaluated the Merger Agreement and the transactions contemplated therein in consultation with WMC’s management team and outside legal and financial advisors and carefully considered numerous factors that the WMC Board viewed as supporting its decision, including, but not limited to, the following material factors:
Strategic Benefits of the Merger
•Increased Scale. The enhanced scale of the Combined Company with a combined investment portfolio of $5.7 billion, which is expected to allow it to capitalize on corporate and operational cost efficiencies and synergies, as well as gain more efficient access to less expensive capital.
•Increased Cash Resources. The fact that the Merger is anticipated to increase the Combined Company’s cash resources to fund additional portfolio investments.
•Increased Stock Liquidity. The expected increase in the liquidity of the publicly traded stock of the Combined Company that will result from the Merger, and the anticipated greater level of interest in the Combined Company’s business from a broader investor base.
•Increased Portfolio Diversification. The fact that the combination with MITT will add a significant portfolio of assets that will diversify existing WMC portfolio holdings.
•Aligned Strategies. The fact that WMC and MITT have aligned investment strategies focused on securitizing residential mortgage loans with an investment portfolio consisting of approximately 86% of Non-Agency residential mortgage loans, 5% of Agency RMBS and 6% of other residential investments. WMC’s legacy commercial investments will only represent approximately 3% of the total investment portfolio of the Combined Company on a pro forma basis.
•Enhanced Operational Efficiencies. The significant operating efficiencies estimated at approximately $5-7 million on an annual basis that are expected to be realized after the Merger, which amount is before taking into account the effective resetting of WMC’s management fee and MITT Manager waiving $2.4 million in management fees in the first year after the Closing.
•Enhanced Access to Capital Markets. The expectation that the Combined Company would have enhanced access to capital markets for both secured and unsecured offerings.
•Potential for Increased Trading Multiples and Dividend. The fact that, while there are no guarantees as to future results, the economic and operational leverage associated with the business of the Combined Company may provide the opportunity for improved price to book value and earnings multiples and a higher and more consistent dividend.
•Best Available Alternative for Maximizing Stockholder Value. The WMC Board’s view, based on its review, and after consultation with WMC’s management team, financial advisors and outside legal counsel, that entering into the Merger Agreement was more favorable from a financial point of view to WMC stockholders than completing the transactions contemplated by the TPT Merger Agreement or WMC’s other strategic alternatives, including remaining as a separate public company. The WMC Board considered that prior to the announcement of the TPT Merger Agreement, WMC engaged in a robust sale process involving numerous counterparties and proposals, and considered other alternatives such as remaining an independent public company, add-on acquisitions and other potential transactions. Further, the WMC Board considered that between the announcement of the TPT Merger Agreement on June 28, 2023, and the execution of the Merger Agreement on August 8, 2023, no other proposals had emerged from parties other than MITT. The WMC Board also considered that it was able to negotiate with both TPT and MITT to improve the proposed revisions to the TPT Merger Agreement and MITT’s competing proposal, respectively, before determining to proceed with MITT.
•External Manager. The WMC Board’s view that the Combined Company would benefit from the management of MITT Manager. The WMC Board considered the terms of the MITT Management Agreement, the MITT Management Agreement Amendment and the WMC Management Agreement Amendment, and determined that, taken as a whole, they were favorable to WMC and its stockholders.
•Experienced Management Team. The WMC Board’s view of the experience of the management team of MITT Manager (which will be the manager of the Combined Company following the Effective Time), which is a leading alternative investment firm with $73 billion of assets under management. The WMC Board further considered the pending acquisition of Angelo Gordon, MITT Manager’s parent company, by TPG Inc., a leading global alternative asset management firm, and the positive impact that TPG Inc. could have on the management of the Combined Company.
Financial Considerations for WMC’s Stockholders
•Fixed Exchange Ratio. The fact that as a result of the fixed Exchange Ratio, WMC stockholders would have certainty as to the number of shares of MITT Common Stock to be issued in connection with the Merger and WMC stockholders would also have the opportunity to benefit from any increase in the trading price of MITT Common Stock between the announcement and the Closing of the Merger. However, the WMC Board also noted that if the market price of MITT Common Stock were to decrease between the time of the announcement of the Merger and the Closing of the Merger, the value of Merger Consideration to be paid to WMC stockholders upon the Closing of the Merger could be less than its implied value immediately prior to the announcement of the execution of the Merger Agreement. The WMC Board also took note of the historic and current market prices of WMC Common Stock and MITT Common Stock.
•Course of Negotiations. The course of negotiations between WMC and MITT in arriving at the fixed Exchange Ratio, which resulted in a higher fixed exchange ratio than the exchange ratio proposed by MITT in its July 13, 2023 proposal. The WMC Board also noted that WMC believed that following the negotiated increase of the fixed exchange ratio from 1.468 to 1.50, MITT’s proposal represented its best and final offer for WMC.

•Premium Represented by Merger Consideration. The fact that the total implied consideration for WMC stockholders of $69.1 million, or $11.23 per share of WMC Common Stock, represents a purchase price premium of approximately 34% to the closing price of WMC Common Stock on July 12, 2023, the day prior to MITT’s announcement of its competing proposal.
•Cash Portion of the Merger Consideration. The fact that MITT Manager will make a cash payment (the Per Share Additional Manager Consideration) to the holders of each share of WMC Common Stock equal to the per share portion of the lesser of $7,000,000 or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement, and that any difference between $7.0 million and such smaller amount will be used to benefit the Combined Company post-closing by offsetting reimbursable expenses that would otherwise be payable to MITT Manager.
•Potential for Long-Term Upside. The potential value creation for WMC’s stockholders resulting from the Merger. The WMC Board considered the fact that, given the stock consideration component of the transaction, WMC’s stockholders would be able to participate in the long-term upside and dividends of the Combined Company through their ownership.
•WMC’s Pro Forma Ownership of the Combined Company. The fact that, upon the Closing of the Merger, MITT’s stockholders are expected to own approximately 69% of the Combined Company and WMC stockholders are expected to own approximately 31% of the Combined Company, based on the Exchange Ratio of 1.50 (subject to adjustment for final transaction expenses), representing a significant percentage of the Combined Company’s outstanding equity.
•Fairness Opinion. The opinion, dated August 8, 2023, of BTIG rendered to the WMC Board as to the fairness of the Merger Consideration to WMC stockholders from a financial point of view and as of the date of the opinion, which opinion was based on and subject to the qualifications, limitations and assumptions set forth therein and as more fully described in the section entitled “—Opinion of WMC’s Financial Advisor” beginning on page 129.
Terms of the Merger Agreement and Related Documentation
The WMC Board considered the terms and conditions of the Merger Agreement and related documentation, including:
•the likelihood that the Merger will be completed on a timely basis and the fact that the Merger is subject to the WMC Stockholder Approval and MITT Stockholder Approval;
•the fact that each of the WMC Board and the MITT Board, under certain circumstances, is permitted to change its recommendation to its stockholders with respect to the WMC Merger Proposal and the MITT Common Stock Issuance Proposal, as applicable, and that the other party is thereafter entitled to terminate the Merger Agreement and collect a termination fee of, in the case of payment by MITT, $6 million and, in the case of payment by WMC, $3 million;
•the fact that the WMC Board is permitted to terminate the Merger Agreement, prior to approval by WMC’s stockholders, to accept and enter into an agreement providing for the implementation of a superior proposal, subject to the “matching rights” granted to MITT under the Merger Agreement and subject to the payment to MITT of a termination fee of $3 million;
•the fact that the Merger Agreement provides that in the event of termination by either WMC or MITT due to the other party’s failure to obtain its stockholder approval, the party that was unable to obtain its stockholder approval will reimburse the other party for its transaction expenses, up to a cap ($2 million reimbursement cap for the expenses of WMC; $1 million reimbursement cap for the expenses of MITT);
•the view of the WMC Board that the termination fees and expense reimbursement provisions described above would not prevent a potentially interested third party from making a proposal to acquire WMC following the announcement of the Merger Agreement; and
•the fact that two current independent directors of WMC will be appointed to serve on the board of the Combined Company.
The WMC Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:
•Cost and Disruption of the Pending Transaction. The WMC Board noted the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of WMC’s management team required to complete the transactions contemplated by the Merger Agreement, which may disrupt WMC’s business operations. The WMC Board also noted that such costs could reduce the final calculation of the Exchange Ratio. In addition, the WMC Board noted the risks and contingencies related to the announcement and pendency of the transactions contemplated by the Merger Agreement, including the impact on WMC’s employees and its prospective and existing business relationships.
•Risks to and Attributes of MITT’s Business. The risks related to MITT’s business, including as described in the risk factors set forth in MITT’s filings with the SEC.
•Restrictions on Interim Operations. The provisions of the Merger Agreement placing restrictions on the conduct of WMC’s business prior to the consummation of the Merger, which may delay or prevent WMC from undertaking business opportunities that may arise or other actions that it might otherwise take with respect to the operations of WMC.
•Restrictions on Competing Proposals. The fact that the Merger Agreement precludes WMC from actively soliciting proposals with respect to alternative transactions and that a fee of $3 million would be payable to MITT under the Merger Agreement if, among other things, WMC terminates the Merger Agreement in order to enter into an agreement with respect to a superior proposal. However, the WMC Board considered those issues mitigated by the fact that the “no solicitation” provisions in the Merger Agreement provide (i) the flexibility for any interested party to provide an unsolicited competing proposal and the ability, under certain circumstances, for WMC to engage in negotiations with the party making such competing proposal and (ii) the ability for WMC to terminate the Merger Agreement to accept and enter into an agreement with respect to a competing proposal that constitutes a superior proposal, subject to the “matching rights” granted to MITT under the Merger Agreement (as described elsewhere in this joint proxy statement/prospectus) and the payment of the $3 million termination fee (which the WMC Board viewed as below market and not likely to deter any interested parties from making a competing proposal).
The WMC Board also considered the fact that some of WMC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of WMC’s stockholders generally, including certain interests arising from the employment and compensation arrangements of WMC’s executive officers, and the manner in which they would be affected by the Merger. The WMC Board did not consider such interests to be a positive or negative factor in their decision making.
The foregoing discussion of the factors considered by the WMC Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the WMC Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the WMC Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The WMC Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the WMC Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 64.
For the reasons set forth above, the WMC Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of WMC and its stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger and the other transactions or matters contemplated thereby or in connection therewith as to which approval of WMC’s stockholders is required be submitted to a vote at the WMC special meeting and (iv) resolved to recommend, subject to the terms and conditions of the Merger Agreement, that the stockholders of WMC adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement. The WMC Board unanimously recommends that the WMC stockholders vote “FOR” the WMC Merger Proposal, “FOR” the WMC Compensation Proposal and “FOR” the WMC Adjournment Proposal.

Opinion of MITT’s Financial Advisor
MITT engaged Piper Sandler to act as exclusive financial advisor to the MITT Board in connection with the Merger. In connection with this engagement, the MITT Board requested that Piper Sandler evaluate the fairness to MITT, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement. On August 3, 2023, at a meeting of the MITT Board held to evaluate the Merger, Piper Sandler rendered its opinion, confirmed by delivery of a written opinion dated August 3, 2023, to the MITT Board to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Piper Sandler, as set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to MITT.
The full text of Piper Sandler’s written opinion, dated August 3, 2023, to the MITT Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Piper Sandler in connection with such opinion, is attached to this joint proxy statement/prospectus as Annex D. The description of Piper Sandler’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Piper Sandler’s opinion. Piper Sandler’s opinion was provided to the MITT Board (in its capacity as such) for its information in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger, the relative merits of the Merger or related transactions as compared to alternative transactions or strategies that might be available to MITT or the underlying business decision of the MITT Board or MITT to proceed with the Merger or related transactions. Piper Sandler’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger or otherwise.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•a draft of the Merger Agreement, dated July 27, 2023;
•certain publicly available financial statements and other historical financial information of MITT that Piper Sandler deemed relevant, as well as preliminary financial information for MITT for the quarter ended June 30, 2023, as provided by the management of MITT;
•certain publicly available financial statements and other historical financial information of WMC that Piper Sandler deemed relevant, as well as preliminary financial information for WMC for the quarter ended June 30, 2023, as provided by the management of WMC;
•internal financial projections for MITT for the six months ending December 31, 2023, as well as for the years ending December 31, 2024 and December 31, 2025, as provided by the management of MITT (which are referred to in this section as the “MITT Projections”);

•publicly available mean and median analyst earnings available for distribution per share estimates for MITT for the years ending December 31, 2023 and December 31, 2024;
•internal financial projections for WMC for the six months ending December 31, 2023, as well as for the years ending December 31, 2024 and December 31, 2025, as provided by the management of WMC (which are referred to in this section as the “WMC Projections”);
•the publicly reported historical price and trading activity for MITT Common Stock and WMC Common Stock, including a comparison of certain stock trading information for MITT Common Stock and WMC Common Stock and certain stock indices, as well as similar publicly available information for certain other non-agency mortgage REITs, the securities of which are publicly traded;
•a comparison of certain financial and market information for MITT and WMC with similar non-agency mortgage REITs for which information is publicly available;
•the financial terms of certain recent business combinations in the mortgage REIT industry (on a nationwide basis), to the extent publicly available;
•the current market environment generally and the mortgage REIT environment in particular; and
•such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.
Piper Sandler also discussed with certain members of the management of MITT and its representatives the business, financial condition, results of operations and prospects of MITT and held similar discussions with certain members of the management of WMC and its representatives regarding the business, financial condition, results of operations and prospects of WMC.
In connection with its review, Piper Sandler did not independently verify any of the foregoing information and, with MITT’s consent, Piper Sandler assumed and relied upon such information being complete and accurate in all respects material to Piper Sandler’s analyses and opinion. With respect to the foregoing information, the respective managements of MITT and WMC confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgements of those respective managements as to the future financial performance of MITT and WMC, respectively. At MITT’s direction, Piper Sandler assumed that the WMC Projections and the MITT Projections were a reasonable basis to evaluate MITT, WMC and the Merger and that the financial results reflected in such information would be achieved. In addition, at MITT’s direction, Piper Sandler relied upon the MITT Projections and the WMC Projections for purposes of its analyses and opinion.
In addition, for purposes of its analyses and opinion, Piper Sandler was advised and Piper Sandler assumed, the Merger would qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Piper Sandler also assumed, with MITT’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MITT, WMC, the Merger or any related transactions and Merger and any related transactions will be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. In addition, Piper Sandler was not requested to make, and did not make, an independent evaluation or perform an appraisal of the assets or liabilities (contingent or otherwise) of MITT or WMC, nor was Piper Sandler furnished with any such evaluations or appraisals. With MITT’s consent, Piper Sandler further assumed that (i) the TPT Merger Agreement will be validly terminated in accordance with its terms by WMC and (ii) the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Piper Sandler in all respects material to its analyses and opinion.
Piper Sandler’s opinion addressed only the fairness, from a financial point of view, to MITT of the Exchange Ratio in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Merger or the Merger Consideration and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, the MITT Manager, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Additionally, Piper Sandler expressed no opinion as to (i) the value of the Per Share Additional Manager Consideration or (ii) the termination fee in the amount of $3,000,000 to TPT in connection with the termination of the TPT Merger Agreement which was payable by MITT on behalf of WMC pursuant to the Merger Agreement and in satisfaction of WMC’s obligations under the TPT Merger Agreement. Furthermore, Piper Sandler did not express any advice or opinion regarding matters that required legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Piper Sandler assumed that MITT had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Piper Sandler’s opinion was approved by Piper Sandler’s internal fairness opinion committee.
Piper Sandler’s opinion was necessarily based on information made available to Piper Sandler as of the date of Piper Sandler’s opinion and upon financial, regulatory, economic, market and other conditions as they existed and could be evaluated on that date. It should be understood that Piper Sandler has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Piper Sandler did not express any opinion as to what the value of shares of MITT Common Stock would actually be when issued to the holders of WMC Common Stock pursuant to the Merger Agreement or the prices or ranges of prices at which shares of MITT Common Stock or WMC Common Stock might be purchased or sold at any time. Piper Sandler’s opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to MITT, nor did it address the underlying business decision of the MITT Board or MITT to proceed with or effect the Merger.
In preparing its opinion to the MITT Board, Piper Sandler performed a variety of financial and comparative analyses, including those described below. The summary of Piper Sandler’s analyses described below is not a complete description of the analyses underlying Piper Sandler’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Piper Sandler arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In its analyses, Piper Sandler considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MITT, WMC and the other parties involved in the Merger. No company, business or transaction used for comparative purposes in Piper Sandler’s analyses is identical to MITT, WMC or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The estimates contained in Piper Sandler’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favourable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Piper Sandler’s analyses are inherently subject to substantial uncertainty.
Piper Sandler was not requested to, and it did not, determine or recommend the amount or nature of the Merger Consideration, which was determined through negotiations between MITT and WMC, and the decision to enter into the Merger Agreement was solely that of the MITT Board. Piper Sandler’s opinion and financial analyses were only one of many factors considered by the MITT Board in its evaluation of the Merger Consideration and should not be viewed as determinative of the views of the MITT Board or MITT management with respect to the Merger or the Merger Consideration payable in the Merger.
Financial Analyses
The following is a summary of certain financial analyses reviewed by Piper Sandler with the MITT Board in connection with the fairness opinion delivered by Piper Sandler to the MITT Board on August 3, 2023. The summary does not contain all of the financial data stockholders of MITT may want or need for purposes of making an independent determination of fair value. Stockholders of MITT are encouraged to consult their own financial and other advisors before making any investment decision in connection with the Merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Piper Sandler’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations in connection with, each analysis, could create a misleading or incomplete view of Piper Sandler’s financial analyses.
Public Companies Analyses
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of MITT Common Stock and WMC Common Stock by reference to these companies, Piper Sandler reviewed and compared certain financial and stock market information relating to MITT and WMC with companies that Piper Sandler deemed comparable to MITT and WMC. Piper Sandler reviewed certain financial and stock market information relating to MITT and WMC and the following nine publicly traded companies (which are referred to in this section as the “Peer Group”), which included publicly traded non-agency mortgage REITs with a market cap less than $1 billion, as of the date of Piper Sandler’s opinion, and with business characteristics, including operations and scale, that Piper Sandler considered generally similar to those of MITT and WMC:
•New York Mortgage Trust, Inc.
•Ellington Financial Inc.
•Redwood Trust, Inc.
•Dynex Capital, Inc.
•Invesco Mortgage Capital Inc.
•Orchid Island Capital, Inc.
•Angel Oak Mortgage REIT, Inc.
•Great Ajax Corp.
•Arlington Asset Investment Corp.
With respect to each company above, Piper Sandler’s analysis included, but was not limited to, calculating and comparing (i) the multiple of price to tangible book value per share (“P/TBV”), as of the end of the most recent completed quarterly period available, and (ii) estimated 2023 dividend yield based on mean analyst estimates (“2023E Dividend Yield”), in each case, based on reported metrics and available estimates obtained from public filings, consensus third party research and other publicly available information as of August 3, 2023.(1)
The overall low to high P/TBV multiples (and mean and median multiples) observed for the Peer Group were as follows:

Peer Group	Low	High	Mean	Median
P/TBV(2)	0.43x	0.94x	0.78x	0.87x
(1)Unaffected stock prices from the day prior to their announced acquisitions by Ellington Financial Inc. were used for Great Ajax Corp. (June 30, 2023) and Arlington Asset Investment Corp. (May 26, 2023) to calculate a P/TBV multiple and 2023E Dividend Yield.
(2)TBV for each company in the Peer Group was as of the end of the most recent completed quarterly period available on August 3, 2023. In the case of New York Mortgage Trust, Inc., Dynex Capital, Inc., Invesco Mortgage Capital Inc., Orchid Island Capital, Inc. and Great Ajax Corp., this was June 30, 2023. In the case of Ellington Financial Inc., Redwood Trust, Inc., Angel Oak Mortgage REIT, Inc., and Arlington Asset Investment Corp., this was as of March 31, 2023.

The overall low to high 2023E Dividend Yields (and mean and median percentages) observed for the Peer Group were as follows:

Peer Group	Low	High	Mean	Median
2023E Dividend Yield	9.7%	18.7%	13.9%	14.0%

MITT
Piper Sandler then applied a range of P/TBV multiples of 0.50x to 0.90x, which was derived from the P/TBV multiples as of the end of the most recent completed quarterly period available of the Peer Group, to the June 30, 2023 TBV per share of MITT, and applied a 2023E Dividend Yield range of 10.0% to 14.0% to MITT’s estimated dividend per share for 2023. MITT’s June 30, 2023 TBV per share was provided by MITT management and MITT’s dividend per share for 2023 was based on financial forecasts for MITT prepared by MITT management. This analysis indicated the following approximate implied per share equity value reference ranges for MITT:
Implied Per Share Equity Value Reference Range

	Selected Range		Implied Valuation
MITT June 30, 2023 TBV per Share	Low	High	Low	High
$11.52	0.50x	0.90x	$5.76	$10.37

	Selected Range		Implied Valuation
MITT 2023E Dividend per Share	Low	High	Low	High
$0.72	14.0%	10.0%	$5.14	$7.20

WMC
Piper Sandler then applied a range of P/TBV multiples of 0.50x to 0.90x, which was derived from the P/TBV multiples as of the end of the most recent completed quarterly period available of the Peer Group, to the June 30, 2023 TBV per fully diluted share of WMC, and applied a 2023E Dividend Yield range of 10.0% to 14.0% to WMC’s estimated dividend per share for 2023. WMC’s June 30, 2023 TBV per fully diluted share was provided by WMC management and WMC’s dividend per share for 2023 was based on financial forecasts for WMC prepared by WMC management. This analysis indicated the following approximate implied per share equity value reference ranges for WMC:
Implied Per Share Equity Value Reference Range

	Selected Range		Implied Valuation
WMC June 30, 2023 TBV per Fully Diluted Share	Low	High	Low	High
$18.21(1)	0.50x	0.90x	$9.11	$16.39
(1)WMC TBV per fully diluted share is based off a fully diluted share count of 6.150 million shares which includes RSUs set to vest in accordance with the transaction.

	Selected Range		Implied Valuation
WMC 2023E Dividend per Share	Low	High	Low	High
$1.40	14.0%	10.0%	$10.00	$14.00
Precedent Transactions Analysis
Piper Sandler reviewed publicly available financial information relating to the following ten transactions involving mortgage REITs which were announced between January 1, 2016 and August 2, 2023 where both the acquirer and the target were publicly traded and with business characteristics that Piper Sandler considered generally relevant, collectively referred to as the “Precedent Transactions”:

Announcement Date	Acquirer	Target
7/3/2023	Ellington Financial Inc.	Great Ajax Corp.
5/30/2023	Ellington Financial Inc.	Arlington Asset Investment Corp.
2/27/2023	Ready Capital Corporation	Broadmark Realty Capital Inc.
12/7/2020	Ready Capital Corporation	Anworth Mortgage Asset Corporation
11/7/2018	Ready Capital Corporation	Owens Realty Mortgage, Inc.
5/2/2018	Annaly Capital Management Inc.	MTGE Investment Corp.
4/26/2018	Two Harbors Investment Corp.	CYS Investments Inc.
4/11/2016	Annaly Capital Management Inc.	Hatteras Financial Corp.
3/2/2016	ARMOUR Residential REIT, Inc.	JAVELIN Mortgage Investment Corp.
2/26/2016	Apollo Commercial Real Estate Finance, Inc.	Apollo Residential Mortgage, Inc.

Piper Sandler reviewed, among other information, transaction values for the Precedent Transactions, based on the purchase prices paid for each of the Precedent Transactions, as a multiple of the target company’s latest reported TBV per share prior to the announcement date of the relevant transaction. Financial data for the Precedent Transactions was based on public filings and other publicly available information.
The overall low to high latest reported P/TBV multiples (and mean and median multiples) observed for the Precedent Transactions were as follows:

Precedent Transactions	Low	High	Mean	Median
Latest Reported P/TBV	0.58x	1.05x	0.89x	0.88x

MITT
Piper Sandler applied a range of TBV multiples of 0.60x to 0.85x, which was derived from the TBV multiples of the Precedent Transactions, to the June 30, 2023 TBV per share of MITT. This analysis indicated the following approximate implied per share equity value reference ranges for MITT:

	Selected Range		Implied Valuation
MITT June 30, 2023 TBV per Share	Low	High	Low	High
$11.52	0.60x	0.85x	$6.91	$9.79
WMC
Piper Sandler applied a range of TBV multiples of 0.60x to 0.85x, which was derived from the TBV multiples of the Precedent Transactions, to the June 30, 2023 TBV per fully diluted share of WMC. This analysis indicated the following approximate implied per share equity value reference ranges for WMC:

	Selected Range		Implied Valuation
WMC June 30, 2023 TBV per Fully Diluted Share	Low	High	Low	High
$18.21(1)	0.60x	0.85x	$10.93	$15.48
(1)WMC TBV per fully diluted share is based off a fully diluted share count of 6.150 million shares which includes RSUs set to vest in accordance with the transaction.

Dividend Discount Analyses
Piper Sandler performed separate dividend discount analyses for each of MITT and WMC.
MITT. Piper Sandler performed a dividend discount analysis of MITT to calculate the estimated present value of the distributed cash flows that MITT forecasted to generate during the last two quarters of MITT’s fiscal year ending December 31, 2023 through the full fiscal year ending December 31, 2025, based on the MITT Projections. Piper Sandler calculated terminal values for MITT by applying a range of P/TBV multiples of 0.50x to 0.90x (which multiple range was selected based on Piper Sandler’s professional judgment) to MITT’s estimated tangible book value per share as of December 31, 2025. The present values (as of June 30, 2023) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 14.0% to 18.0%, based on Piper Sandler’s professional judgment. This analysis indicated the following approximate implied per share equity value reference range for MITT:

	Low	High
MITT Implied Per Share Equity Value Reference Range	$5.46	$9.34

WMC. Piper Sandler performed a dividend discount analysis of WMC to calculate the estimated present value of the distributed cash flows that WMC forecasted to generate during the last two quarters of WMC’s fiscal year ending December 31, 2023 through the full fiscal year ending December 31, 2025, based on the WMC Projections. Piper Sandler calculated terminal values for WMC by applying a range of P/TBV multiples of 0.50x to 0.90x (which multiple range was selected based on Piper Sandler’s professional judgment) to WMC’s estimated tangible book value per share as of December 31, 2025. The present values (as of June 30, 2023) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 18.0% to 22.0%, based on Piper Sandler’s professional judgment. This analysis indicated the following approximate implied per share equity value reference range for WMC:

	Low	High
WMC Implied Per Share Equity Value Reference Range	$8.58	$14.27

Exchange Ratio Analysis
As set forth in the Merger Agreement, at the effective time, by virtue of the Merger and without any action on the part of the holder thereof, each share of WMC Common Stock, other than any cancelled shares or dissenting shares, shall automatically be converted into the right to receive from MITT 1.500 newly and validly issued, fully-paid and nonassessable shares of MITT Common Stock. The Merger Agreement provides, generally, that the Exchange Ratio may be adjusted on account of the final WMC Transaction Expenses amount and the final MITT Transaction Expenses amount. At the MITT Board’s direction and with the MITT Board’s consent, Piper Sandler assumed for purposes of its analyses that the Exchange Ratio would not be adjusted. Piper Sandler reviewed the 1.500x Exchange Ratio provided in the Merger and compared it with the reference ranges implied by the MITT and WMC per share equity value reference ranges calculated in the financial analyses set forth above in this section. For each approach noted below, the high end and low end of such ranges were calculated as follows: (i) the high end of the implied exchange ratio reference range was calculated by dividing the applicable high value of the WMC implied per share equity value reference range by the applicable low value of the MITT implied per share equity value reference range; and (ii) the low end of the implied exchange ratio reference range was calculated by dividing the applicable low value of the WMC implied per share equity value reference range by the applicable high value of the MITT implied per share equity value reference range. The implied exchange ratio reference ranges are summarized below.

Valuation Methodology	Implied Exchange Ratio Reference Range
Peer Group Analysis - P/TBV	0.878x - 2.846x
Peer Group Analysis - 2023E Dividend Yield	1.389x - 2.722x
Precedent Transactions Analysis	1.116x - 2.240x
Dividend Discount Analysis	0.918x - 2.613x

Miscellaneous
MITT selected Piper Sandler to act as exclusive financial advisor to the MITT Board in connection with the Merger based on Piper Sandler’s qualifications, experience and reputation. Piper Sandler is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements.
MITT has agreed to pay Piper Sandler for its financial advisory services in connection with the Merger a fee of $1 million, which advisory fee is contingent upon consummation of the Merger. MITT paid Piper Sandler (i) $400,000 in connection with a fairness opinion that Piper Sandler rendered on July 27, 2023 relating to the initial exchange ratio of 1.468 proposed by MITT in connection with its July 27, 2023 proposal, and (ii) $100,000 upon rendering its fairness opinion on August 3, 2023, which opinion fees will be credited in full towards the financial advisory fee which will become due and payable to Piper Sandler upon consummation of the

Merger. In addition, MITT has agreed to reimburse Piper Sandler for its expenses, including fees and expenses of legal counsel, and to indemnify Piper Sandler and certain related parties for certain liabilities and other items arising out of or related to its engagement.
Piper Sandler is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. Piper Sandler did not provide any other investment banking services to MITT in the two years preceding the date of Piper Sandler’s opinion, nor did Piper Sandler provide any investment banking services to WMC in the two years preceding the date thereof. In the ordinary course of business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to MITT, WMC and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of MITT, WMC and their respective affiliates for its own account and for the accounts of its customers.
Opinion of WMC’s Financial Advisor
WMC retained BTIG as its financial advisor in connection with the Merger. In connection with this engagement, the WMC Board requested that BTIG evaluate the fairness, from a financial point of view, of the Merger Consideration to be offered to the holders of shares of WMC Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) in the Merger. On August 8, 2023, at a meeting of the WMC Board at which the Merger was approved, BTIG rendered to the WMC Board an oral opinion, confirmed by delivery of a written opinion dated August 8, 2023, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Merger Consideration to be offered to the holders of shares of WMC Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such stockholders.
The full text of BTIG’s written opinion, dated August 8, 2023, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference. The description of BTIG’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of BTIG’s opinion. BTIG’s opinion addressed to the WMC Board (in its capacity as such) in connection with its consideration of the Merger, was directed only to the fairness, from a financial point of view, to the holders of shares of WMC Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) of the Merger Consideration in the Merger and did not address any other aspect of the Merger. BTIG’s opinion did not in any manner address the underlying decision of the WMC Board to proceed with or effect the Merger, the likelihood of the consummation of the Merger or the relative merits of the Merger as compared to any other transaction or business strategy in which WMC might engage. BTIG’s opinion does not constitute a recommendation as to how the WMC Board or any WMC stockholder should act or vote with respect to the Merger or any other matter.
For purposes of its opinion, BTIG reviewed and analyzed:
•the financial terms and conditions of a draft of the Merger Agreement, dated as of August 8, 2023;

•publicly available information concerning WMC and MITT that BTIG believed to be relevant to its analysis, including WMC’s Annual Report on Form 10-K for the year ended December 31, 2022 and MITT’s Annual Report on Form 10-K for the year ended December 31, 2022;
•financial and operating information with respect to the business, operations and prospects of WMC furnished to BTIG by WMC, including financial projections of WMC prepared by management of WMC and furnished to BTIG by WMC (the “WMC Projections”);
•financial and operating information with respect to the business, operations and prospects of MITT furnished to BTIG by MITT or WMC, including financial projections of MITT prepared by management of MITT and furnished to BTIG by MITT (the “MITT Projections”);
•a trading history of each of the WMC Common Stock and the MITT Common Stock and a comparison of those trading histories with each other and with those of other companies that BTIG deemed relevant;
•a comparison of the historical financial results and present financial condition of WMC and MITT with each other and with those of other companies that BTIG deemed relevant;
•a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that BTIG deemed relevant; and
•published estimates of independent research analysts with respect to future price targets of the MITT Common Stock.
In addition, BTIG held discussions with the managements of WMC and MITT concerning the business, operations, assets, liabilities, financial condition and prospects of WMC and MITT; and undertook such other studies, analyses and investigations as it deemed appropriate.
In arriving at its opinion, BTIG, (i) relied upon and assumed the accuracy and completeness of the financial and other information used by it without independent verification of such information; (ii) did not assume any responsibility for independently verifying such information; and (iii) relied on the assurances of the managements of each of WMC and MITT that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the WMC Projections referred to above, upon the advice and direction of WMC, BTIG assumed, based on the assumptions stated therein, that such projections were reasonably prepared in good faith and reflected the most reasonable currently available estimates and judgments of the management of WMC as to the future financial performance of WMC, and that WMC will perform substantially in accordance with such projections. With respect to the MITT Projections referred to above, upon the advice and direction of WMC, BTIG assumed, based on the assumptions stated therein, that such projections were reasonably prepared in good faith and reflected the most reasonable currently available estimates of the management of WMC as to the future financial performance of MITT and that MITT will perform substantially in accordance with such projections. BTIG assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at BTIG’s opinion, it did not conduct a physical inspection of the properties and facilities of WMC or MITT and did not make or obtain any evaluations or appraisals of the assets or liabilities of WMC or MITT.
In addition, in arriving at its opinion, BTIG assumed, (i) that the executed Merger Agreement would conform in all material respects to the last draft reviewed by BTIG and (ii) the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. BTIG also assumed, upon the advice of WMC, that (i) all material governmental, regulatory and third party approvals, consents and releases for the Merger will be obtained within the constraints contemplated by the Merger Agreement; (ii) the Merger will be consummated in accordance with the terms of the Merger Agreement (the final terms and conditions of which BTIG assumed will not differ in any respect material to its analysis from the aforementioned draft BTIG reviewed) without waiver, modification or amendment of any material term, condition or agreement; and (iii) the Merger will not violate any applicable federal or state statutes, rules or regulations.
BTIG’s opinion does not constitute legal, tax, regulatory, accounting, insurance or other similar professional advice and does not address (i) the terms of the Merger (other than the Merger Consideration to the extent expressly addressed in BTIG’s opinion) or any arrangements, understandings, agreements or documents related to the Merger; (ii) the fairness of the Merger (other than with respect to the Merger Consideration to the extent expressly addressed in BTIG’s opinion) or any other transaction to WMC or WMC’s equity holders or creditors or any other person or entity; (iii) the tax, accounting or legal consequences of the Merger; or (iv) the solvency, creditworthiness, fair market value or fair value of any of WMC, MITT or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. BTIG’s opinion expresses no opinion as to the fairness of the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Merger Consideration.
BTIG’s opinion was necessarily based on upon business, market, economic, monetary and other conditions as they existed on and could be evaluated as of, the date of BTIG’s opinion. BTIG assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. BTIG expressed no view or opinion as to the prices at which (i) shares of MITT Common Stock would trade following the announcement or consummation of the Merger or (ii) shares of WMC Common Stock would trade following the announcement of the Merger. BTIG’s opinion should not be viewed as providing any assurance that the market value of the shares of MITT Common Stock to be held by the holders of shares of WMC Common Stock after the consummation of the Merger will be in excess of the market value of the shares of WMC Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Merger. In preparing its opinion, BTIG performed a variety of financial analyses, including those described below. This summary of the analyses is not a complete description of BTIG’s opinion or the analyses underlying it, and factors considered in connection with, BTIG’s opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. BTIG arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, BTIG believes that its analyses must be considered as a whole and selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In its analyses, BTIG considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of WMC and MITT. No company, business or transaction reviewed is identical to WMC, MITT or the Merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions reviewed.
The estimates contained in BTIG’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, BTIG’s analyses are inherently subject to substantial uncertainty.
BTIG was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiations between WMC and MITT and the decision of WMC to enter into the Merger Agreement was solely that of the WMC Board. BTIG’s opinion was only one of many factors considered by the WMC Board in its consideration of the Merger and should not be viewed as determinative of the views of the WMC Board or WMC management with respect to the Merger or the consideration to be paid in the Merger.
The following is a summary of the material financial analyses provided to the WMC Board in connection with BTIG’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand BTIG’s financial analyses, the tables must be read together with the text of each summary. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BTIG’s financial analyses.
Selected Public Comparable Company Analysis
BTIG reviewed and analyzed certain publicly available financial information for four selected publicly traded hybrid/credit mortgage REITs with market capitalizations of less than $250,000,000. The companies selected by BTIG were as follows:

Company	Price/BV	Annualized Dividend Yield
Angel Oak Mortgage REIT, Inc.	0.94x	13.8%
AG Mortgage Investment Trust, Inc.	0.57x	10.7%
Great Ajax Corp.	0.46x	13.8%
Arlington Asset Investment Corp.	0.43x	N/A

Using publicly available information, BTIG calculated the multiple of each selected company’s trading price per share of common stock as of August 7, 2023 (other than for Great Ajax Corp. (as of June 28, 2023) and Arlington Asset Investment Corp. (as of May 26, 2023)), to such selected company’s book value per share of common stock as of the most recent reported quarter’s end (“Price / BV”), as well as each selected company’s dividend yield (calculated as annualized dividends per share of common stock for such selected company’s most recently completed fiscal quarter as a percentage of such selected company’s trading price per share of common stock as of August 7, 2023 (other than for Great Ajax Corp. (as of June 28, 2023) and Arlington Asset Investment Corp. (as of May 26, 2023)).
Based on the results of this analysis, BTIG derived a reference range for Price/BV of 0.45x to 0.66x and dividend yield of 12.2% to 13.8% based on the 25th and 75th percentile. BTIG then applied the Price / BV multiple range to WMC’s common book value per share as of March 31, 2023 of $16.46 (as provided by WMC’s management), and the range of dividend yields to WMC’s annualized quarterly dividend for the quarter ended March 31, 2023 of $1.40. The calculations resulted in the following ranges of implied equity values per share of WMC Common Stock:

	Implied Equity Value per share
	Low	High
Price / BV	$7.45	$10.88
Dividend Yield	$10.13	$11.44
Selected Precedent M&A Transaction Analysis
BTIG reviewed and analyzed certain publicly available information relating to three selected public to public M&A transactions involving mortgage REITs that occurred after the Federal Reserve’s increase in interest rates on March 17, 2022. The transactions selected by BTIG were as follows:

Announcement Date	Buyer	Target	Price/BV
7/3/23	Ellington Financial Inc.	Great Ajax Corp.	0.59x
5/30/23	Ellington Financial Inc.	Arlington Asset Investment Corp.	0.74x
2/27/23	Ready Capital Corporation	Broadmark Realty Capital Inc.	0.85x
Using publicly available information for each of the selected transactions, BTIG calculated the Price/BV multiple of the applicable target company. Based on the results of this analysis, BTIG derived a reference range for Price/BV of 0.59x – 0.85x based on the min and max. BTIG then applied the Price/BV multiple reference range to WMC’s common book value per share as of March 31, 2023 of $16.46. The calculations resulted in the following range of implied equity values per share of WMC Common Stock:

	Implied Equity Value per share
	Low	High
Price / BV	$9.71	$13.99
Dividend Discount Analysis
BTIG performed a dividend discount analysis of WMC based on the WMC Projections. A dividend discount analysis is a valuation methodology used to derive a valuation of an entity by calculating the “present value” of estimated future dividends of the entity. “Present value” refers to the current value of future dividends and is obtained by discounting those future distributable cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
Using discount rates ranging from 18.55% to 22.55%, based on the cost of equity (based on the capital asset pricing model), BTIG calculated (i) a range of implied present values of the projected dividends per share WMC was forecasted to distribute from the third quarter of calendar year 2023 through calendar year 2025 and (ii) ranges of implied present values of implied terminal values per share for WMC using two methodologies, one based on price-to-book value multiples and the other based on dividend yields. The implied terminal values per share were derived by (a) applying a range of price-to-book value multiples of 0.50x to 0.70x, based on the average price/book value multiple of the four selected publicly traded hybrid/credit mortgage REITs with market capitalizations of less than $250,000,000, to WMC’s estimated book value as of December 31, 2025 of $18.54 and (b) applying a range of dividend yields of 10.8% to 14.8%, based on the average dividend yield of the four selected publicly traded hybrid/credit mortgage REITs with market capitalizations of less than $250,000,000, to WMC’s estimated annualized dividend per share for the fourth quarter of calendar year 2025. These calculations resulted in the following ranges of implied equity values per share of WMC Common Stock:

	Implied Equity Value per share
	Low	High
Price / BV Terminal Value	$8.30	$11.21
Dividend Yield Terminal Value	$8.43	$11.23
Other Factors
BTIG also noted certain additional factors that were not considered part of BTIG’s material financial analyses with respect to the BTIG’s opinion but were referenced for informational purposes, including, among other things, the following:
•historical price-to-book value multiples of WMC during the one-year period ended July 12, 2023, which had a median of 0.57x, as compared to the closing stock price-to-book value multiple of WMC on July 12, 2023 of approximately 0.51x;

•historical price-to-book value multiples of MITT during the one-year period ended July 12, 2023, which had a median of 0.57x, as compared to the closing stock price-to-book value multiple of WMC on July 12, 2023 of approximately 0.51x;
•historical dividend yield of WMC during the one-year period ended July 12, 2023, which had a median of 15.6%, as compared to dividend yield of WMC on July 12, 2023 of approximately 16.7%;
•historical dividend yield of MITT during the one-year period ended July 12, 2023, which had a median of 11.5%, as compared to dividend yield of WMC on July 12, 2023 of approximately 11.9%;
•premiums paid in 23 selected acquisitions of publicly traded companies in the U.S. specialty finance industry with market capitalizations of $100 million to $1 billion announced between April 2014 and July 2023, relative to the closing stock prices of the acquired companies one day (mean of 29% and median of 26%), one week (mean of 31% and median of 29%) and one month (mean of 33% and median of 34%) prior to public announcement of the relevant transaction, as compared to the premium to be paid in the Merger relative to the closing stock prices of WMC one day (34%), one week (34%) and one month (25%) prior to July 13, 2023; and
•certain publicly available equity research broker price targets for MITT Common Stock available as of August 7, 2023, noting that the mean and median of such price targets was $6.94 and $7.00 per share, as compared to MITT’s closing common stock price of $6.74 as of August 7, 2023.
Miscellaneous
Under the terms of BTIG’s engagement, WMC has agreed to pay BTIG for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $500,000, which became payable upon delivery of BTIG’s opinion. Pursuant to a fee sharing arrangement by and between BTIG and JMP Securities LLC (“JMP”), JMP has agreed to pay BTIG $250,000 of the fee JMP would receive from WMC upon consummation of the Merger.
In addition, WMC agreed to indemnify BTIG and its affiliates against certain claims and liabilities related to or arising out of its engagement. BTIG may seek to provide financial advisory services to WMC, MITT or their respective affiliates in the future, for which BTIG would expect to receive compensation.
BTIG and its affiliates provide investment banking and other services to a wide range of persons from which conflicting interests or duties may arise. BTIG, its affiliates, directors, members, managers, employees and officers may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of WMC, MITT or any other company that may be involved in the Merger.
BTIG’s opinion was approved by a BTIG fairness opinion committee.
Certain MITT Unaudited Prospective Financial Information

Although MITT, from time to time, may provide guidance for certain expected financial results in its regular earnings communications and other investor materials, MITT does not as a matter of course make public long-term projections as to future performance, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither MITT nor WMC can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this joint proxy statement/prospectus. However, in connection with the Merger, MITT’s management prepared and provided to the MITT Board in connection with its evaluation of the transaction, to its financial advisor, Piper Sandler, including in connection with Piper Sandler’s financial analysis described above under the section entitled “—Opinion of MITT’s Financial Advisor,” and to WMC and its representatives certain non-public, unaudited estimates, including, but not limited to, estimated earnings available for distribution per share, adjusted book value per share and dividends per share for the fiscal years ending 2023 through 2025 (collectively, the “MITT Projections”).
The below summary of the MITT Projections is included for the sole purpose of providing MITT stockholders and WMC stockholders access to a summary of certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the investment or voting decision of any MITT stockholder or WMC stockholder.
The MITT Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of MITT’s management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of MITT’s management’s knowledge and belief, the expected future financial performance of MITT. The inclusion of the summary of the MITT Projections should not be regarded as an indication that such information is factual or necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to rely on the MITT Projections for any purpose. The prospective financial information included in the MITT Projections included in this section under the heading “Certain MITT Unaudited Prospective Financial Information” has been prepared by, and is the responsibility of, MITT’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in MITT’s Annual Report on Form 10-K for the year ended December 31, 2022, incorporated by reference in this joint proxy statement/prospectus, relates to MITT’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the MITT Projections do not take into account any circumstances or events occurring after the date they were prepared, and the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results.
While presented with numeric specificity, this unaudited prospective financial information is forward-looking information that was based on numerous variables and assumptions (including assumptions related to MITT’s portfolio, interest rates, industry performance and general business, economic, market and financial conditions, as well as additional matters specific to MITT’s business) that are inherently highly subjective, uncertain and beyond the control of MITT. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to MITT’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), changes in MITT’s portfolio, actual credit performance of MITT’s portfolio, changes in interest rates, industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. MITT stockholders and WMC stockholders are urged to review MITT’s most recent SEC filings for a description of the reported and anticipated results of operations and financial condition and capital resources, including those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in MITT’s Annual Report on Form 10-K for the year ended December 31, 2022 and MITT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, which are incorporated by reference into this joint proxy statement/prospectus.
The inclusion of this information should not be regarded as an indication that MITT, the MITT Board, WMC, the WMC Board, Piper Sandler or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of MITT, WMC or their respective directors, officers, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.
NONE OF MITT, WMC OR THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR OTHER REPRESENTATIVES UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.
MITT and WMC may calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to MITT and WMC may not be directly comparable to one another.

None of MITT, WMC or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to WMC or any MITT stockholder or WMC stockholder, in the Merger Agreement or otherwise, concerning the unaudited prospective financial information, or regarding MITT’s ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors, the uncertainties inherent in the unaudited prospective financial information, and the fact that the MITT special meeting and WMC special meeting will be held several months after the financial projections were prepared, MITT stockholders and WMC stockholders are cautioned not to place any reliance on such information and to review MITT’s most recent SEC filings for a description of MITT’s reported financial results.
MITT Projections

The MITT Projections were based on numerous variables and assumptions, including the following: (i) the composition of and yields on the investment portfolio and securitized debt; (ii) the timing and amount of capital invested and equity returns achieved on capital invested; (iii) the amount of leverage on the investment portfolio and the cost of variable rate financing based on a forward interest rate curve; (iv) the size of the interest rate swap portfolio and the related earnings based on a forward interest rate curve; (v) loan origination volumes and gain on sale margins at Arc Home; (vi) the amount of expenses incurred; (vii) no mark-to-market changes in the fair value of the investment portfolio, securitized debt and interest rate swap portfolio; (viii) no stock issuances or share repurchases; (ix) the declaration of preferred stock dividends; and (x) the declaration of a common stock dividend consistent with MITT’s current dividend level.
The MITT Projections were provided to the MITT Board, MITT’s financial advisor, Piper Sandler, WMC and WMC’s financial advisors, BTIG and JMP Securities. The following table presents a summary of the MITT Projections for the fiscal years ending 2023 through 2025.

	For the Year Ended December 31,
	2023	2024	2025
Earnings Available for Distribution per Share(1)	$0.44	$0.89	$0.85
Adjusted Book Value per Share (end of period)(2)	$11.51	$11.64	$11.71
Dividends per Share	$0.72	$0.72	$0.72

(1) Earnings Available for Distribution per Share is a non-GAAP measure that MITT defines as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on loans, real estate securities, derivatives and other investments, inclusive of MITT’s investment in AG Arc, and (b) net realized gains/(losses) on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition, disposition, or securitization of MITT’s investments, (iii) accrued deal-related performance fees payable to third party operators to the extent the primary component of the accrual relates to items that are excluded from EAD, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home’s net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at MITT’s taxable REIT subsidiaries, if any, and (vi) any gains/(losses) associated with exchange transactions on MITT’s common and preferred stock.

(2) Adjusted book value per common share is calculated using stockholders’ equity less the liquidation preference of $228.0 million on MITT’s issued and outstanding preferred stock as the numerator.

Certain WMC Unaudited Prospective Financial Information

Although WMC periodically may issue limited financial guidance to investors, WMC does not as a matter of course make public long-term projections as to future performance, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither WMC nor MITT can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this joint proxy statement/prospectus. However, in connection with the Merger, WMC’s management prepared and provided certain unaudited prospective financial information regarding WMC’s operations for fiscal years 2023 through 2025 (the “WMC Projections”) to the WMC Board in connection with its evaluation of the transaction, and to its financial advisor, BTIG including in connection with BTIG’s financial analysis described above under the section entitled “—Opinion of WMC’s Financial Advisor.” The below summary of the WMC Projections is included for the sole purpose of providing WMC stockholders and MITT stockholders access to a summary of certain non-public information that was furnished to the WMC Board, WMC’s financial advisor, BTIG, MITT and MITT’s financial advisor, Piper Sandler, in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the investment or voting decision of any WMC stockholder or MITT stockholder.
The WMC Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial projections, but in the view of WMC’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments and present, to the best of WMC’s management’s knowledge and belief, the expected course of action and the expected future financial performance of WMC. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The prospective financial information included in the WMC Projections included in this section under the heading “Certain WMC Unaudited Prospective Financial Information” has been prepared by, and is the responsibility of, WMC’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which is attached as Annex G to this joint proxy statement/prospectus, relates to WMC’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the WMC Projections do not take into account any circumstances or events occurring after the date they were prepared, and the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results.
While presented with numeric specificity, the unaudited prospective financial information set forth below is forward-looking information that was based on numerous variables and assumptions (including assumptions related to the overall performance of the WMC investment portfolio, investment acquisitions, investment dispositions, securitizations, hedging strategies, market interest rates, relative industry performance and general business, economic, market and financial conditions, as well as additional matters specific to WMC’s business) that are inherently highly subjective, uncertain and beyond the control of WMC. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to WMC’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), changes in the WMC portfolio, changes in interest rates, industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. WMC stockholders and MITT stockholders are urged to review the most recent SEC filings of WMC for a description of the reported results of operations and financial condition and capital resources, including those in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which are attached as Annex G and Annex F, respectively, to this joint proxy statement/prospectus.

The inclusion of this information should not be regarded as an indication that WMC, the WMC Board, BTIG or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of WMC, MITT or their respective directors, officers, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.

WMC UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.
WMC and MITT may calculate certain non-GAAP financial metrics using different methodologies, including Distributable Earnings and Economic Book Value. Consequently, the

financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to WMC and MITT may not be directly comparable to one another. Further, these financial metrics are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or any other GAAP financial measures or as an indication of WMC’s or MITT’s performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP. The below unaudited prospective financial information should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (such as the below unaudited prospective financial information) in connection with a proposed transaction such as the Merger when the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by BTIG for purposes of its opinion, by the WMC Board in connection with its consideration of the Merger, by Piper Sandler for purposes of its opinion or by the MITT Board in connection with its consideration of the Merger. Accordingly, WMC has not provided a reconciliation of the non-GAAP financial measures to the relevant GAAP financial measures.
WMC has not made and makes no representation to MITT or any WMC stockholder or MITT stockholder, in the Merger Agreement or otherwise, concerning the unaudited prospective financial information, or regarding WMC’s ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, WMC urges all WMC stockholders and MITT stockholders not to place any reliance on such information and to review WMC’s most recent SEC filings for a description of WMC’s reported financial results.
Certain WMC Unaudited Prospective Financial Information
The WMC Projections were based on numerous variables and assumptions, including the following: (i) maintaining a dividend of $0.35; (ii) continued evolution of the portfolio from commercial to residential by focusing on adding non-QM whole loans ultimately financed via securitizations along with some residential securities; (iii) commercial loans and securities mature or are sold as forecast by manager recovering 50% of unrealized losses; (iv) yields on new assets and debt using market yields adjusted for forward secured overnight financing rate curve; (v) repo and warehouse financing adjusted for forward secured overnight financing rate curve; (vi) convertible debt refinanced in reduced size on September 1, 2024; (vii) no shareholder dilution relating to any follow-on or at-the-market (ATM) equity offerings; and (viii) modest operating run rate expense reductions. The impact from the foregoing adjustments leads to a projected Economic Book Value per share of $18.54 as of December 31, 2025.

The WMC Projections were provided to the WMC Board, WMC’s financial advisor, BTIG, MITT and MITT’s financial advisor, Piper Sandler. The following table presents a summary of the WMC Projections for the fiscal years ending 2023 through 2025.

	2023E	2024E	2025E
Earnings Per Share	$2.33	$1.70	$1.67
Dividends Per Share	$0.35	$0.35	$0.35
Economic Book Value Per Share(1)	$17.98	$18.27	$18.54
Net income (loss)	$14,086,695	$10,319,329	$10,090,433
_____________
(1) Economic Book Value is a non-GAAP financial measure of WMC’s financial position on an unconsolidated basis. WMC owns certain securities that represent a controlling variable interest, which under GAAP requires consolidation; however, WMC’s economic exposure to these variable interests is limited to the fair value of the individual investments. Economic Book Value is calculated by taking the GAAP book value and 1) adding the fair value of the retained interest or acquired security of the VIEs held by WMC and 2) removing the asset and liabilities associated with each of consolidated trusts (CSMC USA, Arroyo 2019-2, Arroyo 2020-1, Arroyo 2022-1, and Arroyo 2022-2). Management considers that Economic Book Value provides investors with a useful supplemental measure to evaluate WMC’s financial position as it reflects the actual financial interest of these investments irrespective of the variable interest consolidation model applied for GAAP reporting purposes. Economic Book Value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and WMC’s calculation of this measure may not be comparable to similarly titled measures reported by other companies.

Interests of MITT’s Directors and Executive Officers in the Merger
In considering the recommendation of the MITT Board to approve the MITT Common Stock Issuance Proposal, MITT stockholders should be aware that certain executive officers and directors of MITT have certain interests in the Merger that may be different from, or in addition to, the interests of MITT stockholders generally and that may present actual or potential conflicts of interest. The MITT Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.
Following the consummation of the Merger, all of the current directors of the MITT Board are expected to continue as directors of the board of directors of the Combined Company, and two directors on the WMC Board are expected to be appointed to the board of directors of the Combined Company.
The Combined Company will continue to be managed by MITT Manager under the terms of the MITT Management Agreement. Under the MITT Management Agreement, MITT Manager provides the day-to-day management of MITT’s business, including providing MITT with its executive officers and all other personnel necessary to support its operations. In exchange for its services, MITT pays MITT Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to MITT.
The MITT Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to MITT as if they had been negotiated with an unaffiliated third party.
Pursuant to the MITT Management Agreement, MITT pays MITT Manager a base management fee calculated and payable quarterly in arrears equal to 1.5% per annum of its stockholders’ equity. Following the Merger, MITT stockholders’ equity will include the additional equity attributable to the acquisition of WMC and, thus, the amount of the management fees payable to MITT Manager will also increase, which gives MITT Manager

(and, therefore, MITT’s management) an incentive, not shared by MITT stockholders, to negotiate and effect the Merger, possibly on terms less favorable to MITT than would otherwise have been achieved.
Interests of WMC’s Directors and Executive Officers in the Merger

WMC’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of WMC stockholders generally. The WMC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger and the other transactions contemplated by the Merger Agreement be approved by the stockholders of WMC.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•The assumed price per share of WMC Common Stock is $10.53, which is the average closing price per share of WMC Common Stock as reported on the NYSE over the first five business days following the first public announcement of the Merger on August 8, 2023 (the “5-Day Average Price”);
•The Effective Time occurs on October 31, 2023, which is the assumed date of the Closing solely for purposes of the disclosure in this section;
•Mr. Lehman experiences a termination of employment immediately following the assumed Effective Time on October 31, 2023; and
•No director or executive officer receives any additional equity grants or other awards on or prior to the Effective Time.
As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment of Outstanding WMC Equity Awards
Pursuant to the terms of the Merger Agreement, each WMC Equity Award will vest in full immediately prior to the Effective Time and, as of the Effective Time, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Merger Consideration, except for the 2023 WMC Director Awards. The 2023 WMC Director Awards will be treated as follows: (i) for the WMC Director Designees, the 2023 WMC Director Awards will be equitably adjusted effective as of the Effective Time into awards relating to shares of MITT Common Stock that have the same value, vesting terms and other terms and conditions as applied to the corresponding WMC restricted stock units immediately prior to the effective time and (ii) for the directors of the WMC Board who are not WMC Director Designees, the 2023 WMC Director Awards will accelerate and vest on a pro rata basis (based on the number of days between grant date and the Closing Date), and the remaining unvested portion of such 2023 WMC Director Awards will be cancelled without any consideration.

Value to Executive Officers and Directors in Respect of WMC Equity Awards
Based on the assumptions described above under “—Certain Assumptions,” the table below sets forth the number of WMC Equity Awards held by the executive officers and directors of WMC and the value that the executive officers and directors can expect to receive for such unvested awards using the 5-Day Average Price. Depending on when the Merger is completed, certain awards that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the Merger.

Name	WMC Restricted Shares		WMC Restricted Stock Units
Executive Officers(1)	Number (#)	Value ($)	Number (#)	Value ($)
Robert W. Lehman	-	-	10,000	$105,300
Greg Handler	-	-	-	-
Sean O. Johnson	200	$2,106	-	-
Elliot Neumayer	25	$264	-	-
Directors
James W. Hirschmann III(2)	250	$2,633	-	-
Edward D. Fox	-	-	7,796	$82,092(3)
Ranjit M. Kripalani	-	-	7,796	$82,092(3)
M. Christian Mitchell	-	-	7,796	$82,092(4)
Lisa G. Quateman	-	-	7,796	$82,092(4)
Bonnie M. Wongtrakool(2)	-	-	-	-

(1) Other than with respect to Mr. Lehman, WMC Manager employs and compensates each of WMC’s executive officers and WMC’s executive officers do not receive cash compensation from WMC for serving as WMC’s executive officers. Mr. Lehman is a “named executive officer” for purposes of the proxy statement for the fiscal year ended December 31, 2022, filed by WMC with the SEC on May 2, 2023. In addition, Lisa M. Meyer, the former President, Chief Financial Officer and Treasurer of WMC, was a “named executive officer” for purposes of the proxy statement for fiscal year ended December 31, 2022, filed by WMC with the SEC on May 2, 2023. Ms. Meyer ended her employment relationship with WMC effective June 10, 2022. She no longer holds any outstanding WMC Equity Awards and therefore has not been included in this table.
(2) As executive directors, Mr. Hirschmann and Ms. Wongtrakool did not receive a grant of WMC restricted stock units at WMC’s 2023 annual stockholders meeting.
(3) The value of all of the WMC restricted stock units are included for purposes of providing complete disclosure. Because Messrs. Fox and Kripalani are not WMC Director Designees, only a portion of their WMC restricted stock units will vest on a pro rata basis at the Effective Time. Accordingly, based on an assumed closing date of October 31, 2023, approximately 2,799 WMC restricted stock units would accelerate and vest ($29,474) rather than the full amount listed in the table.
(4) The value of all of the WMC restricted stock units are included for purposes of providing complete disclosure. Because Mr. Mitchell and Ms. Quateman are WMC Director Designees, the WMC restricted stock units will not vest at the Effective Time and will be equitably adjusted as of the Effective Time into awards relating to shares of MITT Common Stock.

Guaranteed Annual Compensation

WMC has entered into an employment offer letter with Mr. Lehman, dated June 9, 2022 (which is referred to as the “Lehman Letter”). Pursuant to the Lehman Letter, in the event of a change in control of WMC prior to December 31, 2023, WMC will guarantee Mr. Lehman’s annual compensation, including his base salary and bonus through December 31, 2023. The unpaid portion of the guaranteed compensation will be paid to Mr. Lehman immediately prior to the Closing of the Merger. The Closing of the Merger will constitute a change in control for purposes of the Lehman Letter. Based on the assumptions described above under “—Certain Assumptions,” the estimated value of the unpaid portion of his guaranteed annual compensation would be $150,000.
Directors’ and Officers’ Indemnification and Insurance
MITT shall cause the surviving entity to indemnify, defend and hold harmless each person who was, at or prior to the Effective Time, a director or officer of WMC, WMC Manager or any of their subsidiaries or who acts as a fiduciary under any WMC Plan or other designees as set forth in the Merger Agreement against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual proceeding based, in whole or in part, on or arising, in whole or in part, out of the fact that such person was a director or officer of WMC, WMC Manager or any of their subsidiaries or other designees as set forth in the Merger Agreement.
On or prior to the Closing Date, WMC will purchase six-year “tail” D&O insurance policies in an amount and scope at least as favorable as WMC’s current policies, subject to the terms of the Merger Agreement. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 188.
Merger-Related Compensation for WMC Named Executive Officers

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of WMC that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to the named executive officers of WMC.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger. For purposes of calculating such amounts, the following assumptions were used:
•The assumed price per share of WMC Common Stock is the 5-Day Average Price of $10.53;
•The Effective Time occurs on October 31, 2023, which is the assumed date of the Closing solely for purposes of the disclosure in this section;

•Mr. Lehman experiences a termination of employment immediately following the assumed Effective Time on October 31, 2023; and
•No named executive officer receives any additional equity grants or other awards on or prior to the Effective Time.
Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Perquisites/ Benefits ($)	Total ($)
Robert W. Lehman	$150,000(2)	$105,300(3)	-	$255,300
Lisa M. Meyer (1)	-	-	-	-

(1)Ms. Meyer ended her employment relationship with WMC effective June 10, 2022. She is no longer eligible for additional severance benefits or payments.
(2)This amount represents the unpaid portion of Mr. Lehman’s guaranteed annual compensation from October 31, 2023 through December 31, 2023, including the base salary and bonus amount. This amount is “single-trigger” and will be payable immediately prior to the Closing.
(3)This amount represents the value of the accelerated vesting of WMC restricted stock unit awards held by Mr. Lehman based on the 5-Day Average Price.

The amounts shown in the table below are “single trigger” and are payable upon the Closing of the Merger. The amounts in this column consist of:

Name	Restricted Stock Unit Awards
	Number (#)	Value ($)
Robert W. Lehman	10,000(a)	$105,300
(a) This number represents the WMC restricted stock units that remain outstanding and unvested immediately prior to the Effective Time and that will vest as of immediately prior to the Effective Time.

Amendment to MITT Management Agreement
Contemporaneously with the execution of the Merger Agreement, MITT and MITT Manager entered into the MITT Management Agreement Amendment, which will become effective automatically at the Closing and will have no force and effect if the Merger does not close. Under the terms of the MITT Management Agreement Amendment, (i) MITT Manager’s base management fee under the MITT Management Agreement will be reduced by $600,000 for the first four quarters following the Effective Time, beginning with the fiscal quarter in which the Effective Time occurs (i.e., resulting in an aggregate $2.4 million waiver of base management fees), and (ii) MITT Manager will waive its right to seek reimbursement from MITT for any expenses otherwise reimbursable by MITT under the MITT Management Agreement in an amount equal to the excess, if any, of $7,000,000 over the aggregate Per Share Additional

Manager Consideration paid by MITT Manager to the holders of WMC Common Stock in the Merger. A copy of the MITT Management Agreement Amendment is attached as Annex B to this joint proxy statement/prospectus.
Amendment to WMC Management Agreement
In connection with the execution of the Merger Agreement, WMC, WMC Manager and MITT (solely with respect to certain provisions) entered into the WMC Management Agreement Amendment to the existing WMC Management Agreement. The WMC Management Agreement Amendment provides that upon the completion of the Merger, the WMC Management Agreement will terminate and WMC will pay WMC Manager a termination fee of $7,000,000 and any accrued but unpaid management fees and unreimbursed expenses.
Regulatory Approvals Required for the Merger
MITT and WMC are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Accounting Treatment

MITT will account for the Merger as a business combination in accordance with the provisions of ASC 805, “Business Combinations.” In applying the acquisition method of accounting, MITT will be treated as the acquirer of WMC for accounting purposes. The assets acquired and liabilities assumed from WMC will be recorded at their respective fair values as of the Closing Date. The consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer. Accordingly, the fair value of the consideration transferred will be measured based on the number of shares of MITT Common Stock issued to the stockholders of WMC multiplied by the closing price of MITT Common Stock on the Closing Date. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. The consolidated financial statements of the Combined Company issued after the Merger will reflect these fair values and the combined results of operations subsequent to the Closing Date. Because MITT will be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger.
Appraisal Rights

If the proposed transaction is completed and certain other statutory requirements described herein are met, WMC stockholders (and beneficial owners), who do not vote in favor of the WMC Merger Proposal, who continuously hold such shares through the Effective Time and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of WMC Common Stock and beneficial owners of WMC Common Stock are entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Per Share Merger Consideration a cash payment of an amount determined by the Court of Chancery equal to the “fair value” of their WMC Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery or as described further herein, so long as they comply with the procedures established by Section 262 of the DGCL and certain other conditions relating to stock ownership thresholds are met.
A detailed description of the procedures required to be followed in order to perfect appraisal rights by WMC stockholders and beneficial owners of WMC Common Stock if desired is included in the section entitled “The Merger Agreement––Appraisal Rights” beginning on page 153 of this joint proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex H to this joint proxy statement/prospectus. Due to the complexity of the procedures described below, WMC stockholders who are considering exercising such rights are encouraged to carefully review Annex H and seek the advice of legal counsel.
Exchange of Shares of Stock in the Merger
MITT will appoint WMC’s transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), to act as the exchange agent for the exchange of WMC Common Stock for the Merger Consideration.
Prior to the Effective Time, MITT or Merger Sub will deposit or cause to be deposited with the exchange agent the number of shares of MITT Common Stock issuable to the holders of WMC Common Stock and MITT Manager will deposit or cause to be deposited with the exchange agent cash in an aggregate amount sufficient to pay the Per Share Additional Manager Consideration to holders of WMC Common Stock. From time to time, MITT will deposit with the exchange agent cash in an aggregate amount sufficient to pay any dividends and other distributions and to make any payments in lieu of fractional shares.
WMC stockholders and beneficial owners of WMC Common Stock need not take any action with respect to their book-entry shares.
Dividends
MITT pays regular quarterly dividend distributions to its stockholders. All dividend distributions are authorized by the MITT Board, in its sole discretion, and depend on such items as MITT’s REIT taxable earnings, financial condition, maintenance of its REIT status and other factors that the MITT Board may deem relevant from time to time. Holders of MITT Common Stock share proportionally on a per share basis in all declared dividends on MITT Common Stock. MITT currently intends to pay quarterly dividends to its stockholders in an amount that will allow MITT to satisfy the REIT requirements and generally not be subject to U.S. federal income tax on its undistributed income. WMC currently pays a regular quarterly dividend to the holders of WMC Common Stock.
Each of MITT and WMC plans to continue its current dividend policy until the Closing. Pursuant to the Merger Agreement, prior to the date of Closing, each of MITT and WMC will declare an interim dividend to their respective holders. Prior to the Effective Time, the WMC will declare a dividend to its stockholders, the payment date for which shall be the close of business on the last business day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend will be three business days before the payment date. The per share dividend amount payable by WMC with respect to WMC Common Stock will be an amount equal to (i) WMC’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “WMC Additional Dividend Amount”) if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. WMC and MITT will cooperate in good faith to determine whether it is necessary to authorize and declare a WMC Additional Dividend Amount and the amount (if any) of the WMC Additional Dividend Amount.
Prior to the Effective Time, MITT will declare a dividend to its stockholders, the payment date for which shall be the close of business on the last business day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend will be three (3) business days before the payment date. The per share dividend amount payable by MITT with respect to the MITT Common Stock will be an amount equal to (i) MITT’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing the WMC Additional Dividend Amount (if any) by the Exchange Ratio.
In addition, the Merger Agreement permits MITT to continue to pay regular quarterly dividends with respect to the MITT Common Stock consistent with past practice at a rate not to exceed $0.18 per share per quarter, regular quarterly dividends payable with respect to any MITT Preferred Stock consistent with past practice and the terms of such preferred stock, dividends or other distributions by any direct or indirect wholly-owned subsidiary of MITT in the ordinary course of business, dividends or other distributions necessary for MITT and its subsidiaries (as applicable) to maintain their status as REITs under the Code and to avoid the imposition of corporate level income or excise tax and any dividend to the extent declared and paid in accordance the terms of the Merger Agreement.
The Merger Agreement also permits WMC to continue to pay regular quarterly dividends with respect to WMC Common Stock consistent with past practice at a rate not to exceed $0.35 per share per quarter, dividends or other distributions to WMC by any directly or indirectly wholly owned subsidiary of WMC, any dividends or other distributions necessary for WMC and its subsidiaries (as applicable) to maintain their status as REITs under the Code and avoid the imposition of corporate level income or excise tax and any dividend to the extent declared and paid in accordance the terms of the Merger Agreement.
Following the Closing, MITT expects that the Combined Company will continue MITT’s current dividend policy for stockholders, subject to the discretion and authorization of the MITT Board, which reserves the right to change the dividend policy of the Combined Company at any time and for any reason. See “Risk Factors—Risks Related to the Combined Company Following the Merger” on page 53.
Listing of Shares of Stock and Deregistration of WMC Common Stock

It is a condition to the completion of the Merger that the shares of MITT Common Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. After the Merger is completed, the WMC Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this joint proxy statement/prospectus, is the legal document that governs the Merger.
A copy of the Merger Agreement has been included in this joint proxy statement/prospectus to provide you with information regarding the terms of the Merger. It is not intended to provide you with any other factual or financial information about WMC or MITT or any of their respective affiliates or businesses. Information about WMC and MITT can be found elsewhere in this joint proxy statement/prospectus and in the other filings each of WMC and MITT has made with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 264.
The Merger

The Merger Agreement provides for the merger of WMC with and into Merger Sub, a wholly owned subsidiary of MITT. At the Effective Time, the separate corporate existence of WMC will cease and Merger Sub will continue as the surviving entity and as a subsidiary of MITT.
Closing; Effective Time of the Merger

The Closing will take place at 9:00 a.m., New York, New York time, on a date that is two business days after satisfaction or (to the extent permitted by applicable law) waiver of the Closing conditions in the Merger Agreement, which are described under “—Conditions to Complete the Merger” beginning on page 182 (other than those conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Merger Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or on another date or at another place as WMC and MITT may agree to in writing.
The Merger will become effective at the time the certificate of merger is filed and accepted for record by the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) or at such later date and time as the parties may jointly agree to in writing and designate in such certificate of merger.
Organizational Documents

At the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, and as thereafter amended in accordance with Section 6.9(b) of the Merger Agreement, will be the organizational documents of the surviving entity.

Consideration for the Merger

Pursuant to the terms of the Merger Agreement:
•at the Effective Time, each share of WMC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares) will be converted into the right to receive (1) from MITT, the Per Share Stock Consideration, equal to the Exchange Ratio and (2) from MITT Manager, the Per Share Additional Manager Consideration, equal to the lesser of $7,000,000 or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Per Share Merger Consideration (any difference between $7,000,000 and such smaller amount will be used to benefit the Combined Company post-Closing by offsetting reimbursable expenses that would otherwise be payable to MITT Manager). Cash will be paid in lieu of any fractional shares of MITT Common Stock that would have been received as a result of the Merger; and
•each share of WMC restricted stock and each WMC restricted stock unit will vest in full immediately prior to the Effective Time and, as of the Effective Time, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Merger Consideration, except for the 2023 WMC Director Awards. The 2023 WMC Director Awards will be treated as follows: (i) for the WMC Director Designees, the 2023 WMC Director Awards will be equitably adjusted effective as of the Effective Time into awards relating to shares of MITT Common Stock that have the same value, vesting terms and other terms and conditions as applied to the corresponding WMC restricted stock units immediately prior to the Effective Time and (ii) for the directors of the WMC Board who are not WMC Director Designees, the 2023 WMC Director Awards will accelerate and vest based on a fraction, the numerator of which is the number of days from the date of grant through the Closing Date and the denominator of which is 365, and the remaining unvested portion of such WMC Equity Awards will be cancelled without any consideration.

None of MITT, Merger Sub, nor any wholly owned subsidiary of MITT or WMC will receive any merger consideration for any share of WMC Common Stock owned by them.
Following the final determination of the final WMC Transaction Expenses amount and the final MITT Transaction Expenses amount (within two days after the last day of the first month immediately preceding the month in which the conditions set forth in the Merger Agreement are reasonably expected to be satisfied (other than the condition to obtain the MITT and WMC stockholder approvals and those conditions that by their nature are to be satisfied or waived at the Closing), or such other date as may be mutually agreed by the parties in their respective sole discretions (the “Determination Date”)), the Exchange Ratio shall be adjusted for such transaction expenses such that if either WMC or MITT’s transaction expenses exceeds its respective amount estimated at the date of the Merger Agreement, the Exchange Ratio will be less favorable to such party, and vice versa.
For purposes of the final MITT Transaction Expenses amount, the following transaction expenses will not be deemed MITT Transaction Expenses: (i) MITT transaction expenses that were accrued or paid prior to or as of June 30, 2023, to the extent reflected in MITT’s adjusted book value; and (ii) the $3,000,000 termination fee paid to TPT in connection with the termination of the TPT Merger Agreement.
For purposes of the final WMC Transaction Expenses amount, the following transaction expenses will not be deemed WMC Transaction Expenses: (i) WMC transaction expenses that were accrued or paid prior to or as of June 30, 2023, to the extent reflected in WMC’s adjusted book value; (ii) the termination fee to be paid to WMC Manager pursuant to the WMC Management Agreement Amendment and the Accrued Management Fee and the Unreimbursed Expenses, as defined in the WMC Management Agreement Amendment; (iii) all transfer taxes payable pursuant to Section 6.15 of the Merger Agreement; (iv) the cost of the six-year “tail” D&O insurance policies that WMC will obtain pursuant to the Merger Agreement; and (v) the $3,000,000 termination fee paid to Terra Property Trust, Inc. in connection with the termination of the TPT Merger Agreement.
Once the final Exchange Ratio has been determined, WMC and MITT will make a joint public announcement of the final Exchange Ratio and file Current Reports on Form 8-K reflecting those disclosures.
No certificates or scrip or shares representing fractional shares of MITT Common Stock will be issued with respect to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a holder of such interests. Each holder of WMC Common Stock who would otherwise have been entitled to receive a fraction of a share of MITT Common Stock will be entitled to receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of MITT Common Stock multiplied by the average of the daily volume weighted average prices of one share of MITT Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P.
Tax Withholding
Payment of the Merger Consideration under the Merger Agreement is subject to applicable withholding requirements.
Appraisal Rights
If the Merger is completed, holders and beneficial owners of shares of WMC Common Stock who do not vote in favor of the WMC Merger Proposal, who continuously hold such shares as of immediately before and through the Effective Time and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this joint proxy statement/prospectus as Annex H and incorporated herein by reference. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that WMC stockholders or beneficial owners of shares of WMC Common Stock exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL to a “stockholder” and all references in this summary to a “WMC stockholder” or “holder of WMC Common Stock” are to the record holders of WMC Common Stock unless otherwise noted herein, all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein (and the word “person” means any individual, corporation, partnership, unincorporated association or other entity) and all references in this section to “surviving company” mean Merger Sub.
Any WMC stockholder or beneficial owner of shares of WMC Common Stock contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. Under Section 262 of the DGCL, holders and beneficial owners of shares of WMC Common Stock who (i) submit a written demand for appraisal of their shares and do not withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL; (ii) do not vote in favor of the WMC Merger Proposal; (iii) continuously are the record holders of such shares through the Effective Time; (iv) who are entitled to demand appraisal rights under Section 262 of the DGCL; and (v) otherwise follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of WMC Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. However, immediately before the Merger, WMC Common Stock will be listed on a national exchange. Therefore, pursuant to Section 262(g) of the DGCL, after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all holders and beneficial owners of shares of WMC Common Stock who have asserted appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of WMC Common Stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (b) the value of the Merger Consideration in respect of such shares exceeds $1 million. MITT refers to these conditions as the “ownership thresholds.” Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Court of Chancery enters judgment in the appraisal proceeding, the surviving company in the Merger may pay to each WMC stockholder and beneficial owner of WMC Common Stock entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) interest accrued prior to the time of such cash payment, unless paid at such time. The surviving company is under no obligation to make such voluntary cash payment before such entry of judgment.
Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, such as the WMC special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 of the DGCL or information directing the WMC stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This joint proxy statement/prospectus constitutes WMC’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex H. In connection with the Merger, any holder or beneficial owner of WMC Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or beneficial owner’s right to do so, should review the following discussion and Annex H carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. A WMC stockholder or beneficial owner of WMC Common Stock who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement (without interest). Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of WMC Common Stock, WMC believes that if a WMC stockholder or beneficial owner of WMC Common Stock considers exercising such rights, such WMC stockholder or beneficial owner of WMC Common Stock should seek the advice of legal counsel.
WMC stockholders or beneficial owners of shares of WMC Common Stock wishing to exercise the right to seek an appraisal of their shares of WMC Common Stock must do ALL of the following:
•in the case of a WMC stockholder, such person must not vote, or abstain from voting, in favor of the WMC Merger Proposal. In the case of a beneficial owner of WMC Common Stock, such person must not instruct such person’s broker, bank or other nominee to vote such person’s share, or abstain from voting, in favor of the WMC Merger Proposal;
•the WMC stockholder or beneficial owner of shares of WMC Common Stock must deliver to WMC a written demand for appraisal before the vote on the WMC Merger Proposal at the WMC special meeting, which written demand must reasonably inform WMC of the identity of the WMC stockholder or beneficial owner of WMC Common Stock and that the WMC stockholder or beneficial owner of WMC Common Stock intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the WMC Merger Proposal Voting “AGAINST” or failing to vote “FOR” the WMC Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;
•the WMC stockholder or beneficial owner of WMC Common Stick must continuously hold or beneficially own, as applicable, the shares of WMC Common Stock from the date of making the demand through the Effective Time (a WMC stockholder or beneficial owner of WMC Common Stock will lose appraisal rights if the WMC stockholder or beneficial owner of WMC Common Stock transfers the shares before the Effective Time); and
•the WMC stockholder, the beneficial owner of WMC Common Stock or the surviving company in the Merger must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The surviving company is under no obligation to file any such petition and has no intention of doing so.

In addition, for any WMC stockholder or beneficial owner of WMC Common Stock to exercise appraisal rights, at least one of the ownership thresholds must be met.
Filing Written Demand. Any holder or beneficial owner of WMC Common Stock wishing to exercise appraisal rights must deliver to WMC, before the vote on the WMC Merger Proposal at the WMC special meeting, a written demand for the appraisal of the WMC stockholder’s or beneficial owner’s shares of WMC Common Stock.
In the case of a WMC stockholder, such WMC stockholder must not vote or submit a proxy in favor of the WMC Merger Proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the Merger Agreement, and it will constitute a waiver of the WMC stockholder’s appraisal rights. Therefore, a WMC stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the WMC Merger Proposal or abstain from voting, or otherwise fail to vote, on the adoption and approval of the Merger Agreement.
In the case of a beneficial owner of WMC Common Stock, brokers, banks and other nominees that hold shares of WMC Common Stock in “street name” for their customers do not have discretionary authority to vote those shares on the WMC Merger Proposal without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of WMC Common Stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the WMC Merger Proposal, and does not revoke such instruction prior to the vote on the WMC Merger Proposal, then such shares will be voted in favor of the WMC Merger Proposal, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner of WMC Common Stock who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the WMC Merger Proposal or must instruct such broker, bank or other nominee to vote against the WMC Merger Proposal or abstain from voting on such proposal.
Neither voting against the WMC Merger Proposal, nor submitting a proxy against the WMC Merger Proposal, nor abstaining from voting or failing to vote on the WMC Merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the WMC Merger Proposal. A WMC stockholder’s or beneficial owner’s failure to make the written demand before the taking of the vote on the WMC Merger Proposal at the WMC special meeting will constitute a waiver of appraisal rights.
A demand for appraisal made by a WMC stockholder or beneficial owner of WMC Common Stock must be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform WMC of the identity of such holder or beneficial owner.
In addition, in the case of a demand for appraisal made by a beneficial owner of WMC Common Stock, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of WMC Common Stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and accurate copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving company under Section 262 of the DGCL and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL. Whether made by a WMC stockholder or beneficial owner of WMC Common Stock, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the Merger.
WMC stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their banks, brokers or other nominees, as applicable, to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to Western Asset Mortgage Capital Corporation, 385 East Colorado Boulevard, Pasadena, California 91101, Attention: Secretary.
At any time within 60 days after the Effective Time, any WMC stockholder or beneficial owner who has delivered a written demand to WMC and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Merger Sub, as the surviving company in the Merger, a written withdrawal of the demand for appraisal and an acceptance of the Merger Consideration. Any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving company in the Merger. No appraisal proceeding in the Court of Chancery will be dismissed as to any WMC stockholder or beneficial owner of WMC Common Stock without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any WMC stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration within 60 days after the Effective Time.
Notice by the Surviving Company. Within ten days after the Effective Time, the surviving company in the Merger, or its successors or assigns, will notify each holder and beneficial owner of WMC Common Stock, who has complied with Section 262 of the DGCL, and who has not voted in favor of the WMC Merger Proposal, of the date on which the Merger became effective.
Filing a Petition for Appraisal. Within 120 days after the Effective Time, but not thereafter, the surviving company in the Merger or any holder or beneficial owner of WMC Common Stock who has complied with Section 262 of the DGCL and is entitled to seek appraisal under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the surviving company in the Merger, or its successors or assigns, in the case of a petition filed by a WMC stockholder or beneficial owner of WMC Common Stock, demanding a determination of the fair value of the shares held by all WMC stockholders or beneficial owners of WMC Common Stock entitled to appraisal rights who did not vote their shares in favor of the Merger and properly demanded appraisal of such shares. The surviving company in the Merger is under no obligation to and has no present intention to file a petition and holders and beneficial owners of WMC Common Stock should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of the shares of WMC Common Stock. Accordingly, any holders or beneficial owners of shares of WMC Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of WMC Common Stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a holder or beneficial owner of WMC Common Stock to file such a petition within the period and manner specified in Section 262 of the DGCL could nullify the WMC stockholder’s or beneficial owner’s previous written demand for appraisal.
Within 120 days after the Effective Time, any holder or beneficial owner of WMC Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), to receive from the surviving company in the Merger a statement setting forth the aggregate number of shares of WMC Common Stock not voted in favor of the WMC Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares or beneficial owners holding or owning such shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The statement must be mailed to the requesting WMC stockholder or beneficial owner of WMC Common Stock within ten days after such stockholder’s request therefor has been received by the surviving company in the Merger or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is timely filed by a holder or beneficial owner of shares of WMC Common Stock and a copy thereof is served upon the surviving company in the Merger, the surviving company will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list, which is referred to as the verified list, containing the names and addresses of all WMC stockholders or beneficial owners of shares of WMC Common Stock who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving company in the Merger. Upon the filing of any such petition, the Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving company in the Merger and the WMC stockholders or beneficial owners of shares of WMC Common Stock shown on the verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Court of Chancery. The costs of such notices are borne by the surviving company in the Merger.
After notice has been given to the WMC stockholders and beneficial owners of shares of shares of WMC Common Stock as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those WMC stockholders or beneficial owners of shares of WMC Common Stock who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. At the hearing on such petition, the Court of Chancery may require the WMC stockholders or beneficial owners of shares of WMC Common Stock who have demanded an appraisal for their shares and who hold shares of WMC Common Stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any WMC stockholder or beneficial owner of WMC Common Stock fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such WMC stockholder or beneficial owner of WMC Common Stock. Notwithstanding a WMC stockholder’s or beneficial owner of WMC Common Stock’s compliance with the foregoing requirements, Section 262 of the DGCL provides that, because immediately before the Merger WMC Common Stock was listed on a national securities exchange, the Court of Chancery will dismiss appraisal proceedings as to all WMC stockholders and beneficial owners of shares of WMC Common Stock who assert appraisal rights unless one of the ownership thresholds is met.
Determination of Fair Value. After determining the holders and beneficial owners of shares of WMC Common Stock entitled to an appraisal and that at least one of the ownership thresholds described above has been satisfied as to WMC stockholders or beneficial owners of shares of WMC Common Stock seeking appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the “fair value” of the shares of WMC Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving company pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Court of Chancery will take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Court of Chancery’s entry of judgment in the proceedings, the surviving company in the Merger may pay to each WMC stockholder and beneficial owner of WMC Common Stock entitled to appraisal an amount in cash, which is referred to as a voluntary cash payment, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the surviving company in the Merger and the fair value of the shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.
In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

WMC stockholders and beneficial owners of shares of WMC Common Stock considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be less than, the same as or more than the value of the Merger Consideration and that an investment banking opinion as to the fairness from a financial point of view of the Merger Consideration is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL.
Although WMC believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and WMC stockholders and beneficial owners of shares of WMC Common Stock should recognize that such an appraisal could result in a determination of a value lower or higher than, or the same as, the Merger Consideration. None of the parties to the Merger anticipates offering more than the Merger Consideration to any WMC stockholder or beneficial owners of shares of WMC Common Stock exercising appraisal rights, and each of the parties to the Merger Agreement reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of WMC Common Stock is less than the Merger Consideration.
Upon application by the surviving company in the Merger or by any WMC stockholder or beneficial owner of WMC Common Stock entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of WMC stockholders and beneficial owners of WMC Common Stock entitled to an appraisal. Any WMC stockholder or beneficial owner of WMC Common Stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such WMC stockholder’s of WMC Common Stock, as applicable, certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such WMC stockholder or beneficial owner of WMC Common Stock is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Court of Chancery will direct the payment of the fair value of the shares of WMC Common Stock, together with interest, if any, by the surviving company in the Merger to WMC stockholders or beneficial owner of WMC Common Stock entitled thereto. Payment will be made to each such WMC stockholder or beneficial owner of WMC Common Stock, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the surviving company in the Merger of the certificate(s) representing such stock. The Court of Chancery’s decree may be enforced as other decrees in such court may be enforced. If a petition for appraisal is not timely filed or if neither of the ownership thresholds is met, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a WMC stockholder or beneficial owner of WMC Common Stock, the Court of Chancery may also order all or a portion of the expenses incurred by a WMC stockholder or beneficial owner of WMC Common Stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such an order, each party bears its own expenses.
From and after the Effective Time, no WMC stockholder or beneficial owner of WMC Common Stock who has demanded appraisal rights will be entitled to vote such shares of WMC

Common Stock for any purpose or to receive payment of dividends or other distributions on such shares of WMC stock, except dividends or other distributions on such shares of WMC Common Stock, if any, payable to WMC stockholders as of a time before the Effective Time. If no petition for an appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds is met or if the WMC stockholder or beneficial owner of WMC Common Stock delivers to the surviving company in the Merger a written withdrawal of the demand for an appraisal and an acceptance of the Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the surviving company in the Merger, then the right of such WMC stockholder or beneficial owner of WMC Common Stock to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any WMC stockholder or beneficial owner of WMC Common Stock without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however that the foregoing will not affect the right of any WMC stockholder or beneficial owner of WMC Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such WMC’s stockholder’s or beneficial owner of WMC Common Stock’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time of the Merger.
In view of the complexity of Section 262 of the DGCL, WMC stockholders and beneficial owners of WMC Common Stock wishing to exercise appraisal rights are encouraged to consult legal counsel before attempting to exercise those rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

Exchange Procedures
MITT will appoint WMC’s transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), to act as the exchange agent for the exchange of WMC Common Stock for the Merger Consideration.
Prior to the Effective Time, MITT or Merger Sub will deposit or cause to be deposited with the exchange agent the number of shares of MITT Common Stock issuable to the holders of WMC Common Stock and MITT Manager will deposit or cause to be deposited with the exchange agent cash in an aggregate amount sufficient to pay the Per Share Additional Manager Consideration to holders of WMC Common Stock. From time to time, MITT will deposit with the exchange agent cash in an aggregate amount sufficient to pay any dividends and other distributions and to make any payments in lieu of fractional shares.
As soon as practicable after the Effective Time, but in no event more than two business days after the Closing Date, MITT will instruct the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of WMC Common Stock. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the shares of WMC Common Stock will pass, only upon proper delivery of the certificate representing such shares (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares, upon adherence to the procedures set forth in the letter of transmittal, and which will be in a customary form and agreed to by MITT and WMC prior to the Closing and will provide instructions for use in effecting the surrender of the share certificates, or in the case of uncertificated shares, the surrender of shares, in exchange for payment of the Merger Consideration.
Upon surrender of a certificate (or affidavit of loss in lieu of the certificate) to the exchange agent, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and other customary documents as may be reasonably required by the exchange agent, the holder of the certificate will receive the number of whole shares (which shares will be in uncertificated book-entry form) of MITT Common Stock and a check in the amount equal to the Per Share Additional Manager Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the MITT Common Stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on the applicable Merger Consideration.
For holders of uncertificated shares of WMC Common Stock, upon surrender of uncertificated shares, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and other customary documents as may be reasonably required by the exchange agent, MITT will cause the exchange agent to issue to each holder of uncertificated shares the applicable number of whole shares of MITT Common Stock (which shares will be in uncertificated book-entry form) and a check in the amount equal to the Per Share Additional Manager Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the MITT Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the Merger Consideration.
MITT stockholders need not take any action with respect to their share certificates or book-entry shares.
Representations and Warranties

The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by disclosures not reflected in the Merger Agreement. Accordingly, neither WMC stockholders nor MITT stockholders should rely on representations and warranties as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality that are different from those generally applicable to equityholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures by WMC and MITT. This description of the representations and warranties is included to provide WMC stockholders and MITT stockholders with information regarding the terms of the Merger Agreement.

In the Merger Agreement, MITT, Merger Sub and MITT Manager made representations and warranties relating to, among other things:
•due organization, valid existence and ,where relevant, good standing, and power and authority of MITT, its subsidiaries (including Merger Sub) and MITT Manager to own, lease and, to the extent applicable, operate their respective properties and assets and to carry on their respective businesses as conducted as of the date of the Merger Agreement;
•capital structure and capitalization of MITT and its subsidiaries;
•matters relating to the payment of dividends authorized or declared by MITT and its subsidiaries;
•corporate or limited liability company power and authority to enter into the Merger Agreement and to perform MITT’s, Merger Sub’s and MITT Manager’s obligations thereunder, and subject to receipt of the MITT Stockholder Approval and the acceptance for record by the Delaware Secretary of State of the certificate of merger, consummate the Merger and the other transactions contemplated by the Merger Agreement;
•enforceability of the Merger Agreement against MITT, Merger Sub and MITT Manager;
•approval by the MITT Board of the issuance of MITT Common Stock pursuant to the Merger Agreement and its recommendation to MITT stockholders;
•absence of conflicts with, or violations or contraventions of MITT’s or MITT Manager’s organizational documents and any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit under certain contracts applicable to MITT or any of its subsidiaries;
•consents, approvals or filings with governmental entities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;
•MITT’s SEC filings since December 31, 2021, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;
•absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on MITT and certain other changes, developments and events since April 1, 2023 through the date of the Merger Agreement;
•MITT and its subsidiaries having conducted their business in the ordinary course of business in all material respects from April 1, 2023, through the date of the Merger Agreement;
•liabilities affecting MITT and its subsidiaries;
•the accuracy of the information contained in this joint proxy statement/prospectus and supplied by MITT for inclusion or incorporation by reference in this joint proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of MITT Common Stock issuable in the Merger will be registered with the SEC;

•MITT’s and each MITT subsidiary’s compliance with applicable laws since December 31, 2022, and having obtained all necessary permits;
•MITT’s and its subsidiaries’ employee benefit plans;
•tax matters affecting MITT and its subsidiaries;
•absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against MITT or any of its subsidiaries;
•intellectual property matters affecting MITT and its subsidiaries;
•real property owned or leased by MITT and its subsidiaries;
•the material contracts of MITT and its subsidiaries, the enforceability of such material contracts on MITT and its subsidiaries (as applicable) and the absence of notice of any violations or defaults under, any such material contract;
•insurance policy matters affecting MITT and its subsidiaries;
•receipt by the MITT Board of an opinion from its financial advisor;
•absence of any undisclosed broker’s, finder’s or other similar fees;
•the MITT Board’s actions to render any takeover statutes inapplicable to the Merger or the Voting Agreement;
•certain matters relating to the Investment Company Act;
•the ownership of WMC equity, or any right to acquire such ownership of equity by MITT and its affiliates and associates;
•ownership and prior activities of Merger Sub; and
•absence and disclaimer of any other representations or warranties made by MITT, Merger Sub or MITT Manager.
In the Merger Agreement, WMC made representations and warranties relating to, among other things:
•due organization, valid existence, and where relevant, good standing and power and authority of WMC and its subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as conducted as of the date of the Merger Agreement;
•capital structure and capitalization of WMC and WMC’s subsidiaries;
•matters relating to the payment of dividends authorized or declared by WMC and WMC’s subsidiaries;

•corporate power and authority to enter into the Merger Agreement and to perform WMC’s obligations thereunder, and subject to receipt of the WMC Stockholder Approval and the acceptance for record by the Delaware Secretary of State of the certificate of merger, consummate the Merger and the other transactions contemplated by the Merger Agreement;
•enforceability of the Merger Agreement against WMC;
•approval by the WMC Board of the Merger Agreement and its recommendation to WMC stockholders;
•absence of conflicts with, or violations or contraventions of, WMC’s organizational documents an any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit under certain contracts applicable to WMC or any of its subsidiaries;
•consents, approvals or filings with governmental entities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;
•WMC’s SEC filings since December 31, 2021, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;
•absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on WMC and certain other changes, developments and events since April 1, 2023 through the date of the Merger Agreement;
•WMC and its subsidiaries having conducted their business in the ordinary course of business in all material respects from April 1, 2023, through the date of the Merger Agreement;
•liabilities affecting WMC and its subsidiaries;
•the accuracy of the information contained in this joint proxy statement/prospectus and supplied by WMC for inclusion in this joint proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of MITT Common Stock issuable in the Merger will be registered with the SEC;
•WMC’s and each WMC subsidiary’s compliance with applicable laws since December 31, 2021, and having obtained all necessary permits;
•WMC’s and its subsidiaries’ employee benefit plans;
•tax matters affecting WMC and its subsidiaries;
•absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against WMC or any of its subsidiaries by or before any governmental authority;
•intellectual property matters affecting WMC and its subsidiaries;

•absence of real property owned or leased by WMC and its subsidiaries;
•the material contracts of WMC and its subsidiaries, the enforceability of such material contracts against WMC and any WMC subsidiary party to such contract and the absence of notice of any violations or defaults under, any such material contract;
•insurance policy matters affecting WMC and its subsidiaries;
•receipt by the WMC Board of an opinion from WMC’s financial advisor;
•absence of any undisclosed broker’s, finder’s or other similar fees;
•the WMC Board’s actions to render any takeover statutes inapplicable to the Merger or the Voting Agreement;
•certain matters relating to the Investment Company Act;
•the valid termination of the TPT Merger Agreement; and

•absence and disclaimer of any other representations or warranties made by WMC.

The representations and warranties of all the parties to the Merger Agreement will expire upon the Effective Time.
Material Adverse Effect
Many of the representations of the parties to the Merger Agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any fact, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the condition (financial or otherwise), business, assets, properties or results of operations of WMC or MITT, as applicable, and their respective subsidiaries, taken as a whole, and (b) the ability of such party and its subsidiaries to consummate the transactions contemplated by the Merger Agreement before the End Date; except that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be deemed to be or constitute or shall be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:
•general economic conditions (or changes in such conditions) or conditions in the global economy generally;
•conditions (or changes in such conditions) in the securities markets (including the mortgage backed securities markets), credit markets, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•conditions (or changes in such conditions) in any industry or industries in which WMC or MITT (as applicable) operates (including changes in general market prices and regulatory changes affecting the industry);
•political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 or other actions or events resulting therefrom));
•earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, other natural disasters or other weather conditions;
•changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);
•the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated by the Merger Agreement;
•any actions taken or failure to take action, in each case, at the written request of another party to the Merger Agreement;
•compliance with the terms of, or the taking of any action permitted or expressly required by, the Merger Agreement;
•any changes in WMC’s or MITT’s (as applicable) stock price, dividends or the trading volume of WMC Common Stock or MITT Common Stock (as applicable), or any failure by WMC or MITT (as applicable) to meet any analysts’ estimates or expectations of WMC’s or MITT’s revenue, earnings or other financial performance or results of operations for any period, or any failure by WMC or MITT (as applicable) or any of their respective subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); and
•any proceeding commenced or, to any party’s knowledge, threatened against, such party or its affiliates or otherwise relating to, involving or affecting such party or its affiliates, in each case, in connection with, arising from or otherwise relating to the Merger, the Merger Agreement or the TPT Merger Agreement.
The effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first through seventh bullet points above will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur solely to the extent they disproportionately adversely affect the applicable party and its subsidiaries, taken as a whole, as compared to other participants that conduct business in the regions in the world and in the industries in which the applicable party and its subsidiaries conduct business.
Conduct of Business by MITT Pending the Merger

Under the Merger Agreement, MITT has agreed that, except (a) as disclosed in MITT’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by WMC in writing (which consent will not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the earlier to occur of the Effective Time and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), it (i) will use commercially reasonable efforts to conduct its business in all material respects in the ordinary course consistent with past practice and preserve substantially intact its present business organization and existing relationships with its key customers, service providers, suppliers, business relationships (including with MITT Manager), vendors and counterparties and (ii) will maintain its status as a REIT.
MITT has also agreed that, except (a) as disclosed in MITT’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by WMC in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period, MITT will not, and will not permit any MITT subsidiary to, among other things:
•declare, set aside or pay any dividends on or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding shares of capital stock of, or other equity interests in, MITT or any MITT subsidiary, except for:
•regular quarterly dividends payable in respect of shares of MITT Common Stock consistent with past practice and in amounts that do not exceed $0.18 per share per quarter;
•regular quarterly dividends payable in respect of MITT preferred stock consistent with past practice and the terms of such MITT preferred stock or payable in respect of the preferred stock of any MITT subsidiary that is a REIT consistent with past practice and the terms of such preferred stock;
•dividends or other distributions to MITT by any directly or indirectly wholly owned subsidiary of MITT;
•any dividends or other distributions necessary for MITT or any of its subsidiaries to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under the Code (including the Minimum Distribution Dividend); or

•any dividend to the extent declared and paid in accordance with the Merger Agreement;
•split, combine or reclassify any capital stock of or other equity interests in, MITT or any MITT subsidiary (other than for transactions by a wholly owned subsidiary of MITT);
•purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, MITT, except (i) for any repurchase of MITT Common Stock pursuant to MITT’s previously announced stock repurchase programs or (ii) as required by the organizational documents of MITT or any of its subsidiaries, in each case, existing as of the date of the Merger Agreement;

•offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, MITT or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests other than (i) the issuance or delivery of MITT Common Stock upon the vesting or lapse of any restrictions on any awards granted under the MITT equity plans and outstanding on the date of the Merger Agreement or issuances of awards granted under the MITT equity plans to MITT’s independent directors in the ordinary course of business and in amounts and at times consistent with past practice and (ii) shares of MITT capital stock issued as a dividend made in accordance with the Merger Agreement;
•amend the organizational documents of MITT or adopt any material change in the organizational documents of any MITT subsidiary that would, in either case, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;
•waive for any person, or exempt any person from, or establish or increase any Excepted Holder Limit (as defined in MITT’s organizational documents) for any person with respect to, any of the restrictions on transfer and ownership of shares of stock of MITT set forth in MITT’s organizational documents;
•merge, consolidate, combine or amalgamate with any person other than WMC or another wholly owned subsidiary of MITT, or, except for acquisitions of assets in the ordinary course of business consistent with past practice, acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, or enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by MITT or any of its subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;
•sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets, other than in the ordinary course of business consistent with past practice;
•adopt a plan of complete or partial liquidation or dissolution of MITT or any of its subsidiaries, other than such transactions among MITT and any wholly owned subsidiary of MITT (other than Merger Sub) or between or among wholly owned subsidiaries of MITT (other than Merger Sub);
•change in any material respect MITT’s material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of MITT or any MITT subsidiary, except as required by GAAP or applicable law;
•subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by MITT or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any tax authority, surrender any right to claim a material refund of taxes, or, agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;
•enter into any contracts except as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or modify, amend, terminate or assign, or waive or assign any rights under, any such contract in any manner which could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;
•subject to certain exceptions specified in the Merger Agreement, pay or agree to pay to any director, officer or other individual service provider of MITT or any of its subsidiaries any compensatory payment or benefit not required by any material employee benefit plan of MITT or its subsidiaries existing as of the date of the Merger Agreement, establish any new employee benefit plan which was not in existence prior to the date of the Merger Agreement, or amend any such plan in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder, or grant any material increases in the compensation payable or to become payable to any of MITT’s directors, officers or any other employees;
•subject to certain exceptions specified in the Merger Agreement, make any loans, advances or capital contributions to, or investments in, any other person;
•take any action, or fail to take any action, which action or failure could reasonably be expected to cause MITT to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a qualified REIT subsidiary, a taxable REIT subsidiary or a subsidiary REIT as such terms are defined in the applicable provisions of the Code, as the case may be;
•subject to certain exceptions specified in the Merger Agreement, settle or offer or propose to settle, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) involving the payment of monetary damages by MITT or any of its subsidiaries of any amount in excess of the amount set forth in the Merger Agreement;
•subject to certain exceptions specified in the Merger Agreement, incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of MITT or any of its subsidiaries;
•enter into any new line of business;
•take any action, or fail to take any action, which action or failure would reasonably be expected to cause MITT or any of the MITT subsidiaries to be required to be registered as an investment company under the Investment Company Act;

•other than with MITT subsidiaries and the MITT Management Agreement Amendment, enter into any material transactions or contracts with any affiliates (other than directors or officers in their capacities as such) of MITT or MITT Manager or any of its affiliates; or
•agree or enter into any arrangement or understanding to take any action with respect to any of the foregoing.
Conduct of Business by WMC Pending the Merger
Under the Merger Agreement, WMC agreed that, except (a) as disclosed in WMC’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by MITT in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period it (i) will use commercially reasonable efforts to conduct its business in all material respects in the ordinary course consistent with past practices and preserve substantially intact its present business organization and its existing relationships with its key customers, service providers, suppliers, business relationships (including with WMC Manager), vendors and counterparties and (ii) will maintain its status as a corporation taxed as a REIT.
WMC also agreed that, except (a) as disclosed in WMC’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by MITT in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period, WMC will not, and will not permit any WMC subsidiary to, among other things:
•declare, set aside or pay any dividends on or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding shares of capital stock of, or other equity interests in, WMC or any of its subsidiaries, except for:
•regular quarterly dividends payable in respect of WMC Common Stock consistent with past practice in amounts that do not exceed $0.35 per share per quarter;
•dividends or other distributions to WMC by any directly or indirectly wholly owned subsidiary of WMC;
•any dividends or other distributions necessary for WMC or any of its subsidiaries that qualifies as a REIT to maintain its status as a REIT under the Code and avoid the imposition of income or excise tax (including the Minimum Distribution Dividend); or
•any dividend to the extent declared and paid in accordance with the Merger Agreement;
•split, combine or reclassify any capital stock of or other equity interests in, WMC or any WMC subsidiary (other than for transactions by a wholly owned subsidiary of WMC);
•subject to certain exceptions as specified in the Merger Agreement, purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, WMC;

•offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, WMC or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance or delivery of WMC Common Stock upon the vesting or lapse of any restrictions on any awards granted under the WMC Equity Plan and outstanding as of the date of the Merger Agreement and (ii) shares of WMC capital stock or capital stock or other ownership interests of any subsidiary of WMC issued as a dividend in accordance with the Merger Agreement;
•amend the organizational documents of WMC, adopt any amendment to the organizational documents of any WMC subsidiary that would reasonably be expected to prevent or materially delay the consummation of the Merger, or waive for any person, or exempt any person from, or establish or increase any Excepted Holder Limit (as defined in WMC’s organizational documents) for any person with respect to any of the restrictions on transfer and ownership of shares of stock of WMC set forth in WMC’s organizational documents;
•(i) merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of WMC or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (i) transactions between WMC and a wholly owned subsidiary of WMC or between or among wholly owned subsidiaries of WMC or (ii) acquisitions of assets in the ordinary course of business consistent with past practice of residential or commercial mortgages, Agency RMBS or commercial mortgage backed securities or other assets or securities permitted under WMC’s investment guidelines as set forth in the WMC Management Agreement as amended by WMC’s Board from time to time prior to the date of the Merger Agreement, including derivative securities and other instruments used for the purpose of hedging interest rate risk (collectively, “WMC Portfolio Securities”);
•subject to certain exceptions as specified in the Merger Agreement, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets, other than sales, leases or dispositions of assets that involve a sale price consistent with the terms set forth in WMC’s disclosure letter;
•adopt a plan of complete or partial liquidation or dissolution of WMC or any of its subsidiaries, other than such transactions among WMC and any wholly owned subsidiary of WMC or between or among wholly owned subsidiaries of WMC;
•change in any material respect its material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of WMC and its subsidiaries, except as required by GAAP or applicable law;
•subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by WMC or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any taxing authority, surrender any right to claim a material refund of taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;
•subject to certain exceptions as specified in the Merger Agreement, enter into, modify, amend, terminate or assign, or waive any rights under, any WMC contract in any material respect, except (i) in the ordinary course of business consistent with past practice, (ii) as would not reasonably be expected to prevent or materially delay the consummation of the Merger and (iii) such contract is not a vendor contract (including any renewal thereof);

•subject to certain exceptions as specified in the Merger Agreement, pay or agree to pay any director, officer or other individual service provider of WMC or any of its subsidiaries any compensatory payment or benefit not required by any WMC Plan existing as of the date of the Merger Agreement, establish any employee benefit plan which was not in existence prior to the date of the Merger Agreement, or amend any such plan in existence on the date of the Merger Agreement, or (i) until December 31, 2023, grant any increase and (ii) from and after December 31, 2023, grant any material increase, in each case, in the compensation payable or to become payable to any of WMC’s directors, officers or any other employees or grant any new awards under any WMC plan;
•make any loans, advances or capital contributions to, or investments in, any other person except (i) for reverse repurchase transactions involving WMC Portfolio Securities in the ordinary course of business or (ii) for loans among WMC and its wholly owned subsidiaries or among WMC’s wholly owned subsidiaries;
•take any action, or fail to take any action, which action or failure could reasonably be expected to cause WMC to fail to qualify as a REIT or any of WMC’s subsidiaries to cease to be treated as any of (i) a partnership or disregarded tax entity for U.S. federal income tax purposes or (ii) a qualified REIT subsidiary, a taxable REIT subsidiary or a subsidiary REIT under the Code;

•except (i) as reflected or reserved against on the balance sheet of WMC and that would not reasonably be expected to materially restrict the operations of WMC and it subsidiaries or (ii) any proceeding commenced or, to any party’s knowledge, threatened against, such party or its affiliates, in each case, in connection with, arising from or otherwise relating to the Merger, the Merger Agreement or the TPT Merger Agreement in accordance with the terms of the Merger Agreement, settle or offer or propose to settle, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) involving the payment of monetary damages by WMC or any of its subsidiaries of any amount in excess of the amount set forth in the WMC disclosure letter;

•other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities

(directly, contingently or otherwise), provided that WMC may (i) incur indebtedness among WMC and its wholly owned subsidiaries, (ii) guarantee indebtedness of the WMC subsidiaries or guarantees by the subsidiaries of WMC of indebtedness of WMC or any other subsidiaries of WMC or (iii) short-term borrowings to meet WMC’s liquidity needs in order to take certain permitted actions pursuant to the Merger Agreement;

•incur any indebtedness or sell any assets that would result in WMC exceeding certain agreed upon leverage ratios or result or incur any indebtedness or sell any assets to further increase such leverage ratio;
•enter into any new line of business;
•form any new funds, co-investments, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
•take any action, or fail to take any action, which action or failure would reasonably be expected to cause WMC or any of the WMC subsidiaries to be required to be registered as an investment company under the Investment Company Act;
•other than with WMC subsidiaries and other than the WMC Management Agreement Amendment, enter into any material transactions or contracts with any affiliates (other than directors or officers in their capacities as such) of WMC or WMC Manager or any of its affiliates; or
•agree or enter into any arrangement or understanding to take any action with respect to any of the foregoing.
Agreement to Use Reasonable Best Efforts
Subject to the terms and conditions of the Merger Agreement, each of MITT, Merger Sub, MITT Manager and WMC will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement, including:
•preparing and filing or otherwise providing, in consultation with the other parties to the Merger Agreement, and as promptly as practicable and advisable after the date of the Merger Agreement, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or the other transactions contemplated by the Merger Agreement;
•taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals; and

•giving any required notices to third parties, and causing each of their respective subsidiaries and affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger.
No Solicitation; Change in Recommendation
MITT Competing Proposals
During the Interim Period, MITT will not, and will cause its subsidiaries and will instruct its representatives not to, directly or indirectly:
•initiate, solicit or knowingly encourage the making of a MITT Competing Proposal (as defined below);
•engage in any discussions or negotiations with any person with respect to a MITT Competing Proposal;
•furnish any non-public information regarding MITT or its subsidiaries, or access to the properties, assets or employees of MITT or its subsidiaries, to any person in connection with or in response to a MITT Competing Proposal;
•enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a MITT Competing Proposal (other than a confidentiality agreement);

•withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to WMC, the recommendation that the MITT stockholders approve the issuance of MITT Common Stock pursuant to the Merger Agreement (the “MITT Board recommendation”) or publicly recommend the approval or adoption of, or publicly approve or adopt, any MITT Competing Proposal;
•fail to include the MITT Board recommendation in this joint proxy statement/prospectus or any amendment or supplement hereto; or
•fail to publicly reaffirm without qualification the MITT Board recommendation within ten business days after the written request of WMC following a MITT Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the MITT stockholder meeting).
A “MITT Competing Proposal” (and the reciprocal definition for WMC, a “WMC Competing Proposal,” and collectively with a MITT Competing Proposal, a “Competing Proposal”) refers to any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with WMC or any of its subsidiaries) involving:
•any acquisition or purchase by any person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of MITT, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of MITT;

•any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving MITT and a person or group pursuant to which MITT stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or
•any sale, lease, exchange, transfer or other disposition (other than in the ordinary course of business) to a person or group of more than 20% of the consolidated assets of MITT and its subsidiaries (measured by the fair market value thereof) or representing more than 20% of the net revenues or net income of MITT and its subsidiaries.
During the Interim Period, MITT will advise WMC of the receipt by MITT of any MITT Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to MITT or any of its subsidiaries made by any person in connection with a MITT Competing Proposal or any request for discussions or negotiations with MITT or a representative of MITT relating to a MITT Competing Proposal (in each case within 48 hours thereof), and MITT will provide to WMC (within such 48-hour time frame) either (i) a copy of any such MITT Competing Proposal made in writing provided to MITT or any of its subsidiaries or (ii) a written summary of the material terms of such MITT Competing Proposal, if not made in writing. MITT will (x) keep WMC reasonably informed on a prompt and current basis with respect to the status and material terms of any such MITT Competing Proposal and any material changes to the status of any such discussions or negotiations and (y) promptly (and in any case within 24 hours) make available to WMC copies of all written materials provided by MITT to such party but not previously made available to WMC, subject to the terms of the Merger Agreement.
At any time prior to receipt of the MITT Stockholder Approval, and other than in response to a MITT Competing Proposal, the MITT Board will be permitted to make a MITT change of recommendation if certain conditions are met as set forth in the Merger Agreement.
WMC Competing Proposals
During the Interim Period, WMC will not, and will cause its subsidiaries and will instruct its representatives not to, directly or indirectly:
•initiate, solicit or knowingly encourage the making of a WMC Competing Proposal (as defined above);
•engage in any discussions or negotiations with any person with respect to a WMC Competing Proposal;
•furnish any non-public information regarding WMC or its subsidiaries, or access to the properties, assets or employees of WMC or its subsidiaries, to any person in connection with or in response to a WMC Competing Proposal;
•enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a WMC Competing Proposal (other than a confidentiality agreement);

•withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to MITT, the recommendation that the WMC stockholders approve the Merger and the other transactions contemplated by the Merger Agreement (the “WMC Board recommendation”) or publicly recommend the approval or adoption of, or publicly approve or adopt, any WMC Competing Proposal;
•fail to include the WMC Board recommendation in this joint proxy statement/prospectus or any amendment or supplement hereto; or
•fail to publicly reaffirm without qualification the WMC Board recommendation within ten business days after the written request of MITT following a WMC Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the WMC stockholders meeting).
During the Interim Period, WMC will advise MITT of the receipt by WMC of any WMC Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to WMC or any of its subsidiaries made by any person in connection with a WMC Competing Proposal or any request for discussions or negotiations with WMC or a representative of WMC relating to a WMC Competing Proposal (in each case within 48 hours thereof), and WMC will provide to MITT (within such 48 hour time frame) either (i) a copy of any such WMC Competing Proposal made in writing provided to WMC or any of its subsidiaries or (ii) a written summary of the material terms of such WMC Competing Proposal, if not made in writing. WMC will (x) keep MITT reasonably informed on a prompt or current basis with respect to the status and material terms of any such WMC Competing Proposal and any material changes to the status of any such discussions or negotiations and (y) promptly (and in any case within 24 hours) make available to MITT copies of all written materials provided by WMC to such party but not previously made available to MITT, subject to the terms of the Merger Agreement.
During the Interim Period, WMC will, and will cause its subsidiaries and instruct its representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any person conducted prior to the date of the Merger Agreement by WMC or any of its subsidiaries or representatives with respect to a WMC Competing Proposal (any such persons and their affiliates and representatives being referred to as “Prior WMC Bidders”). WMC will promptly request that each Prior WMC Bidder in possession of nonpublic information that was furnished by or on behalf of WMC or any of its subsidiaries in connection with its consideration of any potential WMC Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior WMC Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior WMC Bidder. WMC shall not, and shall not permit any of its subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which WMC or any of its subsidiaries is a party.
At any time prior to receipt of the WMC Stockholder Approval, the WMC Board will be permitted to make a WMC change of recommendation if certain conditions are met as set forth in the Merger Agreement.
MITT Superior Proposals

MITT, directly or indirectly through one or more of its representatives, may prior to the receipt of the MITT Stockholder Approval, (a) engage in any discussions or negotiations with any person with respect to a MITT Competing Proposal or (b) furnish any non-public information regarding MITT or its subsidiaries, or access to the properties, assets or employees of MITT or its subsidiaries, to any person in connection with or in response to a MITT Competing Proposal, with any person who has made a written, bona fide MITT Competing Proposal that was not solicited at any time following the execution of the Merger Agreement; provided, however, that:
•no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until MITT receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of non-public information furnished to such person by or on behalf of MITT that are no less favorable to MITT in the aggregate than the terms of the confidentiality agreement entered into between WMC and MITT, as determined in good faith by the MITT Board after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit MITT from complying with the non-solicitation provisions of the Merger Agreement (it being understood that MITT shall not be required to include any “standstill” provision in such confidentiality agreement); and
•prior to taking any such actions, the MITT Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such MITT Competing Proposal is, or is reasonably expected to lead to, a MITT Superior Proposal (as defined below).
A “MITT Superior Proposal” (and the reciprocal definition for WMC, a “WMC Superior Proposal,” and collectively with a MITT Superior Proposal, a “Superior Proposal”) refers to a bona fide MITT Competing Proposal (with references to “20%” therein being deemed replaced with references to “50%” and references to “80%” therein being deemed to be replaced with references to 50%) by a third party, which the MITT Board or any committee thereof determines in good faith after consultation with MITT’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing and likelihood of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable from a financial point of view to MITT stockholders than the Merger.
MITT, directly or indirectly through one or more of its representatives, may prior to the receipt of the MITT Stockholder Approval, in response to a written MITT Competing Proposal from a third party that did not result from a material breach of certain provisions of the Merger Agreement, if the MITT Board so chooses, cause MITT to effect a change in the MITT Board recommendation or to terminate the Merger Agreement, if prior to taking such action:
•the MITT Board determines that such MITT Competing Proposal is a MITT Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by WMC in response to such MITT Competing Proposal); and
•MITT will have given notice to WMC that MITT has received such MITT Competing Proposal, specifying the material terms and conditions of such proposal, and, that MITT intends to take such action and MITT has made itself available to negotiate in good faith (and caused its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with WMC (to the extent WMC wishes to negotiate) to make such adjustments or revisions to the terms and conditions of the Merger Agreement as would preclude a determination that the MITT Competing Proposal remains a MITT Superior Proposal, and either (i) WMC shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the MITT stockholders meeting and the fifth business day after the date on which such notice is given to WMC, or (ii) if WMC within the period described in the foregoing clause (i) shall have proposed revisions to the terms and conditions of the Merger Agreement, the MITT Board, after consultation with its outside legal counsel, shall have determined in good faith that the MITT Competing Proposal remains a MITT Superior Proposal with respect to WMC’s revised proposal; provided, however, that each time material modifications to the terms of a MITT Competing Proposal determined to be a MITT Superior Proposal are made, the time period set forth in the Merger Agreement prior to which MITT may effect a change in the MITT Board recommendation or terminate the Merger Agreement shall be extended for two business days after notification of such change to WMC.
MITT may, at any time prior to the receipt of the MITT Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any person who has made a MITT Competing Proposal that was not solicited at any time following the execution of the Merger Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the MITT Board or any committee thereof to make an informed determination under the terms of the Merger Agreement.
MITT Change of Recommendation
Notwithstanding anything in Merger Agreement to the contrary, the MITT Board may, at any time prior to receipt of the MITT Stockholder Approval, other than in response to a MITT Competing Proposal, effect a change in the MITT Board recommendation if, prior to taking such action:
•the MITT Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable law;
•MITT shall have given notice to WMC that MITT intends to effect a change in the MITT Board recommendation (which notice will reasonably describe the reasons for such change); and

•after giving notice and prior to effecting a change in the MITT Board recommendation, MITT has made itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with WMC (to the extent WMC wishes to negotiate) to make adjustments or revisions to the terms of the Merger Agreement as would permit the MITT Board not to effect a change in the MITT Board recommendation, and either (i) WMC shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the MITT special meeting and the fifth business day after the date on which notice is given to WMC, or (ii) if WMC within the period described in the foregoing clause shall have proposed revisions to the terms and conditions of the Merger Agreement, the MITT Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the MITT Board to effect a change in the MITT Board recommendation and that the failure to make a change in the MITT Board recommendation would be reasonably expected to be inconsistent with its legal duties as directors under applicable law.
WMC Superior Proposals
WMC, directly or indirectly through one or more of its representatives, may prior to the receipt of the WMC Stockholder Approval, (a) engage in any discussions or negotiations with any person with respect to a WMC Competing Proposal or (b) furnish any non-public information regarding WMC or its subsidiaries, or access to the properties, assets or employees of WMC or its subsidiaries, to any person in connection with or in response to a WMC Competing Proposal, with any person who has made a written, bona fide WMC Competing Proposal that was not solicited at any time following the execution of the Merger Agreement; provided, however, that:
•no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until WMC receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of non-public information furnished to such person by or on behalf of WMC that are no less favorable to WMC in the aggregate than the terms of the confidentiality agreement entered into between WMC and MITT, as determined in good faith by the WMC Board after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit WMC from complying with the non-solicitation provisions of the Merger Agreement (it being understood that WMC shall not be required to include any “standstill” provision in such confidentiality agreement); and
•prior to taking any such actions, the WMC Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such WMC Competing Proposal is, or is reasonably expected to lead to, a WMC Superior Proposal (as defined below).
WMC, directly or indirectly through one or more of its representatives, may prior to the receipt of the WMC Stockholder Approval, in response to a written WMC Competing Proposal that did not result from a material breach of certain provisions of the Merger Agreement, if the WMC Board so chooses, cause WMC to effect a change in the WMC Board recommendation or to terminate the Merger Agreement, if prior to taking such action:
•the WMC Board determines that such WMC Competing Proposal is a WMC Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by MITT in response to such WMC Competing Proposal); and
•WMC will have given notice to MITT that WMC has received such WMC Competing Proposal, specifying the material terms and conditions of such proposal, and, that WMC intends to take such action and WMC has made itself available to negotiate in good faith

(and caused its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with MITT (to the extent MITT wishes to negotiate) and to make such adjustments or revisions to the terms and conditions of the Merger Agreement as would preclude a determination that the WMC Competing Proposal remains a WMC Superior Proposal, and either (i) MITT shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the meeting of WMC stockholders and the fifth business day after the date on which such notice is given to MITT, or (ii) if MITT within the period described in the foregoing clause (i) shall have proposed revisions to the terms and conditions of the Merger Agreement, the WMC Board, after consultation with its outside legal counsel, shall have determined in good faith that the WMC Competing Proposal remains a WMC Superior Proposal with respect to MITT’s revised proposal; provided, however, that each time material modifications to the terms of a WMC Competing Proposal determined to be a WMC Superior Proposal are made, the time period set forth in the Merger Agreement prior to which WMC may effect a change in the WMC Board recommendation or terminate the Merger Agreement shall be extended for two business days after notification of such change to MITT.
WMC may, at any time prior to the receipt of the WMC Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any person who has made a WMC Competing Proposal that was not solicited at any time following the execution of the Merger Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the WMC Board or any committee thereof to make an informed determination.
WMC Change of Recommendation

Notwithstanding anything in Merger Agreement to the contrary, the WMC Board may, at any time prior to the receipt of the WMC Stockholder Approval, other than in response to a WMC Competing Proposal, effect a change in the WMC Board recommendation if, prior to taking such action:
•the WMC Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable law;
•WMC shall have given notice to MITT that WMC intends to effect a change in the WMC Board recommendation (which will describe the reasons for such change); and
•after giving notice and prior to effecting a change in the WMC Board recommendation, WMC has made itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with MITT (to the extent MITT wishes to negotiate) to make adjustments or revisions to the terms of the Merger Agreement as would permit the WMC Board not to effect a change in the WMC Board recommendation, and either (i) MITT shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the WMC special meeting and the fifth business day after the date on which notice is given to MITT, or (ii) if MITT within the period described in the foregoing clause shall have proposed revisions to the terms and conditions of the Merger Agreement, the WMC

Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the WMC Board to effect a change in the WMC Board recommendation and that the failure to make a change in the WMC Board recommendation would be reasonably expected to be inconsistent with its legal duties as directors under applicable law.
Stockholder Meetings
The adoption of the Merger Agreement by the holders of WMC Common Stock is required to effect the Merger. WMC has agreed to take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by its stockholders to adopt the Merger Agreement, with such meeting to be held as promptly as reasonably practicable following the effectiveness of this registration statement under the Securities Act.
The approval of the MITT Common Stock Issuance by the holders of MITT Common Stock is required to issue the shares of MITT Common Stock to the holders of WMC Common Stock in connection with the Merger. MITT has agreed to take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by its stockholders of the MITT Common Stock Issuance, with such meeting to be held as promptly as reasonably practicable following the effectiveness of this registration statement under the Securities Act.
Listing

MITT has agreed to take all actions necessary to cause the MITT Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
WMC Convertible Notes
At the Effective Time, the surviving entity of the Merger will assume the due and punctual performance and observance of WMC’s covenants, agreements and obligations under and relating to the WMC Convertible Notes issued by WMC pursuant to the WMC Convertible Notes Indenture. MITT, Merger Sub and WMC will execute and deliver, or cause to be delivered, any and all documents, including any supplemental indentures, required by the WMC Convertible Notes or the WMC Convertible Notes Indenture, in order to effectuate the assumption. Under the terms of the WMC Convertible Notes, from and after the Effective Time, the right to convert each $1,000 principal amount of the WMC Convertible Notes into WMC Common Stock will be changed into the right to convert such principal amount into the shares of MITT Common Stock and cash that a holder of such number of shares of WMC Common Stock equal to the applicable conversion rate immediately prior to the Effective Time would have been entitled to receive upon consummation of the Merger (subject to any settlement election under the WMC Convertible Notes).

Conditions to Complete the Merger
The respective obligation of each of MITT, Merger Sub, MITT Manager and WMC to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the aforementioned parties, in whole or in part, to the extent permitted by applicable law:
•the WMC Stockholder Approval of the Merger and the MITT Stockholder Approval of the MITT Common Stock Issuance have been obtained in accordance with applicable law, the organizational documents of WMC and MITT, as applicable, and with regards solely to approval of the MITT Common Stock Issuance Proposal, the rules and regulations of the NYSE;
•no governmental entity having jurisdiction over MITT, Merger Sub, MITT Manager or WMC has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law (or interpretation thereof by a governmental entity) will have been adopted that makes consummation of the Merger illegal or otherwise prohibited;
•the registration statement of which this joint proxy statement/prospectus is a part has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this registration statement will have been issued by the SEC and remain in effect; and
•the shares of MITT Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
The obligations of WMC to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by WMC, in whole or in part, to the extent permitted by applicable law:
•certain representations and warranties of MITT, Merger Sub and MITT Manager with respect to capital structure, authority and material adverse effect being true and correct in all material respects as of the date of the Merger Agreement and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct in all material respects only as of such date);
•all other representations and warranties of MITT, Merger Sub and MITT Manager set forth in Article V of the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) (i) in the case of MITT and Merger Sub, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MITT and (ii) in the case of MITT Manager, would not reasonably be expected to materially prevent the ability of MITT Manager to consummate the transactions before the End Date;
•MITT, Merger Sub and MITT Manager have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time;

•WMC has received a certificate of MITT signed by an executive officer of MITT and a certificate of MITT Manager signed by an executive officer of MITT Manager, each dated as of the date of Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

•WMC has received a written opinion of Hunton Andrews Kurth LLP, dated as of the date of Closing and in form and substance reasonably satisfactory to WMC, to the effect that, commencing with MITT’s taxable year ended December 31, 2011, MITT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled MITT to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, subject to customary exceptions, assumptions and qualifications;
•WMC has received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of Closing, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code and MITT, WMC and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

•since the date of the Merger Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on MITT, that is continuing; and

•the WMC Director Designees have been appointed to the MITT Board effective as of the Effective Time.

The obligation of MITT, Merger Sub and MITT Manager to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by MITT, Merger Sub and MITT Manager in whole or in part, to the extent permitted by applicable law:
•certain representations and warranties of WMC with respect to capital structure, authority and material adverse effect being true and correct in all material respects as of the date of the Merger Agreement and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct in all material respects only as of such date);

•all other representations and warranties of WMC set forth in Article IV of the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on WMC;

•WMC has performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by WMC under the Merger Agreement at or prior to the Effective Time;
•since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on WMC, that is continuing;
•MITT has received a certificate of WMC signed by the chief executive officer of WMC, dated as of the date of Closing, confirming that certain conditions in the Merger Agreement have been satisfied;
•MITT has received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of Closing and in form and substance reasonably satisfactory to MITT, to the effect that, commencing with WMC’s taxable year ended December 31, 2012, WMC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled WMC to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, subject to customary exceptions, assumptions and qualifications; and

•MITT has received a written opinion of Hunton Andrews Kurth LLP, dated as of the date of Closing, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code and MITT, WMC and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and the other transactions contemplated in the Merger Agreement may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the MITT Stockholder Approval or the WMC Stockholder Approval has been obtained:
•by mutual written consent of MITT and WMC;
•by either MITT or WMC:
•if any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there has been adopted prior to the Effective Time any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;
•if the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on May 2, 2024; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
•in the event of a breach by the other party of any covenant or other agreement contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to Closing if it was continuing as of the date of Closing and (y) cannot be or has not been cured by a certain time; provided, however, that the terminating party is not then also in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or
•if MITT Stockholder Approval has not been obtained upon a vote held at a duly held MITT stockholders meeting, or the WMC Stockholder Approval has not been obtained upon a vote held at a duly held WMC stockholders meeting;
•by WMC, prior to the time the MITT Stockholder Approval is obtained, if the MITT Board has effected a change of recommendation, whether or not in accordance with certain non-solicitation provisions;
•by WMC, prior to receipt of the WMC Stockholder Approval, if WMC has complied in all material respects with certain sections of the Merger Agreement in respect of a WMC Superior Proposal and the WMC Board determines to terminate the Merger Agreement in accordance with the non-solicitation provisions in connection with such WMC Superior Proposal and the WMC Board has approved, and concurrently with such termination, WMC enters into, a definitive agreement to implement such WMC Superior Proposal, provided, that WMC must concurrently pay or cause to be paid MITT the termination fee;
•by MITT, prior to the time the WMC Stockholder Approval is obtained, if the WMC Board has effected a change of recommendation, whether or not in accordance with certain non-solicitation provisions; or
•by MITT prior to the receipt of the MITT Stockholder Approval and if MITT has complied in all material respects with certain sections of the Merger Agreement in respect of a MITT Superior Proposal, the MITT Board determines to terminate the Merger Agreement in accordance with the non-solicitation provisions in connection with such MITT Superior Proposal and the MITT Board has approved, and concurrently with such termination, MITT enters into, a definitive agreement to implement such MITT Superior Proposal; provided, that MITT must concurrently pay or cause to be paid WMC the termination fee.

Termination Fees and Expenses
Except as described below, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Merger, whether or not the Merger will be consummated.
Termination Fee and Expenses Payable by MITT

If either MITT or WMC terminates the Merger Agreement due to the failure of MITT to obtain the MITT Stockholder Approval, MITT will pay to WMC an amount equal to that required to reimburse WMC for its transaction expenses incurred prior to such termination, subject to a $2,000,000 cap (the “WMC Expense Reimbursement”).
MITT will pay WMC a termination fee of $6,000,000 (the “MITT Termination Fee”) if:
•MITT terminates the Merger Agreement in order to enter into a definitive agreement with respect to a MITT Superior Proposal; or
•WMC terminates the Merger Agreement because the MITT Board has effected a change of recommendation.
MITT also will pay WMC the MITT Termination Fee (less any WMC Expense Reimbursement amount previously paid by MITT to WMC) if:
•(i) (A) WMC or MITT terminates the Merger Agreement because the Merger has not been consummated by May 2, 2024 and MITT has not obtained the MITT Stockholder Approval but WMC has obtained the WMC Stockholder Approval or because MITT has failed to obtain the MITT Stockholder Approval or (B) WMC terminates the Merger Agreement because MITT has committed a Terminable Breach, (ii) on or before the date of any such termination a MITT Competing Proposal has been publicly announced or publicly disclosed or otherwise publicly communicated to the MITT Board and not withdrawn prior to such date, and (iii) within nine months after the date of such termination, MITT or any of its subsidiaries enters into a definitive agreement with respect to any MITT Competing Proposal (which is ultimately consummated) or consummates any MITT Competing Proposal. For purposes of this paragraph, any reference in the definition of MITT Competing Proposal to “20%” or “80%” will be deemed to be a reference to “50%.”
Termination Fee and Expenses Payable by WMC
If either MITT or WMC terminates the Merger Agreement due to the failure of WMC to obtain the WMC Stockholder Approval, WMC will pay to MITT an amount equal to that required to reimburse MITT for its transaction expenses incurred prior to such termination, subject to a $1,000,000 cap (the “MITT Expense Reimbursement”).
WMC will pay MITT a termination fee of $3,000,000 (the “WMC Termination Fee”) if:
•WMC terminates the Merger Agreement in order to enter into a definitive agreement with respect to a WMC Superior Proposal; or
•MITT terminates the Merger Agreement because the WMC Board has effected a change of recommendation.
WMC also will pay MITT the WMC Termination Fee (less any MITT Expense Reimbursement amount previously paid by WMC to MITT) if:
•(i) (A) WMC or MITT terminates the Merger Agreement because the Merger has not been consummated by May 2, 2024 and MITT has obtained the MITT Stockholder

Approval but WMC has not obtained WMC Stockholder Approval or because WMC has not obtained the WMC Stockholder Approval or (B) MITT terminates the Merger Agreement because WMC has committed a Terminable Breach, (ii) on or before the date of any such termination a WMC Competing Proposal has been publicly announced or publicly disclosed or otherwise publicly communicated to the WMC Board and not withdrawn prior to such date, and (iii) within nine months after the date of such termination, WMC or any of its subsidiaries enters into a definitive agreement with respect to any WMC Competing Proposal (which is ultimately consummated) or consummates any WMC Competing Proposal. For purposes of this paragraph, any reference in the definition of WMC Competing Proposal to “20%” or “80%” will be deemed to be a reference to “50%.”
Under no circumstances will MITT be required to pay more than one MITT Termination Fee to WMC, or WMC be required to pay more than one WMC Termination Fee to MITT.
Directors and Management of MITT After the Merger

Prior to the Effective Time, MITT will take all necessary corporate action, subject to the MITT Board’s exercise of its legal duties as directors under applicable law, so that upon and immediately after the Effective Time (i) the size of the MITT Board is increased by two members and (ii) the WMC Director Designees will be appointed to the MITT Board. MITT shall take all action necessary to nominate the WMC Director Designees to the MITT Board at the MITT Board’s next annual meeting following the Effective Time, including but not limited to, including the individuals as persons nominated as members of the MITT Board in the MITT Board’s proxy statement for such annual meeting, and recommending to its stockholders to elect the WMC Director Designees to the MITT Board. Each of the executive officers of MITT immediately prior to the Effective Time of the Merger will continue as an executive officer of the Combined Company following the effective time of the Merger.

Directors’ and Officers’ Indemnification and Insurance

MITT shall cause the surviving entity to indemnify, defend and hold harmless each person who was, at or prior to the Effective Time, a director or officer of WMC, WMC Manager or any of their subsidiaries or who acts as a fiduciary under any WMC Plan or other designees as set forth in the Merger Agreement against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual proceeding based, in whole or in part, on or arising, in whole or in part, out of the fact that such person was a director or officer of WMC, WMC Manager or any of their subsidiaries or other designees as set forth in the Merger Agreement.
On or prior to the Closing Date, WMC must purchase six-year “tail” D&O insurance policies in an amount and scope at least as favorable as WMC’s current policies, subject to the terms of the Merger Agreement.
Amendment and Waiver
The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors at any time before or after the WMC Stockholder Approval or the MITT Stockholder Approval has been obtained, provided, however, that after the WMC Stockholder Approval or MITT Stockholder Approval has been obtained, no amendment will be made that pursuant to applicable law would require the further approval by the stockholders of WMC or MITT, as applicable, without first obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
At any time prior to the Effective Time, any party to the Merger Agreement may waive the other party’s compliance with certain provisions of the Merger Agreement, to the extent legally allowed and except as otherwise set forth in the Merger Agreement.
Specific Performance
Each of the parties to the Merger Agreement will be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity to which each is entitled.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:
•insurance companies;
•regulated investment companies, REITs, and their investors;
•subchapter S corporations;
•tax-exempt organizations (except to the extent discussed in “—Taxation of U.S. Holders—Taxation of Tax-Exempt Stockholders” below);
•financial institutions or broker-dealers;
•non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders” below);
•U.S. expatriates;
•persons who mark-to-market MITT stock;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•trusts and estates (except to the extent discussed herein);
•persons who receive MITT stock through the exercise of employee stock options or otherwise as compensation;
•persons holding MITT stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•persons subject to the alternative minimum tax provisions of the Code;
•persons holding a 10% or more (by vote or value) beneficial interest in MITT stock; and
•other persons subject to special tax rules.
This summary assumes that holders hold MITT stock as capital assets for federal income tax purposes, which generally means property held for investment.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of MITT Common Stock or WMC Common Stock, as applicable, who, for U.S. federal income tax purposes, is:

•a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);
•an estate that is subject to U.S. federal income tax on its income regardless of its source; or
•any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of MITT Common Stock or WMC Common Stock, as applicable, who is neither a U.S. holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes. A tax-exempt organization is a U.S. person who is exempt from U.S. federal income tax under Sections 401(a) or 501(a) of the Code.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds WMC Common Stock (or, following the Merger, MITT Common Stock), the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding WMC Common Stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the Merger and of the acquisition, ownership and disposition of MITT Common Stock by the partnership.
The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the current Code, current, temporary and proposed the Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. MITT has not received any rulings from the IRS concerning its qualification as a REIT. Even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.
MITT AND WMC URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND THE OWNERSHIP AND SALE OF MITT STOCK AND OF MITT’S ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

U.S. Federal Income Tax Consequences of the Merger
Material U.S. Federal Income Tax Consequences of the Merger as a Reorganization
It is a condition to the completion of the Merger that Skadden, Arps, Slate, Meagher & Flom LLP and Hunton Andrews Kurth LLP each render an opinion to WMC and MITT, respectively, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by WMC and MITT regarding factual matters, and covenants undertaken by WMC and MITT. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.
Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code:
•WMC will not recognize any gain or loss as a result of the Merger.
•A holder of WMC Common Stock that is a U.S. holder (a “U.S. WMC Stockholder”) will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash (other than cash received in lieu of a fractional share of MITT Common Stock) received by such holder in exchange for its WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) and (ii) the amount by which the sum of the fair market value of the shares of MITT Common Stock and cash (other than cash received in lieu of a fractional share of MITT Common Stock) received by such holder in exchange for its WMC Common Stock (including such holder’s share of the aggregate Per Share Additional Manager Consideration) exceeds such holder’s adjusted basis in its shares of WMC Common Stock.
A U.S. holder will have an aggregate tax basis in the MITT Common Stock it receives in the Merger equal to the U.S. holder’s aggregate tax basis in its WMC Common Stock surrendered pursuant to the Merger, increased by any gain recognized (excluding any gain attributable to the receipt of cash in lieu of a fractional share of MITT Common Stock) and decreased by the amount of any cash received (other than cash received in lieu of a fractional share of MITT Common Stock) reduced, if applicable, by the portion of the U.S. holder’s tax basis in its WMC Common Stock surrendered in the Merger that is allocable to a fractional share of MITT Common Stock. If a U.S. holder acquired any of its shares of WMC Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of MITT Common Stock received in the Merger. U.S. holders that hold multiple blocks of WMC Common Stock should consult their tax advisors regarding the proper allocation of their basis among shares of MITT Common Stock received in the Merger under these Treasury Regulations.

•The holding period of the shares of MITT Common Stock received by a U.S. holder in connection with the Merger will include the holding period of the WMC Common Stock surrendered in connection with the Merger.
•Cash received by a U.S. holder in lieu of a fractional share of MITT Common Stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by MITT, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.
Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, a non-U.S. holder’s gain or loss from the Merger for U.S. federal income tax purposes will be determined in the same manner as that of a U.S. holder. A holder of WMC Common Stock that is a non-U.S. holder (a “Non-U.S. WMC Stockholder”) will not be subject to U.S. federal income taxation on any gain recognized from the receipt of the Merger Consideration, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the non-U.S. holder’s WMC Common Stock constitutes a United States real property interest or “USRPI.” The term USRPI includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property (“United States real property holding corporations”). It is not currently anticipated that WMC will constitute a United States real property holding corporation, or that WMC Common Stock will constitute a USRPI.
A Non-U.S. WMC Stockholder who has gain effectively connected with the conduct of trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable) will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on the after-tax amount of such effectively connected gain.
A Non-U.S. WMC Stockholder who is an individual present in the United States for 183 days or more in the taxable year of the Merger and who meets certain other requirements will be subject to a flat 30% tax on any gain derived from the Merger, which may be offset by U.S.-source capital losses of such Non-U.S. WMC Stockholder, if any.
If the non-U.S. holder’s WMC Common Stock constitutes a USRPI, such Non-U.S. WMC Stockholder will be subject to U.S. federal income tax on the gain recognized in the Merger on a net basis in the same manner as a U.S. holder. WMC Common Stock is not anticipated to constitute a USRPI, and gain recognized by a Non-U.S. WMC Stockholder generally will not be taxed under the Foreign Investment in Real Property Tax Act (“FIRPTA”) if (1) WMC is not a United States real property holding corporation or (2) such Non-U.S. WMC Stockholder has owned, actually or constructively, 10% or less of WMC’s outstanding common stock at all times during the five-year period ending on the date of the Merger (or, if shorter, the period during which the Non-U.S. WMC Stockholder held the stock) and the WMC Common Stock is considered regularly traded on an established securities market or (3) WMC is a domestically controlled qualified investment entity. A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by Non-U.S. WMC Stockholder. If a Non-U.S. WMC Stockholder is subject to tax on its exchange of WMC Common Stock in the Merger, its gain will be measured by the excess of (i) the sum of the fair market value of the MITT Common Stock received plus any cash received over (ii) the Non-U.S. WMC Stockholder’s adjusted tax basis in its WMC Common Stock. WMC cannot assure you that WMC Common Stock will not become a USRPI.
U.S. Federal Income Tax Consequences of the Merger Failing to Qualify as a Reorganization
If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. WMC Stockholder generally would recognize gain or loss, as applicable, equal to the difference between: the sum of the fair market value of MITT Common Stock, such holder’s share of the aggregate Per Share Additional Manager Consideration, and cash in lieu of any fractional shares of MITT Common Stock received by the WMC stockholder in the Merger; and the WMC stockholder’s adjusted tax basis in its WMC Common Stock.
If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, so long as WMC qualified as a REIT at the time of the Merger, WMC generally would not incur a U.S. federal income tax liability so long as WMC has made distributions (which would be deemed to include for this purpose the fair market value of MITT stock issued pursuant to the Merger) to WMC stockholders in an amount at least equal to the net income or gain on the deemed sale of its assets to MITT and any other REIT taxable income recognized by it during the taxable year of the Merger. In the event that such distributions were not sufficient to eliminate all of WMC’s taxable income recognized as a result of the deemed sale of its assets to MITT and any other REIT taxable income recognized by it during the taxable year of the Merger, MITT would be liable for any remaining tax owed by WMC as a result of the Merger.
If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and WMC did not qualify as a REIT at the time of the Merger, WMC would generally recognize gain or loss on the deemed transfer of its assets to MITT, and MITT could be liable for a very significant current tax liability and may be unable to qualify as a REIT.
Reporting Requirements
Certain U.S. WMC Stockholders who receives MITT stock as a result of the Merger will be required to retain records pertaining to the Merger. Each WMC stockholder who is required to file a U.S. tax return and who is a “significant holder” that receives MITT stock in the Merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s basis in the WMC stock surrendered and the fair market value of the MITT stock, such holder’s share of the aggregate Per Share Additional Manager Consideration, and cash in lieu of any fractional shares of MITT stock received in the Merger. A significant holder is a WMC stockholder who, immediately before the Merger, owned at least 5% of the outstanding stock of WMC.

Backup Withholding
Certain U.S. WMC Stockholders may be subject to backup withholding of U.S. federal income tax with respect to any cash received pursuant to the Merger. Backup withholding generally will not apply, however, to a U.S. WMC Stockholder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Tax Opinion from Counsel Regarding REIT Qualification of WMC
It is a condition to the obligation of MITT to complete the Merger that MITT receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with WMC’s taxable year ended December 31, 2012, WMC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled WMC to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by WMC regarding factual matters.
This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of WMC to meet, through actual operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of WMC will satisfy such requirements for qualification and taxation as a REIT under the Code for any particular taxable year.
Tax Opinion from Counsel Regarding REIT Qualification of MITT
It is a condition to the obligation of WMC to complete the Merger that WMC receive an opinion of Hunton Andrews Kurth LLP to the effect that, commencing with MITT’s taxable year ended December 31, 2011, MITT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled MITT to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit MITT to continue to qualify as a REIT under the Code for its taxable year which includes the effective time of the Merger and thereafter. The opinion of Hunton Andrews Kurth LLP will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by MITT regarding factual matters.
This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of MITT to meet, through actual operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of MITT will satisfy such requirements for qualification and taxation as a REIT under the Code for any particular taxable year.
Taxation of MITT
MITT elected to be taxed as a REIT under sections 856 through 860 of the Code commencing with its taxable year ended on December 31, 2011. MITT believes that it is organized and has operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that it will operate in a manner so as to remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
As described above, in connection with the Merger, Hunton Andrews Kurth LLP will issue an opinion regarding the REIT qualification of MITT. Investors should be aware that Hunton Andrews Kurth LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by MITT as to factual matters, including representations regarding the nature of its assets and the conduct of its business, is not binding upon the IRS or any court, and speaks as of the date issued. In addition, Hunton Andrews Kurth LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, MITT’s qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that it earns from specified sources, the percentage of its assets that fall within specified categories, the diversity of its stock ownership, and the percentage of its earnings that it distributes. Hunton Andrews Kurth LLP will not review MITT’s compliance with those tests on a continuing basis. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of the investments MITT makes, and the possibility of future changes in its circumstances, no assurance can be given that its actual results of operations for any particular taxable year will satisfy such requirements. In addition, MITT will be required to make estimates of, or otherwise determine the value of, its assets and the collateral for its assets, and the values of some assets may not be susceptible to a precise determination. There can be no assurance that the IRS would not challenge its valuations or valuation estimates of its assets or collateral. Hunton Andrews Kurth LLP’s opinion does not foreclose the possibility that MITT may have to use one or more of the REIT savings provisions discussed below, which could require it to pay an excise or penalty tax (which could be material) in order for it to maintain its REIT qualification. For a discussion of the tax consequences of MITT’s failure to qualify as a REIT, see “—Failure to Qualify.”
If MITT qualifies as a REIT, it generally will not be subject to federal income tax on its net taxable income that it currently distributes to its stockholders, but taxable income generated by any domestic taxable REIT subsidiaries, or TRSs, will be subject to regular corporate income tax. However, MITT will be subject to federal tax in the following circumstances:
•MITT will pay federal income tax on its net taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•MITT will pay income tax at the highest corporate rate on:
◦net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that it holds primarily for sale to customers in the ordinary course of business, and
◦other non-qualifying income from foreclosure property.

•MITT will pay a 100% tax on net income earned from sales or other dispositions of property other than foreclosure property that it holds primarily for sale to customers in the ordinary course of business (as described below under “—Prohibited Transactions”).
•If MITT fails to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continues to qualify as a REIT because MITT meets other requirements, it will be subject to a 100% tax on:
◦the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect its profitability.
•If MITT fails to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, it disposes of the assets or otherwise complies with such asset tests within six months after the last day of the quarter in which it identifies such failure and it files a schedule with the IRS describing the assets that caused such failure, it will pay a tax equal to the greater of $50,000 or the highest income tax rate then applicable to U.S. corporations on the net income from the nonqualifying assets during the period in which MITT failed to satisfy such asset tests.
•If MITT fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, MITT will be required to pay a penalty of $50,000 for each such failure as described below under “—Failure to Qualify.”
•MITT may be required to pay monetary penalties to the IRS in certain circumstances, including if MITT fails to meet recordkeeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”
•If MITT fails to distribute during a calendar year at least the sum of: (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, MITT will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.
•MITT may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of MITT’s undistributed long-term capital gain (to the extent that MITT makes a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax MITT paid.
•MITT will be subject to a 100% excise tax on transactions between it and a TRS that are not conducted on an arm’s-length basis.
•The earnings of any domestic TRS will be subject to U.S. federal corporate income tax.
•If MITT acquires any asset from a corporation taxable under subchapter C of the Code in a merger or other transaction in which it acquires a basis in the asset that is determined by reference either to the corporation’s basis in the asset or to another asset, it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of the asset during the 5-year period after it acquires the asset. The amount of gain on which MITT will pay tax is the lesser of:
◦the amount of gain that it recognizes at the time of the sale or disposition, and
◦the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.
•If MITT owns a residual interest in a real estate mortgage investment conduit, or REMIC, it will be taxable at the highest corporate rate on the portion of any excess inclusion income that it derives from the REMIC residual interests equal to the percentage of its stock that is held in record name by “disqualified organizations.” Although the law is unclear, IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that MITT owns a REMIC residual interest or a taxable mortgage pool through a TRS, MITT will not be subject to this tax. A “disqualified organization” includes (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; (iv) any international organization; (v) any agency or instrumentality of any of the foregoing; (vi) any other tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and is not subject to taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. MITT does not currently intend to hold REMIC residual interests or engage in financing activities that may result in treatment of MITT or a portion of its assets as a taxable mortgage pool. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.”
As further described below, any domestic TRS in which MITT owns an interest will be subject to federal, state and local corporate income tax on its taxable income. In addition, MITT may be subject to a variety of taxes other than U.S. federal income tax, including state and local franchise, property and other taxes and foreign taxes. MITT could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
A REIT is a corporation, trust or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors.
2. Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.
3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.
4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.
5. At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.
6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.
7. It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.
8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.
9. It uses the calendar year as its taxable year.
10. It has no earnings and profits from any non‐REIT taxable year at the close of any taxable year.
MITT must meet requirements 1 through 4, 8 and 9 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 need not be met during a corporation’s initial tax year as a REIT. If MITT complies with all the requirements for ascertaining the ownership of its outstanding stock in a taxable year and has no reason to know that it violated requirement 6, MITT will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding MITT Common Stock in proportion to their actuarial interests in the trust for purposes of requirement 6.
MITT believes that it has issued capital stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, MITT’s charter restricts the ownership and transfer of its stock so that it should continue to satisfy these requirements. The provisions of MITT’s charter restricting the ownership and transfer of the stock are described in “Description of MITT Capital Stock—Restrictions on Transfer.”

To monitor compliance with the stock ownership requirements, MITT generally is required to maintain records regarding the actual ownership of MITT Common Stock. To do so, MITT must demand written statements each year from the record holders of significant percentages of its stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include its dividends in their gross income). MITT must maintain a list of those persons failing or refusing to comply with this demand as part of its records. MITT could be subject to monetary penalties if it fails to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of MITT Common Stock and other information. In addition, MITT must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification, use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and regulations promulgated thereunder. MITT intends to continue to comply with these requirements.
Qualified REIT Subsidiaries
A corporation that is a “qualified REIT subsidiary” is disregarded as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that MITT owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as its assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships
An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner for federal income tax purposes generally is not treated as an entity separate from its parent for federal income tax purposes, including for purposes of the REIT gross income and asset tests. An unincorporated domestic entity with two or more owners for federal income tax purposes generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. MITT’s proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which MITT acquires an interest, directly or indirectly, will be treated as its assets and gross income for purposes of applying the various REIT qualification requirements. MITT’s proportionate share for purposes of the 10% value test (see “—Asset Tests”), MITT’s proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, MITT’s proportionate share is based on its proportionate interest in the capital interests in the partnership.
In the event that a disregarded subsidiary of MITT ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than MITT or another disregarded subsidiary of MITT—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners for federal income tax purposes and would be treated as either a partnership or a taxable corporation (if previously a qualified REIT subsidiary). Such an event could, depending on the circumstances, adversely affect MITT’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”
MITT currently owns, and may in the future acquire, limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures or investment funds. If a partnership or limited liability company in which MITT owns an interest takes or expects to take actions that could jeopardize its qualification as a REIT or require it to pay tax, MITT may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause MITT to fail a REIT gross income or asset test, and that MITT would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, MITT could fail to qualify as a REIT unless MITT is able to qualify for a statutory REIT “savings” provision, which may require MITT to pay a significant penalty tax to maintain its REIT qualification.
Taxable REIT Subsidiaries
A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. MITT generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless MITT and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, a domestic TRS would generally be subject to U.S. federal, state and local corporate income tax on its earnings, which may reduce the cash flow generated by MITT and its subsidiaries in the aggregate and MITT’s ability to make distributions to its stockholders.
For purposes of the asset and gross income tests, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives or is deemed to receive from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules may otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales).
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. If amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. MITT intends that all of its transactions with any TRS will be conducted on an arm’s‐length basis, but there can be no assurance that MITT will be successful in this regard. The ability of MITT’s TRSs to deduct interest expense may be limited under rules applicable to corporations generally.
MITT has elected to treat certain of its domestic and foreign subsidiaries as TRSs, and it may form or invest in other domestic or foreign TRSs in the future. MITT may hold a significant amount of its assets in its TRSs, subject to the limitation that securities of TRSs may not represent more than 20% of its assets. While MITT intends to manage its affairs so as to satisfy the requirement that no more than 20% of the value of its total assets consist of stock or securities of its TRSs, as well as the requirement that taxable income from its TRSs plus other non‐qualifying gross income not exceed 25% of its total gross income, there can be no assurance that MITT will be able to do so in all market circumstances.
MITT’s domestic TRSs are fully subject to U.S. federal, state and local corporate income tax on their taxable income. To the extent that MITT’s TRSs pay any taxes, they will have less cash available for distribution to MITT. If dividends are paid by domestic TRSs to MITT, then the dividends MITT designates and pays to its stockholders who are taxed at individual rates, up to the amount of dividends that MITT receives from such entities, generally will be eligible to be taxed at the reduced 20% maximum federal rate applicable to qualified dividend income. See “—Taxation of U.S. Holders—Taxation of U.S. Holders on Distributions on MITT Common Stock.” In addition, losses in MITT’s TRSs generally will not provide any tax benefit, except for being carried forward against future TRS taxable income in the case of a domestic TRS.
Our foreign TRS intends to operate in a manner that will not cause it to be subject to federal income tax. The Code and Treasury regulations promulgated thereunder provide a specific exemption from federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stocks and securities (or any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. MITT’s foreign TRS intends to rely on such exemption and does not intend to operate so as to be subject to federal income tax on its net income. Therefore, despite its status as a TRS, MITT’s foreign TRS generally will not be subject to federal corporate income tax on its earnings. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that MITT’s foreign TRS would have available to distribute to MITT and to pay to the foreign TRS’s creditors. Further, notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that MITT’s foreign TRS will hold U.S. real property other than by foreclosure. Gain (if any) realized on foreclosed U.S. real property would be subject to U.S. tax. Certain U.S. stockholders of certain non-U.S. corporations, such as MITT’s foreign TRS, are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. MITT is generally required to include in income, on a current basis, the earnings of its foreign TRS. For a discussion of the treatment of the income inclusions from MITT’s foreign TRS under the gross income tests, see “—Gross Income Tests.”
Ownership of Subsidiary REITs
MITT and WMC each own the common shares of a subsidiary REIT, and MITT will become the owner of WMC’s subsidiary REIT following the Merger. Each subsidiary REIT is also subject to the same various REIT qualification requirements and other limitations described herein that are applicable to MITT. MITT and WMC each believe that their subsidiary REIT is organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if a subsidiary REIT were to fail to qualify as a REIT, then (1) the subsidiary REIT would become subject to regular U.S. corporate income tax, as described herein, see “—Failure to Qualify” below, and (2) MITT’s ownership of shares in such subsidiary REITs would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test, and the 10% value test generally applicable to MITT’s ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “—Asset Tests” below. If its subsidiary REIT were to fail to qualify as a REIT, it is possible that MITT would not meet the 10% vote test and the 10% value test with respect to its indirect interest in such entity, in which event MITT would fail to qualify as a REIT unless it could avail itself of certain relief provisions. While MITT believes that its subsidiary REITs will qualify as a REIT under the Code, MITT intends to join its subsidiary REITs in filing “protective” TRS elections with respect to the subsidiary REITs. MITT cannot assure you that such “protective” TRS elections would be effective to avoid adverse consequences to it. Moreover, even if the “protective” elections were to be effective, the subsidiary REITs would be subject to regular corporate income tax, and MITT cannot assure you that it would not fail to satisfy the requirement that not more than 20% of the value of its total assets may be represented by the securities of one or more TRSs, as well as the requirement that taxable income from its TRSs plus other non‐qualifying gross income not exceed 25% of its total gross income.
Taxable Mortgage Pools and Excess Inclusion Income
An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Code if:
•substantially all of its assets consist of debt obligations or interests in debt obligations;
•more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;
•the entity has issued debt obligations that have two or more maturities; and
•the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.
A taxable mortgage pool generally is treated as a corporation for federal income tax purposes and cannot be included in any consolidated federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, the REIT or the qualified REIT subsidiary will not be taxable as a corporation, but a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. Similarly, a portion of the income from a REMIC residual interest may be treated as excess inclusion income. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income, or UBTI, in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction under any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. IRS guidance indicates that a REIT’s excess inclusion income will be allocated among its stockholders in proportion to its dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a taxable mortgage pool equal to the percentage of its stock that is held in record name by “disqualified organizations” (as defined above under “—Taxation of MITT”). Similar rules apply if MITT owns a residual interest in a REMIC. To the extent that MITT Common Stock owned by “disqualified organizations” is held by a broker or other nominee, the broker/dealer or other nominees would be liable for a tax at the highest corporate tax rate on the portion of MITT’s excess inclusion income allocable to the MITT Common Stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” A regulated investment company or other pass-through entity owning MITT Common Stock will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to its record name owners that are “disqualified organizations.” MITT does not currently intend to hold REMIC residual interests or engage in financing activities that may result in treatment of it or a portion of its assets as a taxable mortgage pool.
Gross Income Tests
MITT must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:
•rents from real property;

•interest on debt secured by a mortgage on real property or on interests in real property and interest on debt secured by a mortgage on real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and interest on qualified mezzanine loans;
•dividends or other distributions on, and gain from the sale of, shares in other REITs;
•gain from the sale of real estate assets;
•income and gain derived from foreclosure property (as described below);
•amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);
•income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and
•income derived from the temporary investment of new capital that is attributable to the issuance of its capital stock or a public offering of its debt with a maturity date of at least five years and that MITT received during the one-year period beginning on the date on which MITT received such new capital.
Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) is treated as a “real estate asset” for the asset tests, the interest income and gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.
Second, in general, at least 95% of MITT’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from MITT’s sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Income and gain from “hedging transactions,” as defined below in “—Hedging Transactions,” will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” Finally, gross income attributable to cancellation of indebtedness, or COD, income will be excluded from both the numerator and the denominator for purposes of both of the gross income tests. The following paragraphs discuss the specific application of the gross income tests to MITT.
Dividends

MITT’s share of any dividends received from any corporation (including dividends from its domestic TRSs, but excluding any REIT) in which MITT owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. MITT’s share of any dividends received from any other REIT in which it owns an equity interest, if any, will be qualifying income for purposes of both gross income tests.
Consistent with Revenue Procedure 2018-48, MITT treats certain income inclusions received with respect to equity investments in foreign TRSs as qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Interest
The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:
•an amount that is based on a fixed percentage or percentages of receipts or sales; and
•an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.
If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, except to the extent described below, if the loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date the REIT agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date MITT modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. IRS guidance provides that MITT does not need to redetermine the fair market value of the real property securing a loan in connection with a loan modification that is occasioned by a borrower default or made at a time when MITT reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. In addition, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test.
MITT owns RMBS, including non-Agency RMBS and Agency RMBS that are pass-through certificates, Agency RMBS that are CMOs, CMBS, ABS, residential and commercial loans and excess MSRs. Other than income from derivative instruments, as described below, MITT expects that all of the income of its RMBS, Agency RMBS that are CMOs, CMBS, commercial and residential mortgage loans, and excess MSRs will be qualifying income for purposes of the 95% gross income test. MITT expects that the Agency RMBS that are pass-through certificates will be treated as interests in a grantor trust for federal income tax purposes. Consequently, MITT would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. Although the IRS has ruled generally that the interest income from Agency RMBS is qualifying income for purposes of the 75% gross income test, it is not clear how this guidance would apply to secondary market purchases of Agency RMBS at a time when the loan-to-value ratio of one or more of the mortgage loans backing the Agency RMBS is greater than 100%. MITT expects that substantially all of its income from Agency RMBS will be qualifying income for the 75% gross income test. MITT expects that any Agency RMBS that are CMOs, non-Agency RMBS, and CMBS generally will be treated as interests in REMICs for federal income tax purposes. Income derived from REMIC interests generally will be treated as qualifying income for purposes of the 75% gross income test. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of MITT’s interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities. Interest income from residential and commercial mortgage loans will be qualifying income for purposes of the 75% gross income test to the extent that the loan is secured by real property, as discussed above. MITT expects that the interest income from investments in ABS and any non-Agency RMBS and CMBS that are not interests in a REMIC will not be qualifying income for the 75% gross income test.
MITT may acquire participation interests, or subordinated mortgage interests, in mortgage loans and mezzanine loans. A subordinated mortgage interest is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations, which will be a first loss position in the event of a default by the borrower. MITT anticipates any participation interests it acquires will qualify as real estate assets for purposes of the REIT asset tests described below and that interest derived from such investments will be treated as qualifying interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not certain, and no assurance can be given that the IRS will not challenge MITT’s treatment of any participation interests it acquires.

MITT has purchased and sold, and may purchase and sell in the future, Agency RMBS through forward contracts, or “TBAs,” and may recognize income or gains on the disposition of those TBAs, through dollar roll transactions or otherwise. While there is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test, MITT treats income and gains from its TBAs under which it contracts to purchase a to‐be‐announced Agency MBS (“long TBAs”) as qualifying income for purposes of the 75% gross income test, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that, for purposes of the 75% gross income test, any gain recognized by MITT in connection with the settlement of its long TBAs should be treated as gain from the sale or disposition of an interest in mortgages on real property. The opinion of Hunton Andrews Kurth LLP is based on various assumptions related to MITT’s long TBAs and is conditioned on fact‐based representations and covenants made by MITT’s management regarding MITT’s long TBAs. No assurance can be given that the IRS would not assert that MITT’s income and gain from TBAs is not qualifying income. If the IRS were to successfully challenge the opinion of Hunton Andrews Kurth LLP, MITT could be subject to a penalty tax or it could fail to qualify as a REIT if such income and any non-qualifying income exceeds 25% of its gross income. See “—Failure to Qualify.”
MITT owns interests in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003‑65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, MITT’s mezzanine loans may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that MITT acquires do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. In the event that MITT owns a mezzanine loan or similar debt that does not meet the safe harbor, the IRS could challenge the treatment of the income from such loan or debt as qualifying income for the 75% gross income test and, if such a challenge were sustained, MITT could fail to qualify as a REIT. MITT intends to invest in mezzanine loans in a manner that will enable it to continue to satisfy the REIT gross income and asset tests.
MITT may also acquire distressed mortgage loans. Revenue Procedure 2014-51 provides that the IRS will treat distressed mortgage loans acquired by a REIT that are secured by real property and other property as producing, in part, non-qualifying income for the 75% gross income test. Specifically, Revenue Procedure 2014‑51 indicates that interest income on such a distressed mortgage loan will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan). The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. Accordingly, a distressed mortgage loan that is secured by real property and other property may produce a significant amount of non-qualifying income for purposes of the 75% gross income test once the loan increases in value.
As noted above, the applicable Treasury regulations require the apportionment of interest for purposes of the 75% gross income test only if the mortgage loan in question is secured by both real property and other property. MITT believes that all or most of its distressed residential mortgage loans are secured only by real property and no other property value will be taken into account in its underwriting process. Accordingly, MITT does not own and does not anticipate regularly investing in residential mortgage loans to which the interest apportionment rules described above would apply, but MITT may acquire commercial real estate loans to which the interest apportionment rules may apply. It is unclear how the interest apportionment rules are affected by the recent legislative changes regarding the treatment of loans secured by both real property and personal property where the fair market value of the personal property does not exceed 15% of the sum of the fair market values of the real property and personal property securing the loan. If the IRS were to assert successfully that MITT’s distressed residential mortgage loans were secured by property other than real property, then a significant portion of MITT’s interest income from any distressed residential mortgage loans it owns could be treated as non-qualifying income for the 75% gross income test, which could cause it to fail to satisfy that test. If MITT did not satisfy the 75% gross income test, MITT could fail to qualify as a REIT or be required to pay a penalty to the IRS. MITT intends to invest in distressed mortgage loans in a manner consistent with maintaining its qualification as a REIT.
MITT may modify the term of its residential or commercial mortgage loans. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. Revenue Procedure 2014-51 provides a safe harbor pursuant to which MITT will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when MITT reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent MITT significantly modifies loans in a manner that does not qualify for that safe harbor, MITT will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as nonqualifying income for purposes of the 75% gross income test and a portion of the value of MITT’s interest in the loan being treated as a nonqualifying asset for the 75% asset test. In determining the value of the real property securing such a loan, MITT generally will not obtain third-party appraisals but rather will rely on internal valuations.
MITT has also invested in excess MSRs, which represent the portion of the servicing fee paid to mortgage servicers in excess of the reasonable compensation that would be charged for mortgage servicing in an arm’s-length transaction. In private letter rulings issued to other taxpayers, the IRS ruled substantially to the effect that interest received in respect of an excess MSR will be considered interest on obligations secured by mortgages on real property for purposes of the 75% gross income test. Private letter rulings cannot be relied upon by persons other than the taxpayer to which they were issued. Nonetheless, MITT intends to treat income from its excess MSRs that have terms consistent with those described in the private letter rulings (namely, excess MSRs (A) from which the income does not depend in whole or in part on the income or profits of the mortgage servicers, and (B) that MITT treats as “stripped bonds” that are ownership interests in the mortgages underlying such excess MSRs, providing MITT rights to the interest income generated by such mortgages) as qualifying income for purposes of the 75% gross income test. In the event that such income were determined not to be qualifying for the 75% gross income test, MITT could be subject to a penalty tax or MITT could fail to qualify as a REIT if such income together with its non-qualifying income for the 75% gross income test exceeds 25% of its gross income for any taxable year.

MITT may invest opportunistically in other types of mortgage and real estate‐related assets. To the extent MITT invests in such assets, it intends to do so in a manner that will enable it to satisfy the 75% and 95% gross income tests described above.
Hedging Transactions
From time to time, MITT may enter into hedging transactions with respect to one or more of its assets or liabilities. MITT’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, short U.S. treasury positions, futures and forward contracts, short TBAs, and currency forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided MITT satisfies the identification requirements and other requirements discussed below. A “hedging transaction” includes (i) any transaction entered into in the normal course of MITT’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, or a “liability hedge,” (ii) any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain) or (iii) any transaction entered into to “offset” a transaction described in (i) or (ii) if a portion of the hedged indebtedness is extinguished or the related property is disposed. MITT is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that MITT hedges for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “—Asset Tests”) or MITT enters into derivative transactions that are not liability hedges, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. MITT intends to structure any hedging transactions in a manner that does not jeopardize MITT’s qualification as a REIT. MITT may conduct some or all of MITT’s hedging activities through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that MITT’s hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that its hedging activities will not adversely affect its ability to satisfy the REIT qualification requirements.
Even if the income from MITT’s hedging transactions is excluded from gross income for purposes of the 75% and 95% gross income tests, such income and any loss will be taken into account in determining its REIT taxable income and its distribution requirement. If the IRS disagrees with MITT’s calculation of the amount or timing of recognition of gain or loss with respect to its hedging transactions, MITT’s distribution requirement could increase, which could require that it correct any shortfall in distributions by paying deficiency dividends to its stockholders in a later year.

Dividends
MITT’s share of any dividends received from any corporation (including dividends from any TRS, but excluding any REIT) in which it owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. MITT’s share of any dividends received from its subsidiary REIT and any other REIT in which it owns an equity interest will be qualifying income for purposes of both gross income tests. Income inclusions with respect to equity investments in MITT’s foreign TRSs are qualifying income for purposes of the 95% gross income test but not the 75% gross income test.
Fee Income
MITT may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property, the fees are not determined by income and profits and the fees are not compensation for services. Other fees, including certain amounts received in connection with MSRs, generally are not qualifying income for purposes of either gross income test. MITT may conduct some or all of its fee‐generating activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax. Any fees earned by a TRS, like other income earned by a TRS, will not be included in MITT’s gross income for purposes of the gross income tests.
COD Income
From time-to-time, MITT may recognize COD income in connection with repurchasing its debt at a discount. COD income is excluded from gross income for purposes of both the 75% and 95% gross income tests. Any COD income that MITT recognizes would be subject to the distribution requirements, subject to certain rules that apply to excess non-cash income, or MITT will incur corporate income tax and a 4% nondeductible excise tax with respect to any COD income.
Foreign Currency Gain
Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) any obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.
Rents from Real Property
MITT does not currently own any real property for the production of rental income. If MITT were to acquire real property or an interest therein for the production of rental income, rents MITT receives would qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:
•First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.
•Second, rents MITT receives from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which MITT owns directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.
•Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.
•Fourth, MITT generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom it does not derive revenue. MITT may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, MITT may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. Furthermore, MITT may own up to 100% of the stock of a TRS, which may provide customary and non‑customary services to tenants without tainting its rental income from the related properties.
Prohibited Transactions
A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, but including mortgage loans, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95%

gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. MITT believes that none of its assets will be held primarily for sale to customers and that a sale of any of its assets will not be in the ordinary course of MITT’s business. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case MITT would be subject to the prohibited transaction tax on the sale of those assets.
Foreclosure Property
MITT will be subject to tax at the maximum corporate rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
•that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and
•for which the REIT makes a proper election to treat the property as foreclosure property.
A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
•on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);
•on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.
Failure to Satisfy Gross Income Tests
If MITT fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for that year if it is entitled to qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:
•its failure to meet those tests is due to reasonable cause and not to willful neglect; and
•following such failure for any taxable year, a schedule of the sources of its income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.
MITT cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving MITT, it will not qualify as a REIT. As discussed above in “—Taxation of MITT,” even if the relief provisions apply, MITT would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which it fails the 75% gross income test, or (ii) the excess of 95% of its gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect its profitability.
Asset Tests
To maintain its qualification as a REIT, MITT also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, at least 75% of the value of its total assets must consist of:
•cash or cash items, including certain receivables and investments in money market funds;
•government securities;
•interests in real property, including leaseholds and options to acquire real property and leaseholds, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property” as a result of such rents not exceeding 15% of the total rent attributable to personal property and real property under such lease;
•interests in mortgage loans secured by real property and interests in mortgage loans secured by real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value of all such property;
•stock in other REITs and debt instruments issued by “publicly offered REITs” (however, see the Sixth asset test below);

•investments in stock or debt instruments during the one-year period following MITT’s receipt of new capital that it raises through equity offerings or public offerings of debt with at least a five-year term; and
•regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if it held such assets, MITT will be treated as holding directly its proportionate share of the assets of such REMIC.
Second, of MITT’s investments not included in the 75% asset class, the value of its interest in any one issuer’s securities (other than any TRS MITT may own) may not exceed 5% of the value of its total assets (the “5% asset test”).
Third, of its investments not included in the 75% asset class, MITT may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).
Fourth, no more than 20% of the value of MITT’s total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of MITT’s total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).
Sixth, no more than 25% of the value of MITT’s total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or MBS that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that, for purposes of the 10% value test, the term “securities” does not include:
•“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which MITT or any “controlled TRS” hold non-“straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
◦a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by MITT exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and
◦a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;
•any loan to an individual or an estate;
•any “section 467 rental agreement,” other than an agreement with a related party tenant;
•any obligation to pay “rents from real property”;
•certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;
•any security (including debt securities) issued by another REIT;
•any debt instrument of an entity treated as a partnership for federal income tax purposes in which MITT is a partner to the extent of its proportionate interest in the equity and certain debt securities issued by that partnership; or
•any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”
MITT owns RMBS, including non-Agency RMBS and Agency RMBS that are pass-through certificates in entities treated as grantor trusts for federal income tax purposes. MITT will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. MITT has also invested in Agency RMBS that are CMOs, CMBS, ABS, residential and commercial mortgage loans, and excess MSRs. MITT expects that its investments in Agency RMBS that are CMOs, non-Agency RMBS and CMBS will generally be treated as interests in REMICs for federal income tax purposes. Such interests will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of MITT’s interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. To the extent any of its investments in Agency RMBS are not treated as real estate assets, MITT expects such Agency RMBS will be treated as government securities (and, therefore, as qualifying assets for purposes of the 75% asset test) because they are issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States. MITT’s investments in ABS and non-Agency RMBS or CMBS that are not interests in a grantor trust or REMIC or government securities will not be treated as qualifying assets for purposes of the 75% asset test and will be subject to the 5% asset test, the 10% value test, and the 25% securities test described above.

MITT may invest directly in residential and commercial mortgage loans, including distressed loans. As discussed above under “—Gross Income Tests,” under the applicable Treasury regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property (including, for loans secured by real property and personal property where the fair market value of the personal property is less than 15% of the total fair market value of all such property, such personal property) securing the loan as of (i) the date MITT agreed to acquire or originate the loan or (ii) in the event of a significant modification, the date MITT modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Although the law is unclear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% vote test and the 10% value test. IRS Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan on the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan. MITT intends to continue to invest in residential and commercial mortgage loans in a manner consistent with maintaining its qualification as a REIT.
MITT invests in mezzanine loans. As described above in “—Gross Income Tests,” Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote test or value test). Although the mezzanine loans MITT acquires may not qualify for that safe harbor, MITT expects any mezzanine loans it acquires generally will be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% value test. In the event that MITT owns a mezzanine loan or similar debt that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset tests, and if such a challenge were sustained, MITT could fail to qualify as a REIT. MITT intends to continue to invest in mezzanine loans in a manner that will enable it to continue to satisfy the REIT asset tests.
MITT has entered into sale and repurchase agreements under which it nominally sold certain of its assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, MITT believes that these transactions would be treated as secured debt, and that MITT is treated for REIT asset and income test purposes as the owner of the assets that are the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that MITT does not own its assets subject to sale and repurchase agreements during the term of such agreements, in which case MITT could fail to qualify as a REIT.
MITT has purchased, and may purchase in the future, Agency RMBS through TBAs. While there is no direct authority with respect to the qualification of TBAs as real estate assets or

Government securities for purposes of the 75% asset test, MITT treats its long TBAs as qualifying assets for purposes of the REIT asset tests, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that for purposes of the REIT asset tests, its ownership of a long TBA should be treated as ownership of real estate assets. The opinion of Hunton Andrews Kurth LLP is based on various assumptions related to MITT’s long TBAs and is conditioned on fact‐based representations and covenants made by MITT’s management regarding its long TBAs. No assurance can be given that the IRS would not assert that MITT’s long TBAs are not qualifying assets. If the IRS were to successfully challenge the opinion of Hunton Andrews Kurth LLP, MITT could be subject to a penalty tax or it could fail to remain qualified as a REIT if a sufficient portion of its assets consists of TBAs.
MITT has acquired and may acquire in the future excess MSRs. In private letter rulings to other taxpayers, the IRS ruled substantially to the effect that excess MSRs represent interests in mortgages on real property and thus are qualifying “real estate assets” for purposes of the 75% asset test. Private letter rulings cannot be relied upon by persons other than the taxpayer to which they were issued. Nonetheless, MITT intends to treat excess MSRs that have terms consistent with those described in the private letter rulings (namely, excess MSRs (A) from which the income does not depend in whole or in part on the income or profits of the mortgage servicers, and (B)that MITT treats as “stripped bonds” that are ownership interests in the mortgage underlying excess MSRs, providing MITT rights to the interest income generated by such mortgages) as “real estate assets” for purposes of the 75% asset test. In the event that such assets were determined not to be qualifying for the 75% asset test, MITT could be subject to a penalty tax or MITT could fail to qualify as a REIT if the value of MITT’s excess MSRs and any non-qualifying assets exceeds 25% of MITT’s total assets at the end of any calendar quarter.
MITT monitors the status of its assets for purposes of the various asset tests and seeks to manage its portfolio to comply at all times with such tests. No assurance, however, can be given that MITT will continue to be successful in this effort. In this regard, to determine its compliance with these requirements, MITT will have to value its investment in its assets to ensure compliance with the asset tests. Although MITT seeks to be prudent in making these estimates, no assurances can be given that the IRS would not disagree with these determinations and assert that a different value is applicable, in which case MITT may not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.
If MITT fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT qualification so long as:
•it satisfied the asset tests at the end of the preceding calendar quarter; and
•the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non‑qualifying assets.
If MITT did not satisfy the condition described in the second item, above, it still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
If MITT violates the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, it will not lose its REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (ii) it disposes of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which it identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, MITT will not lose its REIT qualification if it (i) disposes of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which it identified such failure, (ii) files a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of $50,000 or the highest corporate tax rate applied to the net income from the nonqualifying assets during the period in which MITT failed to satisfy the asset tests. If these relief provisions are inapplicable to a particular set of circumstances involving MITT, it will not qualify as a REIT.
MITT believes that the Agency RMBS, non-Agency RMBS, CMBS, ABS, residential and commercial mortgage loans, excess MSRs and other assets that it holds will satisfy the foregoing asset test requirements. MITT will monitor the status of its assets and its future acquisition of assets to ensure that it continues to comply with those requirements, but it cannot assure you that it will be successful in this effort. No independent appraisals have been or will be obtained to support its estimates of and conclusions as to the value of its assets and securities, or in many cases, the real estate collateral for the mortgage loans that support its Agency RMBS and non-Agency RMBS. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. As a result, no assurance can be given that the IRS will not contend that MITT’s ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Distribution Requirements

Each taxable year, MITT must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to:
•the sum of
◦90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain, and
◦90% of its after-tax net income, if any, from foreclosure property, minus
•the sum of certain items of non-cash income.
MITT must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) it declares the distribution before it timely files its federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (ii) it declares the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and it actually pays the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year to the extent of undistributed earnings and profits as of December 31 of the prior taxable year. In both instances, these distributions relate to MITT’s prior taxable year for purposes of the 90% distribution requirement.
If MITT ceases to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide it with a REIT-level tax deduction, the distributions must not considered to be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares of stock within a particular class and (ii) in accordance with the preferences among different classes of stock as set forth in its organizational documents.
MITT will pay federal income tax on taxable income, including net capital gain, that it does not distribute to stockholders. Furthermore, if MITT fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
•85% of its REIT ordinary income for such year;
•95% of its REIT capital gain income for such year; and
•any undistributed taxable income from prior periods.
MITT will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributes.
MITT may elect to retain and pay income tax on the net long term capital gain it recognizes in a taxable year. If it so elect, MITT will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above. MITT intends to continue to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax.
It is possible that, from time to time, MITT may experience timing differences between the actual receipt of cash, including distributions from its subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Possible examples of those timing differences include the following:
•Because MITT may deduct capital losses only to the extent of its capital gains, MITT may have taxable income that exceeds its economic income.

•MITT will recognize taxable income in advance of the related cash flow with respect to its investments that are deemed to have original issue discount. MITT generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•MITT has acquired investments that are treated as having “market discount” for federal income tax purposes, because the investments are debt instruments that MITT acquired for an amount less than their principal amount. MITT has not elected, and does not intend to elect, to recognize market discount currently. Under the market discount rules, MITT may be required to treat portions of gains on sale of market discount bonds as ordinary income and may be required to include some amounts of principal payments received on market discount bonds as ordinary income. The recognition of market discount upon receipt of principal payments results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related income. Further, to the extent that such an investment does not fully amortize according to its terms, MITT may never receive the economic income attributable to previously recognized market discount.

•MITT may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to CMO debt.

Although several types of non-cash income are excluded in determining the annual distribution requirement, MITT will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if MITT does not distribute those items on a current basis. As a result of the foregoing, MITT may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, MITT may need to borrow funds, sell assets or make taxable distributions of its capital stock or debt securities.
MITT may satisfy the REIT annual distribution requirements by making taxable distributions of its stock or debt securities. Revenue Procedure 2017-45 authorizes publicly offered REITs to treat certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. As a publicly offered REIT, as long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of its earnings and profits). MITT currently does not intend to pay taxable dividends payable in cash and stock.
Determination of MITT’s REIT taxable income involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. If the IRS disagrees with MITT’s determination, it could affect MITT’s satisfaction of the distribution requirements. Under certain circumstances, MITT may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. MITT may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although MITT may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest and a penalty to the IRS based upon the amount of any deduction it takes for deficiency dividends.
Recordkeeping Requirements
MITT must maintain certain records in order to maintain its qualification as a REIT. In addition, to avoid a monetary penalty, MITT must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding stock.
Failure to Qualify

If MITT fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”
If MITT fails to qualify as a REIT in any taxable year, and no relief provision applies, it would be subject to federal income tax on its taxable income at regular corporate rates. Further, if MITT fails to qualify as a REIT, it may need to borrow money or sell assets in order to pay any resulting tax. MITT’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. In calculating its taxable income in a year in which it fails to qualify as a REIT, MITT would not be able to deduct amounts paid out to stockholders. In fact, MITT would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 20% on such dividends. MITT’s failure to qualify as a REIT could impair its ability to expand its business and raise capital, and it would adversely affect the value of MITT Common Stock. Unless MITT qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. MITT cannot predict whether in all circumstances it would qualify for such statutory relief.
Taxation of U.S. Holders
Taxation of U.S. Holders on Distributions on MITT Common Stock
As long as MITT qualifies as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of MITT’s current or accumulated earnings and profits, its earnings and profits will be allocated first to its preferred stock dividends and then to its common stock dividends. Dividends we pay to corporate U.S. holders will not qualify for the dividends received deduction generally available to corporations.
For taxable years beginning before January 1, 2026, individuals, trusts and estates may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations (the “pass-through deduction”). For taxable years beginning before January 1, 2026, the maximum federal income tax rate for U.S. holders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum federal tax rate on ordinary REIT dividends for taxable years beginning before January 1, 2026 would be 29.6% (exclusive of the 3.8% Medicare tax). To qualify for the pass‐through deduction, the stockholder receiving such dividend must hold the dividend‐paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91‐day period beginning 45 days before the shares become ex‐dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property.

The maximum federal income tax rate for “qualified dividend income” received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because MITT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its stockholders (see “—Taxation of MITT” above), MITT’s dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, MITT’s ordinary REIT dividends will be taxed at a higher tax rate as described above. However, the 20% tax rate for qualified dividend income will apply to MITT’s ordinary REIT dividends (i) attributable to dividends received by it from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which it has paid corporate income tax (e.g., to the extent that MITT distributes less than 100% of its taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by MITT from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold MITT Common Stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which MITT Common Stock becomes ex-dividend.
A U.S. holder generally will take into account distributions that MITT properly designates as capital gain dividends as long‑term capital gain, to the extent that they do not exceed MITT’s actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held MITT Common Stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
MITT may elect to retain and pay income tax on the net long‐term capital gain that it recognizes in a taxable year. In that case, to the extent MITT designates such amount on a timely notice to such stockholder, a U.S. holder would be taxed on its proportionate share of its undistributed long‐term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax MITT paid. The U.S. holder would increase the basis in MITT Common Stock by the amount of its proportionate share of MITT’s undistributed long‐term capital gain, minus its share of the tax it paid.
A U.S. holder will not incur tax on a distribution in excess of MITT’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s MITT Common Stock. Instead, the distribution will reduce the adjusted basis of such MITT Common Stock. A U.S. holder will recognize a distribution in excess of both MITT’s current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her MITT Common Stock as long‑term capital gain, or short-term capital gain if the shares of MITT Common Stock have been held for one year or less. In addition, if MITT declares a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution, to the extent of undistributed earnings and profits as of December 31 of such year, shall be treated as both paid by MITT and received by the U.S. holder on December 31 of such year, provided that MITT actually pays the distribution during January of the following calendar year, as described in “—Distribution Requirements.”
Stockholders may not include in their individual income tax returns any of MITT’s net operating losses or capital losses. Instead, these losses are generally carried over by MITT for potential offset against its future income or capital gains. Such carry forwards do not reduce earnings and profits in the year of offset.

Taxable distributions from MITT and gain from the disposition of MITT Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from MITT and gain from the disposition of MITT Common Stock generally will be treated as investment income for purposes of the investment interest limitations. MITT will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, qualified dividend income and capital gain.
Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as MITT Common Stock, subject to certain exceptions. MITT’s dividends and any gain from the disposition of MITT Common Stock generally will be the type of gain that is subject to the Medicare tax.
MITT may recognize taxable income in excess of its economic income, known as phantom income, in the first years that it holds certain investments or in the year that it modify certain loan investments, and it may only experience an offsetting excess of economic income over its taxable income in later years, if at all. As a result, U.S. holders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration or increase of federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. In general, as the ratio of MITT’s phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder will decrease.
To the extent that MITT has available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “‐Taxation of MITT” and “‐Distribution Requirements.” Such losses, however, are not passed through to U.S. holders and do not offset income of U.S. holders from other sources, nor do they affect the character of any distributions that are actually made by MITT, which are generally subject to tax in the hands of U.S. holders to the extent that MITT have current or accumulated earnings and profits.
If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any U.S. holder that income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, MITT intends to notify its stockholders if a portion of a dividend paid by MITT is attributable to excess inclusion income.
Taxation of U.S. Holders on the Disposition of MITT Common Stock

In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of MITT Common Stock as long-term capital gain or loss if the U.S. holder has held such MITT Common Stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder less tax deemed paid by it and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of MITT Common Stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from MITT that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of MITT Common Stock may be disallowed if the U.S. holder purchases other MITT Common Stock within 30 days before or after the disposition.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. For taxable years beginning before January 1, 2026, the highest marginal individual income tax rate is 37%. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of MITT Common Stock.
With respect to distributions that MITT designates as capital gain dividends and any retained capital gain that it is deemed to distribute, it will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of MITT stock. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that MITT distributes to tax-exempt stockholders generally should not constitute UBTI so long as shares of MITT stock are not otherwise used in an unrelated trade or business. However, if a tax-exempt stockholder were to finance its acquisition of MITT Common Stock with debt, a portion of the income that it receives from MITT would constitute UBTI pursuant to the “debt-financed property” rules. In addition, MITT’s dividends that are attributable to excess inclusion income will constitute UBTI in the hands of most tax-exempt stockholders. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from MITT as UBTI. Furthermore, a tax-exempt stockholder’s share of any excess inclusion income that MITT recognizes would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of MITT stock must treat a percentage of the dividends that it receives from MITT as UBTI. Such percentage is equal to the gross income MITT derives from an unrelated trade or business, determined as if MITT were a pension trust, divided by MITT’s total gross income for the year in which MITT pay the dividends. That rule applies to a pension trust holding more than 10% of MITT’s stock only if:
•the percentage of MITT’s dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•MITT qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of MITT’s stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding MITT stock in proportion to their actuarial interests in the pension trust; and
•either:
◦one pension trust owns more than 25% of the value of MITT’s stock; or
◦A group of pension trusts individually holding more than 10% of the value of MITT’s stock collectively owns more than 50% of the value of MITT’s stock.
Taxation of Non-U.S. Holders
The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. MITT urges non-U.S. holders to consult their tax advisors to determine the impact of federal, state and local income tax laws on ownership of MITT Common Stock, including any reporting requirements.

Distributions
A non-U.S. holder that receives a distribution that is not attributable to gain from MITT’s sale or exchange of a USRPI, and that MITT does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that MITT pays the distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. MITT’s dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion

Income.” However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of MITT Common Stock. MITT plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that MITT does not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:
•a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or IRS Form W‑8BEN‑E evidencing eligibility for that reduced rate with MITT, or
•the non-U.S. holder files an IRS Form W-8ECI with MITT certifying that the distribution is effectively connected income.
However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. holder is excess inclusion income.
Capital gain dividends received or deemed received by a non‐U.S. holder from MITT that are not attributable to gain from MITT’s sale or exchange of USRPIs, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non‐U.S. holder’s investment in MITT Common Stock is effectively connected with a U.S. trade or business conducted by such non‐U.S. holder (in which case the non‐U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non‐U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non‐U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).
A non-U.S. holder will not incur tax on a distribution on the MITT Common Stock in excess of MITT’s current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of MITT Common Stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that MITT Common Stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both MITT’s current and accumulated earnings and profits and the adjusted basis of the MITT Common Stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of MITT Common Stock, as described below. Because MITT generally cannot determine at the time it make a distribution whether the distribution will exceed its current and accumulated earnings and profits, MITT normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that MITT withholds if MITT later determines that a distribution in fact exceeded MITT’s current and accumulated earnings and profits.
A U.S. withholding tax at a 30% rate will also be imposed on dividends paid to certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. MITT will not pay any additional amounts in respect of any amounts withheld.
For any year in which MITT qualifies as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from its sale or exchange of USRPIs under FIRPTA. USRPIs generally do not include mortgage loans or mortgage-backed securities such as non-Agency RMBS or Agency RMBS. As a result, MITT does not anticipate that it will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, subject to exceptions discussed below, a non-U.S. holder is taxed on distributions attributable to gain from sales of USRPIs as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, MITT must withhold 21% of any such distribution that it could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount MITT withholds.
Capital gain distributions on MITT Common Stock that are attributable to its sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (i) (a) MITT Common Stock is “regularly traded” on an established securities market in the United States and (b) the non-U.S. holder does not own more than 10% of MITT’s capital stock during the one-year period preceding the distribution date or (ii) the non-U.S. holder was treated as a “qualified shareholder” or a “qualified foreign pension fund” (each, as defined in the Code). As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. MITT anticipates that its common stock is regularly traded on an established securities market. If MITT Common Stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 10% of MITT Common Stock any time during the one-year period prior to the distribution, capital gain distributions that are attributable to its sale of real property would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of MITT Common Stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire MITT Common Stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. holder, then such non-U.S. holder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.
Dispositions of MITT Common Stock
A non‐U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of shares of MITT Common Stock as long as MITT is not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. MITT does not anticipate that it will be a United States real property holding corporation based on its investment strategy. In the unlikely event that at least 50% of the assets MITT holds were determined to be USRPIs, gains from the sale of MITT Common Stock by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of MITT Common Stock if MITT were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. MITT believes that it is a domestically controlled qualified investment entity, and that a sale of MITT Common Stock should not be subject to taxation under FIRPTA. No assurance can be given, however, that MITT is or will remain a domestically controlled qualified investment entity.
If MITT Common Stock is regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA will be available, even if MITT does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells MITT Common Stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:
•the MITT Common Stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange, or NYSE; and
•the non-U.S. holder owned, actually or constructively, 10% or less of MITT Common Stock at all times during a specified testing period.
As noted above, MITT believes that MITT Common Stock is currently treated as being regularly traded on an established securities market.
If the gain on the sale of MITT Common Stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if:
•the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non‑U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or
•the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.
Qualified Shareholders
Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, the portion of REIT distributions attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding. REIT distributions received by a “qualified shareholder” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax.
In addition, a sale of MITT’s capital stock by a “qualified shareholder” who holds such capital stock directly or indirectly (through one or more partnerships) generally will not be subject to federal income taxation under FIRPTA. As with distributions, the portion of amounts realized attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to federal income taxation and FIRPTA withholding on a sale of MITT’s capital stock.
A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.
A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the U.S. Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.
Qualified Foreign Pension Funds
Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. REIT distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax. In addition, a sale of MITT’s capital stock by a “qualified foreign pension fund” that holds such capital stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA.
A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established by such country or an employer to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information reporting about its beneficiaries is provided or otherwise available to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.
Legislative or Other Actions Affecting REITs
The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Additional changes to the tax laws are likely to continue to occur. MITT cannot predict the long-term effect of any recent or future tax law changes on REITs and their stockholders. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in MITT Common Stock.
State, Local and Foreign Taxes
MITT and/or its stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which MITT or a holder of its stock transacts business, owns property or resides. MITT may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, MITT stockholders should consult their tax advisors regarding the effect of state, local and foreign income and other tax laws upon an investment in MITT Common Stock.
Information Reporting Requirements and Withholding
MITT will report to its stockholders and to the IRS the amount and the tax character of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless such stockholder:
•is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide MITT with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, MITT may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to it.
Backup withholding will generally not apply to payments of dividends made by MITT or its paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to MITT or its paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either MITT or its paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non‑U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of MITT Common Stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged to consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
FATCA Withholding
Under the Foreign Account Tax Compliance Act, or “FATCA,” withholding at a rate of 30% generally will be required on dividends in respect of shares of MITT stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which MITT stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of MITT stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which MITT or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. MITT will not pay any additional amounts to holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in MITT Common Stock.

DESCRIPTION OF MITT CAPITAL STOCK
General
The following is a brief summary of the material terms of the MITT capital stock, the MITT Charter, the MITT Bylaws and certain provisions of the MGCL. You should read the MITT Charter (including, without limitation, the articles supplementary with respect to the MITT Preferred Stock) and the MITT Bylaws and the applicable provisions of the MGCL for complete information on MITT capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the MGCL and the provisions of the MITT Charter and the MITT Bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 233.
The description of MITT capital stock in this section applies to the capital stock of MITT after the Merger. For additional information, see “Comparison of Rights of MITT Stockholders and WMC Stockholders” beginning on page 244.
Authorized Stock
The MITT Charter provides that MITT may issue up to 450,000,000 shares of MITT Common Stock and 50,000,000 shares of MITT Preferred Stock, of which 3,000,000 shares were initially classified as MITT Series A Preferred Stock, 6,000,000 shares were initially classified as MITT Series B Preferred Stock and 4,600,000 shares were initially classified as MITT Series C Preferred Stock.
Shares Outstanding
As of September 22, 2023, there were (i) 20,219,246 shares of MITT Common Stock outstanding and (ii) 9,119,629 shares of MITT Preferred Stock outstanding, (a) 1,663,193 of which are shares of MITT Series A Preferred Stock, (b) 3,727,641 of which are shares of MITT Series B Preferred Stock and (c) 3,728,795 of which are shares of MITT Series C Preferred Stock.
Power to Reclassify Unissued Shares of Stock and to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of MITT Common Stock and MITT Preferred Stock
The MITT Charter authorizes the MITT Board to amend the MITT Charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series that MITT has authority to issue without MITT stockholder approval. The MITT Board may classify any unissued shares of MITT Preferred Stock, and reclassify any unissued shares of MITT Common Stock or any previously classified but unissued shares of MITT Preferred Stock, into other classes or series of stock, and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such stock, including one or more classes or series of stock that have priority over the MITT Common Stock with respect to distributions or upon liquidation, and authorizes MITT to issue the newly classified shares. Prior to the issuance of shares of each class or series, the MITT Board is required by the MGCL and the MITT Charter to set, subject to the provisions of the MITT Charter regarding the restrictions on ownership and transfer of MITT stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each such class or series and file Articles Supplementary with the State of Maryland with respect thereto. These actions can be taken without MITT stockholder approval, unless MITT stockholder approval is required by applicable law, the terms of any other class or series of MITT’s stock or the rules of any stock exchange or automated quotation system on which MITT securities may be listed or traded.
Under Maryland law, MITT stockholders are not personally liable for the obligations of a corporation solely as a result of their status as stockholders.
Common Stock
Voting Rights
Each share of MITT Common Stock generally entitles the holder to one vote per share on all matters upon which MITT stockholders are entitled to vote and, except as provided with respect to any class or series of MITT preferred stock that MITT may issue, the holders of MITT Common Stock will possess exclusive voting power on all matters as to which MITT stockholders have voting rights. Generally, all matters to be voted on by MITT stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by the holders of MITT Common Stock present in person or represented by proxy, voting together as a group, except for most charter amendments, mergers and other similar fundamental business transactions and dissolution, which must be approved by a majority of the votes entitled to be cast. There is no cumulative voting in the election of directors.
Dividends, Liquidation and Other Rights
All of the outstanding shares of MITT Common Stock are duly authorized, fully paid and nonassessable. Holders of MITT Common Stock are entitled to receive dividends when authorized by the MITT Board and declared by MITT out of assets legally available for the payment of dividends.
Liquidation
Upon any dissolution, liquidation or winding up of MITT, after payment or provision for payment of the debts and other liabilities of MITT and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of MITT stock having liquidation preferences, if any, the holders of MITT Common Stock will be entitled to receive MITT’s remaining assets available for distribution ratably in proportion with the number of shares of MITT Common Stock held by them.
Holders of MITT Common Stock have no appraisal, preference, conversion, exchange, sinking fund, redemption rights or preemptive rights.
Restrictions on Transfer
See “Certain Provisions of the MGCL, the MITT Charter and the MITT Bylaws—Restrictions on Transfer” below for a description of restrictions on transfers of MITT’s capital stock, including MITT Common Stock.

Transfer Agent and Registrar
The transfer agent and registrar for MITT Common Stock is Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), which also serves as the dividend and redemption price disbursing agent for the MITT Series A Preferred Stock, the MITT Series B Preferred Stock and the MITT Series C Preferred Stock.
Listing
MITT Common Stock is listed on the NYSE under the symbol “MITT.”
Preferred Stock
The MITT Charter authorizes the MITT Board, without any approval of the MITT stockholders, to issue shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. The terms of the MITT Series A Preferred Stock, the MITT Series B Preferred Stock and the MITT Series C Preferred Stock are set forth in the articles supplementary applicable to each class, which have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.
Certain Provisions of the MGCL, the MITT Charter and the MITT Bylaws
Certain provisions of the MGCL, MITT Charter and the MITT Bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the shares of MITT Common Stock might receive a premium for their shares over the then prevailing market price of those shares or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions.
Restrictions on Transfer
In order for MITT to qualify as a REIT under the Code, MITT capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding MITT capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year.
The MITT Charter contains restrictions on the ownership and transfer of MITT capital stock. The relevant sections of the MITT Charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, either (i) more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding MITT Common Stock, or (ii) more than 9.8% in value or in number of shares, whichever is more restrictive, of MITT outstanding capital stock.
The constructive ownership rules under the Code are complex and may cause MITT capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares (or the acquisition of an interest in an entity that owns, actually or constructively, MITT capital stock) could, nevertheless, cause an individual or entity to own constructively in excess of 9.8% in value or in number of shares, whichever is more restrictive, and thereby violate the applicable stock ownership limit.
The MITT Board may, upon receipt of certain representations and agreements and in its sole discretion, exempt (prospectively or retroactively) any person, in whole or in part, from the above-referenced stock ownership limits or establish or increase a limit, or excepted holder limit, for a particular stockholder if the person’s ownership in excess of the stock ownership limits will not then or in the future result in MITT being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise jeopardize MITT’s qualification as a REIT. As a condition of its exemption, creation or increase of an excepted holder limit, the MITT Board may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to the MITT Board with respect to MITT qualification as a REIT. The MITT Board may only reduce the excepted holder limit with the written consent of the related excepted holder at any time, or pursuant to the terms and conditions of the agreements entered into in connection with the establishment of the excepted holder limit for such excepted holder. No excepted holder limit may be reduced to a percentage that is less than the common stock ownership limit.
In connection with an exemption from the stock ownership limits, establishing an excepted holder limit or at any other time, the MITT Board may from time to time increase or decrease the stock ownership limits for all other persons and entities; provided, however, that any decrease in the stock ownership limits will not be effective for any person whose percentage ownership of MITT shares of capital stock is in excess of such decreased limits until such time as such person’s percentage ownership of MITT shares of capital stock equals or falls below such decreased limits, but any further acquisition of MITT shares of capital stock in excess of such person’s percentage ownership of MITT shares of capital stock will be in violation of the applicable limits; and provided, further, that the stock ownership limits may not be increased if, after giving effect to such increase or decrease, five or fewer individuals could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares then outstanding.
The MITT Charter further prohibits:
•any person from beneficially or constructively owning, applying certain attribution rules of the Code, MITT capital stock that would result in MITT being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause MITT to fail to qualify as a REIT; and
•any person from transferring MITT capital stock if such transfer would result in MITT capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires, attempts or intends to acquire beneficial or constructive ownership of MITT capital stock that will or may violate the stock ownership limits or any of the other foregoing restrictions on ownership and transfer of MITT capital stock is required to immediately give written notice to MITT or, in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice to MITT, and provide MITT with such other information as MITT may request in order to determine the effect of such transfer on MITT qualification as a REIT. The stock ownership limits and the other restrictions on ownership and transfer of MITT capital stock will not apply if the MITT Board determines that it is no longer in MITT’s best interest to attempt to qualify, or to continue to qualify, as a REIT, and the MITT Board determines that compliance with such limits and other restrictions is no longer required.
Pursuant to the MITT Charter, if any transfer of MITT capital stock would result in MITT capital stock being beneficially owned by fewer than 100 persons, such transfer will be void ab initio and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of MITT capital stock or any other event would otherwise result in:
•any person violating the stock ownership limits or such other limit established by the MITT Board; or
•MITT being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded to the nearest whole share) that would cause MITT to violate such restrictions will automatically be deemed to be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by MITT, and the intended transferee will acquire no rights in such shares. The deemed transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a deemed transfer to the charitable trust. A person who, but for the deemed transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned.
Any distribution made to the prohibited owner, prior to MITT discovery that the shares had been deemed to be transferred to the charitable trust as described above, must be repaid to the trustee of the charitable trust upon demand for distribution to the beneficiary by the charitable trust. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in the MITT Charter, then the MITT Charter provides that the transfer of the shares will be void ab initio, and the intended transferee will acquire no rights in such shares. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution authorized but unpaid will be paid when due to the trustee.
Capital stock transferred to the trustee of a charitable trust are deemed offered for sale to MITT, or a designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such capital stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the day of the event which resulted in the transfer of such capital stock to the charitable trust) and (ii) the market price on the date MITT, or its designee, accepts such offer. MITT has the right to accept such offer until the trustee has sold the shares held in the charitable trust as discussed below. Upon a sale to MITT, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any distributions held by the trustee with respect to such capital stock will be made to the charitable beneficiary.
If MITT does not buy the shares, the trustee must, within 20 days of receiving notice from MITT of the transfer of shares to the charitable trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the stock ownership limits or the other restrictions on ownership and transfer of MITT shares of capital stock described above. After that, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event which resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by MITT that MITT capital stock has been transferred to a charitable trust, such capital stock is sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the charitable trust.
The trustee of the charitable trust will be designated by MITT and will be unaffiliated with MITT and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the trustee will receive, in trust for the charitable beneficiary, all distributions made by MITT with respect to such shares and may also exercise all voting rights with respect to such shares.
Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the trustee will have the authority, at the trustee’s sole discretion:
•to rescind as void any vote cast by a purported record transferee prior to MITT discovery that the shares have been transferred to the charitable trust; and
•to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the charitable trust.
However, if MITT has already taken irreversible action, then the trustee may not rescind and recast the vote.
If the MITT Board determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of MITT capital stock set forth in the MITT Charter, the MITT Board will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing MITT to redeem capital stock, refusing to give effect to the transfer on MITT books or instituting proceedings to enjoin the transfer.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of MITT shares of capital stock is required to give written notice to MITT within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to MITT such additional information as MITT may request in order to determine the effect, if any, of such beneficial ownership on MITT’s qualification as a REIT and to ensure compliance with the stock ownership limits. In addition, each stockholder is, upon demand, required to provide to MITT such information as we may request, in good faith, in order to determine MITT’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Business Combinations
Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” (defined generally as any person who beneficially owns directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of such corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of such corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. The MITT Board has, by resolution, exempted business combinations between MITT and any other person, provided that the business combination is first approved by the MITT Board. This resolution, however, may be altered or repealed in whole or in part at any time.
Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person that has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are outstanding shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.
The MITT Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of MITT stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in the MITT Charter or the MITT Bylaws or a resolution of the MITT Board and notwithstanding any contrary provision in the MITT Charter or MITT Bylaws, to any or all of five provisions:
•a classified board of directors;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;

•a requirement that a vacancy on the board of directors be filled only by the remaining directors and, if the board of directors is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
MITT has elected to be subject to the provision of Subtitle 8 relating to the filling of vacancies on the MITT Board, but has not taken any action to preclude the MITT Board from electing to be subject to any of the other provisions of Subtitle 8 summarized immediately above. Through provisions in the MITT Charter and the MITT Bylaws unrelated to Subtitle 8, MITT already (1) requires a two-thirds vote for the removal of any director from the MITT Board, which removal will be allowed only for cause, (2) provides the MITT Board the exclusive power to fix the number of directorships, and (3) require, unless called by the chairman of the MITT Board, MITT president, MITT chief executive officer or the MITT Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders in order to call a special meeting to act on such matter.
Meetings of Stockholders
Pursuant to the MITT Bylaws, a meeting of MITT stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by the MITT Board. The chairman of the MITT Board, MITT chief executive officer, MITT president or the MITT Board may call a special meeting of MITT stockholders. Subject to the provisions of the MITT Bylaws, a special meeting of MITT stockholders to act on any matter that may properly be brought before a meeting of MITT stockholders must also be called by the MITT secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the MITT Bylaws. MITT’s secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including the MITT proxy materials), and the requesting stockholder must pay such estimated cost before the MITT secretary is required to prepare and deliver the notice of the special meeting.
Amendment to the MITT Charter and MITT Bylaws
Under the MGCL, a Maryland corporation generally cannot amend its charter unless advised by its board of directors and approved by the affirmative vote of its stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in its charter.
Except for amendments to the provisions of the MITT Charter related to the removal of directors, the vote required to amend the provision regarding amendments to the removal provisions itself, and amendments to the provisions regarding restrictions on transfer and ownership of shares (each of which require the affirmative vote of the holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) and certain non-substantive amendments to the MITT Charter that require only approval by the MITT Board under the MGCL, the MITT Charter may be amended only with the approval of the MITT Board and the affirmative vote of the holders of shares of MITT stock entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.
The MITT Bylaws provide that the MITT Board has the exclusive power to adopt, alter or repeal any provision of the MITT Bylaws and to make new bylaws.
Advance Notice of Director Nominations and New Business
The MITT Bylaws provide that nominations of individuals for election to the board of directors or proposals of other business may be made at an annual meeting (1) pursuant to MITT notice of meeting, (2) by or at the direction of the MITT Board, or (3) by any stockholder of record both at the time of giving of notice pursuant to the MITT Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in the MITT Bylaws. The MITT Bylaws currently require the stockholder to provide notice to the secretary containing the information required by the MITT Bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of MITT proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting (or, if we did not mail a proxy statement for the preceding year’s annual meeting, the date of the notice of the preceding year’s annual meeting).
With respect to special meetings of MITT stockholders, only the business specified in MITT notice of meeting may be brought before the meeting. Nominations of individuals for election to the MITT Board may be made at a special meeting, (1) by or at the direction of the board of directors, or (2) provided that the MITT Board has determined that directors shall be elected at that special meeting, by any stockholder who is a holder of record at the time of giving of notice, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in the MITT Bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by the MITT Bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of  (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of the MITT Board to be elected at the meeting.
Anti-takeover Effect of Certain Provisions of Maryland Law and of the MITT Charter and MITT Bylaws
If the applicable exemption in the MITT Bylaws is repealed and the applicable resolution of the MITT Board is repealed, or the MITT Board elects to be bound by one or more of the remaining provisions of Subtitle 8 of the MGCL, the control share acquisition provisions, the business combination provisions of the MGCL, and the remaining provisions of Subtitle 8, respectively, as well as the provisions in the MITT Bylaws on removal of directors and filling director vacancies, together with the advance notice and stockholder-requested special meeting provisions of the MITT Bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in MITT’s control that might involve a premium price for holders of MITT Common Stock or otherwise be in their best interests.

In addition, MITT’s share ownership limits described above under “—Restrictions on Transfer” might also delay, deter or prevent a transaction or a change in MITT’s control that might involve a premium price for holders of MITT Common Stock or otherwise be in their best interests.

COMPARISON OF RIGHTS OF MITT STOCKHOLDERS AND WMC STOCKHOLDERS
WMC is incorporated under Delaware law and MITT is incorporated under Maryland law. The rights of WMC stockholders are governed by the DGCL, the WMC Charter and the WMC Bylaws. The rights of MITT stockholders are governed by the MGCL, the MITT Charter and the MITT Bylaws. Upon consummation of the Merger, the rights of the WMC stockholders who receive MITT Common Stock will be governed by the MGCL, the MITT Charter and the MITT Bylaws.
The following is a summary of the material differences, as of the date of this joint proxy statement/prospectus, between the rights of WMC stockholders and the rights of MITT stockholders under the governing documents of WMC and MITT and the above-described laws which govern WMC and MITT, respectively. The following summary is qualified in its entirety by reference to the relevant provisions of the (i) DGCL, (ii) MGCL, (iii) WMC Charter, (iv) MITT Charter, (v) WMC Bylaws and (vi) MITT Bylaws.
This section does not include a complete description of all differences between the rights of WMC stockholders and MITT stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law and Maryland law, as well as the governing documents of each of WMC and MITT, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference” beginning on page 264.

	Rights of WMC Stockholders	Rights of MITT Stockholders
Authorized Capital Stock
WMC is authorized to issue 60,000,000 shares of stock, consisting of (i) 50,000,000 shares of WMC Common Stock and (ii) 10,000,000 shares of WMC preferred stock, $0.01 par value per share (“WMC Preferred Stock”).
As of September 22, 2023, there were (i) 6,049,559 shares of WMC Common Stock outstanding and (ii) no shares of WMC Preferred Stock outstanding.

MITT is authorized to issue 500,000,000 shares of stock, consisting of (i) 450,000,000 shares of MITT Common Stock and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share.
As of September 22, 2023, there were (i) 20,219,246 shares of MITT Common Stock outstanding and (ii) 1,663,193 shares of MITT Series A Preferred Stock outstanding, 3,727,641 shares of MITT Series B Preferred Stock outstanding and 3,728,795 shares of MITT Series C Preferred Stock outstanding.

	Rights of WMC Stockholders	Rights of MITT Stockholders
Size of Board
The WMC Bylaws provide that the number of directors may not be less than one nor more than 15. The number of directors may be increased or decreased by a majority of the WMC Board. The WMC Board currently consists of six directors.

The MITT Bylaws provide that the number of directors may not be less than the minimum number required under the MGCL and not more than 15. The number of directors may be increased or decreased only by a majority vote of the MITT Board. The MITT Board currently consists of six directors.

Election of Directors	The WMC Bylaws provide that a plurality of all votes cast at the annual meeting of stockholders duly called at which a quorum is present is sufficient to elect a director.	The MITT Bylaws provide that a plurality of all the votes cast at the annual meeting of stockholders duly called at which a quorum is present is sufficient to elect a director.
Removal of Directors
The WMC Charter provides that any director may be removed at any time by the affirmative vote of stockholders of at least a majority of all votes entitled to vote generally in the election of directors, voting together as a single class.

The MITT Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any or all directors may be removed from office only for “cause” by the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this provision of the MITT Charter, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to MITT through bad faith or active and deliberate dishonesty.

	Rights of WMC Stockholders	Rights of MITT Stockholders
Amendment of Charter
Except for amendments to the provisions of the WMC Charter relating to the board of directors (which requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter), the WMC Charter generally may be amended if approved by the affirmative vote both (i) of a majority of the WMC Board and (ii) of WMC stockholders entitled to cast a majority of all the votes generally in the election of directors.

Except for (i) amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the MITT Charter and (ii) provisions of the MITT Charter relating to (A) the removal of directors or (B) restrictions on transfer and ownership of shares of MITT stock, the MITT Charter may only be amended if approved by (i) the MITT Board and (ii) MITT stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to a provision of the MITT Charter relating to (A) the removal of directors or (B) restrictions on transfer and ownership of shares of MITT stock may only be amended if (i) declared advisable by the MITT Board and (ii) approved by the affirmative stockholder vote of at least two-thirds of all the votes of MITT stockholders entitled to be cast on the matter.

Amendment of Bylaws
The WMC Bylaws may be adopted, altered or repealed by the affirmative vote either (i) of a majority of the WMC Board, or (ii) of stockholders entitled to cast at least two-thirds of all the votes generally in the election of directors.
Pursuant to the MITT Bylaws, the MITT Board has the exclusive power to adopt, alter or repeal any provision of the MITT Bylaws and to make new bylaws.
Limitations on Compensation to Management Company	None in the WMC Charter or WMC Bylaws.	None in the MITT Charter or MITT Bylaws.

	Rights of WMC Stockholders	Rights of MITT Stockholders
Business Combination Statute
Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities, grants of loans, and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns fifteen percent or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least eighty five percent (85%) of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by directors who are also officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two thirds of the outstanding voting stock not owned by the interested stockholder.
In the WMC Charter, WMC has expressly opted out of Section 203 of the DGCL. As a result, the statute does not apply to WMC.

Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements.
The MITT Board has, by resolution, exempted business combinations between MITT and any other person, provided that the business combination is first approved by the MITT Board. This resolution, however, may be altered or repealed in whole or in part at any time.

	Rights of WMC Stockholders	Rights of MITT Stockholders
Appraisal Rights
Under the DGCL, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock, as appraised by the Court of Chancery; provided, however, that dissenters’ rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (ii) to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares or (4) any combination of clauses (1)-(3).
Appraisal rights are available to WMC stockholders in connection with the Merger.

The MITT Charter eliminates all rights of stockholders to exercise the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL, including with respect to mergers and other fundamental transactions, unless the MITT Board, upon a majority vote, determines that such rights apply with respect to all or any classes of stock, to one or more transactions occurring after the date of such determination.

	Rights of WMC Stockholders	Rights of MITT Stockholders
Ownership and Transfer Restrictions
Except with regard to persons who are exempted by the WMC Charter or WMC Board, the WMC Charter restricts ownership of more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of WMC Common Stock or WMC capital stock.
No person may beneficially or constructively own shares of WMC capital stock to the extent such ownership would result in WMC being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT. In addition, no person may beneficially or constructively own shares of WMC capital stock to the extent such ownership would result in WMC owning, actually or constructively, more than a 9.9% interest in any of its tenants.
The WMC Charter provides that if any transfer of WMC capital stock would result in a person beneficially or constructively owning shares of WMC capital stock in violation of such restrictions, such shares will be automatically transferred to a charitable trust or voided.

Subject to certain exceptions, the MITT Charter restricts ownership of more than 9.8% in value or in number of shares, whichever is more restrictive, of outstanding MITT Common Stock or MITT capital stock.
No person may beneficially or constructively own, applying certain attribution rules of the Code, MITT capital that would result in MITT being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise causing MITT to fail to qualify as a REIT.
The MITT Charter provides that if any transfer of MITT capital stock would result in a person beneficially owning shares of MITT capital stock in violation of such restrictions, such shares will be void ab initio or transferred to, and held by, a charitable trust.

	Rights of WMC Stockholders	Rights of MITT Stockholders
Limitation of Liability and Indemnification of Directors and Officers
The WMC Charter contains a provision which eliminates the personal liability of its directors to WMC or its stockholders for monetary damages to the maximum extent permitted by Delaware law.
The WMC Charter obligates WMC to indemnify its present or former directors and officers, whether serving WMC or at its request any other entity, including the advancement of reasonable expenses, to the maximum extent permitted by Delaware Law. The WMC Charter and the WMC Bylaws permit WMC to indemnify and advance expenses to an individual who served a predecessor of WMC in any of the capacities described above and to any employee or agent of WMC or a predecessor of WMC.

The MITT Charter contains a provision which eliminates the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action to the maximum extent permitted by Maryland law.
The MITT Charter obligates MITT to indemnify its present and former directors and officers, among others, including the advancement of expenses to a person who served a predecessor of MITT in any of the capacities described above and to any employee or agent of MITT or a predecessor of the MITT.

	Rights of WMC Stockholders	Rights of MITT Stockholders
Proxy Access	None in the WMC Charter or WMC Bylaws.	None in the MITT Charter or MITT Bylaws.
Subtitle 8	No such provisions exist under Delaware law.
Subtitle 8 of Title 3 of the MGCL provides that a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board; (ii) a two-thirds vote requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the directors; (iv) any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred; and (v) a majority vote requirement for the calling of a stockholder-requested special meeting of stockholders.
MITT has not taken any action to preclude the MITT Board from electing to be subject to any of the other provisions of Subtitle 8 summarized immediately above. Pursuant to Subtitle 8, MITT has elected in the MITT Charter to provide that vacancies on the MITT Board may be filled only by an affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

DESCRIPTION OF POLICIES OF MITT
The following is a discussion of MITT’s investment policies and its policies with respect to certain other activities. These policies may be amended or revised from time to time at the discretion of the MITT Board without MITT stockholder approval. No assurance can be given that MITT’s investment objectives will be attained. Since MITT entered into the Merger Agreement, its ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement—Conduct of Business by MITT Pending the Merger” beginning on page 167.
MITT’s investment policies include the following guidelines, among others:
•No investment shall be made that would cause MITT to fail to qualify as a REIT for federal income tax purposes;
•No investment shall be made that would cause MITT to be regulated as an investment company under the Investment Company Act; and
•MITT’s investments will be in MITT’s target assets.
Investment Strategy
MITT relies on the experience of MITT Manager’s personnel to direct MITT’s investments. MITT Manager’s investment philosophy is based on a rigorous and disciplined approach to credit analysis and is focused on fundamental in-depth research. MITT Manager makes investment decisions based on a variety of factors, including expected risk-adjusted returns, yields, relative value, credit fundamentals, vintage of collateral, prepayment speeds, supply and demand trends, general economic and market sector trends, the shape of the yield curve, liquidity, availability of adequate financing, borrowing costs, macroeconomic conditions and maintaining MITT’s REIT qualification and MITT’s exemption from registration under the Investment Company Act.
In accordance with investment guidelines adopted by the MITT Board, MITT Manager evaluates specific investment opportunities as well as MITT’s overall portfolio composition. MITT Manager makes day-to-day determinations as to the timing and allocations of MITT’s investment portfolio. These decisions depend upon prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, MITT cannot predict the percentage of MITT’s assets that will be invested in any one of MITT’s approved asset classes at any given time. MITT may change its strategy and policies without a vote of MITT stockholders.
Financing and Hedging Strategy
MITT uses leverage to increase potential returns to MITT stockholders and to fund the acquisition of MITT’s investment portfolio. MITT’s financing strategy is designed to increase the size of its investment portfolio by borrowing against the fair value of the assets in MITT’s portfolio. When acquiring residential mortgage loans and other assets, MITT finances its investments using repurchase agreements or similar financing arrangements, which MITT refers to collectively as “financing arrangements.” Upon accumulating a targeted amount of residential mortgage loans, MITT finances these assets utilizing long-term, non-recourse, non-mark-to-market securitizations as market conditions permit.
Repurchase agreements involve the sale and a simultaneous agreement to repurchase the transferred assets or similar assets at a future date. The amount borrowed generally is equal to the fair value of the assets pledged less an agreed-upon discount, referred to as a “haircut.” The size of the haircut reflects the perceived risk associated with the pledged asset. Haircuts may change as MITT’s financing arrangements mature or roll and are sensitive to governmental regulations. Interest rates for MITT’s financing arrangements are determined based on prevailing rates (typically a spread over a base rate) corresponding to the terms of the borrowings, and interest is paid on a monthly basis or, for shorter term arrangements, at the end of the term. Repurchase agreements typically have a term of up to one year for loans and a term of 30 to 90 days for securities. Repurchase agreements are generally mark-to-market with respect to margin calls and recourse to MITT.
MITT’s financing arrangements generally include customary representations, warranties, and covenants, but may also contain more restrictive supplemental terms and conditions. Although specific to each financing arrangement, typical supplemental terms include requirements of minimum equity and liquidity, leverage ratios, and performance triggers. In addition, some of the financing arrangements contain cross default features, whereby default under an agreement with one lender simultaneously causes default under agreements with other lenders. To the extent that MITT fails to comply with the covenants contained in these financing arrangements or are otherwise found to be in default under the terms of such agreements, the counterparty has the right to accelerate amounts due under the associated agreement.
Subject to maintaining MITT’s qualification as a REIT and MITT’s Investment Company Act exemption, MITT utilizes derivative instruments in an effort to hedge certain interest rate risk associated with the financing of MITT’s investment portfolio. Specifically, MITT seeks to hedge its exposure to potential interest rate mismatches between the interest MITT earns on its investments and MITT’s borrowing costs caused by fluctuations in short-term interest rates. MITT may utilize interest rate swaps, swaption agreements, and other financial instruments such as short positions in to-be-announced securities. In utilizing leverage and interest rate derivatives, MITT’s objectives are to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on MITT’s assets and the costs of its financing and hedging.
Risk management strategy
The primary components of MITT’s risk management strategy are:
•Disciplined adherence to risk-adjusted return. MITT Manager deploys capital when it believes that risk-adjusted returns are attractive. In this analysis, MITT Manager considers the initial net interest spread of the investment, the cost of hedging and MITT’s ability to optimize returns over time through rebalancing activities. MITT Manager’s investment team has extensive experience implementing this approach.
•Concurrent evaluation of interest rate and credit risk. MITT Manager seeks to balance MITT’s portfolio with both credit risk-intensive assets and interest rate risk-intensive assets. Both of these primary risk types are evaluated against a common risk-adjusted return framework.
•Active hedging and rebalancing of portfolio. MITT Manager periodically evaluates MITT’s portfolio against pre-established risk tolerances and will take corrective action through asset sales, asset acquisitions, and dynamic hedging activities to bring the portfolio back within these risk tolerances. MITT believes this approach generates more attractive long-term returns than an approach that either attempts to hedge away a majority of the interest rate or credit risk in the portfolio at the time of acquisition, on the one end of the risk spectrum, or a highly speculative approach that does not attempt to hedge any of the interest rate or credit risk in the portfolio, on the other end of the risk spectrum.
•Strategic approach to increased risk. MITT Manager’s investment strategy is to preserve MITT’s ability to extend its risk-taking capacity during periods of changing market fundamentals.
Investment Process
MITT’s investment process benefits from the resources and professionals of MITT Manager. MITT’s investment policies and procedures and investment guidelines are approved by the MITT Board and implemented by MITT Manager. MITT Manager reports on MITT’s investment portfolio at each regularly scheduled meeting of the MITT Board. MITT’s independent directors do not review or approve individual investment, leverage or hedging decisions made by MITT Manager made in accordance with MITT’s investment policies.
Other Policies and Investments
Allocation Policy
Consistent with its duties as a registered investment adviser, Angelo Gordon has an investment allocation policy that governs the allocations of investment opportunities among itself and its clients, and this investment allocation policy also applies to MITT Manager and MITT. Pursuant to this policy, Angelo Gordon and MITT Manager allocate investment opportunities among their clients in a manner which is fair and equitable over time and does not favor one client or group of clients.
Investment opportunities in MITT’s target assets may be allocated among MITT and Angelo Gordon funds and accounts that are eligible to purchase such target assets. Angelo Gordon considers the following factors, among others, when assigning investment opportunities among MITT and its other clients:
•Capital available for new investments;
•Existing ownership and target position size;
•Investment objective or strategies;
•Risk or investment concentration parameters;

•Supply or demand for an investment at a given price level;
•Cash availability and liquidity requirements;
•Regulatory restrictions;
•Minimum investment size;
•Relative size or “buying power”;
•Regulatory and tax considerations, including the impact on MITT’s status under the Investment Company Act and REIT status; and
•Such other factors as may be relevant to a particular transaction.
In addition, MITT Manager may be precluded from transacting in particular investments in certain situations, including but not limited to situations where Angelo Gordon or its affiliates may have a prior contractual commitment with other accounts or clients or as to which Angelo Gordon or any of its affiliates possesses material, non-public information. Consistent with Angelo Gordon’s fiduciary duty to all of its clients, it may give priority in the allocation of investment opportunities to certain clients to the extent necessary to meet regulatory requirements, client guidelines and/or contractual obligations. Angelo Gordon or MITT Manager may determine that an investment opportunity is appropriate for a particular account, but not for another. In addition, Angelo Gordon or its employees may invest in opportunities declined by MITT Manager for MITT. The investment allocation policy may be amended by Angelo Gordon at any time without MITT’s consent. As the investment programs of the various entities and accounts managed by Angelo Gordon change and develop over time, additional issues and considerations may affect Angelo Gordon’s allocation policy and its expectations with respect to the allocation of investment opportunities. To the extent permitted by law, Angelo Gordon is permitted to bunch or aggregate orders or to elect not to bunch or aggregate orders for a particular client account with orders for other accounts, notwithstanding that the effect of such bunching, aggregation or lack thereof may operate to the disadvantage of some clients.
Changes in Strategies and Policies
MITT’s strategies and policies may be amended or waived at the discretion of the MITT Board without a vote of MITT’s stockholders. MITT has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting MITT make its stated strategies and policies unworkable or imprudent.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF MITT
The following table sets forth information as of September 22, 2023, unless otherwise noted, regarding the beneficial ownership of MITT Common Stock by (i) each of MITT’s named executive officers, (ii) each of MITT’s directors, (iii) all of MITT’s directors and named executive officers as a group and (iv) each person known to MITT to be the beneficial owner of five percent or more of the outstanding MITT Common Stock. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 20,219,246 shares of MITT Common Stock outstanding as of September 22, 2023.
Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of MITT’s principal executive office, 245 Park Avenue, 26th Floor, New York, New York 10167.

	MITT Common Stock Beneficially Owned
Name and Address	Number	Percentage of Outstanding Shares of MITT Common Stock(1)
Directors and Executive Officers:
T.J. Durkin	322,832	1.6%
Debra Hess	46,352	*
Dianne Hurley	28,065	*
Matthew Jozoff	55,264	*
Peter Linneman(2)	47,550	*
Nicholas Smith	166,666	*
Anthony Rossiello	63,334	*
Jenny B. Neslin	50,000	*
Andrew Parks	—
All directors and executive officers as a group (9 persons)	780,063	3.9%
5% Stockholders:
Beach Point Capital Management LP(3)	2,282,570	11.3%
Terra Property Trust, Inc.(4)	1,047,297	5.2%

* Represents ownership of less than one percent.
(1) Based on an aggregate amount of 20,219,246 shares of MITT Common Stock issued and outstanding as of September 22, 2023.
(2) All shares owned by Peter Linneman are held jointly with his spouse.
(3) Information obtained solely by reference to the amended Schedule 13G filed with the SEC on February 9, 2023, by Beach Point Capital Management LP and Beach Point GP LLC (collectively, the

“Beach Point Entities”). Of the reported shares, each Beach Point Entity reported that it has sole voting power for 0 shares, shared voting power for 2,282,570 shares, sole dispositive power for 0 shares and shared dispositive power for 2,282,570 shares. The principal address of each Beach Point Entity is 1620 26th Street, Suite 6000, Santa Monica, California 90404.
(4) Information obtained solely by reference to the Schedule 13D jointly filed with the SEC on July 25, 2023, by Terra Property Trust, Inc., Terra Capital Partners, LLC and Terra Fund Advisors, LLC (collectively, the “Terra Entities”). Of the reported shares, each of the Terra Entities reported that it has sole voting power for 0 shares, shared voting power for 1,047,297 shares, sole dispositive power for 0 shares and shared dispositive power for 2,282,570 shares. The principal address of each of the Terra Entities is 205 West 28th Street, 12th Floor, New York, New York 10001.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF WMC

The following table sets forth information as of September 22, 2023, unless otherwise noted, regarding the beneficial ownership of WMC Common Stock by (i) each person known to WMC to be the beneficial owner of five percent or more of the outstanding WMC Common Stock, (ii) WMC’s named executive officers, (iii) WMC’s directors and (iv) all of WMC’s directors and named executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 6,145,895 shares of WMC Common Stock, which includes 96,336 shares of WMC Common Stock subject to unvested restricted stock units, vested restricted stock and restricted stock units previously awarded to Mr. Lehman and WMC’s independent directors (which includes dividends paid in kind on vested restricted stock and restricted stock units), all of which were outstanding as of September 22, 2023.
Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of WMC’s principal executive office, 385 East Colorado Boulevard, Pasadena, California 91101.

	WMC Common Stock Beneficially Owned
Name and Address	Number**	Percentage of Outstanding Shares of WMC Common Stock
Brigade Capital Management, LP (1)	963,839	15.68%
The Vanguard Group, Inc. (2)	335,386	5.46%
Western Asset Management Company, LLC (3)	130,179	2.12%
Edward D. Fox(4)	26,840	*
Greg Handler	8,947	*
James W. Hirschmann III(5)	7,291	*
Sean O. Johnson(6)	1,219	*
Ranjit M. Kripalani(7)	25,457	*
Robert W. Lehman(8)	23,514	*
M. Christian Mitchell(9)	19,044	*
Elliott Neumayer(10)	3,919	*
Lisa G. Quateman(11)	13,028	*
Bonnie M. Wongtrakool	1,060	*
All directors and executive officers as a group (10 persons)	130,319	2.13%
____________
* Represents ownership of less than one percent.
** For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of WMC Common Stock with respect to which person has sole or shared voting power or investment power.

(1) Information obtained solely by reference to the Schedule 13G filed with the SEC on February 14, 2023, by Brigade Capital Management, LP (“Brigade Capital Management”), Brigade Capital Management GP, LLC (“Brigade Capital Management GP”) and Donald E. Morgan, III. Of the reported shares, Brigade Capital Management, Brigade Capital Management GP and Donald E. Morgan, III each reported that it has sole voting power for 0 shares, shared voting power for 963,839 shares, sole dispositive power for 0 shares and shared dispositive power for 963,839. The address of Brigade Capital Management, Brigade Capital Management GP and Donald E. Morgan is 399 Park Avenue, 16th Floor, New York, New York 10022.
(2) Information obtained solely by reference to the Schedule 13G filed with the SEC on February 9, 2023, by The Vanguard Group, Inc. (“Vanguard”). Of the reported shares, Vanguard reported that it has sole voting power for 0 shares, shared voting power for 0 shares, sole dispositive power for 332,684 shares and shared dispositive power for 2,702 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(3) The board of directors of Franklin Resources, Inc. has investment control and dispositive power with respect to all securities held by Franklin Resources, Inc. and its subsidiaries, including WMC Manager.
(4) Includes 7,796 shares of WMC Common Stock issuable upon accelerated vesting of unvested restricted stock units scheduled to vest on June 23, 2024, although pursuant to the Merger Agreement the actual number of such shares issuable to Mr. Fox will be pro rata based on the number of days elapsed between June 23, 2023 and the Closing Date.
(5) Includes 250 shares of WMC Common Stock issuable upon accelerated vesting of unvested restricted stock currently held by WMC Manager that are scheduled to vest on April 30, 2024.
(6) Includes 200 shares of WMC Common Stock issuable upon accelerated vesting of unvested restricted stock currently held by WMC Manager that are scheduled to vest on April 30, 2024.
(7) Includes 7,796 shares of WMC Common Stock issuable upon accelerated vesting of unvested restricted stock units scheduled to vest on June 23, 2024, although pursuant to the Merger Agreement the actual number of such shares issuable to Mr. Kripalani will be pro rata based on the number of days elapsed between June 23, 2023 and the Closing Date.
(8) Includes 10,000 shares of WMC Common Stock issuable upon accelerated vesting of unvested restricted stock units scheduled to vest on June 30, 2024.
(9) Excludes 7,796 shares of WMC Common Stock issuable upon vesting of unvested restricted stock units because such unvested restricted stock units will not vest at the Effective Time and will be instead equitably adjusted into awards relating to shares of MITT Common Stock.
(10) Includes 25 shares of WMC Common Stock issuable upon accelerated vesting of unvested restricted stock currently held by WMC Manager that are scheduled to vest on April 30, 2024.
(11) Excludes 7,796 shares of WMC Common Stock issuable upon vesting of unvested restricted stock units because such unvested restricted stock units will not vest at the Effective Time and will be instead equitably adjusted into awards relating to shares of MITT Common Stock.

EXPERTS
MITT
The financial statements of AG Mortgage Investment Trust, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of AG Mortgage Investment Trust, Inc. for the year ended December 31, 2022, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WMC

The financial statements of Western Asset Mortgage Capital Corporation as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2022 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS
The validity of the shares of MITT Common Stock to be issued in connection with the Merger will be passed upon by Venable LLP. It is a condition to the Merger that MITT and WMC receive opinions from Skadden, Arps, Slate, Meagher & Flom LLP and Hunton Andrews Kurth LLP, respectively, concerning the qualification and taxation of WMC and MITT, respectively, as a REIT under the Code. It is a condition to the Merger that WMC and MITT receive opinions from Skadden, Arps, Slate, Meagher & Flom LLP and Hunton Andrews Kurth LLP, respectively, to the effect that, the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code and that MITT, WMC and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code.

STOCKHOLDER PROPOSALS

2024 MITT Annual Meeting of Stockholders
A date has not been set for MITT’s 2024 annual meeting of stockholders (the “2024 MITT Annual Meeting”).
Any MITT stockholder intending to present a proposal at the 2024 MITT Annual Meeting and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to MITT no later than November 23, 2023. To be included in the proxy statement, the proposal must comply with the requirements of Rule 14a-8 of the Exchange Act.
Pursuant to the MITT Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of MITT’s stockholders under the advance notice provisions in the MITT Bylaws must notify MITT in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or proposal at the 2024 MITT Annual Meeting must notify MITT in writing of such proposal by November 23, 2023, but in no event earlier than October 24, 2023. However, in the event that the 2024 MITT Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from May 4, 2024 (the first anniversary of the date of MITT’s 2023 annual meeting of stockholders), notice by the stockholder to be timely must be received no earlier than the 120th day prior to the date of the 2024 MITT Annual Meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of the 2024 MITT Annual Meeting or the 10th day following the date of the first public announcement of the 2024 MITT Annual Meeting.
Any such nomination or proposal should be sent to AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, New York 10167, Attn: General Counsel, and, to the extent applicable, must include the information required by the MITT Bylaws.
2024 WMC Annual Meeting of Stockholders
WMC will not hold an annual meeting of WMC stockholders in 2024 if the Merger is completed. However, if the Merger Agreement is terminated for any reason, WMC expects to hold an annual meeting of stockholders in 2024 (the “2024 WMC Annual Meeting”). A date has not been set for the 2024 WMC Annual Meeting.
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in WMC’s proxy materials for the 2024 WMC Annual Meeting must have been received at WMC’s principal executive offices, 385 East Colorado Boulevard, Pasadena, California 91101, no later than January 2, 2024.
In addition, any WMC stockholder who wishes to propose a nominee to the WMC Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in WMC’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Section 2.8 of the WMC Bylaws, which are on file with the SEC and may be obtained by any stockholder who sends a written request to such effect to Investor Relations, Western Asset Mortgage Capital Corporation, 385 East Colorado Boulevard, Pasadena, California 91101. These notice provisions require that nominations of persons for election to the WMC Board and the proposal of business to be considered by the stockholders for the 2024 WMC Annual Meeting must have been received no earlier than March 25, 2024 and no later than 5:00 p.m., Pacific Time on April 24, 2024. WMC stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for nominations for election to the WMC Board submitted under the advance notice requirements of the WMC Bylaws will also have to comply with the additional requirements of the SEC’s Rule 14a-19(b) no later than April 24, 2024, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of WMC’s shares entitled to vote on the election of directors in support of director nominees other than WMC’s nominees.
Notwithstanding those deadlines, if the 2024 WMC Annual Meeting is delayed by more than 30 days from the first anniversary of the date of the 2023 annual meeting (which was held on June 23, 2023), any proposal governed by Rule 14a-8 must be received by WMC a reasonable time before WMC begins to print and send its proxy materials and any other proposal or nomination must, as required by the WMC Bylaws, be received in WMC’s executive office no earlier than 90 days and no later than 60 days prior to the date of the 2024 WMC Annual Meeting. Stockholders must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2024 WMC Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 WMC Annual Meeting is first made. The WMC Bylaws set out specific requirements that such stockholders and written notices must satisfy. Any WMC stockholder submitting a written notice of nomination for a director must describe various information regarding the nominee, the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, class of shares beneficially owned, and any persons working in concert with such stockholder. Any WMC stockholder submitting a proposal before a stockholder meeting must include in such notice similar information, as well as, among other things, a description of such proposal, and such other information as the WMC Board reasonably determines is necessary or appropriate to consider the proposal.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
MITT and WMC each file annual, quarterly and current reports, proxy statements and other information with the SEC. MITT’s and WMC’s SEC filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You also may obtain free copies of the documents filed with the SEC by MITT and WMC by going to MITT’s and WMC’s websites at www.agmit.com and www.westernassetmcc.com, respectively. MITT’s and WMC’s website addresses are provided as an inactive textual reference only. The information provided on MITT’s and WMC’s websites is not part of this joint proxy statement/prospectus, and is not incorporated by reference into this joint proxy statement/prospectus.
MITT has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of MITT Common Stock to be issued to WMC’s stockholders in connection with the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about MITT Common Stock. The rules and regulations of the SEC allow MITT and WMC to omit certain information included in the registration statement from this joint proxy statement/prospectus.
The SEC allows MITT to “incorporate by reference” into this joint proxy statement/prospectus the information it files with the SEC, which means MITT can disclose important information to you by referring you to those documents. Information regarding MITT incorporated by reference and documents and information regarding WMC attached as annexes are deemed to be part of this joint proxy statement/prospectus. Later information filed with the SEC will update and supersede this information.
This joint proxy statement/prospectus incorporates by reference the MITT documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by MITT with the SEC:
•MITT’s Annual Report on Form 10-K for the year ended December 31, 2022;
•MITT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;
•MITT’s Current Reports on Form 8-K filed with the SEC on May 15, 2023, July 13, 2023, July 28, 2023, and August 9, 2023; and
•Those portions of MITT’s definitive proxy statement on Schedule 14A, filed with the SEC on March 22, 2023, that were incorporated by reference into MITT’s Annual Report on Form 10-K for the year ended December 31, 2022.
MITT also incorporates by reference into this joint proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the dates of the MITT special meeting; provided, however, that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as otherwise specified in the documents containing such information.

Set forth below is a list of the documents previously filed with the SEC by WMC under the Exchange Act that are attached as annexes to this joint proxy statement/prospectus.

•WMC’s Annual Report on Form 10-K for the year ended December 31, 2022; and
•WMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023;
MITT and WMC will each provide free copies of its reports, proxy statements and other information, as applicable, including this joint proxy statement/prospectus, filed with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by MITT with the SEC will be available free of charge on MITT’s website at www.agmit.com or by contacting MITT’s Investor Relations at (212) 692-2110; or email ir@agmit.com. The information contained on MITT’s website is not part of this joint proxy statement/prospectus. The reference to MITT’s website is intended to be an inactive textual reference only. Copies of documents filed by WMC with the SEC will be available free of charge on WMC’s website at www.westernassetmcc.com or by contacting WMC’s Investor Relations, Attention: Larry Clark, at (310) 622-8223; or email: lclark@finprofiles.com. The information contained on WMC’s website is not part of this joint proxy statement/prospectus. The reference to WMC’s website is intended to be an inactive textual reference only.
If you would like to request copies of this joint proxy statement/prospectus and any documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by October 31, 2023, in order to receive them before the MITT special meeting and the WMC special meeting.
If you are a MITT stockholder and have any questions about the Merger or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Innisfree, MITT’s proxy solicitor, at the following telephone numbers:
Stockholders may call toll free: (877) 750-8312
Banks and Brokers may call collect: (212) 750-5833

If you are a WMC stockholder and have any questions about the Merger or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Morrow, WMC’s proxy solicitor, at the following telephone numbers or email address:
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400

No one has been authorized to provide you with information that is different from that contained in, attached as an annex or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 29, 2023, and you should not assume that the information contained in, attached as an annex or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference or attached as an annex, their respective dates). Neither the mailing of this joint proxy statement/prospectus to MITT stockholders or WMC stockholders nor the MITT Common

Stock Issuance to WMC stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in, attached as an annex or incorporated by reference into this joint proxy statement/prospectus regarding MITT has been provided by MITT and information contained in, attached as an annex or incorporated by reference into this joint proxy statement/prospectus regarding WMC has been provided by WMC. MITT and WMC have both contributed to the information relating to the Merger contained in this joint proxy statement/prospectus.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
MITT and WMC and some brokers may be householding proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or MITT or WMC that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of MITT or stockholder of record of WMC, notify either MITT’s investor relations department at 245 Park Avenue, 26th Floor, New York, New York 10167, Tel. (212) 692-2110; email ir@agmit.com or WMC’s investor relations department at 385 East Colorado Boulevard, Pasadena, California 91101, Tel. (310) 622-8223; email: lclark@finprofiles.com, as applicable. MITT stockholders or WMC stockholders who share a single address, but receive multiple copies of MITT’s or WMC’s, as applicable, proxy statement, may request that in the future they receive a single copy by notifying MITT or WMC, as applicable, at the address or telephone number set forth in the preceding sentences. In addition, MITT or WMC, as applicable, will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements as of June 30, 2023 and for the year ended December 31, 2022 and the six months ended June 30, 2023 have been prepared (i) as if the Merger occurred on June 30, 2023 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) as if the Merger occurred on January 1, 2022 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and for the six months ended June 30, 2023. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial statements and the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in MITT’s Annual Report on Form 10-K for the year ended December 31, 2022 and the unaudited financial statements for the quarter ended June 30, 2023 contained in MITT’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which are incorporated by reference in this joint proxy statement/prospectus, and the audited financial statements and the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in WMC’s Annual Report on Form 10-K for the year ended December 31, 2022 and the unaudited financial statements for the quarter ended June 30, 2023 contained in WMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which are attached as Annex G and Annex F, respectively, to this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” for additional information.
The unaudited pro forma condensed combined financial statements have been prepared by MITT in accordance with Article 11 of Regulation S-X. In accordance with ASC 805, the Merger will be accounted for as a business combination using the acquisition method of accounting whereby MITT has been determined to be the accounting acquirer and will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at the estimated fair value as of the Closing Date. Any excess of the estimated fair value of the net identifiable assets acquired over the fair value of the consideration transferred will be recorded as a bargain purchase gain. The values of assets and liabilities carried at fair value by MITT and WMC respectively are based upon each of MITT’s and WMC’s specific valuation methodologies as of June 30, 2023. Different valuation methodologies may produce different valuation results for the same or similar assets. Accordingly, the unaudited pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements and are subject to revision based on a final determination of fair value as of the Closing Date. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying unaudited pro forma condensed combined financial statements and MITT’s future results of operations and financial position.
The unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition of WMC by MITT. The unaudited pro forma condensed combined financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, the MITT Management Agreement to waive $2.4 million of management fees in the first year after the Closing Date or any other synergies that may result from the Merger. In addition, the unaudited pro forma condensed combined financial information does not consider any potential effects of changes in market conditions on revenues, expenses, fair values, asset dispositions, stock prices and share repurchases, among other factors.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The preliminary allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded at the Effective Time. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and results of operations would have been had the Merger occurred on June 30, 2023 or January 1, 2022, respectively, nor are they indicative of the future financial condition and results of operations of the Combined Company.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	June 30, 2023
	MITT (1)	WMC, as reclassified (1)(A)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Securitized residential mortgage loans, at fair value	$3,792,256	$1,033,008	$—		$4,825,264
Securitized residential mortgage loans held for sale, at fair value	69,034	—	—		69,034
Securitized commercial loans, at fair value	—	1,025,321	(1,025,321)	B	—
Residential mortgage loans, at fair value	174,156	7,155	—		181,311
Residential mortgage loans held for sale, at fair value	68,920	—	—		68,920
Real estate securities, at fair value	314,484	100,139	6,011	B	420,634
Commercial loans, at fair value	—	78,806	—		78,806
Investments in debt and equity of affiliates	68,150	—	—		68,150
Cash and cash equivalents	80,308	17,375	(18,986)	C	78,697
Restricted cash	25,056	—	—		25,056
Other assets	25,228	25,545	(3,109)	B,C	47,664
Total Assets	$4,617,592	$2,287,349	$(1,041,405)		$5,863,536

Liabilities
Securitized debt, at fair value	$3,402,060	$1,944,906	$(1,042,578)	B,D	$4,304,388
Financing arrangements	727,011	147,860	—		874,871
Convertible senior unsecured notes, at fair value	—	84,341	(8,782)	E	75,559
Dividend payable	3,637	2,113	—		5,750
Other liabilities	24,159	19,408	(4,995)	B	38,572
Total Liabilities	4,156,867	2,198,628	(1,056,355)		5,299,140

Stockholders’ Equity
Preferred stock	220,472	—	—		220,472
Treasury stock, at cost	—	(1,665)	1,665	F	—
Common stock	202	60	31	F	293
Additional paid-in capital	772,438	919,511	(865,546)	F	826,403
Retained earnings/(deficit)	(532,387)	(829,193)	878,800	C,D,E,F	(482,780)
Total Stockholders' Equity	460,725	88,713	14,950		564,388
Non-controlling interest	—	8	—		8
Total Equity	460,725	88,721	14,950		564,396

Total Liabilities and Equity	$4,617,592	$2,287,349	$(1,041,405)		$5,863,536
(1)The historical financial information of MITT and WMC is derived from their respective Quarterly Reports filed on Form 10-Q as of June 30, 2023. Certain historical WMC amounts have been reclassified to conform to MITT’s financial statement presentation. Refer to Note A in the “Unaudited pro forma condensed combined balance sheet adjustments footnotes” section for more information related to reclassifications.

Table of Contents PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six Months Ended June 30, 2023
	MITT (1)	WMC, as reclassified (1)(a)	Transaction Accounting Adjustments		Pro Forma Combined
Net Interest Income
Interest income	$118,591	$81,100	$(43,036)	b	$156,655
Interest expense	95,617	72,714	(43,036)	b	125,295
Total Net Interest Income	22,974	8,386	—		31,360

Other Income/(Loss)
Net interest component of interest rate swaps	2,804	1,986	—		4,790
Net realized gain/(loss)	2,044	(85,917)	—		(83,873)
Net unrealized gain/(loss)	8,511	83,519	—		92,030
Other income/(loss)	—	243	—		243
Total Other Income/(Loss)	13,359	(169)	—		13,190

Expenses
Management fee to affiliate	4,136	1,934	(1,028)	c	5,042
Non-investment related expenses	5,394	4,678	157	d	10,229
Investment related expenses	4,558	1,035	—		5,593
Transaction related expenses	2,103	2,632	—		4,735
Total Expenses	16,191	10,279	(871)		25,599

Income/(loss) before income taxes and equity in earnings/(loss) from affiliates	20,142	(2,062)	871		18,951

Equity in earnings/(loss) from affiliates	454	—	—		454
Pre-Tax Net Income/(Loss)	20,596	(2,062)	871		19,405

Income tax provision	—	—	—		—

Net Income/(Loss)	20,596	(2,062)	871		19,405

Net income/(loss) attributable to non-controlling interest	—	4	—		4

Dividends on preferred stock	9,172	—	—		9,172

Net Income/(Loss) Available to Common Stockholders	$11,424	$(2,066)	$871		$10,229

Weighted Average Number of Shares of Common Stock Outstanding
Basic	20,655	6,038	3,187	e	29,880
Diluted	20,655	6,038	3,187	e	29,880
(1)The historical financial information of MITT and WMC is derived from their respective Quarterly Reports filed on Form 10-Q for the six months ended June 30, 2023. Certain historical WMC amounts have been reclassified to conform to MITT’s financial statement presentation. Refer to Note a in the “Unaudited pro forma condensed combined statement of operations adjustments footnotes” section for more information related to reclassifications.

Table of Contents PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended December 31, 2022
	MITT (1)	WMC, as reclassified (1)(a)	Transaction Accounting Adjustments		Pro Forma Combined
Net Interest Income
Interest income	$180,303	$158,768	$(84,218)	b	$254,853
Interest expense	118,918	137,732	(84,218)	b	172,432
Total Net Interest Income	61,385	21,036	—		82,421

Other Income/(Loss)
Net interest component of interest rate swaps	(4,922)	628	—		(4,294)
Net realized gain/(loss)	81,389	(24,627)	—		56,762
Net unrealized gain/(loss)	(137,634)	(60,375)	—		(198,009)
Other income/(loss)	—	(147)	—		(147)
Bargain purchase gain	—	—	66,707	f	66,707
Total Other Income/(Loss)	(61,167)	(84,521)	66,707		(78,981)

Expenses
Management fee to affiliate	8,096	3,942	(2,131)	c	9,907
Non-investment related expenses	9,292	9,325	314	d	18,931
Investment related expenses	9,198	2,232	—		11,430
Transaction related expenses	16,474	6,311	17,100	g	39,885
Total Expenses	43,060	21,810	15,283		80,153

Income/(loss) before income taxes and equity in earnings/(loss) from affiliates	(42,842)	(85,295)	51,424		(76,713)

Equity in earnings/(loss) from affiliates	(10,258)	—	—		(10,258)
Pre-Tax Net Income/(Loss)	(53,100)	(85,295)	51,424		(86,971)

Income tax provision	—	171	—		171

Net Income/(Loss)	(53,100)	(85,466)	51,424		(87,142)

Net Income/(loss) attributable to non-controlling interest	—	3,613	—		3,613

Dividends on preferred stock	18,344	—	—		18,344

Net Income/(Loss) Available to Common Stockholders	$(71,444)	$(89,079)	$51,424		$(109,099)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	22,890	6,037	3,188	e	32,115
Diluted	22,890	6,037	3,188	e	32,115
(1)The historical financial information of MITT and WMC is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2022. Certain historical WMC amounts have been reclassified to conform to MITT’s financial statement presentation. Refer to Note a in the “Unaudited pro forma condensed combined statement of operations adjustments footnotes” section for more information related to reclassifications.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation
The Merger
Under the terms of the Merger Agreement, at the Effective Time, each outstanding share of WMC Common Stock will be converted into the right to receive the following: (i) 1.50 shares of MITT Common Stock pursuant to a fixed exchange ratio (subject to adjustment for final transaction expenses, as described in the Merger Agreement); and (ii) the per share portion of a cash payment from MITT Manager equal to the lesser of $7.0 million or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement. The closing price of MITT Common Stock on the Closing Date will impact the cash consideration paid by MITT Manager to WMC stockholders. Any difference between $7.0 million and such smaller amount will be used to benefit the Combined Company post-Closing by offsetting reimbursable expenses that would otherwise be payable to MITT Manager. Cash will be paid in lieu of any fractional shares of MITT Common Stock that would otherwise have been received as a result of the Merger.
The total estimated fair value of consideration for the Merger is $54.1 million, which is equal to the fair value of MITT Common Stock to be issued (“MITT Total Consideration”). MITT Total Consideration does not include the cash payable by MITT Manager to WMC stockholders equal to the lesser of $7.0 million or, if necessary, such smaller amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement. MITT performed a preliminary purchase price allocation of the MITT Total Consideration and presented the underlying assets acquired and liabilities assumed based on June 30, 2023 fair values of such assets and liabilities assuming the transaction closed on June 30, 2023. In conjunction with the preliminary purchase price allocation, MITT would expect to recognize a bargain purchase gain of $66.7 million, which is calculated as the fair value of MITT Total Consideration transferred less the recognized amount of identifiable net assets.
The preliminary purchase price allocation presented below has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of the assets acquired and liabilities assumed as of the Closing Date and will be completed after the Merger is consummated. The final determination of these estimated fair values are dependent upon certain valuations and other analyses that have not yet been completed and could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to the bargain purchase gain and could impact the operating results of the pro forma Combined Company following the Merger due to differences in the allocation of the purchase consideration.

The following table presents a preliminary purchase price allocation of the total estimated consideration expected to be transferred, as if the Merger had occurred on June 30, 2023 ($ in thousands):

Purchase Price
Common Stock (1)	$54,056
MITT Total Consideration	$54,056
Allocated to:
Assets:
Securitized residential mortgage loans, at fair value	$1,033,008
Securitized commercial loans, at fair value	1,025,321
Residential mortgage loans, at fair value	7,155
Real estate securities, at fair value	100,139
Commercial loans, at fair value	78,806
Cash and cash equivalents	17,375
Other assets	25,545
Total Assets Acquired	$2,287,349
Liabilities:
Securitized debt, at fair value	$1,921,638
Financing arrangements	147,860
Convertible senior unsecured notes, at fair value	75,559
Dividend payable	2,113
Other liabilities	19,408
Total Liabilities Assumed	2,166,578
Total Identifiable Net Assets	120,771
Non-Controlling Interest	8
Total Net Assets Acquired	$120,763
Bargain Purchase Gain	$66,707
(1)Assumes issuance of 9,224,633 shares of MITT Common Stock based on the Exchange Ratio and the closing stock price of MITT Common Stock on September 22, 2023, as reported by the NYSE, of $5.86.
The total preliminary estimated purchase price of approximately $54.1 million was determined based on the number of outstanding shares of WMC Common Stock as of June 30, 2023, inclusive of WMC restricted stock units, and the Exchange Ratio. For purposes of the unaudited pro forma condensed combined financial statements, such shares of WMC Common Stock are assumed to be outstanding as of the date of the unaudited pro forma condensed combined balance sheet and as of the beginning of the period for the unaudited pro forma condensed combined statements of operations.
The closing price of MITT Common Stock is a determining factor in arriving at the value of the final consideration for the Merger. The common share price assumed for the preliminary estimated purchase price was the closing price of MITT Common Stock on September 22, 2023 of $5.86 per share. The actual purchase price will be computed using the closing price of MITT Common Stock on the Closing Date. Therefore, the actual purchase price will fluctuate with the market price of MITT Common Stock until the Closing Date and, as a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements.

The following table shows a range of estimated MITT Total Consideration and the resulting bargain purchase gain based on hypothetical per share prices of MITT Common Stock (in thousands, except the price of MITT Common Stock):

	20% Decrease	10% Decrease	Current Share Price	10% Increase	20% Increase
Price per share of MITT Common Stock	$4.69	$5.27	$5.86	$6.45	$7.03
Total Consideration Transferred by MITT	43,245	48,651	54,056	59,462	64,868
Bargain purchase gain recorded at MITT	77,518	72,112	66,707	61,301	55,895
2. Accounting Presentation and Policies
Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments Footnotes
The unaudited pro forma condensed combined balance sheet has been prepared as if the Merger had occurred on June 30, 2023 and includes the following adjustments:
Reclassifications
A.WMC’s balances for the following line items were reclassified to conform to MITT’s current balance sheet presentation. These reclassifications have no effect on previously reported total assets, total liabilities or stockholders’ equity of WMC or MITT. The below table summarizes these adjustments ($ in thousands):

WMC Balance Sheet Line Item	MITT Balance Sheet Line Item	Amount
Residential whole loans, at fair value	Securitized residential mortgage loans, at fair value	$1,033,008	(1)
Residential bridge loans, at fair value	Residential mortgage loans, at fair value	2,782
Agency mortgage-backed securities, at fair value	Real estate securities, at fair value	838
Non-agency mortgage-backed securities, at fair value	Real estate securities, at fair value	82,686
Other securities, at fair value	Real estate securities, at fair value	16,615
Interest receivable	Other assets	10,895
Investment related receivable	Other assets	8,806
Due from counterparties	Other assets	1,302
Repurchase agreements, net	Financing arrangements	147,860
Interest payable	Other liabilities	10,216
Derivative liability, at fair value	Other liabilities	68
Accounts payable and accrued expenses	Other liabilities	5,246
Payable to affiliate	Other liabilities	3,878
(1)MITT separately discloses securitized residential mortgage loans from residential mortgage loans financed through financing arrangements on its consolidated balance sheets. This adjustment represents the reclassification of WMC’s residential mortgage loans held within the following consolidated securitization trusts: Arroyo Mortgage Trust 2019-2, Arroyo Mortgage Trust 2020-1, Arroyo Mortgage Trust 2022-1 and Arroyo Mortgage Trust 2022-2.
Transaction Accounting Adjustments
B.WMC together with other related party entities of WMC own 40% of the controlling class of CSMC Trust 2014-USA (“CSMC USA”). As of June 30, 2023, WMC held an 8.8% interest in the trust certificates issued by CSMC USA (F Class) with an outstanding principal balance of $14.9 million. Since the ownership of the controlling financial interest is held within a related party group, WMC is required to determine whether it is the primary beneficiary under the related party tie-breaker rule. WMC determined that it was the primary beneficiary of CSMC USA and consolidated CSMC USA within its consolidated balance sheets and consolidated statements of operations. WMC’s investment in the trust certificate of CSMC USA (F Class) was eliminated in the consolidation.
In connection with the Merger, MITT assessed the VIE to determine whether a reconsideration event had occurred which would change WMC's previous consolidation assessment. MITT determined that it would no longer be the primary beneficiary of CSMC USA as the Combined Company would no longer be part of the related party group and subject to the related party tie-breaker rule. As a result, pro forma adjustments have been made to deconsolidate the securitized commercial loan and related securitized debt line items, as well as the relevant other assets and other liabilities held within the VIE. A pro forma adjustment has also been made to increase the real estate securities line item to reflect WMC's 8.8% interest in the trust certificates issued by CSMC USA (F Class). The table below summarizes the assets and liabilities of the CSMC USA VIE that were deconsolidated on the unaudited pro forma condensed combined balance sheet ($ in thousands):

As of June 30, 2023	WMC	Transaction Accounting Adjustments	Pro Forma Combined
Securitized commercial loan, at fair value	$1,025,321	$(1,025,321)	$—
Real estate securities, at fair value	—	6,011	6,011
Other assets	5,057	(4,995)	62
Total assets	$1,030,378	$(1,024,305)	$6,073

Securitized debt, at fair value	$1,019,310	$(1,019,310)	$—
Other liabilities	4,995	(4,995)	—
Total liabilities	$1,024,305	$(1,024,305)	$—
C.The pro forma adjustment includes a $19.0 million reduction to cash relating to estimated transaction costs to be paid by MITT and WMC that are directly attributable to the Merger as well as an increase in prepaid expenses related to a directors’ and officers’ (“D&O”) insurance policy acquired under the terms of the Merger Agreement. The transaction costs of $17.1 million, which were recorded as expenses with a corresponding reduction to retained earnings/(deficit), include a $7.0 million termination fee payable to WMC Manager in connection with the termination of the WMC Management Agreement, a $3.0 million termination fee related to the termination of the TPT Merger Agreement and $3.0 million and $4.1 million of estimated direct transaction costs payable by MITT and WMC, respectively, related to advisory, legal, accounting, tax and other professional services provided in connection with the Merger. The prepaid expense related to the D&O insurance policy is $1.9 million.
D.WMC’s securitized debt issued from Arroyo Mortgage Trust 2019-2 and Arroyo Mortgage Trust 2020-1 is recorded at amortized cost within its historical consolidated balance sheets. The pro forma adjustment represents recording WMC’s securitized debt issued from the Arroyo securitizations at a fair value of $902.3 million resulting in a decrease of $23.3 million from the carrying amount of WMC's securitized debt of $925.6 million.
E.WMC’s convertible senior unsecured notes are recorded at amortized cost within its historical consolidated balance sheets. The pro forma adjustment represents recording the convertible senior unsecured notes at a fair value of $75.5 million resulting in a decrease of $8.8 million from the carrying amount of WMC’s convertible senior unsecured notes of $84.3 million.
F.The pro forma adjustments represent the issuance of MITT Common Stock with a par value of $0.01 per share and a market price of $5.86 as of September 22, 2023. Each share of WMC Common Stock will be converted into 1.50 shares of MITT Common Stock on the Closing Date (subject to adjustment for final transaction expenses, as described in the Merger Agreement). As a result, the pro forma adjustment includes the issuance of 9.2 million shares of MITT Common Stock to WMC stockholders representing MITT Total Consideration of $54.1 million. As a result of the transaction, a pro forma adjustment of $66.7 million was recorded to increase retained earnings resulting from the bargain purchase gain (the amount by which the fair value of the identifiable net assets exceeds the fair value of MITT Total Consideration transferred). The consideration and bargain purchase gain recorded do not include the cash consideration paid to WMC stockholders by MITT Manager. The below tables summarize the share consideration of MITT Common Stock and the pro forma adjustments made to stockholders’ equity ($ in thousands, except MITT Common Stock price):

Shares of WMC Common Stock Outstanding at June 30, 2023	6,038,012
Shares of Restricted Stock Units Outstanding at WMC at June 30, 2023	111,743
Total Shares of WMC Common Stock at June 30, 2023	6,149,755
Exchange Ratio	1.50
Shares of MITT Common Stock Expected to be Issued	9,224,633
MITT Common Stock Price as of September 22, 2023	$5.86
MITT Total Consideration	$54,056

	Reversal of WMC Stockholders' Equity	MITT Total Consideration	Bargain Purchase Gain	Transaction Expenses	Transaction Accounting Adjustments
Treasury stock	$1,665	$—	$—	$—	$1,665
Common stock at par value	(60)	91	—	—	31
Additional paid-in capital	(919,511)	53,965	—	—	(865,546)
Retained earnings/(deficit)	829,193	—	66,707	(17,100)	878,800
Total Stockholders' Equity	$(88,713)	$54,056	$66,707	$(17,100)	$14,950

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments Footnotes
The unaudited pro forma condensed combined statements of operations have been prepared as if the Merger had occurred on January 1, 2022 and includes the following adjustments:
Reclassifications
a.WMC’s balances for the following line items were reclassified to conform to MITT's current statement of operations presentation. These reclassifications have no effect on previously reported total net income/(loss) of WMC or MITT. This includes the below adjustments:
The gain on derivative instruments, net line item on WMC’s historical consolidated statement of operations was reclassified to conform with MITT’s current presentation of earnings on its derivative instruments and Agency RMBS. MITT records the interest income or expense component of its interest rate swaps separately from any realized or unrealized gains or losses. In addition, MITT records interest income on Agency RMBS interest only positions within the interest income line item. The below table summarizes these adjustments ($ in thousands):

	Six Months Ended June 30, 2023		Year Ended December 31, 2022
Statement of Operations Line Item	WMC Classification	MITT Classification	WMC Classification	MITT Classification
Interest income	$—	$21	$—	$49
Net interest component of interest rate swaps	—	1,986	—	628
Realized gain/(loss)	—	(2,000)	—	12,042
Unrealized gain/(loss)	—	57	—	3,499
Gain/(loss) on derivative instruments, net	64	—	16,218	—
Total	$64	$64	$16,218	$16,218
The compensation expense and other general and administrative expenses line items on WMC’s historical consolidated statement of operations were reclassified into the non-investment related expenses line item, the other operating expenses line item was reclassified into the investment related expenses line item and the professional fees line item was allocated between the non-investment related expenses and investment related expenses line items to conform with MITT's current presentation of expenses. The below table summarizes these adjustments ($ in thousands):

	Six Months Ended June 30, 2023		Year Ended December 31, 2022
Statement of Operations Line Item	WMC Classification	MITT Classification	WMC Classification	MITT Classification
Non-investment related expenses	$—	$4,678	$—	$9,325
Investment related expenses	—	1,035	—	2,232
Other operating expenses	579	—	1,353	—
Compensation expense	1,015	—	1,650	—
Professional fees	2,965	—	6,031	—
Other general and administrative expenses	1,154	—	2,523	—
Total	$5,713	$5,713	$11,557	$11,557

Transaction Accounting Adjustments:
b.WMC together with other related party entities of WMC own 40% of the controlling class of CSMC USA. As of June 30, 2023, WMC held an 8.8% interest in the trust certificates issued by CSMC USA (F Class) with an outstanding principal balance of $14.9 million. Since the ownership of the controlling financial interest is held within a related party group, WMC is required to determine whether it is the primary beneficiary under the related party tie-breaker rule. WMC determined that it was the primary beneficiary of CSMC USA and consolidated CSMC USA within its consolidated balance sheets and consolidated statements of operations. WMC’s investment in the trust certificate of CSMC USA (F Class) was eliminated in the consolidation.
In connection with the Merger, MITT assessed the VIE to determine whether a reconsideration event had occurred which would change WMC's previous consolidation assessment. MITT determined that it would no longer be the primary beneficiary of CSMC USA as the Combined Company would no longer be part of the related party group and subject to the related party tie-breaker rule. As a result, pro forma adjustments have been made to deconsolidate the interest income and interest expense associated with the consolidated commercial loan and related securitized debt that does not relate to WMC’s economic interest held. The interest income and expense associated with the economic interest of CMSC USA owned by third parties was removed from the pro forma interest income and interest expense line items. The pro forma adjustment decreased both the interest income and interest expense line items by $43.0 million for the six months ended June 30, 2023 and $84.2 million for the year ended December 31, 2022.
c.The pro forma adjustment represents the Combined Company’s incremental management fee based on the fair value of the net assets acquired in the Merger and MITT's management fee rate of 1.5%.
d.The pro forma adjustment represents the amortization expense related to the D&O insurance policy acquired under the terms of the Merger Agreement. The acquired policy was recorded as a prepaid expense and has a six-year term.

e.For the six months ended June 30, 2023 and the year ended December 31, 2022, the pro forma weighted average Combined Company common shares includes the 9.2 million shares of MITT Common Stock to be issued as consideration in connection with the Merger as if the shares were issued as of the beginning of the respective periods. The below tables summarize the calculation of pro forma earnings/(loss) per share (in thousands, expect per share amounts):

Six Months Ended June 30, 2023	MITT	WMC	Transaction Accounting Adjustments	Pro Forma Combined
Numerator:
Net Income/(Loss)	$20,596	$(2,062)	$871	$19,405
Dividends on preferred stock	(9,172)	—	—	(9,172)
Net (income)/loss attributable to non-controlling interest	—	(4)	—	(4)
Dividends and undistributed earnings allocated to participating securities	—	(62)	—	(62)
Net Income/(Loss) Available to Common Stockholders	$11,424	$(2,128)	$871	$10,167

Denominator:
Basic weighted average common shares outstanding	20,655	6,038	3,187	29,880
Diluted weighted average common shares outstanding	20,655	6,038	3,187	29,880

Earnings/(Loss) Per Share
Basic	$0.55	$(0.35)		$0.34
Diluted	$0.55	$(0.35)		$0.34

Year Ended December 31, 2022	MITT	WMC	Transaction Accounting Adjustments	Pro Forma Combined
Numerator:
Net Income/(Loss)	$(53,100)	$(85,466)	$51,424	$(87,142)
Dividends on preferred stock	(18,344)	—	—	(18,344)
Net (income)/loss attributable to non-controlling interest	—	(3,613)	—	(3,613)
Dividends and undistributed earnings allocated to participating securities	—	(95)	—	(95)
Net Income/(Loss) Available to Common Stockholders	$(71,444)	$(89,174)	$51,424	$(109,194)

Denominator:
Basic weighted average common shares outstanding	22,890	6,037	3,188	32,115
Diluted weighted average common shares outstanding	22,890	6,037	3,188	32,115

Earnings/(Loss) Per Share
Basic	$(3.12)	$(14.77)		$(3.40)
Diluted	$(3.12)	$(14.77)		$(3.40)
f.The pro forma adjustment of $66.7 million represents a bargain purchase gain, or the amount by which the fair value of the identifiable net assets exceeds the fair value of MITT Total Consideration transferred of $54.1 million.

g.The pro forma adjustment includes $17.1 million of transaction related expenses to be paid by MITT and WMC that are directly attributable to the Merger. The transaction costs include a $7.0 million termination fee payable to WMC Manager in connection with the termination of the WMC Management Agreement, a $3.0 million termination fee related to the termination of the TPT Merger Agreement and $3.0 million and $4.1 million of estimated direct transaction costs payable by MITT and WMC, respectively, related to advisory, legal, accounting, tax and other professional services provided in connection with the Merger.

Annex A

AGREEMENT AND PLAN OF MERGER
among
AG MORTGAGE INVESTMENT TRUST, INC.,
AGMIT MERGER SUB, LLC,
WESTERN ASSET MORTGAGE CAPITAL CORPORATION
and, solely for the limited purposes set forth herein,
AG REIT MANAGEMENT, LLC
Dated as of August 8, 2023

A-i

A-ii

A-iii

ANNEXES
Annex A    Certain Definitions

A-iv

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2023 (this “Agreement”), by and among AG Mortgage Investment Trust, Inc., a Maryland corporation (“Parent”), AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”), and, solely for purposes of Section 3.3(a), Section 3.3(i), Article V, Section 6.13, Section 7.2, Section 7.3 and Article IX, AG REIT Management, LLC, a Delaware limited liability company (“Parent Manager”).
WHEREAS, each of the Company and Parent is a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REIT”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including the merger of the Company with and into Merger Sub (the “Merger”), are in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (iv) resolved to recommend that the Company Stockholders approve the Merger and the other Transactions (such recommendation made in clause (iv), the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock pursuant to this Agreement (the “Parent Stock Issuance”), are in the best interests of Parent, (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance, (iii) directed that the Parent Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting and (iv) resolved to recommend that the Parent Stockholders approve the Parent Stock Issuance (such recommendation made in clause (iv), the “Parent Board Recommendation”);
WHEREAS, Parent, as the sole member of Merger Sub, has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub, (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable and (iii) approved this Agreement and the Transactions, including the Merger, and has taken all actions required to be taken for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and the Company Manager have entered into an amendment to the Company Management Agreement, in the form of Exhibit A hereto, terminating the Company Management Agreement, which shall become effective at the Effective Time (such amendment, the “Termination Agreement”);
WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Parent Manager have entered into an amendment to the Parent Management Agreement, in the form of Exhibit B hereto, which shall become effective at the Effective Time (such amendment, the “Parent Management Agreement Amendment”);

WHEREAS, concurrently with the execution of this Agreement, (i) that certain Agreement and Plan of Merger, dated as of June 27, 2023 (the “TPT Merger Agreement”), by and among the Company, Maverick Merger Sub, LLC (“Maverick Merger Sub”) and Terra Property Trust, Inc. (“TPT”), has been validly terminated in accordance with its terms by the Company, and (ii) Parent, on behalf of the Company, has paid the termination fee in an amount equal to $3,000,000 to TPT by wire transfer of immediately available funds (the “TPT Termination Fee”) in accordance with the terms of the TPT Merger Agreement, in full satisfaction of the Company’s and Maverick Merger Sub’s remaining obligations under the TPT Merger Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
1.1    Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this agreement.
1.2    Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Affiliate	A-1
Agency RMBS	A-1
Aggregate Additional Manager Consideration Amount	A-1
Agreement	Preamble
beneficial ownership	A-1
beneficially owning	A-1
Book-Entry Shares	3.3(b)(i)
Business Day	A-1
Cancelled Shares	3.1(b)(iii)
Certificates	3.3(b)(i)
CHOSEN COURTS	9.7(b)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Additional Dividend Amount	6.20(a)
Company Affiliate	9.10(a)
Company Board	Recitals

Company Board Recommendation	Recitals
Company Capital Stock	A-1
Company Change of Recommendation	6.3(b)
Company Common Stock	3.1(b)(i)
Company Competing Proposal	A-1
Company Contracts	4.16(b)
Company Convertible Notes	A-1
Company Convertible Notes Indenture	A-1
Company Director Designee	2.6
Company Disclosure Letter	IV
Company Equity Awards	3.2
Company Equity Plans	A-2
Company Expense Reimbursement Amount	8.3(b)
Company Intellectual Property	A-2
Company Management Agreement	A-2
Company Manager	A-2
Company Material Adverse Effect	A-2
Company Permits	4.9
Company Portfolio Securities	6.1(b)(iv)
Company REIT Cap Amount	8.3(i)(i)
Company SEC Documents	4.5(a)
Company Severance Payments	6.25
Company Stockholder Approval	A-2
Company Stockholders	Recitals
Company Stockholders Meeting	4.4
Company Superior Proposal	A-2
Company Tax Representation Letter	6.19(a)
Company Termination Fee	A-2
Company Transaction Expenses	A-2
Company Vendor Contracts	4.15(a)(xii)
Confidentiality Agreement	6.7(b)
Consent	A-3
control	A-3
COVID-19	A-3
Creditors’ Rights	4.3(a)
D&O Insurance	6.9(d)
Delaware Secretary of State	2.2(b)
Determination Date	A-3
DGCL	A-3
Dispute Notice	3.1(d)(ii)
Dissenting Shares	3.3(j)

effect	A-5
Effective Time	2.2(b)
e-mail	9.3
Employee Benefit Plan	A-3
End Date	8.1(b)(ii)
ERISA	A-3
ERISA Affiliate	A-3
Exchange Act	A-3
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	A-3
Exchange Ratio Spreadsheet	3.1(d)(iv)
Final Company Transaction Expenses Amount	3.1(d)(i)
Final Parent Transaction Expenses Amount	3.1(d)(i)
GAAP	4.5(b)
Governmental Entity	A-3
group	A-4
Indebtedness	A-4
Indemnified Liabilities	6.9(a)
Indemnified Persons	6.9(a)
Independent Valuation Firm	3.1(d)(iii)
Intellectual Property	A-4
Investment Company Act	A-4
IRS	A-4
knowledge	A-4
Law	A-4
Letter of Transmittal	3.3(b)(i)
Leverage Ratio	A-4
Lien	A-5
LLC Act	2.1
Material Adverse Effect	A-5
Material Company Insurance Policies	4.16
Material Parent Insurance Policies	5.16
Maverick Merger Sub	Recitals
Maximum Leverage Ratio	A-6
Merger	Recitals
Merger Certificate	2.2(b)
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
MGCL	5.2(b)
Minimum Distribution Dividend	A-6

NYSE	A-6
Organizational Documents	A-6
other party	A-6
Parent	Preamble
Parent Additional Dividend Amount	6.20(b)
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Capital Stock	A-6
Parent Change of Recommendation	6.4(a)
Parent Common Stock	A-6
Parent Competing Proposal	A-6
Parent Contracts	5.15(b)
Parent Disclosure Letter	V
Parent Equity Plan	5.2(a)
Parent Expense Reimbursement Amount	8.3(c)
Parent Intellectual Property	A-7
Parent Management Agreement Amendment	Recitals
Parent Manager	Preamble
Parent Material Adverse Effect	A-7
Parent Permits	5.9
Parent Plan	A-7
Parent Preferred Stock	A-7
Parent REIT Cap Amount	8.3(j)(i)
Parent Restricted Stock	A-7
Parent SEC Documents	5.5(a)
Parent Series A Preferred Stock	A-7
Parent Series B Preferred Stock	A-7
Parent Series C Preferred Stock	A-7
Parent Stock Issuance	Recitals
Parent Stockholder Approval	A-7
Parent Stockholders	A-7
Parent Stockholders Meeting	A-7
Parent Superior Proposal	A-7
Parent Tax Representation Letter	6.19(b)
Parent Termination Fee	A-7
Parent Transaction Expenses	A-7
parties	A-8
party	A-8
pdf	9.5
Per Share Additional Manager Consideration	A-8

Per Share Stock Consideration	3.1(b)(i)
Permitted Liens	A-8
Person	A-8
Prior Company Bidders	6.3(a)
Proceeding	A-8
Proposed Transaction Expenses Schedule	A-8
Proxy Statement	4.4
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(i)(i)
Receiving Party	A-8
Registration Statement	4.8
REIT	Recitals
Representatives	A-9
SEC	A-9
Securities Act	A-9
Subsidiary	A-9
Surviving Company	2.1
Takeover Law	A-9
Tax	A-9
Tax Returns	A-9
Taxable REIT Subsidiary	4.1(b)
Taxes	A-9
Taxing Authority	A-9
Terminable Breach	8.1(b)(iii)
Termination Agreement	Recitals
TPT	Recitals
TPT Merger Agreement	Recitals
TPT Termination Fee	Recitals
Trading Day	A-9
Trading Hour	A-9
Transaction Agreements	A-9
Transaction Litigation	6.16
Transactions	Recitals
Transfer Taxes	A-9
Treasury Regulations	A-10
Voting Debt	A-10
Willful and Material Breach	A-10

ARTICLE II

THE MERGER
2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the DGCL and the Delaware Limited Liability Company Act (the “LLC Act”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving company of the Merger (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”). As a result of the Merger, the Surviving Company shall be a wholly owned Subsidiary of Parent.
2.2    Closing.
(a)    The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date and place as Parent and the Company may agree to in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
(b)    On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated pursuant to the DGCL and the LLC Act by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Merger Certificate”), in such form as is required by, and executed in accordance with, the DGCL and the LLC Act, and the parties shall make all other filings or recordings required under the DGCL and the LLC Act in connection with the Merger. The Merger shall become effective at such time as the Merger Certificate is filed and accepted for record by the Delaware Secretary of State, or such later date and time as shall be agreed to in writing by the Company and Parent and specified in the Merger Certificate (such date and time the Merger becomes effective, the “Effective Time”).
2.3    Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all restrictions, disabilities, duties, debts and liabilities of each of the Company and Merger Sub shall become the restrictions, disabilities, duties, debts and liabilities of the Surviving Company.
2.4    Organizational Documents. At the Effective Time, and as part of the Merger, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter amended, subject to Section 6.9(b), in accordance with its respective terms and applicable Law. In addition, at the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter amended, subject to Section 6.9(b), in accordance with the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement and applicable Law.
2.5    Managers and Officers of the Surviving Company. From and after the Effective Time, the manager or managers and officers of Merger Sub immediately prior to the Effective

Time shall be the manager or managers and officers of the Surviving Company, and such manager or managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
2.6    Directors of Parent. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, (i) the size of the Parent Board is increased by two members and (ii) M. Christian Mitchell and Lisa G. Quateman shall be appointed to the Parent Board (each, a “Company Director Designee”). Each Company Director Designee must (a) at the time of such designation be a director of the Company, (b) have provided a fully completed directors’ questionnaire to Parent prior to such appointment and (c) meet the qualifications of an “independent director” of Parent under the rules of the NYSE. In the event that any Company Director Designee is unable or unwilling to serve on the Parent Board prior to the Effective Time, then a substitute shall be designated by the Company no later than the fifth (5th) day prior to the Closing Date, which substitute, if such substitute satisfies the foregoing requirements, shall be deemed to be a Company Director Designee for purposes of this Agreement. Subject to the Parent Board’s exercise of its legal duties as directors under applicable Law, Parent shall take all action necessary to nominate the Company Director Designees to the Parent Board at the Parent Board’s next annual meeting following the Effective Time, including, but not limited to, including the individuals as persons nominated as members of the Parent Board in the Parent Board’s proxy statement for such annual meeting, and recommending to its shareholders to elect the Company Director Designees to the Parent Board. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designees. The obligations of Parent under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of the Company Director Designees unless (a) such termination or modification is required by applicable Law or (b) the Company Director Designees have consented in writing to such termination or modification (it being expressly agreed that the Company Director Designees shall be third-party beneficiaries of this Section 2.6).
2.7    Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.7, and no party shall take a position inconsistent with such treatment.
ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY
AND MERGER SUB; EXCHANGE
3.1    Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:
(a)    Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.

(b)    Capital Stock of the Company.
(i)    Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares, each as defined below), shall be converted into the right to receive (1) from Parent that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) and (2) from Parent Manager (acting solely on its own behalf), as additional consideration, the Per Share Additional Manager Consideration. As used in this Agreement, “Merger Consideration” means the Per Share Stock Consideration and the Per Share Additional Manager Consideration.
(ii)    All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.
(iii)    All shares of Company Common Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).
(c)    Cap on Per Share Additional Manager Consideration. The parties intend that the Merger shall not constitute a “Fundamental Change” under the Company Convertible Notes Indenture. The parties agree that in no event will the Per Share Additional Manager Consideration equal or exceed 10% of the total value of the Merger Consideration received by a holder of Company Common Stock hereunder, excluding cash payments for fractional shares in accordance with Section 3.3(h). If necessary, the amount of the Per Share Additional Manager Consideration shall be reduced by the smallest amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of Company Common Stock hereunder, with such excess amount being available to offset reimbursable expenses payable to Parent Manager following the Closing in accordance with the terms of the Parent Management Agreement Amendment.
(d)    Adjustment to Exchange Ratio for Company Transaction Expenses and Parent Transaction Expenses.
(i)    As promptly as practicable, and in any event within two Business Days after the Determination Date, each Calculating Party shall prepare and deliver to the Receiving Party a Proposed Transaction Expenses Schedule, together with such supporting documentation that the Receiving Party may reasonably request. The Company Transaction Expenses and the Parent Transaction Expenses as of the Determination Date, as finally determined pursuant to this Section 3.1(d), are referred to herein as the “Final Company Transaction Expenses Amount” and the “Final Parent Transaction Expenses Amount,” respectively.

(ii)    Within two Business Days after the delivery of each Proposed Transaction Expenses Schedule, the Receiving Party shall notify the Calculating Party whether it accepts or disputes the accuracy of the Calculating Party’s Proposed Transaction Expenses Schedule. In the event that the Receiving Party disputes the accuracy of the Calculating Party’s Proposed Transaction Expenses Schedule, the Receiving Party shall notify the Calculating Party in writing and in reasonable detail of those items and amounts as to which the Receiving Party disagrees and shall set forth the Receiving Party’s calculation of such disputed amounts (a “Dispute Notice”), and the Receiving Party shall be deemed to have agreed with all other items and amounts contained in the Calculating Party’s Proposed Transaction Expenses Schedule. In the event that the Receiving Party notifies the Calculating Party that it accepts the Calculating Party’s Proposed Transaction Expenses Schedule, or does not deliver a Dispute Notice to the Calculating Party, during such two Business Day period, the Receiving Party shall be considered to have accepted the accuracy of the Calculating Party’s Proposed Transaction Expenses Schedule, and the calculations of the Company Transaction Expenses or the Parent Transaction Expenses set forth therein shall be final, conclusive and binding upon the parties.
(iii)    If a Dispute Notice shall be timely delivered by the Receiving Party pursuant to Section 3.1(d)(ii) above, Parent and the Company will endeavor in good faith to resolve any disputed items no later than two Business Days after delivery to the Receiving Party of the Dispute Notice. If Parent and the Company are unable to resolve the disputed matters in accordance with the preceding sentence, then the Calculating Party and the Receiving Party shall as promptly as practicable jointly engage a mutually agreed upon nationally recognized registered independent public accounting firm or nationally recognized independent valuation expert (the “Independent Valuation Firm”) to make a binding determination only as to the items set forth in the Dispute Notice based solely on presentations by each party in accordance with the terms of this Agreement. The Independent Valuation Firm will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within five Business Days from the date of referral. The Independent Valuation Firm shall consider only those items or amounts in the Proposed Transaction Expenses Schedule as to which the Receiving Party and the Calculating Party are in disagreement. The Independent Valuation Firm shall deliver to the Receiving Party and the Calculating Party a written report setting forth its adjustments, if any, to the Proposed Transaction Expenses Schedule based on the Independent Valuation Firm’s determination with respect to the disputed items and amounts solely in accordance with this Agreement and the Exchange Ratio Spreadsheet and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the Calculating Party or the Receiving Party are in disagreement, the Independent Valuation Firm shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Calculating Party or the Receiving Party with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the parties, and neither any party nor any of its Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Independent Valuation Firm. The fees and expenses of the Independent Valuation Firm shall be shared equally by the parties.
(iv)    Promptly following the final determination of the Final Company Transaction Expenses Amount and the Final Parent Transaction Expenses Amount, the Exchange Ratio shall be adjusted in accordance with the methodology set forth in the spreadsheet attached hereto as Annex B (the “Exchange Ratio Spreadsheet”). Notwithstanding anything to the contrary herein, Company Transaction Expenses and Parent Transaction Expenses that were accrued or paid prior to or as of June 30, 2023, to the extent reflected in the Company’s and Parent’s adjusted book values, respectively, in the Exchange Ratio Spreadsheet, shall not be deemed Company Transaction Expenses or Parent Transaction Expenses, as applicable, for purposes of the Final Company Transaction Expenses Amount or the Final Parent Transaction Expenses Amount calculations, as applicable, pursuant to this Section 3.1(d). The preceding sentence is intended to be interpreted to avoid duplication or double counting of Company Transaction Expenses or Parent Transaction Expenses for purposes of the Exchange Ratio, the Final Company Transaction Expenses Amount and the Final Parent Transaction Expenses Amount calculations.
(v)    Subject to Section 6.13, as soon as practicable (but not more than two Business Days) following the final determination of the Final Company Transaction Expenses Amount, the Final Parent Transaction Expenses Amount and the Exchange Ratio, the Company and Parent shall make a joint public statement to disclose the Exchange Ratio and shall file Current Reports on Form 8-K reflecting such disclosures.
(e)    Adjustment to Merger Consideration and Exchange Ratio. The Merger Consideration and the Exchange Ratio shall be equitably adjusted, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time and thereafter all references to the Merger Consideration and the Exchange Ratio, as applicable, shall be deemed to be the Merger Consideration and Exchange Ratio, as so adjusted. Nothing in this Section 3.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
3.2    Treatment of Equity Awards. Except as set forth on Section 3.2 of the Company Disclosure Letter, each share of restricted Company Common Stock and each restricted stock unit, whether vested or unvested, relating to shares of Company Common Stock that was granted pursuant to a Company Equity Plan, and is outstanding immediately prior to the Effective Time (the “Company Equity Awards”), shall vest (to the extent not yet vested) effective as of immediately prior to the Effective Time and each such Company Equity Award shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with the terms hereof. For purposes of the foregoing, the Company Equity Awards may be net settled in respect of applicable withholding Taxes, if any. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, payment of the Merger Consideration will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code. Prior to the Effective Time, the parties agree that the Company shall, and shall be permitted under this Agreement to, take, or cause to be taken, such actions and adopt such resolutions as are required to effectuate the treatment of the Company Equity Awards pursuant to the terms of this Section 3.2, and to take all actions reasonably required to effectuate any provision of this Section 3.2.
3.3    Payment for Securities; Exchange.
(a)    Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent, Parent Manager and Merger Sub shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration, including the Per Share Additional Manager Consideration, and cash sufficient to pay cash in lieu of fractional shares pursuant to

Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g), to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, (i) Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and (ii) Parent Manager (acting solely on its own behalf) shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, an aggregate amount of cash sufficient to pay the Per Share Additional Manager Consideration. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h), and Parent Manager (acting solely on its own behalf) agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay the Per Share Additional Manager Consideration. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including any cash payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Stock for the Merger Consideration and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.
(b)    Exchange Procedures.
(i)    As soon as practicable after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration at the Effective Time, (A) a letter of transmittal (“Letter of Transmittal“), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1.
(ii)    Upon surrender to the Exchange Agent of Certificates or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the shares of Parent Common Stock comprising the Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock shall be in uncertificated book-entry form) and (B) a check in the amount equal to the cash portion of the Merger Consideration and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c)    Termination of Rights. All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to the Surviving Company, upon demand, and any former Company Stockholders who have not theretofore received the Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.
(e)    No Liability. None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(g).
(g)    Distributions with Respect to Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificates or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificates or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificates or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.
(h)    No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the daily volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive Trading Days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i)    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company, Parent Manager and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent, the Surviving Company, Parent Manager or the Exchange Agent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company, Parent Manager or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)    Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL or similar appraisal or dissenters’ rights under any other applicable Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal or dissenters’ rights under Section 262 of the DGCL or such other applicable Law (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL or such other applicable Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal or dissenters’ rights and payment under the DGCL or such other applicable Law, as applicable (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give prompt written notice to Parent of any demands for appraisal of or dissenters’ rights respecting any shares of Company Common Stock (or threats thereof), withdrawals of such demands and any other instruments served pursuant to the DGCL or such other applicable Law received by the Company relating to appraisal or dissenters’ demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
4.1    Organization, Standing and Power.
(a)    Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.
(b)    Schedule 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a subsidiary REIT, together with (i) the U.S. federal income tax status of each subsidiary, (ii) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (iii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary.
(c)    Schedule 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of Persons, other than the Subsidiaries of the Company, in which the Company or any Subsidiary of the Company has an equity interest.
4.2    Capital Structure.
(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. At the close of business on July 31, 2023: (A) 6,038,012 shares of Company Common Stock were issued and outstanding, including 475 shares of restricted Company Common Stock granted under the Company Equity Plans; (B) no shares of the Company Preferred Stock were issued and outstanding; (C) 3,206,319 shares of the Company Common Stock were reserved for issuance pursuant to the conversion rights under the Company Convertible Notes; and (D) 123,896 shares of Company Common Stock were subject to outstanding restricted stock units granted under the Company Equity Plans. Except as set forth in this Section 4.2, at the close of business on July 31, 2023, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.
(b)    All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the DGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock, or issued and outstanding membership interests, as applicable, of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens.
(c)    As of the close of business on July 31, 2023, except as set forth in this Section 4.2, the Company Convertible Notes and the Organizational Documents of the Company, and except for stock grants or other awards granted in accordance with Section 6.1(b)(ii), there are no outstanding: (i) shares of Company Capital Stock; (ii) Voting Debt; (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt; (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of Company Capital Stock.
(d)    All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).
4.3    Authority; No Violations; Approvals.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval and (ii) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent, Merger Sub and Parent Manager, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, by resolutions of the directors present and voting at such meeting (which resolutions have not been subsequently rescinded, modified or withdrawn), has (A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Stockholders, (B) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (C) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (D) resolved to make the Company Board Recommendation. Except as permitted under Section 6.3, none of the foregoing actions by the Company Board have been rescinded or withdrawn or modified in any way. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions.
(b)    Except as set forth in Schedule 4.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.4    Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement/prospectus in preliminary and definitive form (including any amendments or supplements, the “Joint Proxy Statement”) relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting, and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL and the LLC Act; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.5    SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)    Since December 31, 2021, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents“). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP“) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.
(c)    Other than any off-balance sheet arrangements disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
(d)    The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From April 1, 2023 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Affiliates or Representatives has failed to disclose such information to the Company’s auditors or the Company Board.
4.6    Absence of Certain Changes or Events.
(a)    From April 1, 2023 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(b)    From April 1, 2023 through the date of this Agreement, except as for events giving rise to and the actions taken in connection with this Agreement (including the termination of the TPT Merger Agreement), the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
4.7    No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of a type required by GAAP to be recorded as a liability on a consolidated balance sheet of the Company or in the notes thereto, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31,

2022 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(xi); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to the Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.
4.9    Company Permits; Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or the Company Manager (to the extent related to the Company or its Subsidiaries) is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Section 4.10 and Section 4.11.
4.10    Compensation; Benefits.
(a)    Schedule 4.10 of the Company Disclosure Letter sets forth a list of each material Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (the “Company Plans”). True, correct and complete copies of each of the material Company Plans have been furnished or made available to Parent or its Representatives, including (i) all governing plan documents (including amendments), (ii) all trust agreement or other funding arrangements (including insurance contracts), (iii) the most recent IRS determination or opinion letter, (iv) the most recent summary plan descriptions, (v) annual reports or returns, audited or unaudited financial statements, and actuarial valuations for the most recent three (3) plan years, and (vi) non-discrimination testing data and reports for the two most recently completed plan years.
(b)    Each Company Plan has been established, funded and administered in compliance in all material respects with its terms and all applicable Laws. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans. All Company Plans that are intended to be subject to the tax qualification requirements of Code Section 401(a) are so qualified and have received a favorable determination letter from the IRS or is maintained pursuant to a pre-approved plan where the Company is entitled to rely on a favorable opinion letter from the IRS. All contributions to, and payments from, each Company Plan have been timely made.
(c)    Neither the Company nor its ERISA Affiliates have at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)). Neither the Company nor its ERISA Affiliates have ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) and 3(37)(A)). No Company Plan is a “multiple employer plan” (meaning a plan sponsored by two or more unrelated employers) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40). The Company has no liability under Title IV of ERISA or Code Section 412 either directly or through its ERISA Affiliates. Neither the Company nor its ERISA Affiliates have maintained in the past nor currently maintain an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors or other applicable Law. The Company has complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608.
(d)    Except as otherwise provided for in this Agreement or as set forth in Schedule 4.10(d) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder approval of this Agreement, or consummation of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former service provider to the Company or any of its Subsidiaries to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former service provider to the Company or any of its Subsidiaries to unemployment compensation, severance pay, or any increase in severance pay upon any termination of employment, (iii) result in any breach or violation of, or a default under, any of the Company Plans, (iv) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation of benefits under or increase the amount of compensation due to any individual service provider to the Company or any of its Subsidiaries, (v) give rise to any payment or benefit that would not be deductible in whole or in part by reason of Section 280G of the Code, or (vi) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, the Company or the Surviving Company, to merge, amend or terminate any of the Company Plans.
(e)    Each Company Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code, and no payment or award that has been made to any participant under a Company Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries (x) has an obligation to reimburse or indemnify any participant in a Company Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (y) has been required to report to any Governmental Entity any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(f)    No Company Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither the Company nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
4.11    Taxes.
(a)    The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)    The Company: (i) for its taxable years commencing with its taxable year ended December 31, 2012 and through and including its taxable year ended December 31, 2022 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Effective Time; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(c)    WMC Residential Mortgage Sub-REIT 1, LLC: (i) for its taxable years commencing with its taxable year ended December 31, 2019 and through and including its taxable year ended December 31, 2022 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner so that it would qualify as a REIT if its taxable year ended with the Effective Time, disregarding for this purpose the distribution requirement described in Section 857(a)(1) of the Code; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(d)    Each of the Company’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation), (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.

(e)    The Company has made available to Parent complete and accurate copies of all U.S. federal and all other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2018.
(f)    Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations, nor has it disposed of any such asset during its current taxable year.
(g)    (i) There are no audits, investigations by any Governmental Entity or other Proceedings pending or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(h)    Since the Company’s formation, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.
(i)    The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(j)    There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.
(k)    No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Entity and neither the Company nor any of its Subsidiaries has entered into any written agreement with a Taxing Authority with respect to any Taxes that is still in effect.
(l)    There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(m)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(n)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o)    Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(p)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(q)    Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of the Company is there any other fact or circumstance that could be reasonably expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(r)    This Section 4.11 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.
4.12    Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (b) any judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.
4.13    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.14    Real Property. Neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Company SEC Documents filed with the SEC prior to the date hereof.
4.15    Material Contracts.
(a)    Schedule 4.15(a) of the Company Disclosure Letter sets forth a true and complete list (other than any Company Plan), as of the date of this Agreement, of:
(i)    other than contracts providing for the acquisition, purchase, sale or divestiture of residential or commercial mortgages, Agency RMBS and commercial mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by the Company or any Subsidiary of the Company in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000;
(ii)    each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)    each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely among the Company and its wholly owned Subsidiaries;
(iv)    other than contracts providing for repurchase transactions or reverse repurchase transactions in the ordinary course of business involving Company Portfolio Securities in an amount of $1,000,000 or less, each contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);
(v)    each master agreement under which the Company or a Subsidiary of the Company enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;
(vi)    each employment contract to which the Company or a Subsidiary of the Company is a party;
(vii)    each contract pursuant to which the Company or any Subsidiary of the Company may be obligated to issue or repurchase any Company Capital Stock or any capital stock or other equity interests in any Subsidiary of the Company;
(viii)    each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or geographic area;
(ix)    each material partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);
(x)    each contract between or among the Company or any Subsidiary of the Company, on the one hand, and the Company Manager, or any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), or of the Company Manager, on the other hand;
(xi)    each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;
(xii)    each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.15(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $500,000 following the Effective Time (such contracts are herein referred to as “Company Vendor Contracts”); and
(xiii)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.15(a) with respect to the Company or any Subsidiary of the Company, other than a Company Plan.
(b)    Collectively, the contracts set forth in Section 4.15(a) are herein referred to as the “Company Contracts.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent.
4.16    Insurance. To the knowledge of the Company, all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. To the knowledge of the Company, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
4.17    Opinion of Financial Advisor. The Company Board has received the opinion of BTIG, LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, a copy of which opinion has been (or within two (2) Business Days after the date hereof will be) delivered to Parent for information purposes only.
4.18    Brokers. Except for the fees and expenses payable to JMP Securities LLC and BTIG, LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions or in connection with the TPT Merger Agreement (including the termination thereof) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
4.19    State Takeover Statute. Neither the restrictions set forth in Section 203 of the DGCL nor any other Takeover Laws apply to this Agreement or any of the Transactions with respect to the Company and its Subsidiaries. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Section 203 of the DGCL and (b) to the extent applicable to the Company, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.
4.20    Investment Company Act. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
4.21    TPT Merger Agreement. Concurrently with the execution and delivery of this Agreement and subject to Parent paying the TPT Termination Fee, the Company has validly terminated the TPT Merger Agreement in accordance with its terms. Other than the payment of the TPT Termination Fee (which payment is being made by Parent on the Company’s behalf concurrently with the execution of this Agreement), no payments or amounts are due to TPT from the Company, Maverick Merger Sub or their respective Affiliates under the terms of the TPT Merger Agreement. The Company has complied in all material respects with its obligations under the TPT Merger Agreement, including Section 6.3 thereof, without giving effect to any consent or waiver thereunder.
4.22    No Additional Representations.
(a)    Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.
(b)    Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or its

Affiliates or its Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND PARENT MANAGER
Except as set forth in the disclosure letter delivered by Parent, Merger Sub and Parent Manager to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent, Merger Sub and Parent Manager, as applicable, represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:
5.1    Organization, Standing and Power.
(a)    Each of Parent, its Subsidiaries (including Merger Sub) and Parent Manager is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to (i) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. Each of Parent, its Subsidiaries (including Merger Sub) and Parent Manager is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.
(b)    Schedule 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent, including a list of each Subsidiary that is a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a subsidiary REIT, together with (i) the U.S. federal income tax status of each Subsidiary, (ii) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (iii) the type and percentage of interest held, directly or indirectly, by Parent in such Subsidiary.

(c)    Schedule 5.1(c) of the Parent Disclosure Letter sets forth an accurate and complete list of Persons, other than the Subsidiaries of Parent, in which the Parent or any Subsidiary of the Parent has an equity interest.
5.2    Capital Structure.
(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock, of which 3,000,000 shares have been designated as Parent Series A Preferred Stock, 6,000,000 shares have been designated as Parent Series B Preferred Stock and 4,600,000 have been designated as Parent Series C Preferred Stock. At the close of business on July 31, 2023: (A) 20,219,246 shares of Parent Common Stock were issued and outstanding; (B) 1,663,193 shares of Parent Series A Preferred Stock were issued and outstanding; (C) 3,727,641 shares of Parent Series B Preferred Stock were issued and outstanding; (D) 3,728,795 shares of Parent Series C Preferred Stock were issued and outstanding; (E) 1,079,358 shares of Parent Common Stock were reserved for issuance pursuant to the equity or equity-based awards outstanding under, or that may be granted in the future under, the equity compensation plans of Parent (as amended from time to time, the “Parent Equity Plans”); and (F) 7,915,381 shares of Parent Common Stock were reserved for issuance in connection with the conversion of Parent Preferred Stock. Except as set forth in this Section 5.2, at the close of business on July 31, 2023, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.
(b)    All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the Maryland General Corporation Act (the “MGCL”) and the Organizational Documents of Parent. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in any applicable contracts. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock, membership interests, partnership interests or other equity interests, as applicable, of the Subsidiaries of Parent, including Merger Sub, free and clear of all Liens, other than Permitted Liens.
(c)    As of the close of business on July 31, 2023, except as set forth in this Section 5.2, and the Organizational Documents of Parent, and except for stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are no outstanding: (i) shares of Parent Capital Stock; (ii) Voting Debt; (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt; (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of Parent, there are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.
(d)    As of the date of this Agreement, all of the issued and outstanding membership interests in Merger Sub are validly issued, fully paid and nonassessable and are wholly owned by Parent.
(e)    All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).
5.3    Authority; No Violations; Approvals.
(a)    Each of Parent, Merger Sub and Parent Manager has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent, Merger Sub and Parent Manager and the consummation by Parent, Merger Sub and Parent Manager of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent (subject to obtaining the Parent Stockholder Approval) and Merger Sub and Parent Manager, subject to, with respect to consummation of the Merger, the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Parent Manager and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent, Merger Sub and Parent Manager enforceable against each of Parent, Merger Sub and Parent Manager in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent, (ii) approved this Agreement and the Transactions, including the Parent Stock Issuance, (iii) directed that the Parent Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the Parent Stock Issuance. The Merger Sub has (A)(1) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (2) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (B) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. Except as permitted under Section 6.4, none of the foregoing actions by the Parent Board or the sole member of Merger Sub have been rescinded or withdrawn or modified in any way. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve Transactions, including the Merger and the Parent Stock Issuance.
(b)    Except as set forth in Schedule 5.3(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Parent Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent, Merger Sub or Parent Manager, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent, any of its Subsidiaries or Parent Manager under, any provision of any Parent Contract to which Parent, any of its Subsidiaries or Parent Manager is a party or by which Parent, Merger Sub, any of their respective Subsidiaries or Parent Manager or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent, any of its Subsidiaries, Parent Manager or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date.
5.4    Consents. No Consent from any Governmental Entity, is required to be obtained or made by Parent, any of its Subsidiaries or Parent Manager in connection with the execution and delivery of this Agreement by Parent, Merger Sub and Parent Manager or the consummation by Parent, Merger Sub and Parent Manager of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL and the LLC Act; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date.
5.5    SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)    Since December 31, 2021, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.
(c)    Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
(d)    Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From April 1, 2023 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.
5.6    Absence of Certain Changes or Events.
(a)    From April 1, 2023, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(b)    From April 1, 2023, through the date of this Agreement, except as for events giving rise to and the actions taken in connection with this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
5.7    No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of a type required by GAAP to be recorded as a liability on a consolidated balance sheet of Parent or in the notes thereto, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2022 (including the notes thereto), contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.8    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Parent Manager for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to the Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent’s filings with the SEC.
5.9    Parent Permits; Compliance with Applicable Laws. Parent, its Subsidiaries and Parent Manager hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to (a) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (b) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. Neither Parent, any Subsidiary of Parent nor Parent Manager is in violation or breach of, or default under, any Parent Permit, nor has Parent, any Subsidiary of Parent or Parent Manager received any claim or notice indicating that Parent, any Subsidiary of Parent or Parent Manager is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. The businesses of Parent, its Subsidiaries and Parent Manager are not currently being conducted, and at no time since December 31, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to (A) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (B) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent, any of its Subsidiaries or Parent Manager (to the extent related to Parent or its Subsidiaries) is pending or threatened, other than those the outcome of which would not reasonably be expected to (I) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (II) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10 and Section 5.11.
5.10    Compensation; Benefits.
(a)    Other than as set forth on Schedule 5.10(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries maintain, sponsor, contribute to or have any liability (whether actual or contingent) with respect to, and have never maintained, sponsored, contributed to or had any liability (whether actual or contingent) with respect to, any material Employee Benefit Plan. Neither Parent nor any of its Subsidiaries has any contract, plan or commitment, whether or not legally binding, to create any Employee Benefit Plan.
(b)    Neither Parent nor any of its Subsidiaries contributes to or has an obligation to contribute to, or has any actual or potential liability in respect of, (i) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(c)    Neither Parent nor any of its Subsidiaries has any employees.

5.11    Taxes.
(a)    Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)    Parent: (i) for its taxable years commencing with its taxable year ended December 31, 2011, and through and including its taxable year ended December 31, 2022, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2023, and thereafter; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(c)    Mortgage Acquisition Trust I, LLC: (i) for its taxable years commencing with its taxable year ended December 31, 2017 and through and including its taxable year ended December 31, 2022 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2023, and thereafter; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(d)    Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.
(e)    Parent has made available to the Company complete and accurate copies of all U.S. federal and all other material Tax Returns filed by or on behalf of Parent or its Subsidiaries for any Tax period ending after December 31, 2018.
(f)    Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations, nor has it disposed of any such asset during its current taxable year.
(g)    (i) There are no audits, investigations by any Governmental Entity or other Proceedings pending or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(h)    Except as set forth on Schedule 5.11(h) of the Parent Disclosure Letter, since Parent’s formation, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.
(i)    Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(j)    There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.
(k)    No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of Parent or any of its Subsidiaries is currently pending with any Governmental Entity and neither Parent nor any of its Subsidiaries has entered into any written agreement with a Taxing Authority with respect to any Taxes that is still in effect.
(l)    There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(m)    Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(n)    Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o)    Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(p)    Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(q)    Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of Parent is there any other fact or circumstance that could be reasonably expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(r)    This Section 5.11 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.
5.12    Litigation. Except as would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date, there is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or Parent Manager or any of their respective properties, rights or assets or (b) any judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent, any of its Subsidiaries or Parent Manager.
5.13    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.14    Real Property. Neither Parent nor any Subsidiary of Parent owns any real property, other than as and to the extent disclosed in Schedule 5.14 of the Parent Disclosure Letter. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof.
5.15    Material Contracts.
(a)    Schedule 5.15(a) of the Parent Disclosure Letter sets forth a true and complete list (other than any Parent Plan), as of the date of this Agreement, of:
(i)    other than contracts providing for the acquisition, purchase, sale or divestiture of residential or commercial mortgages, Agency RMBS and commercial mortgage backed securities, mortgage servicing rights, corporate term loans, marketable securities, debt securities and other financial instruments owned or entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000;
(ii)    each contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)    each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;
(iv)    other than contracts providing for repurchase transactions or reverse repurchase transactions in the ordinary course of business, each contract under which Parent or a Subsidiary of Parent has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Parent or a Subsidiary of Parent);
(v)    each master agreement under which Parent or a Subsidiary of Parent enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;
(vi)    each contract pursuant to which Parent or any Subsidiary of Parent may be obligated to issue or repurchase any Parent Capital Stock or any capital stock or other equity interests in any Subsidiary of Parent;
(vii)    each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries (including the Surviving Company upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area;
(viii)    each material partnership, joint venture, limited liability company or strategic alliance agreement to which Parent or a Subsidiary of Parent is a party (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries);
(ix)    each contract between or among Parent or any Subsidiary of Parent, on the one hand, and Parent Manager, or any officer, director or affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), or of Parent Manager, on the other hand;
(x)    each contract that obligates Parent or any of its Subsidiaries to indemnify any past or present directors, officers or employees of Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries is the indemnitor;
(xi)    each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 5.15(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected Parent or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $500,000 following the Effective Time; and
(xii)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.15(a) with respect to Parent or any Subsidiary of Parent.
(b)    Collectively, the contracts set forth in Section 5.15(a) are herein referred to as the “Parent Contracts.” Except has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company.
5.16    Insurance. To the knowledge of Parent, all current, material insurance policies of Parent and its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect. All premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid. To the knowledge of Parent, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.
5.17    Opinion of Financial Advisor. The Parent Board has received the opinion of Piper Sandler & Co. addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent, a copy of which opinion has been (or within two (2) Business Days after the date hereof will be) delivered to the Company for information purposes only.
5.18    Brokers. Except for the fees and expenses payable to Piper Sandler & Co., which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
5.19    State Takeover Statute. The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL; (b) the provisions of Subtitle 7 of Title 3 of the MGCL; and (c) to the extent applicable to Parent, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.
5.20    Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
5.21    Ownership of Company Capital Stock. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any of its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock during the last three years.
5.22    Available Funds. Parent Manager’s obligations under this Agreement are not subject to a condition regarding Parent Manager’s obtaining of funds to consummate the Merger and the other Transactions. Parent Manager has, as of the date of this Agreement, and Parent Manager will have on or before the Closing Date, access to immediately available funds sufficient to enable Parent Manager to make all payments contemplated by this Agreement, including the payment of the Per Share Additional Manager Consideration.
5.23    Merger Sub. Merger Sub was formed on July 24, 2023. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.24    No Additional Representations.
(a)    Except for the representations and warranties made in this Article V, neither Parent, Merger Sub, Parent Manager nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries (including Merger Sub) or Parent Manager or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of Parent and Parent Manager hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective properties, assets or businesses or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b)    Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI

COVENANTS AND AGREEMENTS
6.1    Conduct of Company Business Pending the Merger.
(a)    The Company agrees that, except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers, suppliers, business relationships (including with the Company Manager), vendors and counterparties and (B) the Company shall maintain its status as a REIT.
(b)    Except (w) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)    (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice and in amounts that do not exceed $0.35 per share per quarter; (2) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (3) without duplication of the amounts described in clauses (1) and (2), dividends or other distributions necessary for the Company or any Subsidiary thereof (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of income or excise Tax (including the Minimum Distribution Dividend); or (4) any dividend to the extent declared and paid in accordance with Section 6.20; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company or any Employee Benefit Plan of the Company, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Company Equity Plans and outstanding on the date hereof; and (B) shares of Company Capital Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i);
(iii)    (A) amend the Company’s Organizational Documents, (B) adopt any amendment to the Organizational Documents of any of the Company’s Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Transactions or (C) waive for any Person, or exempt any Person from, or establish or increase any Excepted Holder Limit (as defined in the Company’s Organizational Documents) for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of the Company set forth in the Company’s Organizational Documents;
(iv)    (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company or (2) acquisitions of assets in the ordinary course of business consistent with past practice of residential or commercial mortgages, Agency RMBS or commercial mortgage backed securities or other assets or securities permitted under the Company’s investment guidelines as set forth in the Company Management Agreement, as amended by the Company Board from time to time prior to the date hereof, including derivative securities and other instruments used for the purpose of hedging interest rate risk (collectively, “Company Portfolio Securities”);
(v)    sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets, other than sales, leases or dispositions of assets that involve a sale price consistent with the terms set forth in Schedule 6.1(b)(v) of the Company Disclosure Letter; provided, however, the foregoing shall not restrict (i) repurchase agreements and/or master repurchase agreements to finance the purchase price of assets or securities or refinance the Company’s repurchase obligations pursuant to such repurchase agreements or master repurchase agreements when due, in each case, in the ordinary course of the Company’s business consistent with past practice or (ii) any derivative financial instruments or arrangements entered into or incurred by the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate risk and not for speculative purposes;
(vi)    adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;
(vii)    change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)    except (A) in the ordinary course of business consistent with past practice, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s or any Subsidiary’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)     (A) enter into any contract that would be a Company Contract, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract in any material respect; provided, however, that, with respect to clauses (A) and (B), the Company may enter into, modify, amend, terminate or assign, or waive or assign any rights under, any of the foregoing Contracts so long as (x) it is in the ordinary course of business consistent with past practice, (y) it would not reasonably be expected to prevent or materially delay the consummation of the Transactions and (z) it is not, and would not be a, Company Vendor Contract (including any renewal thereof);
(x)    (A) pay or agree to pay to any director, officer or other individual service provider of the Company or any of its Subsidiaries any compensatory payment or benefit not required by any Company Plan existing as of the date hereof; (B) establish any new Company Plan or amend any Company Plan in existence on the date of this Agreement; or (C) (i) until December 31, 2023, grant any increase and (ii) from and after December 31, 2023, grant any material increase, in each case, in the compensation payable or to become payable to any of its directors, officers or any other employees or grant any new awards under any Company Plan; provided, however, that no action will be a violation of this Section 6.1(b)(x) if it is taken (1) as permitted under Section 6.1(b)(ii), (2) in order to comply with applicable Law or (3) pursuant to a Company Plan in existence on the date of this Agreement;
(xi)    make any loans, advances or capital contributions to, or investments in, any other Person, except (A) for reverse repurchase transactions involving Company Portfolio Securities in the ordinary course of business or (B) for loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;
(xii)    take any action, or fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a subsidiary REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xiii)    other than the settlement of any (A) Proceeding (x) reflected or reserved against on the balance sheet of the Company (or in the notes thereto) and (y) that would not reasonably be expected to materially restrict the operations of the Company and its Subsidiaries, or (B) Transaction Litigation in accordance with Section 6.10, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other

Proceeding in respect of Taxes) involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount in excess of the amount set forth in Schedule 6.1(b)(xiii) of the Company Disclosure Letter;
(xiv)    other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company or (C) short-term borrowings to meet the Company’s liquidity needs in order to take any of the actions permitted to be taken by the Company or its Subsidiaries pursuant to this Section 6.1(b);
(xv)    incur any Indebtedness or sell any assets that would, in either case, result in the Leverage Ratio exceeding the Maximum Leverage Ratio or, if the Leverage Ratio already exceeds the Maximum Leverage Ratio, incur any Indebtedness or sell any assets to further increase the Leverage Ratio; provided, however, that in the event of a breach of this Section 6.1(b)(xv), the Company shall promptly notify Parent of such breach, and, after consultation with Parent, use commercially reasonable efforts to take such steps as may be required to reverse such actions within five (5) Business Days of notice of such breach. The covenants in this Section 6.1(b)(xv) shall be tested and certified upon request from time to time (but not more often than once per week) after the date of this Agreement by the Company as part of its investment holdings report in accordance with Section 6.1(c);
(xvi)    enter into any new line of business;
(xvii)    form any new funds, co-investments, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
(xviii)    take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act;
(xix)    other than (1) with Subsidiaries of the Company and (2) the Termination Agreement, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company or the Company Manager or any of its Affiliates; or
(xx)    agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).
(c)    Within five (5) Business Days after the date hereof, the Company shall deliver a statement that sets forth all of the Company’s holdings in its investment portfolios, including but not limited to, all assets, debt and hedging transactions. From the date hereof until the Closing Date, the Company shall: (i) manage its investment portfolios in all material respects in the ordinary course consistent with past practice and the provisions of Section 6.1(b); (ii) upon request from time to time (but not more often than once per week), participate in a call with the investment personnel of Parent to discuss the status of the Company’s and Parent’s respective portfolios and planned portfolio management activities (including any actions planned to be taken in the event that the Leverage Ratio exceeds the Maximum Leverage Ratio); (iii) consult with Parent in good faith (1) if the Leverage Ratio exceeds the Maximum Leverage Ratio and will further consult with Parent in good faith prior to taking any actions to cure breaches of Section 6.1(b)(xv) and (2) to the extent practicable, prior to taking any portfolio management activity of the Company if the result of such activity would involve the direct sale of assets of the Company or any of its Subsidiaries that could result in any changes of more than $500,000 individually or $2,500,000 in the aggregate compared to the prior statement of the Company’s holdings in its investment portfolios delivered to Parent (it being understood that Parent’s failure to respond within three (3) Trading Hours of the Company’s notification of its intent to take such action shall be deemed to satisfy the Company’s consultation obligation); and (iv) upon request from time to time (but not more often than once per week), report all investment and hedging transactions to Parent, which report shall include a computation of the Leverage Ratio. All consultation notifications to be provided pursuant to this Section 6.1(c) shall be provided electronically to the attention of Parent and shall include (A) in the subject line of the communication, the urgent nature of the request and a description of the asset at issue and (B) in the body of the communication, a description of the material terms of the potential asset sale (including a description of the asset, the counterparty, the sale price and the expected closing date).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise, or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.
6.2    Conduct of Parent Business Pending the Merger.
(a)    Parent agrees that, except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers, suppliers, business relationships (including with the Parent Manager), vendors and counterparties and (B) Parent shall maintain its status as a REIT.
(b)    Except (w) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)    (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for: (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice and in amounts that do not exceed $0.18 per share per quarter; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock or payable in respect of the preferred stock of any Subsidiary that is a REIT consistent with past practice and the terms of such preferred stock; (3) any dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for Parent or any Subsidiary thereof (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of income or excise Tax (including the Minimum Distribution Dividend); or (5) any dividend to the extent declared and paid in accordance with Section 6.20; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of Parent); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except (1) for any repurchase of Parent Common Stock pursuant to Parent’s previously announced stock repurchase programs or (2) as required by the Organizational Documents of Parent or any Subsidiary of Parent, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plans and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plans to Parent’s independent directors in the ordinary course of business and in amounts and at times consistent with past practice; and (C) shares of Parent Capital Stock or capital stock or other ownership interests of any Subsidiary of Parent issued as a dividend made in accordance with Section 6.2(b)(i);
(iii)    (A) amend Parent’s Organizational Documents or adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries that would, in either case, reasonably be expected to prevent or materially delay the consummation of the Transactions or (B) unless the failure to take such action would be inconsistent with the Parent Board’s legal duties as directors under applicable Law, waive for any Person, or exempt any Person from, or establish or increase any Excepted Holder Limit (as defined in the Parent’s Organizational Documents) for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of Parent set forth in Parent’s Organizational Documents;
(iv)    (A) merge, consolidate, combine or amalgamate with any Person other than the Company or another wholly owned Subsidiary of Parent, (B) except for acquisitions of assets in the ordinary course of business consistent with past practice, acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, or (C) enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the Transactions;

(v)    sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets, other than in the ordinary course of business consistent with past practice;
(vi)    adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any wholly owned Subsidiary of Parent (other than Merger Sub) or between or among wholly owned Subsidiaries of Parent (other than Merger Sub);
(vii)    change in any material respect its material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)    except (A) in the ordinary course of business consistent with past practice, (B) if required by Law or (C) if and to the extent necessary (1) to preserve Parent’s or any Subsidiary’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)    (A) enter into any contract that would be a Parent Contract, except as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract in any manner which could reasonably be expected to prevent or materially delay the consummation of the Transactions;
(x)    (A) pay or agree to pay to any director, officer or other individual service provider of Parent or any of its Subsidiaries any compensatory payment or benefit not required by any Parent Plan existing as of the date hereof; (B) establish any new Parent Plan or amend any Parent Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; or (C) grant any material increase in the compensation payable or to become payable to any of its directors, officers or any other employees; provided, however, that no action will be a violation of this Section 6.2(b)(xi) if it is taken (1) as permitted under Section 6.2(b)(ii), (2) in order to comply with applicable Law or (3) pursuant to a Parent Plan in existence on the date of this Agreement;
(xi)    make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business; notwithstanding anything in this Agreement to the contrary, Parent and its Subsidiaries may undertake customary asset management and servicing activities with respect to its assets and loans in its reasonable discretion, including without limitation, restructuring, extending, modifying loans and assets and foreclosing on collateral;

(xii)    take any action, or fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a subsidiary REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xiii)    other than the settlement of any (A)(x) Proceeding reflected or reserved against on the balance sheet of Parent (or in the notes thereto) or (y) Proceeding that would not reasonably be expected to materially restrict the operations of Parent and its Subsidiaries or (B) Transaction Litigation in accordance with Section 6.10, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes) involving the payment of monetary damages by Parent or any of its Subsidiaries of any amount in excess of the amount set forth in Schedule 6.2(b)(xiii) of the Parent Disclosure Letter;
(xiv)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Parent or any of its Subsidiaries, except (A) Indebtedness incurred under Parent’s existing debt facilities, as set forth on Section 6.2(b)(xv) of the Parent Disclosure Letter, in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(i)); (B) funding any transactions permitted by this Section 6.2(b); (C) refinancing, amending, extending or replacement of existing Indebtedness; or (D) otherwise in the ordinary course of business consistent with past practice;
(xv)    enter into any new line of business;
(xvi)    take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;
(xvii)    other than (1) with Subsidiaries of Parent and (2) the Parent Management Agreement Amendment, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of Parent or Parent Manager or any of its Affiliates; or
(xviii)    agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Parent Stockholders in accordance with this Agreement or otherwise or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.
6.3    No Solicitation by the Company.

(a)    From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct its Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”). The Company will promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Subsidiary of the Company in connection with its consideration of any potential Company Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder. The Company shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any of its Subsidiaries is a party.
(b)    Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.3(b) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.3(b)), (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal, (vi) fail to include the Company Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail publicly to reaffirm without qualification the Company Board Recommendation within ten Business Days after the written request of Parent following a Company Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholders Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”).
(c)    From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within 48 hours thereof), and the Company shall provide to Parent (within such 48-hour time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall (x) keep Parent reasonably informed on a prompt and current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations and (y) promptly (and in any case within 24 hours) make available to Parent copies of all written materials provided by the Company to such party but not previously made available to Parent; provided, that the Company may redact such written materials to the extent reasonably necessary to prevent the identification of such party if the Company is restricted from making such disclosure under the terms of a confidentiality agreement entered into prior to the date of this Agreement.
(d)    Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:
(i)    make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities Laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in compliance with such requirements;
(ii)    prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person if the Company receives a written, bona fide Company Competing Proposal from such Person that did not result from a material breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3 (it being understood that the Company shall not be required to include any “standstill” provision in such confidentiality agreement), and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or is reasonably expected to lead to, a Company Superior Proposal;
(iii)    prior to the receipt of the Company Stockholder Approval, in response to a written Company Competing Proposal from a third party that did not result from a material breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i), if prior to taking such action (A) the Company Board determines that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and that the Company intends to take such action and the Company has made itself available to negotiate in good faith (and caused its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would preclude a determination that the Company Competing Proposal remains a Company Superior Proposal, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fifth Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent; and
(iv)    prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(d)(ii).
(e)    Notwithstanding anything in this Agreement to the contrary, the Company Board shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, prior to taking such action, (i) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law, (ii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation), and (iii) after giving such notice and prior to effecting such Company Change of Recommendation, the Company has made itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto, and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fifth Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be reasonably expected to be inconsistent with its legal duties as directors under applicable Law.
6.4    No Solicitation by Parent.
(a)    Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.4(a) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.4(a)), (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(c)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal, (vi) fail to include the Parent Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail publicly to reaffirm without qualification the Parent Board Recommendation within ten Business Days after the written request of the Company following a Parent Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Parent Stockholders Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.4(a) being referred to as a “Parent Change of Recommendation”).
(b)    From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within 48 hours thereof), and Parent shall provide to the Company (within such 48-hour time frame) either (i) a copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing. Parent shall (x) keep the Company reasonably informed on a prompt and current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations and (y) promptly (and in any case within 24 hours) make available to the Company copies of all written materials provided by Parent to such party but not previously made available to the Company; provided, that Parent may redact such written materials to the extent reasonably necessary to prevent the identification of such party if Parent is restricted from making such disclosure under the terms of a confidentiality agreement entered into prior to the date of this Agreement.
(c)    Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:
(i)    make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities Laws; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 6.4(c)(iii) or Section 6.4(d), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in compliance with such requirements;
(ii)    prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(a)(ii) and 6.4(a)(iii) with any Person if (1) Parent receives a written, bona fide Parent Competing Proposal from such Person that did not result from a material breach of the obligations set forth in this Section 6.4; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.4(a) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4 (it being understood that Parent shall not be required to include any “standstill” provision in such confidentiality agreement), and (B) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or is reasonably expected to lead to, a Parent Superior Proposal;
(iii)    prior to the receipt of the Parent Stockholder Approval, in response to a written Parent Competing Proposal from a third party that did not result from a material breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii), if prior to taking such action (A) the Parent Board determines that such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal), and (B) Parent shall have given notice to the Company that Parent has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that Parent intends to take such action and Parent has made itself available to negotiate in good faith (and caused its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would preclude a determination that the Parent Competing Proposal remains a Parent Superior Proposal, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the fifth Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board after consultation with its outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company’s revised proposal; provided, however, that each time material modifications to the terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (B) prior to which Parent may effect a Parent Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to the Company; and
(iv)    prior to the receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board or any committee thereof to make an informed determination under Section 6.4(c)(ii).
(d)    Notwithstanding anything in this Agreement to the contrary, the Parent Board shall be permitted, at any time prior to the receipt of the Parent Stockholder Approval, other than in response to a Parent Competing Proposal (which is addressed in Section 6.4(c)(iii)), to make a Parent Change of Recommendation if, prior to taking such action, (i) the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law, (ii) Parent shall have given notice to the Company that Parent intends to effect a Parent Change of Recommendation (which notice will reasonably describe the reasons for such Parent Change of Recommendation) and (iii) after giving such notice and prior to effecting such Parent Change of Recommendation, Parent has made itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto, and either (A) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the fifth Business Day after the date on which such notice is given to the Company, or (B) if the Company within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change of Recommendation would be reasonably expected to be inconsistent with its legal duties as directors under applicable Law.
6.5    Preparation of Joint Proxy Statement and Registration Statement.
(a)    Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Joint Proxy Statement) and any amendments or supplements thereto (used by Parent to obtain the Parent Stockholder Approval).
(b)    Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and to the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent and the Company shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or

Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions contemplated hereby; and provided, further, that the Company, in connection with any Company Change of Recommendation, and Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.
(c)    Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d)    If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.
6.6    Stockholders Meetings.
(a)    The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the effectiveness of the Registration Statement under the Securities Act. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Stockholders that they vote in favor of the approval of the Merger and the other Transactions at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to establish a quorum at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by

Section 6.3(d)(iii)(B). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Competing Proposal, or by any Company Change of Recommendation.
(b)    Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the effectiveness of the Registration Statement under the Securities Act. Except as permitted by Section 6.4, Parent shall, through the Parent Board, recommend to the Parent Stockholders that they vote in favor of the Parent Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from the Parent Stockholders proxies in favor of the approval of the Parent Stock Issuance, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting, and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(c)(iii))(B). If requested by the Company, Parent shall promptly provide to the Company all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, Parent’s obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Competing Proposal, or by any Parent Change of Recommendation.
(c)    The parties shall use their commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.
6.7    Access to Information.
(a)    Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as such other party may reasonably request, including information (and information reasonably available from third parties) about the Company’s financing, refinancing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business consistent with past practice. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.
(b)    The Nondisclosure Agreement dated as of August 23, 2022, among Parent, Parent Manager, the Company and the Company Manager (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement.
(c)    Prior to the Closing, the Company shall use reasonable best efforts to cause the Company Manager and each Affiliate of the Company Manager to deliver to the Company all Contracts and records in the Company Manager’s or any of its Affiliates’ possession or control to the extent (with respect to Contracts) they are Contracts to which the Company or any of its Subsidiaries is a party, and with respect to records, to the extent they pertain to the business of the Company and its Subsidiaries, provided that, for the avoidance of doubt, such records shall not include records that are the owned property of the Company Manager and are not owned property of the Company or any of its Subsidiaries.
6.8    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.
(b)    In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.
(c)    In connection with obtaining any approval or consent from any Person with respect to the Merger, neither the Company or any Subsidiary of the Company nor Parent or any Subsidiary of Parent shall not pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.
6.9    Indemnification; Directors’ and Officers’ Insurance.
(a)    Parent agrees that all rights existing as of the date of this Agreement to indemnification, advancement of expenses and exculpation from Indemnified Liabilities (as defined below) in favor of the Company Manager or current and/or former directors, officers or employees of the Company and the Company Subsidiaries as provided in the Organizational Documents of the Company and each of the Company Subsidiaries, any employment agreement or indemnification agreement in effect on the date hereof or otherwise will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Company to perform its respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent shall cause the Surviving Company to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company, the Company Manager or any of their Subsidiaries or who acts as a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company, the Company Manager or any of their Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent shall pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Company shall use its reasonable best efforts to assist in the defense of any such matter. With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Company under this Section 6.9, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Company, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Company, the Company or the Indemnified Person within the last three (3) years. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Company not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Persons covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.
(b)    For a period of not less than six (6) years following the Effective Time, the provisions in the Surviving Company’s and its Subsidiaries’ Organizational Documents with respect to indemnification, advancement of expenses and exculpation of current and/or former directors, officers or employees shall be no less favorable to such directors, officers and employees than such contained in the Organizational Documents of the Surviving Company or its Subsidiaries, as applicable, in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of any such individuals except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.
(c)    To the extent permitted by applicable Law, Parent shall cause the Surviving Company to indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.9(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any charter, bylaw or contract in the event such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.
(d)    On or prior to the Closing Date, the Company shall put in place, and fully prepay immediately prior to the Effective Time, “tail” insurance policies (collectively, the “D&O Insurance”) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, the aggregate premium for the D&O Insurance shall not exceed an amount equal to 300% of the annual premium paid by the Company for such insurance as of the date of this Agreement; and provided, further, that if the premium of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)    The provisions of this Section 6.9 (i) will survive consummation of the Merger; (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons) to the extent of such indemnified or insured party’s interest herein, and his or her heirs and estates; and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(f)    In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9. Parent shall cause the Surviving Company not to sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy its obligations under this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.9, and his or her heirs and representatives. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.
(g)    From and after the Effective Time, Parent shall guarantee the prompt payments of the obligations of the Surviving Corporation under this Section 6.9.
(h)    Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to insurance claims pursuant to any applicable insurance policy or indemnification agreement, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.10    Stockholder Litigation. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that the Company shall not agree to settle any Transaction Litigation in excess of the amount set forth in Schedule 6.10 of the Company Disclosure Letter without the prior written consent of Parent.
6.11    Treatment of Company Management Agreement. On the date hereof, the Company and the Company Manager have entered into the Termination Agreement, to which Parent is an express third party beneficiary, terminating the Company Management Agreement effective as of the Effective Time, and such termination shall be without any liability (except to the extent specifically set forth therein) to the Company, any of its Subsidiaries, Parent, any Affiliate of Parent, Parent Manager or the Surviving Company. The Company has provided to Parent a true, correct and complete copy of the executed Termination Agreement. The Company shall not amend, modify or waive any rights under the Company Management Agreement or the Termination Agreement without Parent’s prior written consent. Notwithstanding anything herein to the contrary, in no event shall the Company pay the Company Manager any amounts in excess of the amounts that are expressly required to be paid by the Company pursuant to the terms of the Termination Agreement.

6.12    Treatment of Parent Management Agreement Amendment. On the date hereof, Parent and the Parent Manager have entered into the Parent Management Agreement Amendment, which shall be effective as of the Effective Time. Parent has provided to the Company a true, correct and complete copy of the executed Parent Management Agreement Amendment. Parent shall not amend, modify or waive any rights under the Parent Management Agreement Amendment without the Company’s prior written consent.
6.13    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor the Company Manager nor Parent Manager, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation or a Parent Change of Recommendation; provided, however, each party and their respective controlled Affiliates may, without the prior written consent of the other party, make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.13.
6.14    Control of Business. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.15    Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions shall be paid by Parent, whether levied on Parent or any other Person, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such Tax Returns. The portion of the consideration to be received by holders of Company Common Stock in connection with the Merger that is allocable to the real property of the Company and its subsidiaries shall be determined by Merger Sub in its reasonable discretion.
6.16    Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Parent, the Surviving Company or the Company, (b) of any Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger, any other Transaction, this Agreement or the TPT Merger Agreement (“Transaction Litigation”) and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate this Agreement under Article VIII.
6.17    Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
6.18    Listing Application. Parent shall take all actions necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
6.19    Tax Matters.
(a)    The Company shall (i) use its reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(d) and Section 7.3(f); (ii) deliver to Hunton Andrews Kurth LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form to be mutually agreed upon by the Company and Parent prior to the Closing, dated as of the Closing Date and signed by an officer of the Company, which contains representations as shall be reasonably necessary or appropriate to enable (A) Hunton Andrews Kurth LLP to render the opinion described in Section 7.2(f) and (B) Skadden, Arps, Slate, Meagher & Flom LLP to render the opinion described in Section 7.3(f), in each case, on the Closing Date (the “Company Tax Representation Letter”); and (iii) deliver to Hunton Andrews Kurth LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations as shall be reasonably necessary or appropriate to enable (A) Hunton Andrews Kurth LLP to render the opinion described in Section 7.3(d) and (B) Skadden, Arps, Slate, Meagher & Flom LLP to render the opinion described in Section 7.2(d), in each case, on the Closing Date.
(b)    Parent and Merger Sub shall (i) use their reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(f) and Section 7.3(d); (ii) deliver to Hunton Andrews Kurth LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form to be mutually agreed upon by the Company and Parent prior to the Closing, dated as of the Closing Date and signed by an officer of Parent, which contains representations as shall be reasonably necessary or appropriate to enable (A) Hunton Andrews Kurth LLP to render the opinion described in Section 7.2(f) and (B) Skadden, Arps, Slate, Meagher & Flom LLP to render the opinion described in Section 7.3(f), in each case, on the Closing Date (the “Parent Tax Representation Letter”); and (iii) deliver to Hunton Andrews Kurth LLP an officer’s certificate, dated as of the Closing Date and signed by an officer of

Parent, containing representations as shall be reasonably necessary or appropriate to enable Hunton Andrews Kurth LLP to render the opinion described in Section 7.3(d) on the Closing Date.
(c)    The Company shall cause to be prepared all federal and other material Tax Returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.
6.20    Additional Dividends.
(a)    Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company with respect to the Company Common Stock pursuant to this Section 6.20(a) shall be an amount equal to (i) the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Company Additional Dividend Amount ”) if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.
(b)    Prior to the Effective Time, Parent shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend shall be three (3) Business Days before the payment date. The per share dividend amount payable by Parent with respect to the Parent Common Stock pursuant to this Section 6.20(b) shall be an amount equal to (i) Parent’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Parent Additional Dividend Amount ”) equal to the quotient obtained by dividing the Company Additional Dividend Amount (if any) by the Exchange Ratio.
6.21    Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
6.22    Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act as promptly as practicable after the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.
6.23    Obligations of Merger Sub and the Surviving Company. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
6.24    Company Convertible Notes.
(a)    Notwithstanding anything to contrary in this Agreement, prior to the Effective Time, the Company (i) shall take all such actions as may be required in accordance with, and subject to, the terms of the Company Convertible Notes Indenture or under applicable Law and (ii) may, subject to Schedule 6.24 of the Company Disclosure Letter, take any actions as may be permitted or contemplated under the terms of the Company Convertible Notes Indenture, in each case, including the giving of any notices that may be required in connection with the Transactions and settling any repurchase or conversion of the Company Convertible Notes occurring prior to or as a result of or in connection with the Transactions and electing any Settlement Method under, and as defined in, the Company Convertible Notes Indenture (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Company Convertible Notes Indenture) with respect to any Conversion Date (as defined in the Company Convertible Notes Indenture)). For the avoidance of doubt, notwithstanding anything to contrary in this Agreement, the Company may settle any conversion of the Company Convertible Notes in cash, shares of the Company Common Stock or any combination of cash and shares of the Company Common Stock, at the Company’s election. Prior to taking any action under clause (ii) of this Section 6.24(a), the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.
(b)    As of the Effective Time and subject to the terms and conditions set forth herein: (i) the Surviving Company will assume the due and punctual performance and observance of the Company’s covenants, agreements and obligations under and relating to the Company Convertible Notes issued by the Company pursuant to the Company Convertible Notes Indenture; and (ii) Parent, Merger Sub and the Company shall execute and deliver, or cause to be delivered, any and all documents, instruments and agreements, including any supplemental indentures, guarantees, officer’s certificates and opinions of counsel required by the Company Convertible Notes or the Company Convertible Notes Indenture, in order to effectuate such assumption.
6.25    Employee Matters. Neither Parent nor the Surviving Company shall have any obligation to retain any current employee of the Company or its Subsidiaries following the Effective Time and any severance obligations payable to such employee solely as a result of the Transactions contemplated hereby shall be solely borne by the Company (“Company Severance Payments ”).
ARTICLE VII

CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:
(a)    Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company and Parent, as applicable.

(b)    No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.
(c)    Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.
(d)    Listing; Classification. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
7.2    Additional Conditions to Obligations of Parent, Merger Sub and Parent Manager. The obligations of Parent, Merger Sub and Parent Manager to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, Merger Sub and Parent Manager, in whole or in part, to the extent permitted by applicable Law:
(a)    Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure), Section 4.3(a) (Authority) and Section 4.6(a) (Company Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), and (ii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)    Compliance Certificate. Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.
(d)    REIT Opinion. Parent shall have received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided that

Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)    Absence of Company Material Adverse Effect. Except as disclosed in Schedule 7.2(e) of the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, that is continuing.
(f)    Reorganization Opinion. Parent and Merger Sub shall have received the written opinion of its counsel, Hunton Andrews Kurth LLP, dated as of the Closing Date and in substantially the same form as Exhibit C, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, Hunton Andrews Kurth LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.
7.3    Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)    Representations and Warranties of Parent, Merger Sub and Parent Manager. (i) The representations and warranties of Parent, Merger Sub and Parent Manager set forth in Section 5.2(a) (Capital Structure), Section 5.3(a) (Authority) and Section 5.6(a) (Parent Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), and (ii) all other representations and warranties of Parent, Merger Sub and Parent Manager set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) (1) in the case of Parent and Merger Sub, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) in the case of Parent Manager, would not reasonably be expected to materially prevent the ability of Parent Manager to consummate the Transactions before the End Date.
(b)    Performance of Obligations of Parent, Merger Sub and Parent Manager. Parent, Merger Sub and Parent Manager each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c)    Compliance Certificate. The Company shall have received (i) a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.3(a) (solely with respect to the representations and warranties of Parent and Merger Sub) and Section 7.3(b) (solely with respect to the agreements and obligations of Parent and Merger Sub) have been satisfied and (ii) a certificate of Parent Manager signed by an executive officer of Parent Manager, dated the Closing Date, confirming that the conditions in

Section 7.3(a) (solely with respect to the representations and warranties of Parent Manager) and Section 7.3(b) (solely with respect to the agreements and obligations of Parent Manager) have been satisfied.
(d)    REIT Opinion. The Company shall have received a written opinion of Hunton Andrews Kurth LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2011, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)    Absence of Parent Material Adverse Effect. Except as disclosed in Schedule 7.3(e) of the Parent Disclosure Letter since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, that is continuing.
(f)    Reorganization Opinion. The Company shall have received the written opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in substantially the same form as Exhibit D, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.
(g)    Company Director Designees. Effective as of the Effective Time, the Company Director Designees to be appointed to the Parent Board pursuant to Section 2.6 shall have been so appointed.
7.4    Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.
ARTICLE VIII

TERMINATION
8.1    Termination. This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a)    by mutual written consent of the Company and Parent;
(b)    by either the Company or Parent:
(i)    if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;
(ii)    if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on May 2, 2024 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii)     in the event of a breach by the other party of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days (five Business Days in the case of any breach of Sections 6.5 or 6.6) after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(iv)    if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting; or
(v)    if the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting;
(c)    by Parent:
(i)    if, prior to the time the Company Stockholder Approval is obtained, the Company Board shall have effected a Company Change of Recommendation whether or not pursuant to and in accordance with Section 6.3(d)(iii) or Section 6.3(e); or
(ii)    if, prior to the receipt of the Parent Stockholder Approval, the Parent has complied in all material respects with Section 6.4 in respect of such Parent Superior Proposal and the Parent Board determines to terminate this Agreement in accordance with Section 6.4(c)(iii) in connection with a Parent Superior Proposal and the Parent Board has approved, and concurrently with the termination hereunder, Parent enters into, a definitive agreement providing for the implementation of such Parent Superior Proposal; provided, however, that such termination shall not be effective unless Parent concurrent therewith pays or causes to be paid the Parent Termination Fee in accordance with Section 8.3(e);

(d)    by the Company:
(i)    if, prior to the receipt of the Company Stockholder Approval, the Company has complied in all material respects with Section 6.3 in respect of such Company Superior Proposal and the Company Board determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrent therewith pays or causes to be paid the Company Termination Fee in accordance with Section 8.3(d); or
(ii)    if, prior to the time the Parent Stockholder Approval is obtained, the Parent Board shall have effected a Parent Change of Recommendation whether or not pursuant to and in accordance with Section 6.4(c)(iii) or Section 6.4(d).
8.2    Notice of Termination; Effect of Termination.
(a)    A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party.
(b)    In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
8.3    Expenses and Other Payments.
(a)    Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b)    If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(v), Parent will pay to the Company, in cash by wire transfer of immediately available funds (to an account designated by the Company) no later than two Business Days after notice of termination of this Agreement, an amount equal to that required to reimburse the Company for the Company Transaction Expenses incurred at or prior to the time of such termination in an aggregate amount not to exceed $2,000,000 (the “Company Expense Reimbursement Amount”).
(c)    If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv), the Company will pay to Parent, in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than two Business Days after notice of termination of this Agreement, an amount equal to that required to reimburse Parent for the Parent Transaction Expenses incurred at or prior to the time of such termination in an aggregate amount not to exceed $1,000,000 (the “Parent Expense Reimbursement Amount”).
(d)    If (i) Parent terminates this Agreement pursuant to Section 8.1(c)(i) (Company Change of Recommendation) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) (x) in the case of a termination under Section 8.1(c)(i), no later than two Business Days after notice of termination of this Agreement, or (y) in the case of a termination under Section 8.1(d)(i), concurrent with notice of termination of this Agreement.
(e)    If (i) the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Parent Change of Recommendation) or (ii) Parent terminates this Agreement pursuant to Section 8.1(c)(ii) (Parent Superior Proposal), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds (to an account designated by the Company) (x) in the case of a termination under 8.1(d)(ii), no later than two Business Days after notice of termination of this Agreement, or (y) in the case of a termination under Section 8.1(c)(ii), concurrent with notice of termination of this Agreement.
(f)    If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Company Board and not withdrawn prior to such date, and (iii) within nine months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal (which is ultimately consummated) or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee (less any Parent Expense Reimbursement Amount previously paid by the Company to Parent). For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%.”
(g)    If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained) or Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), (ii) on or before the date of any such termination a Parent Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Parent Board and not withdrawn prior to such date, and (iii) within nine months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement with respect to any Parent Competing Proposal (which is ultimately consummated) or consummates any Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee (less any Company Expense Reimbursement Amount previously paid by Parent to the Company). For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%.”
(h)    In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 5% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.
(i)    In the event that Parent is required to pay the Parent Termination Fee:
(i)    Parent shall pay to the Company from the Parent Termination Fee deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Parent Termination Fee payable to the Company and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) as determined by the Company’s independent certified public accountants (such maximum amount, the “Company REIT Cap Amount”), plus (2) in the event that the Company received either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described in Section 8.3(i)(iii)(ii)(A), or (y) an opinion from the Company’s outside counsel as described in Section 8.3(i)(iii)(ii)(B), an amount equal to the excess of the Parent Termination Fee, less the amount payable under clause (1) above, less any amount previously paid under Section 8.3(i)(i).
(ii)    To secure Parent’s obligation to pay the amounts described in Section 8.3(i)(i), Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee with an escrow agent selected by the Company and on such terms (subject to Section 8.3(i)(iii)) as shall be reasonably satisfactory to the Company as reflected in an escrow agreement among the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Parent Termination Fee.
(iii)    The escrow agreement shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (i) a letter from the Company’s independent accountants indicating the Company REIT Cap Amount or a subsequent letter from such accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that (A) the Company has received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. Parent agrees to amend this Section 8.3(i) at the reasonable request of the Company in order to (1) maximize that portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(i)(iii). Any amount of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(i); provided, however, that any amount that has not been released from the escrow to the Company pursuant to the provisions of this Section 8.3(i) as of the fifth anniversary of the deposit into such escrow shall at that time be released to Parent, and Parent shall have no further obligations to the Company with respect thereto.
(j)    In the event that the Company is required to pay the Company Termination Fee:
(i)    The Company shall pay to Parent from the Company Termination Fee deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Company Termination Fee payable to Parent and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income as determined by Parent’s independent certified public accountants (such maximum amount, the “Parent REIT Cap Amount”), plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described in Section 8.3(j)(iii)(ii)(A) or (y) an opinion from Parent’s outside counsel as described in Section 8.3(j)(iii)(ii)(B), an amount equal to the excess of the Company Termination Fee, less the amount payable under clause (1) above, less any amount previously paid under Section 8.3(j)(i).
(ii)    To secure the Company’s obligation to pay the amounts described in Section 8.3(j)(i), the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee with an escrow agent selected by Parent and on such terms (subject to Section 8.3(j)(iii)) as shall be reasonably satisfactory to Parent as reflected in an escrow agreement among the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee.
(iii)    The escrow agreement shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (i) a letter from Parent’s independent accountants indicating the Parent REIT Cap Amount or a subsequent letter from such accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that (A) Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(j) at the reasonable request of Parent in order to (1) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(j)(iii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(j); provided, however, that any amount that has not been released from the escrow to Parent pursuant to the provisions of this Section 8.3(j) as of the fifth anniversary of the deposit into such escrow shall at that time be released to the Company, and the Company shall have no further obligations to Parent with respect thereto.
Notwithstanding anything to the contrary herein, Parent and Merger Sub, on the one hand, and Parent Manager, on the other hand, shall be severally liable in respect of its obligations under this Agreement, on a several, and not joint, basis, and neither the Parent nor Merger Sub shall be responsible for the obligations of Parent Manager hereunder (including the obligation to pay the Per Share Additional Manager Consideration), nor shall Parent Manager be responsible for the obligations of Parent and Merger Sub hereunder.
ARTICLE IX

GENERAL PROVISIONS
9.1    Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
9.2    Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Section 6.9 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
9.3    Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail“) (but only if confirmation of receipt of such e-mail is requested and received); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i)    if to Parent, Merger Sub or Parent Manager, to:
c/o AG REIT Management, LLC
245 Park Avenue, 26th Floor
New York, New York 10167
Attention:    Legal Department
E-mail:    legal@angelogordon.com
with a required copy to (which copy shall not constitute notice):
Hunton Andrews Kurth LLP
951 East Byrd Street
Richmond, Virginia 23219
Attention:     Steven Haas
    James Kennedy
E-mail:    shaas@huntonak.com
    jkennedy@huntonak.com
(ii)    if to the Company, to:
Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, California 91101
Attention:     Bonnie Wongtrakool
    Robert Lehman
E-mail:    Bonnie.Wongtrakool@westernasset.com
    Robert.Lehman@westernasset.com
with a required copy to (which copy shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:     David J. Goldschmidt, Esq.
    Thomas W. Greenberg, Esq.
E-mail:    david.goldschmidt@skadden.com
    thomas.greenberg@skadden.com
9.4    Rules of Construction.
(a)    Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b)    The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the

Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)    The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)    All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.
(e)    In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
9.5    Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
9.6    Entire Agreement; Third Party Beneficiaries.
(a)    This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b)    Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) and Sections 2.6 and 6.9 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.7    Governing Law; Venue; Waiver of Jury Trial.
(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)    THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREFROM)) (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH CHOSEN COURTS.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
9.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10    Affiliate Liability.
(a)    Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise); and (ii) any director, officer, employee or other Representative of (A) the Company or (B) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent, Merger Sub or Parent Manager of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent, Merger Sub and Parent Manager hereby waive and release all claims of any such liability and obligation.
(b)    Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent, Merger Sub or Parent Manager (whether limited or general partners, members, stockholders or otherwise); and (ii) any director, officer, employee or other Representative of (A) Parent, Merger Sub or Parent Manager or (B) any Person who controls Parent, Merger Sub or Parent Manager. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.

9.11    Remedies; Specific Performance.
(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)    The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
(c)    This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
9.12    Amendment. Prior to the Effective Time, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law would require the further approval by the stockholders of the Company or Parent, as applicable, without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.13    Extension; Waiver. At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent and Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

AG MORTGAGE INVESTMENT TRUST, INC.

By:	/s/ THOMAS J. DURKIN
Name: Thomas J. Durkin
Title: Chief Executive Officer and President

AGMIT MERGER SUB, LLC

By:	/s/ THOMAS J. DURKIN
Name: Thomas J. Durkin
Title: Chief Executive Officer and President

AG REIT MANAGEMENT, LLC, solely for the purposes set forth herein

By:	/s/ CHRISTOPHER D. MOORE
Name: Christopher D. Moore
Title: Chief Legal Officer and Secretary

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

By:	/s/ Elliot Neumayer
Name: Elliot Neumayer
Title: Chief Operating Officer

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“Agency RMBS” means residential mortgage-backed securities whose principal and interest payments are guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association, or the Federal Home Loan Mortgage Corporation.
“Aggregate Additional Manager Consideration Amount” means $7,000,000.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York are authorized or obligated to be closed.
“Calculating Party” means (i) the Company, with respect to the Company Transaction Expenses, and (ii) Parent, with respect to the Parent Transaction Expenses.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease, exchange, transfer or other disposition (other than in the ordinary course of business) to a Person or group of more than 20% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof) or representing more than 20% of the net revenues or net income of the Company and its Subsidiaries.
“Company Convertible Notes” means the $86.3 million aggregate principal amount of the Company’s 6.75% Convertible Senior Notes due 2024, as governed by that certain Second Supplemental Indenture, dated as of September 14, 2021, between the Company and Wells Fargo Bank, National Association, as trustee (the “Company Convertible Notes Indenture”).
“Company Equity Plans” means the Western Asset Mortgage Capital Corporation Equity Plan, the Western Asset Mortgage Capital Corporation Manager Equity Plan, the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan and the Western Asset Mortgage Capital Corporation 2022 Manager Omnibus Incentive Plan.
“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.
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“Company Management Agreement” means the Management Agreement by and among the Company and the Company Manager, dated as of May 9, 2012, as it may be amended.
“Company Manager” means Western Asset Management Company, LLC.
“Company Material Adverse Effect” means a Material Adverse Effect on the Company.
“Company Stockholder Approval” means the approval of the Merger and the other Transactions by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger in accordance with the DGCL and the Organizational Documents of the Company.
“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Company Board or any committee thereof determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing and likelihood of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable from a financial point of view to the Company Stockholders than the Transactions.
“Company Termination Fee” means a cash amount equal to $3,000,000.
“Company Transaction Expenses” means the cumulative fees and expenses incurred or expected to be incurred at or prior to the Closing by the Company and any of its Subsidiaries in connection with the Transactions or in connection with the transactions contemplated by the TPT Merger Agreement, including (i) fees and expenses for services rendered to the Company for the Company’s financial and legal advisers, financial printer, proxy solicitor, transfer agent and virtual data room provider and (ii) Company Severance Payments; provided, however, the parties agree that the Company shall not pay or agree to pay to any third party service provider any amount that would be a Company Transaction Expense in excess of the amount that the Company is legally obligated to pay pursuant to any agreement in effect as of the date hereof. For the avoidance of doubt, (i) the termination fee to be paid to the Company Manager pursuant to the Termination Agreement and the Accrued Management Fee and the Unreimbursed Expenses, as defined in and pursuant to the Termination Agreement, (ii) all Transfer Taxes payable pursuant to Section 6.15, (iii) the cost of the D&O Insurance, and (iv) the TPT Termination Fee, in each case, shall not be considered a Company Transaction Expense.
“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“Determination Date” means the last day of the first month immediately preceding the month in which the conditions set forth in Article VII are reasonably expected to be satisfied (other than the condition set forth in Section 7.1(a) and those conditions that by their nature are
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to be satisfied or waived at the Closing), or such other date as may be mutually agreed by the parties in their respective sole discretions.
“DGCL” means the Delaware General Corporation Law.
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to a Person, any Person, whether or not incorporated, that together with such Person is treated as a single employer for purposes of Code Section 414 or ERISA Section 4001(b).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” means 1.50, as calculated in accordance with the methodology set forth in the Exchange Ratio Spreadsheet, as such number may be adjusted (a) on account of the Final Company Transaction Expenses Amount in accordance with Section 3.1(d), (b) on account of the Final Parent Transaction Expenses Amount in accordance with Section 3.1(d) and/or (c) in accordance with Section 3.1(e).
“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory
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and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the U.S. Internal Revenue Service.
“knowledge” means the actual knowledge of (a) in the case of the Company, the individuals listed in Schedule 1.1(c) of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1(c) of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, governmental directive or other legally enforceable requirement, of any Governmental Entity, including common law.
“Leverage Ratio” means, as of any date of determination, the quotient obtained by dividing (a) the aggregate principal amount outstanding under the repurchase agreements, credit lines and to-be-announced dollar roll financings of the Company and its Subsidiaries, as determined on a consolidated basis, plus the principal balance of the Company Convertible Notes by (b) the Company’s total consolidated common stockholder’s equity.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development (an “effect”) that, individually or in the aggregate, materially adversely affects (a) the condition (financial or otherwise), business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets (including the mortgage backed securities markets), credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or
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changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 or other actions or events resulting therefrom)); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) except for purposes of Sections 4.3(b) and 5.3(b), the announcement of this Agreement or the pendency or consummation of the Transactions, (viii) any actions taken or failure to take action, in each case, at the request of another party to this Agreement; (ix) except for purposes of Sections 4.3(b) and 5.3(b), compliance with the terms of, or the taking of any action permitted or expressly required by, this Agreement; (x) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xi) any Transaction Litigation; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).
“Maximum Leverage Ratio” means a Leverage Ratio no greater than 3.5x.
“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company or Parent, as applicable, ending on or prior to the Closing Date, which is required to be paid by the Company or Parent prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.
“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.
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“Parent Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease, exchange, transfer or other disposition (other than in the ordinary course of business) to a Person or group of more than 20% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof) or representing more than 20% of the net revenues or net income of Parent and its Subsidiaries.
“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.
“Parent Material Adverse Effect” means a Material Adverse Effect on Parent.
“Parent Plan” means any material Employee Benefit Plan of Parent or its Subsidiaries.
“Parent Preferred Stock” means Parent’s (a) 8.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series A Preferred Stock”), (b) 8.00% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series B Preferred Stock”), and (c) 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series C Preferred Stock”).
“Parent Restricted Stock” means any outstanding award of Parent Common Stock subject to vesting, repurchase or other lapse restriction granted pursuant to a Parent Equity Plan.
“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of the holders of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.
“Parent Stockholders” means the holders of Parent Common Stock and the holders of Parent Preferred Stock.
“Parent Stockholders Meeting” means a meeting of Parent Stockholders to consider the approval of the Parent Stock Issuance, including any postponement, adjournment or recess thereof.
“Parent Superior Proposal” means a bona fide Parent Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Parent Board or any committee thereof determines in good faith after consultation with Parent’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing and likelihood of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable from a financial point of view to the Parent Stockholders than the Transactions.
“Parent Termination Fee” means a cash amount equal to $6,000,000.
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“Parent Transaction Expenses” means the cumulative fees and expenses incurred or expected to be incurred at or prior to the Closing by Parent and any of its Subsidiaries in connection with the Transactions, including (i) fees and expenses for services rendered to Parent for Parent’s financial and legal advisers, financial printer, proxy solicitor, transfer agent and virtual data room provider and (ii) all Transfer Taxes payable pursuant to Section 6.15; provided, however, the parties agree that Parent shall not pay or agree to pay to any third party service provider any amount that would be a Parent Transaction Expense in excess of the amount that Parent is legally obligated to pay pursuant to any agreement in effect as of the date hereof. For the avoidance of doubt, the TPT Termination Fee shall not be considered a Parent Transaction Expense.
“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Per Share Additional Manager Consideration” means, subject to the cap set forth in Section 3.1(c), an amount equal to (a) the Aggregate Additional Manager Consideration Amount divided by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), calculated after giving effect to the vesting of all Company Equity Awards pursuant to Section 3.2, rounded up to the nearest cent.
“Permitted Liens” means any Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (iii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Liens or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (vi) which is imposed on the underlying fee interest in real property subject to a company lease.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Proposed Transaction Expenses Schedule” means a schedule setting forth in reasonable detail the good faith calculation of (i) the Company, with respect to the Company Transaction Expenses as of the Determination Date, or (ii) Parent, with respect to the Parent Transaction Expenses as of the Determination Date.
“Receiving Party” means, (i) the Company, with respect to the Parent Transaction Expenses, and (ii) Parent, with respect to the Company Transaction Expenses.
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“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.
“Tax“ or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Trading Day” means any day on which shares of Company Common Stock are traded on the NYSE.
“Trading Hour” means 9:30 a.m. New York, New York time to 4:00 p.m. New York, New York time on any Trading Day.
“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Transfer Taxes” means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.
“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
A-8

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Willful and Material Breach” shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.
A-9

Annex B
FOURTH AMENDMENT TO
MANAGEMENT AGREEMENT
THIS FOURTH AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made as of August 8, 2023, by and between AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Company”), and AG REIT Management, LLC, a Delaware limited liability company (the “Manager” and together with the Company, the “Parties”).
WHEREAS, the Parties entered into that certain Management Agreement, dated as of June 29, 2011, as amended by that certain First Amendment to Management Agreement, dated as of April 6, 2020, that certain Second Amendment to Management Agreement, dated as of September 24, 2020, and that certain Third Amendment to Management Agreement, dated as of November 22, 2021 (as amended, the “Management Agreement”), pursuant to which, among other things, the Company is obligated to pay the Manager a Base Management Fee and Incentive Fee and reimburse the Manager for certain expenses.
WHEREAS, contemporaneously with the entry into this Amendment, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, AGMIT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Target”), and, for the limited purposes set forth therein, the Manager (as it may be amended from time to time, the “Merger Agreement”), pursuant to which the Company will acquire the Target (the “Transaction”).
WHEREAS, in connection with the Merger Agreement and the Transaction, the Parties wish to amend the Management Agreement through this Amendment in order to temporarily reduce the Base Management Fee and the Company’s expense reimbursement obligations under the Management Agreement.
WHEREAS, capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Management Agreement or the Merger Agreement, as the case may be.
NOW, THEREFORE, in consideration of the recitals and mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby covenant and agree as follows:
1.Temporary Adjustment of Base Management Fee. Contingent upon the closing of the Transaction as contemplated by the Merger Agreement, the Base Management Fee otherwise payable pursuant to Section 7 of the Management Agreement shall be reduced by $600,000 per quarter for each of the first four quarters following the Effective Time, beginning with the fiscal quarter in which the Effective Time occurs.
2.Temporary Adjustment of the Company’s Expense Reimbursement Obligations. Contingent upon the closing of the Transaction as contemplated by the Merger Agreement, with respect to the fiscal quarter in which the Effective Time occurs, the Manager shall waive its right to seek reimbursement from the Company for any expenses otherwise reimbursable by the Company pursuant to Section 8 of the Management Agreement (“Reimbursable Expenses”) in an aggregate amount equal to the excess, if any, of (i) $7,000,000 over (ii) the aggregate Per Share Additional Manager Consideration paid to the Company’s stockholders under the Merger Agreement, as adjusted by Section 3.1(c) thereof (such excess amount, the “Excess Additional

Manager Consideration Amount”); provided, however, to the extent that the Excess Additional Manager Consideration Amount exceeds the Reimbursable Expenses for such fiscal quarter, such excess shall carry over to be applied against the Reimbursable Expenses for subsequent fiscal quarters until such excess has been applied in full to offset Reimbursable Expenses.
3.Full Force and Effect. Except as specifically amended by this Amendment, the Management Agreement shall remain in full force and effect.
4.No Further Amendment. This Amendment, which may be executed in multiple counterparts, constitutes the entire agreement of the Parties regarding the matters contained herein and shall not be modified by any prior oral or written discussions.
5.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
AG MORTGAGE INVESTMENT TRUST, INC.

By:        /s/ Thomas J. Durkin
Name:    Thomas J. Durkin
Title:    Chief Executive Officer and President
AG REIT MANAGEMENT, LLC
By: Angelo, Gordon & Co., L.P. its sole member

By:        /s/ Christopher D. Moore
Name:    Christopher D. Moore
Title:    Chief Legal Officer & Secretary

Annex C
AMENDMENT TO MANAGEMENT AGREEMENT
THIS AMENDMENT TO MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2023, by and among Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”), Western Asset Management Company, LLC, a California limited liability company (the “Manager”), and, solely for the purposes of Sections 1(b), 5 and 10 hereof, AG Mortgage Investment Trust, Inc., a Maryland corporation (“Parent”). The Company, the Manager and Parent are each sometimes referred to herein as a “Party,” and collectively as, the “Parties.” Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Management Agreement or the Merger Agreement (each as defined below), as the case may be.
RECITALS
WHEREAS, the Company and the Manager are parties to that certain Management Agreement, dated as of May 9, 2012, as amended by that certain Amendment to the Management Agreement, dated as of August 3, 2016 (the “Management Agreement”);
WHEREAS, contemporaneously with the entry into this Agreement, the Company has entered into that certain Agreement and Plan of Merger, dated as of August 8, 2023, by and among Parent, AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), the Company and, for the limited purposes set forth therein, AG REIT Management, LLC, a Delaware limited liability company (as may be amended from time to time, the “Merger Agreement”), pursuant to which it is contemplated that the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity of the merger (the “Surviving Company”);
WHEREAS, this Agreement will terminate automatically upon any termination of the Merger Agreement in accordance with its terms; and
WHEREAS, in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, the Parties desire, subject to the terms and conditions set forth herein, to, among other things, (i) terminate the Management Agreement effective as of the Effective Time (as defined in the Merger Agreement); and (ii) provide for certain additional obligations and agreements among the Parties.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Amendment and Termination of Management Agreement; Survival of Certain Provisions.
(a)Notwithstanding anything to the contrary in the Management Agreement, the Parties hereby acknowledge and agree that, except as specifically set forth herein, the Management Agreement and all rights and obligations of the Company and the Manager thereunder shall be automatically terminated and of no further force or effect as of the Effective Time (such termination, the “Termination,” which shall be deemed a Termination Without Cause (as defined in the Management Agreement)), without any further notice or action by any of the Company or the Manager. Notwithstanding the foregoing:

(i)The Manager shall be entitled to receive the quarterly Management Fee payable to the Manager pursuant to the terms and conditions of the Management Agreement, prorated through the date of the Termination. Within 30 days following the Effective Time, the Manager will deliver to Parent, on behalf of the Surviving Company, a written statement setting forth in reasonable detail the Manager’s good faith computation, in accordance with the Management Agreement and consistent with past practice, of any and all Management Fees accrued pursuant to Section 6 of the Management Agreement and unpaid as of the Effective Time (the “Accrued Management Fee”); provided, however, that (A) the Accrued Management Fee for the quarter in which the Closing occurs shall be pro-rated based on the number of days in such quarter that have elapsed up to and including the day of the Effective Time compared to the total number of days in such quarter, and (B) for purposes of the computation of the Accrued Management Fee for the quarter in which the Closing occurs, Equity (as defined in the Management Agreement) shall be determined as of the end of the month which occurred immediately prior to the Effective Time. Within five (5) Business Days following the Manager’s delivery of such written statement of the Accrued Management Fees pursuant to the preceding sentence, Parent or the Surviving Company will pay to the Manager the Accrued Management Fees.
(ii)Within 30 days following the Effective Time, the Manager will deliver to Parent, on behalf of the Surviving Company, a written statement setting forth in reasonable detail a calculation of all unreimbursed expenses (A) incurred by the Manager or its Affiliates on behalf of the Company in the ordinary course of business and consistent with past practice prior to the Effective Time, which are reimbursable to the Manager or its Affiliates in accordance with the terms of Section 7 of the Management Agreement, and (B) that have been incurred by the Manager in connection with the Termination, including, without limitation, third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company in connection with, or after public announcement of, the Merger Agreement, the Merger or other Transactions (which shall include any severance payments or similar costs or expenses incurred by the Manager) (collectively, the “Unreimbursed Expenses”). Within five (5) Business Days following the Manager’s delivery of such written statement of the Unreimbursed Expenses pursuant to the preceding sentence, Parent or the Surviving Company will pay to the Manager the Unreimbursed Expenses.
(iii)Promptly following the Effective Time, the Manager shall take those actions required of the Manager pursuant to Section 13 of the Management Agreement upon the terms and conditions set forth therein; provided that for such purposes all payments shall be made, and all documents and property delivered, to the Surviving Company (or, at the direction of the Surviving Company, to Parent, the board of directors of Parent or other designee, as applicable).
(iv)The following provisions of the Management Agreement shall survive the effective date of this Agreement and the Termination and shall continue to remain in full force and effect: Section 5 (Records; Confidentiality) (for a period of one (1) year following the Termination), Section 6 (Compensation), solely to the extent of any Accrued Management Fee, Section 7 (Expenses of the Company), solely to the extent of any Unreimbursed Expenses, Section 8 (Limits of the Manager’s Responsibility) and Section 13 (Action Upon Termination).
(b)Prior to the Termination, (i) the Company and the Manager shall comply in all respects with all the terms and conditions of the Management Agreement, (ii) the Company and the Manager shall not amend the Management Agreement or this Agreement, in each case without the prior written consent of Parent, and (iii) except as specifically permitted or required by the Merger Agreement, as required by law, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Manager shall conduct its activities with respect to the Company and the Company’s subsidiaries, and its obligations pursuant to the Management Agreement, in the ordinary course of business consistent with past practice in all material respects. Further, the Manager agrees to cooperate with the Company and Parent prior to the Closing and take all actions reasonably requested by the Company or Parent prior to the Closing in order to carry out and effect the Merger and the transactions contemplated by the Merger Agreement and this Agreement.
(c)For the avoidance of doubt, none of the Surviving Company, Parent or any of their respective Affiliates shall be subject to or limited in any way by the terms of Section 3(b) of the Management Agreement.
2.Termination Payment.
(a)In consideration for the Termination and the other promises, undertakings and releases of the Manager hereunder, the Company shall pay to the Manager the termination fee amount of $7,000,000 (the “Termination Payment”), payable in a lump sum cash payment as of the Effective Time, subject to the Manager’s compliance with the terms and conditions of the Management Agreement and this Agreement. The Termination Payment shall be deemed to constitute, and shall in all respects satisfy all obligations with respect to, any “Termination Fee” (as defined by the Management Agreement), whether payable in connection with the Termination or otherwise.
(b)Notwithstanding anything to the contrary in the Management Agreement, the Parties acknowledge and agree that the Termination Payment, any Accrued Management Fee, and any Unreimbursed Expenses payable hereunder shall be the entire amounts payable to the Manager or any of its Affiliates in connection with the Termination and thereafter under or in respect of the Management Agreement or this Agreement unless the Merger Agreement is validly terminated pursuant to Section 8.1 of the Merger Agreement without the occurrence of the Effective Time (as defined in the Merger Agreement), and except with respect to those rights and obligations which, pursuant to Section 1 hereof, survive the Termination. For the avoidance of doubt, the Termination Payment, any Accrued Management Fee, and any Unreimbursed Expenses payable hereunder to Manager shall not limit or affect the Manager’s rights to receive Merger Consideration pursuant to the Merger Agreement. For the further avoidance of doubt, prior to the Termination, the Manager shall only be entitled to receive payments from the Company that are consistent with past practice and pursuant to the terms of the Management Agreement; provided that this Section 2(b) shall not be deemed to limit any bona fide claims the Manager may have (and any payments related thereto) pursuant to Section 6 (but only to the extent of any Accrued Management Fee to be paid after the Effective Time), Section 7 (but only to the extent of any Unreimbursed Expenses to be reimbursed after the Effective Time), Section 8 or Section 13 of the Management Agreement.
3.Waiver of Notice Requirement. Each of the Company and the Manager hereby (i) agree that this Agreement constitutes all required notice required with respect to the Termination and the other transactions contemplated hereby pursuant to the terms of the Management Agreement, and (ii) waives, whether exercisable now or at any time in the future, any and all rights to notice under the Management Agreement, to the extent relating to the transactions contemplated by this Agreement or the Merger Agreement.

4.Release.
(a)Effective as of, and contingent upon, the Termination, each of the Company, the Manager and its respective Affiliates hereby fully and unconditionally releases and forever discharges the other party and the Affiliates of the other party (including, as applicable, the Company’s Subsidiaries, Parent, the Affiliates of Parent and the Surviving Company), and their respective administrators, executors, representatives, successors and assigns, from any and all actions, causes of action, suits, debts, accounts, covenants, liabilities, disputes, agreements, promises, damages, judgments, executions, claims and demands whatsoever in law or in equity (“Claims”) that they ever had, now have or that they or their administrators, executors, representatives, successors and assigns hereafter can or may have, arising under or pursuant to the Management Agreement, except with respect to those rights and obligations under the Management Agreement (as amended hereby) which, pursuant to Section 1 hereof, survive the Termination.
(b)Each of the Company and the Manager agrees that it shall not make any assignment of any Claim or any right of any kind whatsoever embodied in any of the Claims released herein, and that no other person or entity of any kind shall have any interest in any of the Claims released herein.
5.Successors and Assigns; Third-Party Beneficiaries; Guarantee; Further Actions; Specific Performance; Representations and Warranties.
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns as provided in this Agreement. The Surviving Company, Parent and their respective Affiliates, successors and assigns shall be entitled to rely on this Agreement in connection with the consummation of the transactions contemplated by the Merger Agreement. Each of Merger Sub and Parent shall be an express third-party beneficiary of this Agreement (including applicable provisions of the Management Agreement) and shall be entitled to enforce this Agreement.
(b)Effective as of, and contingent upon, the Effective Time, Parent fully and unconditionally guarantees the timely and full performance of the obligations of the Company that by their terms survive the Effective Time and the Termination under this Agreement and the Management Agreement as if it were the Company. Parent waives promptness, diligence, notice of acceptance and any other notice with respect to this Section 5(b), its guaranteed obligations and all demands whatsoever. Parent covenants that the guarantee in this Section 5(b) will not be discharged, except by complete performance of the obligations contained in this Agreement, subject in all cases to the terms of this Agreement.
(c)Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as any Party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate and perform the terms, provisions or conditions of this Agreement.
(d)It is understood and agreed that money damages may not be an adequate remedy for any breach of this Agreement by any Party and that any non-breaching Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party of this Agreement, but shall be in addition to all other remedies available at law or equity to any non-breaching Party.
(e)Each of the Parties hereby represents and warrants to the other Parties that (i) such Party has the absolute and unrestricted right, power and authority to (A) execute and deliver this Agreement and (B) perform its obligations hereunder and (ii) such Party has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with this Agreement and that it enters into this Agreement of its own free will and as its independent act.
6.Termination. In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall automatically terminate and be of no further effect (except as specifically set forth herein) and the Management Agreement shall continue in full force and effect.
7.Survival. For the avoidance of doubt, the obligations of the Parties contained in this Agreement which by the terms thereof contemplate performance after the Effective Time and the Termination shall survive the Effective Time and the Termination.
8.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
9.Entire Agreement; Amendment. The Management Agreement and this Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior discussions between them relating thereto. Any amendment or modification to this Agreement shall be effective only if in writing and signed by each Party.
10.Publicity. During the period from the date hereof to the Effective Time, none of the Company, the Manager or their respective Affiliates or Subsidiaries shall issue or cause the publication of any press release or other announcement with respect to this Agreement without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company shall be allowed to disclose and file this Agreement in applicable filings with the U.S. Securities and Exchange Commission.
11.Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement.
12.Agreement Not to be Strictly Construed Against any Party. This Agreement shall be construed and interpreted as if each of the Parties drafted this Agreement concurrently. Any ambiguity or interpretation of this Agreement shall not be construed against any Party, and any such ambiguity or interpretation shall be determined as if each of the Parties drafted this Agreement concurrently.
13.Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile, pdf scan, or other form of electronic signature.

14.Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.
15.Jurisdiction; Venue; Jury Waiver. Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any New York State Court sitting in the Borough of Manhattan in the City and State of New York for purposes of any suit, action or other proceeding based upon, arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Party hereby consents to process being served in any suit, action or proceeding with respect to this Agreement by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its respective address of which such Party shall have given written or electronic notice to the other Parties. EACH PARTY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE BASED UPON, ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
16.Payments. All payments to be made pursuant to Section 1 and Section 2 hereof shall be made by wire transfer, in immediately available funds, to an account designated by the Manager in writing at least three (3) Business Days prior to such payment.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

By:	/s/ Elliott Neumayer
Name: Elliott Neumayer
Title: Chief Operating Officer

WESTERN ASSET MANAGEMENT COMPANY, LLC

By:	/s/ Adam Wright
Name: Adam Wright
Title: Managing Lead Counsel

Solely for purposes of Sections 1(b), 5 and 10 hereof:
AG MORTGAGE INVESTMENT TRUST, INC.

By:	/s/ Thomas J. Durkin
Name: Thomas J. Durkin
Title: Chief Executive Officer and President

Annex D

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020
P 212 466-7800 | TF 800 635-6851
Piper Sandler & Co. Since 1895. Member SIPC and NYSE

August 3, 2023

Board of Directors
AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, NY 10167

Ladies and Gentlemen:

AG Mortgage Investment Trust, Inc. (“Parent”), AGMIT Merger Sub, LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), Western Asset Mortgage Capital Corporation (“Company”) and AG REIT Management, LLC (“Parent Manager”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will, subject to the terms and conditions set forth therein, merge with and into Merger Sub (the “Merger”). As set forth in the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares), shall be converted into the right to receive (i) from Parent, 1.500 (the “Exchange Ratio”) shares of validly issued, fully-paid and nonassessable Parent Common Stock, and (ii) from Parent Manager (acting solely on its own behalf), as additional consideration, the Per Share Additional Manager Consideration. The Agreement provides, generally, that the Exchange Ratio may be adjusted on account of the Final Company Transaction Expenses Amount and/or on account of the Final Parent Transaction Expenses Amount. At your direction and with your consent, we have assumed for purposes of our analyses that the Exchange Ratio will not be adjusted. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Parent.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of real estate investment trusts (“REIT”), financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated July 27, 2023; (ii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant, as well as preliminary financial information for Parent for the quarter ended June 30, 2023, as provided by the senior management of Parent; (iii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant, as well as preliminary financial information for Company for the quarter ended June 30, 2023, as provided by the senior management of Company; (iv) internal financial projections for Parent for the six months ending December 31, 2023, as well as for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of Parent; (v) publicly available mean and median analyst earnings available for distribution per share estimates for Parent for the years ending December 31, 2023 and December 31, 2024; (vi) internal financial projections for Company for the six months ending December 31, 2023, as well as for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of Company; (vii) the publicly reported historical price and trading activity for Parent Common Stock and Company Common Stock, including a comparison of certain stock trading information for Parent Common Stock and Company Common Stock and certain stock indices, as well as similar publicly available information for certain other non-agency mortgage REITs, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Parent and Company with similar non-agency mortgage REITs for which information is publicly available; (ix) the financial terms of certain recent business combinations in the mortgage REIT industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the mortgage REIT environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Parent and its representatives the business, financial condition, results of operations and prospects of Parent and held similar discussions with certain members of the senior management of Company and its representatives regarding the business, financial condition, results of operations and prospects of Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Parent, Company or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Parent and Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Parent or Company, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans which the Parent or Company are invested in, nor any of their respective subsidiaries.

In preparing its analyses, Piper Sandler used internal financial projections for Parent for the six months ending December 31, 2023, as well as for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of Parent. In addition, Piper Sandler used internal financial projections for Company for the six months ending December 31, 2023, as well as for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of Company. With respect to the foregoing information, the respective senior managements of Parent and Company confirmed to us that such information reflected the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Parent and Company, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Parent’s or Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Parent and Company will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) the TPT Merger Agreement will be validly terminated in accordance with its terms by Company, (ii) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (iii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, Company, the Merger or any related transactions, and (iv) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, we are not expressing any advice or opinion regarding matters that require legal, accounting and tax advice and, with your consent, have relied upon the assessments of Parent and its advisors with respect to such advice. Additionally, we express no opinion as to (i) the value of the Per Share Additional Manager Consideration or (ii) the TPT Termination Fee which may be payable by Parent on behalf of Company pursuant to the Agreement and in satisfaction of Company’s obligations under the TPT Merger Agreement.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock or Company Common Stock at any time or what the value of Parent Common Stock will be once the shares are actually received by the holders of Company Common Stock.
We have acted as Parent’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited towards the advisory fee which will become payable to Piper Sandler upon closing of the Merger. Parent has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler did not provide any other investment banking services to Parent in the two years preceding the day hereof, nor did Piper Sandler provide any investment banking services to Company in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Parent, Company and their respective affiliates. We may also actively trade the equity and debt securities of Parent, Company and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Parent in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any stockholder of Parent as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Parent and does not address the underlying business decision of Parent to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Parent or the effect of any other transaction in which Parent might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Parent officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the Registration Statement, to be filed with the SEC and mailed to stockholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

Very truly yours,

    /s/ Piper Sandler & Co.

Annex E

CONFIDENTIAL
August 8, 2023

Board of Directors
Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, CA 91101

Members of the Board of Directors of Western Asset Mortgage Capital Corporation:

We understand that Western Asset Mortgage Capital Corporation, a Delaware corporation (the "Company") intends to enter into an Agreement and Plan of Merger (the “Agreement”) with AG Mortgage Investment Trust, Inc., a Maryland corporation ("Parent") and AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, the Company will merge with and into Merger Sub, with Merger Sub being the surviving company (the "Merger"). We further understand that, upon the effectiveness of the Merger, among other things, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") (other than any shares of Company Common Stock (i) held by Parent or Merger Sub or any wholly owned subsidiary of Parent, Merger Sub or the Company ("Cancelled Shares") and (ii) held by a holder who is entitled to and has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL or such other applicable law (“Dissenting Shares”)) will be converted into the right to receive (i) that number of validly issued, fully-paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to 1.5, as may be adjusted in accordance with the Agreement, to which adjustment we express no opinion (the "Exchange Ratio") (such number of shares, the “Per Share Stock Consideration”) and (ii) an amount equal to the quotient determined by dividing (1) $7,000,000 by (2) the sum of (x) the number of shares of Company Common Stock issued and outstanding (excluding any Cancelled Shares) immediately prior to the effective time of the Merger (the "Effective Time") plus (y) the number of shares of Company Common Stock issuable upon the vesting of all outstanding Company Equity Awards (as defined in the Agreement) (such amount, the “Per Share Additional Manager Consideration”, together with the Per Share Stock Consideration, the “Merger Consideration”); provided that, in no event will the Per Share Additional Manager Consideration received by a holder of Company Common Stock equal or exceed 10% of the total value of the Merger Consideration received by such holder, excluding cash payments for fractional shares.

The terms and conditions of the Merger are set forth in more detail in the Agreement. The summary of the Merger set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of shares of Company Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) of the Merger Consideration to be offered to such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger or the likelihood of consummation of the Merger. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration to be offered to the holders of shares of Company Common Stock in the Merger. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the financial terms and condition of a draft of the Agreement, dated as of August 8, 2023; (2) publicly available information concerning the Company and Parent that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2022; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company and furnished to us by the Company (the "Company Projections"); (4) financial and operating information with respect to the business, operations and prospects of Parent furnished to us by Parent or the Company, including financial projections of Parent prepared by management of Parent and furnished to us by Parent (the "Parent Projections"); (5) a trading history of each of the Company Common Stock and the Parent Common Stock and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company and Parent with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant; and (8) published estimates of independent research analysts with respect to future price targets of the Parent Common Stock. In addition, we have had discussions with the managements of the Company and Parent concerning the business, operations, assets, liabilities, financial condition and prospects of Parent and the Company; and we have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the managements of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice and at the direction of the Company, we have assumed that such projections, based on the assumptions stated therein, (a) have been reasonably prepared in good faith and (b) reflect the most reasonable currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Parent Projections, upon the advice and at the direction of the Company, we have assumed that such projections, based on the assumptions stated therein, (a) have been reasonably prepared in good faith and (b) reflect the most reasonable currently available estimates of the management of the Company as to the future financial performance of Parent and that Parent will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Parent and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Parent. Our opinion necessarily is based upon business, market, economic, monetary and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We express no opinion as to the prices at which (i) shares of Parent Common Stock would trade following the announcement or consummation of the Merger or (ii) shares of Company Common Stock would trade following the announcement of the Merger. Our opinion should not be viewed as providing any assurance that the market value of the shares of Parent Common Stock to be held by the holders of shares of Company Common Stock after the consummation of the Merger will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Merger.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that (i) all material governmental, regulatory and third party approvals, consents and releases for the Merger will be obtained within the constraints contemplated by the Agreement, (ii) the Merger will be consummated in accordance with the terms of the Agreement (the final terms and conditions of which we have assumed will not differ in any respect material to our analysis from the aforementioned draft we have reviewed) without waiver, modification or amendment of any material term, condition or agreement thereof and (iii) the Merger will not violate any applicable federal or state statues, rules or regulations,. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory, accounting, insurance or other similar professional advice and does not address (i) the terms of the Merger (other than the Merger Consideration to the extent expressly addressed herein) or any arrangements, understandings, agreements or documents related to the Merger, (ii) the fairness of the Merger (other than with respect to the Merger Consideration to the extent expressly addressed herein) or any other transaction to the Company or the Company’s equity holders or creditors or any other person or entity, (iii) the tax, accounting or legal consequences of the Merger, or (iv) the solvency, creditworthiness, fair market value or fair value of any of the Company, Parent or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the holders of shares of Company Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) in the Merger is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.

Please note that BTIG, LLC and its affiliates provide investment banking and other services to a wide range of persons from which conflicting interest or duties may arise. BTIG, LLC, its affiliates, directors, members, managers, employees and officers may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of Parent, the Company or any other company that may be involved in the Merger.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to the Board of Directors or any holder of shares of Company Common Stock as to how they should vote with respect to the Merger or any other matter. This opinion does not create any fiduciary duties on the part of BTIG, LLC to any persons or entities.

Very truly yours,

    /s/ BTIG, LLC

Annex F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 For the quarterly period ended June 30, 2023

OR

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from _____ to _____.
 Commission File Number:  001-35543
 Western Asset Mortgage Capital Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-0298092
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard, Pasadena, California 91101
(Address of Registrant’s principal executive offices)

(626) 844-9400
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).   Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934).Yes ☐ No ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	WMC	New York Stock Exchange

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practical date.

As of August 9, 2023 there were 6,038,012 shares, par value $0.01, of the registrant’s common stock outstanding.

Part I
ITEM I. FINANCIAL STATEMENTS

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands—except share and per share data)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$17,375	$18,011
Restricted cash	—	248
Agency mortgage-backed securities, at fair value ($278 and $249 pledged as collateral, at fair value, respectively)	838	767
Non-Agency mortgage-backed securities, at fair value ($73,572 and $100,115 pledged as collateral, at fair value, respectively)	82,686	109,122
Other securities, at fair value ($15,375 and $27,262 pledged as collateral, at fair value, respectively)	16,615	27,262
Residential Whole Loans, at fair value ($1,036,385 and $1,089,914 pledged as collateral, at fair value, respectively)	1,037,381	1,091,145
Residential Bridge Loans, at fair value	2,782	2,849
Securitized Commercial Loan, at fair value	1,025,321	1,085,103
Commercial Loans, at fair value ($66,059 and $66,864 pledged as collateral, at fair value, respectively)	78,806	90,002
Investment related receivable	8,806	5,960
Interest receivable	10,895	11,330
Due from counterparties	1,302	6,574
Derivative assets, at fair value	—	1
Other assets	4,542	4,860
Total Assets (1)	$2,287,349	$2,453,234

Liabilities and Equity:
Liabilities:
Repurchase agreements, net	$147,860	$193,117
Convertible senior unsecured notes, net	84,341	83,522
Securitized debt, net ($1,629,629 and $1,719,865 at fair value and $115,793 and $128,217 held by affiliates, respectively)	1,944,906	2,058,684
Interest payable (includes $635 and $655 on securitized debt held by affiliates, respectively)	10,216	12,794
Due to counterparties	—	300
Derivative liability, at fair value	68	61
Accounts payable and accrued expenses	5,246	3,201
Payable to affiliate	3,878	4,028
Dividend payable	2,113	2,415
Other liabilities	—	300
Total Liabilities(2)	2,198,628	2,358,422

Commitments and contingencies (Note 15)

Stockholders’ Equity:
Common stock: $0.01 par value, 50,000,000 shares authorized, 6,038,012 and 6,038,012 outstanding, respectively	60	60
Preferred stock, $0.01 par value, 10,000,000 shares authorized and no shares outstanding	—	—
Treasury stock, at cost, 57,981 and 57,981 shares held, respectively	(1,665)	(1,665)
Additional paid-in capital	919,511	919,238
Retained earnings (accumulated deficit)	(829,193)	(822,829)
Total Stockholders’ Equity	88,713	94,804
Non-controlling interest	8	8
Total Equity	88,721	94,812
Total Liabilities and Equity	$2,287,349	$2,453,234
 See notes to unaudited consolidated financial statements.
Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Balance Sheets (Continued)
(in thousands — except share and per share data)
(Unaudited)

	June 30, 2023	December 31, 2022
(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$—	$248
Residential Whole Loans, at fair value ($1,036,385 and $1,089,914 pledged as collateral, at fair value, respectively)	1,037,381	1,091,145
Residential Bridge Loans, at fair value	2,782	2,849
Securitized Commercial Loan, at fair value	1,025,321	1,085,103
Commercial Loans, at fair value	12,747	14,362
Investment related receivable	8,760	5,914
Interest receivable	9,798	10,182
Other assets	—	509
Total assets of consolidated VIEs	$2,096,789	$2,210,312

(2) Liabilities of consolidated VIEs included in the total liabilities above:
Securitized debt, net ($1,629,629 and $1,719,865 at fair value and $115,793 and $128,217 held by affiliates, respectively)	$1,944,906	$2,058,684
Interest payable (includes $635 and $655 on securitized debt held by affiliates, respectively)	7,971	8,303
Accounts payable and accrued expenses	60	43
Other liabilities	—	248
Total liabilities of consolidated VIEs	$1,952,937	$2,067,278
See notes to unaudited consolidated financial statements.

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands—except share and per share data)
(Unaudited)

	For the three months ended June 30, 2023	For the three months ended June 30, 2022	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Net Interest Income
Interest income	$40,222	$39,577	$81,079	$75,219
Interest expense (includes $3,265, $3,476, $6,583, and $6,919 on securitized debt held by affiliates, respectively)	36,212	33,342	72,714	64,701
Net Interest Income	4,010	6,235	8,365	10,518

Other Income (Loss)
Realized loss, net	(1,099)	(45,661)	(83,917)	(33,516)
Unrealized gain (loss), net	(6,854)	16,185	83,462	(22,718)
Gain on derivative instruments, net	1,014	4,781	64	11,717
Other, net	186	(46)	243	(191)
Other Loss	(6,753)	(24,741)	(148)	(44,708)

Expenses
Management fee to affiliate	958	1,002	1,934	2,102
Other operating expenses	293	262	579	558
Transaction costs	1,989	344	2,632	2,955
General and administrative expenses:
Compensation expense	504	130	1,015	628
Professional fees	1,550	1,552	2,965	2,808
Other general and administrative expenses	605	637	1,154	1,373
Total general and administrative expenses	2,659	2,319	5,134	4,809
Total Expenses	5,899	3,927	10,279	10,424

Loss before income taxes	(8,642)	(22,433)	(2,062)	(44,614)
Income tax provision (benefit)	(12)	(46)	—	10
Net loss	(8,630)	(22,387)	(2,062)	(44,624)
Net income attributable to non-controlling interest	3	—	4	3,616
Net loss attributable to common stockholders and participating securities	$(8,633)	$(22,387)	$(2,066)	$(48,240)

Net loss per Common Share — Basic	$(1.44)	$(3.71)	$(0.35)	$(8.00)
Net loss per Common Share — Diluted	$(1.44)	$(3.71)	$(0.35)	$(8.00)

See notes to unaudited consolidated financial statements.

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Changes in Equity
(in thousands—except shares and share data)
(Unaudited)

	Three Months Ended June 30, 2023
	Common Stock Outstanding		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Total Stockholders' Equity	Non-Controlling Interest	Total Equity
	Shares	Par
Balance at March 31, 2023	6,038,012	$60	$919,368	$(818,405)	$(1,665)	$99,358	$7	$99,365
Vesting of restricted stock	—	—	101	—	—	101	—	101
Net income (loss)	—	—	—	(8,633)	—	(8,633)	3	(8,630)
Dividends declared on non-controlling interest	—	—	—	—	—	—	(2)	(2)
Dividends declared on common stock	—	—	42	(2,155)	—	(2,113)	—	(2,113)
Balance at June 30, 2023	6,038,012	$60	$919,511	$(829,193)	$(1,665)	$88,713	$8	$88,721

	Three Months Ended June 30, 2022
	Common Stock Outstanding		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Total Stockholders' Equity	Non-Controlling Interest	Total Equity
	Shares	Par
Balance at March 31, 2022	6,038,012	$60	$918,874	$(752,263)	$(1,665)	$165,006	$144	$165,150
Equity distribution	—	—	—	—	—	—	(78)	(78)
Vesting of restricted stock	—	—	70	—	—	70	—	70
Net loss	—	—	—	(22,387)	—	(22,387)	—	(22,387)
Dividends declared on non-controlling interest	—	—	—	—	—	—	(2)	(2)
Dividends declared on common stock	—	—	30	(2,445)	—	(2,415)	—	(2,415)
Balance at June 30, 2022	6,038,012	60	918,974	(777,095)	(1,665)	140,274	64	140,338

See notes to unaudited consolidated financial statements.

	Six Months Ended June 30, 2023
	Common Stock Outstanding		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Total Stockholders' Equity	Non-Controlling Interest
	Shares	Par						Total Equity
Balance at December 31, 2022	6,038,012	$60	$919,238	$(822,829)	$(1,665)	$94,804	$8	$94,812
Vesting of restricted stock	—	—	201	—	—	201	—	201
Net income (loss)	—	—	—	(2,066)	—	(2,066)	4	(2,062)
Dividends declared on non-controlling interest	—	—	—	—	—	—	(4)	(4)
Dividends declared on common stock	—	—	72	(4,298)	—	(4,226)	—	(4,226)
Balance at June 30, 2023	6,038,012	$60	$919,511	$(829,193)	$(1,665)	$88,713	$8	$88,721

	Six Months Ended June 30, 2022
	Common Stock Outstanding		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Total Stockholders' Equity	Non-Controlling Interest
	Shares	Par						Total Equity
Balance at December 31, 2021	6,038,012	$60	$918,695	$(723,981)	$(1,665)	$193,109	$11,220	$204,329
Equity distribution	—	—	—	—	—	—	(14,768)	(14,768)
Vesting of restricted stock	—	—	235	—	—	235	—	235
Net income (loss)	—	—	—	(48,240)	—	(48,240)	3,616	(44,624)
Dividends declared on non-controlling interest	—	—	—	—	—	—	(4)	(4)
Dividends declared on common stock	—	—	44	(4,874)	—	(4,830)	—	(4,830)
Balance at June 30, 2022	6,038,012	$60	$918,974	$(777,095)	$(1,665)	$140,274	$64	$140,338

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Cash Flows (in thousands)
(Unaudited)

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Cash flows from operating activities:
Net loss	$(2,062)	$(44,624)
Adjustments to reconcile net loss to net cash provided by operating activities:
Premium amortization and (discount accretion), net	640	2,599
Interest income earned added to principal of investments	(41)	(75)
Amortization of deferred financing costs	1,162	1,298
Amortization of discount on convertible senior unsecured notes	343	439
Restricted stock amortization	200	235
Premium on purchase of Residential Whole Loans	—	(6,619)
Unrealized (gain) loss, net	(83,462)	22,718
Realized loss on extinguishment of convertible senior notes	—	132
Realized gain on sale of real estate owned ("REO")	—	(12,198)
Unrealized gain on derivative instruments, net	(57)	(157)
Realized loss on investments, net	83,889	45,582
Gain on derivatives, net	—	(732)
Changes in operating assets and liabilities:
Interest receivable	435	(715)
Other assets	318	(853)
Interest payable	(2,578)	468
Accounts payable and accrued expenses	2,045	(1,255)
Payable to affiliate	(150)	2,053
Other liabilities	(52)	179
Net cash provided by operating activities	630	8,475

Cash flows from investing activities:
Purchase of securities	(4,714)	(39,952)
Proceeds from sale of securities	15,324	42,287
Proceeds from sale of REO	—	54,681
Principal repayments and basis recovered on securities	20,819	2,543
Purchase of Residential Whole Loans	—	(405,298)
Principal repayments on Residential Whole Loans	54,651	165,236
Proceeds from sale of Commercial Loans	8,776	—
Principal repayments on Commercial Loans	1,680	4
Principal repayments on Residential Bridge Loans	1,370	366
Net settlements of TBAs	—	732
Due from counterparties	—	150
Net cash provided by (used in) investing activities	97,906	(179,251)

Cash flows from financing activities:
Payment of offering costs	—	(2)
Payments on extinguishment of convertible senior unsecured notes	—	(10,690)
Proceeds from repurchase agreement borrowings	768,290	2,838,689
Repayments of repurchase agreement borrowings	(813,547)	(2,900,802)
Proceeds from securitized debt	—	397,934
Repayments of securitized debt	(54,355)	(156,843)
Due from counterparties, net	5,272	(1,374)
Due to counterparties, net	(300)	360
Decrease in other liabilities	(248)	(4)
Equity distributions to non-controlling interest	—	(14,768)
Dividends paid on common stock	(4,528)	(6,038)

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Cash Flows (in thousands)
(Unaudited)

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Dividends paid to non-controlling interest	(4)	(4)
Net cash (used in) provided by financing activities	(99,420)	146,458

Net decrease in cash, cash equivalents and restricted cash	(884)	(24,318)
Cash, cash equivalents and restricted cash, beginning of period	18,259	40,453
Cash, cash equivalents and restricted cash, end of period	$17,375	$16,135

Supplemental disclosure of operating cash flow information:
Interest paid	$59,953	$50,791
Income taxes paid	$24	$—
Supplemental disclosure of non-cash financing/investing activities:
Dividends and distributions declared, not paid	$2,113	$2,415
Principal payments of Residential Whole Loans, not settled	$8,760	$11,906
Principal payments of Residential Bridge Loans, not settled	$—	$46

Reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheets:
Cash and cash equivalents	$17,375	$15,878
Restricted cash	—	257
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$17,375	$16,135
See notes to unaudited consolidated financial statements.

Western Asset Mortgage Capital Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)
(in thousands- except share and per share data)

The following defines certain of the commonly used terms in these Notes to Consolidated Financial Statements: “Agency” or “Agencies” refer to a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae” or “FNMA”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “FHLMC”), or an agency of the U.S. Government, such as the Government National Mortgage Association (“Ginnie Mae” or “GNMA”); references to “MBS” refer to mortgage backed securities, including residential mortgage-backed securities or “RMBS,” commercial mortgage-backed securities or “CMBS,” and “Interest-Only Strips” (as defined herein); “Agency MBS” refer to RMBS, CMBS and Interest-Only Strips issued or guaranteed by the Agencies while “Non-Agency MBS” refer to RMBS, CMBS and Interest-Only Strips that are not issued or guaranteed by the Agencies; references to “ARMs” refers to adjustable rate mortgages; references to “Interest-Only Strips” refer to interest-only (“IO”) and inverse interest-only (“IIO”) securities issued as part of or collateralized with MBS; references to “TBA” refer to To-Be-Announced Securities; and references to “Residential Whole Loans,” “Residential Bridge Loans” and “Commercial Loans” (collectively “Whole Loans”) refer to individual mortgage loans secured by single family, multifamily and commercial properties.

Note 1 — Organization

Western Asset Mortgage Capital Corporation, a Delaware corporation, and its subsidiaries (the “Company”), commenced operations in May 2012. The Company invests in, finances and manages a portfolio of real estate related securities, Whole Loans and other financial assets. The Company’s current portfolio is comprised of Non-Qualified ("Non-QM") Residential Whole Loans, Non-Agency RMBS, Commercial Loans, Non-Agency CMBS and to a lesser extent Agency RMBS, GSE Risk Transfer Securities, Residential Bridge Loans, and asset-backed securities (“ABS”) secured by a portfolio of private student loans. The Company’s investment strategy is based on Western Asset Management Company, LLC’s (the “Manager”) perspective of which mix of portfolio assets it believes provides the Company with the best risk-reward opportunities at any given time. The Company's current investment strategy will focus on residential real estate related investments, including but not limited to non-qualified mortgage loans, Non-Agency RMBS, and other related investments. The Manager will vary the allocation among these asset classes subject to maintaining the Company’s qualification as a REIT and maintaining its exemption from the Investment Company Act of 1940, as amended (the “1940 Act”). These restrictions limit the Company’s ability to invest in non-qualified MBS, non-real estate assets and/or assets which are not secured by real estate. Accordingly, the Company’s portfolio will continue to be principally invested in qualifying MBS, Whole Loans, and other real estate related assets. The Company is externally managed by the Manager, an investment advisor registered with the Securities and Exchange Commission (“SEC”). The Manager is a wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin”). The Company operates and has elected to be taxed as a real estate investment trust or “REIT” commencing with its taxable year ended December 31, 2012.

On June 28, 2023, the Company announced that Terra Property Trust, Inc. (“TPT”), an externally managed real estate investment trust (“REIT”) that originates, invests in, and manages loans and assets secured by commercial real estate (“CRE”), and the Company entered into a definitive merger agreement (the “TPT Merger Agreement”) under which TPT and WMC agreed to combine.

On August 8, 2023, the Company terminated the TPT Merger Agreement, and concurrently entered into an Agreement and Plan of Merger (the “MITT Merger Agreement”), dated August 8, 2023, by and among AG Mortgage Investment Trust, Inc., a Maryland corporation (“MITT”), AGMIT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), the Company, and, solely for the purposes of Section 3.3(a), Section 3.3(i), Article V, Section 6.13, Section 7.2, Section 7.3 and Article IX therein, AG REIT Management, LLC, a Delaware limited liability company (“MITT Manager”), pursuant to which the Company will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of MITT (the “Merger”).

Pursuant to, and subject to the terms and conditions set forth in, the MITT Merger Agreement, each outstanding share of the Company’s common stock would be converted into the right to receive (i) shares of MITT common stock pursuant to a fixed exchange ratio of 1.5 shares of MITT common stock per share (subject to adjustment for transaction expenses) and (ii) the per share portion of a cash payment from the MITT Manager equal to the lesser of $7 million or approximately 9.9% of the aggregate per share merger consideration (any difference between $7 million and the 9.9% cap would be used to benefit the combined company post-closing by offsetting reimbursable expenses that would otherwise be payable to the MITT Manager). Additionally, the MITT Manager, which would be the manager of the combined company, would waive $2.4 million of management fees in the first year post-closing.

The transaction has been approved by the Board of Directors of the Company and is subject to customary closing conditions. The transaction is expected to close during the fourth quarter of 2023.

Due to the termination of the TPT Merger Agreement, the Company was obligated to pay or cause to be paid to TPT a termination fee of $3 million. Concurrently with the execution of the MITT Merger Agreement, MITT paid the $3 million termination fee directly to TPT on behalf of the Company on August 8, 2023.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited consolidated financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. For all periods presented, all per share amounts and common shares outstanding have been adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split, which was effected on July 11, 2022. The results of operations for the period ended June 30, 2023 are not necessarily indicative of the results to be expected for the full year or any future period. These consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 13, 2023.

The consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries, and variable interest entities (“VIEs”) in which it is considered the primary beneficiary. All intercompany amounts between the Company and its subsidiaries and consolidated VIEs have been eliminated in consolidation.

Reverse Stock Split

Our amended and restated certificate of incorporation as of June 30, 2022, authorized the Company to issue a total of 600,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Following approval by the Company’s stockholders of a reverse stock split between a range of one-for-five and one-for-ten of currently outstanding shares of the Company’s common stock, on June 30, 2022, the Company's Board of Directors selected a one-for-ten reverse stock split ratio. The one-for-ten reverse stock split was effected on July 11, 2022, which reduced the total number of authorized shares of common stock from 500,000,000 to 50,000,000 and also reduced the total number of authorized shares of preferred stock from 100,000,000 to 10,000,000. The total number of issued and outstanding shares from 60,380,105 to 6,038,012. The par value per share of our common stock remained unchanged at $0.01. All per share amounts and common shares outstanding have been adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split.

Our stockholders' equity, in the aggregate, remained unchanged. Per share net income or loss increased because there are fewer shares of common stock outstanding. The common stock held in treasury was reduced in proportion to the reverse stock split ratio. There were no other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, that arose as a result of the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares was entitled to receive, in lieu of such fractional shares, cash in an amount determined based on the closing price of the Company's common stock the business day prior to the effective date. The reverse stock split applied to all of the Company's outstanding shares of common stock and did not affect any stockholder’s ownership percentage of shares of the Company's common stock, except for immaterial changes resulting from the payment of cash for fractional shares.

Variable Interest Entities

VIEs are defined as entities, that by design, either lack sufficient equity for the entity to finance its activities without additional subordinated financial support, or are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns. The Company evaluates all of its interests in VIEs for consolidation. When the interests are determined to be variable interests, the Company assesses whether it is deemed the primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, it considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes: first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE or have the right to unilaterally remove those decision makers are deemed to have the power to direct the activities of a VIE.

To assess whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, it considers all of its economic interests. This assessment requires the Company to apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include; the design of the VIE, including its capitalization structure, subordination of interests, payment priority, relative share of interests held across various classes within the VIE’s capital structure, and the reasons why the interests are held by the Company.

In instances where the Company and its related parties have variable interests in a VIE, the Company considers whether there is a single party in the related party group that meets both the power and losses or benefits criteria on its own as though no related party relationship existed. If one party within the related party group meets both these criteria, such reporting entity is the primary beneficiary of the VIE and no further analysis is needed. If no party within the related party group on its own meets both the power and losses or benefits criteria, but the related party group as a whole meets these two criteria, the determination of primary beneficiary within the related party group requires significant judgment. The analysis is based upon qualitative as well as quantitative factors, such as the relationship of the VIE to each of the members of the related-party group, as well as the significance of the VIE's activities to those members, with the objective of determining which party is most closely associated with the VIE.

Ongoing assessments of whether an enterprise is the primary beneficiary of a VIE are required.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Significant Accounting Policies

    There have been no significant changes to our accounting policies included in Note 2 to the consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2022.

Recently Issued Accounting Pronouncements

Description	Effective Date	Effect on Financial Statements

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40).” The amendments in this Update affect entities that issue convertible instruments and/or contracts in an entity’s own equity. For convertible instruments, the instruments primarily affected are those issued with beneficial conversion features or cash conversion features because the accounting models for those specific features are removed.
	January 1, 2024	The Company evaluated the impact this standard may have on its consolidated financial statements and does not believe it will have a material impact on its financial statements and disclosures due to the limited nature of such transactions.
In March 2021, the FCA announced that the intended cessation date of the overnight 1-, 3-, 6-, and 12-month tenors of USD LIBOR would be June 30, 2023, which is beyond the current sunset date of Topic 848. Accordingly, during December 2022, the FASB issued ASU 2022-06 to defer the sunset date of ASC Topic 848, Reference Rate Reform, which provides temporary optional relief in accounting for the impact of reference rate reform from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of rate reform.
December 31, 2024
With additional time granted to apply the relief in Topic 848 extended through December 31, 2024, Management monitored if any legacy LIBOR reference rate contracts remained outstanding as of June 30, 2023 in the investment portfolio, as either they they terminated prior to the June 30, 2023 LIBOR cessation date, or the Company elected to use the practical expedients per Topic 848 to account for modifications to contracts prospectively within the scope of Topics 310, Receivables, and 470, Debt, as a continuation of the existing contracts. The Company adjusted the effective interest rate of all contracts, hedging relationships, and other transactions that reference LIBOR to revised reference rates and spreads as they occured. The variable-rate and floating-rate note sectors have primarily transitioned away from LIBOR as the market has already adapted to the secured overnight financing rate (SOFR), as the primary index used by issuers. As of June 30, 2023, the Company has fully transitioned away from any contracts, hedging relationships, or other transactions that reference LIBOR, which did not have a material impact on its financial statements and disclosures.

Note 3 — Fair Value of Financial Instruments

The following tables present the Company’s financial instruments carried at fair value as of June 30, 2023 and December 31, 2022, based upon the valuation hierarchy (dollars in thousands):

	June 30, 2023
	Fair Value
	Level I	Level II	Level III	Total
Assets
Agency RMBS Interest-only strips	$—	$—	$60	$60
Agency RMBS Interest-only strips accounted for as derivatives, included in MBS	—	—	778	778
Subtotal Agency MBS	—	—	838	838

Non-Agency CMBS	—	59,322	—	59,322
Non-Agency RMBS	—	21,756	—	21,756
Non-Agency RMBS Interest-only strips	—	—	1,608	1,608
Subtotal Non-Agency MBS	—	81,078	1,608	82,686

Other securities	—	16,615	—	16,615
Total mortgage-backed securities and other securities	—	97,693	2,446	100,139

Residential Whole Loans	—	—	1,037,381	1,037,381
Residential Bridge Loans	—	—	2,782	2,782
Securitized Commercial Loans	—	—	1,025,321	1,025,321
Commercial Loans	—	—	78,806	78,806
Total Assets	$—	$97,693	$2,146,736	$2,244,429

Liabilities
Derivative liabilities	$—	$68	$—	$68
Securitized debt	—	1,622,697	6,932	1,629,629
Total Liabilities	$—	$1,622,765	$6,932	$1,629,697

	December 31, 2022
	Fair Value
	Level I	Level II	Level III	Total
Assets
Agency RMBS Interest-only strips	$—	$—	$53	$53
Agency RMBS Interest-only strips accounted for as derivatives, included in MBS	—	—	714	714
Subtotal Agency MBS	—	—	767	767

Non-Agency CMBS	—	85,435	—	85,435
Non-Agency RMBS	—	22,483	—	22,483
Non-Agency RMBS Interest-only strips	—	—	1,204	1,204
Subtotal Non-Agency MBS	—	107,918	1,204	109,122

Other securities	—	27,262	—	27,262
Total mortgage-backed securities and other securities	—	135,180	1,971	137,151

Residential Whole Loans	—	—	1,091,145	1,091,145
Residential Bridge Loans	—	—	2,849	2,849
Securitized Commercial Loan	—	—	1,085,103	1,085,103
Commercial Loans	—	—	90,002	90,002
Derivative assets	—	1	—	1
Total Assets	$—	$135,181	$2,271,070	$2,406,251

Liabilities
Derivative liabilities	$—	$61	$—	$61
Securitized debt	—	1,710,938	8,927	1,719,865
Total Liabilities	$—	$1,710,999	$8,927	$1,719,926

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will use independent pricing services and if the independent pricing service cannot price a particular asset or liability, the Company will obtain third-party broker quotes. The Manager's pricing group, which functions independently from its portfolio management personnel, reviews the third-party broker quotes by comparing the broker quotes for reasonableness to the alternate sources when available. If independent pricing services or third-party broker quotes are not available, the Company determines the fair value of the securities using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and, when applicable, estimates of prepayments and credit losses.

In instances when the Company is required to consolidate a VIE that is determined to be a qualifying collateralized financing entity ("CFE") under GAAP, and if the Company has elected the fair value option for the securitized debt, the Company will measure both the financial assets and financial liabilities of the VIE using the fair value of either the VIE’s financial assets or financial liabilities, whichever is more observable.

Mortgage-backed Securities and Other Securities

In determining the proper fair value hierarchy or level, the Company considers the amount of available observable market data for each security. For Agency IOs, Non-Agency RMBS, CMBS and other securities, to determine whether a security should be a Level II, the securities are grouped by security type and the Manager reviews the internal trade history, for the quarter, for each security type. If there is sufficient trade data above a predetermined threshold of a security type, the Manager determines it has sufficient observable market data and the security will be categorized as a Level II; otherwise, the security is classified as a Level III.

Values for the Company’s securities are based upon prices obtained from independent third party pricing services. The valuation methodology of the third party pricing services incorporates market information and commonly used market pricing methods, which include actual trades and quoted prices for similar or identical instruments, and are designed to produce a pricing process that is responsive to market conditions. Depending on the type of asset and the underlying collateral, the primary inputs to the model include; yields for TBAs, Agency RMBS, the U.S. Treasury market and floating rate indices such as LIBOR and SOFR, the Constant Maturity Treasury rate, and the prime rate as a benchmark yield. In addition, the model may incorporate the current weighted average maturity and additional pool level information such as prepayment speeds, default frequencies and default severities, if applicable. When the third party pricing service cannot adequately price a particular security, the Company utilizes a broker’s quote which is reviewed for reasonableness by the Manager’s pricing group.

Residential Whole Loans and Residential Bridge Loans

Values for the Company's Residential Whole Loans and Residential Bridge Loans are based upon prices obtained from an independent third-party pricing service that specializes in loan valuation, utilizing a discounted cash flow valuation model that is calibrated to recent loan trade execution. Their valuation methodology incorporates commonly used market pricing methods, which include the inputs considered most significant to the determination of fair value of the Company's Residential Whole Loans and Residential Bridge Loans. The key loan inputs include loan balance, interest rate, loan to value, delinquencies and fair value of the collateral for collateral dependent loans. The assumptions made by the independent third-party pricing service includes the market discount rate, default assumptions, and loss severity. Other inputs and assumptions relevant to the pricing of Residential Whole Loans include FICO scores and prepayment speeds.

The independent third-party pricing service used a combination of recent loan trades and recent Residential Whole Loans and Residential Bridge Loans securitization transactions adjusted for deal cost and liquidity premium, to form their opinion on the appropriate discount rate.

The Company reviews the analysis provided by the pricing service, as well as the key assumptions made available to the Company. Due to the inherent uncertainty of such valuation, the fair values established for Residential Whole Loans and Residential Bridge Loans held by the Company may differ from the fair values that would have been established if a readily available market existed for these loans. In addition, the fair values for the Company's Non-QM Residential Whole Loans held in Arroyo Trust 2022-1 and Arroyo Trust 2022-2 are measured using the fair value of the securitized debt based on the CFE valuation methodology. See Note 5, "Residential Whole Loans and Residential Bridge Loans" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for additional details. Accordingly, the Company classifies its Residential Whole Loans and Residential Bridge Loans as Level III.

Commercial Loans

    Values for the Company's Commercial Loans are based upon prices obtained from an independent third-party pricing service that specializes in loan valuation, utilizing a valuation model that is calibrated to recent loan trade execution. Their valuation methodology incorporates commonly used market pricing methods, which include the inputs considered most significant to the determination of fair value of the Company's Commercial Loans. The assumptions made by the independent third-party pricing vendor include a market discount rate, default assumption, loss severity, cash flows and probability weighted loss scenarios. The Company reviews the analysis provided by the pricing service as well as the key assumptions. Due to the inherent uncertainty of such valuation, the fair values established for Commercial Loans held by the Company may differ from the fair values that would have been established if a readily available market existed for these loans. Accordingly, the Company's Commercial Loans are classified as Level III.

Securitized Commercial Loans

Values for the Company’s Securitized Commercial Loans are based on the collateralized financing entity ("CFE") valuation methodology. Since there is an extremely limited market for the Securitized Commercial Loans, the Company determined the securitized debt is more actively traded and therefore was more observable. Due to the inherent uncertainty of the Securitized Commercial Loans' valuation, the Company classifies its Securitized Commercial Loans as Level III.

Securitized Debt

Values for the Company's securitized debt that the Company elected the fair value option are based upon prices obtained from independent third party pricing services. The valuation methodology of the third-party pricing services incorporates market information and commonly used market pricing methods, which include actual trades and quoted prices for similar or identical instruments. In determining the proper fair value hierarchy or level, the Company considers the amount of available observable market data for each security. Since the securitized debt represents traded debt securities, the Manager's pricing team reviews the trade activity during the quarter for each security to determine the appropriate level within the fair value hierarchy. If there is sufficient trade data above a predetermined volume threshold, the Manager determines it has sufficient observable market data and the debt security will be categorized as a Level II. If there is not sufficient observable market data the debt security will be categorized as a Level III.

Derivatives

Values for the Company's derivatives are based upon prices from third party pricing services, whose pricing is subject to review by the Manager’s pricing committee. In valuing its over-the-counter interest rate derivatives, such as swaps and swaptions, its currency derivatives, such as swaps, forwards, and credit derivatives such as total return swaps, the Company considers the creditworthiness of both the Company and its counterparties, along with collateral provisions contained in each derivative agreement, from the perspective of both the Company and its counterparties. No credit valuation adjustment was made in determining the fair value of interest rate derivatives and/or futures contracts for the periods ended June 30, 2023 and December 31, 2022. See Note 8, "Derivative Instruments" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q.

Third Party Pricing Data Review

The Company performs quarterly reviews of the independent third party pricing data. These reviews may include a review of the valuation methodology used by third party valuation specialists and review of the daily change in the prices provided by the independent pricing vendor which exceed established tolerances or comparisons to executed transaction prices, utilizing the Manager’s pricing group. The Manager’s pricing group, which functions independently from its portfolio management personnel, reviews the price differences or changes in price by comparing the vendor price to alternate sources including other independent pricing services or broker quotations. If the price change or difference cannot be corroborated, the Manager’s pricing group consults with the portfolio management team for market color in reviewing such pricing data as warranted.  To the extent that the Manager has information, typically in the form of broker quotations that would indicate that a price received from the independent pricing service is outside of a tolerance range, the Manager generally challenges the independent pricing service price.

The following tables present a summary of the available quantitative information about the significant unobservable inputs used in the fair value measurement of financial instruments for which the Company has utilized Level III inputs to determine fair value as of June 30, 2023 and December 31, 2022 (dollars in thousands):

	Fair Value at			Range
	June 30, 2023	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average

Residential Whole Loans	$1,037,381	Discounted Cash Flow	Market Discount Rate	5.5%	7.6%	6.3%
			Weighted Average Life	0.7	10.4	5.4
Residential Bridge Loans	$2,782	Discounted Cash Flow	Market Discount Rate	12.3%	24.9%	16.8%
			Weighted Average Life	1.1	4.9	3.1
Securitized Commercial Loan	$1,025,321	Market Comparables, Vendor Pricing	Weighted Average Life	2.3	2.3	2.3
Commercial Loans	$78,806	Discounted Cash Flow	Market Discount Rate	8.9%	11.4%	10.3%
			Weighted Average Life	0.1	1.9	1.6

	Fair Value at			Range
	December 31, 2022	Valuation Technique	Unobservable Input	Minimum	Maximum		Weighted Average

Residential Whole Loans	$1,091,145	Discounted Cash Flow	Market Discount Rate	6.0%	8.4%		6.8%
			Weighted Average Life	1.4	10.4		5.4
Residential Bridge Loans	$2,849	Discounted Cash Flow	Market Discount Rate	12.9%	35.7%	(1)	22.4%
			Weighted Average Life	0.4	4.1		2.0
Securitized Commercial Loan	$1,085,103	Market Comparables, Vendor Pricing	Weighted Average Life	2.7	2.7		2.7
Commercial Loans	$90,002	Discounted Cash Flow	Market Discount Rate	8.4%	9.6%		9.2%
			Weighted Average Life	0.3	2.4		1.2

The following tables present additional information about the Company’s financial instruments which are measured at fair value on a recurring basis for which the Company has utilized Level III inputs to determine fair value:

	Three months ended June 30, 2023
$ in thousands	Agency MBS	Non-Agency MBS	Residential Whole Loans	Residential Bridge Loans	Commercial Loans	Securitized Commercial Loan	Securitized debt
Beginning balance	$837	$1,590	$1,074,417	$2,782	$79,182	$1,088,224	$7,972
Transfers into Level III from Level II	—	—	—	—	—	—	—
Transfers from Level III into Level II	—	—	—	—	—	—	—
Loan modifications / capitalized interest	—	—	35	—	—	—	—
Principal repayments	—	—	(28,278)	—	(750)	—	—
Total net gains / losses included in net income
Unrealized gains/(losses), net on assets(1)	1	122	(8,161)	—	361	(70,014)	—
Unrealized (gains)/losses, net on liabilities(2)	—	—	—	—	—	—	(4)
Premium and discount amortization, net	—	(104)	(632)	—	13	7,111	(1,036)
Ending balance	$838	$1,608	$1,037,381	$2,782	$78,806	$1,025,321	$6,932

Unrealized gains/(losses), net on assets held at the end of the period(1)	$1	$122	$(8,853)	$—	$361	$(70,014)	$—
Unrealized gains/(losses), net on liabilities held at the end of the period(2)	$—	$—	$—	$—	$—	$—	$4

	Three months ended June 30, 2022
$ in thousands	Agency MBS	Non-Agency MBS	Residential Whole Loans	Residential Bridge Loans	Commercial Loans	Securitized Commercial Loan	Securitized debt
Beginning balance	$940	$6,659	$1,002,710	$5,350	$128,495	$1,288,943	$14,919
Transfers into Level III from Level II	—	—	—	—	—	—	—
Transfers from Level III into Level II	—	(5,437)	—	—	—	—	—
Purchases	—	—	292,168	—	—	—	—
Loan modifications / capitalized interest	—	—	10	—	—	—	—
Principal repayments	—	—	(60,548)	(145)	—	—	—
Total net gains / losses included in net income
Unrealized gains/(losses), net on assets(1)	(110)	18	(37,165)	(110)	(74)	(52,218)	—
Unrealized (gains)/losses, net on liabilities(2)	—	—	—	—	—	—	988
Premium and discount amortization, net	(45)	(59)	(1,322)	—	—	6,646	(988)
Ending balance	$785	$1,181	$1,195,853	$5,095	$128,421	$1,243,371	$14,919

Unrealized gains/(losses), net on assets held at the end of the period(1)	$(110)	$89	$(34,740)	$(33)	$(74)	$(52,218)	$—
Unrealized gains/(losses), net on liabilities held at the end of the period(2)	$—	$—	$—	$—	$—	$—	$(988)

	Six months ended June 30, 2023
$ in thousands	Agency MBS	Non-Agency MBS	Residential Whole Loans	Residential Bridge Loans	Commercial Loans	Securitized commercial loan	Securitized debt
Beginning balance	$767	$1,204	$1,091,145	$2,849	$90,002	$1,085,103	$8,927
Transfers into Level III from Level II	—	—	—	—	—	—	—
Transfers from Level III into Level II	—	—	—	—	—	—	—
Sales and settlements	—	—	—	—	(8,776)	—	—
Loan modifications / capitalized interest	—	—	41	—	—	—	—
Principal repayments	—	—	(58,792)	(75)	(1,680)	—	—
Total net gains / losses included in net income
Realized gains/(losses), net on assets	—	—	—	—	(81,223)	—	—
Unrealized gains/(losses), net on assets(1)	67	611	6,433	8	80,417	(74,050)	—
Unrealized (gains)/losses, net on liabilities(2)	—	—	—	—	—	—	(101)
Premium and discount amortization, net	4	(207)	(1,446)	—	66	14,268	(1,894)
Ending balance	$838	$1,608	$1,037,381	$2,782	$78,806	$1,025,321	$6,932

Unrealized gains/(losses), net on assets held at the end of the period(1)	$67	$611	$4,056	$—	$(806)	$(74,050)	$—
Unrealized gains/(losses), net on liabilities held at the end of the period(2)	$—	$—	$—	$—	$—	$—	$101

	Six months ended June 30, 2022
$ in thousands	Agency MBS	Non-Agency MBS	Residential Whole Loans	Residential Bridge Loans	Commercial Loans	Securitized commercial loan	Securitized debt
Beginning balance	$1,172	$7,845	$1,023,502	$5,428	$130,572	$1,355,808	$14,919
Transfers into Level III from Level II	—	—	—	—	—	—	—
Transfers from Level III into Level II	—	(5,437)	—	—	—	—	—
Purchases	—	—	409,853	—	—	—	—
Loan modifications / capitalized interest	—	—	75	—	—	—	—
Principal repayments	—	—	(154,748)	(250)	(4)	—	—
Total net gains / losses included in net income
Unrealized gains/(losses), net on assets(1)	(266)	(1,086)	(79,045)	(83)	(2,147)	(125,782)	—
Unrealized (gains)/losses, net on liabilities(2)	—	—	—	—	—	—	1,799
Premium and discount amortization, net	(121)	(141)	(3,784)	—	—	13,345	(1,799)
Ending balance	$785	$1,181	$1,195,853	$5,095	$128,421	$1,243,371	$14,919

Unrealized gains/(losses), net on assets held at the end of the period(1)	$(266)	$(732)	$(73,658)	$(8)	$(2,147)	$(125,782)	$—
Unrealized gains/(losses), net on liabilities held at the end of the period(2)	$—	$—	$—	$—	$—	$—	$(1,799)
(1)Gains and losses are included in "Unrealized gain (loss), net" in the Consolidated Statements of Operations.
(2)Gains and losses on securitized debt are included in "Unrealized gain (loss), net" in the Consolidated Statements of Operations.

Transfers into the Level III category of the fair value hierarchy occur due to the above segmented classes of investments exhibiting indications of reduced levels of market transparency, including changes in observable transactions or executable quotes involving these investments or similar classes of investments. Changes in these indications could impact price transparency, and thereby cause a change in level designations. The Company did not have transfers between either Level I and Level II or Level I and Level III for the three and six months ended June 30, 2023 and June 30, 2022.

Other Fair Value Disclosures

The Company's repurchase agreement borrowings, convertible senior unsecured notes, and securitized debt from the Arroyo 2019-2 and Arroyo 2020-1 trusts are not carried at fair value in the consolidated financial statements.

Borrowings Under Repurchase Agreements

The fair values of the Company's repurchase agreements approximates the carrying value due to the floating interest rates that are based on an index plus a spread, which is typically consistent with those demanded in the market and the short-term maturities of generally one year or less. The Company's repurchase agreements are classified as Level II.

Convertible Senior Unsecured Notes

The fair values of the convertible senior unsecured notes are based on quoted market prices. Accordingly, the Company's convertible senior unsecured notes were classified as Level I.

The following table presents the carrying value and estimated fair value of the Company’s convertible senior unsecured notes and securitized debt that are not carried at fair value as of June 30, 2023 and December 31, 2022 in the consolidated financial statements (dollars in thousands):

	June 30, 2023		December 31, 2022
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Convertible senior unsecured notes	$84,341	$75,559	$83,522	$74,712
Securitized debt(1)	318,735	287,880	342,965	309,474
Total	$403,076	$363,439	$426,487	$384,186

(1) Carrying value excludes $3.5 million and $4.1 million of deferred financing costs as of June 30, 2023 and December 31, 2022, respectively.
"Due from counterparties" and "Due to counterparties" in the Company’s Consolidated Balance Sheets are reflected at cost which approximates fair value.

Note 4 – Mortgage-Backed Securities and Other Securities

The following tables present certain information about the Company’s investment portfolio at June 30, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023
	Principal Balance	Unamortized Premium (Discount), net	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value	Net Weighted Average Coupon
Agency RMBS Interest-Only Strips(1)(2)	N/A	N/A	$65	$—	$(5)	$60	—%
Agency RMBS Interest-Only Strips, accounted for as derivatives(1)(2)	N/A	N/A	N/A	N/A	N/A	778	0.9%
Total Agency MBS	—	—	65	—	(5)	838	0.8%

Non-Agency RMBS	39,528	(14,414)	25,114	649	(4,007)	21,756	4.2%
Non-Agency RMBS Interest- Only Strips(1)	N/A	N/A	4,997	—	(3,389)	1,608	0.3%
Subtotal Non-Agency RMBS	39,528	(14,414)	30,111	649	(7,396)	23,364	1.2%
Non-Agency CMBS	88,659	(2,087)	86,572	322	(27,572)	59,322	7.8%
Total Non-Agency MBS	128,187	(16,501)	116,683	971	(34,968)	82,686	3.4%

Other securities(3)	25,625	(7,901)	18,891	389	(2,665)	16,615	7.2%
Total	$153,812	$(24,402)	$135,639	$1,360	$(37,638)	$100,139	3.6%

	December 31, 2022
	Principal Balance	Unamortized Premium (Discount), net	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value	Net Weighted Average Coupon(4)
Agency RMBS Interest-Only Strips(1)	N/A	N/A	$58	$—	$(5)	$53	—%
Agency RMBS Interest-Only Strips, accounted for as derivatives(1)(2)	N/A	N/A	N/A	N/A	N/A	714	0.1%
Total Agency MBS	—	—	58	—	(5)	767	0.1%

Non-Agency RMBS	39,873	(14,423)	25,450	928	(3,895)	22,483	4.2%
Non-Agency RMBS Interest-Only Strips(1)	N/A	N/A	5,204	—	(4,000)	1,204	0.3%
Subtotal Non-Agency RMBS	39,873	(14,423)	30,654	928	(7,895)	23,687	1.1%
Non-Agency CMBS	109,266	(2,763)	106,503	636	(21,704)	85,435	8.1%
Total Non-Agency MBS	149,139	(17,186)	137,157	1,564	(29,599)	109,122	3.8%

Other securities(3)	34,691	(8,581)	31,112	543	(4,393)	27,262	7.2%
Total	$183,830	$(25,767)	$168,327	$2,107	$(33,997)	$137,151	3.9%

(1)    IOs and IIOs have no principal balances and bear interest based on a notional balance. The notional balance is used solely to determine interest distributions on interest-only class of securities. At June 30, 2023, the notional balance for Agency RMBS IOs and IIOs, Non-Agency RMBS IOs, and IIO and Agency RMBS IOs and IIOs, accounted for as derivatives was $2.2 million, $136.5 million, and $12.3 million, respectively. At December 31, 2022, the notional balance for Agency RMBS IOs and IIOs, Non-Agency RMBS IOs and IIOs, and Agency RMBS IOs and IIOs, accounted for as derivatives was $2.4 million, $143.2 million, and $13.1 million, respectively.
(2)     Interest on these securities is reported as a component of "Gain on derivative instruments, net" in the Consolidated Statements of Operations.
(3)     Other securities include residual interests in ABS which have no principal balance and an amortized cost of approximately $1.2 million and $5.0 million, as of June 30, 2023 and December 31, 2022, respectively.
(4)     The calculation of the weighted average coupon rate includes the weighted average coupon rates of IOs and IIOs accounted for as derivatives using their notional amounts.

As of June 30, 2023 and December 31, 2022, the weighted average expected remaining term of the MBS and other securities investment portfolio was 8.2 years and 6.7 years, respectively.

The following tables present the fair value and contractual maturities of the Company’s investment securities at June 30, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023
	< or equal to 10 years	> 10 years and < or equal to 20 years	> 20 years and < or equal to 30 years	> 30 years	Total
Agency RMBS Interest-Only Strips	$—	$60	$—	$—	$60
Agency RMBS Interest-Only Strips accounted for as derivatives	—	778	—	—	778
Subtotal Agency	—	838	—	—	838

Non-Agency CMBS	39,054	10,117	10,151	—	59,322
Non-Agency RMBS	—	—	8,277	13,479	21,756
Non-Agency RMBS Interest-Only Strips	—	—	192	1,416	1,608
Subtotal Non-Agency	39,054	10,117	18,620	14,895	82,686

Other securities	2,948	—	6,835	6,832	16,615
Total	$42,002	$10,955	$25,455	$21,727	$100,139

	December 31, 2022
	< or equal to 10 years	> 10 years and < or equal to 20 years	> 20 years and < or equal to 30 years	> 30 years	Total
Agency RMBS Interest-Only Strips	$—	$53	$—	$—	$53
Agency RMBS Interest-Only Strips accounted for as derivatives	—	714	—	—	714
Subtotal Agency	—	767	—	—	767

Non-Agency CMBS	64,484	10,469	10,482	—	85,435
Non-Agency RMBS	—	—	8,667	13,816	22,483
Non-Agency RMBS Interest-Only Strips	—	—	230	974	1,204
Subtotal Non-Agency	64,484	10,469	19,379	14,790	109,122

Other securities	6,735	—	13,020	7,507	27,262
Total	$71,219	$11,236	$32,399	$22,297	$137,151

The following tables present the gross unrealized losses and estimated fair value of the Company’s MBS and other securities by length of time that such securities have been in a continuous unrealized loss position at June 30, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
Agency RMBS Interest-Only Strips	$60	$(5)	1	$—	$—	—	$60	$(5)	1
Subtotal Agency	60	(5)	1	—	—	—	60	(5)	1

Non-Agency CMBS	—	—	—	50,145	(27,572)	10	50,145	(27,572)	10
Non-Agency RMBS	11,260	(752)	2	8,911	(3,255)	5	20,171	(4,007)	7
Non-Agency RMBS Interest-Only Strips	—	—	—	1,608	(3,389)	4	1,608	(3,389)	4
Subtotal Non-Agency	11,260	(752)	2	60,664	(34,216)	19	71,924	(34,968)	21

Other securities	—	—	—	7,535	(2,665)	2	7,535	(2,665)	2
Total	$11,320	$(757)	3	$68,199	$(36,881)	21	$79,519	$(37,638)	24

	December 31, 2022
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
Agency RMBS Interest-Only Strips	$52	$(5)	1	$—	$—	—	$52	$(5)	1
Subtotal Agency	52	(5)	1	—	—	—	52	(5)	1

Non-Agency CMBS	—	—	—	76,365	(21,704)	11	76,365	(21,704)	11
Non-Agency RMBS	19,054	(2,794)	5	1,557	(1,101)	2	20,611	(3,895)	7
Non-Agency RMBS Interest-Only Strips	—	—	—	1,203	(4,000)	4	1,203	(4,000)	4
Subtotal Non-Agency	19,054	(2,794)	5	79,125	(26,805)	17	98,179	(29,599)	22

Other securities	12,483	(2,425)	3	9,468	(1,968)	2	21,951	(4,393)	5
Total	$31,589	$(5,224)	9	$88,593	$(28,773)	19	$120,182	$(33,997)	28

The following tables present components of interest income on the Company’s MBS and other securities for the three and six months ended June 30, 2023 and June 30, 2022, respectively (dollars in thousands):

	Three months ended June 30, 2023			Three months ended June 30, 2022
	Coupon Interest	Net (Premium Amortization/Amortization Basis) Discount Accretion	Interest Income	Coupon Interest	Net (Premium Amortization/Amortization Basis) Discount Accretion	Interest Income
Agency RMBS	$—	$3	$3	$5	$(2)	$3
Non-Agency CMBS	1,621	338	1,959	2,129	401	2,530
Non-Agency RMBS	615	(190)	425	813	(152)	661
Other securities	656	(99)	557	767	272	1,039
Total	$2,892	$52	$2,944	$3,714	$519	$4,233

	Six months ended June 30, 2023			Six months ended June 30, 2022
	Coupon Interest	Net (Premium Amortization/Amortization Basis) Discount Accretion	Interest Income	Coupon Interest	Net (Premium Amortization/Amortization Basis) Discount Accretion	Interest Income
Agency RMBS	$—	$6	$6	$13	$(6)	$7
Non-Agency CMBS	3,577	655	4,232	5,101	(1)	5,100
Non-Agency RMBS	1,204	(345)	859	1,358	(167)	1,191
Other securities	1,496	(201)	1,295	1,655	38	1,693
Total	$6,277	$115	$6,392	$8,127	$(136)	$7,991

The following tables present the sales and realized gain (loss) of the Company’s MBS and other securities for the three and six months ended June 30, 2023 and June 30, 2022, respectively (dollars in thousands):

	Three months ended June 30, 2023				Three months ended June 30, 2022
	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)
Non-Agency CMBS	$—	$—	$(1,237)	$(1,237)	$10,152	$—	$(43,934)	$(43,934)
Non-Agency RMBS	—	—	(48)	(48)	27,729	255	(1,425)	(1,170)
Other securities	8,694	649	(463)	186	4,406	—	(478)	(478)
Total	$8,694	$649	$(1,748)	$(1,099)	$42,287	$255	$(45,837)	$(45,582)

	Six months ended June 30, 2023				Six months ended June 30, 2022
	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)
Non-Agency CMBS	$—	$—	$(1,239)	$(1,239)	$10,152	$—	$(43,934)	$(43,934)
Non-Agency RMBS	—	—	(48)	(48)	27,729	255	(1,425)	(1,170)
Other securities	15,324	649	(2,028)	(1,379)	4,406	—	(478)	(478)
Total	$15,324	$649	$(3,315)	$(2,666)	$42,287	$255	$(45,837)	$(45,582)

Unconsolidated CMBS VIEs

The Company’s economic interests held in unconsolidated CMBS VIEs are limited in nature to those of a passive holder of CMBS issued by securitization trusts. The Company was not involved in the design or creation of the securitization trusts. The Company evaluates its CMBS holdings, for potential consolidation of the securitized trust, in which it owns the most subordinate tranche or a portion of the controlling class. As of June 30, 2023 and December 31, 2022, the Company held two and two variable interests in unconsolidated CMBS VIEs, respectively, in which it either owned the most subordinate class or a portion of the controlling class. The Company determined it was not the primary beneficiary and accordingly, the CMBS VIEs were not consolidated in the Company’s consolidated financial statements. As of June 30, 2023 and December 31, 2022, the Company’s maximum exposure to loss from these variable interests did not exceed the carrying value of these investments of $14.7 million and $15.5 million, respectively. These investments are classified in "Non-Agency mortgage-backed securities, at fair value" in the Company’s Consolidated Balance Sheets. Further, as of June 30, 2023 and December 31, 2022, the Company did not guarantee any obligations of unconsolidated entities or enter into any commitment or intent to provide funding to any such entities.

Note 5 — Residential Whole Loans and Bridge Loans

Residential Whole Loan Trusts

Revolving Mortgage Investment Trust 2015-1QR2

Revolving Mortgage Investment Trust 2015-1QR2 ("RMI 2015 Trust") was formed to acquire Non-QM Residential Whole Loans. RMI 2015 Trust issued a trust certificate that is wholly-owned by the Company and represents the entire beneficial interest in pools of Non-QM Residential Whole Loans held by the trust. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans owned by the trust in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and has eliminated the intercompany trust certificate in consolidation.

As of June 30, 2023 and December 31, 2022, the RMI 2015 Trust owned six and six Non-QM Residential Whole Loans with a fair value of $3.4 million and $3.2 million, respectively. The loans are financed under the Company's residential whole loan facility, and the Company holds the financing liability outside the RMI 2015 Trust. See Note 7, "Financings" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for additional details.

Arroyo Mortgage Trust 2019-2

In May 2019, the Company formed Arroyo Mortgage Trust 2019-2 ("Arroyo Trust 2019"), a wholly-owned subsidiary of the Company, to complete its first residential mortgage-backed securitization comprised of $945.5 million of Non-QM Residential Whole Loans. The Arroyo Trust 2019 issued $919.0 million of mortgage-backed notes and retained all the subordinate and residual debt securities ("Owner Certificates"), which includes the required 5% eligible risk retention. Refer to Note 7, "Financings" for details. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and eliminated the intercompany Owner Certificates in consolidation.

As of June 30, 2023 and December 31, 2022, the Arroyo Trust 2019 owned 711 and 766 Non-QM Residential Whole Loans with a fair value of $223.1 million and $237.6 million, respectively.

Arroyo Mortgage Trust 2020-1

In June 2020, the Company formed Arroyo Mortgage Trust 2020-1 ("Arroyo Trust 2020"), a wholly-owned subsidiary of the Company, to complete its second residential mortgage-backed securitization comprised of $355.8 million of Non-QM Residential Whole Loans. The Arroyo Trust 2020 issued $341.7 million of mortgage-backed notes and retained all the subordinate and residual debt securities, which includes the required 5% eligible risk retention. See Note 7, "Financings" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for additional details. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and eliminated the intercompany Owner Certificates.

As of June 30, 2023 and December 31, 2022, the Arroyo Trust 2020 owned 415 and 432 Non-QM Residential Whole Loans with a fair value of $131.7 million and $135.1 million, respectively.

Arroyo Mortgage Trust 2022-1

In February 2022, the Company formed Arroyo Mortgage Trust 2022-1 ("Arroyo Trust 2022-1"), a wholly-owned subsidiary of the Company, to complete its third residential mortgage-backed securitization comprised of $432.0 million of Non-QM Residential Whole Loans. The Arroyo Trust 2022-1 issued $398.9 million of mortgage-backed notes and retained all the subordinate and residual debt securities, which includes the required 5% eligible risk retention. See Note 7, "Financings" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for additional details. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and eliminated the intercompany Owners Certificates.

As of June 30, 2023 and December 31, 2022, the Arroyo Trust 2022-1 owned 692 and 705 Non-QM Residential Whole Loans with a fair value of $343.1 million and $350.7 million, respectively. The Company has elected the fair value option for the securitized debt. The fair values for the Company’s Non-QM loans held in the Arroyo Trust 2022-1 are measured using the fair value of the securitized debt based on the CFE valuation methodology. The Company determined that the securitized debt is more actively traded and, therefore, more observable.

Arroyo Mortgage Trust 2022-2

In July 2022, the Company formed Arroyo Mortgage Trust 2022-2 ("Arroyo Trust 2022-2"), a wholly-owned subsidiary of the Company, to complete its fourth residential mortgage-backed securitization comprised of $402.2 million of Non-QM Residential Whole Loans. The Arroyo Trust 2022-2 issued $351.9 million of mortgage-backed notes and retained all the subordinate and residual debt securities, which includes the required 5% eligible risk retention. See Note 7, "Financings" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for additional details. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and eliminated the intercompany Owners Certificates.

As of June 30, 2023 and December 31, 2022, the Arroyo Trust 2022-2 owned 997 and 1,029 Non-QM Residential Whole Loans with a fair value of $335.2 million and $363.3 million, respectively. The Company has elected the fair value option for the securitized debt. The fair values for the Company’s Non-QM loans held in the Arroyo Trust 2022-2 are measured using the fair value of the securitized debt based on the CFE valuation methodology. The Company determined that the securitized debt is more actively traded and, therefore, more observable.

Residential Bridge Loan Trust

    In February 2017, the Company formed Revolving Mortgage Investment Trust 2017-BRQ1 ("RMI 2017 Trust") to acquire Residential Bridge Loans. RMI 2017 Trust issued a trust certificate that is wholly-owned by the Company and represents the entire beneficial interest in pools of Residential Bridge Loans and certain Residential Whole Loans held by the trust. Residential Bridge Loans are mortgage loans secured by residences, typically short-term. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company has eliminated the intercompany trust certificate in consolidation.

The Company is no longer allocating capital to Residential Bridge Loans. As of June 30, 2023, and December 31, 2022, there were four and five remaining Residential Bridge Loans in the RMI 2017 Trust with a fair value of $2.8 million and $2.8 million, respectively. As of June 30, 2023, and December 31, 2022, the trust also owned three and five investor fixed rate residential mortgages with a fair value of $1.0 million and $1.2 million, respectively, which are included in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets contained in this Quarterly Report on Form 10-Q.

Consolidated Residential Whole Loan and Residential Bridge Loan Trusts

The following table presents a summary of the assets and liabilities of the consolidated residential whole loan trusts and residential bridge loan trust included in the Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023	December 31, 2022
Residential Whole Loans, at fair value ($1,036,385 and $1,089,914 pledged as collateral, at fair value, respectively)	$1,037,381	$1,091,145
Residential Bridge Loans, at fair value	2,782	2,849
Investment related receivable	8,760	5,914
Interest receivable	4,648	4,871
Other assets	—	509
Total assets	$1,053,571	$1,105,288
Securitized debt, net	$925,596	$981,073
Interest payable	2,976	3,139
Accounts payable and accrued expenses	51	34
Total liabilities	$928,623	$984,246

The Residential Whole Loans held by the consolidated Arroyo Trust 2019, Arroyo Trust 2020, Arroyo Trust 2022-1, and Arroyo Trust 2022-2 are held solely to satisfy the liabilities of each respective trust, and has no recourse to the general credit of the Company. The Company is not contractually required and has not provided any additional financial support to the trusts for the periods ended June 30, 2023 and December 31, 2022.

The following table presents the components of the fair value of Residential Whole Loans and Residential Bridge Loans as of June 30, 2023 and December 31, 2022 (dollars in thousands):

	Residential Whole Loans, at Fair Value		Residential Bridge Loans, at Fair Value
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
Principal balance	$1,106,551	$1,165,301	$3,091	$3,166
Unamortized premium	29,415	30,961	—	—
Unamortized discount	(1,449)	(1,536)	—	—
Amortized cost	1,134,517	1,194,726	3,091	3,166
Gross unrealized gains	4,299	2,038	—	—
Gross unrealized losses	(101,435)	(105,619)	(309)	(317)
Fair value	$1,037,381	$1,091,145	$2,782	$2,849

Residential Whole Loans

The Residential Whole Loans have low LTV's and are comprised of 2,824 adjustable and fixed rate Non-QM and investor mortgages. The following tables present certain information about the Company’s residential whole loan investment portfolio at June 30, 2023 and December 31, 2022 (dollars in thousands):

June 30, 2023
			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Original FICO Score(1)	Expected Life (years)	Contractual Maturity (years)	Coupon Rate
2.01% – 3.00%	39	$22,018	66.3%	758	8.9	27.8	2.9%
3.01% – 4.00%	366	200,548	66.9%	760	7.5	28.3	3.7%
4.01% – 5.00%	1,236	417,820	64.5%	750	5.7	25.7	4.6%
5.01% – 6.00%	875	347,001	65.5%	742	4.8	26.2	5.5%
6.01% – 7.00%	282	110,986	68.1%	742	3.6	27.2	6.4%
7.01% - 8.00%	25	8,173	68.3%	735	3.4	26.5	7.4%
8.01% - 9.00%	1	5	65.0%	693	3.8	23.9	8.5%
Total	2,824	$1,106,551	65.7%	749	5.5	26.5	4.9%

(1)The original FICO score is not available for 219 loans with a principal balance of approximately $69.4 million at June 30, 2023. The Company has excluded these loans from the weighted average computations.

December 31, 2022
			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Original FICO Score(1)	Expected Life (years)	Contractual Maturity (years)	Coupon Rate
2.01% – 3.00%	39	$22,277	66.3%	758	8.9	28.3	2.9%
3.01% – 4.00%	402	214,402	66.3%	759	7.3	28.5	3.7%
4.01% – 5.00%	1,337	453,811	64.1%	749	5.5	26.0	4.6%
5.01% – 6.00%	901	363,197	65.6%	742	4.7	26.7	5.4%
6.01% – 7.00%	249	105,933	69.9%	742	3.6	28.4	6.4%
7.01% - 8.00%	15	5,681	75.2%	730	3.0	29.2	7.4%
Total	2,943	$1,165,301	65.6%	748	5.5	27.0	4.8%

(1)The original FICO score is not available for 231 loans with a principal balance of approximately $76.6 million at December 31, 2022. The Company has excluded these loans from the weighted average computations.

The following table presents geographic concentrations by U.S. state in which the collateral securing the Company’s Residential Whole Loans are located as of June 30, 2023 and December 31, 2022 (dollars in thousands):

June 30, 2023			December 31, 2022
State	State Concentration	Principal Balance	State	State Concentration	Principal Balance
California	67.4%	$745,643	California	66.8%	$778,732
New York	9.1%	100,950	New York	9.3%	108,108
Texas	4.8%	52,905	Texas	4.8%	56,126
Florida	4.0%	44,003	Florida	4.1%	47,681
Georgia	3.4%	37,771	Georgia	3.5%	40,845
Other	11.3%	125,279	Other	11.5%	133,809
Total	100.0%	$1,106,551	Total	100.0%	$1,165,301

Residential Bridge Loans

The Company is no longer allocating capital to Residential Bridge Loans. The following tables present certain information about the remaining Residential Bridge Loans which are non-performing in the Company's investment portfolio at June 30, 2023 and December 31, 2022 (dollars in thousands):

June 30, 2023
			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Contractual Maturity (months)(1)	Coupon Rate
7.01% – 9.00%	2	$1,822	67.5%	0.0	8.7%
9.01% – 11.00%	1	849	90.5%	0.0	10.0%
11.01% – 13.00%	1	420	70.0%	0.0	11.3%
Total	4	$3,091	74.2%	0.0	9.4%

December 31, 2022
			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Contractual Maturity (months)(1)	Coupon Rate
7.01% – 9.00%	2	$1,822	67.5%	0.0	8.7%
9.01% – 11.00%	1	849	90.5%	0.0	10.0%
11.01% – 13.00%	2	495	69.7%	0.0	11.4%
Total	5	$3,166	74.0%	0.0	9.5%

(1) Non-performing loans that are past their maturity date are excluded from the calculation of the weighted average contractual maturity. The weighted average contractual maturity for these loans is zero.

The following table presents geographic concentrations by U.S. state in which the collateral securing the Company’s Residential Bridge Loans are located as of June 30, 2023 and December 31, 2022 (dollars in thousands):

June 30, 2023			December 31, 2022
State	Concentration	Principal Balance	State	Concentration	Principal Balance
California	56.7%	$1,754	California	55.4%	$1,754
New York	43.3%	1,337	New York	42.2%	1,337
Total	100.0%	$3,091	New Jersey	2.4%	75
			Total	100.0%	$3,166

Loan Aging

The following table presents the aging of the Residential Whole Loans and Residential Bridge Loans as of June 30, 2023 (dollars in thousands):

	Residential Whole Loans (1)			Residential Bridge Loans (1)
	No of Loans	Principal	Fair Value	No of Loans	Principal	Fair Value
Current	2,779	$1,082,536	$1,014,645	—	$—	$—
1-30 days	20	10,339	9,984	—	—	—
31-60 days	10	4,546	4,231	—	—	—
61-90 days	—	—	—	—	—	—
90+ days	15	9,130	8,521	4	3,091	2,782
Total	2,824	$1,106,551	$1,037,381	4	$3,091	$2,782

(1) As of June 30, 2023, there were no loans in forbearance.

Residential Whole Loans

As of June 30, 2023, there were 15 Residential Whole Loans carried at fair value in non-accrual status with an unpaid principal balance of approximately $9.1 million and a fair value of $8.5 million. These non-performing loans represent approximately 0.8% of the total outstanding principal balance. These loans are collateral dependent with a weighted average original LTV of 70.9%.

As of December 31, 2022, there were 13 Residential Whole Loans carried at fair value in non-accrual status with an unpaid principal balance of approximately $8.7 million and a fair value of approximately $8.0 million. These non-performing loans represent approximately 0.8% of the total outstanding principal balance. These loans are collateral dependent with a weighted average original LTV of 60.0%.

These loans are carried at fair value, and accordingly no allowance for credit losses or credit loss expense was recorded, since the adjustment for credit losses, if any, would be reflected in the fair value of these loans as a component of "Unrealized gain (loss), net" in the Consolidated Statements of Operations contained in this Quarterly Report on Form 10-Q. The Company stopped accruing interest income for these loans when they became contractually 90 days delinquent.

Residential Bridge Loans

    As of June 30, 2023, the Company had four remaining Residential Bridge Loans in the portfolio. Of these, four were in non-accrual status with an unpaid principal balance of approximately $3.1 million and a fair value of $2.8 million.

As of December 31, 2022, the Company had five remaining Residential Bridge Loans in the portfolio. Of these, five were in non-accrual status with an unpaid principal balance of approximately $3.2 million and a fair value of $2.8 million. These loans are collateral dependent.

The Residential Bridge Loans were carried at fair value. No allowance for credit losses was recorded because the valuation adjustments as of June 30, 2023 and December 31, 2022, if any, would be reflected in the fair value of these loans. The Company stopped accruing interest income for these loans when they became contractually 90 days delinquent.

Residential Real Estate Owned

As of June 30, 2023 and December 31, 2022, the Company had one residential REO property with a carrying value of $2.3 million and $2.3 million, respectively, related to a foreclosed Residential Whole Loan. The REO property held by the Company as of June 30, 2023 and December 31, 2022 was transferred to REO in December 2022. The residential REO properties are held for sale and accordingly carried at the lower of cost or fair value less cost to sell. The residential REO properties are classified in "Other assets" in the Consolidated Balance Sheets contained in this Quarterly Report on Form 10-Q.

Note 6 — Commercial Loans

Commercial Loans

    In January 2019, WMC CRE LLC ("CRE LLC"), a wholly-owned subsidiary of the Company was formed for the purpose of acquiring Commercial Loans. The Commercial Loans owned by CRE LLC are financed under the Commercial Whole Loan Facility. See Note 7, "Financing" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q.

The following table presents information about the Commercial Loans owned by CRE LLC as of June 30, 2023 (dollars in thousands):

Loan	Acquisition Date	Loan Type	Principal Balance	Fair Value	Original LTV	Interest Rate	Maturity Date	Extension Option	Collateral
CRE 4	September 2019	Interest-Only First Mortgage	$22,204	$22,053	63%	1-Month SOFR plus	8/6/2025(1)	None	Retail
CRE 5	December 2019	Interest-Only First Mortgage	24,535	23,993	62%	1-Month SOFR plus	11/6/2023(2)	One - 12 month extension	Hotel
CRE 6	December 2019	Interest-Only First Mortgage	13,207	12,914	62%	1-Month SOFR plus	11/6/2023(2)	One - 12 month extension	Hotel
CRE 7	December 2019	Interest-Only First Mortgage	7,259	7,099	62%	1-Month SOFR plus	11/6/2023(2)	One - 12 month extension	Hotel
			$67,205	$66,059

(1) In August 2022, CRE 4 was extended three-years through August 6, 2025, with a principal paydown of $16.2 million.
(2) In November 2022, CRE 5, 6, and 7 were each extended for one-year through November 6, 2023.

Commercial Loan Sale

On February 3, 2023, the CRE 3 loan was sold to an unaffiliated third party for its recorded fair value as of December 31, 2022 of $8.8 million. At the time of sale, the Company recognized a realized loss of $81.2 million and a related reversal of unrealized loss of the same amount.

Commercial Loan Trust

In March 2018, the Company formed the Revolving Small Balance Commercial Trust 2018-1 ("RSBC Trust") to acquire commercial real estate mortgage loans. The Company consolidates the trust because it determined that the wholly-owned RSBC Trust was a VIE and that the Company was the primary beneficiary. As of June 30, 2023, there was one loan remaining in the trust.

The following table presents information on the commercial real estate mortgage loan held by RSBC Trust as of June 30, 2023 (dollars in thousands):

Loan	Acquisition Date	Loan Type	Principal Balance	Fair Value	LTV	Interest Rate(1)	Maturity Date(1)	Extension Option	Collateral
SBC 3	January 2019	Interest-Only First Mortgage	$12,750	$12,747	49%	1-Month SOFR plus	8/4/2023	One - 3 month extension	Nursing Facilities
			$12,750	$12,747

(1) In January 2023, the SBC 3 loan was partially paid down by $862 thousand to bring the unpaid principal balance to $13.5 million, the maturity date was extended through May 5, 2023 for a 50 bps extension fee and the margin was increased from 4.47% to 5.00%. In May 2023, the SBC 3 loan was partially paid down by $750 thousand to bring the unpaid principal to $12.8 million, the maturity date was extended through August 4, 2023, and the margin was increased from 5.00% to 5.50%. In July 2023, the SBC 3 loan was partially paid down by $250 thousand to bring the unpaid principal balance to $12.5 million, and the maturity date was extended to October 4, 2023 for a 25 bps extension fee. The borrower under this loan may, at its option, extend the October 4, 2023 maturity date for an additional period of three months through December 31, 2023, with an additional required paydown of $250 thousand and a 25 bps extension fee.

Securitized Commercial Loans

    Securitized Commercial Loans are comprised of Commercial Loans from consolidated third party sponsored CMBS VIE's. At June 30, 2023, the Company had a variable interest in one third party sponsored CMBS VIE, CSMC Trust 2014-USA, that it determined it was the primary beneficiary and was required to consolidate. The Commercial Loan that serves as collateral for the securitized debt issued by this VIE can only be used to settle the securitized debt. See Note 7, "Financings" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for details on the associated securitized debt. The Company assesses modifications to VIEs on an ongoing basis to determine if a significant reconsideration event has occurred that would change the Company’s initial consolidation assessment.

CSMC Trust 2014-USA

The Company together with other related party entities own more than 50% of the controlling class of CSMC Trust 2014-USA ("CSMC USA"). As of June 30, 2023, the Company held an 8.8% interest in the trust certificates issued by CSMC USA (F Class) with an outstanding principal balance of $14.9 million. The Company performs ongoing reassessment of its CMBS VIE holdings for potential consolidation of the securitized trust in which it owns a portion of the controlling class. Since the ownership of the controlling financial interest is held within a related party group, the Company must determine whether it is the primary beneficiary under the related party tie-breaker rule. As a result of the Company's evaluation, it was determined that the Company is the primary beneficiary of CSMC USA, and effective on August 1, 2020, consolidated CSMC USA. The Company’s investment in the trust certificate of CSMC USA (F Class) was eliminated in the consolidation. The CSMC USA holds a commercial loan secured by a first mortgage lien on the borrowers’ fee and leasehold interests in a portion of a super-regional mall. The outstanding principal balance on this commercial loan is $1.4 billion as of June 30, 2023. The loan has a stated maturity date of September 11, 2025 and bears a fixed interest rate of 4.38%. The Company elected the fair value option for the commercial loan as well as the associated securitized debt.

In December 2020, the commercial loan held by CSMC USA was amended to an interest only payment through maturity. As part of the modification, a Cash Management Forbearance Agreement was entered into by the special servicer and the borrower, which required both increased reporting requirements and monthly net cash remittance.
Consolidated Securitized Commercial Loan Trust and Commercial Loan Trust

The two commercial consolidated trusts, CSMC USA and RSBC Trust, collectively held two Commercial Loans as of June 30, 2023. The following table presents a summary of the assets and liabilities of the two consolidated trusts included in the Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023	December 31, 2022
Restricted cash	$—	$248
Securitized Commercial Loan, at fair value	1,025,321	1,085,103
Commercial Loans, at fair value	12,747	14,362
Interest receivable	5,150	5,311
Total assets	$1,043,218	$1,105,024
Securitized debt, at fair value	$1,019,310	$1,077,611
Interest payable	4,995	5,164
Accounts payable and accrued expenses	9	9
Other liabilities	—	248
Total liabilities	$1,024,314	$1,083,032

The Company’s risk with respect to its investment in the securitized commercial loan trust is limited to its direct ownership in the trust. The Commercial Loan held by the consolidated securitized commercial loan trust is held solely to satisfy the liabilities of the trust, and creditors of the trust have no recourse to the general credit of the Company. The Securitized Commercial Loan of the trust can only be used to satisfy the obligations of the trust. The Company is not contractually required to provide, and has not provided any additional financial support to the securitized commercial loan trust for the three and six months ended June 30, 2023 and June 30, 2022.

The following table presents the components of the fair value of the Securitized Commercial Loans and Commercial Loans as of June 30, 2023 and December 31, 2022 (dollars in thousands):

	CSMC USA Trust Securitized Commercial Loan, at Fair Value		RSBC Trust Commercial Loans, at Fair Value		Commercial Loans, at Fair Value
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
Principal balance	$1,385,591	$1,385,591	$12,750	$14,362	$67,205	$157,205
Unamortized discount	(69,863)	(84,132)	(1)	—	—	—
Amortized cost	1,315,728	1,301,459	12,749	14,362	67,205	157,205
Gross unrealized gains	—	—	—	—	—	—
Gross unrealized losses	(290,407)	(216,356)	(2)	—	(1,146)	(81,565)
Fair value	$1,025,321	$1,085,103	$12,747	$14,362	$66,059	$75,640

Non-Performing Commercial Loans

As of June 30, 2023, there are no Commercial Loans that are non-performing.

Note 7 — Financings

Repurchase Agreements

The Company has primarily financed its investment acquisitions with repurchase agreements. The repurchase agreements bear interest at a contractually agreed-upon rate and historically had terms ranging from one month to 12 months.  The Company’s repurchase agreement borrowings are accounted for as secured borrowings when the Company maintains effective control of the financed assets. Under these repurchase agreements, the respective counterparties retain the right to determine the fair value of the underlying collateral. A reduction in the value of pledged assets normally requires the Company to post additional securities as collateral, pay down borrowings, or establish cash margin accounts with the counterparties in order to re-establish the agreed-upon collateral requirements, which is referred to as a margin call. The inability of the Company to post adequate collateral for a margin call by a counterparty, in a time frame as short as the close of the same business day, could result in a condition of default under the Company’s repurchase agreements, thereby enabling the counterparty to liquidate the collateral pledged by the Company, which may have a material adverse effect on the Company’s financial position, results of operations, and cash flows.

Residential Whole Loan Facility

The facility was extended on November 9, 2022 and matures on October 25, 2023. It bears interest at a rate of 1-Month Term SOFR plus 2.25%, with a floor of 0.25%.

The Company finances its non-securitized Non-QM residential whole loans under this facility. As of June 30, 2023, the Company had outstanding borrowings of $4.4 million under the facility. The borrowing is secured by Non-QM residential whole loans with a fair value of $3.4 million and one REO property with a carrying value of $2.3 million as of June 30, 2023.

Non-Agency CMBS and Non-Agency RMBS facility

The facility was paid off in full in May 2023 and replaced with a facility from a different counterparty which matures in May 2024. It bears a current weighted average interest rate of 1-Month Term SOFR plus 2.50%. As of June 30, 2023, the outstanding balance under this facility was $60.0 million. The borrowing is secured by investments with a fair market value of $95.0 million as of June 30, 2023.

Commercial Whole Loan Facility
The facility was extended on November 9, 2022 and matures on November 3, 2023. It bears interest at a rate of 1-Month Term SOFR plus 2.25%. As of June 30, 2023, the outstanding balance under this facility was $48.0 million. The borrowing is secured by the performing commercial loans with an estimated fair market value of $66.1 million as of June 30, 2023.

Financial Metrics
Certain of the Company’s financing arrangements provide the counterparty with the right to terminate the agreement and accelerate amounts due under the associated agreement if the Company does not maintain financial metrics. Although specific to each financing arrangement, typical financial metrics include minimum equity, liquidity requirements, leverage ratios, and performance triggers. In addition, some of the financing arrangements contain cross-default features, whereby default under an agreement with one lender simultaneously causes default under agreements with other lenders. The Company was in compliance with the terms of such financial tests as of June 30, 2023.
As of June 30, 2023, the Company had borrowings under four of its master repurchase agreements. The following table summarizes certain characteristics of the Company’s repurchase agreements at June 30, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023			December 31, 2022
Securities Pledged	Repurchase Agreement Borrowings	Weighted Average Interest Rate on Borrowings Outstanding at end of period	Weighted Average Remaining Maturity (days)	Repurchase Agreement Borrowings	Weighted Average Interest Rate on Borrowings Outstanding at end of period	Weighted Average Remaining Maturity (days)
Short-term borrowings:
Agency RMBS	$274	5.84%	32	$293	4.78%	32
Non-Agency RMBS(1)	35,105	8.24%	25	48,237	7.50%	26
Other securities	—	—%	0	1,776	7.09%	17
Total short-term borrowings	35,379	8.22%	25	50,306	7.47%	26
Long-term borrowings:
Non-Agency CMBS and Non-Agency RMBS Facility
Non-Agency CMBS(1)	36,720	7.61%	307	55,154	6.30%	122
Non-Agency RMBS	14,467	7.60%	307	19,129	6.30%	122
Other securities	8,861	7.94%	307	16,863	6.30%	122

Subtotal	60,048	7.65%	307	91,146	6.30%	122
Residential Whole Loan Facility
Residential Whole Loans(2)	4,401	7.32%	117	3,633	6.66%	298
Commercial Whole Loan Facility
Commercial Loans	48,032	7.32%	126	48,032	6.13%	307
Total long-term borrowings	112,481	7.50%	222	142,811	6.25%	189
Repurchase agreements borrowings	$147,860	7.67%	175	$193,117	6.57%	146
Less unamortized debt issuance costs	—	N/A	N/A	—	N/A	N/A
Repurchase agreements borrowings, net	$147,860	7.67%	175	$193,117	6.57%	146

(1)Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(2)Repurchase agreement borrowings on loans owned are through trust certificates. The trust certificates are eliminated in consolidation.

At June 30, 2023 and December 31, 2022, repurchase agreements collateralized by investments had the following remaining maturities:

(dollars in thousands)	June 30, 2023	December 31, 2022
1 to 29 days	$35,105	$50,013
30 to 59 days	274	293
60 to 89 days	—	—
Greater than or equal to 90 days	112,481	142,811
Total	$147,860	$193,117

At June 30, 2023, the following table reflects amounts of collateral at risk under its repurchase agreements greater than 10% of the Company's equity with any counterparty (dollars in thousands):

	June 30, 2023
Counterparty	Amount of Collateral at Risk, at fair value	Weighted Average Remaining Maturity (days)	Percentage of Stockholders’ Equity
Goldman Sachs Bank USA	$35,288	306	39.8%
Credit Suisse AG, Cayman Islands Branch	25,574	25	28.8%
Atlas Securitized Products Investments 2, L.P.	18,334	126	20.7%

Collateral For Borrowings Under Repurchase Agreements

The following table summarizes the Company’s collateral positions, with respect to its borrowings under repurchase agreements at June 30, 2023 and December 31, 2022 (dollars in thousands):

June 30, 2023			December 31, 2022
Assets Pledged	Accrued Interest	Assets Pledged and Accrued Interest	Assets Pledged	Accrued Interest	Assets Pledged and Accrued Interest

Assets pledged for borrowings under repurchase agreements:
Agency RMBS, at fair value	$278	$2	$280	$249	$—	$249
Non-Agency CMBS, at fair value(1)	56,222	381	56,603	83,925	483	84,408
Non-Agency RMBS, at fair value	83,811	444	84,255	104,487	533	105,020
Residential Whole Loans, at fair value(2)	3,377	21	3,398	3,229	3	3,232
Commercial Loans, at fair value(2)	66,059	413	66,472	66,864	362	67,226
REO, at carrying value	2,255	—	2,255	2,255	—	2,255
Other securities, at fair value	15,375	70	15,445	27,262	78	27,340
Cash(3)	120	—	120	3,410	—	3,410
Total	$227,497	$1,331	$228,828	$291,681	$1,459	$293,140

(1)Includes securities eliminated upon VIE consolidation.
(2)Loans owned through trust certificates are pledged as collateral. The trust certificates are eliminated upon consolidation.
(3)Cash posted as collateral is included in "Due from counterparties" in the Company’s Consolidated Balance Sheets.

A reduction in the value of pledged assets typically results in the repurchase agreement counterparties initiating a margin call. At June 30, 2023 and December 31, 2022, investments held by counterparties as security for repurchase agreements totaled approximately $227.4 million and $288.3 million, respectively. Cash collateral held by counterparties at June 30, 2023 and December 31, 2022 was approximately $120 thousand and $3.4 million, respectively. Cash posted by repurchase agreement counterparties at both June 30, 2023 and December 31, 2022 was zero and $300 thousand, respectively.

Convertible Senior Unsecured Notes

6.75% Convertible Senior Unsecured Notes due 2024 (the "2024 Notes")

In September 2021, the Company issued $86.3 million aggregate principal amount of the 2024 Notes for net proceeds of $83.3 million. Interest on the 2024 Notes is paid semiannually. The 2024 Notes are convertible into, at the Company's election, cash, shares of the Company's common stock, or a combination of both, subject to the satisfaction of certain conditions and during specified periods. The conversion rate is subject to adjustment upon the occurrence of certain specified events and the holders may require the Company to repurchase all or any portion of their notes for cash equal to 100% of the principal amount of the 2024 Notes, plus accrued and unpaid interest, if the Company undergoes a fundamental change as specified in the supplemental indenture for the 2024 Notes. The post reverse stock split conversion rate is 33.7952 shares of common stock per $1,000 principal amount of notes and represented a conversion price of $29.59 per share of common stock. The 2024 Notes mature on September 15, 2024, unless earlier converted, redeemed, or repurchased by the holders pursuant to their terms, and are not redeemable by the Company except during the final three months prior to maturity.

Securitized Debt

Arroyo Trust 2019-2

In May 2019, the Company completed a residential mortgage-backed securitization comprised of $945.5 million of Non-QM Residential Whole Loans, issuing $919.0 million of mortgage-backed notes. The Company did not elect the fair value option for these notes, so they are recorded at their principal balance less unamortized deferred financing cost and classified in "Securitized debt, net" in the Consolidated Balance Sheets. The following table summarizes the issued Arroyo Trust 2019-2's residential mortgage pass-through certificates at June 30, 2023 (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Offered Notes:
Class A-1	$152,658	3.3%	$152,658	4/25/2049
Class A-2	8,187	3.5%	8,187	4/25/2049
Class A-3	12,971	3.8%	12,971	4/25/2049
Class M-1	25,055	4.8%	25,055	4/25/2049
Subtotal	$198,871		$198,871
Less: Unamortized Deferred Financing Costs	N/A		2,159
Total	$198,871		$196,712

The Company retained the non-offered securities in the securitization, which include the class B, Class A-IO-S and Class XS certificates. These non-offered securities were eliminated in consolidation. The securitized debt of the Arroyo Trust 2019-2 can only be settled with the residential loans that serve as collateral for the securitized debt and is non-recourse to the Company. At June 30, 2023, Residential Whole Loans, with an outstanding principal balance of approximately $221.5 million, serve as collateral for the Arroyo Trust 2019-2's securitized debt. The Company may redeem the offered notes on or after the earlier of (i) the three-year anniversary of the closing date or (ii) the date on which the aggregate collateral balance is 20% of the original principal balance. The notes are redeemable at their face value plus accrued interest.

Arroyo Trust 2020-1

In June 2020, the Company completed a residential mortgage-backed securitization comprised of $355.8 million of Non-QM Residential Whole Loans, issuing $341.7 million of mortgage-backed notes. The Company did not elect the fair value option for these notes, so they are recorded at their principal balance less unamortized deferred financing cost and classified in "Securitized debt, net" in the Consolidated Balance Sheets. The following table summarizes the issued Arroyo Trust 2020-1's residential mortgage pass-through certificates at June 30, 2023 (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Offered Notes:
Class A-1A	$68,514	1.7%	$68,514	3/25/2055
Class A-1B	8,130	2.1%	8,130	3/25/2055
Class A-2	13,518	2.9%	13,518	3/25/2055
Class A-3	17,963	3.3%	17,963	3/25/2055
Class M-1	11,739	4.3%	11,739	3/25/2055
Subtotal	$119,864		$119,864
Less: Unamortized Deferred Financing Costs	N/A		1,299
Total	$119,864		$118,565

The Company retained the non-offered securities in the securitization, which include the Class B, Class A-IO-S, and Class XS certificates. These non-offered securities were eliminated in consolidation. The securitized debt of the Arroyo Trust 2020-1 can only be settled with the residential loans that serve as collateral for the securitized debt and is non-recourse to the Company. At June 30, 2023, Residential Whole Loans with an outstanding principal balance of approximately $133.5 million serve as collateral for the Arroyo Trust 2020-1's securitized debt. The Company may redeem the offered notes on or after the earlier of (i) the three-year anniversary of the closing date or (ii) the date on which the aggregate collateral balance is equal to or less than 30% of the original principal balance. The notes are redeemable at their face value plus accrued interest.

Arroyo Trust 2022-1

In February 2022, the Company completed a residential-mortgage backed securitization comprised of $432.0 million of Non-QM Residential Whole Loans, issuing $398.9 million of mortgage-backed notes. The Company has chosen to make the fair value election pursuant to ASC 825 for the debt and accordingly the bonds are recorded at fair value in the Consolidated Balance Sheets with the periodic changes in fair value are recorded in current period earnings in the Consolidated Statements of Operations as a component of "Unrealized gain (loss), net."

The following table summarizes the issued Arroyo Trust 2022-1's residential mortgage pass-through certificates at June 30, 2023 (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Offered Notes:
Class A-1A	$202,556	2.5%	$182,262	12/25/2056
Class A-1B	82,942	3.3%	73,725	12/25/2056
Class A-2	21,168	3.6%	17,292	12/25/2056
Class A-3	28,079	3.7%	22,186	12/25/2056
Class M-1	17,928	3.7%	12,780	12/25/2056
Total	$352,673		$308,245

The Company retained the non-offered securities in the securitization, which include the Class B, Class A-IO-S, and Class XS certificates. These non-offered securities were eliminated in consolidation. The securitized debt of the Arroyo Trust 2022-1 can only be settled with the residential loans that serve as collateral for the securitized debt and is non-recourse to the Company. At June 30, 2023, Residential Whole Loans with an outstanding principal balance of approximately $384.1 million serve as collateral for the Arroyo Trust 2022-1's securitized debt. The Company may redeem the offered notes on or after the earlier of (i) the three-year anniversary of the closing date or (ii) the date on which the aggregate collateral balance is equal to or less than 30% of the original principal balance. The notes are redeemable at their fair value plus accrued interest.

Arroyo Trust 2022-2

In July 2022, the Company completed a residential-mortgage backed securitization comprised of $402.2 million of Non-QM Residential Whole Loans, issuing $351.9 million of mortgage-backed notes. The Company has chosen to make the fair value election pursuant to ASC 825 for the debt and accordingly the bonds are recorded at fair value in the Consolidated Balance Sheets with the periodic changes in fair value are recorded in current period earnings in the Consolidated Statements of Operations as a component of "Unrealized gain (loss), net."

The following table summarizes the issued Arroyo Trust 2022-2's residential mortgage pass-through certificates at June 30, 2023 (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Offered Notes:
Class A-1	$250,394	5.0%	$242,542	7/25/2057
Class A-2	21,314	5.0%	20,239	7/25/2057
Class A-3	25,972	5.0%	24,613	7/25/2057
Class M-1	17,694	5.0%	14,680	7/25/2057
Total	$315,374		$302,074

The Company retained the non-offered securities in the securitization, which include the Class B-1, Class B-2, Class B-3, Class A-IO-S, and Class XS certificates. These non-offered securities were eliminated in consolidation. The securitized debt of the Arroyo Trust 2022-2 can only be settled with the residential loans that serve as collateral for the securitized debt and is non-recourse to the Company. At June 30, 2023, Residential Whole Loans with an outstanding principal balance of approximately $363.0 million serve as collateral for the Arroyo Trust 2022-2's securitized debt. The Company may redeem the offered notes on or after the earlier of (i) the three-year anniversary of the closing date or (ii) the date on which the aggregate collateral balance is equal to or less than 30% of the original principal balance. The notes are redeemable at their fair value plus accrued interest.

Commercial Mortgage-Backed Notes

CSMC 2014 USA

The following table summarizes CSMC 2014 USA's commercial mortgage pass-through certificates at June 30, 2023 (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Class A-1	$120,391	3.3%	$101,120	9/11/2025
Class A-2	531,700	4.0%	458,329	9/11/2025
Class B	136,400	4.2%	109,843	9/11/2025
Class C	94,500	4.3%	72,535	9/11/2025
Class D	153,950	4.4%	111,258	9/11/2025
Class E	180,150	4.4%	97,328	9/11/2025
Class F	153,600	4.4%	61,965	9/11/2025
Class X-1(1)	n/a	0.5%	5,717	9/11/2025
Class X-2(1)	n/a	—%	1,215	9/11/2025
	$1,370,691		$1,019,310

(1) Class X-1 and X-2 are interest-only classes with notional balances of $652.1 million and $733.5 million as of June 30, 2023, respectively.

At June 30, 2023, the Company owned a portion of the class F certificates with an outstanding principal balance of $14.9 million, which is eliminated in consolidation. The remaining CSMC USA debt that we elected the fair value option had a fair value of $1.0 billion at June 30, 2023, and is recorded in "Securitized debt, net" in the Consolidated Balance Sheets. Of the remaining outstanding principal balance of $1.4 billion, $180.3 million is owned by related parties and $1.2 billion is owned by third parties. The securitized debt of the CSMC USA can only be settled with the Commercial Loan with an outstanding principal balance of approximately $1.4 billion at June 30, 2023, that serves as collateral for the securitized debt and is non-recourse to the Company. The Company has chosen to make the fair value election pursuant to ASC 825 for the debt and accordingly the periodic changes in fair value are recorded in current period earnings in the Consolidated Statements of Operations as a component of "Unrealized gain (loss), net."

Note 8 — Derivative Instruments

The Company’s derivatives may include interest rate swaps, swaptions, options, futures contracts, TBAs, Agency, Non-Agency Interest-Only Strips that are classified as derivatives, credit default swaps, and total return swaps.

The following table summarizes the Company’s derivative instruments at June 30, 2023 and December 31, 2022 (dollars in thousands):

			June 30, 2023		December 31, 2022
Derivative Instrument	Accounting Designation	Consolidated Balance Sheets Location	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate swaps, asset	Non-Hedge	Derivative assets, at fair value	$—	$—	$60,000	$1
Total derivative instruments, assets				—		1

Interest rate swaps, liability	Non-Hedge	Derivative liability, at fair value	82,000	(68)	98,000	(61)
Total derivative instruments, liabilities				(68)		(61)
Total derivative instruments, net				$(68)		$(60)

The following tables summarize the effects of the Company’s derivative positions, including Interest-Only Strips characterized as derivatives and TBAs, which are reported in "Gain on derivative instruments, net" in the Consolidated Statements of Operations for the three and six months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

	Realized Gain (Loss), net
Description	Other Settlements/ Expirations	Variation Margin Settlement	Return (Recovery) of Basis	Mark-to-Market	Contractual interest income (expense), net(1)	Total
Three months ended June 30, 2023
Interest rate swaps	$—	$184	$—	$53	$766	$1,003
Interest-Only Strips— accounted for as derivatives	—	—	(4)	1	14	11
Total	$—	$184	$(4)	$54	$780	$1,014

Three months ended June 30, 2022
Interest rate swaps	$—	$5,781	$—	$(671)	$(262)	$4,848
Interest-Only Strips— accounted for as derivatives	—	—	(43)	(107)	55	(95)
Credit default swaps	16	—	—	(2,103)	—	(2,087)
TBAs	732	—	—	1,383	—	2,115
Total	$748	$5,781	$(43)	$(1,498)	$(207)	$4,781

	Realized Gain (Loss), net
Description	Other Settlements/ Expirations	Variation Margin Settlement	Return (Recovery) of Basis	Mark-to-Market	Contractual interest income (expense), net(1)	Total
Six months ended June 30, 2023
Interest rate swaps	$—	$(2,000)	$—	$(8)	$1,986	$(22)
Interest-Only Strips— accounted for as derivatives	—	—	(2)	65	23	86
Total	$—	$(2,000)	$(2)	$57	$2,009	$64

Six months ended June 30, 2022
Interest rate swaps	$—	$11,321	$—	$(1,120)	$(553)	$9,648
Interest-Only Strips— accounted for as derivatives	—	—	(115)	(216)	144	(187)
Credit default swaps	31	—	—	110	—	141
TBAs	732	—	—	1,383	—	2,115
Total	$763	$11,321	$(115)	$157	$(409)	$11,717
At June 30, 2023 and December 31, 2022, the Company had cash pledged as collateral for derivatives of approximately $1.2 million and $3.2 million, respectively, which is reported in "Due from counterparties" in the Consolidated Balance Sheets.

Interest Rate Swaps

The Company uses interest rate swaps to mitigate its exposure to higher short-term interest rates in connection with its repurchase agreements. Interest rate swaps generally involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the interest rate swap without exchange of the underlying notional amount.  Notwithstanding the foregoing, in order to manage its hedge position with regard to its liabilities, the Company on occasion will enter into interest rate swaps which involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the interest rate swap without exchange of the underlying notional amount. The Company also enters into forward starting swaps to help mitigate the effects of changes in interest rates on a portion of its borrowings under repurchase agreements. The Company generally enters into MAC (Market Agreed Coupon) interest rate swaps in which it may receive or make a payment at the time of entering such interest rate swap to compensate for the out of the market nature of such interest rate swap. Similar to all other interest rate swaps, these interest rate swaps are also subject to margin requirements.

The Company has not elected to account for its interest rate swaps as “hedges” under GAAP, accordingly the change in fair value of the interest rate swaps not designated in hedging relationships are recorded together with periodic net interest settlement amounts in "Gain on derivatives instruments, net" in the Consolidated Statements of Operations.

The following tables provide additional information on the Company's fixed-pay interest rate swaps as of June 30, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023
Fixed Pay Interest Rate Swap Remaining Term	Notional Amount	Average Fixed Pay Rate	Average Variable Receive Rate	Average Maturity (Years)
1 year or less	$60,000	1.4%	4.9%	0.8
Greater than 5 years	22,000	1.2%	4.4%	8.3
Total	$82,000	1.3%	4.8%	2.8

	December 31, 2022
Fixed Pay Interest Rate Swap Remaining Term	Notional Amount	Average Fixed Pay Rate	Average Variable Receive Rate	Average Maturity (Years)
Greater than 1 year and less than 3 years	$60,000	1.4%	2.0%	1.3
Greater than 3 years and less than 5 years	70,000	1.4%	1.8%	4.1
Greater than 5 years	$28,000	1.7%	3.6%	9.0
Total	$158,000	1.4%	2.2%	3.9

Interest-Only Strips

The Company also invests in Interest-Only strips. In determining the classification of its holdings of Interest-Only strips, the Company evaluates the securities to determine if the nature of the cash flows has been altered from that of the underlying mortgage collateral. Generally, Interest-Only strips for which the security represents a strip off of a mortgage pass through security will be considered a hybrid instrument classified as an MBS investment in the Consolidated Balance Sheets utilizing the fair value option. Alternatively, those Interest-Only strips, for which the underlying mortgage collateral has been included into a structured security that alters the cash flows from the underlying mortgage collateral, are accounted for as derivatives at fair value with changes recognized in "Gain on derivative instruments, net" in the Consolidated Statements of Operations, along with any interest received. The carrying value of these Interest-Only Strips is included in "Agency mortgage-backed securities, at fair value" in the Consolidated Balance Sheets.

Credit Default Swaps

    The Company currently has no outstanding credit default swaps. Under these instruments, the buyer makes a monthly premium payment over the term of the contract in exchange for the seller making a payment for losses of the reference securities, upon the occurrence of a specified credit event.

Note 9 — Offsetting Assets and Liabilities

The following tables present information about certain assets and liabilities that are subject to master netting agreements (or similar agreements) and can potentially be offset in the

Company’s Consolidated Balance Sheets at June 30, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023
	Gross Amounts	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets		Net Amount
Description				Financial Instruments(1)	Cash Collateral (1)
Derivative Assets
Agency and Non-Agency Interest-Only Strips, accounted for as derivatives included in MBS	$778	$—	$778	$(217)	$—	$561
Total assets	$778	$—	$778	$(217)	$—	$561

Derivative Liabilities and Repurchase Agreements
Derivative liability, at fair value(2)(3)	$68	$—	$68	$—	$(68)	$—
Repurchase Agreements(4)	147,860	—	147,860	(147,860)	—	—
Total liability	$147,928	$—	$147,928	$(147,860)	$(68)	$—

(1)Amounts disclosed in the financial instruments column of the tables above represent securities, whole loans, securitized commercial loan collateral pledged, and derivative assets that are available to be offset against liability balances associated with repurchase agreement and derivative liabilities. Amounts disclosed in the cash collateral column of the tables above represents amounts pledged or received as collateral against derivative transactions.
(2)Derivative asset, at fair value, includes interest rate swaps.
(3)Cash collateral pledged against the Company’s derivative counterparties was approximately $1.2 million as of June 30, 2023.
(4)The carrying value of investments pledged against the Company’s repurchase agreements was approximately $227.4 million as of June 30, 2023.

	December 31, 2022
	Gross Amounts	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets		Net Amount
Description				Financial Instruments(1)	Cash Collateral (1)
Derivative Assets
Agency and Non-Agency Interest-Only Strips, accounted for as derivatives included in MBS	$714	$—	$714	$(196)	$—	$518
Derivative asset, at fair value(2)	1	—	1	(1)	—	—
Total assets	$715	$—	$715	$(197)	$—	$518

Derivative Liabilities and Repurchase Agreements
Derivative liability, at fair value(2)(3)	$61	$—	$61	$(1)	$(60)	$—
Repurchase Agreements(4)	193,117	—	193,117	(193,073)	(44)	—
Total liability	$193,178	$—	$193,178	$(193,074)	$(104)	$—

(1)Amounts disclosed in the financial instruments column of the tables above represent securities, whole loans, securitized commercial loan collateral pledged, and derivative assets that are available to be offset against liability balances associated with repurchase agreement and derivative liabilities. Amounts disclosed in the cash collateral column of the tables above represents amounts pledged or received as collateral against derivative transactions.
(2)Derivative asset, at fair value and Derivative liability, at fair value includes interest rate swaps and credit default swaps.

(3)Cash collateral pledged against the Company’s derivative counterparties was approximately $3.2 million as of December 31, 2022.
(4)The carrying value of investments pledged against the Company’s repurchase agreements was approximately $288.3 million as of December 31, 2022.

Certain of the Company’s repurchase agreement and derivative transactions are governed by underlying agreements that generally provide for a right of set-off in the event of default or in the event of a bankruptcy of either party to the transaction.

Note 10 — Related Party Transactions

Management Agreement

In connection with the Company’s initial public offering ("IPO") in May 2012, the Company entered into a management agreement (the “Management Agreement”) with the Manager, which describes the services to be provided by the Manager and compensation for such services. The Manager is responsible for managing the Company’s operations, including;(i) performing all of its day-to-day functions, (ii) determining investment criteria in conjunction with the Board of Directors, (iii) sourcing, analyzing and executing investments, asset sales and financings, (iv) performing asset management duties, and (v) performing financial and accounting management, subject to the direction and oversight of the Company’s Board of Directors. Pursuant to the terms of the Management Agreement, the Manager is paid a management fee equal to 1.50% per annum of the Company’s stockholders’ equity (as defined in the Management Agreement), calculated and payable (in cash) quarterly in arrears. For purposes of calculating the management fee, “stockholders’ equity” means the sum of the net proceeds from any issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus retained earnings, calculated in accordance with GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount paid for repurchases of the Company’s shares of common stock, excluding any unrealized gains or losses on our investments and derivatives and other non-cash items (excluding other than temporary impairment) that have impacted stockholders' equity as reported in the Company’s consolidated financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Company’s independent directors and after approval by a majority of the Company’s independent directors. However, if the Company’s stockholders’ equity for any given quarter is negative based on the calculation described above, the Manager will not be entitled to receive any management fee for that quarter.

In addition, the Company may be required to reimburse the Manager for certain expenses as described below, and shall reimburse the Manager for the compensation paid to the Company’s controller. Expense reimbursements to the Manager are made in cash on a regular basis. The Company’s reimbursement obligation is not subject to any dollar limitation. Because the Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, the Manager may be paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

The Management Agreement may be amended, supplemented or modified by agreement between the Company and the Manager. The Management Agreement expires on May 15, 2024. It is automatically renewed for one-year terms on each May 15th unless previously terminated as described below. The Company’s independent directors review the Manager’s performance and any fees payable to the Manager annually and, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds (2/3) of the Company’s independent directors, based upon: (i) the Manager’s unsatisfactory performance that is materially detrimental to the Company; or (ii) the Company’s determination that any fees payable to the Manager are not fair, subject to the Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds (2/3) of the Company’s independent directors. The Company will provide the Manager 180 days prior notice of any such termination. Unless terminated for cause, the Company will pay the Manager a termination fee equal to three times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

The Company may also terminate the Management Agreement at any time, without the payment of any termination fee, with 30 days prior written notice from the Company’s Board of Directors for cause, which will be determined by at least two-thirds (2/3) of the Company’s independent directors, which is defined as: (i) the Manager’s continued material breach of any provision of the Management Agreement (including the Manager’s failure to comply with the Company’s investment guidelines); (ii) the Manager’s fraud, misappropriation of funds, or embezzlement against the Company; (iii) the Manager’s gross negligence in the performance of its duties under the Management Agreement; (iv) the occurrence of certain events with respect to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition; (v) the Manager is convicted (including a plea of nolo contendere) of a felony; or (vi) the dissolution of the Manager.
In December 2021, the Manager agreed to voluntarily waive 25% of its management fee solely for the duration of calendar year 2022 in order to support the earnings potential of the Company and its transition to a residential focused investment portfolio. Future waivers, if any, will be at the Manager's discretion.
     For the three months ended June 30, 2023 and June 30, 2022, the Company incurred approximately $1.0 million and approximately $1.0 million in management fees, respectively. For the six months ended June 30, 2023 and June 30, 2022, the Company incurred approximately $1.9 million and approximately $2.1 million in management fees, respectively.
In addition to the management fee, the Company is also responsible for reimbursing the Manager for certain expenses paid by the Manager on behalf of the Company as defined in the

Management Agreement. For the three months ended June 30, 2023 and June 30, 2022, the Company recorded expenses included in general and administrative expenses totaling approximately $59 thousand and approximately $296 thousand, respectively, related to reimbursable employee costs. For the six months ended June 30, 2023 and June 30, 2022, the Company recorded expenses included in general and administrative expenses totaling approximately $150 thousand and approximately $447 thousand, respectively, related to reimbursable employee costs. Any such expenses incurred by the Manager and reimbursed by the Company, including the employee compensation expense, are typically included in the Company’s general and administrative expense in the Consolidated Statements of Operations. At June 30, 2023 and December 31, 2022, approximately $3.8 million and approximately $3.9 million, respectively, for management fees incurred but not yet paid was included in "Payable to affiliate" in the Consolidated Balance Sheets. In addition, at June 30, 2023 and December 31, 2022, approximately $103 thousand and approximately $86 thousand, respectively, of reimbursable costs incurred but not yet paid was included in "Payable to affiliate" in the Consolidated Balance Sheets.

Note 11 — Share-Based Payments

The Company's ability to grant equity-based awards under the Company's previous equity incentive plans expired on May 9, 2022. At the Annual Meeting of Stockholders held on June 24, 2022, the Company's stockholders approved the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan and the Western Asset Mortgage Capital Corporation 2022 Manager Omnibus Incentive Plan (collectively, the “2022 Plans”). The 2022 Plans provide for the issuance of options (including non-statutory stock options and incentive stock options), stock appreciation rights (referred to as SARs), restricted stock, restricted stock units (referred to as RSUs), stock bonuses, other stock based awards and cash awards.

The aggregate maximum number of shares of our common stock available for future issuances under the 2022 Plans is 1,000,000 shares, which was reduced to 100,000 shares following the completion of the reverse stock split. The Manager and the officers, employees, non-employee directors, independent contractors, and consultants of the Company or any affiliate of the Company, including any individuals who are employees of the Manager or one of the Manager’s affiliates, are eligible to participate in the 2022 Plans, provided that they have been selected by the Plan Administrator.

On June 23, 2023, the Company granted a total of 31,184 restricted stock units (7,796 per each independent director), to each of the Company's four independent directors. These restricted stock units will vest in full on June 23, 2024, the first anniversary of the grant date, and will be settled in shares of the Company’s common stock upon each of the independent director’s separation from service with the Company.

On June 24, 2022, the Company granted 21,704 restricted stock units (5,426 per each independent director) on a post reverse stock split basis, to each of the Company's 4 independent directors. These restricted stock units and associated dividend equivalent units vested in full on June 24, 2023, the one year anniversary of the grant date, and will be settled in shares of the

Company's common stock upon each of the independent director's separation from service with the Company.

On June 30, 2022, the Company granted 20,000 restricted stock units on a post reverse-stock-split basis under the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan to the Company’s Chief Financial Officer. These restricted stock units and associated dividend equivalent units vest in equal installments on the first and second anniversary of the grant date. As of June 30, 2022, 10,000 of the 20,000 restricted stock units vested and will be settled with the Company's common stock.

During the six months ended June 30, 2023 and June 30, 2022, 31,704 and 11,716 restricted stock units vested, respectively. The Company recognized stock-based compensation expense of approximately $100 thousand and approximately $70 thousand for the three months ended June 30, 2023 and June 30, 2022, respectively. The Company recognized stock-based compensation expense of approximately $200 thousand and approximately $235 thousand for the six months ended June 30, 2023 and June 30, 2022, respectively. In addition, the Company had unamortized compensation expense of $378 thousand and $298 thousand for equity awards at June 30, 2023 and December 31, 2022, respectively.

Holders of restricted stock units are entitled to receive dividends (or dividend equivalent payments) and distributions that become payable on the restricted stock units during the restricted period. Dividend equivalent payments allocable to restricted stock units are deemed to purchase additional phantom shares of the Company's common stock that are credited to each participant's deferral account. The award agreements include restrictions whereby the restricted stock units cannot be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of prior to the lapse of restrictions under the respective award agreement. The restrictions lapse on the unvested restricted stock units awarded when vested, subject to the grantee's continuing to provide services to the Company as of the vesting date. Unvested restricted stock units and rights to dividends thereon are forfeited upon termination of the grantee.

The following is a summary of restricted equity awards vesting dates as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
Vesting Date	Shares Vesting	Shares Vesting
June 2023	—	31,704
June 2024	41,184	10,000
Total	41,184	41,704

The following table presents information with respect to shares issued under the Company’s Equity Incentive Plans for the six months ended June 30, 2023 and June 30, 2022:

	June 30, 2023		June 30, 2022
	Restricted Stock Units	Weighted Average Grant Date Fair Value(1)	Restricted Stock Units	Weighted Average Grant Date Fair Value(1)
Outstanding at beginning of period	81,914	$31.21	32,943	$58.85
Granted(2)	37,625	9.10	43,577	12.74
Cancelled/forfeited	—	—	—	—
Outstanding at end of period	119,539	24.25	76,520	32.59
Unvested at end of period	41,184	$9.74	41,704	$12.52

(1)The grant date fair value of the awards is based on the closing market price of the Company’s common stock at the grant date.
(2)Includes 6,441 and 1,873 shares attributed to dividends on restricted stock under the Director Deferred Fee Plan for the six months ended June 30, 2023 and June 30, 2022, respectively.

Note 12 — Stockholders’ Equity

Reverse Stock Split

On June 30, 2022, the Company announced that its Board of Directors approved a one-for-ten reverse stock split of the Company's outstanding shares of common stock. The one-for-ten reverse stock split was effected on July 11, 2022, which reduced the total number of authorized shares of common stock from 500,000,000 to 50,000,000 and also reduced the total number of authorized shares of preferred stock from 100,000,000 to 10,000,000. The number of common shares outstanding reducing from 60,380,105 to 6,038,012. The par value per share of our common stock remained unchanged at $0.01. All per share amounts and common shares outstanding have been adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split.

The Company's stockholders' equity, in the aggregate, remains unchanged. Per share net income or loss increased because there are fewer shares of common stock outstanding. The common stock held in treasury was reduced in proportion to the Reverse Stock Split Ratio. There were no other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, that arose as a result of the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares was entitled to receive, in lieu of such fractional shares, cash in an amount determined based on the closing price of the Company's common stock the business day prior to the Effective Date. The reverse stock split applied to all of the Company's outstanding shares of common stock and did not affect any stockholder’s ownership percentage of shares of the Company's common stock, except for immaterial changes resulting from the payment of cash for fractional shares.

At-The-Market Program

    In March 2017, the Company entered into an equity distribution agreement with JMP Securities LLC, which was amended on June 5, 2020, under which the Company may offer and sell up to $100 million worth of shares of common stock in an At-The-Market equity offering. During the six months ended June 30, 2023, the Company did not sell any shares under the amended agreement.
Stock Repurchase Program

In December 2021, the Company extended its stock repurchase program as authorized by its Board of Directors. Under the extended program, the Company is permitted to repurchase up to 300,000 shares of its common stock, adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split, through December 31, 2023. The previous authorization expired December 31, 2021. Any purchases made pursuant to the program will be made in the open market, in privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission Act of 1934, as amended. The authorization does not obligate the Company to acquire any particular amount of common shares, or any shares at all, and the program may be suspended or discontinued at the Company's discretion without prior notice.
During the six months ended June 30, 2023, the Company did not repurchase any shares under the stock repurchase program.

Dividends

The following table presents cash dividends declared and paid by the Company on its common stock, not adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split to align with 1099-DIV per share amounts as reported.

Declaration Date	Record Date	Payment Date	Amount per Share	Tax Characterization
2023
June 21, 2023	July 3, 2023	July 26, 2023	$0.35	Not yet determined
March 22, 2023	April 3, 2023	April 26, 2023	$0.35	Not yet determined

2022
December 21, 2022	January 3, 2023	January 26, 2023	$0.40	Not yet determined(1)
September 22, 2022	October 3, 2022	October 26, 2022	$0.40	Ordinary income
June 21, 2022	July 1, 2022	July 25, 2022	$0.04	Ordinary income
March 23, 2022	April 4, 2022	April 26, 2022	$0.04	Ordinary income

(1)The cash distributions made on January 26, 2023, with a record date of January 3, 2023, are treated as received by stockholders on January 26, 2023 and taxable in calendar year 2023.

Note 13 — Net Loss per Common Share

The table below presents basic and diluted net loss per share of common stock using the two-class method for the three and six months ended June 30, 2023 and June 30, 2022 (dollars,

other than shares and per share amounts, in thousands), adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split.

	For the three months ended June 30, 2023	For the three months ended June 30, 2022	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Numerator:
Net loss attributable to common stockholders and participating securities for basic and diluted earnings per share	$(8,633)	$(22,387)	$(2,066)	$(48,240)
Less:
Dividends and undistributed earnings allocated to participating securities	32	15	62	30
Net loss allocable to common stockholders — basic and diluted	$(8,665)	$(22,402)	$(2,128)	$(48,270)

Denominator:
Weighted average common shares outstanding for basic earnings per share	6,038,012	6,038,012	6,038,012	6,036,300
Weighted average common shares outstanding for diluted earnings per share	6,038,012	6,038,012	6,038,012	6,036,300
Basic loss per common share	$(1.44)	$(3.71)	$(0.35)	$(8.00)
Diluted loss per common share	$(1.44)	$(3.71)	$(0.35)	$(8.00)

For the three and six months ended June 30, 2023 and June 30, 2022, the Company excluded the effects of the convertible senior unsecured notes from the computation of diluted earnings per share since the average market value per share of the Company’s common stock was below the exercise price of the convertible senior unsecured notes.

Note 14 — Income Taxes

As a REIT, the Company is not subject to federal income tax to the extent that it makes qualifying distributions to its stockholders and satisfies on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income and stock ownership tests.

Based on the Company’s analysis of any potential uncertain income tax positions, the Company concluded that it does not have any uncertain tax positions that meet the recognition or measurement criteria as of June 30, 2023. The Company files U.S. federal and state income tax returns.  As of June 30, 2023, U.S. federal tax returns filed by the Company for 2021, 2020, and 2019 and state tax returns filed for 2021, 2020, 2019, 2018 and 2017 are open for examination pursuant to relevant statutes of limitation. In the event that the Company incurs income tax related interest and penalties, the Company’s policy is to classify them as a component of its provision for income taxes.

Income Tax Provision

Subject to the limitation under the REIT asset test rules, the Company is permitted to own up to 100% of the stock of one or more taxable REIT subsidiaries ("TRS"). Currently, the Company owns one TRS that is taxable as a corporation and is subject to federal, state and local income tax on its net income at the applicable corporate rates. The TRS, which was formed in Delaware on July 28, 2014, is a limited liability company and a wholly-owned subsidiary of the Company. During the three months ended June 30, 2023 and June 30, 2022, the Company recorded a federal and state tax benefit of $12 thousand and tax benefit of $46 thousand, respectively, which is recorded in "Income tax provision" in the Consolidated Statements of Operations. During the six months ended June 30, 2023 and June 30, 2022, the Company recorded a federal and state tax provision of zero and a tax provision of $10 thousand respectively.

Deferred Tax Asset

As of June 30, 2023 and December 31, 2022, the Company recorded a deferred tax asset of approximately $14.3 million and $13.5 million, respectively, relating to capital loss carryforward and temporary differences as a result of the timing of income recognition of certain investments held in the TRS. The capital loss carryforwards may only be recognized to the extent of capital gains. There is uncertainty as to the TRS ability to recognize capital gains in the future. As a result, the Company has concluded it is more likely than not the deferred tax asset will not be realized and has recorded a full valuation allowance.

In addition, the REIT generated net operating losses ("NOLs") during the year ended December 31, 2021 related to ordinary losses on its MBS portfolio and it generated NOLs for the years ended December 31, 2020 and December 31, 2017, related to its interest rate swap terminations, and for its California return a portion of the NOLs is apportioned to the TRS. The Company recorded a deferred tax asset relating to the NOLs of $14.5 million and $14.5 million in the REIT and $1.6 million and $1.6 million in the TRS as of June 30, 2023 and December 31, 2022, respectively. The TRS can carryback the NOLs generated during the years ended December 31, 2020 and December 31, 2017 to each of the two preceding years to request a refund for taxes paid. As of June 30, 2023 and December 31, 2022, the Company has concluded it is more likely than not the deferred tax asset relating to the NOLs will not be realized and it has recorded a combined valuation allowance of $16.2 million and $16.1 million, respectively.

Effective Tax Rate

The Company's effective tax rate differs from its combined federal and state income tax rate primarily due to its valuation allowance and the deduction of dividends distributions to be paid under Code Section 857(a).

Note 15 — Commitments and Contingencies

From time to time, the Company may become involved in various claims and legal actions arising in the ordinary course of business. Management is not aware of any material commitments nor contingencies at June 30, 2023.

Note 16 — Subsequent Events

Financing Facility

Subsequent to quarter end, the Company replaced an existing short-term repurchase financing facility facing Credit Suisse AG (UBS) with a new two-year term, $65 million fixed rate, non-mark-to-market, securitized funding vehicle. As a result, the Company no longer has any financing arrangements with Credit Suisse AG (UBS) as a counterparty.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

The Company makes forward-looking statements herein and will make forward-looking statements in future filings with the Securities and Exchange Commission (the “SEC”), press releases or other written or oral communications within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For these statements, the Company claims the protections of the safe harbor for forward-looking statements contained in such sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control.

These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When the Company uses the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, the Company intends to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: market trends in the Company’s industry, interest rates, real estate values, the debt securities markets, the U.S. housing and the U.S. and foreign commercial real estate markets or the general economy or the market for residential and/or commercial mortgage loans; the Company’s business and investment strategy; the Company’s projected operating results; changes in interest rates and the market value of the Company’s target assets; credit risks; servicing-related risks, including those associated with foreclosure and liquidation; the state of the U.S. and to a lesser extent, international economy generally or in specific geographic regions; economic trends and economic recoveries; the Company’s ability to obtain and maintain financing arrangements, including under the Company’s repurchase agreements, a form of secured financing, and securitizations; the current potential return dynamics available in residential mortgage-backed securities (“RMBS”), and commercial mortgage-backed securities (“CMBS” and collectively with RMBS, “MBS”); the level of government involvement in the U.S. mortgage market; the anticipated default rates on CMBS and Commercial Loans; the loss severity on Non-Agency MBS; the general volatility of the securities markets in which the Company participates; changes in the value of the Company’s assets; the Company’s expected portfolio of assets; the Company’s expected investment and underwriting process; interest rate mismatches between the Company’s target assets and any borrowings used to fund such assets; changes in prepayment rates on the Company’s target assets; effects of hedging instruments on the Company’s target assets; rates of default or decreased recovery rates on the Company’s target assets; the degree to which the Company’s hedging strategies may or may not protect the Company from interest rate volatility; the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters; the Company’s ability to maintain the Company’s qualification as a real estate investment trust for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”); the availability of opportunities to acquire Agency RMBS, Non-Agency RMBS, CMBS, Residential and Commercial Whole Loans, and other mortgage assets; the availability of qualified personnel; estimates relating to the Company’s ability to make distributions to its stockholders in the future; the Company’s understanding of its competition; the result of Company's recently announced definitive merger agreement where MITT and the Company have agreed to combine and form a REIT; and the uncertainty and economic impact of pandemics, epidemics, or other public health emergencies, such as the lingering effects of the COVID-19 pandemic.

The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company. Some of these factors, are described in Item 1A - “Risk Factors” and Item 7 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 13, 2023. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that the Company files with the SEC, could cause its actual results to differ materially from those included in any forward-looking statements the Company makes. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Overview

Western Asset Mortgage Capital Corporation, a Delaware corporation, and its subsidiaries (the “Company” unless otherwise indicated or except where the context otherwise requires “we,” “us” or “our”) commenced operations in May 2012, focused on investing in, financing and managing a portfolio of real estate related securities, Whole Loans and other financial assets, which we collectively refer to as our target assets. We are externally managed by Western Asset Management Company, LLC (our “Manager”) pursuant to the terms of a management agreement. We conduct our operations to qualify and be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income that we distribute currently to our stockholders as long as we maintain our intended qualification as a REIT. However, certain activities that we may perform may cause us to earn income which will not be qualifying income for REIT purposes. We have designated a subsidiary as a taxable REIT subsidiary, or TRS, to engage in such activities. We also intend to operate our business in a manner that permits us to maintain our exemption from registration under the 1940 Act. Our common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol "WMC."

Our objective is to provide attractive risk adjusted returns to our stockholders primarily through an attractive dividend, which we intend to support with sustainable distributable earnings (which we previously referred to as core earnings), as well as the potential for higher returns through capital appreciation. Our investment strategy is based on our Manager's perspective of which mix of our target assets it believes provides us with the best risk-reward opportunities at any given time. We also deploy leverage as part of our investment strategy to increase potential returns.

Our Investment Strategy

Our Manager’s investment philosophy, which developed from a singular focus in fixed-income asset management over a variety of credit cycles and conditions, is to provide clients with a long-term value-oriented portfolio. We benefit from the breadth and depth of our Manager’s overall investment philosophy, which focuses on a macroeconomic analysis as well as an in-depth analysis of individual assets and their relative value. In making investment decisions on our behalf, our Manager seeks to identify assets across the broad mortgage universe with attractive risk adjusted returns, which incorporates its view on the outlook for the mortgage markets, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, residential real estate prices, delinquencies, default rates, recovery of various segments of the economy and vintage of collateral, subject to maintaining our REIT qualification and our exemption from registration under the 1940 Act.

In December 2021, we announced that our investment strategy will focus on residential real estate-related investments, including but not limited to non-qualified mortgage loans, Non-Agency RMBS, and other related investments. We believe this focus allows us to address attractive market opportunities while maintaining alignment with our Manager’s core competencies. We are continuing to transition out of the commercial investments in our portfolio, though we may from time to time make commercial investments on an opportunistic basis.

Our Target Assets

 Residential Whole Loans — Residential Whole Loans are mortgages secured by single family residences held directly by us or through consolidated trusts with us holding the beneficial interest in the trusts. Our Residential Whole Loans are mainly adjustable rate mortgages that do not qualify for the Consumer Finance Protection Bureau’s (or CFPB) safe harbor provision for “qualified mortgages” ("Non-QM mortgages"). Our Manager’s review, relating to Non-QM mortgages, includes an analysis of the loan originator’s procedures and documentation for compliance with Ability to Repay requirements. As discussed in Note 7 - "Financing" to the financial statements contained in this Quarterly Report on Form 10-Q, we have and may continue to securitize Whole Loan interests, selling more senior interests in the pool of loans and retaining residual portions. The characteristics of our Residential Whole Loans may vary going forward.

Non-Agency RMBS — Non-RMBS that are not guaranteed by a U.S. Government agency or U.S. Government-sponsored entity. The mortgage loan collateral for Non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a U.S. Government agency or U.S. Government-sponsored entity due to certain factors, including mortgage balances in excess of Agency underwriting guidelines, borrower characteristics, loan characteristics and/or level of documentation, and therefore are not issued or guaranteed by a U.S. Government agency or U.S. Government-sponsored entity. The mortgage loan collateral may be classified as subprime, Alternative-A or prime depending on the borrower’s credit rating and the underlying level of documentation. Non-Agency RMBS collateral may also include re-performing loans, which are conventional mortgage loans that were current at the time of the securitization, but had been delinquent in the past. Non-Agency RMBS may be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages.

Agency RMBS — Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as the Government National Mortgage Association (“GNMA” or “Ginnie Mae”), or a U.S. Government-sponsored entity ("GSE"), such as the Federal National Mortgage Association (“FNMA” or “Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”).  The Agency RMBS we acquire can be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages. Fixed-rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgages generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid adjustable-rate mortgages have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate mortgages and hybrid adjustable-rate mortgages generally have periodic and lifetime constraints on the amount by which the loan interest rate can change on any predetermined interest rate reset date. These investments can be in the form of pools, TBA and CMO (including interest only, principal only or other structures).

GSE Risk Sharing Securities Issued by Fannie Mae and Freddie Mac — From time to time we have and may in the future continue to invest in risk sharing securities issued by Fannie Mae and Freddie Mac. Principal and interest payments on these securities are based on the performance of a specified pool of Agency residential mortgages. The payments due on these securities, however, are not secured by the referenced mortgages. The payments due are full faith and credit obligations of Fannie Mae or Freddie Mac respectively, but neither agency guarantees full payment of the underlying mortgages.  Investments in these securities generally are not qualifying assets for purposes of the 75% real estate asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% real estate income test applicable to REITs. As a result, we may be limited in our ability to invest in such assets.

Other investments — In addition to Residential Whole Loans and Non-Agency RMBS, our current target investments, we may also make investments in Commercial Loans and Non-Agency CMBS and other securities on an opportunistic basis, which our Manager believes will assist us in meeting our investment objective and are consistent with our overall investment policies.  These investments will normally be limited by the REIT requirements that 75% our assets be real estate assets and that 75% of our income be generated from real estate, thereby limiting our ability to invest in such assets.

Our Investment Portfolio

Our investment strategy will focus on residential real estate related investments, including but not limited to non-qualified mortgage loans, Non-Agency RMBS, and other related investments. We are continuing to transition out of our commercial loan investments.

Our investment portfolio composition at June 30, 2023 is as follows:

Our Financing Strategy

The Company has worked to diversify our financing sources to provide an alternative to short-term repurchase agreements. We expect to continue to seek financing arrangements with longer terms and less onerous margin requirements, including but not limited to longer-term repurchase agreements, term financing, securitizations, and convertible senior unsecured notes, as the market permits. We believe the amount of leverage we use is consistent with our intention of keeping total borrowings within a prudent range, as determined by our Manager, taking into account a variety of factors such as general economic, political and financial market conditions, the anticipated liquidity and price volatility of our assets, the availability and cost of financing the assets, the creditworthiness of financing counterparties, and the health of the U.S. residential and commercial mortgage markets. We expect to maintain a debt-to-equity ratio of two to four and a half times the amount of our stockholders' equity, depending on our investment composition. We seek to enhance equity returns by effectively utilizing leverage and seeking to limit our exposure to interest rate volatility and daily margin calls. The following table presents our debt-to-equity ratio on June 30, 2023 and December 31, 2022:

(dollars in thousands)	June 30, 2023	December 31, 2022
Total debt(1)	$232,201	$276,639
Total equity	$88,713	$94,804
Debt-to-equity ratio	2.6	2.9

(1) Total debt excludes the securitized debt which is non-recourse to the Company.

Our Hedging and Risk Management Strategy

Our overall portfolio strategy is designed to generate attractive returns to our investors through various economic cycles. In connection with our risk management activities, we may enter into a variety of derivative and non-derivative instruments. When purchased, our primary objective for acquiring these derivatives and non-derivative instruments is to mitigate our exposure to future events that are outside our control. Our derivative instruments are designed to mitigate the effects of market risk and cash flow volatility associated with interest rate risk, including prepayment risk. As part of our hedging strategy, we may enter into interest rate swaps, including forward starting swaps, interest rate swaptions, U.S. Treasury options, future contracts, TBAs, credit default swaps, forwards and other similar instruments. There can be no assurance that appropriate hedging strategies will be available or that if implemented they will be successful.

Critical Accounting Policies

The consolidated financial statements include our accounts, those of our wholly-owned subsidiaries and certain VIEs in which we are the primary beneficiary. All intercompany amounts have been eliminated in consolidation. In accordance with GAAP, our consolidated financial statements require the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our consolidated financial statements have been based were reasonable at the time made and based upon information available to us at that time. There have been no significant changes to our critical accounting policies that are disclosed in our most recent Annual Report on Form 10-K for the year ended December 31, 2022.

2023 Activity

Investment Activity

We continually evaluate potential investments and our investment selection is based on supply and demand of our target assets, costs of financing, and the expected future interest rate volatility costs of hedging. During the six months ended June 30, 2023, the Company sold the CRE 3 loan to an unaffiliated third party for its recorded fair value as of December 31, 2022 of $8.8 million.

The following table presents our investing activity for the six months ended June 30, 2023 (dollars in thousands):

	Balance at		Loan Modification/Capitalized Interest	Principal Payments and Basis Recovery	Proceeds from Sales	Transfers to REO	Realized Gain/(Loss)	Unrealized Gain/(Loss)	Premium and discount amortization, net	Balance at
Investment Type	December 31, 2022	Purchases								June 30, 2023
Agency RMBS and Agency RMBS IOs	$767	$—	N/A	$4	$—	N/A	$—	$67	$—	$838
Non-Agency RMBS	23,687	—	N/A	(264)	—	N/A	(48)	128	(139)	23,364
Non-Agency CMBS	85,435	—	N/A	(20,559)	—	N/A	(1,239)	(4,970)	655	59,322
Other securities(1)	27,262	4,714	N/A	—	(15,324)	N/A	(1,379)	1,543	(201)	16,615
Total MBS and other securities	137,151	4,714	N/A	(20,819)	(15,324)	N/A	(2,666)	(3,232)	315	100,139
Residential Whole Loans	1,091,145	—	41	(58,792)	—	—	—	6,444	(1,457)	1,037,381
Residential Bridge Loans	2,849	—	—	(75)	—	—	—	8	—	2,782
Commercial Loans	90,002	—	—	(1,680)	(8,776)	—	(81,223)	80,417	66	78,806
Securitized Commercial Loans	1,085,103	—	—	—	—	—	—	(74,050)	14,268	1,025,321
REO	2,255	—	N/A	—	28	—	(28)	—	N/A	2,255
Total Investments	$2,408,505	$4,714	$41	$(81,366)	$(24,072)	$—	$(83,917)	$9,587	$13,192	$2,246,684

(1) Other securities include $15.4 million of GSE CRTs and $1.2 million of ABS at June 30, 2023.

Portfolio Characteristics

Residential Whole Loans

The Residential Whole Loans have low LTV's and are comprised of 2,824 adjustable and fixed-rate Non-QM and investor mortgages. The following table presents certain information about our Residential Whole Loans investment portfolio at June 30, 2023 (dollars in thousands):

			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Original FICO Score(1)	Expected Life (years)	Contractual Maturity (years)	Coupon Rate
2.01% – 3.00%	39	$22,018	66.3%	758	8.9	27.8	2.9%
3.01% – 4.00%	366	200,548	66.9%	760	7.5	28.3	3.7%
4.01% – 5.00%	1,236	417,820	64.5%	750	5.7	25.7	4.6%
5.01% – 6.00%	875	347,001	65.5%	742	4.8	26.2	5.5%
6.01% – 7.00%	282	110,986	68.1%	742	3.6	27.2	6.4%
7.01% - 8.00%	25	8,173	68.3%	735	3.4	26.5	7.4%
8.01% - 9.00%	1	5	65.0%	693	3.8	23.9	8.5%
Total	2,824	$1,106,551	65.7%	749	5.5	26.5	4.9%
(1)The original FICO score is not available for 219 loans with a principal balance of approximately $69.4 million at June 30, 2023. We have excluded these loans from the weighted average computations.

Residential Bridge Loans

    We are no longer allocating capital to Residential Bridge Loans. The following table presents certain information about the remaining four Residential Bridge Loans left in the portfolio at June 30, 2023 (dollars in thousands):

			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Contractual Maturity (months)(1)	Coupon Rate
7.01% – 9.00%	2	$1,822	67.5%	0.0	8.7%
9.01% – 11.00%	1	849	90.5%	0.0	10.0%
11.01% – 13.00%	1	420	70.0%	0.0	11.3%
Total	4	$3,091	74.2%	0.0	9.4%

(1) Non-performing loans that are past their maturity date are excluded from the calculation of the weighted average contractual maturity. The weighted average contractual maturity for these loans is zero.

Non-Performing Residential Loans

The following table presents the aging of the Residential Whole Loans and Bridge Loans as of June 30, 2023 (dollars in thousands):

	Residential Whole Loans			Bridge Loans
	No of Loans	Principal	Fair Value	No of Loans	Principal	Fair Value
Current	2,779	$1,082,536	$1,014,645	—	$—	$—
1-30 days	20	10,339	9,984	—	—	—
31-60 days	10	4,546	4,231	—	—	—
61-90 days	—	—	—	—	—	—
90+ days	15	9,130	8,521	4	3,091	2,782
Total	2,824	$1,106,551	$1,037,381	4	$3,091	$2,782

Residential Whole Loans in Non-Accrual Status

As of June 30, 2023, there were fifteen Non-QM loans carried at fair value in non-accrual status with an unpaid principal balance of approximately $9.1 million and a fair value of $8.5 million. These non-performing loans represent approximately 0.8% of the total outstanding principal balance. No allowance or provision for credit losses was recorded as of and for the three and six months ended June 30, 2023, since the valuation adjustment, if any, would be reflected in the fair value of these loans. We stopped accruing interest income for these loans when they became contractually 90 days delinquent.

    As of June 30, 2023, there were four Residential Bridge Loans carried at fair value in non-accrual status with an unpaid principal balance of approximately $3.1 million and a fair value of $2.8 million. No allowance and provision for credit losses was recorded for loans carried at fair value as of and for the three and six months ended June 30, 2023, since valuation adjustments, if any, would be reflected in the fair value of these loans. We stopped accruing interest income for these loans when they became contractually 90 days delinquent.

    As of June 30, 2023, the Company had one real estate owned ("REO") property with an aggregate carrying value of $2.3 million related to a foreclosed Residential Whole Loan. The REO properties are held for sale and accordingly carried at the lower of cost or fair value less cost to sell. The REO properties are classified in "Other assets" in the Consolidated Balance Sheets.

Non-Agency RMBS

The following table presents the fair value and weighted average purchase price for each of our Non-Agency RMBS categories, including IOs accounted for as derivatives, together with certain of their respective underlying loan collateral attributes and current performance metrics as of June 30, 2023 (fair value dollars in thousands):

		Weighted Average
Category	Fair Value	Purchase Price	Life (Years)	Original LTV	Original FICO	60+ Day Delinquent	CPR
Prime	$11,770	$81.81	11.6	67.6%	747	1.0%	16.8%
Alt-A	11,594	48.30	18.5	81.3%	661	17.5%	6.0%
Total	$23,364	$65.18	15.0	74.4%	704	9.2%	11.4%

Agency RMBS Portfolio

The following table summarizes our Agency portfolio by investment category as of June 30, 2023 (dollars in thousands):

	Principal Balance	Amortized Cost	Fair Value	Net Weighted Average Coupon
Agency RMBS IOs and IIOs(1)	N/A	$65	$60	—%
Agency RMBS IOs and IIOs accounted for as derivatives(1)	N/A	N/A	778	0.9%
Total	$—	$65	$838	0.8%

(1)IOs and IIOs have no principal balances and bear interest based on a notional balance. The notional balance is used solely to determine interest distributions on the interest-only class of securities.

Non-Agency CMBS

The following table presents certain characteristics of our Non-Agency CMBS portfolio as of June 30, 2023 (dollars in thousands):

		Principal		Weighted Average
Type	Vintage	Balance	Fair Value	Life (Years)	Original LTV
Conduit:
	2006-2009	$68	$66	0.6	88.7%
	2010-2020	14,982	10,085	5.6	62.6%
		15,050	10,151	5.5	62.8%
Single Asset:
	2010-2020	73,609	49,171	1.6	66.1%
Total		$88,659	$59,322	2.3	65.5%

Commercial Real Estate Investments

We are continuing to transition out of our commercial loan investments. The following table presents our commercial loan investments as of June 30, 2023 (dollars in thousands):

Loan	Loan Type	Principal Balance	Fair Value	Original LTV	Interest Rate	Maturity Date	Extension Option	Collateral	Geographic Location
CRE 4	Interest-Only First Mortgage	22,204	22,053	63%	1-Month SOFR plus	8/6/2025(1)	None	Retail	CT
CRE 5	Interest-Only First Mortgage	24,535	23,993	62%	1-Month SOFR plus	11/6/2023(2)	One - 12 month extension	Hotel	NY
CRE 6	Interest-Only First Mortgage	13,207	12,914	62%	1-Month SOFR plus	11/6/2023(2)	One - 12 month extension	Hotel	CA
CRE 7	Interest-Only First Mortgage	7,259	7,099	62%	1-Month SOFR plus	11/6/2023(2)	One - 12 month extension	Hotel	IL, FL
SBC 3(3)	Interest-Only First Mortgage	12,750	12,747	49%	1-Month SOFR plus	8/4/2023	One - 3 month extension	Nursing Facilities	CT
		$79,955	$78,806

(1) In August 2022, the CRE 4 loan was extended by three years through August 6, 2025, with a principal pay down of $16.2 million.
(2) In November 2022, the CRE 5, 6, and 7 loans were each extended for one year through November 6, 2023.
(3) In January 2023, the SBC 3 loan was partially paid down by $862 thousand to bring the unpaid principal balance to $13.5 million, the maturity date was extended through May 5, 2023 for a 50-bps extension fee and the margin was increased from 4.47% to 5.00%. In May 2023, the SBC 3 loan was partially paid down by $750 thousand to bring the unpaid principal to $12.8 million, the maturity date was extended through August 4, 2023, and the margin was increased from 5.00% to 5.50%. In July 2023, the SBC 3 loan was partially paid down by $250 thousand to bring the unpaid principal balance to $12.5 million, and the maturity date was extended through October 4, 2023 for a 25 bps extension fee. The borrower under the loan may, at its option, extend the October 4, 2023 maturity date for an additional period of three months through December 31, 2023, with an additional required paydown of $250 thousand and a 25-bps extension fee.

Non-Performing Commercial Loans

As of June 30, 2023, there are no Commercial Loans that are non-performing.

Geographic Concentration

The mortgages underlying our Non-Agency RMBS and Non-Agency CMBS are located in various states across the United States and other countries. The following table presents the five largest concentrations by location for the mortgages collateralizing our Non-Agency RMBS and Non-Agency CMBS as of June 30, 2023, based on fair value (dollars in thousands):

	Non-Agency RMBS			Non-Agency CMBS
	Concentration	Fair Value		Concentration	Fair Value
California	28.3%	$6,623	California	52.9%	$31,396
Florida	11.7%	2,742	Bahamas	22.2%	13,175
New York	6.9%	1,603	Texas	5.2%	3,067
New Jersey	4.1%	956	Pennsylvania	2.8%	1,636
Georgia	3.7%	861	New York	2.7%	1,603

The following table presents the various states across the United States in which the collateral securing our Residential Whole Loans and Residential Bridge Loans at June 30, 2023, based on principal balance, is located (dollars in thousands):

	Residential Whole Loans			Residential Bridge Loans
	State Concentration	Principal Balance		State Concentration	Principal Balance
California	67.4%	$745,643	California	56.7%	$1,754
New York	9.1%	100,950	New York	43.3%	1,337
Texas	4.8%	52,905	Total	100.0%	3,091
Florida	4.0%	44,003
Georgia	3.4%	37,771
Other	11.3%	125,279
Total	100.0%	$1,106,551

Financing Activity

     The Company will continue to look to expand and diversify our financing sources, especially those sources that provide an alternative to short-term repurchase agreements with less onerous margin requirements.

Repurchase Agreements

Our repurchase agreements bear interest at a contractually agreed-upon rate and have terms ranging from one month to 12 months. Our counterparties generally require collateral in excess of the loan amount, or haircuts. As of June 30, 2023, the contractual haircuts required under repurchase agreements on our investments were as follows:

	Minimum	Maximum
Short-Term Borrowings
Agency RMBS IOs	25%	25%
Non-Agency RMBS	44%	69%

Long-Term Borrowings
Non-Agency CMBS and Non-Agency RMBS Facility
Non-Agency RMBS	25%	50%
Non-Agency CMBS	30%	60%
Other Securities	35%	48%

Residential Whole Loan Facility
Residential Whole Loans(1)	43%	43%

Commercial Whole Loan Facility
Commercial Loans(2)	22%	32%

(1) The haircut is based on 10% of the outstanding principal amount of the Residential Whole Loans.
(2) Each Commercial Loan is financed separately under this facility and the haircuts are dependent on the type of collateral.

Residential Whole Loan Facility

The facility was extended on November 9, 2022 and matures on October 25, 2023. It bears interest at a rate of SOFR plus 2.25%, with a SOFR floor of 0.25%.

We finance our Non-QM residential whole loans under this facility. As of June 30, 2023, we had outstanding borrowings of $4.4 million. The borrowing is secured by Non-QM residential whole loans with a fair value of $3.4 million and one REO property with a carrying value of $2.3 million as of June 30, 2023.

Non-Agency CMBS and Non-Agency RMBS facility

The facility was paid off in full in May 2023 and replaced with a facility from a different counterparty which matures in May 2024. It bears a current weighted average interest rate of 1-Month Term SOFR plus 2.50%. As of June 30, 2023, the outstanding balance under this facility was $60.0 million. The borrowing is secured by investments with an estimated fair market value of $95.0 million as of June 30, 2023.

Commercial Whole Loan Facility
The facility was extended on November 9, 2022 and matures on November 3, 2023. It bears interest at a rate of SOFR plus 2.25%. As of June 30, 2023, the outstanding balance under this facility was $48.0 million. The borrowing is secured by performing commercial loans, with an estimated fair market value of $66.1 million as of June 30, 2023.

Repurchase Agreements

At June 30, 2023, we had outstanding borrowings under four of our repurchase agreements. The following table summarizes certain characteristics of our repurchase agreements at June 30, 2023 (dollars in thousands):

Securities Pledged	Repurchase Agreement Borrowings	Weighted Average Interest Rate on Borrowings Outstanding at end of period	Weighted Average Remaining Maturity (days)
Short-Term Borrowings:
Agency RMBS	$274	5.84%	32
Non-Agency RMBS(1)	35,105	8.24%	25
Total short term borrowings	35,379	8.22%	25
Long Term Borrowings:
Non-Agency CMBS and Non-Agency RMBS Facility
Non-Agency CMBS (1)	36,720	7.61%	307
Non-Agency RMBS	14,467	7.60%	307
Other Securities	8,861	7.94%	307
Subtotal	60,048	7.65%	307
Residential Whole Loan Facility
Residential Whole Loans (2)	4,401	7.32%	117
Commercial Whole Loan Facility
Commercial Loans	48,032	7.32%	126
Total long term borrowings	112,481	7.50%	222
Repurchase agreements borrowings	$147,860	7.67%	175
Less unamortized debt issuance costs	—	N/A	N/A
Repurchase agreement borrowings, net	$147,860	7.67%	175

(1)Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(2)Repurchase agreement borrowings on loans owned are through trust certificates. The trust certificates are eliminated in consolidation.

At June 30, 2023, we had outstanding repurchase agreement borrowings with the following counterparties:

(dollars in thousands) Repurchase Agreement Counterparties	Amount Outstanding	Percent of Total Amount Outstanding	Company Investments Held as Collateral	Counterparty Rating(1)
Goldman Sachs Bank USA	$60,322	40.8%	$95,236	A+
Atlas Securitized Products Investments 2, L.P.	48,032	32.5%	66,059	Unrated (3)
Credit Suisse AG, Cayman Islands Branch (2)	35,105	23.7%	60,449	A
Atlas Securitized Products, L.P.	4,401	3.0%	5,633	Unrated (3)
Total	$147,860	100.0%	$227,377

(1)The counterparty ratings presented above are the long-term issuer credit ratings as rated at June 30, 2023 by S&P.
(2)Includes master repurchase agreements in which the buyer includes Alpine Securitization LTD., a Credit Suisse sponsored asset-backed commercial paper conduit.
(3)    Affiliates of Apollo purchased a significant portion of the Securitized Products Group from Credit Suisse. A majority of the assets and professionals associated with the transaction are now part of or managed by ATLAS SP Partners, a new standalone credit firm focused on asset-backed financing and capital markets solutions. The firm needs more time operating to achieve a credit rating and, therefore, is currently unrated.

The following table presents our average repurchase agreement borrowings, excluding unamortized debt issuance costs, by type of collateral pledged for the three and six months ended June 30, 2023 (dollars in thousands):

Collateral	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Agency RMBS	$277	$282
Non-Agency RMBS(1)	52,607	63,733
Non-Agency CMBS(1)	38,862	44,833
Residential Whole Loans	4,517	4,656
Commercial Loans	32,725	42,730
Other securities	11,434	14,875
Total	$140,422	$171,109
Maximum borrowings during the period(2)	$170,666	$190,356
(1)Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(2)Amount represents the maximum borrowings at month-end during each of the respective periods.

Repurchase Agreements Financial Metrics

Certain of our financing agreements provide the counterparty with the right to terminate the agreement and accelerate amounts due under the associated agreement if we do not maintain certain financial metrics. Although specific to each financing arrangement, typical financial metrics include minimum equity and liquidity requirements, leverage ratios, and performance triggers. In addition, some of the financing arrangements contain cross-default features, whereby default under an agreement with one lender simultaneously causes default under agreements with other lenders with borrowings outstanding as of June 30, 2023. We were in compliance with the terms of such financial tests as of June 30, 2023.

Securitized Debt

Residential Mortgage-Backed Notes

Arroyo Trust 2019-2

The following table summarizes the consolidated Arroyo Trust 2019's issued mortgage-backed notes at June 30, 2023 which is classified in "Securitized debt, net" in the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Issued Mortgage-Backed Notes
Class A-1	$152,658	3.3%	$152,658	4/25/2049
Class A-2	8,187	3.5%	8,187	4/25/2049
Class A-3	12,971	3.8%	12,971	4/25/2049
Class M-1	25,055	4.8%	25,055	4/25/2049
Subtotal	$198,871		$198,871
Less: Unamortized deferred financing costs	N/A		2,159
Total	$198,871		$196,712

Arroyo Trust 2020-1

The following table summarizes the consolidated Arroyo Trust 2020's issued mortgage-backed notes at June 30, 2023 which is classified in "Securitized debt, net" in the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Issued Mortgage-Backed Notes
Class A-1A	$68,514	1.7%	$68,514	3/25/2055
Class A-1B	8,130	2.1%	8,130	3/25/2055
Class A-2	13,518	2.9%	13,518	3/25/2055
Class A-3	17,963	3.3%	17,963	3/25/2055
Class M-1	11,739	4.3%	11,739	3/25/2055
Subtotal	$119,864		$119,864
Less: Unamortized deferred financing costs	N/A		1,299
Total	$119,864		$118,565

Arroyo Trust 2022-1

The following table summarizes the consolidated Arroyo Trust 2022-1's issued mortgage-backed notes at June 30, 2023 which is classified as "Securitized debt, net" on the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Issued Mortgage-Backed Notes
Class A-1A	$202,556	2.5%	$182,262	12/25/2056
Class A-1B	82,942	3.3%	73,725	12/25/2056
Class A-2	21,168	3.6%	17,292	12/25/2056
Class A-3	28,079	3.7%	22,186	12/25/2056
Class M-1	17,928	3.7%	12,780	12/25/2056
Total	$352,673		$308,245

Arroyo Trust 2022-2

The following table summarizes the consolidated Arroyo Trust 2022-2's issued mortgage-backed notes at June 30, 2023 which is classified as "Securitized debt, net" on the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Issued Mortgage-Backed Notes
Class A-1	$250,394	5.0%	$242,542	7/25/2057
Class A-2	21,314	5.0%	20,239	7/25/2057
Class A-3	25,972	5.0%	24,613	7/25/2057
Class M-1	17,694	5.0%	14,680	7/25/2057
Total	$315,374		$302,074

Commercial Mortgage-Backed Notes

We hold a controlling financial variable interest in CSMC USA and are required to consolidate the CMBS VIE. Refer to Note 7, "Financings" for details. The following table summarizes the consolidated CSMC USA's commercial mortgage pass-through certificates at June 30, 2023 which is classified in "Securitized debt, net" in the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Class A-1	$120,391	3.3%	$101,120	9/11/2025
Class A-2	531,700	4.0%	458,329	9/11/2025
Class B	136,400	4.2%	109,843	9/11/2025
Class C	94,500	4.3%	72,535	9/11/2025
Class D	153,950	4.4%	111,258	9/11/2025
Class E	180,150	4.4%	97,328	9/11/2025
Class F	153,600	4.4%	61,965	9/11/2025
Class X-1(1)	n/a	0.5%	5,717	9/11/2025
Class X-2(1)	n/a	—%	1,215	9/11/2025
	$1,370,691		$1,019,310

(1) Class X-1 and X-2 are interest-only classes with notional balances of $652.1 million and $733.5 million as of June 30, 2023, respectively.

The above table does not reflect the portion of the class F bond held by us because the bond is eliminated in consolidation. Our ownership interest in the F bond represents a controlling financial interest, which resulted in consolidation of the trust. The bond had a fair market value of $6.0 million at June 30, 2023, and our exposure to loss is limited to our ownership interest in this bond.

Convertible Senior Unsecured Notes

2024 Notes

As of June 30, 2023, we had $86.3 million aggregate principal amount of the 2024 Notes outstanding. The 2024 notes mature on September 15, 2024, unless earlier converted, redeemed or repurchased by the holders pursuant to their terms, and are not redeemable by us except during the final three months prior to maturity.

Recourse and Non-Recourse Financing

We utilize both recourse and non-recourse debt to finance our portfolio. Our recourse debt included our short and long-term repurchase agreement financings and our convertible senior unsecured notes. At June 30, 2023, our total non-recourse financing is comprised of $925.6 million of securitized debt issued in connection with our four Residential Whole Loan securitizations and $1.0 billion of securitized debt from owning a Non-Agency CMBS bond with a fair value of $6.0 million that was deemed to be a controlling financial variable interest in CSMC USA which required us to consolidate the CMBS VIE.

(dollars in thousands)	June 30, 2023	December 31, 2022
Recourse and non-recourse financing	$2,177,107	$2,335,323
Non-recourse financing
Arroyo 2019-2	196,712	213,885
Arroyo 2020-1	118,565	124,934
Arroyo 2022-1	308,245	318,219
Arroyo 2022-2	302,074	324,035
CMSC USA	1,019,310	1,077,611
Total recourse financing	$232,201	$276,639

Stockholders' equity	$88,713	$94,804

Recourse leverage	2.6x	2.9x

Hedging Activity
The following tables summarize the hedging activity during the six months ended June 30, 2023 (dollars in thousands):

	Notional Amount at		Settlements, Terminations or Expirations	Notional Amount at
Derivative Instrument	December 31, 2022	Acquisitions		June 30, 2023
Fixed pay interest rate swaps	$158,000	$—	$(76,000)	$82,000
Total derivative instruments	$158,000	$—	$(76,000)	$82,000

	Fair Value at	Acquisitions	Settlements, Terminations or Expirations	Realized Gains / Losses	Mark-to-market	Fair Value at
Derivative Instrument	December 31, 2022					June 30, 2023
Fixed pay interest rate swaps	$(60)	$—	$2,000	$(2,000)	$(8)	$(68)
Total derivative instruments	$(60)	$—	$2,000	$(2,000)	$(8)	$(68)

Dividends

During the six months ended June 30, 2023, we declared dividends totaling $0.70 per share generating a dividend yield of approximately 15.8% based on the stock closing price of $8.87 on June 30, 2023.

Book Value

The following chart reflects our book value per common share basic and diluted over five consecutive quarters:

Book Value
40
30
20
10
0
23.23
16.22
15.70
16.46
14.69
06/30/22
09/30/22
12/31/22
03/31/23
06/30/23
Period Ending

    We continue to implement measures to improve our balance sheet by increasing liquidity, reducing leverage, and seeking alternative financing arrangements to preserve long-term shareholder value. The decrease in book value from $16.46 as of March 31, 2023, to $14.69 as of June 30, 2023, was primarily driven by the decreased value of our securitized commercial loan portfolio of $62.9 million, offset by the increased value of our residential whole loans of $37.0 million.

Pending Merger Agreement

On August 8, 2023, we entered into a merger agreement with AG Mortgage Investment Trust, Inc., a Maryland corporation (“MITT”) for the acquisition of the Company by MITT. The Company's Board of Directors determined that the transaction offered by MITT pursuant to which each outstanding share of the Company’s common stock would be converted into the right to receive (i) shares of MITT common stock pursuant to a fixed exchange ratio of 1.5 shares of MITT common stock per share (subject to adjustment for transaction expenses) and (ii) the per share portion of a cash payment from MITT’s external manager equal to the lesser of $7 million or approximately 9.9% of the aggregate per share merger consideration (any difference between $7 million and the 9.9% cap would be used to benefit the combined company post-closing by offsetting reimbursable expenses that would otherwise be payable to MITT’s external manager) was superior to the previous transaction agreement (the “TPT Merger Agreement”) with Terra Property Trust, Inc. (“TPT”). The proposed transaction with MITT is pending and subject to various conditions and we will provide updates as appropriate.

Results of Operations

Comparison of the three months ended June 30, 2023 to the three months ended June 30, 2022.

General
During the second quarter of 2023, we continued to take actions to strengthen our balance sheet.

During the three months ended June 30, 2023, we received approximately $1.1 million from the repayment or paydown of Commercial Whole Loans, Non-Agency CMBS, and Other Securities, and $28.4 million from the sale or repayment of Residential Whole Loans, and Non-Agency RMBS. We also received proceeds of $8.7 million on the sale of Other Securities. Due to the spread widening during the quarter, we experienced a decline in the fair value of our residential whole loan and mortgage backed securities investments. Overall, our net loss was $8.6 million, or $1.44 per basic and diluted weighted common share, for the three months ended June 30, 2023.

In contrast, for the three months ended June 30, 2022, we had a net loss of $22.4 million, or $3.71 per basic and diluted weighted common share, which was primarily attributable to a decline in fair value in our residential whole loan investments.

Net Interest Income

    The following tables set forth certain information regarding our net interest income on our investment portfolio for the three months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

Three Months Ended June 30, 2023	Average Amortized Cost of Assets	Total Interest Income	Yield on Average Assets

Investments
Agency RMBS	$62	$3	19.41%
Non-Agency CMBS	86,391	1,959	9.10%
Non-Agency RMBS	30,354	425	5.62%
Residential Whole Loans	1,152,246	12,995	4.52%
Residential Bridge Loans	3,091	—	—%
Commercial Loans	80,357	1,832	9.14%
Securitized Commercial Loan	1,308,695	22,451	6.88%
Other securities	21,894	557	10.20%
Total investments	$2,683,090	$40,222	6.01%

	Average Carrying Value	Total Interest Expense	Average Cost of Funds(1)
Borrowings
Repurchase agreements	$140,422	$2,923	8.35%
Convertible senior unsecured notes, net	84,204	1,865	8.88%
Securitized debt	2,278,207	31,424	5.53%
Total borrowings	$2,502,833	$36,212	5.80%

Net interest income and net interest margin(2)		$4,010	0.60%

Three Months Ended June 30, 2022	Average Amortized Cost of Assets	Total Interest Income	Yield on Average Assets

Investments
Agency RMBS	$55	$3	21.88%
Non-Agency CMBS	151,288	2,530	6.71%
Non-Agency RMBS	54,816	661	4.84%
Residential Whole Loans	1,199,076	12,082	4.04%
Residential Bridge Loans	5,682	16	1.13%
Commercial Loans	192,154	1,260	2.63%
Securitized Commercial Loan	1,281,594	21,986	6.88%
Other securities	45,467	1,039	9.17%
Total investments	$2,930,132	$39,577	5.42%

	Average Carrying Value	Total Interest Expense	Average Cost of Funds(1)
Borrowings
Repurchase agreements	$506,601	$3,659	2.90%
Convertible senior unsecured notes, net	115,785	2,500	8.66%
Securitized debt	2,047,853	27,183	5.32%

Total borrowings	$2,670,239	$33,342	5.01%

Net interest income and net interest margin(2)		$6,235	0.85%

(1) Average cost of funds does not include the interest expense related to our derivatives. In accordance with GAAP, such costs are included in "Gain on derivative instruments, net" in the Consolidated Statements of Operations.
(2) Since we do not apply hedge accounting, our net interest margin in this table does not reflect the benefit / cost of our interest rate swaps. See "Non-GAAP Financial Measures" for net investment income table that includes the benefit / cost from our interest rate swaps.

Interest Income

For the three months ended June 30, 2023, and June 30, 2022, we earned interest income on our investments of approximately $40.2 million and $39.6 million, respectively. The increase of approximately $645 thousand was mainly due to an increase in interest rates.
Interest Expense

Interest expense increased from $33.3 million for the three months ended June 30, 2022 to $36.2 million for the three months ended June 30, 2023. The increase in interest expense was primarily attributable to increased borrowing costs on our repurchase facilities due to increasing market interest rates, offset by a decrease in interest expense incurred when compared to the same period in the prior year as the balance on our outstanding repurchase agreements declined period over period.

Other income (loss), net

Realized gain (loss), net

Realized gain (loss) represents the net gain (loss) on sales or settlements from our investment portfolio and debt. The following table presents the realized gains (losses) of our investments and debt for each of the three months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

	For the three months ended June 30, 2023				For the three months ended June 30, 2022
	Proceeds (Payments)	Gross Gains	Gross Losses	Net Gain (Loss)	Proceeds (Payments)	Gross Gains	Gross Losses	Net Gain (Loss)
Non-Agency CMBS	$—	$—	$(1,237)	$(1,237)	$10,152	$—	$(43,934)	$(43,934)
Non-Agency RMBS	—	—	(48)	(48)	27,729	255	(1,425)	(1,170)
Other securities	8,694	649	(463)	186	4,406	—	(478)	(478)
Convertible senior unsecured notes(1)	—	—	—	—	(7,281)	—	(79)	(79)
Total	$8,694	$649	$(1,748)	$(1,099)	$35,006	$255	$(45,916)	$(45,661)

(1)Realized gains/losses recognized on the extinguishment of the 2022 Notes. See Note 7, "Financings" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for additional details.

Unrealized gain (loss), net

Our investments and securitized debt, for which we have elected the fair value option, are recorded at fair value with the periodic changes in fair value being recorded in earnings. The change in unrealized gain (loss) is directly attributable to changes in market pricing on the underlying investments and securitized debt during the period.

The following table presents the net unrealized gains (losses) we recorded on our investments and securitized debt (dollars in thousands):

	Three months ended June 30, 2023	Three months ended June 30, 2022
Agency RMBS	$1	$(3)
Non-Agency CMBS	(2,155)	42,523
Non-Agency RMBS	(820)	(2,490)
Residential whole loans	(8,056)	(38,312)
Residential bridge loans	—	(110)
Commercial Loans	362	(74)
Securitized Commercial Loan	(70,014)	(52,218)
Other securities	365	(3,894)
Securitized debt	73,463	70,763
Total	$(6,854)	$16,185

Gain (loss) on derivatives, net

    As of June 30, 2023, we had interest rate swaps with a notional amount of $82.0 million and no forward starting swaps. Our hedging strategy is designed to mitigate our exposure to interest rate volatility.

The following table presents the components of gain (loss) on derivatives for the three months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

	Realized Gain (Loss), net
Description	Other Settlements / Expirations	Variation Margin Settlement	Return (Recovery) of Basis	Mark-to-Market	Contractual interest income (expense), net(1)	Total
Three months ended June 30, 2023
Interest rate swaps	$—	$184	$—	$53	$766	$1,003
Agency and Non-Agency Interest-Only Strips— accounted for as derivatives	—	—	(4)	1	14	11
Total	$—	$184	$(4)	$54	$780	$1,014

Three months ended June 30, 2022
Interest rate swaps	$—	$5,781	$—	$(671)	$(262)	$4,848
Agency and Non-Agency Interest-Only Strips— accounted for as derivatives	—	—	(43)	(107)	55	(95)
Credit default swaps	16	—	—	(2,103)	—	(2,087)
TBAs	732	—	—	1,383	—	2,115
Total	$748	$5,781	$(43)	$(1,498)	$(207)	$4,781

(1) Contractual interest income (expense), net on derivative instruments includes interest settlement paid or received.

Other, net

For the three months ended June 30, 2023 and June 30, 2022, "Other, net" was income of $186 thousand and a loss of $46 thousand, respectively. The balance is mainly comprised of income on cash balances, miscellaneous net interest income (expense) on cash collateral for our repurchase agreements and derivatives, and miscellaneous fees and expenses on residential mortgage loans.

Expenses

Management Fee

We incurred management fee expense of approximately $1.0 million and $1.0 million for the three months ended June 30, 2023 and June 30, 2022, respectively. Although the Management Fee remained constant period over period, our Manager waived 25% of the calculated Management Fee in fiscal year 2022, which was not extended into fiscal year 2023. The Management Fee incurred for the three months ended June 30, 2023 reflects a reduction in the equity basis for which the management fee is calculated from the comparative period.

The management fees, expense reimbursements, and the relationship between our Manager and the Company are discussed further in Note 10, “Related Party Transactions” to the financial statements contained in this Quarterly Report on Form 10-Q.

Other Operating Expenses

We incurred other operating expenses of approximately $293 thousand and $262 thousand for the three months ended June 30, 2023, and June 30, 2022, respectively. Other operating costs comprise bank fees, trustee fees, and asset management/loan servicing fees for loans acquired serving released.

Transaction Costs

We incurred transaction costs of $2.0 million and $344 thousand for the three months ended June 30, 2023 and June 30, 2022, respectively. The amounts in the current and prior period reflect costs incurred in connection with the strategic review process.

General and Administrative Expenses

We incurred general and administrative expenses of approximately $2.7 million and $2.3 million for the three months ended June 30, 2023, and June 30, 2022, respectively. The expense included an increase in compensation expense of $374 thousand, as we experienced turnover in fiscal year 2022 which resulted in decreased compensation expense for the three months ended June 30, 2022. We did not experience this employee turnover during the three months ended June 30, 2023.

Comparison of the six months ended June 30, 2023 to the six months ended June 30, 2022.

General
During the first two quarters of 2023, we continued to make progress towards strengthening our balance sheet, improving liquidity, and the transition of our portfolio to residential investments.
During the six months ended June 30, 2023, we sold $15.3 million of Other Securities, $8.8 million in Commercial Loans, and recognized $20.6 million in basis recovery on the maturity of one of our CMBS securities. These sales combined with the CMBS maturity resulted in the recognition of a $83.9 million realized loss, offset by an $83.5 million unrealized gain, which was primarily comprised of the reversal of previously-recognized unrealized losses on the sale of the CRE 3 Commercial Loan. An increase in interest expense and transaction costs of $2.6 million incurred in connection with the strategic review process were the primary drivers of a net loss of $2.1 million, or $0.35 per basic and diluted weighted common share for the six months ended June 30, 2023.
In contrast, for the six months ended June 30, 2022, the key driver of a net loss of $48.2 million, or $8.00 per basic and diluted weighted common share, was declines in fair values of our investments due to the spread widening.
Net Interest Income

    The following tables set forth certain information regarding our net interest income on our investment portfolio for the six months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

Six Months Ended June 30, 2023	Average Amortized Cost of Assets	Total Interest Income	Yield on Average Assets

Investments
Agency RMBS	$59	$6	20.51%
Non-Agency CMBS	91,184	4,232	9.36%
Non-Agency RMBS	30,560	859	5.67%
Residential Whole Loans	1,166,672	26,293	4.54%
Residential Bridge Loans	3,104	24	1.56%
Commercial Loans	80,422	3,589	9.00%
Securitized Commercial Loan	1,301,539	44,781	6.94%
Other securities	26,252	1,295	9.95%
Total investments	$2,699,792	$81,079	6.06%

	Average Carrying Value	Total Interest Expense	Average Cost of Funds(1)
Borrowings
Repurchase agreements	$171,109	$6,055	7.14%
Convertible senior unsecured notes, net	84,000	3,730	8.95%
Securitized debt	2,288,810	62,929	5.54%
Total borrowings	$2,543,919	$72,714	5.76%

Net interest income and net interest margin(2)		$8,365	0.62%

Six Months Ended June 30, 2022	Average Amortized Cost of Assets	Total Interest Income	Yield on Average Assets

Investments
Agency RMBS	$59	$7	23.93%
Non-Agency CMBS	158,860	5,100	6.47%
Non-Agency RMBS	47,664	1,191	5.04%
Residential Whole Loans	1,126,074	20,828	3.73%
Residential Bridge Loans	5,740	36	1.26%
Commercial Loans	192,155	2,506	2.63%
Securitized Commercial Loan	1,274,895	43,858	6.94%
Other securities	46,665	1,693	7.32%
Total investments	$2,852,112	$75,219	5.32%

	Average Carrying Value	Total Interest Expense	Average Cost of Funds(1)
Borrowings
Repurchase agreements	$472,721	$6,101	2.60%
Convertible senior unsecured notes, net	117,046	5,097	8.78%
Securitized debt	2,019,682	53,503	5.34%
Total borrowings	$2,609,449	$64,701	5.00%

Net interest income and net interest margin(2)		$10,518	0.74%

(1) Average cost of funds does not include the interest expense related to our derivatives. In accordance with GAAP, such costs are included in "Gain on derivative instruments, net" in the Consolidated Statements of Operations.
(2) Since we do not apply hedge accounting, our net interest margin in this table does not reflect the benefit / cost of our interest rate swaps. See "Non-GAAP Financial Measures" for net investment income table that includes the benefit / cost from our interest rate swaps.

Interest Income

For the six months ended June 30, 2023, and June 30, 2022, we earned interest income on our investments of approximately $81.1 million and $75.2 million, respectively. The increase of approximately $5.9 million was mainly due to an increase in interest rates.
Interest Expense

Interest expense increased from $64.7 million for the six months ended June 30, 2022 to $72.7 million for the six months ended June 30, 2023. The increase in interest expense was primarily a result increased borrowing costs on our repurchase facilities due to increasing market interest rates, offset by lower repurchase borrowings resulting from a smaller investment portfolio.

Other income (loss), net

Realized gain (loss), net

Realized gain (loss) represents the net gain (loss) on sales or settlements from our investment portfolio and debt. The following table presents the realized gains (losses) of our investments and debt for each of the six months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

	For the six months ended June 30, 2023				For the six months ended June 30, 2022
	Proceeds (Payments)	Gross Gains	Gross Losses	Net Gain (Loss)	Proceeds (Payments)	Gross Gains	Gross Losses	Net Gain (Loss)
Non-Agency CMBS	$—	$—	$(1,239)	$(1,239)	$10,152	$—	$(43,934)	$(43,934)
Non-Agency RMBS	—	—	(48)	(48)	27,729	255	(1,425)	(1,170)
Other securities	15,324	649	(2,028)	(1,379)	4,406	—	(478)	(478)
Commercial Loans(1)	8,776	—	(81,223)	(81,223)	—	—	—	—
Disposition of REO(2)	(28)	—	(28)	(28)	54,681	12,198	—	12,198
Convertible senior unsecured notes(3)	—	—	—	—	(10,689)	—	(132)	(132)
Total	$24,072	$649	$(84,566)	$(83,917)	$86,279	$12,453	$(45,969)	$(33,516)
(1)Realized gains/losses recognized on the sale of the CRE 3 loan in February 2023. See Note 6, "Commercial Loans" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for additional details.
(2)Realized gains/losses recognized in connection with the sale of the hotel REO.
(3)Realized gains/losses recognized on the extinguishment of the 2022 Notes. See Note 7, "Financings" to the Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q for additional details.

Unrealized gain (loss), net

Our investments, and securitized debt, for which we have elected the fair value option are recorded at fair value with the periodic changes in fair value being recorded in earnings. The change in unrealized gain (loss) is directly attributable to changes in market pricing on the underlying investments and securitized debt during the period.
The following table presents the net unrealized gains (losses) we recorded on our investments and securitized debt (dollars in thousands):

	Six months ended June 30, 2023	Six months ended June 30, 2022
Agency RMBS	$2	$(51)
Non-Agency CMBS	(4,970)	43,497
Non-Agency RMBS	128	(5,914)
Residential Whole Loans	6,444	(80,155)
Residential Bridge Loans	8	(83)
Commercial Loans	80,417	(2,147)
Securitized Commercial Loans	(74,050)	(125,782)
Other securities	1,543	(6,268)
Securitized debt	73,940	154,185
Total	$83,462	$(22,718)

Gain (loss) on derivatives, net

    As of June 30, 2023, we had interest rate swaps with a notional amount of $82.0 million, and no forward starting swaps. Our hedging strategy is designed to mitigate our exposure to interest rate volatility.

The following table presents the components of gain (loss) on derivatives for the six months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

	Realized Gain (Loss), net
Description	Other Settlements / Expirations	Variation Margin Settlement	Return (Recovery) of Basis	Mark-to-Market	Contractual interest income (expense), net(1)	Total
Six months ended June 30, 2023
Interest rate swaps	$—	$(2,000)	$—	$(8)	$1,986	$(22)
Agency and Non-Agency Interest-Only Strips— accounted for as derivatives	—	—	(2)	65	23	86
Total	$—	$(2,000)	$(2)	$57	$2,009	$64

Six months ended June 30, 2022
Interest rate swaps	$—	$11,321	$—	$(1,120)	$(553)	$9,648
Agency and Non-Agency Interest-Only Strips— accounted for as derivatives	—	—	(115)	(216)	144	(187)
Credit default swaps	31	—	—	110	—	141
TBAs	732	—	—	1,383	—	2,115
Total	$763	$11,321	$(115)	$157	$(409)	$11,717

(1)Contractual interest income (expense), net on derivative instruments includes interest settlement paid or received.

Other, net

For the six months ended June 30, 2023 and June 30, 2022, "Other, net" was an income of $243 thousand and a loss of $191 thousand, respectively. The balance is mainly comprised of income on cash balances, miscellaneous net interest income (expense) on cash collateral for our repurchase agreements and derivatives, and miscellaneous fees and expenses on residential mortgage loans.

Expenses

Management Fee

We incurred management fee expense of approximately $1.9 million and $2.1 million for the six months ended June 30, 2023 and June 30, 2022, respectively. The decline in management fees reflects a reduction in the equity basis from which the management fee is calculated.

The management fees, expense reimbursements and the relationship between our Manager and us are discussed further in Note 10, “Related Party Transactions” to the financial statements contained in this Quarterly Report on Form 10-Q.

Other Operating Expenses

We incurred other operating expenses of approximately $579 thousand and $558 thousand for the six months ended June 30, 2023, and June 30, 2022, respectively. Other operating costs comprise bank fees, trustee fees and asset management/loan servicing fees for loans acquired serving released. Formerly, transaction and financing costs were included in this expense category.

Transaction costs

We incurred transaction costs of $2.6 million and $3.0 million for the six months ended June 30, 2023 and June 30, 2022, respectively. The decrease in transaction costs was related to costs to securitize Arroyo 2022-1 and Arroyo 2022-2 (securitized in July 2022), in the first six months of 2022, which were higher than the transaction costs incurred in connection with our strategic review process in the first six months of 2023.

General and Administrative Expenses

We incurred general and administrative expenses of approximately $5.1 million and $4.8 million for the six months ended June 30, 2023, and June 30, 2022, respectively. This increase is primarily attributable to an increase in compensation expense of $387 thousand for the six months ended June 30, 2023, as we did not experience the same employee turnover that we experienced during the six months ended June 30, 2022.

Non-GAAP Financial Measures

We believe that our non-GAAP measures (described below), when considered with GAAP, provide supplemental information useful to investors in evaluating the results of our operations. Our presentations of such non-GAAP measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, such non-GAAP measures should not be considered as substitutes for our GAAP net income, as measures of our financial performance or any measure of our liquidity under GAAP.

Distributable Earnings

Distributable Earnings (formerly referred to as Core Earnings) is a non-GAAP financial measure that is used by us to approximate cash yield or income associated with our portfolio and is defined as GAAP net income (loss) as adjusted, excluding: (i) net realized gain (loss) on investments and termination of derivative contracts; (ii) net unrealized gain (loss) on investments and debt; (iii) net unrealized gain (loss) resulting from mark-to-market adjustments on derivative contracts; (iv) provision for income taxes; (v) non-cash stock-based compensation expense;

(vi) non-cash amortization of the convertible senior unsecured notes discount; (vii) one-time charges such as acquisition costs and impairment on loans; and (viii) one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between us, our Manager and our independent directors and after approval by a majority of our independent directors.

We utilize Distributable Earnings as a key metric to evaluate the effective yield of the portfolio. Distributable Earnings allows us to reflect the net investment income of our portfolio as adjusted to reflect the net interest rate swap interest expense.  Distributable Earnings allows us to isolate the interest expense associated with our interest rate swaps in order to monitor and project our borrowing costs and interest rate spread. It is one metric of several used in determining the appropriate distributions to our shareholders.

The table below reconciles Net Income (Loss) to Distributable Earnings for the three and six months ended June 30, 2023 and June 30, 2022:

(dollars in thousands)	Three months ended June 30, 2023	Three months ended June 30, 2022	Six months ended June 30, 2023	Six months ended June 30, 2022
Net income (loss) attributable to common stockholders and participating securities	$(8,633)	$(22,387)	$(2,066)	$(48,240)
Income tax provision (benefit)	(12)	(46)	—	10
Net income (loss) before income taxes	(8,645)	(22,433)	(2,066)	(48,230)

Adjustments:
Investments:
Net unrealized (gain) loss on investments and securitized debt	6,854	(16,185)	(83,462)	22,718
Net realized loss on investments	1,099	45,582	83,917	36,869
One-time transaction costs	1,987	336	2,627	3,076

Derivative Instruments:
Net realized (gain) loss on derivatives	(184)	(6,513)	2,000	(12,053)
Net unrealized (gain) on derivatives	(54)	1,498	(57)	(157)

Other:
Realized loss on extinguishment of convertible senior unsecured notes	—	79	—	132
Amortization of discount on convertible senior unsecured notes	171	216	343	439
Non-cash stock-based compensation expense	100	70	200	235
Total adjustments	9,973	25,083	5,568	51,259
Distributable Earnings	$1,328	$2,650	$3,502	$3,029

Alternatively, our Distributable Earnings can also be derived as presented in the table below by starting with adjusted net interest income, which includes interest income on Interest-Only Strips accounted for as derivatives and other derivatives, and net interest expense incurred on interest rate swaps and foreign currency swaps and forwards (a Non-GAAP financial measure) subtracting Total expenses, adding Non-cash stock based compensation, adding one-time transaction costs, adding amortization of discount on convertible senior notes and adding interest income on cash balances and other income (loss), net:

(dollars in thousands)	Three months ended June 30, 2023	Three months ended June 30, 2022	Six months ended June 30, 2023	Six months ended June 30, 2022
Net interest income	$4,010	$6,235	$8,365	$10,518
Interest income from IOs and IIOs accounted for as derivatives	10	12	21	29
Net interest income (expense) from interest rate swaps	766	(262)	1,986	(553)
Adjusted net interest income	4,786	5,985	10,372	9,994
Total expenses	(5,899)	(3,927)	(10,279)	(10,424)
Non-cash stock-based compensation	100	70	200	235
One-time transaction costs	1,987	336	2,627	3,076
Amortization of discount on convertible unsecured senior notes	171	216	343	439
Interest income on cash balances and other income (loss), net	186	(30)	243	(160)
Income attributable to non-controlling interest	(3)	—	(4)	(131)
Distributable Earnings	$1,328	$2,650	$3,502	$3,029

Reconciliation of GAAP Book Value to Non-GAAP Economic Book Value

"Economic book value" is a non-GAAP financial measure of our financial position on an unconsolidated basis. We own certain securities that represent a controlling variable interest, which under GAAP requires consolidation; however, our economic exposure to these variable interests is limited to the fair value of the individual investments. Economic book value is calculated by taking the GAAP book value and 1) adding the fair value of the retained interest or acquired security of the VIEs held by us and 2) removing the asset and liabilities associated with each of consolidated trusts (CSMC USA, Arroyo 2019-2, Arroyo 2020-1, Arroyo 2022-1, and Arroyo 2022-2). Management believes that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the actual financial interest of these investments irrespective of the variable interest consolidation model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders' Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The table below is a reconciliation of the GAAP Book Value to Non-GAAP Economic Book Value (dollars in thousands - except per share data):

	$ Amount	Per Share
GAAP Book Value at June 30, 2023	$88,713	$14.69

Adjustments to deconsolidate VIEs and reflect the Company's interest in the securities owned
Deconsolidation of VIEs assets	(2,075,179)	(343.68)
Deconsolidation of VIEs liabilities	1,952,893	323.43
Interest in securities of VIEs owned, at fair value	145,554	24.11
Economic Book Value at June 30, 2023	$111,981	$18.54

Adjusted Net Investment Income and Net Interest Margin

Adjusted net investment income is a non-GAAP financial measure that is an adjustment to net income which excludes the net interest income for third-party consolidated VIEs, and includes premium amortization for interest rate swaps included in gain/loss on derivative instruments. Adjusted net investment income is used as an input when calculating net interest margin in the below tables and gives investors another view of portfolio performance. Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Net interest margin is a non-GAAP financial measure calculated by dividing annualized adjusted net investment income for the period by adjusted total investments for the period. Net interest margin provides investors visibility into the Company’s profitability of interest income versus interest expense after excluding consolidating VIEs and adding the net effect of our interest rate swaps and derivatives. However, since net interest margin is an adjusted measure derived from net investment income (non-GAAP), and differs from net income (loss) as computed in accordance with GAAP, which may not be comparable to similar measures provided by other companies, it should be considered as supplementary to, and not as a substitute for, net income margin computed by net income (loss) in accordance with GAAP.

The following tables set forth certain information regarding our non-GAAP adjusted net investment income and net interest margin which includes interest income on Agency and Non-Agency Interest-Only Strips classified as derivatives and excludes the interest expense for third-party consolidated VIEs for the three and six months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

Three Months Ended June 30, 2023	Average Amortized Cost of Assets(1)	Total Interest Income(2)	Yield on Average Assets

Investments
Agency RMBS	$926	$13	5.63%
Non-Agency CMBS	86,391	1,959	9.10%
Non-Agency RMBS	30,354	425	5.62%
Residential Whole Loans	1,152,246	12,995	4.52%
Residential Bridge Loans	3,091	—	—%
Commercial Loans	80,357	1,832	9.14%
Securitized Commercial Loan	1,308,695	22,451	6.88%
Other securities	21,894	557	10.20%
Total investments	2,683,954	40,232	6.01%
Adjustments:
Securitized Commercial Loan from consolidated VIE	(1,308,695)	(22,451)	6.88%
Investments in consolidated VIE eliminated in consolidation	14,255	223	6.27%
Adjusted total investments	$1,389,514	$18,004	5.20%

	Average Carrying Value	Total Interest Expense	Average Effective Cost of Funds
Borrowings
Repurchase agreements	$140,422	$2,923	8.35%
Convertible senior unsecured notes, net	84,204	1,865	8.88%
Securitized debt	2,278,207	31,424	5.53%
Interest rate swaps	n/a	(766)	(0.12)%
Total borrowings	2,502,833	35,446	5.68%
Adjustments:
Securitized debt from consolidated VIE(3)	(1,289,449)	(21,601)	6.72%
Adjusted total borrowings	$1,213,384	$13,845	4.58%

Adjusted net investment income and net interest margin		$4,159	1.20%
(1)Includes Agency and Non-Agency Interest-Only Strips accounted for as derivatives.
(2)Refer to below table for components of interest income.
(3)Includes only the third-party sponsored securitized debt from CSMC USA.

Three Months Ended June 30, 2022	Average Amortized Cost of Assets(1)	Total Interest Income(2)	Yield on Average Assets

Investments
Agency RMBS	$946	$15	6.36%
Non-Agency CMBS	151,288	2,530	6.71%
Non-Agency RMBS	54,816	661	4.84%
Residential whole loans	1,199,076	12,082	4.04%
Residential bridge loans	5,682	16	1.13%
Commercial Loans	192,154	1,260	2.63%
Securitized Commercial Loan	1,281,594	21,986	6.88%
Other securities	45,467	1,039	9.17%
Total investments	2,931,023	39,589	5.42%
Adjustments:
Securitized Commercial Loan from consolidated VIE	(1,281,594)	(21,986)	6.88%
Investments in consolidated VIE eliminated in consolidation	14,022	220	6.29%
Adjusted total investments	$1,663,451	$17,823	4.30%

	Average Carrying Value	Total Interest Expense	Average Effective Cost of Funds
Borrowings
Repurchase agreements	$506,601	$3,659	2.90%
Convertible senior unsecured notes, net	115,785	2,500	8.66%
Securitized debt	2,047,853	27,183	5.32%
Interest rate swaps	n/a	262	0.04%
Total borrowings	2,670,239	33,604	5.05%
Adjustments:
Securitized debt from consolidated VIE(3)	(1,264,922)	(20,979)	6.65%
Adjusted total borrowings	$1,405,317	$12,625	3.60%

Adjusted net investment income and net interest margin		$5,198	1.25%

(1)Includes Agency and Non-Agency Interest-Only Strips accounted for as derivatives.
(2)Refer to below table for components of interest income.
(3)Includes only the third-party sponsored securitized debt from CSMC USA.

Six months ended June 30, 2023	Average Amortized Cost of Assets(1)	Total Interest Income(2)	Yield on Average Assets

Investments
Agency RMBS	$921	$27	5.91%
Non-Agency CMBS	91,184	4,232	9.36%
Non-Agency RMBS	30,560	859	5.67%
Residential whole loans	1,166,672	26,293	4.54%
Residential bridge loans	3,104	24	1.56%
Commercial Loans	80,422	3,589	9.00%
Securitized Commercial Loan	1,301,539	44,781	6.94%
Other securities	26,252	1,295	9.95%
Total investments	2,700,654	81,100	6.06%
Adjustments:
Securitized Commercial Loan from consolidated VIE	(1,301,539)	(44,781)	6.94%
Investments in consolidated VIE eliminated in consolidation	14,196	446	6.34%
Adjusted total investments	$1,413,311	$36,765	5.25%

	Average Carrying Value	Total Interest Expense	Average Effective Cost of Funds
Borrowings
Repurchase agreements	$171,109	$6,055	7.14%
Convertible senior unsecured notes, net	84,000	3,730	8.95%
Securitized debt	2,288,810	62,929	5.54%
Interest rate swaps	n/a	(1,986)	(0.16)%
Total borrowings	2,543,919	70,728	5.61%
Adjustments:
Securitized debt from consolidated VIE(3)	(1,286,225)	(43,037)	6.75%
Adjusted total borrowings	$1,257,694	$27,691	4.44%

Adjusted net investment income and net interest margin		$9,074	1.29%

(1)Includes Agency and Non-Agency Interest-Only Strips accounted for as derivatives.
(2)Refer to below table for components of interest income.
(3)Includes only the third-party sponsored securitized debt from CSMC USA.

Six months ended June 30, 2022	Average Amortized Cost of Assets(1)	Total Interest Income(2)	Yield on Average Assets

Investments
Agency RMBS	$1,022	$36	7.10%
Non-Agency CMBS	158,860	5,100	6.47%
Non-Agency RMBS	47,664	1,191	5.04%
Residential whole loans	1,126,074	20,828	3.73%
Residential bridge loans	5,740	36	1.26%
Commercial Loans	192,155	2,506	2.63%
Securitized Commercial Loan	1,274,895	43,858	6.94%
Other securities	46,665	1,693	7.32%
Total investments	2,853,075	75,248	5.32%
Adjustments:
Securitized Commercial Loan from consolidated VIE	(1,274,895)	(43,858)	6.94%
Investments in consolidated VIE eliminated in consolidation	13,966	439	6.34%
Adjusted total investments	$1,592,146	$31,829	4.03%

	Average Carrying Value	Total Interest Expense	Average Effective Cost of Funds
Borrowings
Repurchase agreements	$472,721	$6,101	2.60%
Convertible senior unsecured notes, net	117,046	5,097	8.78%
Securitized debt	2,019,682	53,503	5.34%
Interest rate swaps	—	553	0.04%
Total borrowings	2,609,449	65,254	5.04%
Adjustments:
Securitized debt from consolidated VIE(3)	(1,262,035)	(41,808)	6.68%
Adjusted total borrowings	$1,347,414	$23,446	3.51%

Adjusted net investment income and net interest margin		$8,383	1.06%
(1)Includes Agency and Non-Agency Interest-Only Strips accounted for as derivatives.
(2)Refer to below table for components of interest income.
(3)Includes only the third-party sponsored securitized debt from CSMC USA.

The following table reconciles total interest income to adjusted interest income, which includes interest income on Agency and Non-Agency Interest-Only Strips classified as derivatives (Non-GAAP financial measure) for the three and six months ended June 30, 2023 and June 30, 2022:

(dollars in thousands)	Three months ended June 30, 2023	Three months ended June 30, 2022	Six months ended June 30, 2023	Six months ended June 30, 2022
Coupon interest income:
Agency RMBS	$—	$5	$—	$13
Non-Agency CMBS	1,621	2,129	3,577	5,101
Non-Agency RMBS	615	813	1,204	1,358
Residential Whole Loans	13,731	13,860	27,750	25,143
Residential Bridge Loans	—	16	24	36
Commercial Loans	1,820	1,260	3,523	2,506
Securitized Commercial Loan	15,340	15,340	30,513	30,513
Other securities	656	767	1,496	1,655
Subtotal coupon interest	33,783	34,190	68,087	66,325
Premium accretion, discount amortization and amortization of basis, net:
Agency RMBS	3	(2)	6	(6)
Non-Agency CMBS	338	401	655	(1)
Non-Agency RMBS	(190)	(152)	(345)	(167)
Residential Whole Loans	(736)	(1,778)	(1,457)	(4,315)
Residential Bridge Loans	—	—	—	—
Commercial Loans	12	—	66	—
Securitized Commercial Loan	7,111	6,646	14,268	13,345
Other securities	(99)	272	(201)	38
Subtotal accretion and amortization	6,439	5,387	12,992	8,894
Interest income	$40,222	$39,577	$81,079	$75,219
Contractual interest income, net of amortization of basis on Agency and Non-Agency Interest-Only Strips, classified as derivatives(1):
Coupon interest income	$14	$55	$23	$144
Amortization of basis	(4)	(43)	(2)	(115)
Subtotal	10	12	21	29
Total adjusted interest income	$40,232	$39,589	$81,100	$75,248

(1)Reported in "Gain on derivative instruments, net" in our Consolidated Statements of Operations.

Effective Cost of Funds

Effective Cost of Funds includes the net interest component related to our interest rate swaps, as well as the impact of our foreign currency swaps and forwards. While we have not elected hedge accounting for these instruments, such derivative instruments are viewed by us as an economic hedge against increases in future market interest rates on our liabilities and changes in foreign currency exchange rates on our assets and liabilities and are characterized as hedges for purposes of satisfying the REIT requirements and therefore the Effective Cost of Funds reflects interest expense adjusted to include the realized gain/loss (i.e., the interest income/expense component) for all of our interest rate swaps and the impact of our foreign currency swaps and forwards.

The following table reconciles the Effective Cost of Funds (Non-GAAP financial measure) with interest expense for the three and six months ended June 30, 2023 and June 30, 2022:

	Three months ended June 30, 2023		Three months ended June 30, 2022		Six months ended June 30, 2023		Six months ended June 30, 2022
(dollars in thousands)	Reconciliation	Cost of Funds/ Effective Borrowing Costs	Reconciliation	Cost of Funds/ Effective Borrowing Costs	Reconciliation	Cost of Funds/ Effective Borrowing Costs	Reconciliation	Cost of Funds/ Effective Borrowing Costs
Interest expense	$36,212	5.80%	$33,342	5.01%	$72,714	5.76%	$64,701	5.00%
Adjustments:
Interest expense on Securitized debt from consolidated VIE	(21,601)	(6.72)%	(20,979)	(6.65)%	(43,037)	(6.75)%	(41,808)	(6.68)%
Net interest (received) paid - interest rate swaps	(766)	(0.12)%	262	0.04%	(1,986)	(0.16)%	553	0.04%
Effective Cost of Funds	$13,845	4.58%	$12,625	3.60%	$27,691	4.44%	$23,446	3.51%
Weighted average borrowings	$1,213,384		$1,405,317		$1,257,694		$1,347,414

Liquidity and Capital Resources

General

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders, and other general business needs.  To maintain our REIT qualifications under the Internal Revenue Code, we must distribute annually at least 90% of our taxable income, excluding capital gains and, such distributions requirements limit our ability to retain earnings and increase capital for operations. Our principal sources of funds generally consist of borrowings under repurchase agreements, Residential Whole Loan securitizations, payments of principal and interest we receive on our investment portfolio, cash generated from investment sales, and to the extent such transactions are entered into, proceeds from capital market and unsecured convertible note transactions.

We believe we have sufficient liquidity and capital resources available, for at least the next 12 months, to fund our operations, meet our financial obligations, purchase our target assets, and make dividend payments to maintain our REIT qualifications. As of June 30, 2023, we had $17.4 million in cash and cash equivalents. Our other sources of liquidity include unencumbered investments and unused borrowing capacity in certain borrowing facilities since the amount borrowed is less than the maximum advance rate.

Sources of Liquidity
Our primary sources of liquidity are as follows:
Cash Generated from and used in Operations
For the six months ended June 30, 2023, net cash provided by operating activities was approximately $630 thousand. This was primarily attributable to interest received on investments held by the Company as interest rates continued to rise. For the six months ended June 30, 2022, net cash provided by operating activities was approximately $8.5 million. This was primarily attributable to margin settlements of interest rate swaps and the net interest income on our investments, less operating expenses, and general and administrative expenses.

Cash Provided by and Used in Investing Activities

For the six months ended June 30, 2023, net cash provided by investing activities was approximately $97.9 million. This was primarily attributable to the maturity of a CMBS bond held by the REIT, plus principal payments made on our outstanding loans and MBS securities, supplemented by cash received from the sales of the CRE 3 loan and Other Securities. For the six months ended June 30, 2022, net cash used in investing activities was approximately $179.3 million. This was primarily attributable to purchases of Non-Agency RMBS and Residential Whole Loans during the period, which was partially offset by receipts of principal payments and payoffs on our investments and the sale of an REO hotel.

Cash Provided by and Used in Financing

For the six months ended June 30, 2023, net cash used in financing activities was approximately $99.4 million. This was primarily attributable to repayments on repurchase agreement borrowings, coupled with repayments on securitized debt. For the six months ended June 30, 2022, net cash provided by financing activities was approximately $146.5 million. This was attributable to the Arroyo Trust 2022-1 securitization, which was partially offset by a net decrease in repurchase agreement borrowings, paydowns in our securitized debt, and extinguishment of convertible senior unsecured notes.
Repurchase Agreements
As of June 30, 2023, we had borrowings under four of our master repurchase agreements of approximately $147.9 million. The following tables present our repurchase agreement borrowings by type of collateral pledged, as of June 30, 2023 and June 30, 2022, and the respective effective cost of funds (Non-GAAP financial measure) for the three and six months ended June 30, 2023 and June 30, 2022, respectively (dollars in thousands). See “Non-GAAP Financial Measures” for more information:

	June 30, 2023			Three months ended June 30, 2023		Six months ended June 30, 2023
Collateral	Borrowings Outstanding	Value of Collateral Pledged	Weighted Average Interest Rate end of period	Weighted Average Cost of Funds	Weighted Average Effective Cost of Funds (Non-GAAP)(1)	Weighted Average Cost of Funds	Weighted Average Effective Cost of Funds (Non-GAAP)(1)	Weighted Average Haircut end of period
Agency RMBS, at fair value	$274	$278	5.84%	5.79%	5.79%	5.72%	5.72%	25.00%
Non-Agency CMBS, at fair value(2)	36,720	56,222	7.61%	7.27%	7.27%	6.77%	6.77%	37.03%
Non-Agency RMBS, at fair value	49,572	83,811	8.05%	8.01%	8.01%	6.96%	6.96%	52.81%
Residential Whole Loans, at fair value(3)(4)	4,401	5,632	7.32%	7.02%	7.02%	6.19%	6.19%	43.00%
Commercial Loans, at fair value(3)	48,032	66,059	7.32%	10.74%	10.74%	7.99%	7.99%	28.23%
Other securities, at fair value	8,861	15,375	7.94%	7.33%	7.33%	6.87%	6.87%	42.72%
Interest rate swaps	n/a	n/a	n/a	—	(2.19)%	n/a	(2.34)%	n/a
Total	$147,860	$227,377	7.67%	8.35%	6.16%	7.14%	4.80%	39.96%

(1)The effective cost of funds for the period presented is calculated on an annualized basis and includes interest expense for the period and net periodic interest payments on interest rate swaps of approximately $766 thousand and $2.0 million received for the three and six months ended June 30, 2023. While interest rate swaps are not accounted for using hedge accounting, such instruments are viewed by us as an economic hedge against increases in interest rates on our liabilities and are treated as hedges for purposes of satisfying the REIT requirements. See “Non-GAAP Financial Measures.”
(2)Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(3)Repurchase agreement borrowings collateralized by Whole Loans, Bridge Loans, and Commercial Loans owned through trust certificates. The trust certificates are eliminated upon consolidation.
(4)Value of collateral pledged includes one REO property with a carrying value of $2.3 million at June 30, 2023.

	June 30, 2022			Three months ended June 30, 2022		Six months ended June 30, 2022
Collateral	Borrowings Outstanding	Fair Value of Collateral Pledged(3)	Weighted Average Interest Rate end of period	Weighted Average Cost of Funds	Weighted Average Effective Cost of Funds (Non-GAAP)(1)	Weighted Average Cost of Funds	Weighted Average Effective Cost of Funds (Non-GAAP)(1)	Weighted Average Haircut end of period
Agency RMBS, at fair value	$329	$264	1.82%	2.37%	2.37%	1.36%	1.36%	25.00%
Non-Agency CMBS, at fair value(2)	55,155	94,809	2.28%	2.25%	2.25%	1.97%	1.97%	40.00%
Non-Agency RMBS, at fair value	53,571	63,469	2.96%	2.73%	2.73%	2.63%	2.63%	39.16%
Residential Whole Loans, at fair value(3)	345,660	402,870	3.61%	3.06%	3.06%	2.76%	2.76%	10.00%
Residential Bridge Loans(3)	4,166	5,095	4.13%	3.30%	3.30%	2.98%	2.98%	20.00%
Commercial Loans, at fair value(3)	70,121	101,487	2.83%	3.06%	3.06%	2.80%	2.80%	29.73%
Other securities, at fair value	26,074	40,534	2.43%	2.45%	2.45%	2.14%	2.14%	37.04%
Interest rate swaps	n/a	n/a	n/a	n/a	0.21%	n/a	0.24%	n/a
Total	$555,076	$708,528	3.27%	2.90%	3.10%	2.60%	2.84%	19.66%

(1)The effective cost of funds for the period presented is calculated on an annualized basis and includes interest expense for the period and net periodic interest payments on interest rate swaps of approximately $262 thousand and $553 thousand for the three and six months ended June 30, 2022. While interest rate swaps are not accounted for using hedge accounting, such instruments are viewed by us as an economic hedge against increases in interest rates on our liabilities and are treated as hedges for the purposes of satisfying the REIT requirements. See "Non-GAAP Financial Measures."
(2)Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(3)Repurchase agreement borrowings collateralized by Whole Loans, Bridge Loans, and Commercial Loans owned through trust certificates. The trust certificates are eliminated upon consolidation.

Contractual Obligations and Commitments

Our contractual obligations as of June 30, 2023 are as follows (dollars in thousands):

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Borrowings under repurchase agreements	$147,860	$—	$—	$—	$147,860
Contractual interest on repurchase agreements	6,003	—	—	—	6,003
Convertible senior unsecured notes	—	86,250	—	—	86,250
Contractual interest on convertible senior unsecured notes	5,822	2,911	—	—	8,733
Securitized debt(2)	—	1,370,692	—	986,781	2,357,473
Contractual interest on securitized debt	91,838	141,580	71,418	967,616	1,272,452
Total	$251,523	$1,601,433	$71,418	$1,954,397	$3,878,771

(1)The table above does not include amounts due under the Management Agreement (as defined herein) with our Manager, as those obligations do not have fixed and determinable payments.
(2)The securitized debt is non-recourse to us and can only be settled with the loans that serve as collateral. The collateral for the securitized debt has a principal balance of $2.5 billion. Assumes entire outstanding principal balance at June 30, 2023 is paid at maturity.

 Management Agreement

On May 9, 2012, we entered into a management agreement (the “Management Agreement”) with our Manager which describes the services to be provided by our Manager and compensation for such services. Our Manager is responsible for managing our operations, including: (i) performing all of our day-to-day functions; (ii) determining investment criteria in conjunction with our Board of Directors; (iii) sourcing, analyzing and executing investments, asset sales and financings; (iv) performing asset management duties; and (v) performing financial and accounting management, subject to the direction and oversight of our Board of Directors. Pursuant to the terms of the Management Agreement, our Manager is paid a management fee equal to 1.50% per annum of our stockholders’ equity, (as defined in the Management Agreement), calculated and payable (in cash) quarterly in arrears.
In December 2021, the Manager agreed to voluntarily waive 25% of its management fee solely for the duration of calendar year 2022 in order to support our earnings potential and our transition to a residential focused investment portfolio. Future waivers, if any, will be at the Manager's discretion.

Off-Balance Sheet Arrangements

We do not have any relationships with any entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes.

Further, other than guaranteeing certain obligations of our wholly-owned taxable REIT subsidiary or TRS and the obligations of our wholly-owned subsidiary, WMC CRE LLC, we have not guaranteed any obligations of any entities or entered into any commitment to provide additional funding to any such entities.

Dividends

To maintain our qualification as a REIT, U.S. federal income tax law generally requires that we distribute at least 90% of our REIT taxable income annually, determined without regard to the deduction for dividends paid and excluding capital gains. We must pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our taxable income.

We evaluate each quarter to determine our ability to pay dividends to our stockholders based on our net taxable income if and to the extent authorized by our Board of Directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service payments. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     We seek to manage the risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market values while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns from our assets through ownership of our common stock. While we do not seek to avoid risk completely, our Manager seeks to actively manage risk for us, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

We are subject to varying degrees of credit risk in connection with our assets. Although we do not expect to encounter credit risk in our Agency CMBS and Agency RMBS, we are exposed to the risk of potential credit losses from general credit spread widening related to Non-Agency RMBS, Non-Agency CMBS, Residential Whole Loans, Residential Bridge Loans, Commercial Loans, and other portfolio investments in addition to unexpected increase in borrower defaults on these investments. Investment decisions are made following a bottom-up credit analysis and specific relevant risk assumptions. As part of the risk management process, our Manager uses detailed proprietary models, applicable to evaluate, depending on the asset class, house price appreciation and depreciation by region, prepayment speeds and foreclosure/default frequency, cost and timing. If our Manager determines that the proposed investment can meet the appropriate risk and return criteria as well as complement our existing asset portfolio, the investment will undergo a more thorough analysis.

As of June 30, 2023, four of the counterparties with which we had outstanding repurchase agreement borrowings held collateral which we posted as security for such borrowings in excess of 5% of our stockholders’ equity. Prior to entering into a repurchase agreement with any particular institution, our Manager does a thorough review of such potential counterparty.  Such review, however, does not assure the creditworthiness of such counterparty nor that the financial wherewithal of the counterparty will not deteriorate in the future.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to finance the acquisition of our assets through financings in the form of repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and public and private equity and debt issuances in addition to transaction or asset specific funding arrangements. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings. These hedging activities may not be effective. We also may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets.

Interest Rate Effect on Net Interest Income

Our operating results will depend in large part on differences between the income earned on our assets and our borrowing costs. The cost of our borrowings is generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase and the yields earned on our leveraged fixed-rate mortgage assets will remain static. Further, the cost of such financing could increase at a faster pace than the yields earned on our leveraged ARM and hybrid ARM assets. This could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Interest Rate Cap Risk

To the extent we invest in adjustable-rate RMBS and whole loans, such instruments may be subject to interest rate caps, which potentially could cause such instruments to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. This issue is magnified to the extent we acquire ARM and hybrid ARM assets that are not based on mortgages which are fully indexed. In addition, ARM and hybrid ARM assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding or a portion of the incremental interest rate increase being deferred. To the extent we invest in such ARM and/or hybrid ARM assets, we could potentially receive less cash income on such assets than we would need to pay the interest cost on our related borrowings. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above under “Interest Rate Risk.”

Interest Rate Effects on Fair value

Another component of interest rate risk is the effect that changes in interest rates will have on the market value of the assets that we acquire. We face the risk that the market value of our assets will increase or decrease at different rates than those of our liabilities, including our hedging instruments. See “Market Risk” below.

The impact of changing interest rates on fair value can change significantly when interest rates change materially. Therefore, the volatility in the fair value of our assets could increase significantly in the event interest rates change materially. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, changes in actual interest rates may have a material adverse effect on us.

Market Risk

Our MBS and other assets are reflected at their fair value with unrealized gains and losses included in earnings. The fair value of our investments fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the fair value of these assets would be expected to decrease; conversely, in a decreasing interest rate environment, the fair value of these securities would be expected to increase.

The sensitivity analysis table presented below shows the estimated impact of an instantaneous parallel shift in the yield curve, up and down 50 and 100 basis points, on the market value of our interest rate-sensitive investments, including interest rate swaps, Interest-Only Strips, and net interest income at June 30, 2023, assuming a static portfolio of assets. When evaluating the impact of changes in interest rates, prepayment assumptions and principal reinvestment rates are adjusted based on our Manager’s expectations. The analysis presented utilizes our Manager’s assumptions, models and estimates, which are based on our Manager’s judgment and experience.

Change in Interest Rates	Percentage Change in Projected Net Interest Income	Percentage Change in Projected Portfolio Value
+1.00%	(39.16)%	(1.39)%
+0.50%	(19.60)%	(0.70)%
-0.50%	19.61%	0.72%
-1.00%	39.31%	1.46%

While the table above reflects the estimated immediate impact of interest rate increases and decreases on a static portfolio, we may rebalance our portfolio from time to time either to seek to take advantage of or reduce the impact of changes in interest rates. It is important to note that the impact of changing interest rates on market value and net interest income can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the market value of our assets could increase significantly when interest rates change beyond amounts shown in the table above. In addition, other factors impact the market value of and net interest income from our interest rate-sensitive investments and derivative instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, interest income would likely differ from that shown above and such difference might be material and adverse to our stockholders.

Certain assumptions have been made in connection with the calculation of the information set forth in the table above and, as such, there can be no assurance that assumed events will occur or that other events will not occur that would affect the outcomes.  The base interest rate scenario assumes interest rates at June 30, 2023. The analysis presented utilizes assumptions and estimates based on our Manager’s judgment and experience. Furthermore, while we generally expect to retain such assets and the associated interest rate risk, future purchases and sales of assets could materially change our interest rate risk profile.

Prepayment Risk

The value of our Agency and Non-Agency RMBS and our Residential Whole Loans may be affected by prepayment rates on the underlying residential mortgage. We acquire RMBS and Residential Whole Loans and anticipate that the underlying residential mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their residential mortgage loans faster than expected, the corresponding prepayments may reduce the expected yield on our residential mortgage assets because we will have to amortize the related premium on an accelerated basis and, in the case of Agency RMBS, other than interest-only strips, and certain other investment grade rated securities, we are required to make a retrospective adjustment to historical amortization. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their residential mortgage loans slower than expected, such decrease may reduce the expected yield on such assets because we will not be able to accrete the related discount as quickly as originally anticipated and, in the case of Agency RMBS, other than interest-only strips, and certain other investment grade rated securities, we will be required to make a retrospective adjustment to historical amortization.

The value of our Agency and Non-Agency CMBS, as well as commercial whole loans, will also be affected by prepayment rates; however, commercial mortgages frequently limit the ability of the borrower to prepay, thereby providing a certain level of prepayment protection.  Common restrictions include yield maintenance and prepayment penalties, the proceeds of which are generally at least partially allocable to these securities, as well as defeasance.

Likewise, the value of our ABS and other structured securities will also be affected by prepayment rates. The collateral underlying such securities may, similar to most residential mortgages, allow the borrower to prepay at any time or, similar to commercial mortgages, limit the ability of the borrower to prepay by imposing lock-out provisions, prepayment penalties and/or make whole provisions.

Extension Risk

Most residential mortgage loans do not prohibit the partial or full prepayment of principal outstanding.  Accordingly, while the stated maturity of a residential mortgage loan may be 30 years, or in some cases even longer, historically the vast majority of residential mortgage loans are satisfied prior to their maturity date. In periods of rising interest rates, borrowers have less incentive to refinance their existing mortgages and mortgage financing may not be as readily available. This generally results in a slower rate of prepayments and a corresponding longer weighted average life for RMBS and Residential Whole Loans. The increase, or extension, in weighted average life is commonly referred to as “Extension Risk” which can negatively impact our portfolio. To the extent we receive smaller pre-payments of principal, we will have less capital to invest in new assets. This is extremely detrimental in periods of rising interest rates as we will be unable to invest in new higher coupon investments and a larger portion of our portfolio will remain invested in lower coupon investments. Further, our borrowing costs are generally short-term and, even if hedged, are likely to increase in a rising interest rate environment, thereby reducing our net interest margin. Finally, to the extent we acquired securities at a discount to par, a portion of the overall return on such investments is based on the recovery of this discount.  Slower principal prepayments will result in a longer recovery period and a lower overall return on our investment.

Prepayment rates on Agency and Non-Agency CMBS, as well as commercial whole loans, are generally less volatile than residential mortgage assets as commercial mortgages usually limit the ability of the borrower to prepay the mortgage prior to maturity or a period shortly before maturity. Accordingly, extension risk for Agency and Non-Agency CMBS and commercial whole loans is generally less than RMBS and Residential Whole Loans as it presumed that other than defaults (i.e., involuntary prepayments), most commercial mortgages will remain outstanding for the contractual term of the mortgage.

Prepayment rates on ABS and our other structured securities will be determined by the underlying collateral. The extension risk of such securities will generally be less than residential mortgages, but greater than commercial mortgages.

Real Estate Risk
Residential and commercial property values are subject to volatility and may be adversely affected by a number of factors, including, but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as the supply of housing stock); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

 Counterparty Risk

The following discussion on counterparty risk reflects how these transactions are structured, rather than how they are presented for financial reporting purposes.

When we engage in repurchase transactions, we generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us, we could incur a loss on the transaction up to the amount of the haircut (assuming there was no change in the value of the securities).

If a counterparty to a bi-lateral interest rate swap cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. We may also risk the loss of any collateral we have pledged to secure our obligations under an interest rate swap if the counterparty becomes insolvent or files for bankruptcy. In the case of a cleared swap, if our clearing broker were to default, become insolvent or file for bankruptcy, we may also risk the loss of any collateral we have posted to the clearing broker unless we were able to transfer or “port” our positions and held collateral to another clearing broker. In addition, the interest rate swap would no longer mitigate the impact of changes in interest rates as intended. Most of our interest swaps are currently cleared through a central clearing house which reduces but does not eliminate the aforementioned risks. Also see “Liquidity Risk” below.
Prior to entering into a trading agreement or transaction with any particular institution where we take on counterparty risk, our Manager does a thorough review of such potential counterparty. Such review, however, does not assure the creditworthiness of such counterparty nor that the financial wherewithal of the counterparty will not deteriorate in the future.

Liquidity Risk

Our liquidity risk is principally associated with the financing of long-maturity assets with short-term borrowings in the form of repurchase agreements. Although the interest rate adjustments of these assets and liabilities fall within the guidelines established by our operating policies, maturities are not required to be, nor are they, matched.

Should the value of our assets pledged as collateral suddenly decrease, margin calls relating to our repurchase agreements could increase, causing an adverse change in our liquidity position. Our inability to post adequate collateral for a margin call by the counterparty could result in a condition of default under our repurchase agreements, thereby enabling the counterparty to liquidate the collateral pledged by us, which may have a material adverse consequence on our business and results of operations.

In an instance of severe volatility, or where the additional stress on liquidity resulting from volatility is sustained over an extended period of time, we could be required to sell securities, possibly even at a loss to generate sufficient liquidity to satisfy collateral and margin requirements which could have a material adverse effect on our financial position, results of operations and cash flows.

Additionally, if one or more of our repurchase agreement counterparties chose not to provide on-going funding, our ability to finance would decline or exist at possibly less advantageous terms. Further, if we are unable to renew, replace or expand repurchase financing with other sources of financing on substantially similar terms, it may have a material adverse effect on our business, financial position, results of operations and cash flows, due to the long term nature of our investments and relatively short-term maturities of our repurchase agreements. As such, there is no assurance that we will always be able to roll over our repurchase agreements.

The costs associated with our borrowings are generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase while the yields earned on our existing portfolio of leveraged fixed-rate MBS and other fixed rate assets will remain static. Further, certain of our floating rate assets may contain annual or lifetime interest rate caps as well as limit the frequency or timing of changes to the underlying interest rate index. This could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time, as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could have a material adverse effect on our liquidity and results of operations.

In addition, the assets that comprise our investment portfolio are not traded on a public exchange. A portion of these assets may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises, including in response to changes in economic and other conditions.  Recent regulatory changes have imposed new capital requirements and other restrictions on banks and other market intermediaries’ ability and desire to hold assets on their balance sheets and otherwise make markets in fixed income securities and other assets resulting in reduced liquidity in many sectors of the market. This regulatory trend is expected to continue. As a result of these developments, it may become increasingly difficult for us to sell assets in the market, especially in credit oriented sectors such as Non-Agency RMBS and CMBS, ABS and Whole Loans.

We enter into interest rate swaps to manage our interest rate risk. We are required to pledge cash or securities as collateral as part of a margin arrangement, calculated daily, in connection with the interest rate swaps. The amount of margin that we are required to post will vary and generally reflects collateral required to be posted with respect to interest rate swaps that are in an unrealized loss position to us and is generally based on a percentage of the aggregate notional amount of interest rate swaps per counterparty.  Margin calls could adversely affect our liquidity. Our inability to post adequate collateral for a margin call could result in a condition of default under our interest rate swap agreements, thereby resulting in liquidation of the collateral pledged by us, which may have a material adverse consequence on our business, financial position, results of operations and cash flows. Conversely, if our interest rate swaps are in an unrealized gain position, our counterparties to bilateral swaps are required to post collateral with us, under the same terms that we post collateral with them.  We at times enter into a MAC interest rate swap in which we receive or make a payment at the time of entering such interest rate swap to compensate for the out of the market nature of such interest rate swap. Similar to all other interest rate swaps, MAC interest rate swaps are subject to the margin requirements previously described.

Funding Risk

We have financed a substantial majority of our assets with repurchase agreement financing. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage. Changes in the regulatory environment, as well as, weakness in the financial markets, the residential mortgage markets, the commercial mortgage markets, the asset-backed securitization markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing.

Inflation Risk

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily directly correlate with inflation rates or changes in inflation rates. Our consolidated financial statements are prepared in accordance with GAAP and our distributions will be determined by our Board of Directors consistent with our obligation to distribute to our stockholders at least 90% of our net taxable income on an annual basis, in accordance with the REIT regulations, in order to maintain our REIT qualification.  In each case, our activities and consolidated balance sheets are measured with reference to historical cost and/or fair market value without considering inflation.

Foreign Investment Risk

We have invested in non U.S. CMBS transactions and, in the future, we may make other investments in non U.S. issuers and transactions. These investments present certain unique risks, including those resulting from future political, legal, and economic developments, which could include favorable or unfavorable changes in currency exchange rates, exchange control regulations (including currency blockage), expropriation, nationalization, or confiscatory taxation of assets, adverse changes in investment capital or exchange control regulations (which may include suspension of the ability to transfer currency from a country), political changes, diplomatic developments, difficulty in obtaining and enforcing judgments against non U.S. entities, the possible imposition of the applicable country’s governmental laws or restrictions, and the reduced availability of public information concerning issuers. In the event of a nationalization, expropriation, or other confiscation of assets, we could lose our entire investment in a security. Legal remedies available to investors in certain jurisdictions may be more limited than those available to investors in the United States. Issuers of non U.S. securities may not be subject to the same degree of regulation as U.S. issuers.

Furthermore, non U.S. issuers are not generally subject to uniform accounting, auditing, and financial reporting standards or other regulatory practices and requirements comparable to those applicable to U.S. issuers. There is generally less government supervision and regulation of non U.S. exchanges, brokers, and issuers than there is in the United States, and there is greater difficulty in taking appropriate legal action in non U.S. courts. There are also special tax considerations that apply to securities of non U.S. issuers and securities principally traded overseas.

To the extent that our investments are denominated in U.S. dollars, these investments are not affected directly by changes in currency exchange rates relative to the dollar and exchange control regulations. We are, however, subject to currency risk with respect to such investments to the extent that a decline in a non U.S. issuer’s or borrower’s own currency relative to the dollar may impair such issuer’s or borrower’s ability to make timely payments of principal and/or interest on a loan or other debt security. To the extent that our investments are in non-dollar denominated securities, the value of the investment and the net investment income available for distribution may be affected favorably or unfavorably by changes in currency exchange rates relative to the dollar and exchange control regulations.

Currency exchange rates can be volatile and affected by, among other factors, the general economics of a country, the actions of governments or central banks and the imposition of currency controls and speculation. In addition, a security may be denominated in a currency that is different from the currency where the issuer is domiciled.

Currency Risk

We have and may continue in the future to invest in assets which are denominated in a currency other than U.S. dollars and may finance such investments with repurchase financing or other forms of financing which may also be denominated in a currency other than U.S. dollars. To the extent we make such investments and/or enter into such financing arrangements, we may utilize foreign currency swaps, forwards or other derivative instruments to hedge our exposure to foreign currency risk.  Despite being economic hedges, we have elected not to treat such derivative instruments as hedges for accounting purposes and therefore the changes in the value of such instruments, including actual and accrued payments, will be included in our Consolidated Statements of Operations. While such transactions are entered into in an effort to minimize our foreign currency risk, there can be no assurance that they will perform as expected. If actual prepayments of the foreign denominated asset are faster, or slower, than expected, the hedge instrument is unlikely to fully protect us from changes in the valuation of such foreign currency. Further, as with interest rate swaps, there is counterparty risk associated with the future creditworthiness of such counterparty.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures: Our management is responsible for establishing and maintaining disclosure controls and procedures that are designed to ensure that information we are required to disclose in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include controls and procedures designed to ensure that the required information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

We have evaluated, with the participation of our principal executive officer and principal financial officer, the effectiveness of our disclosure controls and procedures as of June 30, 2023. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives. Based upon our evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the applicable rules and forms, and that it is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

No change occurred in our internal control over financial reporting (as defined in Rule13a-15(f) and Rule 15d-15(f) of the Exchange Act) during the three months ended June 30, 2023 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business.  During the three months ended June 30, 2023, the Company was not involved in any material legal proceedings.

ITEM 1A. RISK FACTORS
     Other than as set forth below, there were no material changes during the period covered by this report to the risk factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 13, 2023. Additional risks not presently known, or that we currently deem immaterial, also may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Merger

The failure to complete the Merger in a timely manner or at all could negatively impact the market price of our common stock as well as adversely affect our business, financial condition, operating results and cash flows.

On August 8, 2023, we entered into an Agreement and Plan of Merger (the “MITT Merger Agreement”) with AG Mortgage Investment Trust, Inc., a Maryland corporation (“MITT”), AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MITT (“Merger Sub”), the Company, and, solely for the purposes of Section 3.3(a), Section 3.3(i), Article V, Section 6.13, Section 7.2, Section 7.3 and Article IX therein, AG REIT Management, LLC, a Delaware limited liability company (“MITT Manager”), pursuant to which the Company will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of MITT (the “Merger”). Pursuant to the MITT Merger Agreement, each share of the common stock, par value $0.01 per share, of the Company outstanding at the effective time of the Merger (the “Effective Time”) will be converted into the right to receive (i) shares of the common stock, par value $0.01 per share, of MITT (“MITT Common Stock”) pursuant to a fixed exchange ratio of 1.5 shares of MITT Common Stock per share (subject to adjustment for transaction expenses) and (ii) the per share portion of a cash payment from the MITT Manager equal to the lesser of $7 million or approximately 9.9% of the aggregate per share merger consideration (prongs (i) and (ii), the “Merger Consideration”) (any difference between $7 million and the 9.9% cap would be used to benefit the combined company post-closing by offsetting reimbursable expenses that would otherwise be payable to the MITT Manager).

Completion of the Merger is subject to several conditions beyond our control that may prevent, delay or otherwise adversely affect its completion in a material way, including the approval of our stockholders. The Merger cannot be completed until the conditions to closing are satisfied or (if permissible under applicable law) waived. We cannot guarantee that the closing conditions set forth in the MITT Merger Agreement will be satisfied or, even if satisfied, that no event of termination will take place. In addition, developments beyond our control, including but not limited to changes in domestic or global economic conditions, may affect the timing or success of the Merger. In the event that the Merger is not completed for any reason, the holders of our common stock will not receive any consideration for their shares of common stock in connection with the proposed Merger. Instead, we will remain an independent public company and the holders of our common stock will continue to own their shares of common stock.

If the Merger or a similar transaction is not completed, the share price of our common stock may drop to the extent that the current market price of our common stock reflects an assumption that a transaction will be completed. In addition, in the event the Merger is not consummated, under circumstances specified in the MITT Merger Agreement, we may be required to pay a termination fee of $3.0 million, a failure to complete the Merger may result in negative publicity, negative impressions of us in the financial markets and investment community and negative responses from employees, partners and other third parties. Any disruption to our business resulting from the announcement and pendency of the Merger and from intensifying competition from our competitors, including any adverse changes in our relationships with our employees, partners and other third parties, could continue or accelerate in the event of a failure to complete the Merger. There can be no assurance that our business, financial condition, operating results and cash flows will not be adversely affected, as compared to the condition prior to the announcement of the Merger, if the Merger is not consummated.

The MITT Merger Agreement contains provisions that could discourage or deter a potential competing acquirer that might be willing to pay more to effect an alternative transaction with us.

Under the MITT Merger Agreement, we are generally not permitted to solicit or discuss takeover proposals with third parties, subject to certain exceptions. Further, subject to limited exceptions, the MITT Merger Agreement contains restrictions on our ability to pursue other alternatives to the Merger and, in specified circumstances, could require us to pay MITT a termination fee of $3.0 million. Such restrictions may discourage or deter a third party that may be willing to pay more than MITT for our common stock from considering or proposing an alternative transaction with us. Notwithstanding the foregoing, in no event will the termination fee be paid to MITT more than once.

We may be subject to litigation challenging the Merger.

Any litigation challenging the Merger may require significant management time and attention and significant legal expenses and may result in unfavorable outcomes, which could delay or prevent the Merger from being completed or have a material adverse effect on our business, financial condition, results of operations and cash flows.

The completion of the transaction contemplated by the MITT Merger Agreement may trigger change in control or other similar provisions in certain agreements to which we are a party.

If we are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if we are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to us.

We will incur substantial transaction fees and costs in connection with the Merger.

We expect to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the Merger. A material portion of these expenses are payable by us whether or not the Merger is completed. Further, while we have assumed that a certain amount of transaction expenses will be incurred, factors beyond our control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by us. These costs could adversely affect our business, financial condition, operating results and cash flows.

The U.S. and global capital markets are subject to systemic risk that could adversely affect our business, financial condition and results of operations.

Issuers, national and regional banks, financial institutions and other participants in the U.S. and global capital markets are closely interrelated as a result of credit, trading, clearing, technology and other relationships. A significant adverse development (such as a bank run, insolvency, bankruptcy or default) with one or more national or regional banks, financial institutions, or other participants in the financial or capital markets may spread to others and lead to significant concentrated or market-wide problems (such as defaults, liquidity problems, impairment charges, additional bank runs and/or losses) for other participants in these markets. Future developments, including actions taken by the U.S. Department of Treasury, FDIC, Federal Reserve Board, and systemic risk in the U.S. and global banking sectors and broader economies in general, are difficult to assess and quantify, and the form and magnitude of such developments or other actions of the U.S. Department of Treasury, FDIC and Federal Reserve Board may remain unknown for significant periods of time and could have an adverse effect on our business, financial condition and results of operations.

For example, in response to the rapidly declining financial condition of regional banks Silicon Valley Bank (“SVB”) Signature Bank (“Signature”) and First Republic Bank ("First Republic"), the California Department of Financial Protection and Innovation (the “CDFPI”) and the New York State Department of Financial Services (the “NYSDFS”) closed SVB, Signature and First Republic on March 10, 2023, March 12, 2023 and May 1, 2023, respectively, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver for SVB, Signature and First Republic. Although the U.S. Department of the Treasury, the Federal Reserve and the FDIC have taken measures to stabilize the financial system, uncertainty and liquidity concerns in the broader financial services industry remain. Additionally, should there be additional systemic pressure on the financial system and capital markets, we cannot assure you of the response of any government or regulator, and any response may not be as favorable to industry participants as the measures currently being pursued. In addition, highly publicized issues related to the U.S. and global capital markets in the past have led to significant and widespread investor concerns over the integrity of the capital markets. The current situation related to SVB, Signature and First

Republic could in the future lead to further rules and regulations for public companies, banks, financial institutions and other participants in the U.S. and global capital markets, and complying with the requirements of any such rules or regulations may be burdensome. Even if not adopted, evaluating and responding to any such proposed rules or regulations could results in increased costs and require significant attention from management.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not Applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

The following exhibits are filed as part of this report.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of June 27, 2023, by and among Western Asset Mortgage Capital Corporation, Maverick Merger Sub, LLC, and Terra Property Trust, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed on June 28, 2023.**

2.2*	Agreement and Plan of Merger, dated as of August 8, 2023, by and among Western Asset Mortgage Capital Corporation, AG Mortgage Investment Trust, Inc., AGMIT Merger Sub, LLC and AG REIT Management, LLC, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed on August 9, 2023).**

3.1*	Amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012.

3.2*	Amendment to the amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, dated June 3, 2016, incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K, filed March 7, 2017.

3.3*
Amendment to the amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, dated July 8, 2022, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on July 11, 2022.

3.4*	Amended and restated bylaws of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.2 to Amendment No. 10 to Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012

4.1*	Specimen Common Stock Certificate of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 4.1 to Amendment No. 10 to Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012.

4.2*	Indenture, dated as of October 2, 2017, between Western Asset Mortgage Capital Corporation and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed on October 3, 2017.

4.3*	First Supplemental Indenture, dated as of October 2, 2017, between Western Asset Mortgage Capital Corporation and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed on October 3, 2017.

4.4*	Form of 6.75% Convertible Senior Notes due 2022 (attached as Exhibit A to the First Supplemental Indenture filed as Exhibit 4.3 hereto), incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed on October 3, 2017.

4.5*	Second Supplemental Indenture, dated as of September 14, 2021, between Western Asset Mortgage Capital Corporation and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed on October 3, 2017.

4.6*	Form of 6.75% Convertible Senior Notes due 2024 (attached as Exhibit A to the Second Supplemental Indenture filed as Exhibit 4.5 hereto), incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed on October 3, 2017.

31.1	Rule 13a-14(a) / 15d-14(a) Certification of Chief Executive Officer.

31.2	Rule 13a-14(a) / 15d-14(a) Certification of Chief Financial Officer.

32.1	Section 1350 Certifications of Chief Executive Officer and Chief Financial Officer.

101
The following materials from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, formatted in iXBRL (Inline eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022; (ii) the Consolidated Statements of Operations for the three and six months ended June 30, 2023 and 2022; (iii) the Consolidated Statements of Changes in Equity for the three and six months ended June 30, 2023 and 2022; (iv) the Consolidated Statements of Cash Flows for the three and six months ended June 30, 2023 and 2022; and (v) the Notes to Consolidated Financial Statements.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the iXBRL document).

Amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012
__________________________________
*Fully or partly previously filed.

** The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ BONNIE M. WONGTRAKOOL

Bonnie M. Wongtrakool
Chief Executive Officer and Director (Principal Executive Officer)

August 9, 2023

By:	/s/ ROBERT W. LEHMAN

Robert W. Lehman
Chief Financial Officer

August 9, 2023

Annex G
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2022
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                                  to
Commission File Number: 001-35543

WESTERN ASSET MORTGAGE CAPITAL CORPORATION (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0298092 (I.R.S. Employer Identification No.)
Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard,
Pasadena, California 91101
(Address of principal executive offices)
(626) 844-9400
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	WMC	New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐    No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐    No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐
Indicate by check mark whether the registrant has submitted electronically, every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒    No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
     If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the Registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☒
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐
    Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒
The aggregate market value of the registrant's common stock held by non-affiliates was $72,311,113 based on the closing sales price on the New York Stock Exchange on June 30, 2022.
On March 10, 2023, the registrant had a total of 6,038,012 shares of common stock outstanding.

FORWARD-LOOKING INFORMATION
The Company makes forward-looking statements herein and will make forward-looking statements in future filings with the Securities and Exchange Commission (the “SEC”), press releases or other written or oral communications within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For these statements, the Company claims the protections of the safe harbor for forward-looking statements contained in such sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control.

These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When the Company uses the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, the Company intends to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: market trends in the Company’s industry, interest rates, real estate values, the debt securities markets, the U.S. housing and the U.S. and foreign commercial real estate markets or the general economy or the market for residential and/or commercial mortgage loans; the Company’s business and investment strategy; the Company’s projected operating results; changes in interest rates and the market value of the Company’s target assets; credit risks; servicing-related risks, including those associated with foreclosure and liquidation; the state of the U.S. and to a lesser extent, international economy generally or in specific geographic regions; economic trends and economic recoveries; the Company’s ability to obtain and maintain financing arrangements, including under the Company’s repurchase agreements, a form of secured financing, and securitizations; the current potential return dynamics available in residential mortgage-backed securities (“RMBS”), and commercial mortgage-backed securities (“CMBS” and collectively with RMBS, “MBS”); the level of government involvement in the U.S. mortgage market; the anticipated default rates on CMBS and Commercial Loans; the loss severity on Non-Agency MBS; the general volatility of the securities markets in which the Company participates; changes in the value of the Company’s assets; the Company’s expected portfolio of assets; the Company’s expected investment and underwriting process; interest rate mismatches between the Company’s target assets and any borrowings used to fund such assets; changes in prepayment rates on the Company’s target assets; effects of hedging instruments on the Company’s target assets; rates of default or decreased recovery rates on the Company’s target assets; the degree to which the Company’s hedging strategies may or may not protect the Company from interest rate volatility; the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters; the Company’s ability to maintain the Company’s qualification as a real estate investment trust for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”); the availability of opportunities to acquire Agency RMBS, Non-Agency RMBS, CMBS, Residential and Commercial Whole Loans, Residential and Commercial Bridge Loans and other mortgage assets; the availability of qualified personnel; estimates relating to the Company’s ability to make distributions to its stockholders in the future; the Company’s understanding of its competition; outcome and impact of the strategic alternatives review process as announced in August 2022; the uncertainty and economic impact of pandemics, epidemics, or other public health emergencies, such as the ongoing effects of the COVID-19 pandemic; and the Manager's expectations regarding the ongoing COVID-19 recovery.
The forward-looking statements are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company. Some of these factors, are described in Item 1A - "Risk Factors" and Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" of this annual report on Form 10-K. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that the Company files with the SEC, could cause its actual results to differ materially from those included in any forward-looking statements the Company makes. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART I
ITEM 1. BUSINESS
Our Company
Western Asset Mortgage Capital Corporation, a Delaware corporation, and its subsidiaries (the “Company” unless otherwise indicated or except where the context otherwise requires “we,” “us” or “our”) commenced operations in May 2012, focused on investing in, financing and managing a portfolio of real estate related securities, whole loans and other financial assets, which we collectively refer to as our target assets. We are externally managed by Western Asset Management Company, LLC (our “Manager”) pursuant to the terms of a management agreement. We conduct our operations to qualify and be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income that we distribute currently to our stockholders as long as we maintain our intended qualification as a REIT. However, certain activities that we may perform may cause us to earn income which will not be qualifying income for REIT purposes. We have designated a subsidiary as a taxable REIT subsidiary, or TRS, to engage in such activities. We also intend to operate our business in a manner that permits us to maintain our exemption from registration under the 1940 Act. Our common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol "WMC."

Our objective is to provide attractive risk adjusted returns to our stockholders primarily through an attractive dividend, which we intend to support with sustainable distributable earnings (which we previously referred to as core earnings), as well as the potential for higher returns through capital appreciation. Our investment strategy is based on our Manager's perspective of which mix of our target assets it believes provides us with the best risk-reward opportunities at any given time. We also deploy leverage as part of our investment strategy to increase potential returns.
Our Manager
We are externally managed and advised by our Manager, an SEC-registered investment advisor and a wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin”), headquartered in Pasadena, California, that specializes in fixed-income asset management. From offices in Pasadena, London, Melbourne, New York, São Paulo, Singapore, Tokyo, and Zurich, our Manager's 746 employees provide investment services for a wide variety of global clients, including mutual funds, corporate, public, insurance, health care, union organizations and charitable foundations. In addition, two of our directors, James W. Hirschmann III and Bonnie M. Wongtrakool, are also employees of our Manager. Our Manager is responsible for, among other duties: (i) performing all of our day-to-day functions; (ii) determining investment criteria in conjunction with our Board of Directors; (iii) sourcing, analyzing and executing investments, asset sales and financings; (iv) performing asset management duties; and (v) performing financial and accounting management.
Our Competitive Advantages

Our competitive advantages in the marketplace stems from our relationship with our Manager. As of December 31, 2022, our Manager had approximately $395 billion in assets under management. Our Manager's scale makes it an important trading partner for many of the largest broker-dealers and banks, which provides our investment team the ability to source real estate related opportunities directly from originators as well as access attractive financing.
Our Investment Strategy

Our Manager’s investment philosophy, which developed from a singular focus in fixed-income asset management over a variety of credit cycles and conditions, is to provide clients with a long-term value-oriented portfolio. We benefit from the breadth and depth of our Manager’s overall investment philosophy, which focuses on a macroeconomic analysis as well as an in-depth analysis of individual assets and their relative value. In making investment decisions on our behalf, our Manager seeks to identify assets across the broad mortgage universe with attractive risk adjusted returns, which incorporates its view on the outlook for the mortgage markets, including; relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, residential real estate prices, delinquencies, default rates, recovery of various segments of the economy and vintage of collateral, subject to maintaining our REIT qualification and our exemption from registration under the 1940 Act.

In December 2021, we announced that our investment strategy will focus on residential real estate related investments, including but not limited to non-qualified mortgage loans, Non-Agency RMBS, and other related investments. We believe this focus will allow us to address attractive market opportunities while maintaining alignment with our Manager’s core competencies. We are continuing to transition out of the commercial investments in our portfolio, though we may from time to time make commercial investments on an opportunistic basis.

Our Target Assets

      Residential Whole Loans — Residential Whole Loans are mortgages secured by single family residences held directly by us or through consolidated trusts with us holding the beneficial interest in the trusts. Our Residential Whole Loans are mainly adjustable rate mortgages that do not qualify for the Consumer Finance Protection Bureau’s (or CFPB) safe harbor provision for “qualified mortgages” ("Non-QM mortgages"). Our Manager’s review, relating to Non-QM mortgages, includes an analysis of the loan originator’s procedures and documentation for compliance with Ability to Repay requirements. As discussed in Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K, we have and may continue to securitize whole loan interests, selling more senior interests in the pool of loans and retaining residual portions. The characteristics of our Residential Whole Loans may vary going forward.

Non-Agency RMBS — RMBS that are not guaranteed by a U.S. Government agency or U.S. Government-sponsored entity. The mortgage loan collateral for Non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a U.S. Government agency or U.S. Government-sponsored entity due to certain factors, including mortgage balances in excess of Agency underwriting guidelines, borrower characteristics, loan characteristics and/or level of documentation, and therefore are not issued or guaranteed by a U.S. Government agency or U.S. Government-sponsored entity. The mortgage loan collateral may be classified as subprime, Alternative-A, or prime depending on the borrower’s credit rating and the underlying level of documentation. Non-Agency RMBS collateral may also include re-performing loans, which are conventional mortgage loans that were current at the time of the securitization, but had been delinquent in the past. Non-Agency RMBS may be secured by fixed-rate mortgages, adjustable-rate mortgages, or hybrid adjustable-rate mortgages.

Agency RMBS — Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as the Government National Mortgage Association (“GNMA” or “Ginnie Mae”), or a U.S. Government-sponsored entity ("GSE"), such as the Federal National Mortgage Association (“FNMA” or “Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”). The Agency RMBS we acquire can be secured by fixed-rate mortgages, adjustable-rate mortgages, or hybrid adjustable-rate mortgages. Fixed-rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgages generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid adjustable-rate mortgages have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate mortgages and hybrid adjustable-rate mortgages generally have periodic and lifetime constraints on the amount by which the loan interest rate can change on any predetermined interest rate reset date. These investments can be in the form of pools, TBA, and CMO (including interest only, principal only or other structures).

GSE Risk Sharing Securities Issued by Fannie Mae and Freddie Mac — From time to time we have and may in the future continue to invest in risk sharing securities issued by Fannie Mae and Freddie Mac. Principal and interest payments on these securities are based on the performance of a specified pool of Agency residential mortgages. The payments due on these securities, however, are not secured by the referenced mortgages. The payments due are full faith and credit obligations of Fannie Mae or Freddie Mac respectively, but neither agency guarantees full payment of the underlying mortgages. Investments in these securities generally are not qualifying assets for purposes of the 75% real estate asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% real estate income test applicable to REITs. As a result, we may be limited in our ability to invest in such assets.

Other investments — In addition to Residential Whole Loans and Non-Agency RMBS, our current target investments, we may also make investments in Commercial Loans and Non-Agency CMBS and other securities on an opportunistic basis, which our Manager believes will assist us in meeting our investment objective and are consistent with our overall investment policies. These investments will normally be limited by the REIT requirements that 75% our assets be real estate assets and that 75% of our income be generated from real estate, thereby limiting our ability to invest in such assets.

Our Investment Portfolio

Our investment strategy will focus on residential real estate related investments, including but not limited to non-qualified mortgage loans, Non-Agency RMBS, and other related investments. We are continuing to transition out of our commercial loan investments.

Our investment portfolio composition at December 31, 2022:

Non-Agency CMBS: 3.6%
Non-Agency RMBS: 1.0%
Other Investments : 1.1%
Securitized Commercial Loans: 45.1%
Residential Whole-Loans: 45.4%
Commercial Loans: 3.7%
Residential Bridge Loans: 0.1%

Our Financing Strategy

During 2020, the uncertainties created by the COVID-19 pandemic made it challenging to obtain financing arrangements on favorable terms. In the latter part of 2020 and the beginning of 2021, terms for financing arrangements began to improve significantly. As a result, we diversified our financing sources to provide an alternative to short-term repurchase agreements with daily margin requirements. We expect to continue to seek financing arrangements without daily margin requirements or with margin requirements that apply only after a significant reduction in the valuation of the assets financed, including but not limited to repurchase agreements, term financing, securitization and convertible senior unsecured notes, as the market permits. We believe the amount of leverage we use is consistent with our intention of keeping total borrowings within a prudent range, as determined by our Manager, taking into account a variety of factors such as general economic, political and financial market conditions, the anticipated liquidity and price volatility of our assets, the availability and cost of financing the assets, the creditworthiness of financing counterparties and the health of the U.S. residential and commercial mortgage markets. We expect to maintain a debt-to-equity ratio of two to four and a half times the amount of our stockholders’ equity, depending on our investment composition. We seek to enhance equity returns by effectively utilizing leverage and seeking to limit our exposure to interest rate volatility and daily margin calls. The following table presents our debt-to-equity ratio on December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022	December 31, 2021
Total debt(1)	$276,639	$736,357
Total equity	$94,804	$193,109
Debt-to-equity ratio	2.9	3.8
(1) Total debt excludes the securitized debt which is non-recourse to us.

Our Hedging and Risk Management Strategy

Our overall portfolio strategy is designed to generate attractive returns to our investors through various economic cycles. In connection with our risk management activities, we may enter into a variety of derivative and non-derivative instruments. When purchased, our primary objective for acquiring these derivatives and non-derivative instruments is to mitigate our exposure to future events that are outside our control. Our derivative instruments are designed to mitigate the effects of market risk and cash flow volatility associated with interest rate risk, including prepayment risk. As part of our hedging strategy, we may enter into interest rate swaps, including forward starting swaps, interest rate swaptions, U.S. Treasury options, future contracts, TBAs, credit default swaps, forwards, and other similar instruments. There can be no assurance that appropriate hedging strategies will be available or that if implemented they will be successful.

Regulation

REIT Qualification
We elected to be taxed as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our taxable year ended December 31, 2012. We will generally not be subject to corporate U.S. federal income tax to the extent that we make qualifying distributions to stockholders, and provided that we satisfy, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. The failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to stockholders.
Investment Company Act Exemption
We conduct our operations so that we are not considered an investment company under the 1940 Act in reliance on the exemption provided by Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires that: (i) at least 55% of our investment portfolio consist of "mortgages and other liens on and interest in real estate," or "qualifying real estate interests," and (ii) at least 80% of our investment portfolio consist of qualifying real estate interests plus "real estate-related assets." We have relied and intend to continue to rely on current interpretations of the staff of the SEC in an effort to continue to qualify for an exemption from registration under the 1940 Act. For more information on the exemptions that we utilize refer to Item 1A, "Risk Factors" of this Annual Report on Form 10-K.
Competition
Our net income depends, in part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring our target assets, we compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. In addition, other REITs with similar asset acquisition objectives, including others that may be organized in the future, compete with us in acquiring assets and obtaining financing. These competitors may be significantly larger than us, may have access to greater capital and other resources or may have other advantages. In addition, some competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, and establish more relationships, than us. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock.
Environmental Matters
We are not aware of any federal, state or local environmental laws or regulations that will materially affect our earnings or statement of position or result in material capital expenditures.

Employees and Human Capital
The Company's Chief Financial Officer is our only employee. We are externally managed pursuant to the management agreement between us and the Manager dated May 9, 2012. Our remaining officers and two of our directors, James W. Hirschmann III and Bonnie M. Wongtrakool, are employees of our Manager. We benefit from our Manager's global infrastructure and operating platform, through which we are able to source, evaluate and manage potential investments in our target assets. Our Manager strives to create a diverse and inclusive workforce in operating its business. By supporting, recognizing, and investing in the employees, our Manager believes that it is able to attract and retain the highest quality talent.

Corporate Governance and Internet Address
We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. The Board has appointed a lead independent director to enhance governance. Currently, four of six directors are independent directors, so our Board of Directors consists of two-thirds independent directors. The audit, nominating and corporate governance, risk, and compensation committees of our Board of Directors are composed entirely of independent directors. We have adopted corporate governance guidelines and a code of business conduct and ethics, which delineate our standards for our officers and directors.
Our internet address is www.westernassetmcc.com. The information on our website is not incorporated by reference in this Annual Report on Form 10-K. We make available, free of charge through a link on our site, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed or furnished with the SEC, as soon as reasonably practicable after such filing or furnishing. Our site also contains our code of business conduct and ethics, corporate governance guidelines and the charters of our audit committee, nominating and corporate governance committee and compensation committee of our Board of Directors. Within the time period required by the rules of the SEC and the New York Stock Exchange, or NYSE, we will post on our website any amendment to our code of business conduct and ethics as defined in the code. Our documents filed with, or furnished to, the SEC are also available for review on the SEC's website at www.sec.gov.
ITEM 1A. RISK FACTORS
Our business and operations are subject to a number of risks and uncertainties, the occurrence of which could adversely affect our business, financial condition, results of operations and ability to make distributions to stockholders and could cause the value of our capital stock to decline.
RISK FACTOR SUMMARY

Risks related to our business

•We may not be able to make or sustain distributions to our stockholders.

•Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase.
•Changes to, and the replacement of LIBOR, may adversely affect interest expense related to our loans and interest income with respect to our investments.

Risks related to our investing strategy

•Our investments in Non-Agency MBS, Residential Whole Loans, and Commercial Loans involve credit risks, which could materially adversely affect our results of operations.
•A lack of liquidity in our investments may adversely affect our business.
•Our investments in Residential Whole Loans and Commercial Loans subject us to servicing-related risks, including those associated with foreclosure and liquidation.
•The commercial mortgage loans underlying the CMBS and our Commercial Loans we may acquire are subject to risks, which could result in losses to us.
•If our Manager overestimates the loss-adjusted yields of our CMBS investments, we may experience losses.
•If we do not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.
•Our investments are recorded at fair value, and quoted prices, or observable inputs may not be available to determine such value, resulting in the use of significant unobservable inputs to determine value.
•We may be adversely effected by declines in value of the assets in which we invest.
•Interest rate mismatches between our RMBS and Whole Loans backed by ARMs or hybrid ARMs and our borrowings used to fund our purchases of these assets may cause us to suffer losses.
•Prepayment may adversely affect our profitability.
•Geographic concentration of the properties securing the mortgage loans underlying our investments exposes us to risk.
•We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.

Risks related to financing and hedging

•We may be unable to access funding on advantageous terms, if at all.
•Our strategy to address interest rate risk may not be effective and could result in future realized losses.
•Our strategy involves significant leverage, which may amplify losses.
•Our Manager may not be able to prevent mismatches in the maturities of our assets and liabilities.
•We may be subject to margin calls under our master repurchase agreements.
•We may lose money on our repurchase transactions.
•If a counterparty to one of our swap agreements or TBAs defaults on its obligations, we may incur losses.

•We may fail to procure adequate repurchase agreement financing or to renew or replace repurchase agreement financing.
•Our repurchase agreement financing may require additional collateral or restrict us from leveraging our assets.
•An increase in our borrowing costs relative to the interest that we receive on our portfolio investments may adversely affect our profitability and cash available for distribution to our stockholders.
•Our inability to finance, refinance and securitize our investments in Residential and Commercial Whole Loans could materially and adversely affect our liquidity and earnings and limit the cash available for distribution to our stockholders.

Risks associated with our relationship with our Manager

•Our Manager has been granted broad investment authority.
•There are conflicts of interest in our relationship with our Manager and the Management Agreement with our Manager was not negotiated on an arm's-length basis and may be costly and difficult to terminate.
•We are dependent on our Manager and its key personnel for our success.
•Our Manager's management fee is payable regardless of our performance.

Risks related to our common stock

•We may pay taxable dividends in our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.
•The market price and trading volume of our common stock may vary substantially.
•Common stock eligible for future sale may have adverse effects on our share price.
•We have no minimum distribution payment level and cannot assure you of our ability to pay distributions in the future.
•Conversion of our convertible senior unsecured notes may dilute the ownership interest of existing stockholders.

Risks related to our organization and structure

•Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.
•Provisions in our organizational documents and Delaware law may prevent or hinder a change in control and adversely affecting the market price of our common stock.

Risks related to REIT status

•We may fail to remain qualified as a REIT, incurring substantial tax liability.
•Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

•REIT distribution requirements could adversely affect our ability to execute our business plan.
•Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.
•Our reported taxable income for certain investments may exceed the economic income we ultimately realize.
•Certain apportionment rules may affect our ability to comply with the REIT asset and gross income tests.
•The "taxable mortgage pool" rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.
•Our ability to invest in and dispose of "to be announced" securities could be limited by our REIT status.
•Securities subject to our repurchase agreements may not qualify as real estate assets, adversely affecting our REIT status.
•Liquidation of assets may jeopardize our REIT qualification or create additional tax liability for us.
•Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.
•Qualifying as a REIT involves highly technical and complex provisions of the Code.
Risks related to our business
We may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.
We cannot assure you that we will be able to continue to operate our business successfully or implement our operating policies and strategies as described herein. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions.
We may change any of our strategies, policies or procedures without stockholder consent.
We may change any of our strategies, policies or procedures with respect to investments, acquisitions, growth, operations, indebtedness, capitalization, distributions, financing strategy and leverage at any time without the consent of our stockholders, which could result in an investment portfolio with a different risk profile. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described herein. These changes could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.
Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

    Our investment portfolio contains a significant allocation to MBS, as well Residential and Commercial Whole Loans. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” In a normal yield curve environment, an investment in such assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders. Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs will generally increase more rapidly than the interest income earned on our assets. Because our investments on average, generally bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net interest margin, net income, book value and the market value of our net assets. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. A significant risk associated with our target assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increase significantly, the market value of these investments will decline, and the duration and weighted average life of the investments will increase. At the same time, an increase in short-term interest rates will increase the amount of interest owed on the repurchase agreements we enter into to finance the purchase of our investments.
Changes to, and the replacement of LIBOR may adversely affect interest expense related to our loans and investments.
    In 2020, the FASB issued ASU 2020-04, which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. At the time that ASU 2020-04 was issued, the UK Financial Conduct Authority (“FCA”) had established its intent that it would no longer be necessary to persuade, or compel, banks to submit to LIBOR after December 31, 2021. As a result, a sunset provision for the optional guidance in Topic 848 was originally set for December 31, 2022, one year after the expected cessation date of all currencies and tenors of LIBOR.

In March 2021, the FCA announced that the intended cessation date of the overnight 1-, 3-, 6-, and 12-month tenors of USD LIBOR would be June 30, 2023, which was beyond the current sunset date of Topic 848. Accordingly, during December 2022, the FASB issued ASU 2022-06 to defer the sunset date of ASC Topic 848, Reference Rate Reform, which provides temporary optional relief in accounting for the impact of reference rate reform from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The amendments apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.

As such, with additional time granted to apply the relief in Topic 848 extended through December 31, 2024, Management will monitor legacy LIBOR reference rate contracts outstanding as of December 31, 2022 in the investment portfolio, as either they will terminate prior to the June 30, 2023 LIBOR cessation date currently set by the FCA, or the Company will use the practical expedients per Topic 848 to account for modifications to contracts prospectively within the scope of Topics 310, Receivables, and 470, Debt, as a continuation of the existing contracts, as long as no modifications effecting maturity or other terms are modified. The Company will adjust the effective interest rate of all contracts, hedging relationships, and other transactions that reference LIBOR to revised reference rates and spreads as they occur. The variable- and floating-rate note sectors have primarily transitioned away from LIBOR as the market has already adapted to the secured overnight financing rate (SOFR), as the primary index used by issuers.
We cannot assure you that our internal controls over financial reporting will consistently be effective.
We are responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. We cannot ensure you that there will not be any material weaknesses or significant deficiencies in our internal control over financial reporting in the future.
Cybersecurity risk and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and/or damage to our business relationships, all of which could negatively impact our financial results.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance cost, litigation and damage to our investor relationships. As our reliance on technology has increased, so have the risks posed to both our information systems, both internal and those provided by our Manager and third party service providers. Our Manager has implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that our financial results, operations or confidential information will not be negatively impacted by such an incident.
Risks related to our investing strategy
Our investments in Non-Agency MBS, Residential Whole Loans, and Commercial Loans involve credit risks, which could materially adversely affect our results of operations.

The holder of residential mortgages, commercial mortgages, or MBS assumes the risk that the related borrowers may default on their obligations to make full and timely payments of principal and interest. Under our investment policy, we have the ability to acquire Non-Agency MBS, Residential Whole Loans, and Commercial Loans. In general, these investments carry greater investment risk than Agency MBS, because the former are not guaranteed principal or interest by the U.S. Government, any federal agency, or any federally chartered corporation. Higher-than-expected rates of default and/or higher-than-expected loss severities on these investments could adversely affect the value of these assets. Accordingly, defaults in the payment of principal and/or interest on our Residential Whole Loans, Commercial Loans, and Non-Agency MBS would likely result in losses of income from, and/or losses in market value relating to these assets, which could materially adversely affect our results of operations.

    In the last few years, our portfolio of Residential Whole Loans and Commercial Loans has increased, and we expect that our investment portfolio in residential real estate related investments will continue to increase during 2023. As a holder of these loans, we are subject to the risk that the related borrowers may default or have defaulted on their obligations to make full and timely payments of principal and interest. A number of factors impact a borrower’s ability to repay including, among other things, changes in employment status, changes in interest rates or the availability of credit, and changes in real estate values. In addition to the credit risk associated with these assets, Residential Whole Loans and Commercial Loans are less liquid than certain of our other credit sensitive assets, which may make them more difficult to dispose of if the need or desire arises. If actual results are different from our assumptions in determining the prices paid to acquire such loans, particularly if the market value of the underlying properties decreases significantly subsequent to purchase, we may incur significant losses, which could materially adversely affect our results of operations.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in our portfolio assets and could also affect the pricing of these securities.

    We operate in a highly competitive market for investment opportunities. Currently, our profitability depends, in large part, on our ability to acquire our portfolio assets at attractive prices. In acquiring these assets, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds (including other funds managed by our Manager), commercial and investment banks, commercial finance and insurance companies, and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, and marketing resources than we do. Other REITs have recently raised, or may raise, additional capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments in our portfolio assets may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations. Also, as a result of this competition, desirable investments in these assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives.
A lack of liquidity in our investments may adversely affect our business.
Many of the assets we acquire are not publicly traded. A lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. In addition, mortgage-related assets generally experience periods of illiquidity, especially during periods of economic stress such as the economic recession in 2008 or the shock caused by the sudden global impact of the COVID-19 pandemic, which resulted in increased delinquencies and defaults with respect to residential and commercial mortgage loans. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.
An economic recession and declining real estate values could impair our assets and harm our operations.
The risks associated with our business are more severe during economic recessions and are compounded by declining real estate values. The Residential Whole Loans, Commercial Loans, Non-Agency RMBS and Non-Agency CMBS in which we invest a part of our capital will be particularly sensitive to these risks. Declining real estate values will likely reduce the level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional properties. Borrowers will also be less able to pay principal and interest on loans underlying the securities in which we invest if the value of residential and commercial real estate weakens further. Further, declining real estate values significantly increase the likelihood that we will incur losses on these investments in the event of default because the value of collateral on the mortgages underlying such securities may be insufficient to cover the outstanding principal amount of the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our net interest income from these investments, which could have an adverse effect on our financial condition, results of operations and our ability to make distributions to our stockholders
Our investments in Residential Whole Loans, and Commercial Loans subject us to servicing-related risks, including those associated with foreclosure and liquidation.

    We rely on third-party servicers to service and manage the mortgages underlying our loan portfolio. The ultimate returns generated by these investments may depend on the quality of the servicer. If a servicer is not vigilant in seeing that borrowers make their required monthly payments, borrowers may be less likely to make these payments, resulting in a higher frequency of default. If a servicer takes longer to liquidate non-performing mortgages, our losses related to those loans may be higher than originally anticipated. Any failure by servicers to service these mortgages and/or to competently manage and dispose of REO properties could negatively impact the value of these investments and our financial performance. In addition, while we have contracted with third-party servicers to carry out the actual servicing of the loans (including all direct interface with the borrowers), for loans that we purchase together with the related servicing rights, we are nevertheless ultimately responsible, vis-à-vis the borrowers and state and federal regulators, for ensuring that the loans are serviced in accordance with the terms of the related notes and mortgages and applicable law and regulation. In light of the current regulatory environment, such exposure could be significant even though we might have contractual claims against our servicers for any failure to service the loans to the required standard.

    The foreclosure process, especially in judicial foreclosure states such as New York, Florida, and New Jersey, can be lengthy and expensive, and the delays and costs involved in completing a foreclosure, and then subsequently liquidating the REO property through sale, may materially increase any related loss. In addition, at such time as title is taken to a foreclosed property, it may require more extensive rehabilitation than we estimated at acquisition. Thus, a material amount of foreclosed residential mortgage loans, particularly in the states mentioned above, could result in significant losses in our Residential Whole Loan portfolio and could materially adversely affect our results of operations.
The commercial mortgage loans underlying the CMBS and our Commercial Loans we may acquire are subject to defaults, foreclosure timeline extension, fraud and commercial price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.
CMBS may be secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Commercial mortgage loans may be secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that may be greater than similar risks associated with loans made on the security of residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability or willingness to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:
•tenant mix;
•success of tenant businesses;
•property management decisions;

•property location and condition;
•competition from comparable types of properties;
•changes in laws that increase operating expenses or limit rents that may be charged;
•any need to address environmental contamination at the property or the occurrence of any uninsured casualty at the property;
•changes in national, regional or local economic conditions and/or specific industry segments;
•declines in regional or local real estate values;
•declines in regional or local rental or occupancy rates;
•increases in interest rates;
•real estate tax rates and other operating expenses;
•changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
•acts of God, terrorist attacks, social unrest and civil disturbances.
If our Manager overestimates the loss-adjusted yields of our CMBS investments, we may experience losses.
Our Manager will analyze any CMBS investments we may acquire based on loss-adjusted yields, taking into account estimated future losses on the mortgage loans included in the securitization's pool of loans, and the estimated impact of these losses on expected future cash flows. Our Manager's loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager underestimates the pool level losses relative to the price we pay for a particular CMBS investment, we may experience losses with respect to such investment.
If we do not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.
With respect to CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans will be held by a "directing certificate holder" or a "controlling class representative," which is appointed by the holders of the most subordinate class of CMBS in such series. We may not have the right to appoint the directing certificate holder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificate holder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.
Our investments are recorded at fair value, and quoted prices, or observable inputs may not be available to determine such value, resulting in the use of significant unobservable inputs to determine value.

We expect that the values of some of our investments may not be readily determinable. We measure the fair value of these investments on at least a monthly basis. The fair value at which our assets are recorded may not be an indication of their realizable value. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions that are beyond the control of our Manager, our Company, or our Board of Directors. Further, fair value is only an estimate based on good faith judgment of the price at which an investment can be sold since market prices of investments can only be determined by negotiation between a willing buyer and seller. If we were to liquidate a particular asset, the realized value may be more than or less than the amount at which such asset is valued. Accordingly, the value of our common stock could be adversely affected by our determinations regarding the fair value of our investments, whether in the applicable period or in the future. Additionally, such valuations may fluctuate over short periods of time.
Our determination of the fair value of our investments for GAAP includes inputs provided by third party dealers and pricing services. Valuations of certain investments in which we invest are often difficult to obtain. In general, dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental, or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of a security, valuations of the same security can vary substantially from one dealer or pricing service to another. Therefore, our results of operations for a given period could be adversely affected if our determinations regarding the fair market value of these investments are materially different than the values that we ultimately realize upon their disposal. Due to an overall increase in market volatility, the valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.
Declines in value of the assets in which we invest will adversely affect our financial position and results of operations, and make it more costly to finance these assets.
We use our investments as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. Our investments in mortgage-backed securities and Whole Loans are recorded at fair value under a fair value option election at the time of purchase with changes in fair value reported in earnings. As a result, a decline in fair values of our mortgage-backed securities and Whole Loans could reduce both our earnings and stockholders' equity. If market conditions result in a decline in the fair value of our assets, our financial position and results of operations could be adversely affected.
Interest rate mismatches may occur between our RMBS and Whole Loans backed by ARMs and hybrid ARMs, in relation to the debt used to fund the acquisition of these assets, which may cause us to suffer losses.
We may fund our RMBS and Whole Loans with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of RMBS and Whole Loans backed by adjustable-rate mortgages, or ARMs, or hybrid ARMs. Accordingly, if short-

term interest rates increase, our borrowing costs may increase faster than the interest rates on RMBS and Whole Loans backed by ARMs or hybrid ARMs adjust. As a result, in a period of rising interest rates, we could experience a decrease in net income or a net loss.
In addition, RMBS and Whole Loans backed by ARMs or hybrid ARMs will typically be subject to lifetime interest rate caps that limit the amount an interest rate can increase through the maturity of the RMBS and Whole Loans. However, our borrowings under repurchase agreements typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation, while caps could limit the interest rates on these types of RMBS and Whole Loans. This problem is magnified for RMBS and Whole Loans backed by ARMs or hybrid ARMs that are not fully indexed. Further, some RMBS and Whole Loans backed by ARMs or hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on these types of RMBS and Whole Loans than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.
Prepayment may adversely affect our profitability.
The RMBS assets and Residential Whole Loans we acquire are backed by pools of residential mortgage loans. We receive payments, generally, from the payments that are made on these underlying residential mortgage loans. While commercial mortgages frequently include limitations on the ability of the borrower to prepay, residential mortgages generally do not. When borrowers prepay their residential mortgage loans at rates that are faster than expected, this may adversely affect our profitability.
We may purchase RMBS assets and Residential Whole Loans that have higher interest rates than the then prevailing market interest rates, and in exchange for this higher interest rate, we may pay a premium to par value to acquire the asset. In accordance with accounting rules, we amortize this premium over the expected term of the asset. If the asset is prepaid in whole or in part at a faster than expected rate, we must expense all or a part of the remaining unamortized portion of the premium, which can adversely affect our profitability.
Prepayments generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment are difficult to predict. House price appreciation, while increasing the value of the collateral underlying our RMBS and Residential Whole Loans, may increase prepayments as borrowers may be able to refinance at more favorable terms. Prepayments can also occur when borrowers default on their residential mortgages and the mortgages are prepaid from the proceeds of a foreclosure sale of the property (an involuntary prepayment), or when borrowers sell the property and use the sale proceeds to prepay the mortgage as part of a physical relocation. Prepayments also may be affected by conditions in the housing and financial markets, increasing defaults on residential mortgage loans, which could lead to an acceleration of the payment of the related principal, general economic conditions and the relative interest rates on fixed-rate mortgages and ARMs. While we seek to manage prepayment risk, in selecting RMBS and Residential Whole Loans investments we must balance prepayment risk against other risks, the potential returns of each investment and the cost of hedging our risks. No strategy can completely insulate us from prepayment or other such risks, and we may deliberately retain exposure to prepayment or other risks.
In addition, a decrease in prepayments may adversely affect our profitability. When borrowers prepay their residential mortgage loans at slower than expected rates, prepayments on the RMBS may be slower than expected. These slower than expected payments may adversely affect our profitability. We may purchase RMBS assets that have a lower interest rate than the then prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the asset. In accordance with accounting rules, we accrete this discount over the expected term of the asset based on our prepayment assumptions. If the asset is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of the asset and result in a lower than expected yield on assets purchased at a discount to par.
We could be materially and adversely affected by poor market conditions where the properties securing the mortgage loans underlying our investments are geographically concentrated.

    Our performance depends on the economic conditions in markets in which the properties securing the mortgage loans underlying our investments are concentrated. As of December 31, 2022, a substantial portion of our investments had underlying properties in California. Our financial condition, results of operations, the market price of our common stock, and our ability to make distributions to our stockholders could be materially and adversely affected by this geographic concentration if market conditions, such as an oversupply of space, or a reduction in demand for real estate in an area, deteriorate in California. Moreover, due to the geographic concentration of properties securing the mortgages underlying our investments, the Company may be disproportionately affected by general risks such as natural disasters, including major wildfires, floods, earthquakes, and severe or inclement weather, should such developments occur in or near the markets in California in which such properties are located.
We may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic and acts of terrorism.
    The occurrence of unforeseen or catastrophic events, including the emergence of a pandemic, such as COVID-19 and its variants, or other widespread health emergency (or concerns over the possibility of such an emergency), and terrorist attacks could create economic and financial disruptions, which could lead to operational difficulties that could impair our ability to manage our businesses.
We may make investments in non U.S. dollar denominated securities, which will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.
Some of our real estate-related securities investments may be denominated in foreign currencies, and, therefore, we expect to have currency risk exposure to any such foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on our non U.S. dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. To the extent that we invest in non U.S. dollar denominated securities, in addition to risks inherent in the investment in securities generally discussed in this Annual Report on Form 10-K, we will also be subject to risks associated with the uncertainty of foreign laws and markets, including, but not limited to, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, currency exchange controls, potentially adverse tax consequences, additional accounting and control expenses, and the administrative burden of complying with a wide variety of foreign laws.
We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to all stockholders.
Our business is highly dependent on communications and information systems of our Manager and other third party service providers. Any failure or interruption of our Manager's or other third party service providers' systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions to our stockholders.
Loss of our exemption from regulation pursuant to the 1940 Act would adversely affect us.
We conduct our business so as not to become regulated as an investment company under the 1940 Act in reliance on the exemption provided by Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires that: (i) at least 55% of our investment portfolio consist of "mortgages and other liens on and interest in real estate," or "qualifying real estate interests," and (ii) at least 80% of our investment portfolio consist of qualifying real estate interests plus "real estate-related assets." In satisfying this 55% requirement, based on pronouncements of the SEC staff, we may treat whole pool Agency RMBS and CMBS as qualifying real estate interests. The SEC staff has not issued guidance with respect to whole pool Non-Agency RMBS. Accordingly, based on our own judgment and analysis of the SEC's pronouncements with respect to whole pool Agency RMBS, we may also treat Non-Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. We currently treat partial pool Agency, Non-Agency RMBS and partial pool CMBS as real estate-related assets. We treat any ABS, interest rate swaps, or other derivative hedging transactions we enter into as miscellaneous assets that will not exceed 20% of our total assets. We rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
The SEC in 2011 solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the guidance of the Division of Investment Management of the SEC regarding this exemption, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could require us to hold assets we might wish to sell or to sell assets we might wish to hold. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exemption we rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.
The mortgage related investments that we acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder. If the SEC determines that any of these securities are not qualifying interests in real estate or real estate-related assets, adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exceptions or changes its interpretation of the above exceptions, we could be required to restructure our activities or sell certain of our assets. We may be required at times to adopt less efficient methods of financing certain of our mortgage related investments and we may be precluded from acquiring certain types of higher yielding securities. The net effect of these factors would be to lower our net interest income. If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced. Further, if the SEC determined that we were an unregistered investment company, we could be subject to monetary penalties and injunctive relief in an action brought by the SEC, we would potentially be unable to enforce contracts with third parties which could seek to obtain rescission of transactions undertaken during the period for which it was established we were an unregistered investment company. If we were required to register as an investment company, it would result in a change of our financial statement requirements. Our business will be materially and adversely affected if we fail to qualify for this exemption from regulation pursuant to the 1940 Act. In addition, the loss of our 1940 Act exemption would also permit our Manager to terminate the Management Agreement, which could result in material adverse effect on our business and results of operations.
Compliance with our 1940 Act exemption will limit our ability to invest in certain of our target assets.
    At times the Manager may be limited in allocating equity to target that do not qualify as real estate or real estate related assets for purposes of the 1940 Act exemption. This limitation could adversely affect the performance of our portfolio if these non qualifying assets presents more attractive investment opportunities. Among the current target assets that are not real estate assets are ABS, non-pool Agency and Non-Agency MBS, GSE Risk Sharing Securities, and certain Commercial Mezzanine Loans.
Risks related to financing and hedging
Our inability to access funding or the terms on which such funding is available could have a material adverse effect on our financial condition.
Our ability to fund our operations, meet financial obligations and finance our asset may be impacted by our ability to secure and maintain our financings and other borrowings with our counterparties. If we are not able to renew our existing facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under our financing facilities or if we are required to post collateral or face larger haircuts, we may have to dispose of assets at significantly depressed prices and at inopportune times, which could cause significant losses.

In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also have revised and may continue to revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, including haircuts, and requiring additional collateral in the form of cash, based on, among other factors, the regulatory environment and their management of actual and perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we receive under our financing arrangements will be directly related to our lenders’ valuation of our assets subject to such agreements. Typically, repurchase agreements grant the lender the absolute right to reevaluate the fair market value of the assets that cover outstanding borrowings at any time. If a lender determines in its sole discretion that the value of the assets has decreased, it has the right to initiate a margin call. These valuations may be different than the values that we ascribe to these assets and may be influenced by recent asset sales and distressed levels by forced sellers. A margin call requires us to transfer additional assets to a lender without any advance of funds from the lender for such transfer or to repay a portion of the outstanding borrowings.

If in the future we are unable to post adequate collateral for a margin call by a counterparty, in a time frame as short as the close of the same business day, it could result in a condition of default under certain of our repurchase agreements, thereby enabling the counterparty to liquidate the collateral pledged by us, which may have a material adverse effect on our financial position, results of operations, and cash flows.
Our strategy involves leverage, which may amplify losses.
Our current target leverage generally ranges between two to four and a half the amount of our stockholders' equity (calculated in accordance with U.S. GAAP). We incur this leverage by borrowing against a substantial portion of the market value of our assets. By utilizing this leverage, we can enhance our returns. Nevertheless, this leverage, which is fundamental to our investment strategy, also creates significant risks.
As a result of our significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:
•short-term interest rates increase;
•the market value of our securities decreases;
•interest rate volatility increases; or
•the availability of financing in the market decreases.
Fluctuations in interest rates could materially affect our financial results
Interest rate fluctuations could reduce income generated by our assets and could increase our financing costs, which may adversely affect our earnings, and our cash available for distribution to our stockholders. Changes in interest rates may also affect borrowers' ability to pay and lead to increasing default rates in the portfolio. Changes in interest rates will have an affect on our operating results, as such changes will affect the interest we receive on any floating rate interest bearing assets and the financing cost of our floating rate debt, as well as our interest rate swaps utilized for hedging purposes. During 2022, global markets experienced a dramatic 425 bps increase in the FOMC's target federal funds rate from the start of the year, rising from 0.00% - 0.25% to 4.25% - 5.00%, as Central Banks around the world battle with global inflation rates not seen in decades, with some indicators showing inflation rates slowing their rate of increase at the close of the year. As such, this resulted in downward pressure on interest yielding valuations across all asset types and specific to the Company, resulted in significant unrealized fair value markdowns to its investment portfolio as of December 31, 2022.
There can be no assurance that our Manager will be able to prevent mismatches in the maturities of our assets and liabilities.
Because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. Our Manager actively employs portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our Manager's risk management tools include software and services licensed or purchased from third parties, in addition to proprietary systems and analytical methods developed internally. There can be no assurance that these tools and the other risk management techniques described above will protect us from asset/liability risks.
We may be subject to margin calls under our master repurchase agreements, which could result in defaults or force us to sell assets under adverse market conditions or through foreclosure.
We have entered into master repurchase agreements with various financial institutions and borrow under these master repurchase agreements to finance the acquisition of assets for our investment portfolio. Pursuant to the terms of borrowings under our master repurchase agreements, a decline in the value of the subject assets may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. The specific collateral value to borrowing ratio that would trigger a margin call is not set in the master repurchase agreements and will not be determined until we engage in a repurchase transaction under these agreements. Our fixed-rate securities generally are more susceptible to margin calls as increases in interest rates tend to have a greater negative affect on the market value of fixed-rate securities. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. The threat of or occurrence of a margin call could force us to sell our assets, either directly or through a foreclosure, under adverse market conditions. Due to the significant leverage we carry, we may incur substantial losses upon the threat or occurrence of a margin call.
If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in repurchase transactions, we generally sell securities to lenders (repurchase agreement counterparties) and receive cash from these lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction, and since the cash we receive from the lender when we initially sell the securities to the lender will be less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we may incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities based on their initial value but would receive securities worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender can terminate the transaction and cease entering into any other repurchase transactions with us. Our inability to post adequate collateral for a margin call by the counterparty, in a time frame as short as the close of the same business day, could result in a condition of default under our repurchase agreements, thereby enabling the counterparty to liquidate the collateral pledged by us, which may have a material adverse effect on our financial position, results of operations, and cash flows. Certain of our repurchase agreements contain cross-default provisions, such that if a default occurs under an agreement with any specific lender, that lender could also declare a default under other repurchase agreements or other financing or derivative contracts, if any, with such lender. Further, three of the counterparties to our repurchase agreements held as of December 31, 2022, have collateral valued in excess of 5% of our stockholders' equity as security for our obligations under the applicable repurchase agreements. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.
If a counterparty to one of our swap agreements or TBAs defaults on its obligations, we may incur losses.
If a counterparty to one of the bilateral swap agreements or TBAs that we enter into defaults on its obligations under the agreement, we may not receive payments due under the agreement, and thus, we may lose any unrealized gain associated with the agreement. In the case of a swap agreement, the fact that such swap agreement hedged a liability means that the liability could cease to be hedged upon the default of a counterparty. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under a bilateral swap agreement if the counterparty, or in the case of a cleared swap, if our clearing broker, becomes insolvent or files for bankruptcy.
Failure to procure adequate repurchase agreement financing, which generally have short terms, or to renew or replace repurchase agreement financing as it matures, would adversely affect our results of operations.
We use repurchase agreement financing as a strategy to increase the return on our investment portfolio. However, we may not be able to achieve our desired leverage ratio for a number of reasons, including if the following events occur:

•our lenders do not make repurchase agreement financing available to us at acceptable rates;
•certain of our lenders exit the repurchase market;
•our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or
•we determine that the leverage would expose us to excessive risk.
We cannot assure you that any, or sufficient repurchase agreement financing will be available to us on terms that are acceptable. In recent years, investors and financial institutions that lend in the securities repurchase market have tightened lending standards in response to the difficulties and changed economic conditions that have materially adversely affected the MBS market. These market disruptions have been most pronounced in the Non-Agency MBS market, and the impact has also extended to Agency MBS, which has made the value of these assets unstable and relatively illiquid compared to prior periods. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements then in place.
As of December 31, 2022, we had amounts outstanding under six repurchase agreements with three different counterparties. Prior to entering into a lending relationship with any financial institution, our Manager does a thorough credit review of such potential lender. Notwithstanding the foregoing, a material adverse development involving one or more major financial institutions or the financial markets in general, in addition to the regulatory changes, could result in our lenders reducing our access to funds available under our repurchase agreements or terminating such agreements altogether.
Furthermore, our ability to achieve our investment objectives will depend, not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace our financing arrangements. If we are unable to renew or replace our maturing borrowings due to liquidity shortfalls in the market and other funding markets, changes in the regulatory environment or for any other reason, we will have to sell some or all of our assets, possibly under adverse market conditions which may have a material adverse effect on our financial position, results of operations, and cash flows. In addition, the aforementioned changes to the regulatory capital requirements imposed on our lenders may significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the recent changes in the regulatory environment and their management of perceived risk, particularly with respect to assignee liability.
Our repurchase agreement financing may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.
We use repurchase agreements to finance acquisitions of our investments. If the market value of the asset pledged or sold by us to a financing institution pursuant to a repurchase agreement declines, we may be required by the financing institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.
Further, financial institutions providing the repurchase facilities may require us to maintain a certain amount of cash uninvested or to set aside in non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.
Lenders may require us to enter into restrictive covenants relating to our operations.
When we obtain further financing, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders, and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts.
Our rights under repurchase agreements may be subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our counterparties under the repurchase agreements.
In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to take possession of and liquidate the assets that we have pledged under their repurchase agreements. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as the claim of an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.
An increase in our borrowing costs relative to the interest that we receive on our portfolio investments may adversely affect our profitability and cash available for distribution to our stockholders.

As long as we earn a positive spread between interest and other income we earn on our leveraged assets and our borrowing costs, we believe that we can generally increase our profitability by using greater amounts of leverage. We cannot, however, assure you that repurchase financing will remain an efficient source of long-term financing for our assets. The amount of leverage that we use may be limited because our lenders might not make funding available to us or they may require that we provide additional collateral to secure our borrowings. If our financing strategy is not viable, we will have to find alternative forms of financing for our assets which may not be available to us on acceptable terms or at acceptable rates. In addition, in response to certain interest rate and investment environments or to changes in the market liquidity, we could adopt a strategy of reducing our leverage by selling assets or not reinvesting principal payments as MBS amortize and/or prepay, thereby decreasing the outstanding amount of our related borrowings. Such an action could reduce interest income, interest expense and net income, the extent of which would be dependent on the level of reduction in assets and liabilities as well as the sale prices for which assets were sold.
As our financings mature, we will be required either to enter into new borrowings or to sell certain of our investments. Since we rely primarily on borrowings under repurchase agreements to finance our assets, our ability to achieve our investment objectives depends on our ability to borrow funds in sufficient amounts and on acceptable terms, and on our ability to renew or replace maturing borrowings on a continuous basis. Our repurchase agreement credit lines are renewable at the discretion of our lenders and, as such, do not contain guaranteed roll-over terms. Our ability to enter into repurchase transactions in the future will depend on the market value of our assets pledged to secure the specific borrowings, the availability of acceptable financing and market liquidity and other conditions existing in the lending market at that time. If we are unable to renew or replace maturing borrowings, we could be forced to sell assets in order to maintain liquidity. Forced sales under adverse market conditions could result in lower sales prices than ordinary market sales in the normal course of business. Further, an increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our stockholders.
Our investments in Residential and Commercial Whole Loans are difficult to value and are dependent upon the ability to finance, refinance and securitize such investments. The inability to do so could materially and adversely affect our liquidity and earnings and limit the cash available for distribution to our stockholders.
We may seek to finance and refinance our Residential Whole Loans and Commercial Whole Loans to generate greater value from such loan. However, there may be impediments to executing either a financing or refinancing strategy for these investments. The financing of these investments presents additional challenges because in general it is less available than repurchase financing for MBS, especially Agency CMBS and Agency RMBS, and likely to have less advantageous pricing and more onerous terms. Accordingly, there can be no assurance that we will be able to finance Whole Loans at all, let alone on terms we believe are advantageous.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.
Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, part of our investment strategy may involve entering into economic hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.
Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.
Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we may pursue various economic hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity varies in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:
•interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;
•available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;
•due to a credit loss, the duration of the hedge may not match the duration of the related liability;
•the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Code or that are done through a taxable REIT subsidiary (a "TRS") to offset interest rate losses is limited by U.S. federal tax provisions governing REITs);
•the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments or "mark-to-market losses," would reduce our stockholders' equity;
•the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and
•the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.
While the majority of our interest rate swaps are traded on a regulated exchange, certain hedging instruments are traded over the counter and do not trade on regulated exchanges and, therefore, are not guaranteed by an exchange or a clearing house. In addition, over the counter instruments are more lightly regulated by U.S. and foreign governmental authorities. Consequently, there may be no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction which did not clear through a clearing house would most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. There can be no assurance that a liquid secondary market will exist for any hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.
Risks associated with our relationship with our Manager
Our Board of Directors has approved very broad investment guidelines for our Manager and does not approve each investment and financing decision made by our Manager.
Our Manager is authorized to follow very broad investment guidelines. Our Board of Directors periodically reviews our investment guidelines and our investment portfolio but does not, and is not required to, review all of our proposed investments, except that an investment in a security structured or issued by another entity managed by our Manager must be approved by at least two-thirds (2/3) of our independent directors prior to such investment. In addition, in conducting periodic reviews, our Board of Directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our Board of Directors. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of Agency and Non-Agency RMBS, CMBS, ABS and Whole Loan investments it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our stockholders.
There are conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with our Manager. We have only one employee, our Chief Financial Officer (CFO), Robert W. Lehman. All of our executive officers, with the exception of our CFO, and two of our directors, James W. Hirschmann III and Bonnie M. Wongtrakool, are employees of our Manager. Our Management Agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's-length with an unaffiliated third party. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities may reduce the time our Manager and its officers and personnel spend managing us.
We compete for investment opportunities directly with other client portfolios managed by our Manager. Clients of our Manager have investment mandates and objectives that target the same assets as us. A substantial number of client accounts managed by our Manager have exposure to RMBS, CMBS and other investments, and may have similar investment mandates and objectives. While our Manager has only a limited number of client accounts investing in Whole Loans, the supply of Whole Loan investments meeting the Manager's investment criteria is extremely limited. In addition, our Manager may have additional clients that compete directly with us for investment opportunities in the future. Our Manager has an investment allocation policy in place that is intended to ensure that no single client is intentionally favored over another and that trades are allocated in a fair and equitable manner. We may compete with our Manager or its other clients for investment or financing opportunities sourced by our Manager; however, we may either not be presented with the opportunity or have to compete with our Manager to acquire these investments or have access to these sources of financing. Our Manager and our executive officers may choose to allocate favorable investments to itself or to its or other clients instead of to us. Further, at times when there are turbulent conditions in the mortgage markets or distress in the credit markets or other times when we will need focused support and assistance from our Manager, our Manager's other clients will likewise require greater focus and attention, placing our Manager's resources in high demand. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed or if our Manager did not act as a manager for other entities. There is no assurance that our Manager's allocation policies that address some of the conflicts relating to our access to investment and financing sources will be adequate to address all of the conflicts that may arise.
We pay our Manager a management fee that is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. This could hurt both our ability to make distributions to our stockholders and the market price of our common stock. Furthermore, the compensation payable to our Manager will increase as a result of future issuances of our equity securities, even if the issuances are dilutive to existing stockholders.
As of December 31, 2022, our Manager owned 130,079 shares of our common stock. To the extent our Manager elects to sell all or a portion of these shares in the future, our Manager's interests may be less aligned with our interests.
We are dependent on our Manager and its key personnel for our success.

We have no separate facilities and are completely reliant on our Manager. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our Manager. The executive officers and key personnel of our Manager evaluate, negotiate, close and monitor our investments; therefore, our success depends on their continued service. The departure of any of the executive officers or key personnel of our Manager could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager's principals and professionals.
The current term of our Management Agreement expires on May 16, 2023, and is automatically renewed and extended for consecutive one-year renewal terms each May 15th unless terminated pursuant to an affirmative vote of at least two-thirds (2/3) of the Company’s independent directors at least 180 days in advance of an automatic renewal date. If the Management Agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan. Moreover, our Manager is not obligated to dedicate any of its personnel exclusively to us, nor is it obligated to dedicate any specific portion of its time to our business, and none of our Manager's personnel are contractually dedicated to us under our Management Agreement with our Manager.
The Management Agreement with our Manager was not negotiated on an arm's-length basis, may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.
All of our executive officers and two of our directors are employees of our Manager. Our Management Agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.
Termination of the Management Agreement with our Manager without cause is difficult and costly. Our independent directors review our Manager's performance and any fees payable to our Manager annually and the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds (2/3) of our independent directors based upon: (i) our Manager's unsatisfactory performance that is materially detrimental to us; or (ii) our determination that any fees payable to our Manager are not fair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds (2/3) of our independent directors. We are required to provide our Manager 180 days prior notice of any such termination. Unless terminated for cause, we are required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. This provision increases the effective cost to us of electing not to renew, or defaulting in our obligations under, the Management Agreement, thereby adversely affecting our inclination to end our relationship with our Manager, even if we believe our Manager's performance is not satisfactory.

Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Under the terms of the Management Agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager are not liable to us, our directors, our stockholders or any partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement. In addition, we indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager, and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.
Our Manager's management fee is payable regardless of our performance.
We pay our Manager a management fee regardless of the performance of our portfolio. Our Manager's entitlement to non-performance-based compensation might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.
Our Manager is subject to extensive regulation as an investment advisor, which could adversely affect its ability to manage our business.
Our Manager is subject to regulation as an investment advisor by various regulatory authorities that are charged with protecting the interests of its clients, including us. Instances of criminal activity and fraud by participants in the investment management industry and disclosures of trading and other abuses by participants in the financial services industry have led the U.S. government and regulators to the rules and regulations governing, and oversight of, the U.S. financial system, including the investment management industry and more aggressive enforcement of the existing laws and regulations. Our Manager could be subject to civil liability, criminal liability, or sanction, including revocation of its registration as an investment adviser, revocation of the licenses of its employees, censures, fines, or temporary suspension or permanent bar from conducting business, if it is found to have violated any of these laws or regulations. Any such liability or sanction could adversely affect its ability to manage our business. Our Manager must continually address conflicts between its interests and those of its clients, including us. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. We believe our Manager has procedures and controls that are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if our Manager fails, or appears to fail, to deal appropriately with conflicts of interest, it could face litigation or regulatory proceedings or penalties, any of which could adversely affect its ability to manage our business.
Risks related to our common stock

We may pay taxable dividends in our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.
We generally must distribute annually at least 90% of our REIT taxable income (subject to certain adjustments and excluding any net capital gain), in order to qualify as a REIT, and any REIT taxable income that we do not distribute will be subject to U.S. corporate income tax at regular rates. The Board of Directors will evaluate dividends in future periods based upon customary consideration, such as our cash balances, cash flows, and market conditions and could consider paying future dividends in shares of common stock, cash, or a combination of shares of common stock and cash.

If we make a taxable dividend payable in cash and common stock, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we make a taxable dividend payable in cash and our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.
The market price and trading volume of our common stock may vary substantially.
Our common stock is listed on the NYSE under the symbol "WMC." The stock markets, including the NYSE, have experienced significant price and volume fluctuations currently and over the past several years. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.
Some of the factors that could negatively affect the market price of our common stock include:
•actual or anticipated variations in our quarterly operating results;
•changes in our earnings estimates or publication of research reports about us or the real estate industry;
•changes in market valuations of similar companies;
•adverse market reaction to any increased indebtedness we incur in the future;
•additions to or departures of our Manager's key personnel;
•actions by our stockholders;

•changes in our dividend policy or payments;
•speculation in the press or investment community; and
•adverse shocks in stock and bond market conditions due to inflationary pressures.
Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.
Investing in our common stock may involve a high degree of risk.
The investments that we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.
Common stock eligible for future sale may have adverse effects on our share price.
We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale (or lock up agreements), which may attach to future sales of our common stock, by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.
Also, we may issue additional shares in follow-on public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders' interests in us.
We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.
We intend to pay quarterly distributions and to make distributions to our stockholders in an amount such that we distribute all or substantially all of our net taxable income, calculated in accordance with the REIT requirements, each year. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described herein. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, debt covenants, maintenance of our REIT qualification, and other factors our Board of Directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:
•the profitability of our existing investments and the investment of net proceeds of any subsequent offering;
•our ability to make profitable investments;
•margin calls or other expenses that reduce our cash flow;
•decreases in the value of our portfolio or defaults in our asset portfolio; and
•the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.
We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of our distributions may include a return in capital.
Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.
If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us. Furthermore, the compensation payable to our Manager will increase as a result of future issuances of our equity securities, including issuances upon exercise of the warrants, described below, even if the issuances are dilutive to existing stockholders.
Conversion of our convertible senior unsecured notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.
In September 2021, the Company issued $86.3 million in aggregate principal of convertible senior unsecured notes due in 2024 (the “2024 Notes”) for net proceeds of $83.4 million. Interest on the 2024 Notes is paid semiannually. The 2024 Notes are convertible into, at the Company's election, cash, shares of the Company's common stock, or a combination of both, subject to the satisfaction of certain conditions and during specified periods. The conversion rate is subject to adjustment upon the occurrence of certain specified events and the holders may require the Company to repurchase all or any portion of their notes for cash equal to 100% of the principal amount of the 2024 Notes, plus accrued and unpaid interest, if the Company undergoes a fundamental change as specified in the supplemental indenture for the 2024 Notes. The post reverse stock split conversion rate is 33.7952 shares of common stock per

$1,000 principal amount of notes and represented a conversion price of $29.59 per share of common stock. The 2024 Notes mature on September 15, 2024, unless earlier converted, redeemed, or repurchased by the holders pursuant to their terms, and are not redeemable by the Company except during the final three months prior to maturity. To the extent we issue shares of our common stock upon conversion of the 2024 Notes, the conversion of some, or all of our 2024 Notes, will dilute the ownership interests of existing stockholders.

Risks related to our organization and structure
Our authorized but unissued shares of common and preferred stock may prevent a change in our control.
Our amended and restated certificate of incorporation authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our Board of Directors may, without stockholder approval, amend our amended and restated certificate of incorporation to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.
Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.
To maintain our qualification as a REIT, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in maintaining our qualification as a REIT, our amended and restated certificate of incorporation generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.
Provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law may have the effect of preventing or hindering a change in control and adversely affecting the market price of our common stock.
Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price our common stock.
We may pay distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our operations.
We may pay distributions from offering proceeds, borrowings, or the sale of assets to the extent that distributions exceed earnings or cash flow from our operations. Such distributions would reduce the amount of cash we have available for investing and other purposes and could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder's basis in its shares of common stock.
Risks related to REIT status
If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.
We believe we have operated and intend to continue to operate in a manner that allows us to qualify as a REIT. Our qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership, and other requirements on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the annual REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.
If we were to fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.
Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.
The maximum tax rate applicable to income from "qualified dividends" payable to U.S. stockholders that are individuals, trusts and estates, is currently 20%, exclusive of the 3.8% investment tax surcharge. Dividends payable by REITs, however, generally are not eligible for the qualified dividend reduced rates. Stockholders that are individuals, trusts, or estates generally may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations for taxable years beginning after December 31, 2017 and before January 1,

2026. While the qualified dividend rules do not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts, and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.
REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute at least 90% of our net taxable income annually, determined without regard to the dividends paid deduction and excluding net capital gains, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a nondeductible 4% excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to continue to make distributions to our stockholders to comply with the REIT requirements of the Code and avoid corporate income tax and the 4% annual excise tax.
From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with U.S. GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, the Code limits our ability to use capital losses to offset ordinary income, thereby requiring us to distribute such ordinary income. If we do not have other funds available in these situations we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices, or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the nondeductible 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.
Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.
Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state, and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, excise taxes, state or local income, property and transfer taxes, such as mortgage recording taxes, and other taxes. In addition, to meet the REIT qualification requirements, prevent the recognition of certain types of non-cash income, and to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through a TRS or other consolidated entities that will be subject to corporate-level income tax at regular corporate rates. We may also incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm's-length basis. The payment of any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.
To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities, and qualified real estate assets, including certain mortgage loans and securities. The remainder of our investments in securities (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets, and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter, or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments from our investment portfolio. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.
In addition to the asset tests set forth above, to qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders, and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times, or when we do not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make, and in certain cases, to maintain ownership of certain attractive investments.
We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.
We have acquired, and may acquire in the future, mortgage-backed securities and other portfolio instruments in the secondary market for less than their face amount. In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes. Under general tax rules, accrued market discount is reported as income when, and to the extent that, any payment of principal of the mortgage-backed security or debt instrument is made. If we collect less on the mortgage-backed security or debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting capital loss deductions to the extent we do not have offsetting capital gains.
In addition, pursuant to our ownership of certain mortgage-backed securities or debt instruments, we may be treated as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under applicable Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.
Moreover, some of the mortgage-backed securities or debt instruments that we acquire may have been issued with original issue discount. Under general tax rules, we are required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such mortgage-backed securities will be made. If such mortgage-backed securities turn out not to be fully collectable, an offsetting loss deduction will become available only in the later year that uncollectability is provable.
Finally, in the event that mortgage-backed securities or any debt instruments we are treated as holding pursuant to our investments in mortgage-backed securities are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received, or are ultimately collectable. In each case, we would prefer to have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.
Certain apportionment rules may affect our ability to comply with the REIT asset and gross income tests.
The Code provides that a regular or a residual interest in a real estate mortgage investment conduit, or REMIC, is generally treated as a real estate asset for the purpose of the REIT asset tests, and any amount includible in our gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purpose of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which we hold an interest consist of real estate assets (determined as if we held such assets), we will be treated as holding our proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly our proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property.
The "taxable mortgage pool" rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.
Securitizations could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.
Our ability to invest in and dispose of "to be announced" securities could be limited by our election to be subject to tax as a REIT.
We may purchase Agency RMBS through "to-be-announced" forward contracts, or TBAs. In certain instances, rather than take delivery of the Agency RMBS subject to a TBA, we may dispose of the TBA through a dollar roll transaction in which we agree to purchase similar securities in the future at a predetermined price or otherwise, which may result in the recognition of income or gains. We account for dollar roll transactions as purchases and sales of securities. The law is unclear regarding whether TBAs will be qualifying assets for the 75% asset test and whether income and gains from dispositions of TBAs will be qualifying income for the 75% gross income test. Accordingly, our ability to purchase Agency RMBS through TBAs and to dispose of TBAs, through dollar roll transactions or otherwise, could be limited.
The failure of securities subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.
We enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we nominally sell certain of our securities to a counterparty and simultaneously enter into an agreement to repurchase these securities at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the securities sold pursuant thereto. We believe that we will be treated for REIT asset and income test purposes as the owner of the securities that are the subject of any such sale and repurchase agreement notwithstanding that such agreement may transfer record ownership of the securities to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.
Liquidation of assets may jeopardize our REIT qualification or create additional tax liability for us.
To continue to qualify as a REIT, we must comply with requirements regarding the composition of our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resulting gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute "gross income" for purposes of the 75% or 95% gross income tests, provided that certain identification requirements are met. To the extent that we fail to properly identify such transactions as hedges, or enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we limit our use of advantageous hedging techniques, and we may implement those hedges through a domestic TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.
Qualifying as a REIT involves highly technical and complex provisions of the Code.
Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership, and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence.
New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT
The U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The U.S. federal income tax rules dealing with REITs constantly are under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. Revisions in U.S. federal tax laws and interpretations thereof could affect or cause us to change our investments and commitments and affect the tax considerations of an investment in us.

ITEM 1B. UNRESOLVED STAFF COMMENTS
None.
ITEM 2. PROPERTIES
As of December 31, 2022, our executive and administrative offices are located in Pasadena, California, in office space shared with our Manager. We do not own any material important physical properties as we rely on our Manager for management services; however, we have real estate owned or REO that we acquire, from time to time, through foreclosures on mortgage loans.
ITEM 3. LEGAL PROCEEDINGS
None.
ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.

PART II
ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES
Our common stock is listed and traded on the NYSE under the symbol WMC. At March 10, 2023, our common stock was held by approximately 7 holders of record. At March 10, 2023, there were 6,038,012 shares of common stock outstanding.
The following table presents cash dividends declared and paid by the Company on its common stock, not adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split to align with 1099-DIV per share amounts as reported.

Declaration Date	Record Date	Payment Date	Common Stock Dividend
2022
12/21/2022	01/03/2023	01/26/2023	$0.40
09/22/2022	10/03/2022	10/26/2022	$0.40
06/21/2022	07/01/2022	07/25/2022	$0.04
03/23/2022	04/04/2022	04/26/2022	$0.04
2021
12/21/2021	12/31/2021	01/26/2022	$0.06
09/23/2021	10/04/2021	10/26/2021	$0.06
06/22/2021	07/02/2021	07/26/2021	$0.06
03/23/2021	04/02/2021	04/26/2021	$0.06
In order to maintain our qualification as a REIT, we must make annual distributions to our stockholders of at least 90% of our taxable income (not including net capital gains). We have adopted a policy of paying regular quarterly dividends on our common stock. Refer to Note 12, "Stockholders' Equity" to the financial statements contained in this Annual report on Form 10-K for details on the tax characterization of our dividend.
A combination of cash and stock dividends has been paid on our common stock since our initial public offering. Dividends are declared at the discretion of the Board of Directors and depend on actual and anticipated cash from operations, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, and other factors the Board of Directors may consider relevant.
Securities Authorized for Issuance Under Equity Compensation Plans
At the Annual Meeting of Stockholders held on June 24, 2022, the Company's stockholders approved the Western Mortgage Capital Corporation 2022 Omnibus Incentive Plan and the Western Asset Mortgage Capital Corporation 2022 Manager Omnibus Incentive Plan (collectively, the "2022 Plans"). The 2022 Plans provide for issuance of options (including non-statutory stock options, and incentive stock options), stock appreciation rights (referred to as SARs), restricted stock, restricted stock units (referred to as RSUs), stock bonuses, other stock based awards, and cash awards. For further details, see Note 11, "Share-Based Payments" to the Consolidated Financial Statements included under Item 8 in this Annual Report on Form 10-K.

The following table presents certain information about the 2022 Plans as of December 31, 2022:

Award	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under 2022 Plans
Restricted common stock	N/A	N/A	52,902
Total	N/A	N/A	52,902
Stockholder Return Performance
The following graph is a comparison of the cumulative total stockholder return on the Company's common stock, the Standard & Poor's 500 Index (the "S&P 500 Index"), the Russell 2000 Index (the "Russell 2000"), and the FTSE NAREIT Mortgage REITs Index (the "FTSE Mortgage REIT"), a peer group index for a five-year period from December 31, 2017 to December 31, 2022, and accordingly does not take into account the dividend the Company declared on December 21, 2022 and paid on January 26, 2023. The graph assumes that $100 was invested on December 31, 2017 in the Company's common stock, the S&P 500 Index, the Russell 2000, and the FTSE Mortgage REIT, and that all dividends were reinvested without the payment of any commissions. There can be no assurance that the performance of the Company's shares will continue in line with the same or similar trends depicted in the graph below.

Index	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022
Western Asset Mortgage Capital Corp	$100.00	$95.16	$133.16	$43.84	$30.98	$15.25
S&P 500 Index	$100.00	$95.62	$125.72	$148.85	$191.58	$156.88
Russell 2000 Index	$100.00	$88.99	$111.70	$134.00	$153.85	$122.41
FTSE NAREIT Mortgage REITs Index	$100.00	$97.48	$118.27	$96.07	$111.09	$81.53
Recent Sales of Unregistered Securities: Use of Proceeds from Registered Securities
Not applicable.
Purchase of Equity Securities by the Issuer

On December 21, 2021, the Board of Directors of the Company reauthorized its repurchase program of up to 300,000 shares of its common stock through December 31, 2023 adjusted for the ten-for-one reverse stock split. Purchases made pursuant to the program will be made in the open market, in privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission. The authorization does not obligate the Company to acquire any particular amount of common shares and the program may be suspended or discontinued at the Company's discretion without prior notice.

During the twelve months ended December 31, 2022, the Company did not repurchase any shares under the stock repurchase program.

ITEM 6. RESERVED

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion provides the reader a narrative from the perspective of management and should be read in conjunction with our consolidated financial statements and related notes included in Item 8, "Financial Statements and Supplementary Data" of this Annual Report on Form 10-K.
Overview
Western Asset Mortgage Capital Corporation, a Delaware corporation, commenced operations in May 2012, focused on investing in, financing, and managing a diversified portfolio of real estate related securities, whole loans, and other financial assets, which we collectively refer to as our target assets. Our investment strategy is based on our Manager's perspective of which mix of our target assets it believes provides us with the best risk-reward opportunities at any given time. Our objective is to provide attractive risk adjusted returns to our stockholders primarily through an attractive dividend, which we intend to support with sustainable distributable earnings (which we previously referred to as core earnings), as well as the potential for higher returns through capital appreciation.
Factors Impacting Our Operating Results
Our results of operations are affected by several factors. They primarily depend on, among other things, the level of interest income and market value of our investments, the supply of and demand for the target assets in which we invest, and the financing and other costs associated with our business. Interest income and borrowing costs may vary due to changes in interest rates and the availability of financing, each of which could impact the net interest income we receive on our investments. Also, our operating results may be affected by conditions in the financial markets, such as unanticipated credit events experienced by our investment portfolio.
Changes in market interest rates. With respect to our business operations, increases in interest rates, in general, may over time cause: (i) the interest expense associated with variable rate borrowings to increase; (ii) the value of certain of our assets to decline; (iii) to the extent applicable under the terms of our investments, prepayments on our investments to slow; and (iv) to the extent that we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase.

Conversely, decreases in interest rates, in general, may over time cause: (i) the interest expense associated with variable rate borrowings to decrease; (ii) the value of certain of our investments to increase; (iii) to the extent applicable under the terms of our investments, prepayments on our investments to increase, and (iv) to the extent that we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.

Credit risk. One of our strategic focuses is acquiring assets which are believed to be of high credit quality. Management believes this strategy will generally keep credit losses and financing costs low. However, we are subject to varying degrees of credit risk in connection with our target assets. Our Manager seeks to mitigate this risk by seeking to acquire high quality assets, at appropriate prices given anticipated and unanticipated losses and by deploying a value-

driven approach to underwriting and diligence, consistent with our Manager’s historical investment strategy. However, unanticipated credit losses could occur which could adversely impact operating results.

Size of portfolio. The size of our portfolio of assets is a key revenue driver. Generally, as the size of our portfolio grows, the amount of interest income earned increases, and conversely as the size of our portfolio declines, the amount of interest income earned will decline.

Market conditions. With respect to our business operations, adverse changes in market conditions, in general, may over time cause: (i) increased volatility of certain assets; (ii) the value of certain of our assets to decline; (iii) to the extent applicable under the terms of our investments, prepayments on our investments to slow; and, (iv) the cost to borrow against certain assets to increase.

Conversely, positive changes in market conditions, in general, may over time cause: (i) decreased volatility of certain assets; (ii) the value of certain of our assets to increase; (iii) to the extent applicable under the terms of our investments, prepayments on our investments to increase, and (iv) the cost to borrow against certain assets to decline.

See Item 1A. "Risk Factors" of this Annual Report on Form 10-K for additional factors that may impact our operating results.
Proposed Changes to LIBOR
The FASB issued Accounting Standards Update 2020-04 (“ASU”) to provide optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions affected by the anticipated transition away from LIBOR. In 2020, the FASB issued ASU 2020-04, which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. At the time that ASU 2020-04 was issued, the UK Financial Conduct Authority (“FCA”) had established its intent that it would no longer be necessary to persuade, or compel, banks to submit to LIBOR after December 31, 2021. As a result, a sunset provision for the optional guidance in Topic 848 was originally set for December 31, 2022, one year after the expected cessation date of all currencies and tenors of LIBOR.

In March 2021, the FCA announced that the intended cessation date of the overnight 1-, 3-, 6-, and 12-month tenors of USD LIBOR would be June 30, 2023, which was beyond the current sunset date of Topic 848. Accordingly, during December 2022, the FASB issued ASU 2022-06 to defer the sunset date of ASC Topic 848, Reference Rate Reform, which provides temporary optional relief in accounting for the impact of reference rate reform from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The amendments apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.

As such, with the additional time granted to apply the relief in Topic 848 extended through December 31, 2024, management will monitor the legacy LIBOR reference rate contracts outstanding as of December 31, 2022, as either they will terminate prior to the June 30, 2023 LIBOR cessation date currently set by the FCA, or the Company will use the practical expedients per Topic 848 to account for modifications to contracts prospectively within the scope of Topics 310, Receivables, and 470, Debt, as a continuation of the existing contract, as long as no modifications effecting maturity or other terms are modified. The Company will adjust the effective interest rate of all contracts, hedging relationships, and other transactions that reference LIBOR to revised reference rates and spreads as they occur. The variable- and floating-rate note sectors have primarily transitioned away from LIBOR as the market has already adapted to the secured overnight financing rate (SOFR), as the primary index used by issuers.

Critical Accounting Policies
The consolidated financial statements include our accounts, those of our wholly-owned subsidiaries, and certain variable interest entities (“VIEs”) in which we are the primary beneficiary. All intercompany amounts have been eliminated in consolidation. In accordance with GAAP, our consolidated financial statements require the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our consolidated financial statements have been based were reasonable at the time made and based upon information available to us at that time. For a review of recent accounting pronouncements that may impact our results of operations, refer to Note 2, “Summary of Significant Accounting Policies” to the consolidated financial statements contained in this Annual Report on Form 10-K.
Valuation of Financial Instruments

We disclose the fair value of our financial instruments according to a fair value hierarchy (Levels I, II, and III, as defined below). ASC 820 "Fair Value Measurements and Disclosures" establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements. ASC 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level I — Quoted prices in active markets for identical assets or liabilities.

Level II — Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level III — Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable, for example, when there is little or no market activity for an investment at the end of the period, unobservable inputs may be used.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Transfers between levels are determined by us at the end of the reporting period.

Mortgage-Backed Securities and Other Securities

Our mortgage-backed securities and other securities portfolio primarily consists of Agency RMBS, Non-Agency RMBS, Agency CMBS, Non-Agency CMBS, ABS and other real estate related assets. These investments are recorded in accordance with ASC 320, "Investments - Debt and Equity Securities", ASC 325-40, "Beneficial Interests in Securitized Financial Assets", or ASC 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality". We have chosen to make a fair value election pursuant to ASC 825, "Financial Instruments" for our mortgage-backed securities and other securities portfolio. Electing the fair value option allows us to record changes in fair value in the Consolidated Statements of Operations as a component of "Unrealized loss, net".

Residential Whole Loans

Investments in Residential Whole Loans are recorded in accordance with ASC 310-20, "Nonrefundable Fees and Other Costs". We have chosen to make the fair value election pursuant to ASC 825 for our entire Residential Whole Loan portfolio. Residential Whole Loans are recorded at fair value with periodic changes in fair market value being recorded in earnings as a component of "Unrealized loss, net". All other costs incurred in connection with acquiring Residential Whole Loans or committing to purchase these loans are charged to expense as incurred.

Securitized Commercial Loans

Securitized commercial loans are comprised of commercial loans of consolidated variable interest entities which were sponsored by third parties. These loans are recorded in accordance with ASC 310-20, "Nonrefundable Fees and Other Costs". We have chosen to make the fair value election pursuant to ASC 825. Accordingly, these loans are recorded at fair value with periodic changes in fair value being recorded in earnings as a component of "Unrealized loss, net".

Commercial Loans

Investments in Commercial Loans, which are comprised of commercial mortgage loans and commercial mezzanine loans, are recorded in accordance with ASC 310-20, "Nonrefundable Fees and Other Costs". We have chosen to make the fair value election pursuant to ASC 825 for our Commercial Loan portfolio. Accordingly, these loans are recorded at fair value with periodic changes in fair value being recorded in earnings as a component of "Unrealized loss, net". All other costs incurred in connection with acquiring the Commercial Loans or committing to purchase these loans are charged to expense as incurred.

Interest Income Recognition

Agency MBS, Non-Agency MBS, and other securities, excluding Interest-Only Strips, rated AA and higher at the time of purchase

Interest income on mortgage-backed and other securities is accrued based on the respective outstanding principal balances and corresponding contractual terms. We record interest income in accordance with ASC subtopic 835-30, "Imputation of Interest", using the effective interest method. As such premiums and discounts associated with Agency MBS, Non-Agency MBS, and other securities, excluding Interest-Only Strips, are amortized into interest income over the estimated life of such securities. Adjustments to premium and discount amortization are made for actual prepayment activity. We estimate prepayments at least quarterly for our securities and, as a result, if the projected prepayment speed increases, we will accelerate the rate of amortization on premiums or discounts and make a retrospective adjustment to historical amortization. Alternatively, if projected prepayment speeds decrease, we will reduce the rate of amortization on the premiums or discounts and make a retrospective adjustment to historical amortization.

Non-Agency MBS and other securities that are rated below AA at the time of purchase and Interest-Only Strips that are not classified as derivatives

Interest income on Non-Agency MBS and other securities that are rated below AA at the time of purchase and Interest-Only Strips that are not classified as derivatives are also recognized in accordance with ASC 835, using the effective yield method. The effective yield on these securities is based on the projected cash flows from each security, which is estimated based on our observation of the then current information and events, where applicable, and will include assumptions related to interest rates, prepayment rates, and the timing and amount of credit losses. On at least a quarterly basis we review, and if appropriate, make adjustments to our cash flow projections based on input and analysis received from external sources, internal models, and our judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on such securities. Actual maturities of the securities are affected by the contractual lives of the underlying collateral, periodic payments of scheduled principal, and prepayments of principal. Therefore, actual maturities of the securities will generally be shorter than stated contractual maturities.

We adopted ASU 2016-13 beginning January 1, 2020. The ASU requires a company to measure credit loss using an expected credit loss model. We elected the fair value option for our investments and as such does not apply the expected loss model instead we record changes in fair value of these investment in the Consolidated Statements of Operations as a component of "Unrealized loss, net". For the purposes of calculating interest income, to ensure that a projected credit loss of a security does not impact the effective yield and interest income we maintain a “shadow allowance” account. We use the shadow allowance to create a management basis. The management basis which is the difference between the net present value of projected cash flows less shadow allowance amount. The shadow allowance and the management basis are operational accounts that are used solely for the purposes of determining and calculating accretable yield and accretable book value and are not recorded in the consolidated financial statements. The management basis is limited to a fair market value of the investment. Actual realized loss on a security is recorded as a reduction in both the management basis and the amortized cost basis. Interest income is computed using the amortized basis as the reference amount and applying the yield calculated using management basis.

Loan Portfolio

Interest income on our residential loan portfolio and commercial loan portfolio is recorded using the effective interest method based on the contractual payment terms of the loan. Any premium amortization or discount accretion will be reflected as a component of "Interest income" in our Consolidated Statements of Operations.

Income recognition is suspended for loans at the earlier of the date at which payments become 90-days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments are applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest is recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated.

Variable Interest Entities (“VIEs”)

VIEs are defined as entities that by design either lack sufficient equity for the entity to finance its activities without additional subordinated financial support or are unable to direct the entity’s activities or are not exposed to the entity’s losses or entitled to its residual returns. We evaluate all of our interests in VIEs for consolidation. When the interests are determined to be variable interests, we assess whether we are deemed the primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

To assess whether we have the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, we consider all facts and circumstances, including our role in establishing the VIE and our ongoing rights and responsibilities. This assessment includes first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE or have the right to unilaterally remove those decision makers is deemed to have the power to direct the activities of a VIE.

To assess whether we have the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, we consider all of our economic interests. This assessment requires that we apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include; the design of the VIE, including its capitalization structure, subordination of interests, payment priority, relative share of interests held across various classes within the VIE’s capital structure, and the reasons why the interests are held by us.

In instances where we and our related parties have variable interests in a VIE, we consider whether there is a single party in the related party group that meets both the power and losses or benefits criteria on its own as though no related party relationship existed. If one party within the related party group meets both these criteria, such reporting entity is the primary beneficiary of the VIE and no further analysis is needed. If no party within the related party group on its own meets both the power and losses or benefits criteria, but the related party group as a whole meets these two criteria, the determination of primary beneficiary within the related party group requires significant judgment.The analysis is based upon qualitative as well as quantitative factors, such as the relationship of the VIE to each of the members of the related-party group, as well as the significance of the VIE's activities to those members, with the objective of determining which party is most closely associated with the VIE. Ongoing assessments of whether an enterprise is the primary beneficiary of a VIE is required.
2022 Activity

Investment Activity

We continually evaluate potential investments and our investment selection is based on supply and demand of our target assets, costs of financing, and the expected future interest rate volatility costs of hedging. As part of our investment focus on residential real estate-related investments, during the twelve months ended December 31, 2022, we acquired $411.9 million of Residential Whole Loans and $40.0 million of Non-Agency RMBS. Also, along with the other investors, we sold a Commercial REO for total proceeds of $54.7 million.

    The following table presents our investing activity for the year ended December 31, 2022 (dollars in thousands):

Investment Type	Balance at December 31, 2021	Purchases	Loan Modification/Capitalized Interest	Principal Payments and Basis Recovery	Proceeds from Sales	Transfers to REO	Realized Gain/(Loss)	Unrealized Gain/(loss)	Premium and discount amortization, net	Balance at December 31, 2022
Agency RMBS and Agency RMBS IOs	$1,172	$—	N/A	$(103)	$—	N/A	$—	$(302)	$—	$767
Non-Agency RMBS	27,769	39,952	N/A	(1,011)	(31,790)	N/A	(2,396)	(9,197)	359	23,686
Non-Agency CMBS	105,358	—	N/A	(6,554)	(10,152)	N/A	(43,935)	40,104	615	85,436
Other securities(1)	51,648	—	N/A	—	(14,485)	N/A	(2,252)	(7,923)	274	27,262
Total MBS and other securities	185,947	39,952	N/A	(7,668)	(56,427)	N/A	(48,583)	22,682	1,248	137,151
Residential Whole Loans	1,023,502	411,919	96	(216,135)	(11,736)	(2,256)	(101)	(108,207)	(5,937)	1,091,145
Residential Bridge Loans	5,428	—	—	(2,670)	—	—	—	91	—	2,849
Commercial Loans	130,572	—	—	(20,593)	—	—	—	(19,977)	—	90,002
Securitized commercial loans	1,355,808	—	—	—	—	—	—	(297,343)	26,638	1,085,103
REO	43,607	—	—	—	(55,573)	2,255	11,966	—	—	2,255
Total Investments	$2,744,864	$451,871	$96	$(247,066)	$(123,736)	$(1)	$(36,718)	$(402,754)	$21,949	$2,408,505

(1)    Other securities include $22.3 million of GSE CRTs and $4.9 million of ABS at December 31, 2022

Portfolio Characteristics

Residential Whole Loans

The Residential Whole Loans have low LTV's and are comprised of 2,938 Non-QM adjustable rate mortgages and five investor fixed rate mortgages. The following table presents certain information about our Residential Whole Loans investment portfolio as of December 31, 2022 (dollars in thousands):

			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Original FICO Score(1)	Expected Life (years)	Contractual Maturity (years)	Coupon Rate
2.01% - 3.00%	39	$22,277	66.3%	758	8.9	28.3	2.9%
3.01% - 4.00%	402	214,402	66.3%	759	7.3	28.5	3.7%
4.01% - 5.00%	1,337	453,811	64.1%	749	5.5	26.0	4.6%
5.01% - 6.00%	901	363,197	65.6%	742	4.7	26.7	5.4%
6.01% - 7.00%	249	105,933	69.9%	742	3.6	28.4	6.4%
7.01% - 8.00%	15	5,681	75.2%	730	3.0	29.2	7.4%
Total	2,943	$1,165,301	65.6%	748	5.5	27.0	4.8%
(1)The original FICO score is not available for 231 loans with a principal balance of approximately $76.6 million at December 31, 2022. We have excluded these loans from the weighted average computations.

Residential Bridge Loans

    We are no longer allocating capital to Residential Bridge Loans. The following table presents certain information about the remaining five Residential Bridge Loans left in the portfolio at December 31, 2022 (dollars in thousands):

			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Contractual Maturity (months)(1)	Coupon Rate
7.01% – 9.00%	2	$1,822	67.5%	N/A	8.7%
9.01% – 11.00%	1	849	90.5%	0.0	10.0%
11.01% - 13.00%	2	495	69.7%	0.0	11.4%
Total	5	$3,166	74.0%	0.0	9.5%
(1) Non-performing loans that are past their maturity date are excluded from the calculation of the weighted average contractual maturity. The weighted average contractual maturity for these loans is zero.

Non-performing Residential Loans

The following table presents the aging of the Residential Whole Loans and Residential Bridge Loans as of December 31, 2022 (dollars in thousands):

	Residential Whole Loans			Residential Bridge Loans
	No of Loans	Principal	Fair Value	No of Loans	Principal	Fair Value
Current	2,910	$1,147,412	$1,074,409	—	$—	$—
1-30 days	14	6,983	6,678	—	—	—
31-60 days	—	—	—	—	—	—
61-90 days	6	2,165	2,032	—	—	—
90+ days	13	8,741	8,026	5	3,166	2,849
Total	2,943	$1,165,301	$1,091,145	5	$3,166	$2,849

Residential Whole Loans in Non-Accrual Status

    As of December 31, 2022, there were 13 Non-QM loans carried at fair value in non-accrual status with an unpaid principal balance of approximately $8.7 million and a fair value of approximately $8.0 million. These nonperforming loans represent approximately 0.8% of the total outstanding principal balance. No allowance or provision for credit losses was recorded as of and for the year ended December 31, 2022, since the valuation adjustment, if any, would be reflected in the fair value of these loans. We stopped accruing interest income for these loan when they became contractually 90 days delinquent. As of December 31, 2022, we had no Non-QM loans in forbearance.

As of December 31, 2022, we had five Residential Bridge Loans remaining in the portfolio and five were in non-accrual status with an unpaid principal balance of approximately $3.2 million and a fair value of $2.8 million. No allowance and provision for credit losses was recorded for loans carried at fair value as of and for the year ended December 31, 2022, since valuation adjustments, if any, would be reflected in the fair value of these loans. We stopped accruing interest income for these loans when they became contractually 90 days delinquent.

    As of December 31, 2022, we had one real estate owned ("REO") property with an aggregate carrying value of $2.3 million related to a foreclosed Residential Whole Loan. The REO property is held for sale and accordingly carried at the lower of cost or fair value less cost to sell. The REO property is classified in "Other assets" in the Consolidated Balance Sheet.

Non-Agency RMBS

The following table presents the fair value and weighted average purchase price for each of our Non-Agency RMBS categories, together with certain of their respective underlying loan collateral attributes and current performance metrics as of December 31, 2022 (fair value dollars in thousands):

		Weighted Average
Category	Fair Value	Purchase Price	Life (Years)	Original LTV	Original FICO	60+ Day Delinquent	6-Month CPR
Prime	$12,000	$79.78	11.9	67.8%	748	1.2%	17.9%
Alt-A	11,687	50.30	17.3	81.3%	661	17.5%	8.0%
Total	$23,687	$65.24	14.5	74.5%	705	9.2%	13.0%

Agency RMBS Portfolio

The following table summarizes our Agency portfolio by investment category as of December 31, 2022 (dollars in thousands):

	Principal Balance	Amortized Cost	Fair Value	Net Weighted Average Coupon
Agency RMBS IOs and IIOs (1)	N/A	$58	$53	—%
Agency RMBS IOs and IIOs accounted for as derivatives (1)	N/A	N/A	714	0.1%
Total	$—	$58	$767	0.1%
 (1) IOs and IIOs have no principal balances and bear interest based on a notional balance. The notional balance is used solely to determine interest distributions on the interest-only class of securities.

Non-Agency CMBS

The following table presents certain characteristics of our Non-Agency CMBS portfolio as of December 31, 2022 (dollars in thousands):

		Principal		Weighted Average
Type	Vintage	Balance	Fair Value	Life (Years)	Original LTV
Conduit:					0
	2006-2009	$69	$67	0.6	88.7%
	2010-2020	14,982	10,414	6.0	62.3%
		15,051	10,481	6.0	62.5%

Single Asset:
	2010-2020	94,215	74,954	1.1	65.3%
Total		$109,266	$85,435	1.7	65.0%
Commercial Loans
The following table presents our commercial loan investments as of December 31, 2022 (dollars in thousands):

Loan	Loan Type	Principal Balance	Fair Value	Original LTV	Interest Rate	Maturity Date	Extension Option	Collateral	Geographic Location
CRE 3	Interest-Only Mezzanine loan	$90,000	$8,777	58%	1-Month LIBOR plus 9.25%	6/29/2021	None(1)	Entertainment and Retail	NJ
CRE 4	Interest-Only First Mortgage	22,204	22,050	63%	1-Month SOFR plus 3.38%	8/6/2025(2)	None	Retail	CT
CRE 5	Interest-Only First Mortgage	24,535	24,433	62%	1-Month LIBOR plus 3.75%	11/6/2023(3)	One - 12 month extension	Hotel	NY
CRE 6	Interest-Only First Mortgage	13,207	13,151	62%	1-Month LIBOR plus 3.75%	11/6/2023(3)	One - 12 month extension	Hotel	CA
CRE 7	Interest-Only First Mortgage	7,259	7,229	62%	1-Month LIBOR plus 3.75%	11/6/2023(3)	One - 12 month extension	Hotel	IL, FL
SBC 3	Interest-Only First Mortgage	14,362	14,362	49%	One-Month LIBOR plus 4.35%	1/6/2023	None	Nursing Facilities	CT
		$171,567	$90,002

(1) CRE 3 is in default and not eligible for extension.
(2) The CRE 4 loan was granted a 3 year extension through August 6, 2025, with a principal pay down of $16.2 million.
(3) CRE 5, 6, and 7 were each granted one-year extensions through November 6, 2023 and expected to transition from LIBOR during Q2 2023.

Commercial Loan Payoffs

On September 16, 2022, CRE 8, with an outstanding principal balance of $4.4 million collateralized by assisted living facilities, was paid off in full.
Non-Performing Commercial Loan

CRE 3 Loan

As of December 31, 2022, the CRE 3 junior mezzanine loan with an outstanding principal balance of $90.0 million was non-performing and past its maturity date of June 29, 2021. Subsequent to the balance sheet date, on February 3, 2023, the CRE 3 loan was sold to an unaffiliated third party for its fair value at December 31, 2022 of $8.8 million. Refer to Note 6, "Commercial Loans" to the consolidated financial statements contained in this Annual Report on Form 10-K for details.

The following table presents the aging of the Commercial Loans as of December 31, 2022 (dollars in thousands):

	Commercial Loans
	No of Loans	Principal	Fair Value
Current	5	$81,567	$81,225
1-30 days	—	—	—
31-60 days	—	—	—
61-90 days	—	—	—
90+ days	1	90,000	8,777
Total	6	$171,567	$90,002
Commercial Real Estate Owned

In February 2022, we and the other investors sold the unencumbered hotel property for $55.9 million which was foreclosed on in the third quarter of 2021. We and the other investors fully recovered our aggregate initial investment of $42.0 million. We recognized a gain on sale of approximately $12.2 million.
Geographic Concentration
The mortgages underlying our Non-Agency RMBS and Non-Agency CMBS are located in various states across the United States and other countries. The following table presents the five largest concentrations by location for the mortgages collateralizing our Non-Agency RMBS and Non-Agency CMBS as of December 31, 2022, based on fair value (dollars in thousands):

	Non-Agency RMBS			Non-Agency CMBS
	Concentration	Fair Value		Concentration	Fair Value
California	28.4%	$6,731	California	42.8%	$36,539
Florida	11.5%	2,726	Nevada	23.2%	19,782
New York	7.0%	1,659	Bahamas	15.0%	12,787
Texas	4.2%	985	Texas	3.7%	3,124
New Jersey	3.3%	789	Ohio	2.1%	1,802

The following table presents the various states across the United States in which the collateral securing our Residential Whole Loans and Residential Bridge Loans at December 31, 2022, based on principal balance, is located (dollars in thousands):

	Residential Whole Loans			Residential Bridge Loans
	Concentration	Principal Balance		Concentration	Principal Balance
California	66.8%	$778,732	California	55.4%	$1,754
New York	9.3%	108,108	New York	42.2%	1,337
Texas	4.8%	56,126	New Jersey	2.4%	75
Florida	4.1%	47,681	Total	100.0%	$3,166
Georgia	3.5%	40,845
Other	11.5%	133,809
Total	100.0%	$1,165,301

Financing Activity

We will look to continue to expand and diversify our financing sources, especially those sources that provide an alternative to short-term repurchase agreements with daily margin requirements.

Repurchase Agreements

Our repurchase agreements bear interest at a contractually agreed-upon rate and have terms ranging from one month to 12 months. Our counterparties generally require collateral in excess of the loan amount, or haircuts. As of December 31, 2022, the contractual haircuts required under repurchase agreements on our investments were as follows:

	Minimum	Maximum
Short-Term Borrowings
Agency RMBS IOs	25%	25%
Non-Agency RMBS	35%	40%
Residential Bridge Loans	25%	25%
Other Securities	60%	60%

Long-Term Borrowings
Non-Agency CMBS and Non-Agency RMBS Facility
Non-Agency RMBS	35%	40%
Non-Agency CMBS	22%	40%
Other securities	60%	60%

Residential Whole Loan Facility
Residential Whole Loans(1)	10%	10%

Commercial Whole Loan Facility
Commercial Loans(2)	22%	32%

(1) The haircut is based on 10% of the outstanding principal amount of the Residential Whole Loans.
(2) Each Commercial Loans is financed separately under this facility and the haircuts are dependent on the type of collateral.

Residential Whole Loan Facility

The facility was extended on November 9, 2022 and matures on October 25, 2023. It bears interest at a rate of SOFR plus 2.25%, with a SOFR floor of 0.25%. We finance our Non-QM Residential Whole Loans held in RMI 2015 Trust under this facility. As of December 31, 2022, we had outstanding borrowings of $3.6 million. The borrowing is secured by Non-QM

Residential Whole Loans with a fair value of $3.2 million and one REO property with a carrying value of $2.3 million as of December 31, 2022.

Non-Agency CMBS and Non-Agency RMBS Facility

The facility was extended on May 2, 2022 and matures on May 2, 2023. It bears interest at a rate of SOFR plus 2.00%. As of December 31, 2022, the outstanding balance under this facility was $91.1 million. The borrowing is secured by investments with a fair market value of $129.9 million as of December 31, 2022.

Commercial Whole Loan Facility

The facility was extended on November 9, 2022 and matures on November 3, 2023. It bears interest at a rate of SOFR plus 2.25%. As of December 31, 2022, the outstanding balance under this facility was $48.0 million. The borrowing is secured by the performing commercial loans that are held in CRE LLC, with an estimated fair market value of $66.9 million as of December 31, 2022.

Convertible Senior Unsecured Notes

For the year ended December 31, 2022, through a series of transactions summarized below, we reduced the our overall convertible senior unsecured notes outstanding by $37.7 million. The following summarizes the transactions for the twelve months ended December 31, 2022.

•During the first quarter of 2022, we repurchased $3.4 million aggregate principal amount of our convertible senior unsecured notes due 2022 (the “2022 Notes”) at a weighted average premium to par value of 0.8%.

•During the second quarter of 2022, we repurchased $7.2 million aggregate principal amount of the 2022 Notes at a weighted average premium to par value of 0.6%.

•During the third quarter of 2022, we repurchased $1.0 million aggregate principal amount of the 2022 Notes at par value.

•On October 3, 2022, the 2022 Notes matured. We repaid the remaining $26.0 million aggregate principal amount at par value.
Outstanding Borrowings
Repurchase Agreements

At December 31, 2022, we had outstanding borrowings under six of our master repurchase agreements. The following table summarizes certain characteristics of our repurchase agreements at December 31, 2022 (dollars in thousands):

Securities Pledged	Repurchase Agreement Borrowings	Weighted Average Interest Rate on Borrowings Outstanding at end of period	Weighted Average Remaining Maturity (days)
Short Term Borrowings:
Agency RMBS	$293	4.78%	32
Non-Agency RMBS(1)	48,237	7.50%	26
Other securities	1,776	7.09%	17
Total short term borrowings	50,306	7.47%	26
Long Term Borrowings:
Non-Agency CMBS and Non-Agency RMBS Facility
Non-Agency CMBS(1)	55,154	6.30%	122
Non-Agency RMBS	19,129	6.30%	122
Other Securities	16,863	6.30%	122
Subtotal	91,146	6.30%	122
Residential Whole Loan Facility
Residential Whole Loans(2)	3,633	6.66%	298
Commercial Whole Loan Facility
Commercial Loans	48,032	6.13%	307
Total long term borrowings	142,811	6.25%	189
Repurchase agreement borrowings	$193,117	6.57%	146
Less unamortized debt issuance costs	—	N/A	N/A
Repurchase agreement borrowings, net	$193,117	6.57%	146

(1)Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(2)Repurchase agreement borrowings on loans owned are through trust certificates. The trust certificates are eliminated in consolidation.

At December 31, 2022, we had outstanding repurchase agreement borrowings with the following counterparties:

(dollars in thousands) Repurchase Agreement Counterparties	Amount Outstanding	Percent of Total Amount Outstanding	Investments Held as Collateral	Counterparty Rating(1)
Credit Suisse AG, Cayman Islands Branch (2)	$99,902	51.7%	$150,897	A-
Citigroup Global Markets Inc.	91,146	47.2%	129,932	A+
Credit Suisse Securities (USA) LLC	1,776	0.9%	4,938	A-
All other counterparties (3)	293	0.2%	249
Total	$193,117	100.0%	$286,016

(1)The counterparty ratings presented above are the long-term issuer credit ratings as rated at December 31, 2022 by S&P.
(2)Includes master repurchase agreements in which the buyer includes Alpine Securitization LTD., a Credit Suisse sponsored asset-backed commercial paper conduit.
(3)Represents amount outstanding with one counterparty, which holds collateral valued less than 5% of our stockholders’ equity as security for our obligations under the applicable repurchase agreements as of December 31, 2022.

The following table presents our average repurchase agreement borrowings, excluding unamortized debt issuance costs, by type of collateral pledged for the years ended December 31, 2022 and December 31, 2021 (dollars in thousands):

Collateral	Year ended December 31, 2022	Year ended December 31, 2021
Agency RMBS	$451	$1,182
Non-Agency RMBS(1)	62,876	46,140
Non-Agency CMBS(1)	59,735	78,476
Residential Whole Loans	136,439	125,746
Commercial Loans	64,121	118,660
Residential Bridge Loans	4,660	9,400
Membership interest	—	13,361
Other securities	29,254	26,489
Total	$357,536	$419,454
Maximum borrowings during the period(2)	$613,518	$644,675
(1)Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(2)Amount represents the maximum borrowings at month-end during each of the respective periods.

Repurchase Agreements Financial Metrics
Certain of our financing agreements provide the counterparty with the right to terminate the agreement and accelerate amounts due under the associated agreement if we do not maintain certain financial metrics. Although specific to each financing arrangement, typical financial metrics include minimum equity and liquidity requirements, leverage ratios, and performance triggers. In addition, some of the financing arrangements contain cross-default features, whereby default under an agreement with one lender simultaneously causes default under agreements with other lenders. We were in compliance with the terms of such financial tests as of December 31, 2022..

Securitized Debt

Arroyo Trust 2019-2

In May 2019, we completed a residential mortgage-backed securitization comprised of $945.5 million of Non-QM residential whole loans. The Arroyo Mortgage Trust 2019-2 ("Arroyo Trust 2019"), a wholly owned subsidiary, issued $919.0 million of mortgage-backed notes and we retained the non-offered securities in the securitization, which include the class B, Class A-IO-S and Class XS certificates. These non-offered securities were eliminated in consolidation. At December 31, 2022, Residential Whole Loans, with an outstanding principal balance of approximately $243.3 million, serve as collateral for the Arroyo Trust's securitized debt.

The following table summarizes the consolidated Arroyo Trust's issued mortgage-backed notes at December 31, 2022 which is classified in "Securitized debt, net" in the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Offered Notes:
Class A-1	$168,131	3.3%	$168,131	4/25/2049
Class A-2	9,017	3.5%	9,017	4/25/2049
Class A-3	14,286	3.8%	14,286	4/25/2049
Class M-1	25,055	4.8%	25,055	4/25/2049
Subtotal	$216,489		$216,489
Less: Unamortized deferred financing costs	N/A		2,604
Total	$216,489		$213,885

Arroyo Trust 2020-1

In June 2020, we completed a second residential mortgage-backed securitization. The Arroyo Trust 2020-1 ("Arroyo Trust 2020) issued $341.7 million of mortgage-backed notes and we retained the non-offered securities in the securitization, which include the class B, Class A-IO-S and Class XS certificates. These non-offered securities were eliminated in consolidation. At December 31, 2022, Residential Whole Loans, with an outstanding principal balance of approximately $140.5 million, serve as collateral for the Arroyo Trust 2020's securitized debt.

The following table summarizes the consolidated Arroyo Trust 2020's issued mortgage-backed notes at December 31, 2022 which is classified in "Securitized debt, net" in the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Offered Notes:
Class A-1A	$74,425	1.7%	$74,425	3/25/2055
Class A-1B	8,831	2.1%	8,831	3/25/2055
Class A-2	13,518	2.9%	13,518	3/25/2055
Class A-3	17,963	3.3%	17,963	3/25/2055
Class M-1	11,739	4.3%	11,739	3/25/2055
Subtotal	$126,476		$126,476
Less: Unamortized deferred financing costs	N/A		1,542
Total	$126,476		$124,934

Arroyo Trust 2022-1

In February 2022, we completed a third residential mortgage-backed securitization. The Arroyo Trust 2022-1 ("Arroyo Trust 2022-1") issued $398.9 million of mortgage-backed notes and we retained the non-offered securities in the securitization, which include the class B, Class A-IO-S and Class XS certificates. These non-offered securities were eliminated in consolidation.

At December 31, 2022, Residential Whole Loans, with an outstanding principal balance of approximately $394.7 million, serve as collateral for the Arroyo Trust 2022-1's securitized debt.

The following table summarizes the consolidated Arroyo Trust 2022-1's issued mortgage-backed notes at December 31, 2022 which is classified in "Securitized debt, net" in the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Offered Notes:
Class A-1A	$212,307	2.5%	$194,438	12/25/2056
Class A-1B	82,942	3.3%	73,259	12/25/2056
Class A-2	21,168	3.6%	17,054	12/25/2056
Class A-3	28,079	3.7%	21,308	12/25/2056
Class M-1	17,928	3.7%	12,160	12/25/2056
Total	$362,424		$318,219

Arroyo 2022-2

In July 2022, we completed a fourth residential mortgage-backed securitization. The Arroyo Trust 2022-2 ("Arroyo Trust 2022-2") issued $351.9 million of mortgage-backed notes and we retained the non-offered securities in the securitization, which include the class B, Class A-IO-S and Class XS certificates. These non-offered securities were eliminated in consolidation. At December 31, 2022, Residential Whole Loans, with an outstanding principal balance of approximately $385.0 million, serve as collateral for the Arroyo Trust 2022-2's securitized debt.

The following table summarizes the consolidated Arroyo Trust 2022-2's issued mortgage-backed notes at December 31, 2022 which is classified in "Securitized debt, net" in the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Offered Notes:
Class A-1	$267,533	5.0%	$260,217	7/25/2057
Class A-2	22,773	5.0%	21,983	7/25/2057
Class A-3	27,749	5.0%	26,619	7/25/2057
Class M-1	17,694	5.0%	15,216	7/25/2057
Total	$335,749		$324,035

Commercial Mortgage-Backed Notes

We hold a controlling financial variable interest in CSMC USA and were required to consolidate the CMBS VIE. Refer to Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K for details. The following table summarizes the consolidated 2014 CSMC USA's commercial mortgage pass-through certificates at December 31, 2022 which is classified in "Securitized debt, net" in the Consolidated Balance Sheets (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Class A-1	$120,391	3.3%	$108,591	9/11/2025
Class A-2	531,700	4.0%	477,678	9/11/2025
Class B	136,400	4.2%	115,782	9/11/2025
Class C	94,500	4.3%	76,304	9/11/2025
Class D	153,950	4.4%	113,229	9/11/2025
Class E	180,150	4.4%	99,858	9/11/2025
Class F	153,600	4.4%	77,242	9/11/2025
Class X-1(1)	n/a	0.7%	7,430	9/11/2025
Class X-2(1)	n/a	0.2%	1,497	9/11/2025
Total	$1,370,691		$1,077,611

(1) Class X-1 and Class X-2 are interest-only classes with notional balances of $652.1 million and $733.5 million as of December 31, 2022, respectively.

The above table does not reflect the portion of the class F bond held by us because the bond is eliminated in consolidation. Our ownership interest in the class F bond represents a controlling financial interest, which resulted in consolidation of the trust. The class F bond had a fair market value of $7.5 million at December 31, 2022, and our exposure to loss is limited to our ownership interest in this bond.

Convertible Senior Unsecured Notes

2024 Notes

In September 2021, the Company issued $86.3 million in aggregate principal of convertible senior unsecured notes due 2024 (the “2024 Notes”) for net proceeds of $83.4 million. Interest on the 2024 Notes is paid semiannually. The 2024 Notes are convertible into, at the Company's election, cash, shares of the Company's common stock, or a combination of both, subject to the satisfaction of certain conditions and during specified periods. The conversion rate is subject to adjustment upon the occurrence of certain specified events and the holders may require the Company to repurchase all or any portion of their notes for cash equal to 100% of the principal amount of the 2024 Notes, plus accrued and unpaid interest, if the Company undergoes a fundamental change as specified in the supplemental indenture for the 2024 Notes. The post reverse stock split conversion rate is 33.7952 shares of common stock per $1,000 principal amount of notes and represented a conversion price of $29.59 per share of common stock.The 2024 Notes mature on September 15, 2024, unless earlier converted, redeemed, or repurchased by the holders pursuant to their terms, and are not redeemable by the Company except during the final three months prior to maturity. To the extent we issue shares of our common stock upon conversion of the 2024 Notes, the conversion of some, or all of our 2024 Notes, will dilute the ownership interests of existing stockholders.

Recourse and Non-Recourse Financing

We utilize both recourse and non-recourse debt to finance our portfolio. Our recourse debt included our short and long-term repurchase agreement financings and our convertible senior unsecured notes. At December 31, 2022, our total non-recourse financing is comprised of $981.1 million of securitized debt issued in connection with our four Residential Whole Loan securitizations and $1.1 billion of securitized debt from owning a Non-Agency CMBS bond with a fair value of $7.5 million that was deemed a controlling financial variable interest in CSMC USA which required us to consolidate the CMBS VIE.

(dollars in thousands)	December 31, 2022	December 31, 2021
Recourse and non-recourse financing	$2,335,323	$2,599,845
Non-recourse financing
Arroyo 2019-2	213,885	337,571
Arroyo 2020-1	124,934	181,547
Arroyo 2022-1	318,219	—
Arroyo 2022-2	324,035	—
CMSC USA	1,077,611	1,344,370
Total recourse financing	$276,639	$736,357

Stockholders' equity	$94,804	$193,109

Recourse leverage	2.9x	3.8x

Hedging Activity
The following tables summarize the hedging activity during the twelve months ended December 31, 2022 (dollars in thousands):

Derivative Instrument	Notional Amount at December 31, 2021	Acquisitions	Settlements, Terminations or Expirations	Notional Amount at December 31, 2022
Fixed pay interest rate swaps	$22,000	$333,300	$(197,300)	$158,000
Interest rate swaptions	—	560,000	(560,000)	—
Credit default swaps	6,170	—	(6,170)	—
TBA securities - long positions	—	600,000	(600,000)	—
TBA securities - short positions	—	600,000	(600,000)	—
Total derivative instruments	$28,170	$2,093,300	$(1,963,470)	$158,000

Derivative Instrument	Fair Value at December 31, 2021	Acquisitions	Settlements, Terminations or Expirations	Realized Gains / Losses	Mark-to-market	Fair Value at December 31, 2022
Fixed pay interest rate swaps	$(38)	$—	$(13,764)	$10,394	$3,348	$(60)
Interest rate swaptions	—	473	(312)	(161)	—	—
Credit default swaps	(459)	—	347	(281)	393	—
TBA securities	—	—	(2,051)	2,051	—	—
Total derivative instruments	$(497)	$473	$(15,780)	$12,003	$3,741	$(60)

Capital Markets Activity
    The following is a summary of activity for the year ended December 31, 2022:
Stock Repurchase
On December 21, 2021, our Board of Directors reauthorized the repurchase program of up to 3,000,000 shares of our common stock through December 31, 2023. During the year ended December 31, 2022, the Company did not repurchase any shares under the stock repurchase program.

However, management's overall goals include growing the Company's equity base to help reduce the Company's expense ratio and expand capital for investment, but from time to time when shares are trading at a significant discount repurchasing shares can generate value for our shareholders. The timing, manner, price and amount of any future repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors.

Dividends

During the twelve months ended December 31, 2022, we declared dividends totaling $1.60 per share generating a dividend yield of approximately 17.6% based on the stock closing price of $9.11 on December 30, 2022

Book Value

    The following chart reflects our book value per common share basic and diluted shares over five consecutive quarters:

Book Value
40
30
20
10
0
31.98
27.33
23.23
16.22
15.70
12/31/21
03/31/22
06/30/22
09/30/22
12/31/22
Period Ending
Book Value

    We continue to implement measures to improve our balance sheet by increasing liquidity, reducing leverage, and seeking alternative financing arrangements to preserve long-term shareholder value. The decrease in book value to $15.70 at December 31, 2022 when compared to our September 30, 2022 book value of $16.22 was primarily driven by spread widening across our holdings, but mainly from our residential whole loans due to their relative size in the overall portfolio.
Review of Strategic Alternatives

On August, 4, 2022, we announced that our Board of Directors had authorized a review of strategic alternatives for the Company aimed at enhancing shareholder value, which may include a sale or merger of the Company. JMP Securities, A Citizens Company, was retained as exclusive financial advisor to the Company. No assurance can be given that the review being undertaken will result in a sale, merger, or other transaction sale or other business combination involving the Company, and we have not set a timetable for completion of the review process. As previously announced, we do not intend to make any further statements regarding this process unless and until a definitive agreement for a transaction has been reached, or until the process of exploring strategic alternatives has ended.

Results of Operations
Comparison of the year ended December 31, 2022 to the year ended December 31, 2021
General
In 2022, we continued to make progress towards strengthening our balance sheet and improving liquidity. During the year ended December 31, 2022, through a series of transactions,

we repaid in full our convertible senior unsecured notes outstanding, which matured on October 1, 2022. We also amended and extended two key financing facilities, our Residential Whole Loan Facility and our Non-Agency RMBS and Non-Agency CMBS Facility, resulting in improved advance rates and lowered interest rates. These facilities have limited mark-to-market provisions (See Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K for additional details.).

For the year ended December 31, 2022, we generated a net loss of $89.1 million or $14.77 per basic and diluted weighted common share, compared to a net loss of $49.0 million or $8.07 per basic and diluted weighted common share for the year ended December 31, 2021. This was largely due to a decrease in the value of our securitized commercial loan, consolidated in accordance with VIE guidance, resulting in an unrealized loss of $297.3 million, as well as spread widening with respect to the pricing of residential whole loans throughout 2022. This decline in fair value of residential whole loans of $108.7 million was partially offset by $3.5 million of unrealized gains on derivatives due to our hedging activity. We also reduced the value of CRE 3, during the third quarter of 2022 by $18.1 million, as senior lenders consummated a foreclosure on the equity interest in the property. The loan was sold in 2023 for a sales price equal to its fair value at December 31, 2022 (See Note 6, "Commercial Loans" to the consolidated financial statements contained in this Annual Report on Form 10-K for additional details.).

In contrast, for the year ended December 31, 2021, we recognized a net loss of $49.0 million or $8.07 per basic and diluted weighted common share, which was primarily attributable to a decline in fair value of our commercial real estate loans.

The following tables set forth certain information regarding our net interest income on our investment portfolio for the years ended December 31, 2022 and December 31, 2021 (dollars in thousands):

Year ended December 31, 2022	Average Amortized Cost of Assets	Total Interest Income	Yield on Average Assets
Investments
Agency RMBS	$59	$12	20.34%
Non-Agency RMBS	41,814	2,108	5.04%
Non-Agency CMBS	133,266	9,744	7.31%
Residential Whole Loans	1,176,706	48,269	4.10%
Residential Bridge Loans	5,364	1,223	22.80%
Commercial Loans	188,016	5,535	2.94%
Securitized commercial loan	1,274,894	88,171	6.92%
Other securities	44,677	3,657	8.19%
Total investments	$2,864,796	$158,719	5.54%

	Average Carrying Value	Total Interest Expense	Average Cost of Funds(1)
Borrowings
Repurchase agreements	$357,536	$12,176	3.41%
Convertible senior unsecured notes, net	106,099	9,364	8.83%
Securitized debt	2,176,270	116,192	5.34%
Total borrowings	$2,639,905	$137,732	5.22%

Net interest income and net interest margin(2)		$20,987	0.73%

Year ended December 31, 2021	Average Amortized Cost of Assets	Total Interest Income	Yield on Average Assets

Investments
Agency RMBS	$89	$17	19.10%
Non-Agency RMBS	29,128	1,457	5.00%
Non-Agency CMBS	198,214	16,409	8.28%
Residential Whole Loans	917,960	35,092	3.82%
Residential Bridge Loans	10,043	1,099	10.94%
Commercial Loans	270,982	12,537	4.63%
Securitized commercial loan	1,427,347	94,349	6.61%
Other securities	49,330	3,111	6.31%
Total investments	$2,903,093	$164,071	5.65%
	Average Carrying Value	Total Interest Expense	Average Cost of Funds(1)
Borrowings
Repurchase agreements	$419,455	$14,517	3.46%
Convertible senior unsecured notes, net	150,961	12,805	8.48%
Securitized debt	2,078,156	109,588	5.27%
Total borrowings	$2,648,572	$136,910	5.17%

Net interest income and net interest margin(2)		$27,161	0.94%

(1)     Average cost of funds does not include the interest expense related to our derivatives. In accordance with GAAP, such costs are included in "Gain (loss) on derivative instruments, net" in the Consolidated Statements of Operations.
(2) Since we do not apply hedge accounting, our net interest margin is this table does not reflect the benefit / cost of our interest rate swaps. See Non-GAAP Financial Measure section for net investment income table that includes the benefit / cost from our interest rate swaps.
Interest Income
For the years ended December 31, 2022 and December 31, 2021, we earned interest income on our investments of approximately $158.7 million and $164.1 million, respectively. The decrease of approximately $5.4 million was mainly due to a smaller investment portfolio from 2022 payoffs of $216.1 million in our Residential Whole Loans portfolio and the sale of $56.4 million in mortgage-backed securities.
Interest Expense
Interest expense increased by $822 thousand for the year ended December 31, 2022, compared to December 31, 2021, mainly a result of an increase in interest expense paid on securitized debt with respect to our residential whole loans, as two trusts, Arroyo 2022-1 and Arroyo 2022-2, were securitized in 2022. This was partially offset by a decrease in interest expense on our Convertible Senior Notes as the 2022 Notes were paid off throughout the year, and eventually paid in full in October 2022, as well as a decrease in interest expense incurred on securitized debt with respect to commercial loans as these loans are not our Manager's investment focus going forward.
Other income (loss), net
Realized gain (loss), net

Realized gain (loss), net represents the net gain (loss) on sales or settlements from our investment portfolio and debt. The following table presents the realized gains (losses) for each of the years ended December 31, 2022 and December 31, 2021 (dollars in thousands):

	Year ended December 31, 2022				Year ended December 31, 2021
	Proceeds (Payments)	Gross Gains	Gross Losses	Net Gain (Loss)	Proceeds (Payments)	Gross Gains	Gross Losses	Net Gain (Loss)
Non-Agency RMBS	$31,790	$255	$(2,652)	$(2,397)	$—	$—	$—	$—
Non-Agency CMBS	10,152	—	(43,934)	(43,934)	27,488	—	(9,266)	(9,266)
Other securities	14,485	—	(2,252)	(2,252)	—	—	—	—
Residential Whole Loans	11,735	43	(76)	(33)	—	—	—	—
Residential Bridge Loans(1)	—	—	—	—	—	20	(205)	(185)
Loans transferred to REO(2)	2,255	—	(69)	(69)	752	15	(36)	(21)
Disposition of REO(3)	55,573	12,198	(232)	11,966	738	54	—	54
Convertible senior unsecured notes(4)	(37,554)	—	50	50	(136,754)	405	(1,914)	(1,509)
Total	$88,436	$12,496	$(49,165)	$(36,669)	$(107,776)	$494	$(11,421)	$(10,927)

(1)Realized gains/losses recognized on the final settlement of the loans.
(2)Realized gains/losses recognized on the transfer of Residential Whole Loans and Residential Bridge Loans to REO. Proceeds represent the fair value less estimated selling costs of the real estate on the date of transfer.
(3)Realized gains/losses recognized in connection with the sale of the hotel REO.
(4)Realized gains/losses recognized on the extinguishment of the 2022 Notes. See Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K

Unrealized gain (loss), net
Our investments, and securitized debt, for which we have elected the fair value option are recorded at fair value with the periodic changes in fair value being recorded in earnings. The change in unrealized gain (loss) is directly attributable to changes in market pricing on the underlying investments and securitized debt during the period.

We recognized an unrealized loss of $63.9 million for the twelve months ended December 31, 2022, mainly driven by unfavorable marks on the securitized commercial loan and residential whole loans.

We recognized an unrealized loss of $46.4 million for the twelve months ended December 31, 2021, mainly driven by the non-performing CRE 3 junior mezzanine loan and our Non-Agency CMBS investments. During the twelve months ended December 31, 2021, the fair value of the commercial mezzanine loan declined significantly, and we recognized an unrealized loss of $51.2 million. Generally, we saw a recovery in asset prices across our residential investments.

The following table presents the net unrealized gains (losses) we recorded on our investments and securitized debt (dollars in thousands):

	Year ended December 31, 2022	Year ended December 31, 2021
Agency RMBS	$(62)	$—
Non-Agency RMBS	(9,196)	3,543
Non-Agency CMBS	40,102	(13,322)
Residential Whole Loans	(108,207)	2,850
Residential Bridge Loans	91	928
Commercial loans	(19,977)	(46,813)
Securitized commercial loan	(297,343)	79,972
Other securities	(7,923)	4,468
Securitized debt	338,641	(78,017)
Total	$(63,874)	$(46,391)
Gain (loss) on derivatives, net
As of December 31, 2022, we had interest rate swaps with a notional amount of $158.0 million and no forward starting swaps. Our hedging strategy is designed to mitigate our exposure to interest rate volatility.

The following table presents the components of gain (loss) on derivatives for the years ended December 31, 2022 and December 31, 2021 (dollars in thousands):

	Realized Gain (Loss), net
Description	Other Settlements / Expirations	Variation Margin Settlement	Mark-to-market	Return (Recovery) of Basis	Contractual interest income(expense), net(1)	Total
Year ended December 31, 2022
Interest rate swaps	$(3,371)	$13,765	$3,348	$—	$628	$14,370
Interest rate swaptions	(161)	—	—	—	—	(161)
Agency and Non-Agency Interest-Only Strips - accounted for as derivatives	—	—	(242)	(102)	151	(193)
Credit default swaps	(242)	—	393	—	—	151
TBAs	2,051	—	—	—	—	2,051
Total	$(1,723)	$13,765	$3,499	$(102)	$779	$16,218

Year ended December 31, 2021
Interest rate swaps	$—	$490	$(38)	$—	$109	$561
Agency and Non-Agency Interest-Only Strips - accounted for as derivatives	—	—	(206)	(300)	394	(112)
Credit default swaps	64	—	36	—	—	100
Total	$64	$490	$(208)	$(300)	$503	$549
(1)Contractual interest income (expense), net on derivative instruments includes interest settlement paid or received.
Other, net
For the years ended December 31, 2022 and December 31, 2021, "Other, net" consisted of expense of $147 thousand and income of $490 thousand, respectively. The balance is mainly comprised of interest on cash balances, miscellaneous net interest income (expense) on cash collateral for our repurchase agreements and derivatives and miscellaneous fees collected on residential mortgage loans.
Expenses

Management Fee

We incurred management fee expense of approximately $3.9 million and $5.9 million for the years ended December 31, 2022 and December 31, 2021, respectively. Pursuant to the terms of the Management Agreement, our Manager is paid a management fee equal to 1.5% per annum of our stockholders’ equity (as defined in the Management Agreement), calculated and payable (in cash) quarterly in arrears. The decrease was mainly attributable to our Manager voluntarily waiving 25% of its management fee solely for the duration of the calendar year 2022 in order to support our earnings potential and our transition to a residential focused investment portfolio. Future waivers, if any, are at the Manager's discretion.

The management fees, expense reimbursements and the relationship between our Manager and us are discussed further in Note 10, “Related Party Transactions” to the consolidated financial statements contained in this Annual Report on Form 10-K.

Other Operating Expenses

We incurred other operating expenses of approximately $1.4 million and $1.5 million for the years ended December 31, 2022 and December 31, 2021, respectively. Other operating cost is comprised of derivative transaction costs, custody, acquisition transaction costs and asset management/loan servicing fees. The decrease was primarily a result of decreased trustee and servicing fees incurred on our commercial loan portfolio as we focus investment efforts on our residential whole loan portfolio, partially offset by an increase in trustee fees related to the two securitizations transacted during 2022.

Transaction Costs

We incurred transaction costs of $6.3 million and $3.2 million for the years ended December 31, 2022 and December 31, 2021, respectively, and costs incurred in connection with our strategic alternative review of $639 thousand. The increase in transaction cost is primarily associated with the Arroyo Trust 2022-1 and Arroyo Trust 2022-2 securitizations that were completed in February 2022 and July 2022, respectively. Transaction costs incurred for the year ended December 31, 2021 were associated with the foreclosure of one of our commercial loans.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2022 and December 31, 2021 were $10.2 million and $10.0 million, respectively. The increase was mainly attributable to an increase in professional fees offset by a decrease in compensation expense due to employee turnover during 2022.

Comparison of the year ended December 31, 2021 to the year ended December 31, 2020
General
Due to the continued uncertainty surrounding the COVID -19 pandemic our results of operations continued to be impacted and for the years ended December 31, 2021 and December 31, 2020 may not be comparable.

In 2021, we continued to make progress towards strengthening our balance sheet and improving liquidity. During the year ended December 31, 2021, through a series of transactions, we reduced the aggregate principal amount of our convertible senior unsecured notes outstanding by $51.1 million and extended the maturity to 2024 for $86.3 million of our convertible senior unsecured debt through the issuance of the 2024 Notes. We also amended and extended two key financing facilities, our Residential Whole Loan Facility and our Non-Agency RMBS and Non-Agency CMBS Facility, resulting in improved advance rates and lowered interest rates. These facilities have limited mark to market provisions (See Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K for additional details.). For the year ended December 31, 2021 we did not receive a margin call on either of these facilities.

For the year ended December 31, 2021, we generated a net loss of $49.0 million or $8.07 per basic and diluted weighted common share, compared to a net loss of $328.4 million or $57.20 per basic and diluted weighted common share for the year ended December 31, 2020. Although the residential credit markets improved in the twelve months ended December 31, 2021, our commercial real estate investments especially in the retail and hospitality sectors are taking longer to recover, which impacted valuations and was a key driver of the net loss for the period. Our Non-Agency CMBS and Commercial Loan investments declined in fair value by approximately $60.1 million and further losses are possible. However, during the third quarter of 2021, certain of our commercial investments benefited from improvements in the commercial mortgage markets resulting in $157.2 million in payoffs from three commercial loans, a Non-Agency CMBS bond and a risk retention bond. With our new focus of capital allocation in residential real estate-related investments, in the second half of 2021, we deployed capital to acquire $417.8 million in Non-QM loans and in December 2021, we strategically sold three Non-Agency CMBS investments for net proceeds of $27.5 million.
The following tables set forth certain information regarding our net interest income on our investment portfolio for the years ended December 31, 2021 and December 31, 2020 (dollars in thousands):

Year ended December 31, 2021	Average Amortized Cost of Assets	Total Interest Income	Yield on Average Assets

Investments
Agency RMBS	89	17	19.10%
Non-Agency RMBS	29,128	1,457	5.00%
Non-Agency CMBS	198,214	16,409	8.28%
Residential Whole Loans	917,960	35,092	3.82%
Residential Bridge Loans	10,043	1,099	10.94%
Commercial Loans	270,982	12,537	4.63%
Securitized commercial loans	1,427,347	94,349	6.61%
Other securities	49,330	3,111	6.31%
Total	$2,903,093	$164,071	5.65%

	Average Carrying Value	Total Interest Expense	Average Cost of Funds(1)
Borrowings
Repurchase agreements	$419,455	$14,517	3.46%
Convertible senior unsecured notes, net	150,961	12,805	8.48%
Securitized debt	2,078,156	109,588	5.27%
Total borrowings	$2,648,572	$136,910	5.17%

Net interest income and net interest margin(2)		$27,161	0.94%

Year ended December 31, 2020	Average Amortized Cost of Assets	Total Interest Income	Yield on Average Assets

Investments
Agency CMBS	$342,673	$10,700	3.12%
Agency RMBS	58,491	1,988	3.40%
Non-Agency RMBS	32,905	1,539	4.68%
Non-Agency CMBS	262,372	21,798	8.31%
Residential Whole Loans	1,223,043	54,359	4.44%
Residential Bridge Loans	26,354	1,756	6.66%
Commercial Whole-Loans	337,485	23,194	6.87%
Securitized commercial loan	1,093,487	59,212	5.41%
Other securities	53,753	3,482	6.48%
Total	$3,430,563	$178,028	5.19%

	Average Carrying Value	Total Interest Expense	Average Cost of Funds(1)
Borrowings
Repurchase agreements	$1,108,838	$35,243	3.18%
Convertible senior unsecured notes, net	193,516	16,252	8.40%
Securitized debt	1,864,964	81,096	4.35%
Total borrowings	$3,167,318	$132,591	4.19%

Net interest income and net interest margin(2)		$45,437	1.32%
(1)     Average cost of funds does not include the interest expense related to our derivatives. In accordance with GAAP, such costs are included in "Gain (loss) on derivative instruments, net" in the Consolidated Statements of Operations.
(2)     Since we do not apply hedge accounting, our net interest margin is this table does not reflect the benefit / cost of our interest rate swaps. See Non-GAAP Financial Measure section for net investment income table that includes the benefit / cost from our interest rate swaps.
Interest Income
For the years ended December 31, 2021 and December 31, 2020, we earned interest income on our investments of approximately $164.1 million and $178.0 million, respectively. The decrease of approximately $14.0 million was mainly due to a smaller investment portfolio from 2021 payoffs of $406.7 million and $157.2 million in our Residential Whole Loans and commercial investments, respectively, and our $90.0 million commercial mezzanine loan becoming non-performing in May 2021. The consolidation of CSMC USA as of August 1, 2020 and the 2021 acquisition, in the latter part of 2021, of $427.8 million, in Non-QM loans partially offset the decline in interest income.

Interest Expense
Interest expense increased by $4.3 million for the year ended December 31, 2021, compared to December 31, 2020, mainly as a result of the consolidation of CSMC USA, which increased interest expense by $48.2 million. However, interest expense on our recourse leverage declined by $24.2 million from lower average borrowings attributable to a smaller investment portfolio, improved terms on our amended residential and securities financing facilities, and the repurchases of our 2022 Notes. Also, in 2021 interest expense declined by $17.9 million related to our securitized debt from the payoff of RETL 2019 Trust and paydown in our residential mortgage-backed debt (Arroyo Trust 2019 and Arroyo Trust 2020).
Other income (loss)

Realized gain (loss) on investments, net

Realized gain (loss) represents the net gain (loss) on sales or settlements from our investment portfolio and debt. In December 2021, as part of our new investment focus on residential real estate-related investments we strategically sold three Non-Agency CMBS investments for net proceeds of $27.5 million, realizing a loss of $1.1 million. For the twelve months ended December 31, 2020, to improve liquidity, reduce our repurchase agreement borrowing and satisfy our margin calls, we sold $2.4 billion in investments mainly in March and April 2020. These sales generated $84.3 million in net realized gains.

The following table presents the sales and realized gains (loss) of our investments for the years ended December 31, 2021 and December 31, 2020 (dollars in thousands):

	Year ended December 31, 2021				Year ended December 31, 2020
	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)
Agency CMBS	$—	$—	$—	$—	$1,668,149	$116,463	$(6,486)	$109,977
Agency RMBS	—	—	—	—	400,948	12,552	(506)	12,046
Non-Agency RMBS(1)	—	—	—	—	12,658	—	(60)	(60)
Non-Agency CMBS(4)	27,488	—	(9,266)	(9,266)	111,804	1	(23,624)	(23,623)
Other securities	—	—	—	—	35,957	113	(6,223)	(6,110)
Residential Whole Loans	—	—	—	—	144,259	—	(10,511)	(10,511)
Residential Bridge Loans (1)	—	20	(205)	(185)	—	8	(404)	(396)
Loans transferred to REO(2)	752	15	(36)	(21)	419	126	(32)	94
Disposition of REO	738	54	—	54	1,892	18	(808)	(790)
Convertible senior unsecured notes(3)	$(136,754)	$405	$(1,914)	$(1,509)	$(21,975)	$3,644	$—	$3,644
Total	$(107,776)	$494	$(11,421)	$(10,927)	$2,354,111	$132,925	$(48,654)	$84,271
(1)Realized gains/losses recognized on the final settlement of the loans.
(2)Realized gains/losses recognized on the transfer of Residential Bridge Loans to REO. Proceeds represent the fair value less estimated selling costs of the real estate on the date of transfer.
(3)Realized gains/losses recognized on the extinguishment of the 2022 Notes. See Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K for details.
(4)Realized losses of $8.2 million were recognized on the permanent write down of Non-Agency CMBS investments for the year ended December 31, 2021.
Unrealized gain (loss), net
Our investments, and securitized debt, for which we have elected the fair value option are recorded at fair value with the periodic changes in fair value being recorded in earnings. The change in unrealized gain (loss) is directly attributable to changes in market pricing on the underlying investments and securitized debt during the period.

We recognized an unrealized loss of $46.4 million for the twelve months ended December 31, 2021, mainly driven by the non-performing CRE 3 junior mezzanine loan and our Non-Agency CMBS investments. During the twelve months ended December 31, 2021 the fair value of the commercial mezzanine loan declined significantly, and we recognized an unrealized loss of $51.2 million. Generally, we saw a recovery in asset prices across our residential investments.

We recognized an unrealized loss of $221.4 million for the twelve months ended December 31, 2020, driven by the extreme lack of liquidity in mortgage markets combined with forced selling which led to swift and dramatic price declines in the first quarter of 2020. While we saw some price recovery of certain investments in the second quarter of 2020, the rally was not sufficient to significantly reduce the substantial unrealized loss from the dramatic price declines in the first quarter of 2020.

The following table presents the net unrealized gains (losses) we recorded on our investment and securitized debt (dollars in thousands):

	Year ended December 31, 2021	Year ended December 31, 2020
Agency CMBS	$—	$(61,033)
Agency RMBS	—	(9,131)
Non-Agency RMBS	3,543	(5,812)
Non-Agency CMBS	(13,322)	(50,841)
Residential Whole Loans	2,850	(22,891)
Residential Bridge Loans	928	(497)
Commercial Loans	(46,813)	(15,281)
Securitized commercial loans	79,972	(58,421)
Other securities	4,468	(6,938)
Securitized debt	(78,017)	9,458
Total	$(46,391)	$(221,387)
Gain (loss) on derivatives, net
As of December 31, 2021, we had interest rate swaps with a notional amount of $22.0 million. Our hedging strategy is designed to mitigate our exposure to interest rate volatility.

In March 2020, we effectively terminated all of our fixed-pay interest rate swaps and variable-pay interest rate swaps to reduce hedging costs and associated margin volatility. The effects of the termination is reflected in the table below for the year ended December 31, 2020.

The following table presents the components of gain (loss) on derivatives for the year ended December 31, 2021 and December 31, 2020 (dollars in thousands):

	Realized Gain (Loss), net
Description	Other Settlements / Expirations	Variation Margin Settlement	Mark-to-market	Return (Recovery) of Basis	Contractual interest income(expense), net(1)	Total
Year ended December 31, 2021
Interest rate swaps	$—	$490	$(38)	$—	$109	$561
Agency and Non-Agency Interest-Only Strips - accounted for as derivatives	—	—	(206)	(300)	394	(112)
Credit default swaps	64	—	36	—	—	100
Total	$64	$490	$(208)	$(300)	$503	$549

Year ended December 31, 2020
Interest rate swaps	$(262)	$(179,759)	$(2,515)	$262	$(1,395)	$(183,669)
Interest rate swaptions	80	—	—	—	—	80
Agency and Non-Agency Interest-Only Strips - accounted for as derivatives	(940)	—	(532)	(1,096)	1,324	(1,244)
Credit default swaps	(9,534)	—	(1,834)	—	—	(11,368)
TBAs	(2,430)	—	928	—	—	(1,502)
Total	$(13,086)	$(179,759)	$(3,953)	$(834)	$(71)	$(197,703)

(1)Contractual interest income (expense), net on derivative instruments includes interest settlement paid or received.

Other, net
For the years ended December 31, 2021 and December 31, 2020, "Other, net" consisted of income of $490 thousand and income of $339 thousand, respectively. The balance is mainly comprised of interest on cash balances, miscellaneous net interest income (expense) on cash collateral for our repurchase agreements and derivatives and miscellaneous fees collected on residential mortgage loans.

Expenses

Management Fee Expense

We incurred management fee expense of approximately $5.9 million and $4.5 million for the years ended December 31, 2021 and December 31, 2020, respectively. Pursuant to the terms of the Management Agreement, our Manager is paid a management fee equal to 1.5% per annum of our stockholders’ equity (as defined in the Management Agreement), calculated and payable (in cash) quarterly in arrears. The increase was mainly attributable to our Manager's waiver of the management fee from March 2020 to May 2020 to help address the impact of COVID-19 and the disruption in the mortgage markets. Future waivers are at the Manager's discretion.

The management fees, expense reimbursements and the relationship between our Manager and us are discussed further in Note 10, “Related Party Transactions” to the consolidated financial statements contained in this Annual Report on Form 10-K.

Financing Fee

In the second quarter of 2020, in order to manage the severe market conditions and the resulting large margin demands from lenders and pressure on our liquidity, we entered into a longer term financing arrangement for our Residential Whole Loans, as we sought to reduce our exposure to short-term financings with daily mark to market exposure. Under this agreement, we were required to pay the counterparty a 30% premium recapture fee of all realized value on any Residential Whole Loans above such counterparty’s amortized basis upon the securitization or sale.

    On June 29, 2020, we securitized approximately $355.8 million of the Residential Whole Loans and paid down the facility by approximately $339.4 million (see "Securitized Debt" below for additional details). As noted above, as part of the financing arrangements, we agreed to pay the lender a fee of 30% of all realized value on the Residential Whole Loans above the counterparty's amortized basis upon securitization or sale. As a result of refinancing the Residential Whole Loans through a securitization, we accrued a premium recapture fee of approximately $20.5 million, which was payable at the maturity of the facility. However, in connection with an amendment to this facility effective October 6, 2020, we paid $12.0 million of the fee with the balance of $8.5 million paid on November 5, 2021 when the facility was further amended and extended to November 2022. The amendment also eliminated the premium recapture fee for assets financed under the amended facility.

Other Operating Expenses

We incurred other operating expenses of approximately $4.7 million and $2.9 million for the years ended December 31, 2021 and December 31, 2020, respectively. Other operating cost is comprised of derivative transaction costs, custody, acquisition transaction costs and asset management/loan servicing fees. The increase was primarily a result of transaction, real estate and insurance costs recorded in the consolidated SPE that holds the foreclosed hotel REO. The increase was partially offset by an overall decrease in derivative transaction costs, acquisition transaction costs and asset management/loan servicing fees.

Transaction Costs

We incurred transaction costs of $3.2 million and $804 thousand for the year ended December 31, 2021 and December 31, 2020, respectively. The increase in transaction costs is primarily associated with the foreclosure of one of our commercial loans. Transaction costs incurred for the year ended December 31, 2020 were associated with the Arroyo Trust 2020-1 securitization that was completed in June 2020.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2021 and December 31, 2020 were $10.0 million and $11.0 million, respectively. The decrease was mainly attributable to a decrease in the cost of our director and officer insurance.

Non-GAAP Financial Measures
    We believe that our non-GAAP measures (described below), when considered with GAAP, provide supplemental information useful to investors in evaluating the results of our operations. Our presentations of such non-GAAP measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, such non-GAAP measures should not be considered as substitutes for our GAAP net income, as measures of our financial performance or any measure of our liquidity under GAAP.

Distributable Earnings
Distributable Earnings is a non-GAAP financial measure that is used by us to approximate cash yield or income associated with our portfolio and is defined as GAAP net income (loss) as adjusted, excluding: (i) net realized gain (loss) on investments and termination of derivative contracts; (ii) net unrealized gain (loss) on investments and debt; (iii) net unrealized gain (loss) resulting from mark-to-market adjustments on derivative contracts; (iv) provision for income taxes; (v) non-cash stock-based compensation expense; (vi) non-cash amortization of the convertible senior unsecured notes discount; (vii) one-time charges such as acquisition costs, strategic review expenses and impairment on loans and (viii) one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between us, our Manager and our independent directors and after approval by a majority of our independent directors.
We utilize Distributable Earnings as a key metric to evaluate the effective yield of the portfolio. Distributable Earnings allows us to reflect the net investment income of our portfolio as adjusted to reflect the net interest rate swap interest expense. Distributable Earnings allows us to isolate the interest expense associated with our interest rate swaps in order to monitor and project our borrowing costs and interest rate spread. It is one metric of several used in determining the appropriate distributions to our shareholders.

Due to the significant amount of investment sales, resulting from the market volatility created by the COVID-19 pandemic, our Distributable Earnings for the years ended December 31, 2022, December 31, 2021, and December 31, 2020 are not comparable.
The table below reconciles Net Loss to Distributable Earnings for the years ended December 31, 2022, December 31, 2021 and December 31, 2020:

(dollars in thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2020
Net loss attributable to common stockholders and participating securities	$(89,079)	$(48,953)	$(328,354)
Income tax provision	171	99	396
Net loss before income taxes	(88,908)	(48,854)	(327,958)

Adjustments:
Investments:
Net unrealized loss on investments and securitized debt	63,874	46,391	221,387
Net realized (gain) loss on investments	40,204	9,418	(80,627)
One-time transaction costs	6,424	2,415	21,232

Derivative Instruments:
Net realized (gain) loss on derivatives	(12,003)	(490)	193,155
Net unrealized (gain) loss on derivatives	(3,499)	208	3,953

Other:
Realized (gain) loss on extinguishment of convertible senior unsecured notes	(50)	1,509	(3,644)
Amortization of discount on convertible senior unsecured notes	820	944	1,097
Other non-cash adjustments	—	977	3,304
Non-cash stock-based compensation expense	435	618	699
Total adjustments	96,205	61,990	360,556
Distributable Earnings (non-GAAP)	$7,297	$13,136	$32,598

Alternatively, our Distributable Earnings can also be derived as presented in the table below by starting with adjusted net interest income, which includes interest income on Interest-Only Strips accounted for as derivatives and other derivatives, and net interest expense incurred on interest rate swaps and foreign currency swaps and forwards (a non-GAAP financial measure) subtracting total expenses, adding non-cash stock based compensation, adding one-time transaction costs, adding amortization of discount on convertible senior notes, and adding interest income on cash balances and other income (loss), net.

(dollars in thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2020
Net interest income	$20,987	$27,161	$45,437
Interest income from IOs and IIOs accounted for as derivatives	49	94	228
Net interest income (expense) from interest rate swaps	628	109	(1,133)
Adjusted net interest income	21,664	27,364	44,532
Total expenses	(21,810)	(20,648)	(38,907)
Other non-cash adjustments	—	977	3,304
Non-cash stock-based compensation	435	618	699
One-time transaction costs	6,424	2,415	21,232
Amortization of discount on convertible unsecured senior notes	820	944	1,097
Interest income on cash balances and other income (loss), net	(108)	554	649
Income (loss) attributable to non-controlling interest	(128)	912	(8)
Distributable Earnings (non-GAAP)	$7,297	$13,136	$32,598

Reconciliation of GAAP Book Value to non-GAAP Economic Book Value

"Economic Book Value" is a non-GAAP financial measure of our financial position on an unconsolidated basis. We own certain securities that represent a controlling variable interest, which under GAAP requires consolidation; however, our economic exposure to these variable interests is limited to the fair value of the individual investments. Economic book value is calculated by taking the GAAP book value and 1) adding the fair value of the retained interest or acquired security of the VIEs held by us and 2) removing the asset and liabilities associated with each of consolidated trusts (CSMC USA, Arroyo 2019-2, Arroyo 2020-1, Arroyo 2022-1, and Arroyo 2022-2). Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the actual financial interest of these investments irrespective of the variable interest consolidation model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders' Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The table below is a reconciliation of the GAAP Book Value to non-GAAP Economic Book Value (dollars in thousands - except per share data):

	$ Amount	Per Share
GAAP Book Value at December 31, 2022	$94,804	$15.70

Adjustments to deconsolidate VIEs and reflect our interest in the securities owned
Deconsolidation of VIEs assets	(2,184,881)	(361.85)
Deconsolidation of VIEs liabilities	2,067,003	342.33
Interest in securities of VIEs owned, at fair value	127,081	21.05
Economic Book Value (non-GAAP) at December 31, 2022	$104,007	$17.23

Adjusted Net Investment Income and Net Interest Margin

Adjusted net investment income is a non-GAAP financial measure that is an adjustment to net income which excludes the net interest income for third-party consolidated VIEs, and includes premium amortization for interest rate swaps included in gain/loss on derivative instruments. Adjusted net investment income is used as an input when calculating net interest margin in the below tables and gives investors another view of portfolio performance. Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Adjusted net interest margin is a non-GAAP financial measure calculated by dividing annualized adjusted net investment income for the period by adjusted total investments for the period. Adjusted net interest margin provides investors visibility into the Company’s profitability of interest income versus interest expense after excluding consolidating VIEs and adding the net effect of our interest rate swaps and derivatives. However, since adjusted net interest margin is an adjusted measure derived from net investment income (non-GAAP), and differs from net income (loss) as computed in accordance with GAAP, which may not be comparable to similar measures provided by other companies it should be considered as supplementary to, and not as a substitute for, net income margin computed by net income (loss) in accordance with GAAP.

The following tables set forth certain information regarding our non-GAAP adjusted net investment income and adjusted net interest margin which includes interest income on Agency and Non-Agency Interest-Only Strips classified as derivatives and excludes the interest expense for third-party consolidated VIEs for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 (dollars in thousands):

Year ended December 31, 2022	Average Amortized Cost of Assets(1)	Total Interest Income(2)	Yield on Average Assets

Investments
Agency RMBS	$1,023	$61	5.96%
Non-Agency RMBS	41,814	2,108	5.04%
Non-Agency CMBS	133,266	9,744	7.31%
Residential Whole Loans	1,176,706	48,269	4.10%
Residential Bridge Loans	5,364	1,223	22.80%
Commercial Loans	188,016	5,535	2.94%
Securitized commercial loans	1,274,894	88,171	6.92%
Other securities	44,677	3,657	8.19%
Total investments	$2,865,760	$158,768	5.54%
Adjustments:
Securitized commercial loans from consolidated VIEs	(1,274,894)	(88,171)	6.92%
Investments in consolidated VIEs eliminated in consolidation	13,966	881	6.31%
Adjusted total investments	$1,604,832	$71,478	4.45%
	Average Carrying Value	Total Interest Expense	Average Effective Cost of Funds
Borrowings
Repurchase agreements	$357,536	$12,176	3.41%
Convertible senior unsecured notes, net	106,099	9,364	8.83%
Securitized debt	2,176,270	116,192	5.34%
Interest rate swaps	n/a	(628)	(0.02)%
Total borrowings	$2,639,905	$137,104	5.19%
Adjustments:
Securitized debt from consolidated VIEs(3)	$(1,267,886)	$(84,219)	6.64%
Adjusted total borrowings	$1,372,019	$52,885	3.85%

Adjusted net investment income (non-GAAP) and adjusted net interest margin (non-GAAP)		$18,593	1.16%
(1)Includes Agency and Non-Agency Interest-Only Strips accounted for as derivatives.
(2)Refer to below table for components of interest income.
(3)Includes only the third-party sponsored securitized debt from CMSC USA.

Year ended December 31, 2021	Average Amortized Cost of Assets(1)	Total Interest Income(2)	Yield on Average Assets

Investments
Agency RMBS	$1,353	$111	8.20%
Non-Agency RMBS	29,128	1,457	5.00%
Non-Agency CMBS	198,214	16,409	8.28%
Residential Whole Loans	917,960	35,092	3.82%
Residential Bridge Loans	10,043	1,099	10.94%
Commercial Loans	270,982	12,537	4.63%
Securitized commercial loans	1,427,347	94,349	6.61%
Other securities	49,330	3,111	6.31%
Total investments	$2,904,357	$164,165	5.65%
Adjustments:
Securitized commercial loan from consolidated VIEs	(1,427,347)	(94,349)	6.61%
Investments in consolidated VIE eliminated in consolidation	45,647	3,649	7.99%
Adjusted total investments	$1,522,657	$73,465	4.82%
	Average Carrying Value	Total Interest Expense	Average Effective Cost of Funds
Borrowings
Repurchase agreements	$419,455	$14,517	3.46%
Convertible senior unsecured notes, net	150,961	12,805	8.48%
Securitized debt	2,078,156	109,588	5.27%
Interest rate swaps	—	(109)	—%
Total borrowings	$2,648,572	$136,801	5.17%
Adjustments:
Securitized debt from consolidated VIEs(3)	$(1,389,308)	$(87,635)	6.31%
Adjusted total borrowings	$1,259,264	$49,166	3.90%

Adjusted net investment income (non-GAAP) and adjusted net interest margin (non-GAAP)		$24,299	1.60%
(1)Includes Agency and Non-Agency Interest-Only Strips accounted for as derivatives.
(2)Refer to below table for components of interest income.
(3)Includes only the third-party sponsored securitized debt from RETL Trust and CMSC USA.

Year ended December 31, 2020	Average Amortized Cost of Assets(1)	Total Interest Income(2)	Yield on Average Assets

Investments
Agency CMBS	$343,711	$10,751	3.13%
Agency RMBS	61,008	2,165	3.55%
Non-Agency RMBS	32,905	1,539	4.68%
Non-Agency CMBS	262,372	21,798	8.31%
Residential Whole Loans	1,223,043	54,359	4.44%
Residential Bridge Loans	26,354	1,756	6.66%
Commercial Loans	337,485	23,194	6.87%
Securitized commercial loan	1,093,487	59,212	5.41%
Other securities	53,753	3,482	6.48%
Total investments	$3,434,118	$178,256	4.70%
Adjustments:
Securitized commercial loan from consolidated VIE	(1,093,487)	(59,212)	5.41%
Investment in consolidated VIE eliminated in consolidation	93,688	8,655	9.24%
Adjusted total investments	$2,434,319	$127,699	5.25%

	Average Carrying Value	Total Interest Expense(3)	Average Effective Cost of Funds
Borrowings
Repurchase agreements	$1,108,838	$35,243	3.18%
Convertible senior unsecured notes, net	193,516	16,252	8.40%
Securitized debt	1,864,964	81,096	4.35%
Interest rate swaps	—	1,133	0.04%
Total borrowings	$3,167,318	$133,724	4.22%
Adjustments:
Securitized debt from consolidated VIE(4)	$(986,786)	$(53,118)	5.38%
Adjusted total borrowings	$2,180,532	$80,606	3.70%

Adjusted net investment income (non-GAAP) and adjusted net interest margin (non-GAAP)		$47,093	1.93%
(1)Includes Agency and Non-Agency Interest-Only Strips accounted for as derivatives.
(2)Refer to below table for components of interest income.
(3)Includes the net amount received/paid, including accrued amounts and premium amortization for MAC interest rate swaps during the periods included in gain/loss on derivative instruments for GAAP.
(4)Includes only the third-party sponsored securitized debt from RETL Trust, CMSC Trust, MRCD Trust and CMSC USA.

The following table reconciles total interest income to adjusted interest income, which includes interest income on Agency and Non-Agency Interest-Only Strips classified as derivatives for the years ended December 31, 2022, December 31, 2021 and December 31, 2020:

(dollars in thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2020
Coupon interest income:
Agency CMBS	$—	$—	$11,336
Agency RMBS	13	47	2,975
Non-Agency RMBS	2,154	2,127	2,732
Non-Agency CMBS	9,129	9,874	15,331
Residential Whole Loans	54,206	44,867	59,698
Residential Bridge Loans	1,223	1,121	1,815
Commercial Loans	5,535	12,390	22,832
Securitized commercial loans	61,533	69,646	49,370
Other securities	3,383	4,685	8,263
Subtotal coupon interest	$137,176	$144,757	$174,352
Premium accretion, discount amortization and amortization of basis, net:
Agency RMBS	$(1)	$(30)	$(987)
Agency CMBS	—	—	(636)
Non-Agency RMBS	(46)	(670)	(1,193)
Non-Agency CMBS	615	6,535	6,467
Residential Whole Loans	(5,937)	(9,775)	(5,339)
Residential Bridge Loans	—	(22)	(59)
Commercial Loans	—	147	362
Securitized commercial loans	26,638	24,703	9,842
Other securities	274	(1,574)	(4,781)
Subtotal accretion and amortization	$21,543	$19,314	$3,676
Interest income	$158,719	$164,071	$178,028
Contractual interest income, net of amortization of basis on Agency and Non-Agency Interest-Only Strips, classified as derivatives(1):
Coupon interest income	$151	$394	$1,324
Amortization of basis	(102)	(300)	(1,096)
Subtotal	$49	$94	$228
Total adjusted interest income (non-GAAP)	$158,768	$164,165	$178,256

(1)Reported in "Gain (loss) on derivative instruments, net" in our Consolidated Statements of Operations.

Effective Cost of Funds

Effective Cost of Funds includes the net interest component related to our interest rate swaps, as well as the impact of our foreign currency swaps and forwards. While we have not elected hedge accounting for these instruments, such derivative instruments are viewed by us as an economic hedge against increases in future market interest rates on our liabilities and changes in foreign currency exchange rates on our assets and liabilities and are characterized as hedges for purposes of satisfying the REIT requirements and therefore the Effective Cost of Funds reflects interest expense adjusted to include the realized gain/loss (i.e., the interest income/expense component) for all of our interest rate swaps and the impact of our foreign currency swaps and forwards.

The following table reconciles the Effective Cost of Funds (non-GAAP financial measure) with interest expense for the years ended December 31, 2022, December 31, 2021 and December 31, 2020:

	Year ended December 31, 2022		Year ended December 31, 2021		Year ended December 31, 2020
(dollars in thousands)	Reconciliation	Cost of Funds/Effective Borrowing Costs	Reconciliation	Cost of Funds/Effective Borrowing Costs	Reconciliation	Cost of Funds/Effective Borrowing Costs
Interest expense	$137,732	5.22%	$136,910	5.17%	$132,591	4.19%
Adjustments:
Interest expense on Securitized debt from consolidated VIEs	(84,219)	(6.64)%	(87,635)	(6.31)%	(53,118)	(5.38)%
Net interest (received) paid —interest rate swaps	(628)	(0.02)%	(109)	—%	1,133	0.04%
Effective Cost of Funds (non-GAAP)	$52,885	3.85%	$49,166	3.90%	$80,606	3.70%
Weighted average borrowings	$1,372,019		$1,259,264		$2,180,532

Liquidity and Capital Resources
General
Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders, and other general business needs.  To maintain our REIT qualifications under the Internal Revenue Code, we must distribute annually at least 90% of our taxable income, excluding capital gains and, such distributions requirements limit our ability to retain earnings and increase capital for operations. Our principal sources of funds generally consist of borrowings under repurchase agreements, Residential Whole Loan securitizations , payments of principal and interest we receive on our investment portfolio, cash generated from investment sales and, to the extent such transactions are entered into, proceeds from capital market and unsecured convertible note transactions.
We currently believe we have sufficient liquidity and capital resources available, for at least the next 12 months, to fund our operations, meet our financial obligations, purchase our target assets, and make dividend payments to maintain our REIT qualifications. As of December 31, 2022, we had $18.0 million in cash and cash equivalents. Our other sources of liquidity were unencumbered investments, and unused borrowing capacity in certain borrowing facilities since the amount borrowed is less than the maximum advance rate.

Sources of Liquidity
Our primary sources of liquidity are as follows:
Cash Generated from Operations

For the year ended December 31, 2022, net cash provided by operating activities was approximately $15.5 million. This was primarily attributable to margin settlements of interest rate swaps, the net interest income on our investments, realized gain on the sale of an REO hotel, less operating expenses, and general and administrative expenses. For the year ended December 31, 2021, net cash provided by operating activities was approximately $2.1 million. This was primarily attributable to the net interest income on our investments, less operating expenses, and general and administrative expenses. For the year ended December 31, 2020, net cash used in operating activities was by approximately $147.6 million. This was primarily attributable to the net loss on our investments net of adjustments pertaining to the amortization/accretion of premiums and discounts and other non-cash items less operating expenses, general and administrative expenses, and margin settlements on our interest rate swaps.
Cash Provided by and Used in Investing Activities
For the year ended December 31, 2022, net cash used in investing activities was approximately $56.3 million. The net cash provided by investing activity was primarily attributable to purchases of Non-Agency RMBS and residential whole loans during the period, which was partially offset by receipts of principal payments and payoffs on our investments and the sale of an REO hotel and mortgage backed securities. For the year ended December 31, 2021, net cash provided by investing activities was approximately $512.7 million. The net cash provided by investing activity was primarily attributable to proceeds from payoffs in our commercial and residential whole loans and principal payments on our investments, which was partially offset by our investment acquisitions. For the year ended December 31, 2020, net cash provided by investing activities was approximately $2.7 billion. This was primarily attributable to proceeds from sales and receipts of principal payments on our investments, which were partially offset by our investment acquisitions.
Cash Provided by and Used in Financing Activities
For the year ended December 31, 2022, net cash provided by financing activities was approximately $18.6 million. This was primarily attributable to the net cash proceeds from the Arroyo Trust 2022-1 and Arroyo Trust 2022-2 securitizations, which was partially offset by a decrease in repurchase agreement borrowings, paydowns in our securitized debt, and the repayment in full of our 2022 Notes at maturity. For the year ended December 31, 2021, net cash used in financing activities was approximately $582.0 million. This was primarily attributable to extinguishment of $137.3 million principal amount of the 2022 Notes, the repayments on securitized debt, and distribution of escrows related to consolidated VIEs and the payment of dividends on our common stock The proceeds from the issuance of the 2024 Notes partially offset the net cash used in financing activities. For the year ended December 31, 2020, net cash used in financing activities was approximately $2.5 billion. This was primarily attributable to net repayments of our repurchase agreement borrowings. Our net cash provided by financing activities was partially offset by dividends paid on our common stock.

Financing Facilities
Repurchase Agreements
As of December 31, 2022, we had borrowings under six of our master repurchase agreements of approximately $193.1 million. The following table presents our repurchase agreement borrowings, by type of collateral pledged, as of December 31, 2022 and December 31, 2021, and the respective effective cost of funds (non-GAAP financial measure) for the years ended December 31, 2022 and December 31, 2021, respectively. See "Non-GAAP Financial Measures" (dollars in thousands):

Collateral	Borrowings Outstanding	Value of Collateral Pledged	Weighted Average Interest Rate end of period	Weighted Average Cost of Funds	Weighted Average Effective Cost of Funds (Non-GAAP)(1)	Weighted Average Haircut end of period
December 31, 2022
Agency RMBS, at fair value	$293	$249	4.78%	2.00%	2.00%	25.00%
Non-Agency RMBS, at fair value(2)	67,366	104,487	7.16%	4.25%	4.25%	45.25%
Non-Agency CMBS, at fair value(2)	55,154	83,925	6.30%	3.49%	3.49%	40.00%
Residential Whole Loans, at fair value(3)	3,633	3,229	6.66%	2.75%	2.75%	10.00%
Residential Bridge Loans(3)	—	—	—%	3.88%	3.88%	—%
Commercial Loans, at fair value(3)	48,032	66,864	6.13%	3.82%	3.82%	28.23%
Other securities, at fair value	18,639	27,262	6.38%	3.49%	3.49%	37.38%
Interest rate swaps	n/a	n/a	n/a	n/a	(0.18)%	n/a
Total	$193,117	$286,016	6.57%	3.41%	3.23%	38.06%

December 31, 2021
Agency RMBS, at fair value	$976	$1,172	1.02%	1.10%	1.10%	25.00%
Non-Agency RMBS, at fair value	38,354	66,555	2.94%	3.10%	3.10%	39.29%
Non-Agency CMBS, at fair value	—	107,624	—%	3.04%	3.04%	40.00%
Residential Whole Loans, at fair value(3)	397,970	453,447	2.31%	4.86%	4.86%	10.00%
Residential Bridge Loans(3)	4,368	5,207	2.61%	2.68%	2.68%	20.00%
Commercial Loans, at fair value(3)	70,124	101,459	2.36%	2.62%	2.62%	29.73%
Membership interest(4)	2,457	51,648	3.50%	2.78%	2.78%	37.05%
Other securities, at fair value	—	—	2.90%	3.02%	3.02%	—%
Interest rate swaps	n/a	n/a	n/a	n/a	(0.03)%	n/a
Total	$514,249	$787,112	2.30%	3.46%	3.43%	19.14%

(1)Weighted Average Effective Cost of Funds (non-GAAP) for the period presented is calculated on an annualized basis and includes interest expense for the period and net periodic interest payments on interest rate swaps of approximately $628 thousand received and $109 thousand received for the years ended December 31, 2022 and 2021, respectively. While interest rate swaps are not accounted for using hedge accounting, such instruments are viewed by us as an economic hedge against increases in interest rates on our liabilities and are treated as hedges for purposes of satisfying the REIT requirements. See "Non-GAAP Financial Measures."
(2)Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(3)Repurchase agreement borrowings collateralized by Whole Loans, Bridge Loans and securitized commercial loans owned through trust certificates. The trust certificates are eliminated upon consolidation.
(4)The pledged amount relates to our non-controlling membership interest in our wholly owned subsidiary, WMC RETL LLC, which was financed under a repurchase agreement. The membership interest is eliminated in consolidation.

In connection with our repurchase agreement financings and interest rate swaps, we may receive margin calls or make a margin call from our counterparties. Our ability to meet future margin calls will be affected by our ability to use cash, draw on the unused capacity existing on financing facilities or obtain financing from unpledged collateral, the amount of which can vary based on the market value of such collateral. Our cash position fluctuates based on the timing of our operating, investing, and financing activities and is managed based on our anticipated cash needs. In 2022, we met our margin calls, and the cash collateral related to margin calls held by counterparties on December 31, 2022, was approximately $3.4 million.
At-The-Market Program
    In March 2017, we entered into an equity distribution agreement with JMP Securities LLC, or "JMP", which was amended on June 5, 2020, under which we may offer and sell up to $100 million in shares of common stock in an At-The-Market equity offering from time to time through JMP.

Contractual Obligations and Commitments
Our contractual obligations as of December 31, 2022 are as follows (dollars in thousands):

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Borrowings under repurchase agreements	$193,117	$—	$—	$—	$193,117
Contractual interest on repurchase agreements	7,715	—	—	—	7,715
Convertible senior unsecured notes	—	86,250	—	—	86,250
Contractual interest on convertible senior unsecured notes	5,822	5,822	—	—	11,644
Securitized debt(2)	—	1,370,692	—	1,041,137	2,411,829
Contractual interest on securitized debt	93,800	173,568	75,342	1,038,174	1,380,884
Total	$300,454	$1,636,332	$75,342	$2,079,311	$4,091,439

(1)The table above does not include amounts due under the Management Agreement (as defined herein) with our Manager, as those obligations do not have fixed and determinable payments.
(2)The securitized debt is non-recourse to us and can only be settled with the loans that serve as collateral. The collateral for the securitized debt has a principal balance of $2.5 billion. Assumes entire outstanding principal balance at December 31, 2022 is paid at maturity.
Management Agreement
On May 9, 2012, we entered into a management agreement (the "Management Agreement") with our Manager which describes the services to be provided by our Manager and compensation for such services. Our Manager is responsible for managing our operations, including: (i) performing all of our day-to-day functions; (ii) determining investment criteria in conjunction with our Board of Directors; (iii) sourcing, analyzing and executing investments, asset sales and financings; (iv) performing asset management duties; and (v) performing financial and accounting management, subject to the direction and oversight of our Board of Directors. Pursuant to the terms of the Management Agreement, our Manager is paid a management fee equal to 1.50% per annum of our stockholders' equity, (as defined in the Management Agreement), calculated and payable (in cash) quarterly in arrears. The Manager waived the management fee for March 2020 through May 2020 because of the unprecedented market disruption and dislocation across fixed income markets surrounding the uncertainty related to COVID-19 pandemic. In December 2021, the Manager agreed to voluntarily waive 25% of its management fee solely for the duration of calendar year 2022 in order to support the earnings potential of the Company and its transition to a residential focused investment portfolio. Future waivers, if any, are at the Manager's discretion. Refer to Note 10, "Related Party Transactions" to the consolidated financial statements contained in this Annual Report on Form 10-K.
Off-Balance Sheet Arrangements
We do not have any relationships with any entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes.
Further, other than guaranteeing certain obligations of our wholly-owned taxable REIT subsidiary or TRS and the obligations of our wholly-owned subsidiary, WMC CRE LLC, we have not guaranteed any obligations of any entities or entered into any commitment to provide additional funding to any such entities.
Dividends
To maintain our qualification as a REIT, U.S. federal income tax law generally requires that we distribute at least 90% of our REIT taxable income annually, determined without regard to the deduction for dividends paid and excluding net capital gains. We must pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our taxable income.
We evaluate each quarter to determine our ability to pay dividends to our stockholders based on our net taxable income if and to the extent authorized by our Board of Directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service payments. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We seek to manage the risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market values while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns from our assets through ownership of our common stock. While we do not seek to avoid risk completely, our Manager seeks to actively manage risk for us, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

We are subject to varying degrees of credit risk in connection with our assets. Although we do not expect to encounter credit risk in our Agency CMBS and Agency RMBS, we are exposed to the risk of potential credit losses from general credit spread widening related to Non-Agency RMBS, Non-Agency CMBS, Residential Whole Loans, Residential Bridge Loans, Commercial Loans and other portfolio investments in addition to unexpected increase in borrower defaults on these investments. Investment decisions are made following a bottom-up credit analysis and specific relevant risk assumptions. As part of the risk management process, our Manager uses detailed proprietary models, applicable to evaluate, depending on the asset class, house price appreciation and depreciation by region, prepayment speeds and foreclosure/default frequency, cost and timing. If our Manager determines that the proposed investment can meet the appropriate risk and return criteria as well as complement our existing asset portfolio, the investment will undergo a more thorough analysis.

As of December 31, 2022, three of the counterparties with which we had outstanding repurchase agreement borrowings held collateral which we posted as security for such borrowings in excess of 5% of our stockholders’ equity. Prior to entering into a repurchase agreement with any particular institution, our Manager does a thorough review of such potential counterparty.  Such review, however, does not assure the creditworthiness of such counterparty nor that the financial wherewithal of the counterparty will not deteriorate in the future.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to finance the acquisition of our assets through financings in the form of repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and public and private equity and debt issuances in addition to transaction or asset specific funding arrangements. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings. These hedging activities may not be effective. We also may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets.

Interest Rate Effect on Net Interest Income

Our operating results will depend in large part on differences between the income earned on our assets and our borrowing costs. The cost of our borrowings is generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase and the yields earned on our leveraged fixed-rate mortgage assets will remain static. Further, the cost of such financing could increase at a faster pace than the yields earned on our leveraged ARM and hybrid ARM assets. This could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Interest Rate Cap Risk

To the extent we invest in adjustable-rate RMBS and Whole-Loans, such instruments may be subject to interest rate caps, which potentially could cause such instruments to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. This issue is magnified to the extent we acquire ARM and hybrid ARM assets that are not based on mortgages which are fully indexed. In addition, ARM and hybrid ARM assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding or a portion of the incremental interest rate increase being deferred. To the extent we invest in such ARM and/or hybrid ARM assets, we could potentially receive less cash income on such assets than we would need to pay the interest cost on our related borrowings. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above under “Interest Rate Risk.”

Interest Rate Effects on Fair value

Another component of interest rate risk is the effect that changes in interest rates will have on the market value of the assets that we acquire. We face the risk that the market value of our assets will increase or decrease at different rates than those of our liabilities, including our hedging instruments. See “Market Risk” below.

The impact of changing interest rates on fair value can change significantly when interest rates change materially. Therefore, the volatility in the fair value of our assets could increase significantly in the event interest rates change materially. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, changes in actual interest rates may have a material adverse effect on us.

Market Risk

Our MBS and other assets are reflected at their fair value with unrealized gains and losses included in earnings. The fair value of our investments fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the fair value of these assets would be expected to decrease; conversely, in a decreasing interest rate environment, the fair value of these securities would be expected to increase.

The sensitivity analysis table presented below shows the estimated impact of an instantaneous parallel shift in the yield curve, up and down 50 and 100 basis points, on the market value of our interest rate-sensitive investments, including interest rate swaps, Interest-Only Strips, and net interest income at December 31, 2022, assuming a static portfolio of assets. When evaluating the impact of changes in interest rates, prepayment assumptions and principal reinvestment rates are adjusted based on our Manager’s expectations. The analysis presented utilizes our Manager’s assumptions, models and estimates, which are based on our Manager’s judgment and experience.

Change in Interest Rates	Percentage Change in Projected Net Interest Income	Percentage Change in Projected Portfolio Value
+1.00%	(107.97)%	(1.42)%
+0.50%	(54.01)%	(0.71)%
-0.50%	54.09%	0.73%
-1.00%	108.25%	1.47%

While the table above reflects the estimated immediate impact of interest rate increases and decreases on a static portfolio, we may rebalance our portfolio from time to time either to seek to take advantage of or reduce the impact of changes in interest rates. It is important to note that the impact of changing interest rates on market value and net interest income can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the market value of our assets could increase significantly when interest rates change beyond amounts shown in the table above. In addition, other factors impact the market value of and net interest income from our interest rate-sensitive investments and derivative instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, interest income would likely differ from that shown above and such difference might be material and adverse to our stockholders.

Certain assumptions have been made in connection with the calculation of the information set forth in the table above and, as such, there can be no assurance that assumed events will occur or that other events will not occur that would affect the outcomes. The base interest rate scenario assumes interest rates at December 31, 2022. The analysis presented utilizes assumptions and estimates based on our Manager’s judgment and experience.  Furthermore, while we generally expect to retain such assets and the associated interest rate risk, future purchases and sales of assets could materially change our interest rate risk profile.

Prepayment Risk

The value of our Agency and Non-Agency RMBS and our Residential Whole Loans may be affected by prepayment rates on the underlying residential mortgage. We acquire RMBS and Residential Whole Loans and anticipate that the underlying residential mortgages will prepay at a projected rate generating an expected yield.  If we purchase assets at a premium to par value, when borrowers prepay their residential mortgage loans faster than expected, the corresponding prepayments may reduce the expected yield on our residential mortgage assets because we will have to amortize the related premium on an accelerated basis and, in the case of Agency RMBS, other than interest-only strips, and certain other investment grade rated securities, we are required to make a retrospective adjustment to historical amortization.  Conversely, if we purchase assets at a discount to par value, when borrowers prepay their residential mortgage loans slower than expected, such decrease may reduce the expected yield on such assets because we will not be able to accrete the related discount as quickly as originally anticipated and, in the case of Agency RMBS, other than interest-only strips, and certain other investment grade rated securities, we will be required to make a retrospective adjustment to historical amortization.

The value of our Agency and Non-Agency CMBS, as well as Commercial Whole Loans, will also be affected by prepayment rates; however, commercial mortgages frequently limit the ability of the borrower to prepay, thereby providing a certain level of prepayment protection.  Common restrictions include yield maintenance and prepayment penalties, the proceeds of which are generally at least partially allocable to these securities, as well as defeasance.

Likewise, the value of our ABS and other structured securities will also be affected prepayment rates. The collateral underlying such securities may, similar to most residential mortgages, allow the borrower to prepay at any time or, similar to commercial mortgages, limit the ability of the borrower to prepay by imposing lock-out provisions, prepayment penalties and/or make whole provisions.

Extension Risk

Most residential mortgage loans do not prohibit the partial or full prepayment of principal outstanding.  Accordingly, while the stated maturity of a residential mortgage loan may be 30 years, or in some cases even longer, historically the vast majority of residential mortgage loans are satisfied prior to their maturity date. In periods of rising interest rates, borrowers have less incentive to refinance their existing mortgages and mortgage financing may not be as readily available. This generally results in a slower rate of prepayments and a corresponding longer weighted average life for RMBS and Residential Whole Loans.  The increase, or extension, in weighted average life is commonly referred to as “Extension Risk” which can negatively impact our portfolio. To the extent we receive smaller pre-payments of principal, we will have less capital to invest in new assets.  This is extremely detrimental in periods of rising interest rates as we will be unable to invest in new higher coupon investments and a larger portion of our portfolio will remain invested in lower coupon investments. Further, our borrowing costs are generally short-term and, even if hedged, are likely to increase in a rising interest rate environment, thereby reducing our net interest margin. Finally, to the extent we acquired securities at a discount to par, a portion of the overall return on such investments is based on the recovery of this discount. Slower principal prepayments will result in a longer recovery period and a lower overall return on our investment.

Prepayment rates on Agency and Non-Agency CMBS, as well as Commercial Whole Loans, are generally less volatile than residential mortgage assets as commercial mortgages usually limit the ability of the borrower to prepay the mortgage prior to maturity or a period shortly before maturity. Accordingly, extension risk for Agency and Non-Agency CMBS and Commercial Whole Loans is generally less than RMBS and Residential Whole Loans as it presumed that other than defaults (i.e., involuntary prepayments), most commercial mortgages will remain outstanding for the contractual term of the mortgage.

Prepayment rates on ABS and our other structured securities will be determined by the underlying collateral. The extension risk of such securities will generally be less than residential mortgages, but greater than commercial mortgages.

Real Estate Risk

Residential and commercial property values are subject to volatility and may be adversely affected by a number of factors, including, but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as the supply of housing stock); changes or continued weakness in specific industry segments; construction quality, age, and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

 Counterparty Risk

The following discussion on counterparty risk reflects how these transactions are structured, rather than how they are presented for financial reporting purposes.

When we engage in repurchase transactions, we generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us, we could incur a loss on the transaction up to the amount of the haircut (assuming there was no change in the value of the securities).

If a counterparty to a bi-lateral interest rate swap cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. We may also risk the loss of any collateral we have pledged to secure our obligations under interest rate swap if the counterparty becomes insolvent or files for bankruptcy. In the case of a cleared swap, if our clearing broker were to default, become insolvent or file for bankruptcy, we may also risk the loss of any collateral we have posted to the clearing broker unless we were able to transfer or “port” our positions and held collateral to another clearing broker. In addition, the interest rate swap would no longer mitigate the impact of changes in interest rates as intended. Most of our interest swaps are currently cleared through a central clearing house which reduces but does not eliminate the aforementioned risks. Also see “Liquidity Risk” below.

Prior to entering into a trading agreement or transaction with any particular institution where we take on counterparty risk, our Manager does a thorough review of such potential counterparty. Such review, however, does not assure the creditworthiness of such counterparty nor that the financial wherewithal of the counterparty will not deteriorate in the future.

Funding Risk

We have financed a substantial majority of our assets with repurchase agreement financing. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage. Changes in the regulatory environment, as well as, weakness in the financial markets, the residential mortgage markets, the commercial mortgage markets, the asset-backed securitization markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing.

Liquidity Risk

Our liquidity risk is principally associated with the financing of long-maturity assets with short-term borrowings in the form of repurchase agreements. Although the interest rate adjustments of these assets and liabilities fall within the guidelines established by our operating policies, maturities are not required to be, nor are they, matched.

Should the value of our assets pledged as collateral suddenly decrease, margin calls relating to our repurchase agreements could increase, causing an adverse change in our liquidity position. Our inability to post adequate collateral for a margin call by the counterparty could result in a condition of default under our repurchase agreements, thereby enabling the counterparty to liquidate the collateral pledged by us, which may have a material adverse consequence on our business and results of operations.

In an instance of severe volatility, or where the additional stress on liquidity resulting from volatility is sustained over an extended period of time, we could be required to sell securities, possibly even at a loss to generate sufficient liquidity to satisfy collateral and margin requirements which could have a material adverse effect on our financial position, results of operations and cash flows.

Additionally, if one or more of our repurchase agreement counterparties chose not to provide on-going funding, our ability to finance would decline or exist at possibly less advantageous terms. Further, if we are unable to renew, replace or expand repurchase financing with other sources of financing on substantially similar terms, it may have a material adverse effect on our business, financial position, results of operations and cash flows, due to the long-term nature of our investments and relatively short-term maturities of our repurchase agreements. As such, there is no assurance that we will always be able to roll over our repurchase agreements.

The costs associated with our borrowings are generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase while the yields earned on our existing portfolio of leveraged fixed-rate MBS and other fixed rate assets will remain static. Further, certain of our floating rate assets may contain annual or lifetime interest rate caps as well as limit the frequency or timing of changes to the underlying interest rate index. This could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time, as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could have a material adverse effect on our liquidity and results of operations.

In addition, the assets that comprise our investment portfolio are not traded on a public exchange. A portion of these assets may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises, including in response to changes in economic and other conditions. Recent regulatory changes have imposed new capital requirements and other restrictions on banks and other market intermediaries’ ability and desire to hold assets on their balance sheets and otherwise make markets in fixed income securities and other assets resulting in reduced liquidity in many sectors of the market. This regulatory trend is expected to continue. As a result of these developments, it may become increasingly difficult for us to sell assets in the market, especially in credit oriented sectors such as Non-Agency RMBS and CMBS, ABS and Whole Loans.

We enter into interest rate swaps to manage our interest rate risk. We are required to pledge cash or securities as collateral as part of a margin arrangement, calculated daily, in connection with the interest rate swaps. The amount of margin that we are required to post will vary and generally reflects collateral required to be posted with respect to interest rate swaps that are in an unrealized loss position to us and is generally based on a percentage of the aggregate notional amount of interest rate swaps per counterparty. Margin calls could adversely affect our liquidity. Our inability to post adequate collateral for a margin call could result in a condition of default under our interest rate swap agreements, thereby resulting in liquidation of the collateral pledged by us, which may have a material adverse consequence on our business, financial position, results of operations and cash flows. Conversely, if our interest rate swaps are in an unrealized gain position, our counterparties to bilateral swaps are required to post collateral with us, under the same terms that we post collateral with them.  We at times enter into a MAC interest rate swap in which we receive or make a payment at the time of entering such interest rate swap to compensate for the out of the market nature of such interest rate swap. Similar to all other interest rate swaps, MAC interest rate swaps are subject to the margin requirements previously described.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily directly correlate with inflation rates or changes in inflation rates. Our consolidated financial statements are prepared in accordance with GAAP and our distributions will be determined by our Board of Directors consistent with our obligation to distribute to our stockholders at least 90% of our net taxable income on an annual basis, in accordance with the REIT regulations, in order to maintain our REIT qualification.  In each case, our activities and consolidated balance sheets are measured with reference to historical cost and/or fair market value without considering inflation.

Foreign Investment risk

We have invested in non U.S. CMBS transactions and, in the future, we may make other investments in non U.S. issuers and transactions. These investments present certain unique risks, including those resulting from future political, legal, and economic developments, which could include favorable or unfavorable changes in currency exchange rates, exchange control regulations (including currency blockage), expropriation, nationalization, or confiscatory taxation of assets, adverse changes in investment capital or exchange control regulations (which may include suspension of the ability to transfer currency from a country), political changes, diplomatic developments, difficulty in obtaining and enforcing judgments against non U.S. entities, the possible imposition of the applicable country’s governmental laws or restrictions, and the reduced availability of public information concerning issuers. In the event of a nationalization, expropriation, or other confiscation of assets, we could lose our entire investment in a security. Legal remedies available to investors in certain jurisdictions may be more limited than those available to investors in the United States. Issuers of non U.S. securities may not be subject to the same degree of regulation as U.S. issuers.

Furthermore, non U.S. issuers are not generally subject to uniform accounting, auditing, and financial reporting standards or other regulatory practices and requirements comparable to those applicable to U.S. issuers. There is generally less government supervision and regulation of non U.S. exchanges, brokers, and issuers than there is in the United States, and there is greater difficulty in taking appropriate legal action in non U.S. courts. There are also special tax considerations that apply to securities of non U.S. issuers and securities principally traded overseas.

To the extent that our investments are denominated in U.S. dollars, these investments are not affected directly by changes in currency exchange rates relative to the dollar and exchange control regulations. We are, however, subject to currency risk with respect to such investments to the extent that a decline in a non U.S. issuer’s or borrower’s own currency relative to the dollar may impair such issuer’s or borrower’s ability to make timely payments of principal and/or interest on a loan or other debt security. To the extent that our investments are in non-dollar denominated securities, the value of the investment and the net investment income available for distribution may be affected favorably or unfavorably by changes in currency exchange rates relative to the dollar and exchange control regulations.

Currency exchange rates can be volatile and affected by, among other factors, the general economics of a country, the actions of governments or central banks and the imposition of currency controls and speculation. In addition, a security may be denominated in a currency that is different from the currency where the issuer is domiciled.

Currency Risk

We have and may continue in the future to invest in assets which are denominated in a currency other than U.S. dollars and may finance such investments with repurchase financing or other forms of financing which may also be denominated in a currency other than U.S. dollars. To the extent we make such investments and/or enter into such financing arrangements, we may utilize foreign currency swaps, forwards or other derivative instruments to hedge our exposure to foreign currency risk.  Despite being economic hedges, we have elected not to treat such derivative instruments as hedges for accounting purposes and therefore the changes in the value of such instruments, including actual and accrued payments, will be included in our Consolidated Statements of Operations. While such transactions are entered into in an effort to minimize our foreign currency risk, there can be no assurance that they will perform as expected. If actual prepayments of the foreign denominated asset are faster, or slower, than expected, the hedge instrument is unlikely to fully protect us from changes in the valuation of such foreign currency. Further, as with interest rate swaps, there is counterparty risk associated with the future creditworthiness of such counterparty.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Financial Statements Schedules other than the one listed above are omitted because the required information is not applicable or deemed not material, or the required information is presented in the financial statements and/or in the notes to financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Western Asset Mortgage Capital Corporation

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Western Asset Mortgage Capital Corporation and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Non-Qualified Residential Whole Loans

As described in Note 3 to the consolidated financial statements, the fair value of the Company’s Non-Qualified Residential Whole Loans (“Non-QM”) was $377.1 million as of December 31, 2022. The Company’s valuation is based upon prices obtained from an independent third-party pricing service that specializes in loan valuation, utilizing a discounted cash flow valuation model that is calibrated to recent loan trade execution. The valuation methodology incorporates commonly used market pricing methods, which include the inputs considered most significant to the determination of fair value of the Company's residential whole loans. The assumptions made by the independent third-party pricing service include the market discount rate, default assumption, loss severity and prepayment speeds.

Management reviews the analysis provided by pricing service as well as the key assumptions made available to the company.

The principal considerations for our determination that performing procedures relating to the valuation of the Company’s Non-QM Residential Whole Loans is a critical audit matter are the significant judgment by management to determine the fair value of these loans, which included significant assumptions related to the market discount rate, default assumption, loss severity and prepayment speeds, which in turn led to a high degree of auditor subjectivity, judgment, and effort in performing audit procedures and evaluating the audit evidence obtained related to the valuation and the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the valuation of Non-QM Residential Whole Loans, including controls over management’s loan data and the prices and significant assumptions received from the independent third-party pricing service. These procedures also included, among others, (i) the involvement of professionals with specialized skill and knowledge to assist in developing an independent range of prices for the Non-QM Residential Whole Loan portfolio and (ii) comparing the independent range to management’s estimate to evaluate the reasonableness of management’s estimate. Developing the independent estimate involved (i) testing the loan data provided by management and (ii) independently developing the assumptions related to the discount rate, default assumptions, loss severity and prepayment speeds by utilizing data obtained from market sources and observable transactions under a variety of macroeconomic scenarios.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 10, 2023

We have served as the Company’s auditor since 2011.

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands—except share and per share data)

	December 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$18,011	$40,193
Restricted cash	248	260
Agency mortgage-backed securities, at fair value ($249 and $1,172 pledged as collateral, at fair value, respectively)	767	1,172
Non-Agency mortgage-backed securities, at fair value ($100,115 and $123,947 pledged as collateral, at fair value, respectively)	109,122	133,127
Other securities, at fair value ($27,262 and $51,648 pledged as collateral, at fair value, respectively)	27,262	51,648
Residential Whole Loans, at fair value ($1,089,914 and $1,023,502 pledged as collateral, at fair value, respectively)	1,091,145	1,023,502
Residential Bridge Loans, at fair value (None and $5,207 pledged as collateral, at fair value, respectively)	2,849	5,428
Securitized commercial loans, at fair value	1,085,103	1,355,808
Commercial Loans, at fair value ($66,864 and $101,459 pledged as collateral, at fair value, respectively)	90,002	130,572
Investment related receivable	5,960	22,133
Interest receivable	11,330	11,823
Due from counterparties	6,574	4,565
Derivative assets, at fair value	1	105
Other assets	4,860	45,364
Total Assets(1)	$2,453,234	$2,825,700
Liabilities and Stockholders' Equity:
Liabilities:
Repurchase agreements, net	$193,117	$617,189
Convertible senior unsecured notes, net	83,522	119,168
Securitized debt, net ($1,719,865 and $1,344,370 at fair value and $128,217 and $180,116 held by affiliates, respectively)	2,058,684	1,863,488
Interest payable (includes $655 and $699 on securitized debt held by affiliates, respectively)	12,794	10,272
Due to counterparties	300	—
Derivative liability, at fair value	61	602
Accounts payable and accrued expenses	3,201	4,842
Payable to affiliate	4,028	1,925
Dividend payable	2,415	3,623
Other liabilities	300	262
Total Liabilities(2)	2,358,422	2,621,371
Commitments and contingencies (Note 15)
Stockholders' Equity(3):
Common stock, $0.01 par value, 50,000,000 shares authorized, and 6,038,012 and 6,038,010 outstanding, respectively	60	60
Preferred stock, $0.01 par value, 10,000,000 shares authorized and no shares outstanding	—	—
Treasury stock, at cost, 57,981 and 57,981 shares held, respectively	(1,665)	(1,665)
Additional paid-in capital	919,238	918,695
Retained earnings (accumulated deficit)	(822,829)	(723,981)
Total Stockholders' Equity	94,804	193,109
Non-controlling interest	8	11,220
Total Equity	94,812	204,329
Total Liabilities and Stockholders' Equity	$2,453,234	$2,825,700
See notes to consolidated financial statements.

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands—except share and per share data)

	December 31, 2022	December 31, 2021
(1) Assets of consolidated VIEs included in the total assets above:
Cash and cash equivalents	$—	$266
Restricted cash	248	260
Residential Whole Loans, at fair value ($1,089,914 and $1,023,502 pledged as collateral, at fair value, respectively)	1,091,145	1,023,502
Residential Bridge Loans, at fair value (None and $5,207 pledged as collateral, at fair value, respectively)	2,849	5,207
Securitized commercial loans, at fair value	1,085,103	1,355,808
Commercial Loans, at fair value (None and $14,362 pledged as collateral, at fair value, respectively)	14,362	14,362
Investment related receivable	5,914	22,087
Interest receivable	10,182	10,572
Other assets	509	—
Total assets of consolidated VIEs	$2,210,312	$2,432,064

(2) Liabilities of consolidated VIEs included in the total liabilities above:
Securitized debt, net ($1,719,865 and $1,344,370 at fair value and $128,217 and $180,116 held by affiliates, respectively)	$2,058,684	$1,863,488
Interest payable (includes $655 and $699 on securitized debt held by affiliates, respectively)	8,303	6,480
Accounts payable and accrued expenses	43	78
Other liabilities	248	260
Total liabilities of consolidated VIEs	$2,067,278	$1,870,306
(3) Amounts have been adjusted to reflect the one-for-ten reverse stock split effected July 11, 2022. See Note 2, "Basis of Presentation and Summary of Significant Accounting Policies" and Note 12, "Stockholders' Equity" to the consolidated financial statements contained in this Annual Report on Form 10-K for additional details.
See notes to consolidated financial statements.

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands—except share and per share data)

	For the years ended December 31,
	2022	2021	2020
Net Interest Income
Interest income	$158,719	$164,071	$178,028
Interest expense (includes $13,757, $14,341 and $8,877 on securitized debt held by affiliates, respectively)	137,732	136,910	132,591
Net Interest Income	20,987	27,161	45,437

Other Income (Loss)
Realized gain (loss), net	(36,669)	(10,927)	84,271
Unrealized loss, net	(63,874)	(46,391)	(221,387)
Gain (loss) on derivative instruments, net	16,218	549	(197,703)
Other, net	(147)	490	339
Other Income (Loss)	(84,472)	(56,279)	(334,480)

Expenses
Management fee to affiliate	3,942	5,937	4,544
Transaction costs	6,311	3,236	804
Financing fee	—	—	20,540
Other operating expenses	1,353	1,506	2,051
General and administrative expenses:
Compensation expense	1,650	2,571	2,787
Professional fees	6,031	3,890	4,878
Other general and administrative expenses	2,523	3,508	3,303
Total general and administrative expenses	10,204	9,969	10,968
Total Expenses	21,810	20,648	38,907

Loss before income taxes	(85,295)	(49,766)	(327,950)
Income tax provision	171	99	396
Net loss	(85,466)	(49,865)	(328,346)
Net income (loss) attributable to non-controlling interest	3,613	(912)	8
Net loss attributable to common stockholders and participating securities	$(89,079)	$(48,953)	$(328,354)

Net loss per Common Share — Basic(1)	$(14.77)	$(8.07)	$(57.20)
Net loss per Common Share — Diluted(1)	$(14.77)	$(8.07)	$(57.20)

(1) Amounts have been adjusted to reflect the one-for-ten reverse stock split effected July 11, 2022. See Note 2, "Basis of Presentation and Summary of Significant Accounting Policies" and Note 12, "Stockholders' Equity" to the consolidated financial statements contained in this Annual Report on Form 10-K for additional details.
See notes to consolidated financial statements.

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
(in thousands—except shares and share data)

	Common Stock Outstanding		Additional Paid-In Capital(1)	Retained Earnings (Accumulated) Deficit	Treasury Stock	Total Stockholders' Equity	Non-Controlling Interest	Total Equity
	Shares(1)	Par
Balance at December 31, 2019	5,352,390	$53	$889,709	$(325,301)	$—	$564,461	$—	$564,461
Net proceeds from public offerings of common stock	603,474	6	22,351	—	—	22,357	—	22,357
Offering costs	—	—	(371)	—	—	(371)	—	(371)
Proceeds from non-controlling interest, net of offering costs	—	—	—	—	—	—	2	2
Exchange of convertible senior notes	135,408	1	3,587	—	—	3,588	—	3,588
Vesting of restricted stock	—	—	699	—	—	699	—	699
Treasury stock	(10,000)	—	—	—	(578)	(578)	—	(578)
Net loss	—	—	—	(328,354)	—	(328,354)	8	(328,346)
Dividends declared on non-controlling interest	—	—	—	—	—	—	(8)	(8)
Dividends declared on common stock	—	—	32	(6,722)	—	(6,690)	—	(6,690)
Balance at December 31, 2020	6,081,272	60	916,007	(660,377)	(578)	255,112	2	255,114
Equity contributions	—	—	—	—	—	—	12,138	12,138
Equity component of convertible unsecured notes	—	—	2,060	—	—	2,060	—	2,060
Exchange of phantom stock for common stock	4,721	—	—	—	—	—	—	—
Offering costs	—	—	(70)	—	—	(70)	—	(70)
Vesting of restricted stock	—	—	619	—	—	619	—	619
Treasury stock	(47,981)	—	—	—	(1,087)	(1,087)	—	(1,087)
Net loss	—	—	—	(48,953)	—	(48,953)	(912)	(49,865)
Dividends declared on non-controlling interest	—	—	—	—	—	—	(8)	(8)
Dividends declared on common stock	—	—	79	(14,651)	—	(14,572)	—	(14,572)
Balance at December 31, 2021	6,038,012	60	918,695	(723,981)	(1,665)	193,109	11,220	204,329
Equity distributions	—	—	—	—	—	—	(14,817)	(14,817)
Vesting of restricted stock	—	—	435	—	—	435	—	435
Net loss	—	—	—	(89,079)	—	(89,079)	3,613	(85,466)
Dividends declared on non-controlling interest	—	—	—	—	—	—	(8)	(8)
Dividends declared on common stock	—	—	108	(9,769)	—	(9,661)	—	(9,661)
Balance at December 31, 2022	6,038,012	$60	$919,238	$(822,829)	$(1,665)	$94,804	$8	$94,812

(1) Amounts have been adjusted to reflect the one-for-ten reverse stock split effected July 11, 2022. See Note 2, "Basis of Presentation and Summary of Significant Accounting Policies" and Note 12, "Stockholders' Equity" to the consolidated financial statements contained in this Annual Report on Form 10-K for additional details.
See notes to consolidated financial statements.

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the year ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(85,466)	$(49,865)	$(328,346)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Premium amortization and (discount accretion), net	2,406	1,540	5,141
Interest income earned added to principal of investments	(96)	(485)	(829)
Amortization of deferred financing costs	2,525	5,445	3,577
Amortization of discount on convertible senior unsecured notes	820	944	1,097
Restricted stock amortization	435	618	699
Interest payments and basis recovered on MAC interest rate swaps	—	—	202
Premium on purchase of Residential Whole Loans	(6,619)	(17,058)	(3,858)
Financing fee	—	8,540	12,000
Unrealized loss, net	63,874	46,391	221,387
Unrealized (gain) loss on derivative instruments, net	(3,499)	208	3,953
Realized (gain) loss on exchange and extinguishment of convertible senior notes, net	(50)	1,509	(3,644)
Realized (gain) loss on sale of real estate owned ("REO"), net	(11,966)	(54)	789
Realized (gain) loss on investments, net	48,685	9,472	(81,416)
Loss on derivatives, net	1,762	—	13,134
Changes in operating assets and liabilities:
Interest receivable	493	1,399	5,845
Invested related receivable	—	2,546	(2,544)
Other assets	(848)	339	(905)
Interest payable	2,522	(1,734)	(2,995)
Accounts payable and accrued expenses	(1,639)	2,095	(499)
Payable to affiliate	2,103	(1,246)	1,023
Other liabilities	50	(8,539)	8,541
Net cash provided by (used in) operating activities	15,492	2,065	(147,648)
Cash flows from investing activities:
Purchase of securities	(39,952)	—	(320,996)
Proceeds from sale of securities	56,427	27,488	2,234,048
Principal repayments and basis recovered on securities	7,665	16,704	35,352
Proceeds from sale of REO	55,573	738	2,620
Purchase of Residential Whole Loans	(405,298)	(410,790)	(109,480)
Proceeds from sale of Residential Whole Loans	11,735	—	144,258
Principal repayments on Residential Whole Loans	233,486	411,605	288,568
Principal repayments on Commercial Loans	20,593	103,284	44,819
Principal repayments on securitized commercial loans	—	354,203	349,608
Principal repayments on Residential Bridge Loans	1,491	9,374	22,075
Premium for credit default swaps, net	(347)	—	(14,028)
Net settlements of TBAs	2,051	—	(2,430)
Proceeds from sale of interest rate swaptions	312	—	—
Due from counterparties, net	460	50	2,340
Interest payments and basis recovered on MAC interest rate swaps	—	—	(202)

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the year ended December 31,
	2022	2021	2020
Premium for interest rate swaptions, net	(473)	—	80
Net cash (used in) provided by investing activities	(56,277)	512,656	2,676,632

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	22,357
Payment of offering costs	(2)	(92)	(374)
Repurchase of common stock	—	(1,087)	(578)
Proceeds from repurchase agreement borrowings	3,519,541	4,592,689	10,020,593
Proceeds from convertible note offering	—	86,250	—
Payments on extinguishment of convertible senior notes	(37,555)	(136,754)	(21,975)
Proceeds from offering to non-controlling interest, net of offering costs	—	—	2
Repayments of repurchase agreement borrowings	(3,943,613)	(4,334,346)	(12,486,624)
Proceeds from securitized debt	742,432	—	460,787
Repayments of securitized debt	(234,337)	(683,472)	(579,705)
Financing fee	—	(8,540)	(12,000)
Payments made for deferred financing costs	—	(3,573)	(5,437)
Due from counterparties, net	(2,469)	(2,288)	94,280
Due to counterparties, net	300	(321)	(388)
Increase (decrease) in other liabilities, net	(12)	(75,873)	23,185
Equity distributions to non-controlling interest	(14,817)	—	—
Dividends paid on common stock	(10,869)	(14,598)	(19,633)
Dividends paid to non-controlling interest	(8)	(8)	(8)
Net cash provided by (used in) financing activities	18,591	(582,013)	(2,505,518)

Net (decrease) increase in cash and cash equivalents	(22,194)	(67,292)	23,466
Cash, cash equivalents and restricted cash, beginning of period	40,453	107,745	84,279
Cash, cash equivalents and restricted cash, end of period	$18,259	$40,453	$107,745

Supplemental disclosure of operating cash flow information:
Interest paid	$107,510	$110,707	$119,957
Income taxes paid	$50	$192	$810
Supplemental disclosure of non-cash financing/investing activities:
Underwriting and offering costs payable	$—	$2	$—
Principal payments of securities, not settled	$—	$—	$44
Assets of deconsolidated VIE	$—	$—	$(150,804)
Liabilities of deconsolidated VIE	$—	$—	$143,952
Mortgage-backed securities recorded upon deconsolidation	$—	$—	$6,852
Assets of consolidated VIE	$—	$—	$1,245,287
Liabilities of consolidated VIE	$—	$—	$(1,231,549)
Mortgage-backed securities derecognized upon VIE consolidation	$—	$—	$(13,737)
Dividends and distributions declared, not paid	$2,415	$3,623	$3,649

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the year ended December 31,
	2022	2021	2020
Principal payments of Residential Whole Loans, not settled	$4,619	$21,970	$26,885
Principal payments of Residential Bridge Loans, not settled	$1,341	$163	$1,102
Other assets - Transfer of Residential Whole Loans to REO	$2,255	$—	$—
Other assets - Transfer of Residential Bridge Loans to REO	$—	$752	$419
Other assets - Transfer of Commercial Loans to REO	$—	$30,345	$—
Other assets - Transfer of REO from non-controlling interest	$—	$12,138	$—
Financing fee payable	$—	$—	$(8,540)
Exchange of convertible senior notes for commons stock	$—	$—	$3,588

Reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheets:
Cash and cash equivalents	$18,011	$40,193	$31,613
Restricted cash	248	260	76,132
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$18,259	$40,453	$107,745

Western Asset Mortgage Capital Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands—except share and per share data)

The following defines certain of the commonly used terms in these Notes to Consolidated Financial Statements: “Agency” or “Agencies” refer to a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae” or “FNMA”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “FHLMC”), or an agency of the U.S. Government, such as the Government National Mortgage Association (“Ginnie Mae” or “GNMA”); references to “MBS” refer to mortgage backed securities, including residential mortgage-backed securities or “RMBS,” commercial mortgage-backed securities or “CMBS,” and “Interest-Only Strips” (as defined herein); “Agency MBS” refer to RMBS, CMBS and Interest-Only Strips issued or guaranteed by the Agencies while “Non-Agency MBS” refer to RMBS, CMBS and Interest-Only Strips that are not issued or guaranteed by the Agencies; references to “ARMs” refers to adjustable rate mortgages; references to “Interest-Only Strips” refer to interest-only (“IO”) and inverse interest-only (“IIO”) securities issued as part of or collateralized with MBS; references to “TBA” refer to To-Be-Announced Securities; and references to “Residential Whole Loans,” “Residential Bridge Loans” and “Commercial Loans” (collectively “Whole Loans”) refer to individual mortgage loans secured by single family, multifamily and commercial properties.

Note 1—Organization
Western Asset Mortgage Capital Corporation, a Delaware corporation, and its subsidiaries (the “Company”), commenced operations in May 2012. The Company invests in, finances, and manages a portfolio of real estate related securities, Whole Loans, and other financial assets. The Company’s current portfolio is comprised of Non-Qualified ("Non-QM") Residential Whole Loans, Non-Agency RMBS, Commercial Loans, Non-Agency CMBS, and to a lesser extent Agency RMBS, GSE Risk Transfer Securities, Residential Bridge Loans, and asset-backed securities (“ABS”) secured by a portfolio of private student loans. The Company’s investment strategy is based on Western Asset Management Company, LLC’s (the “Manager”) perspective of which mix of portfolio assets it believes provides the Company with the best risk-reward opportunities at any given time. The Company's current investment strategy will focus on residential real estate related investments, including but not limited to non-qualified mortgage loans, Non-agency RMBS, and other related investments. The Manager will vary the allocation among these asset classes subject to maintaining the Company’s qualification as a REIT and maintaining its exemption from the Investment Company Act of 1940, as amended (the “1940 Act”). These restrictions limit the Company’s ability to invest in non-qualified MBS, non-real estate assets, and/or assets which are not secured by real estate.  Accordingly, the Company’s portfolio will continue to be principally invested in qualifying MBS, Whole Loans, and other real estate related assets.
The Company is externally managed by the Manager, an investment advisor registered with the Securities and Exchange Commission (“SEC”).  The Manager is a wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin”). The Company operates and has elected to be taxed as a real estate investment trust or “REIT” commencing with its taxable year ended December 31, 2012.

During the second quarter of 2022, the Company announced that its Board of Directors had authorized a review of strategic alternatives for the Company aimed at enhancing shareholder value, which may include a sale or merger of the Company. JMP Securities, A Citizens Company, has been retained as exclusive financial advisor to the Company. No assurance can be given that the review being undertaken will result in a sale, merger, or other transaction involving the Company, and the Company has not set a timetable for completion of the review process. The current market environment for mortgage REITs remains challenging, given the rapid rise in interest rates and the increased potential for an economic retrenchment, which has added complexity to our exploration of strategic partners. The Company does not intend to make any further statements regarding this process unless and until a definitive agreement for a transaction has been reached, or until the process of exploring strategic alternatives has ended.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
    The accompanying financial statements and related notes have been prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company, its wholly-owned and majority owned subsidiaries and VIEs in which it is considered the primary beneficiary. All intercompany amounts between the Company and its subsidiaries and consolidated VIEs have been eliminated in consolidation.
Reverse Stock Split
Our amended and restated certificate of incorporation as of June 30, 2022, authorizes the Company to issue a total of 600,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Following approval by the Company’s stockholders of a reverse stock split between a range of 1-for-5 and 1-for-10 of currently outstanding shares of the Company’s common stock, on June 30, 2022, the Company's board of directors selected a one-for-ten reverse stock split ratio. The one-for-ten reverse stock split was effected on July 11, 2022, which reduced the total number of authorized shares of common stock from 500,000,000 to 50,000,000 and the total number of issued and outstanding shares from 60,380,105 to 6,038,012. The par value per share of our common stock remained unchanged at $0.01. All per share amounts and common shares outstanding have been adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split.

Our stockholders' equity, in the aggregate, remains unchanged. Per share net income or loss increased because there are fewer shares of common stock outstanding. The common stock held in treasury was reduced in proportion to the reverse stock split ratio. There were no other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, that arose as a result of the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares was entitled to receive, in lieu of such fractional shares, cash in an amount determined based on the closing price of the Company's common stock the business day prior to the effective date. The reverse stock split applied to all of the Company's outstanding shares of common stock and did not affect any stockholder’s ownership percentage of shares of the Company's common stock, except for immaterial changes resulting from the payment of cash for fractional shares.

Variable Interest Entities

VIEs are defined as entities that by design either lack sufficient equity for the entity to finance its activities without additional subordinated financial support or are unable to direct the entity’s activities or are not exposed to the entity’s losses or entitled to its residual returns. The Company evaluates all of its interests in VIEs for consolidation. When the interests are determined to be variable interests, the Company assesses whether it is deemed the primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, it considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes: first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE or have the right to unilaterally remove those decision makers are deemed to have the power to direct the activities of a VIE.

To assess whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, it considers all of its economic interests. This assessment requires the Company to apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include; the design of the VIE, including its capitalization structure, subordination of interests, payment priority, relative share of interests held across various classes within the VIE’s capital structure, and the reasons why the interests are held by the Company.

In instances where the Company and its related parties have variable interests in a VIE, the Company considers whether there is a single party in the related party group that meets both the power and losses or benefits criteria on its own as though no related party relationship existed.  If one party within the related party group meets both these criteria, such reporting entity is the primary beneficiary of the VIE and no further analysis is needed.  If no party within the related party group on its own meets both the power and losses or benefits criteria, but the related party group as a whole meets these two criteria, the determination of primary beneficiary within the related party group requires significant judgment. The analysis is based upon qualitative as well as quantitative factors, such as the relationship of the VIE to each of the members of the related-party group, as well as the significance of the VIE's activities to those members, with the objective of determining which party is most closely associated with the VIE. Ongoing assessments of whether an enterprise is the primary beneficiary of a VIE are required.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Earnings (Loss) Per Share

GAAP requires use of the two-class method in computing earnings per share for all periods presented for each class of common stock and participating securities as if all earnings for the period had been distributed. Under the two-class method, during periods of net income, the net income is first reduced for dividends declared on all classes of securities to arrive at undistributed earnings. During periods of net losses, the net loss is reduced for dividends declared on participating securities only if the security has the right to participate in the earnings of the entity and an objectively determinable contractual obligation to share in net losses of the entity. The Company’s participating securities are not allocated a share of the net loss, as the participating securities do not have a contractual obligation to share in the net losses of the Company.

The remaining earnings are allocated to common stockholders and participating securities, to the extent that each security shares in earnings, as if all of the earnings for the period had been distributed. Each total is then divided by the applicable number of weighted average outstanding common shares to arrive at basic earnings per share.  For the diluted earnings, the denominator includes the weighted average outstanding common shares and all potential common shares assumed issued if they are dilutive.  The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of these potential common shares.

Offering Costs

Offering costs borne by the Company in connection with common stock offerings and private placements are reflected as a reduction of additional paid-in-capital. Offering costs borne by the Company in connection with its shelf registration will be deferred and recorded in "Other assets" until such time the Company completes a common stock offering where all or a portion will be reclassified and reflected as a reduction of additional paid-in-capital. The deferred offering costs will be expensed upon the expiration of the shelf if the Company does not complete an equity offering.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.  Cash and cash equivalents are exposed to concentrations of credit risk. The Company places its cash and cash equivalents with what it believes to be high credit quality institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation insurance limit.

Restricted Cash

Restricted cash represents cash held by the trustee or servicer for mortgage escrows in connection with the Company's securitized loan and commercial loan investments held in its consolidated VIEs. These escrows consist of principal and interest escrows, capital improvement reserves, repair reserves, real estate tax and insurance reserves and tenant reserves. The corresponding liability is recorded in "Other liabilities" in the Consolidated Balance Sheets. The restricted cash is not available for general corporate use.

Valuation of Financial Instruments

The Company discloses the fair value of its financial instruments according to a fair value hierarchy (Levels I, II, and III, as defined below). ASC 820, "Fair Value Measurement and Disclosures" establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements. ASC 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level I — Quoted prices in active markets for identical assets or liabilities.

Level II — Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level III — Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable, for example, when there is little or no market activity for an investment at the end of the period, unobservable inputs may be used.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Transfers between levels are determined by the Company at the end of the reporting period. Refer to Note 3, "Fair Value of Financial Instruments" to the financial statements contained in this annual report on Form 10-K.

Mortgage-Backed Securities and Other Securities

The Company's mortgage-backed securities and other securities portfolio primarily consisted of Agency CMBS, Non-Agency CMBS, Agency RMBS, Non-Agency RMBS, ABS and other real estate related securities. These investments are recorded in accordance with ASC 320, “Investments - Debt and Equity Securities” and ASC 325-40, “Beneficial Interests in Securitized Financial Assets”. The Company has chosen to elect the fair value option pursuant to ASC 825, “Financial Instruments” for its mortgage-backed securities and other securities portfolio. Electing the fair value option allows the Company to record changes in fair value in the Consolidated Statements of Operations as a component of “Unrealized loss, net”.

Residential Whole Loans

Investments in Residential Whole Loans are recorded in accordance with ASC 310, "Receivables". The Company has chosen to elect the fair value option pursuant to ASC 825 for our entire Residential Whole-Loan portfolio. Residential Whole Loans are recorded at fair value with periodic changes in fair market value being recorded in earnings as a component of "Unrealized loss, net". All other costs incurred in connection with acquiring Residential Whole Loans or committing to purchase these loans are charged to expense as incurred.

Residential Bridge Loans

For the Bridge Loans acquired prior to October 25, 2017, the Company did not elect the fair value option pursuant to ASC 825. These loans are recorded at their principal amount outstanding, net of any premium or discount. Commencing with purchases on October 25, 2017, the Company decided to elect the fair value option pursuant to ASC 825 to be consistent with the accounting of its' other investments, which are all carried at fair value. These loans are recorded at fair value with periodic changes in fair market value being recorded in earnings as a component of "Unrealized loss, net." All other costs incurred in connection with acquiring the Residential Bridge Loans or committing to purchase these loans are charged to expense as incurred. All remaining bridge loans as of December 31, 2022 were purchased subsequent to October 25, 2017 and are accounted for at fair value.

Securitized Commercial Loans

Securitized commercial loans are comprised of commercial loans of consolidated variable interest entities which were sponsored by third parties. These loans are recorded in accordance with ASC 310-20, "Nonrefundable Fees and Other Costs". The Company has chosen to elect the fair value option pursuant to ASC 825. Accordingly, these loans are recorded at fair value with periodic changes in fair value being recorded in earnings as a component of "Unrealized loss, net".

Commercial Loans
Investments in Commercial Loans, which are comprised of first lien commercial mortgage loans and commercial mezzanine loans, are recorded in accordance with ASC 310-20, "Nonrefundable Fees and Other Costs". The Company has chosen to make the fair value election pursuant to ASC 825 for its Commercial Loan portfolio. Accordingly, these loans are recorded at fair value with periodic changes in fair value being recorded in earnings as a component of "Unrealized loss, net". All other costs incurred in connection with acquiring the Commercial Loans or committing to purchase these loans are charged to expense as incurred.

Credit Loss on Investments

The Company’s loan investments are typically collateralized by real estate. As a result, the Company regularly evaluates the extent and impact of any credit migration associated with the performance and or value of the underlying collateral property as well as the financial and operating capability of the borrower on a loan by loan basis. On a quarterly basis, the Company evaluates the collectability of both interest and principal of each loan, if circumstances warrant, to determine whether such loan is impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms.

The Company elected the Fair Value Option for all of its investments and accordingly it does not apply the expected loss model in accordance with ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("CECL")" instead the Company records changes in fair value of these investment in the Consolidated Statements of Operations as a component of "Unrealized loss, net".

Real Estate Owned

REO represents real estate property acquired by the Company through foreclosure and it is classified as held for sale. Upon completion of the foreclosure, the Company initially records the REO at fair value less estimated costs to sell the property. In subsequent periods, REO is reported at the lower of the current carrying amount or fair value less estimated selling costs and it is classified in "Other assets" in the Consolidated Balance Sheets. Gains/losses recognized on foreclosure as well as realized gains/losses on the disposition of REO are reported by the Company in "Realized gain (loss), net" in the Consolidated Statements of Operations.

Interest Income Recognition

Agency MBS, Non-Agency MBS and other securities, excluding Interest-Only Strips, rated AA and higher at the time of purchase

Interest income on mortgage-backed and other securities is accrued based on the respective outstanding principal balances and corresponding contractual terms. The Company records interest income in accordance with ASC subtopic 310-20 "Receivables - Nonrefundable Fees and Other Costs", using the effective interest method. As such premiums and discounts associated with Agency MBS, Non-Agency MBS and other securities, excluding Interest-Only Strips, are amortized into interest income over the estimated life of such securities. Adjustments to premium and discount amortization are made for actual prepayment activity. The Company estimates prepayments at least quarterly for its securities and, as a result, if the projected prepayment speed increases, the Company will accelerate the rate of amortization on premiums or discounts and make a retrospective adjustment to historical amortization. Alternatively, if projected prepayment speeds decrease, the Company will reduce the rate of amortization on the premiums or discounts and make a retrospective adjustment to historical amortization.

Non-Agency MBS and other securities that are rated below AA at the time of purchase and Interest-Only Strips that are not classified as derivatives

Interest income on Non-Agency MBS and other securities that are rated below AA at the time of purchase and Interest-Only Strips that are not classified as derivatives are also recognized in accordance with ASC 835, using the effective yield method. The effective yield on these securities is based on the projected cash flows from each security, which is estimated based on the Company’s observation of the then current information and events, where applicable, and will include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on such securities. Actual maturities of the securities are affected by the contractual lives of the underlying collateral, periodic payments of scheduled principal, and prepayments of principal. Therefore, actual maturities of the securities will generally be shorter than stated contractual maturities.

Loan Portfolio

    Interest income on the Company's residential loan portfolio and commercial loan portfolio is recorded using the effective interest method based on the contractual payment terms of the loan. Any premium amortization or discount accretion will be reflected as a component of "Interest income" in the Consolidated Statements of Operations.

Income recognition is suspended for loans at the earlier of the date at which payments become 90-days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments are applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest is recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated.

Investment Related Receivables

The Company accounts for mortgage payments received from borrowers after the date of record of the trustee and/or recordkeeper but prior to period end as an Investment Related Receivable on the Balance Sheet in accordance with ASC 310, "Receivables." This balance is calculated based on subsequent month servicer and trustee reports and represents actual cash received prior to the date of record. Principal on each loan paid in accordance with this fact pattern is decreased when the amount of cash received prior to period end is known to the Company.

Purchases and Sales of Investments

    The Company accounts for a contract for the purchase or sale of securities, or other securities that do not yet exist on a trade date basis, which it intends to take possession and thus recognizes the acquisition or disposition of the securities at the inception of the contract.

Sales of investments are driven by the Company’s portfolio management process. The Company seeks to mitigate risks including those associated with prepayments and will opportunistically rotate the portfolio into securities and/or other investments the Company’s

Manager believes have more favorable attributes. Strategies may also be employed to manage net capital gains, which need to be distributed for tax purposes. Realized gains or losses on sales of investments, including Agency Interest-Only Strips not characterized as derivatives, are a component of "Realized gain (loss) on sale of investments, net" in the Consolidated Statements of Operations, and are recorded at the time of disposition.  Realized gains or losses on Interest-Only Strips which are characterized as derivatives are a component of "Gain (loss) on derivative instruments, net" in the Consolidated Statements of Operations.

Due From Counterparties / Due To Counterparties

    "Due from counterparties" represents cash posted by the Company with its counterparties as collateral for the Company’s interest rate and/or futures contracts, repurchase agreements, and TBAs. "Due to counterparties" represents cash posted with the Company by its counterparties as collateral under the Company’s interest rate and/or currency derivative financial instruments, repurchase agreements, and TBAs. Included in "Due from counterparties" and/or "Due to counterparties" are daily variation margin settlement amounts with counterparties which are based on the price movement of the Company’s futures contracts. Daily variation margin on only the Company's centrally cleared derivatives was treated as a settlement and classified as either "Derivative assets, at fair value" or "Derivative liability, at fair value" in the Consolidated Balance Sheets. In addition, as provided below, "Due to counterparties" may include non-cash collateral in which the Company has the obligation to return and which the Company has either sold or pledged. To the extent the Company receives collateral other than cash from its counterparties, such assets are not included in the Company’s Consolidated Balance Sheets.  Notwithstanding the foregoing, if the Company either rehypothecates such assets or pledges the assets as collateral pursuant to a repurchase agreement, the cash received and the corresponding liability are reflected in the Consolidated Balance Sheets.

Derivatives and Hedging Activities

Subject to maintaining its qualification as a REIT for U.S. federal income tax purposes, the Company as part of its hedging strategy, we may enter into interest rate swaps, including forward starting swaps, interest rate swaptions, U.S. Treasury options, Eurodollar, Volatility Index and U.S, Treasury futures, TBAs, total return swaps, credit default swaps and forwards to hedge the interest rate and currency risk associated with its portfolio and related borrowings. Derivatives, subject to REIT requirements, are used for hedging purposes rather than speculation. The Company determines the fair value of its derivative positions and obtains quotations from third parties, including the Chicago Mercantile Exchange or CME, to facilitate the process of determining such fair values. The Company does not necessarily seek to hedge all such risks. In addition, if the Company’s hedging activities do not achieve the desired results, reported earnings may be adversely affected.

GAAP requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative. The fair value adjustment will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument is designated and qualifies as a for hedge for accounting purposes and if so, the nature of the hedging activity. The Company elected not to apply hedge accounting for its derivative instruments. Accordingly, the Company records the change in fair value of its derivative instruments, which includes net interest rate swap payments/receipts (including accrued amounts) and net currency payments/receipts (including accrued amounts) related to interest rate swaps and currency swaps, respectively, in "Gain (loss) on derivative instruments, net" in its Consolidated Statements of Operations.

The Company accounts for variation margins as partial settlement of the respective derivative asset or liability that will result in realized gains or losses on the derivative contract in the Consolidated Statement of Operation. The cash payments for variation margin are included in operating activities in the Consolidated Statements of Cash Flows.

In the Company’s Consolidated Statements of Cash Flows, premiums received or paid on termination of its interest rate swaps are included in cash flows from operating activities. Notwithstanding the foregoing, proceeds and payments on settlement of swaptions, futures contracts and TBAs are included in cash flows from investing activities. Proceeds and payments on settlement of forward contracts are reflected in cash flows from financing activities in the Company’s Consolidated Statements of Cash Flows. For Agency and Non-Agency Interest-Only Strips accounted for as derivatives, the purchase, sale and recovery of basis activity is included with MBS and other securities under cash flows from investing activities in the Company’s Consolidated Statements of Cash Flows.

    The Company evaluates the terms and conditions of its holdings of Agency and Non-Agency Interest-Only Strips, interest rate swaptions, currency forwards, futures contracts and TBAs to determine if these instruments have the characteristics of an investment or should be considered a derivative under GAAP. In determining the classification of its holdings of Interest-Only Strips, the Company evaluates the securities to determine if the nature of the cash flows have been altered from that of the underlying mortgage collateral. Interest-Only Strips, for which the underlying mortgage collateral has been included into a structured security that alters the cash flows from the underlying mortgage collateral, are accounted for as derivatives. The carrying value of the Agency and Non-Agency Interest-Only Strips, accounted for as derivatives, is included in "Mortgage-backed securities and other securities, at fair value" in the Consolidated Balance Sheets. The carrying value of interest rate swaptions, currency forwards, futures contracts and TBAs is included in "Derivative assets, at fair value" or "Derivative liability, at fair value" in the Consolidated Balance Sheets. Interest earned or paid along with the change in fair value of these instruments accounted for as derivatives is recorded in "Gain (loss) on derivative instruments, net" in its Consolidated Statements of Operations.

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. An embedded derivative is separated from the host contact and accounted for separately when all of the guidance criteria are met. Hybrid instruments that are remeasured at fair value through earnings, including the fair value option are not bifurcated. Derivative instruments, including derivative instruments accounted for as liabilities, are recorded at fair value and are re-valued at each reporting date, with changes in the fair value together with interest earned or paid (including accrued amounts) reported in "Gain (loss) on derivative instruments, net" in the Consolidated Statements of Operations.

Repurchase Agreements and Reverse Repurchase Agreements

Investments sold under repurchase agreements are treated as collateralized financing transactions, unless they meet all the criteria for sales treatment. Securities financed through a repurchase agreement remain in the Company's Consolidated Balance Sheets as assets and cash received from the lender is recorded in the Company's Consolidated Balance Sheets as a liability. Interest payable in accordance with repurchase agreements is recorded as "Accrued interest payable" in the Consolidated Balance Sheets. Interest paid (including accrued amounts) in accordance with repurchase agreements is recorded as interest expense.

The Company may borrow securities under reverse repurchase agreements to deliver a security owned and sold by the Company but pledged to a different counterparty under a separate repurchase agreement when in the Manager’s view terminating the outstanding repurchase agreement is not in the Company’s best interest. Cash paid to the borrower is recorded in the Company’s Consolidated Balance Sheets as an asset. Interest receivable in accordance with reverse repurchase agreements is recorded as accrued interest receivable in the Consolidated Balance Sheets. The Company reflects all proceeds on reverse repurchase agreement and repayment of reverse repurchase agreement, on a net basis in the Consolidated Statements of Cash Flows. Upon sale of a pledged security, the Company recognizes an obligation to return the borrowed security in the Consolidated Balance Sheet in "Due to counterparties." The Company establishes haircuts to ensure the market value of the underlying asset remains sufficient to protect the Company in the event of default by the counterparty. Realized gains and losses associated with the sale of the security are recognized as an adjustment to Net income (loss) in "Realized gain (loss) on investments, net" in the Consolidated Statements of Cash Flows.

Securitized Debt Issued

Securitized debt issued represents Non-QM mortgage-backed securities issued through the Arroyo 2019-2, 2020-1, 2022-1, and 2022-2 securitization entities. Assets at these entities are held in the custody of securitization trustees and are not owned by the Company. These trustees collect principal and interest payments (less servicing and related fees) from the assets and make corresponding principal and interest payments to the securitized debt investors. In accordance with accounting guidance for CFEs (ASC 825), we account for the securitized debt issued under Arroyo 2022-1 and Arroyo 2022-2 at fair value, with periodic changes in fair value recorded in "Unrealized gain (loss), net" on our consolidated statements of income (loss). We account for the securitized debt issued under Arroyo 2019-2 and Arroyo 2020-1 at amortized cost. The Company did not elect the fair value option for these notes and accordingly they are recorded at their principal balance less unamortized deferred financing costs and classified in "Securitized debt, net" in the Consolidated Balance Sheets.

Convertible Senior Unsecured Notes

Convertible senior unsecured notes include unsecured convertible debt that is carried at its unpaid principal balance, net of any unamortized deferred issuance costs, in the Company’s

Consolidated Balance Sheets. Interest on the notes is payable semiannually until such time the notes mature or are converted into shares of the Company’s common stock. ASC 470-20 "Debt-Debt with Conversion and Other Options" requires that convertible debt instruments with cash settlement features, including partial cash settlement, account for the liability component and equity component (conversion feature) of the instrument separately. The initial value of the liability component will reflect the present value of the discounted cash flows using the nonconvertible debt borrowing rate at the time of issuance. The debt discount represents the difference between the proceeds received from the issuance and the initial carrying value of the liability component, which is accreted back to the notes principal amount through interest expense over the life of the notes.

Share-based Compensation

Compensation cost related to restricted common stock or restricted stock units ("RSUs") issued to the Company’s independent directors, is measured at its fair value at the grant date and amortized into expense over the service period on a straight-line basis. Compensation cost related to restricted common stock issued to the Manager and to employees of the Manager, including officers and certain directors, of the Company who are employees of the Manager and its affiliates, is initially measured at fair value at the grant date, and amortized into expense over the vesting period on a straight-line basis.

Income Taxes

The Company operates and has elected to be taxed as a REIT commencing with its taxable year ended December 31, 2012. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to stockholders, and provided that the Company satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact in the Company’s results of operations and amounts available for distribution to stockholders.

As a REIT, if the Company fails to distribute in any calendar year (subject to specific timing rules for certain dividends paid in January) at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from the prior year, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed and (ii) the amounts of income retained and on which the Company has paid corporate income tax.

The dividends paid deduction for qualifying dividends paid to stockholders is computed using the Company’s taxable income as opposed to net income reported in the Consolidated Statements of Operations. Taxable income, generally, will differ from net income reported in the Consolidated Statements of Operations because the determination of taxable income is based on tax regulations and not GAAP.

From time to time the Company may create and elect to treat certain subsidiaries as Taxable REIT Subsidiaries ("TRS"). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A domestic TRS is subject to U.S. federal, state and local corporate income taxes, and its value, along with all other TRS's, may not exceed 20% of the value of the Company. If the TRS generates net income it may declare dividends to the Company, which will be included in the Company’s taxable income and necessitate a distribution to its stockholders. Conversely, if the Company retains earnings at the TRS level, no distribution is required and it can increase book equity of the consolidated entity. As of December 31, 2022, the Company has a single wholly-owned subsidiary which it has elected to treat as a domestic TRS.

Current and deferred taxes are recorded on earnings (losses) recognized by the Company's TRS. Deferred income tax assets and liabilities are calculated based upon temporary differences between the Company's U.S. GAAP consolidated financial statements and the federal and state basis of assets and liabilities as of the Consolidated Balance Sheet date. The Company evaluates the realizability of its deferred tax assets and recognizes a valuation allowance if, based on available evidence, it is more likely than not that some or all of its deferred tax assets will not be realized. In evaluating the realizability of the deferred tax asset, the Company will consider the expected future taxable income, existing and projected book to tax differences as well as tax planning strategies. This analysis is inherently subjective, as it is based on forecasted earning and business and economic activity. Changes in estimates of deferred tax asset realizability, if any, are included in "Income tax provision" in the Consolidated Statements of Operations.

Comprehensive Income (Loss)

The Company has none of the components of comprehensive income (loss) and therefore comprehensive income (loss) is not presented.

Recently adopted accounting pronouncements

Description	Effective Date	Effect on Financial Statements

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40).” The amendments in this Update affect entities that issue convertible instruments and/or contracts in an entity’s own equity. For convertible instruments, the instruments primarily affected are those issued with beneficial conversion features or cash conversion features because the accounting models for those specific features are removed.	January 1, 2024	The Company evaluated the impact this standard may have on its consolidated financial statements and does not believe it will have a material impact on its financial statements and disclosures due to the limited nature of such transactions.
In March 2021, the FCA announced that the intended cessation date of the overnight 1-, 3-, 6-, and 12-month tenors of USD LIBOR would be June 30, 2023, which was beyond the current sunset date of Topic 848. Accordingly, during December 2022, the FASB issued ASU 2022-06 to defer the sunset date of ASC Topic 848, Reference Rate Reform, which provides temporary optional relief in accounting for the impact of reference rate reform from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The amendments apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.	March 12, 2020 through December 31, 2024	With additional time granted to apply the relief in Topic 848 extended through December 31, 2024, Management will monitor legacy LIBOR reference rate contracts outstanding as of December 31, 2022 in the investment portfolio, as either they will terminate prior to the June 30, 2023 LIBOR cessation date currently set by the FCA, or the Company will use the practical expedients per Topic 848 to account for modifications to contracts prospectively within the scope of Topics 310, Receivables, and 470, Debt, as a continuation of the existing contracts, as long as no modifications effecting maturity or other terms are modified. The Company will adjust the effective interest rate of all contracts, hedging relationships, and other transactions that reference LIBOR to revised reference rates and spreads as they occur. The variable- and floating-rate note sectors have primarily transitioned away from LIBOR as the market has already adapted to the secured overnight financing rate (SOFR), as the primary index used by issuers. The Company believes this will not have a material impact on its financial statements and disclosures.

Note 3—Fair Value of Financial Instruments
The following tables present the Company's financial instruments carried at fair value as of December 31, 2022 and December 31, 2021, based upon the valuation hierarchy (dollars in thousands):

	December 31, 2022
	Fair Value
Assets	Level I	Level II	Level III	Total
Agency RMBS Interest-Only Strips	$—	$—	$53	$53
Agency RMBS Interest-Only Strips accounted for as derivatives, included in MBS	—	—	714	714
Subtotal Agency MBS	—	—	767	767

Non-Agency CMBS	—	85,435	—	85,435
Non-Agency RMBS	—	22,483	—	22,483
Non-Agency RMBS Interest-Only Strips	—	—	1,204	1,204
Subtotal Non-Agency MBS	—	107,918	1,204	109,122

Other Securities	—	27,262	—	27,262
Total Mortgage-backed Securities and Other Securities	—	135,180	1,971	137,151

Residential Whole Loans	—	—	1,091,145	1,091,145
Residential Bridge Loans	—	—	2,849	2,849
Commercial Loans	—	—	90,002	90,002
Securitized Commercial Loan	—	—	1,085,103	1,085,103
Derivative Assets	—	1	—	1
Total Assets	$—	$135,181	$2,271,070	$2,406,251

Liabilities
Derivative Liabilities	$—	$61	$—	$61
Securitized Debt	—	1,710,938	8,927	1,719,865
Total Liabilities	$—	$1,710,999	$8,927	$1,719,926

	December 31, 2021
	Fair Value
Assets	Level I	Level II	Level III	Total
Agency RMBS Interest-Only Strips	$—	$—	$114	$114
Agency RMBS Interest-Only Strips accounted for as derivatives, included in MBS	—	—	1,058	1,058
Subtotal Agency MBS	—	—	1,172	1,172

Non-Agency CMBS	—	99,630	5,728	105,358
Non-Agency RMBS	—	25,652	—	25,652
Non-Agency RMBS Interest-Only Strips	—	—	2,117	2,117
Subtotal Non-Agency MBS	—	125,282	7,845	133,127

Other securities	—	51,648	—	51,648
Total mortgage-backed securities and other securities	—	176,930	9,017	185,947

Residential Whole Loans	—	—	1,023,502	1,023,502
Residential Bridge Loans		—	5,428	5,428
Commercial Loans	—	—	130,572	130,572
Securitized Commercial loan	—	—	1,355,808	1,355,808
Derivative assets	—	105	—	105
Total Assets	$—	$177,035	$2,524,327	$2,701,362

Liabilities
Derivative liabilities	$—	$602	$—	$602
Securitized debt	—	1,329,451	14,919	1,344,370
Total Liabilities	$—	$1,330,053	$14,919	$1,344,972
When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will use independent pricing services and if the independent pricing service cannot price a particular asset or liability, the Company will obtain third party broker quotes. The Manager's pricing group, which functions independently from its portfolio management personnel, reviews the third-party broker quotes by comparing the broker quotes for reasonableness to alternate sources when available. If independent pricing services or third-party broker quotes are not available, the Company determines the fair value of the securities using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and when applicable, estimates of prepayments and credit losses.
    In instances when the Company is required to consolidate a VIE that is determined to be a qualifying collateralized financing entity ("CFE"), under GAAP and if the Company has elected the fair value option for the securitized debt, the Company will measure both the financial assets and financial liabilities of the VIE using the fair value of either the VIE’s financial assets or financial liabilities, whichever is more observable.
Mortgage-backed Securities and Other Securities

    In determining the proper fair value hierarchy or level the Company considers the amount of available observable market data for each security. For Agency IOs, Non-Agency RMBS, CMBS and other securities, to determine whether a security should be a Level II, the securities are grouped by security type and the Manager reviews the internal trade history, for the quarter, for each security type. If there is sufficient trade data above a predetermined threshold of a security type, the Manager determines it has sufficient observable market data and the security will be categorized as a Level II; otherwise, the security is classified as a Level III.
    Values for the Company's securities are based upon prices obtained from independent third-party pricing services. The valuation methodology of the third-party pricing services incorporates market information and commonly used market pricing methods, which include actual trades and quoted prices for similar or identical instruments, and are designed to produce a pricing process that is responsive to market conditions. Depending on the type of asset and the underlying collateral, the primary inputs to the model include yields for TBAs, Agency RMBS, the U.S. Treasury market and floating rate indices such as LIBOR, the Constant Maturity Treasury rate and the prime rate as a benchmark yield. In addition, the model may incorporate the current weighted average maturity and additional pool level information such as prepayment speeds, default frequencies and default severities, if applicable. When the third-party pricing service cannot adequately price a particular security, the Company utilizes a broker's quote which is reviewed for reasonableness by the Manager's pricing group.
Residential Whole Loans and Residential Bridge Loans
    Values for the Company's Residential Whole Loans and Residential Bridge Loans are based upon prices obtained from an independent third-party pricing service that specializes in loan valuation, utilizing a discounted cash flow valuation model that is calibrated to recent loan trade execution. Their valuation methodology incorporates commonly used market pricing methods, which include the inputs considered most significant to the determination of fair value of the Company's residential whole loans and residential bridge loans. The key loan inputs include loan balance, interest rate, loan to value, delinquencies and fair value of the collateral for collateral dependent loans. The assumption made by the independent third-party pricing service includes the market discount rate, default assumptions and loss severity. Other inputs and assumptions relevant to the pricing of residential whole loans include FICO scores and prepayment speeds.
The independent third-party pricing service used a combination of recent loan trades and recent residential whole loans securitization transactions adjusted for deal cost and liquidity premium, to form their opinion on the appropriate discount rate.
    The Company reviews the analysis provided by pricing service as well as the key assumptions made available to the Company. Due to the inherent uncertainty of such valuation, the fair values established for residential whole loans held by the Company may differ from the fair values that would have been established if a readily available market existed for these loans. In addition, the fair values for the Company’s Non-QM residential whole loans held in Arroyo Trust 2022-1 and Arroyo Trust 2022-2, are measured using the fair value of the securitized debt based on the CFE valuation methodology. See Note 5, "Residential Whole Loans and Residential Bridge Loans" to the consolidated financial statements contained in this Annual Report on Form 10-K for additional details. Accordingly, the Company classifies its Residential Whole Loans and Residential Bridge Loans as Level III.

Commercial Loans
    Values for the Company's Commercial Loans are based upon prices obtained from an independent third-party pricing service that specializes in loan valuation, utilizing a valuation model that is calibrated to recent loan trade execution. Their valuation methodology incorporates commonly used market pricing methods, which include the inputs considered most significant to the determination of fair value of the Company's commercial loans. The assumptions made by the independent third-party pricing vendor include a market discount rate, default assumption, loss severity, cash flows and probability weighted loss scenarios. The Company reviews the analysis provided by the pricing service as well as the key assumptions. Due to the inherent uncertainty of such valuation, the fair values established for commercial loans held by the Company may differ from the fair values that would have been established if a readily available market existed for these loans. Accordingly, the Company's commercial loans are classified as a Level III.
Securitized Commercial Loans
    Values for the Company’s securitized commercial loans are based on the collateralized financing entity ("CFE") valuation methodology. Since there is an extremely limited market for the securitized commercial loans, the Company determined the securitized debt is more actively traded and therefore was more observable. Due to the inherent uncertainty of the securitized commercial loans' valuation, the Company classifies its securitized commercial loans as Level III.
Securitized Debt
    Values for the Company's securitized debt that the Company elected the fair value option are based upon prices obtained from independent third-party pricing services. The valuation methodology of the third-party pricing services incorporates market information and commonly used market pricing methods, which include actual trades and quoted prices for similar or identical instruments. In determining the proper fair value hierarchy or level, the Company considers the amount of available observable market data for each security. Since the securitized debt represents traded debt securities, the Manager's pricing team reviews the trade activity during the quarter for each security to determine the appropriate level within the fair value hierarchy. If there is sufficient trade data above a predetermined volume threshold, the Manager determines it has sufficient observable market data and the debt security will be categorized as a Level II. If there is not sufficient observable market data the debt security will be categorized as a Level III.
Third party pricing data review
    The Company performs quarterly reviews of the independent third-party pricing data. These reviews may include a review of the valuation methodology used by third-party valuation specialists and review of the daily change in the prices provided by the independent pricing vendor which exceed established tolerances or comparisons to executed transaction prices, utilizing the Manager's pricing group. The Manager's pricing group, which functions independently from its portfolio management personnel, reviews the price differences or changes in price by comparing the vendor price to alternate sources including other independent pricing services or broker quotations. If the price change or difference cannot be corroborated, the Manager's pricing group consults with the portfolio management team for market color in reviewing such pricing data as warranted. To the extent that the Manager has information, typically in the form of broker quotations that would indicate that a price received from the independent pricing service is outside of a tolerance range, the Manager generally challenges the independent pricing service price.
The following tables present a summary of the available quantitative information about the significant unobservable inputs used in the fair value measurement of financial instruments for which the Company has utilized Level III inputs to determine fair value as of December 31, 2022 and December 31, 2021 (dollars in thousands):

	Fair Value at			Range
	December 31, 2022	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average
Residential Whole Loans	$1,091,145	Discounted Cash Flow	Market Discount Rate	6.0%	8.4%	6.8%
			Weighted Average Life	1.4	10.4	5.4
Residential Bridge Loans	$2,849	Discounted Cash Flow	Market Discount Rate	12.9%	35.7%	22.4%
			Weighted Average Life	0.4	4.1	2.0
Securitized Commercial Loans	$1,085,103	Market Comparables, Vendor Pricing	Weighted Average Life	2.7	2.7	2.7
Commercial Loans	$90,002	Discounted Cash Flow	Market Discount Rate	8.4%	9.6%	9.2%
			Weighted Average Life	0.3	2.4	1.2

	Fair Value at			Range
	December 31, 2021	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average
Residential Whole Loans	$1,023,502	Discounted Cash Flow	Market Discount Rate	2.6%	7.5%	3.5%
			Weighted Average Life	1.4	8.9	3.1
Residential Bridge Loans	$5,428	Discounted Cash Flow	Market Discount Rate	9.8%	23.1%	17.2%
			Weighted Average Life	0.3	3.6	2.4
Securitized Commercial Loans	$1,355,808	Market Comparables, Vendor Pricing	Weighted Average Life	3.6	3.6	3.6
Commercial Loans	$130,572	Discounted Cash Flow	Market Discount Rate	4.5%	21.7%	9.3%
			Weighted Average Life	0.5	2.8	1.2

    The following tables present additional information about the Company's financial instruments which are measured at fair value on a recurring basis for which the Company has utilized Level III inputs to determine fair value (dollars in thousands):

	Year ended December 31, 2022
	Agency MBS	Non-Agency MBS	Residential Whole Loans	Residential Bridge Loans	Commercial Loans	Securitized Commercial Loans	Securitized Debt
Beginning balance	$1,172	$7,845	$1,023,502	$5,428	$130,572	$1,355,808	$14,919
Transfers into Level III from Level II	—	—	—	—	—	—	—
Transfers from Level III into Level II	—	(5,437)	—	—	—	—	—
Purchases	—	—	399,948	—	—	—	—
Sales and settlements	—	—	(11,362)	—	—	—	—
Transfers to REO	—	—	(2,255)	—	—	—	—
Loan modifications / capitalized interest	—	—	21	—	—	—	—
Principal repayments	—	—	(204,720)	(2,670)	(20,593)	—	—
Total net gains/losses included in net income
Realized gains/(losses), net on assets	—	—	(101)	—	—	—	—
Unrealized gains/(losses), net on assets(1)	(303)	(863)	(108,698)	91	(19,977)	(297,343)	—
Unrealized (gains)/losses, net on liabilities(2)	—	—	—	—	—	—	(1,840)
Premium and discount amortization, net	(102)	(341)	(5,190)	—	—	26,638	(4,152)
Ending balance	$767	$1,204	$1,091,145	$2,849	$90,002	$1,085,103	$8,927

Unrealized gains/(losses), net on assets held at the end of the period(1)	$(303)	$(509)	$(92,662)	$(76)	$(19,984)	$(297,343)	$—
Unrealized gains/(losses), net on liabilities held at the end of the period(2)	$—	$—	$—	$—	$—	$—	$1,840

	Year ended December 31, 2021
	Agency MBS	Non-Agency MBS	Other Securities	Residential Whole Loans	Residential Bridge Loans	Commercial Loans	Securitized Commercial Loans	Securitized Debt
Beginning balance	$1,708	$34,369	$8,593	$1,008,782	$12,813	$310,523	$1,605,335	$15,418
Transfers into Level III from Level II	—	5,683	—	—	—	—	—	—
Transfers from Level III into Level II	—	(32,471)	(10,306)	—	—	—	—	—
Purchases	—	—	—	422,041	—	—	—	—
Transfers to REO	—	—	—	—	(752)	(30,000)	—	—
Loan modifications / capitalized interest	—	—	—	486	—	—	—	—
Principal repayments	—	(256)	—	(401,075)	(7,312)	(103,285)	(354,202)	—
Total net gains / (losses) included in net income
Realized gains/(losses), net on assets	—	—	—	—	(206)	—	—	—
Unrealized gains/(losses), net on assets(1)	(206)	698	1,657	2,354	907	(46,813)	79,972	—
Unrealized (gains)/losses, net on liabilities(2)	—	—	—	—	—	—	—	4,056
Premium and discount amortization, net	(330)	(178)	56	(9,086)	(22)	147	24,703	(4,555)
Ending balance	$1,172	$7,845	$—	$1,023,502	$5,428	$130,572	$1,355,808	$14,919

Unrealized gains/(losses), net on assets held at the end of the period(1)	$(206)	$(1,173)	$—	$5,795	$149	$(50,034)	$64,973	$—
Unrealized gains/(losses), net on liabilities held at the end of the period(2)	$—	$—	$—	$—	$—	$—	$—	$(3,603)
(1) Gains and losses are included in "Unrealized loss, net" in the Consolidated Statements of Operations.
(2) Gains and losses on securitized debt are included in "Unrealized loss, net" in the Consolidated Statements of Operations.

    Transfers between hierarchy levels for the years ended December 31, 2022 and December 31, 2021 were based on the availability of sufficient observable inputs. Movements from Level II to Level III was based on the back-testing of historical sales transactions performed by the Manager, which did not provide sufficient observable data to meet Level II versus Level III criteria, resulting in the movement from Level II to Level III. Movements from Level III to Level II was based on information received from a third party pricing service which, along with the back-testing of historical sales transactions performed by the Manager, provided the sufficient observable data for the movement from Level III to Level II. The Company did not have transfers between either Level I and Level II or Level I and Level III for the years ended December 31, 2022 and December 31, 2021.
Other Fair Value Disclosures
    The Company's repurchase agreements, convertible senior unsecured notes, and securitized debt from the Arroyo 2019-2 and Arroyo 2020-1 trusts are not carried at fair value in the consolidated financial statements.
Borrowings under repurchase agreements
The fair values of the Company's repurchase agreements approximates the carrying value due to the floating interest rates that are based on an index plus a spread, which is typically consistent with those demanded in the market and the short-term maturities of generally one year or less. The Company's repurchase agreements are classified as Level II.

Convertible senior unsecured notes

The fair value of the convertible senior unsecured notes is based on quoted market prices. Accordingly, the Company's convertible senior unsecured notes are classified as Level I.
The following table presents the carrying value and estimated fair value of the Company’s convertible senior unsecured notes and securitized debt that are not carried at fair value as of December 31, 2022 and December 31, 2021 in the consolidated financial statements (dollars in thousands):

	December 31, 2022		December 31, 2021
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Convertible senior unsecured notes	83,522	74,712	119,168	122,133
Securitized debt(1)	342,965	309,474	524,649	528,046
Total	$426,487	$384,186	$643,817	$650,179
(1) Carrying value excludes $4.1 million and $5.5 million of deferred financing costs as of December 31, 2022 and December 31, 2021, respectively.

"Due from counterparties" and "Due to counterparties" in the Company’s Consolidated Balance Sheets are reflected at cost which approximates fair value.
Note 4 - Mortgage-Backed Securities and other securities
    The following tables present certain information about the Company's investment portfolio at December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022
	Principal Balance	Unamortized Premium (Discount), net	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value	Net Weighted Average Coupon(4)
Agency RMBS Interest-Only Strips(1)	N/A	N/A	$58	$—	$(5)	$53	—%
Agency RMBS Interest-Only Strips, accounted for as derivatives(1)(2)	N/A	N/A	N/A	N/A	N/A	714	0.1%
Total Agency MBS	—	—	58	—	(5)	767	0.1%

Non-Agency RMBS	39,873	(14,423)	25,450	928	(3,895)	22,483	4.2%
Non-Agency RMBS Interest- Only Strips(1)	N/A	N/A	5,204	—	(4,000)	1,204	0.3%
Subtotal Non-Agency RMBS	39,873	(14,423)	30,654	928	(7,895)	23,687	1.1%
Non-Agency CMBS	109,266	(2,763)	106,503	636	(21,704)	85,435	8.1%
Total Non-Agency MBS	149,139	(17,186)	137,157	1,564	(29,599)	109,122	3.8%

Other securities(3)	34,691	(8,581)	31,112	543	(4,393)	27,262	7.2%
Total	$183,830	$(25,767)	$168,327	$2,107	$(33,997)	$137,151	3.9%

	December 31, 2021
	Principal Balance	Unamortized Premium (Discount), net	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value	Net Weighted Average Coupon(4)
Agency RMBS Interest-Only Strips(1)	N/A	N/A	$59	$55	$—	$114	1.3%
Agency RMBS Interest-Only Strips, accounted for as derivatives(1)(2)	N/A	N/A	N/A	N/A	N/A	1,058	1.3%
Total Agency MBS	—	—	59	55	—	1,172	1.3%

Non-Agency RMBS	36,147	(13,936)	22,211	3,476	(35)	25,652	4.3%
Non-Agency RMBS Interest- Only Strips(1)	N/A	N/A	5,608	—	(3,491)	2,117	0.3%
Subtotal Non-Agency RMBS	36,147	(13,936)	27,819	3,476	(3,526)	27,769	1.0%
Non-Agency CMBS	179,619	(13,088)	166,531	1,543	(62,716)	105,358	5.4%
Total Non-Agency MBS	215,766	(27,024)	194,350	5,019	(66,242)	133,127	3.0%

Other securities(3)	51,159	(8,229)	47,652	4,209	(213)	51,648	5.6%
Total	$266,925	$(35,253)	$242,061	$9,283	$(66,455)	$185,947	3.2%

(1) IOs and IIOs have no principal balances and bear interest based on a notional balance. The notional balance is used solely to determine interest distributions on interest-only class of securities. At December 31, 2022, the notional balance for Agency RMBS IOs and IIOs, Non-Agency RMBS IOs and IIOs, and Agency RMBS IOs and IIOs, accounted for as derivatives was $2.4 million, $143.2 million and $13.1 million, respectively. At December 31, 2021, the notional balance for Agency RMBS IOs and IIOs, Non-Agency RMBS IOs and IIOs and Agency RMBS IOs and IIOs accounted for as derivatives was $2.9 million, $181.0 million and $16.8 million, respectively.
(2) Interest on these securities is reported as a component of "Gain (loss) on derivative instruments, net" in the Consolidated Statements of Operations.
(3) Other securities include residual interests in asset-backed securities which have no principal balance and an amortized cost of approximately $5.0 million and $4.7 million, as of December 31, 2022 and December 31, 2021, respectively.
(4) The calculation of the weighted average coupon rate includes the weighted average coupon rates of IOs and IIOs accounted for as derivatives using their notional amounts.

As of December 31, 2022 and December 31, 2021, the weighted average expected remaining term of the MBS and other securities investment portfolio was 6.7 years and 5.9 years, respectively.

    The following tables present the fair value and contractual maturities of the Company's investment securities at December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022
	< or equal to 10 years	> 10 years and < or equal to 20 years	> 20 years and < or equal to 30 years	> 30 years	Total
Agency RMBS Interest-Only Strips	$—	$53	$—	$—	$53
Agency RMBS Interest-Only Strips, accounted for as derivatives	—	714	—	—	714
Subtotal Agency	—	767	—	—	767

Non-Agency CMBS	64,484	10,469	10,482	—	85,435
Non-Agency RMBS	—	—	8,667	13,816	22,483
Non-Agency RMBS Interest-Only Strips	—	—	230	974	1,204
Subtotal Non-Agency	64,484	10,469	19,379	14,790	109,122

Other securities	6,735	—	13,020	7,507	27,262
Total	$71,219	$11,236	$32,399	$22,297	$137,151

	December 31, 2021
	< or equal to 10 years	> 10 years and < or equal to 20 years	> 20 years and < or equal to 30 years	> 30 years	Total
Agency RMBS Interest-Only Strips	$—	$—	$114	$—	$114
Agency RMBS Interest-Only Strips, accounted for as derivatives	—	1,058	—	—	1,058
Subtotal Agency	—	1,058	114	—	1,172

Non-Agency CMBS	66,384	17,644	21,171	159	105,358
Non-Agency RMBS	—	—	10,282	15,370	25,652
Non-Agency RMBS Interest-Only Strips	—	—	106	2,011	2,117
Subtotal Non-Agency	66,384	17,644	31,559	17,540	133,127

Other securities	9,255	4,266	25,653	12,474	51,648
Total	$75,639	$22,968	$57,326	$30,014	$185,947
    The following tables present the gross unrealized losses and estimated fair value of the Company's MBS and other securities by length of time that such securities have been in a continuous unrealized loss position at December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
Agency RMBS Interest-Only Strips	$52	$(5)	1	$—	$—	—	$52	$(5)	1
Subtotal Agency	52	(5)	1	—	—	—	52	(5)	1

Non-Agency CMBS	—	—	—	76,365	(21,704)	11	76,365	(21,704)	11
Non-Agency RMBS	19,054	(2,794)	5	1,557	(1,101)	2	20,611	(3,895)	7
Non-Agency RMBS Interest-Only Strips	—	—	—	1,203	(4,000)	4	1,203	(4,000)	4
Subtotal Non-Agency	19,054	(2,794)	5	79,125	(26,805)	17	98,179	(29,599)	22

Other securities	12,483	(2,425)	3	9,468	(1,968)	2	21,951	(4,393)	5
Total	$31,589	$(5,224)	9	$88,593	$(28,773)	19	$120,182	$(33,997)	28

	December 31, 2021
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
Non-Agency CMBS	$—	$—	—	$96,080	$(62,716)	16	$96,080	$(62,716)	16
Non-Agency RMBS	—	—	—	201	(35)	1	201	(35)	1
Non-Agency RMBS Interest-Only Strips	—	—	—	2,117	(3,491)	4	2,117	(3,491)	4
Subtotal Non-Agency	—	—	—	98,398	(66,242)	21	98,398	(66,242)	21

Other securities	—	—	—	9,022	(213)	4	9,022	(213)	4
Total	$—	$—	—	$107,420	$(66,455)	25	$107,420	$(66,455)	25
The following table presents components of interest income on the Company's MBS and other securities for the three years ended December 31, 2022, December 31, 2021 and December 31, 2020, respectively (dollars in thousands):

	For the year ended December 31, 2022			For the year ended December 31, 2021			For the year ended December 31, 2020
	Coupon Interest	Net (Premium Amortization/ Amortization Basis) Discount Amortization	Interest Income	Coupon Interest	Net (Premium Amortization/ Amortization Basis) Discount Amortization	Interest Income	Coupon Interest	Net (Premium Amortization/ Amortization Basis) Discount Amortization	Interest Income
Agency CMBS	$—	$—	$—	$—	$—	$—	$11,336	$(636)	$10,700
Agency RMBS	13	(1)	12	47	(30)	17	2,975	(987)	1,988
Non-Agency CMBS	9,129	615	9,744	9,874	6,535	16,409	15,331	6,467	21,798
Non-Agency RMBS	2,154	(46)	2,108	2,127	(670)	1,457	2,732	(1,193)	1,539
Other securities	3,383	274	3,657	4,685	(1,574)	3,111	8,263	(4,781)	3,482
Total	$14,679	$842	$15,521	$16,733	$4,261	$20,994	$40,637	$(1,130)	$39,507

    The following tables present the sales and realized gain (loss) of the Company's MBS and other securities for the three years ended December 31, 2022, December 31, 2021 and December 31, 2020, respectively (dollars in thousands):

	For the year ended December 31, 2022
	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)
Non-Agency CMBS	$10,152	$—	$(43,934)	$(43,934)
Non-Agency RMBS	31,790	255	(2,652)	(2,397)
Other securities	14,485	—	(2,252)	(2,252)
Total	$56,427	$255	$(48,838)	$(48,583)

	For the year ended December 31, 2021
	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)
Non-Agency CMBS	$27,488	$—	$(9,266)	$(9,266)
Total	$27,488	$—	$(9,266)	$(9,266)

	For the year ended December 31, 2020
	Proceeds	Gross Gains	Gross Losses	Net Gain (Loss)
Agency CMBS	$1,668,149	$116,463	$(6,486)	$109,977
Agency RMBS	400,948	12,552	(506)	12,046
Non-Agency CMBS	111,804	1	(23,624)	(23,623)
Non-Agency RMBS	12,658	—	(60)	(60)
Other securities	35,957	113	(6,223)	(6,110)
Total	$2,229,516	$129,129	$(36,899)	$92,230

Unconsolidated CMBS VIEs
    The Company’s economic interests held in unconsolidated CMBS VIEs are limited in nature to those of a passive holder of CMBS issued by securitization trusts. The Company was not involved in the design or creation of the securitization trusts. The Company evaluates its CMBS holdings for potential consolidation of the securitized trust, in which it owns the most subordinate tranche or a portion of the controlling class. As of December 31, 2022 and December 31, 2021, the Company held two and five variable interests in unconsolidated CMBS VIEs, respectively, in which it either owned the most subordinate class or a portion of the controlling class. The Company determined it was not the primary beneficiary and accordingly, the CMBS VIEs were not consolidated in the Company’s consolidated financial statements. As of December 31, 2022 and December 31, 2021, the Company’s maximum exposure to loss from these variable interests did not exceed the carrying value of these investments of $15.5 million and $26.5 million, respectively. These investments are classified in "Non-Agency mortgage-backed securities, at fair value" in the Company’s Consolidated Balance Sheets. Further, as of December 31, 2022 and December 31, 2021, the Company did not guarantee any obligations of unconsolidated entities or enter into any commitment or intent to provide funding to any such entities.
Note 5—Residential Whole Loans and Residential Bridge Loans
Residential whole loan trusts
Revolving Mortgage Investment Trust 2015-1QR2
    Revolving Mortgage Investment Trust 2015-1QR2 ("RMI 2015 Trust") was formed to acquire Non-QM Residential Whole Loans. RMI 2015 Trust issued a trust certificate that is wholly-owned by the Company and represents the entire beneficial interest in pools of Non-QM Residential Whole Loans held by the trust. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans owned by the trust in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and has eliminated the intercompany trust certificate in consolidation.

As of December 31, 2022, and December 31, 2021, the RMI 2015 Trust owns six and 770 Non-QM Residential Whole Loans with a fair value of $3.2 million and $451.7 million, respectively. The loans are financed under the Company's residential whole loan facility, and the Company holds the financing liability outside the RMI 2015 Trust. Refer to Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K.

Arroyo Mortgage Trust 2019-2

    In May 2019, the Company formed Arroyo Mortgage Trust 2019-2 ("Arroyo Trust 2019"), a wholly-owned subsidiary of the Company, to complete its first residential mortgage-backed securitization comprised $945.5 million of Non-QM Residential Whole Loans. The Arroyo Trust 2019 issued $919.0 million of mortgage-backed notes and retained all the subordinate and residual debt securities ("Owner Certificates"), which includes the required 5% eligible risk retention. Refer to Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K for additional details. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and eliminated intercompany Owner Certificates in consolidation.

As of December 31, 2022, and December 31, 2021, the Arroyo Trust 2019 owns 766 and 1,042 Non-QM Residential Whole Loans with a fair value of $237.6 million and $374.3 million, respectively.
Arroyo Mortgage Trust 2020-1

In June 2020, the Company formed Arroyo Mortgage Trust 2020-1 ("Arroyo Trust 2020"), a wholly-owned subsidiary of the Company, to complete its second residential mortgage-backed securitization comprised of $355.8 million of Non-QM Residential Whole Loans. The Arroyo Trust 2020 issued $341.7 million of mortgage-backed notes and retained all the subordinate and residual debt securities, which includes the required 5% eligible risk retention. Refer to Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and eliminated intercompany Owner Certificates in consolidation.

As of December 31, 2022, and December 31, 2021, the Arroyo Trust 2020 owned 432 and 543 Non-QM Residential Whole Loans with a fair value of $135.1 million and $195.7 million, respectively.

Arroyo Mortgage Trust 2022-1

In February 2022, the Company formed Arroyo Mortgage Trust 2022-1 ("Arroyo Trust 2022-1"), a wholly-owned subsidiary of the Company, to complete its third residential mortgage-backed securitization comprised of $432.0 million of Non-QM Residential Whole Loans. The

Arroyo Trust 2022-1 issued $398.9 million of mortgage-backed notes and retained all the subordinate and residual debt securities, which includes the required 5% eligible risk retention. Refer to Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and eliminated the intercompany Owners Certificates.

As of December 31, 2022, the Arroyo Trust 2022-1 owned 705 Non-QM Residential Whole Loans with a fair value of $350.7 million. The Company has elected the fair value option for the securitized debt. The fair values for the Company’s Non-QM loans held in the Arroyo Trust 2022-1 are measured using the fair value of the securitized debt based on the CFE valuation methodology. The Company determined that the securitized debt is more actively traded and, therefore, more observable.

Arroyo Mortgage Trust 2022-2

In July 2022, the Company formed Arroyo Mortgage Trust 2022-2 ("Arroyo Trust 2022-2"), a wholly-owned subsidiary of the Company, to complete its fourth residential mortgage-backed securitization comprised of $402.2 million of Non-QM Residential Whole Loans. The Arroyo Trust 2022-2 issued $351.9 million of mortgage-backed notes and retained all the subordinate and residual debt securities, which includes the required 5% eligible risk retention. Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company classifies the underlying Non-QM Residential Whole Loans in "Residential Whole Loans, at fair value" in the Consolidated Balance Sheets and eliminated the intercompany Owners Certificates.

As of December 31, 2022, the Arroyo Trust 2022-2 owned 1,029 Non-QM Residential Whole Loans with a fair value of $363.3 million. The Company has elected the fair value option for the securitized debt. The fair values for the Company’s Non-QM loans held in the Arroyo Trust 2022-2 are measured using the fair value of the securitized debt based on the CFE valuation methodology. The Company determined that the securitized debt is more actively traded and, therefore, more observable.

Residential bridge loan trust

    In February 2017, the Company formed Revolving Mortgage Investment Trust 2017-BRQ1 ("RMI 2017 Trust") to acquire Residential Bridge Loans. RMI 2017 Trust issued a trust certificate that is wholly-owned by the Company and represents the entire beneficial interest in pools of Residential Bridge Loans and certain Residential Whole Loans held by the trust. Residential Bridge Loans are mortgage loans secured by residences, typically short-term. The Company consolidates the trust since it met the definition of a VIE and the Company determined that it was the primary beneficiary. The Company has eliminated the intercompany trust certificate in consolidation.

The Company is no longer allocating capital to Residential Bridge Loans. As of December 31, 2022, and December 31, 2021 there were five and eight remaining Residential Bridge Loans in the portfolio with a fair value of $2.8 million and $5.2 million, respectively. As of December 31, 2022, and December 31, 2021, the trust also owned five and six investor fixed rate residential mortgages with a fair value of $1.2 million and $1.7 million, respectively.

Consolidated residential whole loan and residential bridge loan trusts
The following table presents a summary of the assets and liabilities of the consolidated residential whole loan trusts and residential bridge loan trust included in the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$—	$266
Residential Whole Loans, at fair value ($1,089,914 and $1,023,502 pledged as collateral, at fair value, respectively)	1,091,145	1,023,502
Residential Bridge Loans, at fair value ($0 and $5,207 pledged as collateral, at fair value, respectively)	2,849	5,207
Investment related receivable	5,914	22,087
Interest receivable	4,871	5,282
Other assets	509	—
Total assets	$1,105,288	$1,056,344
Securitized debt, net	$981,073	$519,118
Interest payable	3,139	1,316
Accounts payable and accrued expenses	34	69
Total liabilities	$984,246	$520,503

The Residential Whole Loans held by the consolidated Arroyo Trust 2019, Arroyo Trust 2020, Arroyo Trust 2022-1 and Arroyo Trust 2022-2 are held solely to satisfy the liabilities of each respective trust, and has no recourse to the general credit of the Company. The Company is not contractually required and has not provided any additional financial support to the these trusts for the years ended December 31, 2022 and December 31, 2021.
    The following table presents the components of the carrying value of Residential Whole Loans and Residential Bridge Loans as of December 31, 2022 and December 31, 2021 (dollars in thousands):

	Residential Whole Loans, at Fair Value		Residential Bridge Loans, at Fair Value
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Principal balance	$1,165,301	$989,143	$3,166	$5,834
Unamortized premium	30,961	31,070	—	—
Unamortized discount	(1,536)	(1,337)	—	—
Amortized cost	1,194,726	1,018,876	3,166	5,834
Gross unrealized gains	2,038	14,190	—	78
Gross unrealized losses	(105,619)	(9,564)	(317)	(484)
Fair value	$1,091,145	$1,023,502	$2,849	$5,428

Residential whole loans
    The Residential Whole Loans have low LTV's and are comprised of 2,938 Non-QM adjustable rate mortgages and five investor fixed rate residential mortgages. The following tables present certain information about the Company's residential whole loan investment portfolio at December 31, 2022 and December 31, 2021 (dollars in thousands):

December 31, 2022
			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Original FICO Score(1)	Expected Life (years)	Contractual Maturity (years)	Coupon Rate
2.01% - 3.00%	39	$22,277	66.3%	758	8.9	28.3	2.9%
3.01% - 4.00%	402	214,402	66.3%	759	7.3	28.5	3.7%
4.01% - 5.00%	1,337	453,811	64.1%	749	5.5	26.0	4.6%
5.01% - 6.00%	901	363,197	65.6%	742	4.7	26.7	5.4%
6.01% - 7.00%	249	105,933	69.9%	742	3.6	28.4	6.4%
7.01% - 8.00%	15	5,681	75.2%	730	3.0	29.2	7.4%
Total	2,943	$1,165,301	65.6%	748	5.5	27.0	4.8%

(1) The original FICO score is not available for 231 loans with a principal balance of approximately $76.6 million at December 31, 2022. The Company has excluded these loans from the weighted average computations.

December 31, 2021
			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Original FICO Score(1)	Expected Life (years)	Contractual Maturity (years)	Coupon Rate
2.01% - 3.00%	27	$15,640	65.1%	757	5.3	28.8	2.8%
3.01% - 4.00%	496	244,022	63.7%	756	3.3	28.0	3.7%
4.01% - 5.00%	1,051	413,451	65.1%	747	2.9	28.2	4.7%
5.01% - 6.00%	757	305,344	64.9%	738	3.0	26.8	5.4%
6.01% - 7.00%	28	10,181	67.9%	721	3.1	25.8	6.3%
7.01% - 8.00%	2	505	73.2%	753	4.5	26.8	7.1%
Total	2,361	$989,143	64.8%	746	3.1	27.7	4.6%

(1) The original FICO score is not available for 230 loans with a principal balance of approximately $74.3 million at December 31, 2021. The Company has excluded these loans from the weighted average computations.

    The following table presents the various states across the United States in which the collateral securing the Company's Residential Whole Loans at December 31, 2022 and December 31, 2021, based on principal balance, is located (dollars in thousands):

	December 31, 2022			December 31, 2021
State	State Concentration	Principal Balance	State	State Concentration	Principal Balance
California	66.8%	$778,732	California	73.9%	$730,771
New York	9.3%	108,108	New York	11.6%	114,625
Texas	4.8%	56,126	Florida	2.7%	26,293
Florida	4.1%	47,681	Georgia	2.5%	25,106
Georgia	3.5%	40,845	Texas	1.9%	19,062
Other	11.5%	133,809	Other	7.4%	73,286
Total	100.0%	$1,165,301	Total	100.0%	$989,143

Residential bridge loans

The Company is no longer allocating capital to Residential Bridge Loans. The following tables present certain information about the remaining Residential Bridge Loans in the Company's investment portfolio at December 31, 2022 and December 31, 2021 (dollars in thousands):

December 31, 2022
			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Contractual Maturity (months)(1)	Coupon Rate
7.01% – 9.00%	2	$1,822	67.5%	N/A	8.7%
9.01% – 11.00%	1	849	90.5%	0.0	10.0%
11.01% – 13.00%	2	495	69.7%	0.0	11.4%
Total	5	$3,166	74.0%	0.0	9.5%

December 31, 2021
			Weighted Average
Current Coupon Rate	Number of Loans	Principal Balance	Original LTV	Contractual Maturity (months)(1)	Coupon Rate
7.01% – 9.00%	3	$2,946	70.4%	0.0	8.8%
9.01% – 11.00%	4	2,393	76.7%	0.0	10.4%
11.01% – 13.00%	2	495	69.7%	0.0	11.4%
Total	9	$5,834	72.9%	0.0	9.7%

(1) Non-performing loans that are past their maturity date are excluded from the calculation of the weighted average contractual maturity. The weighted average contractual maturity for these loans is zero.

The following table presents the various states across the United States in which the collateral securing the Company’s Residential Bridge Loans at December 31, 2022 and December 31, 2021, based on principal balance, is located (dollars in thousands):

December 31, 2022			December 31, 2021
State	State Concentration	Principal Balance	State	State Concentration	Principal Balance
California	55.4%	$1,754	New York	45.1%	$2,631
New York	42.2%	1,337	California	30.1%	1,754
New Jersey	2.4%	75	Florida	19.3%	1,125
Total	100.0%	$3,166	New Jersey	3.7%	219
			Pennsylvania	1.8%	105
			Other	—%	—
			Total	100.0%	$5,834

Non-performing loans

The following table presents the aging of the Residential Whole Loans and Residential Bridge Loans as of December 31, 2022 (dollars in thousands):

	Residential Whole Loans(1)			Residential Bridge Loans
	No of Loans	Principal	Fair Value	No of Loans	Principal	Fair Value
Current(1)	2,910	$1,147,412	$1,074,409	—	$—	$—
1-30 days	14	6,983	6,678	—	—	—
31-60 days	—	—	—	—	—	—
61-90 days	6	2,165	2,032	—	—	—
90+ days	13	8,741	8,026	5	3,166	2,849
Total	2,943	$1,165,301	$1,091,145	5	$3,166	$2,849
(1) As of December 31, 2022, there were no loans in forbearance.
Residential whole loans

    As of December 31, 2022, there were 13 Residential Whole Loans carried at fair value in non-accrual status with an unpaid principal balance of approximately $8.7 million and a fair value of approximately $8.0 million. These nonperforming loans represent approximately 0.8% of the total outstanding principal balance. These loans are collateral dependent with a weighted average original LTV of 60.0%.

As of December 31, 2021, there were 20 Residential Whole Loans carried at fair value in non-accrual status with an unpaid principal balance of approximately $12.2 million and a fair value of approximately $12.0 million. These nonperforming loans represent approximately 1.2% of the total outstanding principal balance. These loans are collateral dependent with a weighted average original LTV of 60.0%.

These loans are carried at fair value, and accordingly no allowance for credit losses or credit loss expense was recorded, since the adjustment for credit losses, if any, would be reflected in the fair value of these loans as a component of "Unrealized loss, net" in the Consolidated Statements of Operations. The Company stopped accruing interest income for these loans when they became contractually 90 days delinquent.

Residential bridge loans

    As of December 31, 2022, the Company had five remaining Residential Bridge Loans in the portfolio. Of these, five in non-accrual status with an unpaid principal balance of approximately $3.2 million and a fair value of $2.8 million. These nonperforming loans had an outstanding principal balance of $3.2 million. These loans are collateral dependent.
    As of December 31, 2021, the Company had nine Residential Bridge Loans remaining in the portfolio. Of these, six were in non-accrual status with an unpaid principal balance of approximately $4.8 million and a fair value of $4.4 million. These nonperforming loans had an outstanding principal balance of $5.8 million. These loans are collateral dependent.

    The remaining Residential Bridge Loans were carried at fair value. No allowance for credit losses was recorded because the valuation adjustment as of December 31, 2022 and December 31, 2021, if any, would be reflected in the fair value of these loans. The Company stopped accruing interest income for these loans when they became contractually 90 days delinquent.

Residential real estate owned

    As of December 31, 2022 and December 31, 2021, the Company had one and four residential REO properties with an aggregate carrying value of $2.3 million and $1.1 million, respectively, related to foreclosed Residential Whole Loans and Residential Bridge Loans. The REO loan held by the Company as of December 31, 2022 was transferred to REO in December 2022. The residential REO properties are held for sale and accordingly carried at the lower of cost or fair value less cost to sell. The residential REO properties are classified in "Other assets" in the Consolidated Balance Sheets.

Note 6 - Commercial Loans
Commercial Loans

In January 2019, WMC CRE LLC ("CRE LLC"), a wholly-owned subsidiary of the Company, was formed for the purpose of acquiring Commercial Loans. The Commercial Loans owned by CRE LLC are financed under the Commercial Whole Loan Facility. Refer to Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K for details.

The following table presents information about the Commercial Loans owned by CRE LLC as of December 31, 2022 (dollars in thousands):

Loan	Acquisition Date	Loan Type	Principal Balance	Fair Value	Original LTV	Interest Rate	Maturity Date	Extension Option	Collateral
CRE 3	August 2019	Interest-Only Mezzanine loan	$90,000	$8,777	58%	1-Month LIBOR plus 9.25%	6/29/2021	None(1)	Entertainment and Retail
CRE 4	September 2019	Interest-Only First Mortgage	22,204	22,050	63%	1-Month SOFR plus 3.38%	8/6/2025(2)	None	Retail
CRE 5	December 2019	Interest-Only First Mortgage	24,535	24,433	62%	1-Month LIBOR plus 3.75%	11/6/2023(3)	One - 12 month extension	Hotel
CRE 6	December 2019	Interest-Only First Mortgage	13,207	13,151	62%	1-Month LIBOR plus 3.75%	11/6/2023(3)	One - 12 month extension	Hotel
CRE 7	December 2019	Interest-Only First Mortgage	7,259	7,229	62%	1-Month LIBOR plus 3.75%	11/6/2023(3)	One - 12 month extension	Hotel
			$157,205	$75,640
(1) At December 31, 2022 CRE 3 was in default and was not eligible for extension. On February 3, 2023, it was sold to an unaffiliated third party for its fair value as of December 31, 2022.
(2) CRE 4 was granted a three-year extension through August 6, 2025, in conjunction with a principal paydown of $16.2 million.
(3) CRE 5, 6, and 7 were each granted a one-year extension through November 6, 2023 and are expected to transition off LIBOR during Q2 2023.

CRE 3 Loan

As of December 31, 2022, the CRE 3 junior mezzanine loan with an outstanding principal balance of $90.0 million was non-performing and past its maturity date of June 29, 2021. On October 25, 2022, the senior mezzanine lender notified the Company that it had consummated a strict foreclosure under the Uniform Commercial Code of its equity interest in the mortgage borrower, which had the effect of foreclosing out the Company’s subordinate pledge of equity in the retail facility that served as collateral for the junior mezzanine loan. As a result, as of December 31, 2022, the Company’s junior mezzanine loan remained outstanding but without the benefit of the primary collateral supporting the loan.

As a result of the foreclosure noted above, the Company marked down the value of its investment in the CRE 3 junior mezzanine loan from $26.9 million at June 30, 2022 to $8.8 million at September 30, 2022. On February 3, 2023, the CRE 3 loan was sold to an unaffiliated third party for its value of $8.8 million. The fair value of the loan at December 31, 2022 reflects this purchase price.

Commercial loan payoffs

On September 16, 2022, CRE 8, which had an outstanding principal balance of $4.4 million collateralized by assisted living facilities, was paid off in full.

Commercial loan trust
    In March 2018, the Company formed the Revolving Small Balance Commercial Trust 2018-1 ("RSBC Trust") to acquire commercial real estate mortgage loans. The Company consolidates the trust because it determined that the wholly-owned RSBC Trust was a VIE and that the Company was the primary beneficiary. As of December 31, 2022, there is one loan remaining in the trust.

    The following table presents information on the commercial real estate mortgage loan held by RSBC Trust as of December 31, 2022 (dollars in thousands):

Loan	Acquisition Date	Loan Type	Principal Balance	Fair Value	Original LTV	Interest Rate(1)	Maturity Date	Extension Option	Collateral
SBC 3	January 2019	Interest-Only First Mortgage	$14,362	$14,362	49%	One-Month LIBOR plus 4.35%	1/6/2023	None	Nursing Facilities
			$14,362	$14,362

(1) During July 2022, the SBC 3 loan was granted an extension through January 6, 2023, with a 25 bps increase in rate and a 25 bps extension fee. Subsequently, in January 2023, the SBC 3 loan was partially paid down by $750.0 thousand and was granted another extension through August 4, 2023, with a 50 bps extension fee.

Securitized commercial loans

Securitized commercial loans are comprised of commercial loans from consolidated third party sponsored CMBS VIE's. At December 31, 2022, the Company had a variable interest in one third party sponsored CMBS VIEs, CSMC Trust 2014-USA, that it determined it was the primary beneficiary and was required to consolidate. The commercial loans that serve as collateral for the securitized debt issued by this VIE can only be used to settle the securitized debt. Refer to Note 7, "Financings" to the consolidated financial statements contained in this Annual Report on Form 10-K for details on the associated securitized debt. The Company assesses modifications to VIEs on an ongoing basis to determine if a significant reconsideration event has occurred that would change the Company’s initial consolidation assessment.

RETL 2019-RVP

RETL 2018 was refinanced with a new securitization RETL 2019-RVP ("RETL 2019 Trust") in March 2019. The Company acquired a $65.3 million interest in the trust certificates issued by the RETL 2019 Trust, including $45.3 million which represents the 5% eligible risk retention certificate. The Company determined that RETL 2019 Trust was a VIE and that the Company was also the primary beneficiary because the Manager was involved in certain aspects of the design of the trust and the Company together with other related party entities own more than 50% of the controlling class. As the primary beneficiary, the Company consolidated RETL 2019 Trust and its investment in the trust certificates (HRR class and a portion of the C class) of RETL 2019 Trust was eliminated in consolidation. The RETL 2019 Trust held a commercial loan collateralized by first mortgages, deeds of trusts and interests in commercial real estate.

On September 15, 2021, the commercial loan was paid in full by the borrower and the RETL HRR bond which had an outstanding principal amount of $45.3 million held in WMC RETL LLC, a wholly-owned subsidiary of the Company, was paid off. Accordingly, the RETL 2019 Trust is no longer consolidated.

CSMC Trust 2014-USA

The Company together with other related party entities own more than 50% of the controlling class of CSMC Trust 2014-USA ("CSMC USA"). As of December 31, 2022, the Company held an 8.8% interest in the trust certificates issued by CSMC USA (F Class) with an outstanding principal balance of $14.9 million. The Company performs ongoing reassessment of its CMBS VIE holdings for potential consolidation of the securitized trust in which it owns a portion of the controlling class. Since the ownership of the controlling financial interest is held within a related party group, the Company must determine whether it is the primary beneficiary under the related party tie-breaker rule. As a result of the Company's evaluation, it was determined that the Company is the primary beneficiary of CSMC USA, and effective on August 1, 2020, consolidated CSMC USA. The Company’s investment in the trust certificate of CSMC USA (F Class) was eliminated in the consolidation. The CSMC USA holds a commercial loan secured by a first mortgage lien on the borrowers’ fee and leasehold interests in a portion of a super-regional mall. The outstanding principal balance on this commercial loan is $1.4 billion as of December 31, 2022. The loan's has a stated maturity date is September 11, 2025 and bears a fixed interest rate of 4.38%. The Company elected the fair value option for the commercial loan as well as the associated securitized debt.

In December 2020, the commercial loan held by CSMC USA was amended to an interest only payment through maturity. As part of the modification a Cash Management Forbearance Agreement was entered into by the special servicer and the borrower, which required both increased reporting requirements and monthly net cash remittance.

Consolidated securitized commercial loan trusts and commercial loan trust

The two commercial consolidated trusts, CSMC USA and RSBC Trust collectively held two commercial loans as of December 31, 2022. The following table presents a summary of the assets and liabilities of the two consolidated trusts included in the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022	December 31, 2021
Restricted cash	$248	$260
Securitized commercial loans, at fair value	1,085,103	1,355,808
Commercial Loans, at fair value	14,362	14,362
Interest receivable	5,311	5,290
Total assets	$1,105,024	$1,375,720
Securitized debt, at fair value	$1,077,611	$1,344,370
Interest payable	5,164	5,164
Accounts payable and accrued expenses	9	9
Other liabilities	248	260
Total liabilities	$1,083,032	$1,349,803

The Company’s risk with respect to its investment in the securitized commercial loan trust is limited to its direct ownership in the trust. The commercial loan held by the consolidated securitized commercial loan trust is held solely to satisfy the liabilities of the trust, and creditors of the trust have no recourse to the general credit of the Company. The securitized commercial loan of trust can only be used to satisfy the obligations of that trust. The Company is not contractually required to provide, and has not provided any additional financial support to the securitized commercial trust for the years ended December 31, 2022 and December 31, 2021.

The following table presents the components of the carrying value of the securitized commercial loans and commercial loans as of December 31, 2022 and December 31, 2021 (dollars in thousands):

	CSMC USA Trust Securitized Commercial Loan, at Fair Value		RSBC Trust Commercial Loans, at Fair Value		Commercial Loans, at Fair Value
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Principal balance	$1,385,591	$1,385,591	$14,362	$14,362	$157,205	$177,797
Unamortized discount	(84,132)	(110,770)	—	—	—	—
Amortized cost	1,301,459	1,274,821	14,362	14,362	157,205	177,797
Gross unrealized gains	—	80,987	—	—	—	—
Gross unrealized losses	(216,356)	—	—	—	(81,565)	(61,587)
Fair value	$1,085,103	$1,355,808	$14,362	$14,362	$75,640	$116,210
Non-performing commercial loans

The following table presents the aging of the Commercial Loans as of December 31, 2022 (dollars in thousands):

	Commercial Loans
	No of Loans	Principal	Fair Value
Current	5	$81,567	$81,225
1-30 days	—	—	—
31-60 days	—	—	—
61-90 days	—	—	—
90+ days	1	90,000	8,777
Total	6	$171,567	$90,002
Commercial real estate owned
Hotel REO
In February 2022, the Company along with other Hotel REO investors, sold the unencumbered hotel property which was foreclosed on in the third quarter of 2021 for $55.9 million. The Company and the other investors fully recovered their aggregate initial investment of $42.0 million. The Company and the other investors recognized a gain on sale of approximately $12.2 million.
REO Activity
In December 2022, the Company received payments for its remaining four REO properties of $1.1 million and transferred one Residential Whole Loan property into REO for its carrying value of $2.3 million.

Note 7—Financings
Repurchase agreements
The Company has primarily financed its investment acquisitions with repurchase agreements. The repurchase agreements bear interest at a contractually agreed-upon rate and historically had terms ranging from one month to 12 months.  The Company’s repurchase agreement borrowings are accounted for as secured borrowings when the Company maintains effective control of the financed assets. Under these repurchase agreements, the respective counterparties retain the right to determine the fair value of the underlying collateral. A reduction in the value of pledged assets normally requires the Company to post additional securities as collateral, pay down borrowings or establish cash margin accounts with the counterparties in order to re-establish the agreed-upon collateral requirements, is referred to as a margin call. The inability of the Company to post adequate collateral for a margin call by a counterparty, in a time frame as short as the close of the same business day, could result in a condition of default under the Company’s repurchase agreements, thereby enabling the counterparty to liquidate the collateral pledged by the Company, which may have a material adverse effect on the Company’s financial position, results of operations and cash flows.

In order to manage the severe market conditions and the resulting large margin demands from lenders and pressure on the Company’s liquidity, the Company entered into three longer term financing arrangements to reduce its exposure to short-term financings with daily mark-to-market exposure. Below is a summary of each of these financing arrangements.
Residential whole loan facility
On November 5, 2021, the Company entered into a further amendment of its Residential Whole Loan Facility. The amended facility has a stated capacity of $500.0 million and bears an interest rate to LIBOR plus 2.00%, with a LIBOR floor of 0.25%. The facility is available to finance five types of residential mortgages: Non-Agency mortgage loans, Non-QM loans, investor loans, re-performing and non-performing loans. The advance rates may differ by type of loan, but for performing Non-QM loans the advance rate is 90%. The facility had an original maturity date of November 4, 2022. The facility is a mark to market margin facility; however, the margin requirement is only triggered if the fair value of the collateral declines to below the aggregate outstanding principal amount of the collateral.
On November 9, 2022, the facility was extended to mature on October 25, 2023. It bears interest at a rate of SOFR plus 2.25%, with a SOFR floor of 0.25%.
The Company finances its Non-QM residential whole loans held in RMI 2015 Trust under this facility. As of December 31, 2022, the Company had outstanding borrowings of $3.6 million. The borrowing is secured by against Non-QM Residential Whole Loans with a fair value of $3.2 million and one REO property with a carrying value of $2.3 million as of December 31, 2022.
Non-Agency CMBS and Non-Agency RMBS facility
On May 5, 2021, the Company amended its Non-Agency CMBS and Non-Agency RMBS financing facility to, among other things, extend the facility for an additional 12 months and reduce the interest rate. The amended facility has improved advance rates and bears interest at a rate of three-month LIBOR plus 2.00%.
On May 2, 2022, the facility was extended to mature on May 2, 2023. It bears interest at a rate of SOFR plus 2.00%. As of December 31, 2022, the outstanding balance under this facility was $91.1 million. The borrowing is secured by investments with a fair market value of $129.9 million as of December 31, 2022.
Commercial whole loan facility
On May 5, 2021, the Company amended its Commercial Whole Loan Facility to, among other things, convert the term to a 12-month facility with a stated capacity of up to $100 million. The facility has a 12-month extension option, subject to the lender's consent.
On November 9, 2022, the facility was extended to mature on November 3, 2023. It bears interest at a rate of SOFR plus 2.25%. As of December 31, 2022, the outstanding balance under its facility was $48.0 million. The borrowing is secured by the performing commercial loans that are held in CRE LLC with an estimated fair market value of $66.9 million as of December 31, 2022.

Financial metrics
Certain of the Company’s financing arrangements provide the counterparty with the right to terminate the agreement and accelerate amounts due under the associated agreement if the Company does not maintain financial metrics. Although specific to each financing arrangement, typical financial metrics include minimum equity and liquidity requirements, leverage ratios, and performance triggers. In addition, some of the financing arrangements contain cross-default features, whereby default under an agreement with one lender simultaneously causes default under agreements with other lenders. The Company was in compliance with the terms of such financial tests as of December 31, 2022.
As of December 31, 2022, the Company had borrowings under six of its master repurchase agreements. The following table summarizes certain characteristics of the Company's repurchase agreements at December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022			December 31, 2021
Securities Pledged	Repurchase Agreement Borrowings	Weighted Average Interest Rate on Borrowings Outstanding at end of period	Weighted Average Remaining Maturity (days)	Repurchase Agreement Borrowings	Weighted Average Interest Rate on Borrowings Outstanding at end of period	Weighted Average Remaining Maturity (days)
Short-term borrowings:
Agency RMBS	$293	4.78%	32	$976	1.02%	58
Non-Agency RMBS(1)	48,237	7.50%	26	38,354	2.94%	4
Residential Whole Loans(2)	—	—%	0	1,439	2.57%	5
Residential Bridge Loans(2)	—	—%	0	4,368	2.61%	5
Commercial Loans(2)	—	—%	0	6,463	3.20%	5
Other securities	1,776	7.09%	17	2,457	3.50%	18
Total short-term borrowings	50,306	7.47%	26	54,057	2.92%	6
Long-term borrowings:

Non-Agency CMBS and Non-Agency RMBS Facility
Non-Agency CMBS(1)	55,154	6.30%	122	59,802	2.14%	125
Non-Agency RMBS	19,129	6.30%	122	15,632	2.14%	125
Other securities	16,863	6.30%	122	27,506	2.22%	125
Subtotal	91,146	6.30%	122	102,940	2.16%	125
Residential Whole Loan Facility
Residential Whole Loans(2)	3,633	6.66%	298	396,531	2.25%	308
Commercial Whole Loan Facility
Commercial Loans	48,032	6.13%	307	63,661	2.27%	268
Total long-term borrowings	142,811	6.25%	189	563,132	2.24%	270
Repurchase agreements borrowings	$193,117	6.57%	146	$617,189	2.30%	247
Less unamortized debt issuance costs	—	N/A	N/A	—	N/A	N/A
Repurchase agreements borrowings, net	$193,117	6.57%	146	$617,189	2.30%	247

(1) Includes repurchase agreement borrowings on securities eliminated upon VIE consolidation.
(2) Repurchase agreement borrowings on loans owned are through trust certificates. The trust certificates are eliminated in consolidation.

    At December 31, 2022 and December 31, 2021, repurchase agreements collateralized by investments had the following remaining maturities:

(dollars in thousands)	December 31, 2022	December 31, 2021
1 to 29 days	$50,013	$53,081
30 to 59 days	293	370
60 to 89 days	—	606
Greater than or equal to 90 days	142,811	563,132
Total	$193,117	$617,189

At December 31, 2022, the following table reflects amounts of collateral at risk under its repurchase agreements greater than 10% of the Company's equity with any counterparty (dollars in thousands):

	December 31, 2022
Counterparty	Amount of Collateral at Risk, at fair value	Weighted Average Remaining Maturity (days)	Percentage of Stockholders' Equity
Credit Suisse AG, Cayman Islands Branch	$51,542	171	54.4%
Citigroup Global Markets Inc.	40,235	122	42.4%

Collateral for borrowings under repurchase agreements
    The following table summarizes the Company's collateral positions, with respect to its borrowings under repurchase agreements at December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022			December 31, 2021
	Assets Pledged	Accrued Interest	Assets Pledged and Accrued Interest	Assets Pledged	Accrued Interest	Assets Pledged and Accrued Interest
Assets pledged for borrowings under repurchase agreements:
Agency RMBS, at fair value	$249	$—	$249	$1,172	$19	$1,191
Non-Agency CMBS, at fair value(1)	83,925	483	84,408	107,624	504	108,128
Non-Agency RMBS, at fair value	104,487	533	105,020	66,555	343	66,898
Residential Whole Loans, at fair value(2)	3,229	3	3,232	453,447	2,674	456,121
Residential Bridge Loans(2)	—	—	—	5,207	91	5,298
Commercial Loans, at fair value(2)	66,864	362	67,226	101,459	360	101,819
Other securities, at fair value	27,262	78	27,340	51,648	100	51,748
Cash(3)	3,410	—	3,410	3,151	—	3,151
Total	$289,426	$1,459	$290,885	$790,263	$4,091	$794,354

(1) Includes securities eliminated upon VIE consolidation.
(2) Loans owned through trust certificates are pledged as collateral. The trust certificates are eliminated upon consolidation.
(3) Cash posted as collateral is included in "Due from counterparties" in the Company's Consolidated Balance Sheets.

A reduction in the value of pledged assets typically results in the repurchase agreement counterparties initiating a margin call. At December 31, 2022 and December 31, 2021, investments held by counterparties as security for repurchase agreements totaled approximately $286.0 million and approximately $787.1 million, respectively. Cash collateral held by counterparties at December 31, 2022 and December 31, 2021 was approximately $3.4 million and $3.2 million, respectively. Cash posted by repurchase agreement counterparties at December 31, 2022 and December 31, 2021 was $300 thousand and $0, respectively.
Convertible Senior Unsecured Notes
6.75% Convertible Senior Unsecured Notes due 2024

In September 2021, the Company issued $86.3 million aggregate principal of convertible senior unsecured notes due 2024 (the “2024 Notes”) for net proceeds of $83.3 million. Interest on the 2024 Notes is paid semiannually. The 2024 Notes are convertible into, at the Company's election, cash, shares of the Company's common stock or a combination of both, subject to the satisfaction of certain conditions and during specified periods. The conversion rate is subject to adjustment upon the occurrence of certain specified events and the holders may require the Company to repurchase all or any portion of their notes for cash equal to 100% of the principal amount of the 2024 Notes, plus accrued and unpaid interest, if the Company undergoes a fundamental change as specified in the supplemental indenture for the 2024 Notes. The initial conversion rate was 33.7952 shares of common stock per $1,000 principal amount of notes and represented a conversion price of $29.59 per share of common stock. The 2024 Notes mature on September 15, 2024, unless earlier converted, redeemed or repurchased by the holders pursuant to their terms, and are not redeemable by the Company except during the final three months prior to maturity.

6.75% Convertible Senior Unsecured Notes due 2022

    At December 31, 2021, the Company had $37.7 million aggregate principal amount of the convertible senior unsecured notes due 2022 (the “2022 Notes”) outstanding. Interest on the 2022 Notes is paid semiannually. The 2022 Notes were repaid in full upon their maturity on October 3, 2022.

The 2022 Notes Exchanges and Repurchases

During the quarters ended December 31, 2021, September 30, 2021, and March 31, 2021, the Company repurchased $8.0 million, $122.6 million, and $6.7 million aggregate principal amount of the 2022 Notes at an approximate 1% premium to par value, 2.8% discount to par value, and 6.3% discount to par value, respectively, plus accrued and unpaid interest.

During the quarters ended September 30, 2022, June 30, 2022, and March 31, 2022, the Company repurchased $1.0 million, $7.2 million, and $3.4 million aggregate principal amount of the 2022 Notes at par value, 0.6% premium to par value, and 0.8% premium to par value, respectively, plus accrued and unpaid interest.

During the quarter ended December 31, 2022, the Company repaid the remaining $26.0 million aggregate principal amount of its 2022 Notes at par value, plus accrued and unpaid interest, upon their maturity.

Securitized Debt

Arroyo Trust 2019-2

In May 2019, the Company completed a residential mortgage-backed securitization comprised of $945.5 million of Non-QM Residential Whole Loans, issuing $919.0 million of mortgage-backed notes. The Company did not elect the fair value option for these notes and accordingly they are recorded at their principal balance less unamortized deferred financing costs and classified in "Securitized debt, net" in the Consolidated Balance Sheets. The following table summarizes the issued Arroyo Trust's residential mortgage pass-through certificates at December 31, 2022 (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Offered Notes:
Class A-1	$168,131	3.3%	$168,131	4/25/2049
Class A-2	9,017	3.5%	9,017	4/25/2049
Class A-3	14,286	3.8%	14,286	4/25/2049
Class M-1	25,055	4.8%	25,055	4/25/2049
Subtotal	$216,489		$216,489
Less: Unamortized Deferred Financing Costs	N/A		2,604
Total	$216,489		$213,885

The Company retained the non-offered securities in the securitization, which include the class B, Class A-IO-S and Class XS certificates. These non-offered securities were eliminated in consolidation. The securitized debt of the Arroyo Trust 2019 can only be settled with the residential loans that serve as collateral for the securitized debt and is non-recourse to the Company. At December 31, 2022, residential whole loans, with an outstanding principal balance of approximately $243.3 million, served as collateral for the Arroyo Trust 2019-2's securitized debt. The Company may redeem the offered notes on or after the earlier of (i) the three-year anniversary of the closing date or (ii) the date on which the aggregate collateral balance is 20% of the original principal balance. The notes are redeemable at their face value plus accrued interest.

Arroyo Trust 2020-1

In June 2020, the Company completed a residential mortgage-backed securitization comprised of $355.8 million of Non-QM Residential Whole Loans, issuing $341.7 million of mortgage-backed notes. The Company did not elect the fair value option for these notes and accordingly they are recorded at their principal balance less unamortized deferred financing cost and classified in "Securitized debt, net" in the Consolidated Balance Sheets. The following table summarizes the issued Arroyo Trust 2020-1's residential mortgage pass-through certificates at December 31, 2022 (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Offered Notes:
Class A-1A	$74,425	1.7%	$74,425	3/25/2055
Class A-1B	8,831	2.1%	8,831	3/25/2055
Class A-2	13,518	2.9%	13,518	3/25/2055
Class A-3	17,963	3.3%	17,963	3/25/2055
Class M-1	11,739	4.3%	11,739	3/25/2055
Subtotal	$126,476		$126,476
Less: Unamortized Deferred Financing Costs	N/A		1,542
Total	$126,476		$124,934

The Company retained the non-offered securities in the securitization, which include the Class B, Class A-IO-S and Class XS certificates. These non-offered securities were eliminated in consolidation. The securitized debt of the Arroyo Trust 2020 can only be settled with the residential loans that serve as collateral for the securitized debt and is non-recourse to the Company. At December 31, 2022, residential whole loans, with an outstanding principal balance of approximately $140.5 million serve as collateral for the Arroyo Trust 2020's securitized debt. The Company may redeem the offered notes on or after the earlier of (i) the three-year anniversary of the closing date or (ii) the date on which the aggregate collateral balance is equal to or less than 30% of the original principal balance. The notes are redeemable at their face value plus accrued interest.

Arroyo Trust 2022-1

In February 2022, the Company completed a residential-mortgage backed securitization comprised of $432.0 million of Non-QM residential whole loans, issuing $398.9 million of mortgage-backed notes. The Company has chosen to make the fair value election pursuant to

ASC 825 (accounting guidance for the fair value of CFE's) for the debt and accordingly the bonds are recorded at fair value in the Consolidated Balance Sheets with the periodic changes in fair value are recorded in current period earnings in the Consolidated Statements of Operations as a component of "Unrealized loss, net."

The following table summarizes the issued Arroyo Trust 2022-1's residential mortgage pass-through certificates at December 31, 2022 (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Offered Notes:
Class A-1A	$212,307	2.5%	$194,438	12/25/2056
Class A-1B	82,942	3.3%	73,259	12/25/2056
Class A-2	21,168	3.6%	17,054	12/25/2056
Class A-3	28,079	3.7%	21,308	12/25/2056
Class M-1	17,928	3.7%	12,160	12/25/2056
Total	$362,424		$318,219

The Company retained the non-offered securities in the securitization, which include the Class B, Class A-IO-S, and Class XS certificates. These non-offered securities were eliminated in consolidation. The securitized debt of the Arroyo Trust 2022-1 can only be settled with the residential loans that serve as collateral for the securitized debt and is non-recourse to the Company. At December 31, 2022, residential whole loans with an outstanding principal balance of approximately $394.7 million serve as collateral for the Arroyo Trust 2022-1's securitized debt. The Company may redeem the offered notes on or after the earlier of (i) the three-year anniversary of the closing date or (ii) the date on which the aggregate collateral balance is equal to or less than 30% of the original principal balance. The notes are redeemable at their fair value plus accrued interest.

Arroyo Trust 2022-2

In July 2022, the Company completed a residential-mortgage backed securitization comprised of $402.2 million of Non-QM residential whole loans, issuing $351.9 million of mortgage-backed notes. The Company has chosen to make the fair value election pursuant to ASC 825 (accounting guidance for the fair value of CFE's) for the debt and accordingly the bonds are recorded at fair value in the Consolidated Balance Sheets with the periodic changes in fair value are recorded in current period earnings in the Consolidated Statements of Operations as a component of "Unrealized loss, net."

The following table summarizes the issued Arroyo Trust 2022-2's residential mortgage pass-through certificates at December 31, 2022 (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Offered Notes:
Class A-1	$267,533	5.0%	$260,217	7/25/2057
Class A-2	22,773	5.0%	21,983	7/25/2057
Class A-3	27,749	5.0%	26,619	7/25/2057
Class M-1	17,694	5.0%	15,216	7/25/2057
Total	$335,749		$324,035

The Company retained the non-offered securities in the securitization, which include the Class B-1, Class B-2, Class B-3, Class A-IO-S, and Class XS certificates. These non-offered securities were eliminated in consolidation. The securitized debt of the Arroyo Trust 2022-2 can only be settled with the residential loans that serve as collateral for the securitized debt and is non-recourse to the Company. At December 31, 2022, residential whole loans with an outstanding principal balance of approximately $385.0 million serve as collateral for the Arroyo Trust 2022-2's securitized debt. The Company may redeem the offered notes on or after the earlier of (i) the three-year anniversary of the closing date or (ii) the date on which the aggregate collateral balance is equal to or less than 30% of the original principal balance. The notes are redeemable at their fair value plus accrued interest.

Commercial mortgage-backed notes

CSMC 2014 USA

The following table summarizes CSMC 2014 USA's commercial mortgage pass-through certificates at December 31, 2022 (dollars in thousands):

Classes	Principal Balance	Coupon	Fair Value	Contractual Maturity
Class A-1	$120,391	3.3%	$108,591	9/11/2025
Class A-2	531,700	4.0%	477,678	9/11/2025
Class B	136,400	4.2%	115,782	9/11/2025
Class C	94,500	4.3%	76,304	9/11/2025
Class D	153,950	4.4%	113,229	9/11/2025
Class E	180,150	4.4%	99,858	9/11/2025
Class F	153,600	4.4%	77,242	9/11/2025
Class X-1(1)	n/a	0.7%	7,430	9/11/2025
Class X-2(1)	n/a	0.2%	1,497	9/11/2025
	$1,370,691		$1,077,611
(1) Class X-1 and Class X-2 are interest-only classes with notional balances of $652.1 million and $733.5 million as of December 31, 2022, respectively.

At December 31, 2022, the Company owned a portion of the class F certificates with an outstanding principal balance of $14.9 million, which is eliminated in consolidation. The remaining CSMC USA debt that we elected the fair value option had a fair value of $1.1 billion, and is recorded in "Securitized debt, net" in the Consolidated Balance Sheets. Of the remaining outstanding principal balance of $1.4 billion, $186.0 million is owned by related parties and $1.2 billion is owned by third parties. The securitized debt of the CSMC USA can only be settled with the commercial loan with an outstanding principal balance of approximately $1.4 billion at December 31, 2022, that serves as collateral for the securitized debt and is non-recourse to the Company. The Company has chosen to make the fair value election pursuant to ASC 825 for the debt and accordingly the periodic changes in fair value are recorded in current period earnings in the Consolidated Statements of Operations as a component of "Unrealized loss, net."

Note 8—Derivative Instruments
    The Company's derivatives may include interest rate swaps, swaptions, options, futures contracts, TBAs, Agency. and Non-Agency Interest-Only Strips that are classified as derivatives, credit default swaps, and total return swaps.
    The following table summarizes the Company's derivative instruments at December 31, 2022 and December 31, 2021 (dollars in thousands):

			December 31, 2022		December 31, 2021
Derivative Instrument	Accounting Designation	Consolidated Balance Sheets Location	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate swaps, asset	Non-Hedge	Derivative assets, at fair value	$60,000	$1	$—	$—
Credit default swaps, asset	Non-Hedge	Derivative assets, at fair value	—	—	2,030	105
Total derivative instruments, assets				1		105

Interest rate swaps, liability	Non-Hedge	Derivative liability, at fair value	98,000	(61)	22,000	(38)
Credit default swaps, liability	Non-Hedge	Derivative liability, at fair value	—	—	4,140	(564)
Total derivative instruments, liabilities				(61)		(602)
Total derivative instruments, net				$(60)		$(497)
    The following table summarizes the effects of the Company's derivative positions, including Interest-Only Strips characterized as derivatives and TBAs, which are reported in "Gain (loss) on derivative instruments, net" in the Consolidated Statements of Operations for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 (dollars in thousands):

	Realized Gain (Loss), net
Description	Other Settlements / Expirations	Variation Margin Settlement	Return (Recovery) of Basis	Mark-to-Market	Contractual interest income (expense), net	Total
Year ended December 31, 2022
Interest rate swaps	$(3,371)	$13,765	$—	$3,348	$628	$14,370
Interest rate swaptions	(161)	—	—	—	—	(161)
Interest-Only Strips—accounted for as derivatives	—	—	(102)	(242)	151	(193)
Credit default swaps	(242)	—	—	393	—	151
TBAs	2,051	—	—	—	—	2,051
Total	$(1,723)	$13,765	$(102)	$3,499	$779	$16,218

Year ended December 31, 2021
Interest rate swaps	$—	$490	$—	$(38)	$109	$561

Interest-Only Strips—accounted for as derivatives	—	—	(300)	(206)	394	(112)
Credit default swaps	64	—	—	36	—	100
Total	$64	$490	$(300)	$(208)	$503	$549

Year ended December 31, 2020
Interest rate swaps	$(262)	$(179,759)	$262	$(2,515)	$(1,395)	$(183,669)
Interest rate swaptions	80	—	—	—	—	80
Interest-Only Strips—accounted for as derivatives	(940)	—	(1,096)	(532)	1,324	(1,244)
Credit default swaps	(9,534)	—	—	(1,834)	—	(11,368)
TBAs	(2,430)	—	—	928	—	(1,502)
Total	$(13,086)	$(179,759)	$(834)	$(3,953)	$(71)	$(197,703)

    At December 31, 2022 and December 31, 2021, the Company had cash pledged as collateral for derivatives of approximately $3.2 million and approximately $1.4 million respectively, which is reported in "Due from counterparties" in the Consolidated Balance Sheets.
Interest rate swaps
    The Company uses interest rate swaps to mitigate its exposure to higher short-term interest rates in connection with its repurchase agreements. Interest rate swaps generally involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the interest rate swap without exchange of the underlying notional amount. Notwithstanding the foregoing, in order to manage its hedge position with regard to its liabilities, the Company on occasion will enter into interest rate swaps which involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the interest rate swap without exchange of the underlying notional amount. The Company also enters into forward starting swaps to help mitigate the effects of changes in interest rates on a portion of its borrowings under repurchase agreements. The Company generally enters into MAC (Market Agreed Coupon) interest rate swaps in which it may receive or make a payment at the time of entering such interest rate swap to compensate for the out of the market nature of such interest rate swap. Similar to all other interest rate swaps, these interest rate swaps are also subject to margin requirements.
    The Company has not elected to account for its interest rate swaps as "hedges" under GAAP, accordingly the change in fair value of the interest rate swaps not designated in hedging relationships are recorded together with periodic net interest settlement amounts in "Gain (loss) on derivatives instruments, net" in the Consolidated Statements of Operations.
    The following table provides additional information on the Company's fixed-pay interest rate swap as of December 31, 2022 (dollars in thousands):

	December 31, 2022
Fixed Pay Interest Rate Swap Remaining Term	Notional Amount	Average Fixed Pay Rate	Average Floating Receive Rate	Average Maturity (Years)
Greater than 1 year and less than 3 years	$60,000	1.4%	2.0%	1.3

Greater than 3 years and less than 5 years	70,000	1.4%	1.8%	4.1
Greater than 5 years	28,000	1.7%	3.6%	9.0
Total	$158,000	1.4%	2.2%	3.9
To-Be-Announced securities
The Company purchased and sold TBAs during the year ended December 31, 2022, as shown in the table below. There were no open TBA positions as of December 31, 2022 and December 31, 2021.

The following table presents additional information about the Company's contracts to purchase and sell TBAs for the year ended December 31, 2022 (dollars in thousands):

	Notional Amount December 31, 2021	Additions	Settlement, Termination, Expiration or Exercise	Notional Amount December 31, 2022
Purchase of TBAs	$—	$600,000	$(600,000)	$—
Sale of TBAs	$—	$600,000	$(600,000)	$—
Interest-Only strips
    The Company also invests in Interest-Only Strips. In determining the classification of its holdings of Interest-Only Strips, the Company evaluates the securities to determine if the nature of the cash flows has been altered from that of the underlying mortgage collateral. Generally, Interest-Only Strips for which the security represents a strip off of a mortgage pass through security will be considered a hybrid instrument classified as an MBS investment in the Consolidated Balance Sheets utilizing the fair value option. Alternatively, those Interest-Only Strips, for which the underlying mortgage collateral has been included into a structured security that alters the cash flows from the underlying mortgage collateral, are accounted for as derivatives at fair value with changes recognized in "Gain (loss) on derivative instruments, net" in the Consolidated Statements of Operations, along with any interest received. The carrying value of these Interest-Only Strips is included in "Agency mortgage-backed securities, at fair value" in the Consolidated Balance Sheets.
Credit default swaps

    The Company currently has outstanding credit default swaps. Under these instruments, the buyer makes a monthly premium payment over the term of the contract in exchange for the seller making a payment for losses of the reference securities, upon the occurrence of a specified credit event.

Note 9—Offsetting Assets and Liabilities
    The following tables present information about certain assets and liabilities that are subject to master netting agreements (or similar agreements) and can potentially be offset in the Company's Consolidated Balance Sheets at December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022
	Gross Amounts	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
Description				Financial Instruments(1)	Cash Collateral(1)	Net Amount
Derivative Assets
Agency and Non-Agency Interest-Only Strips, accounted for as derivatives included in MBS	$714	$—	$714	$(196)	$—	$518
Derivative asset, at fair value(2)(3)	1	—	1	(1)	—	—
Total assets	$715	$—	$715	$(197)	$—	$518

Derivative Liabilities and Repurchase Agreements
Derivative liability, at fair value(2)(3)	$61	$—	$61	$(1)	$(60)	$—
Repurchase Agreements(4)	193,117	—	193,117	(193,073)	(44)	—
Total liability	$193,178	$—	$193,178	$(193,074)	$(104)	$—

(1) Amounts disclosed in the financial instruments column of the tables above represent securities, whole loans and securitized commercial loan collateral pledged and derivative assets that are available to be offset against liability balances associated with repurchase agreement and derivative liabilities. Amounts disclosed in the cash collateral column of the tables above represents amounts pledged or received as collateral against derivative transactions.
(2) Derivative asset, at fair value includes interest rate swaps.
(3) Cash collateral pledged against the Company's derivative counterparties was approximately $3.2 million as of December 31, 2022.
(4) The carrying value of investments pledged against the Company's repurchase agreements was approximately $286.0 million as of December 31, 2022.

	December 31, 2021
	Gross Amounts	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
Description				Financial Instruments(1)	Cash Collateral(1)	Net Amount
Derivative Assets
Agency and Non-Agency Interest-Only Strips, accounted for as derivatives included in MBS	$1,058	$—	$1,058	$(1,058)	$—	$—
Derivative asset, at fair value(2)	105	—	105	(105)	—	—
Total derivative assets	$1,163	$—	$1,163	$(1,163)	$—	$—

Derivative Liabilities and Repurchase Agreements
Derivative liability, at fair value(2)(3)	$602	$—	$602	$(105)	$(497)	$—
Repurchase Agreements(4)	617,189	—	617,189	(617,189)	—	—
Total liability	$617,791	$—	$617,791	$(617,294)	$(497)	$—
(1) Amounts disclosed in the financial instruments column of the tables above represent securities, whole l and securitized commercial loan collateral pledged and derivative assets that are available to be offset against liability balances associated with repurchase agreement and derivative liabilities. Amounts disclosed in the cash collateral column of the tables above represents amounts pledged or received as collateral against derivative transactions.
(2) Derivative asset, at fair value and Derivative liability, at fair value credit default swaps.
(3) Cash collateral pledged against the Company's derivative counterparties was approximately $1.4 million as of December 31, 2021.
(4) The carrying value of investments pledged against the Company's repurchase agreements was approximately $787.1 million as of December 31, 2021.

    Certain of the Company's repurchase agreement and derivative transactions are governed by underlying agreements that generally provide for a right of set-off in the event of default or in the event of a bankruptcy of either party to the transaction.
Note 10—Related Party Transactions
Management Agreement
    In connection with the Company's initial public offering ("IPO") in May 2012, the Company entered into a management agreement (the "Management Agreement") with the Manager, which describes the services to be provided by the Manager and compensation for such services. The Manager is responsible for managing the Company's operations, including: (i) performing all of its day-to-day functions; (ii) determining investment criteria in conjunction with the Board of Directors; (iii) sourcing, analyzing and executing investments, asset sales and financings; (iv) performing asset management duties; and (v) performing financial and accounting management, subject to the direction and oversight of the Company's Board of Directors. Pursuant to the terms of the Management Agreement, the Manager is paid a management fee equal to 1.50% per annum of the Company's stockholders' equity (as defined in the Management Agreement), calculated and payable (in cash) quarterly in arrears. For purposes of calculating the management fee, "stockholders' equity" means the sum of the net proceeds from any issuances of the Company's equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus retained earnings, calculated in accordance with GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount paid for repurchases of the Company's shares of common stock, excluding any unrealized gains or losses on our investments and derivatives and other non-cash items, (excluding other than temporary impairment) that have impacted stockholders' equity as reported in the Company's consolidated financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Company's independent directors and after approval by a majority of the Company's independent directors. However, if the Company's stockholders' equity for any given quarter is negative based on the calculation described above, the Manager will not be entitled to receive any management fee for that quarter.
    In addition, the Company may be required to reimburse the Manager for certain expenses as described below, and shall reimburse the Manager for the compensation paid to the Company's chief financial officer, controller and their staff. Expense reimbursements to the Manager are made in cash on a regular basis. The Company's reimbursement obligation is not subject to any dollar limitation. Because the Manager's personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, the Manager may be paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

The Management Agreement may be amended, supplemented or modified by agreement between the Company and the Manager. The Management Agreement expires on May 16, 2023. It is automatically renewed for a one year term on May 15, 2022 and automatically renews on each subsequent May 15th unless previously terminated as described below. The Company's independent directors review the Manager's performance and any fees payable to the Manager annually and, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds (2/3) of the Company's independent directors, based upon: (i) the Manager's unsatisfactory performance that is materially detrimental to the Company; or (ii) the Company's determination that any fees payable to the Manager are not fair, subject to the Manager's right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds (2/3) of the Company's independent directors. The Company will provide the Manager 180 days prior notice of any such termination. Unless terminated for cause, the Company will pay the Manager a termination fee equal to three times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.
    The Company may also terminate the Management Agreement at any time, without the payment of any termination fee, with 30 days prior written notice from the Company's Board of Directors for cause, which will be determined by at least two-thirds (2/3) of the Company's independent directors, which is defined as: (i) the Manager's continued material breach of any provision of the Management Agreement (including the Manager's failure to comply with the Company's investment guidelines); (ii) the Manager's fraud, misappropriation of funds, or embezzlement against the Company; (iii) the Manager's gross negligence in the performance of its duties under the Management Agreement; (iv) the occurrence of certain events with respect to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition; (v) the Manager is convicted (including a plea of nolo contendere) of a felony; or (vi) the dissolution of the Manager.
For the years ended December 31, 2022, December 31, 2021 and December 31, 2020, the Company incurred $3.9 million, $5.9 million and $4.5 million in management fees, respectively. The Manger waived the management fee for three months from March 2020 through May 2020 because of the unprecedented market disruption and dislocation across fixed income markets surrounding the uncertainty related to the COVID-19 pandemic. In December 2021, the Manager agreed to voluntarily waive 25% of its management fee solely for the duration of calendar year 2022 in order to support the earnings potential of the Company and its transition to a residential focused investment portfolio. Future waivers, if any, will be at the Manager's discretion.
In addition to the management fee, the Company is also responsible for reimbursing the Manager for certain expenses paid by the Manager on behalf of the Company, as defined in the Management Agreement. For the years ended December 31, 2022, December 31, 2021 and December 31, 2020, the Company recorded expenses included in General and Administrative Expenses totaling approximately $604 thousand, $1.9 million and $1.7 million, respectively, related to reimbursable employee costs. Any such expenses incurred by the Manager and reimbursed by the Company, including the employee compensation expense, are typically included in the Company's General and Administrative Expense in the Consolidated Statements of Operations. At December 31, 2022 and December 31, 2021, approximately $3.9 million and approximately $1.5 million, respectively, for management fees incurred but not yet paid was included in "Payable to affiliate" in the Consolidated Balance Sheets. In addition, at December 31, 2022 and December 31, 2021, approximately $86 thousand and approximately $457 thousand, respectively, of reimbursable costs incurred but not yet paid was included in "Payable to affiliate" in the Consolidated Balance Sheets.
Note 11—Share-Based Payments
The Company's ability to grant new equity-based awards under the Company's existing equity incentive plans expired on May 9, 2022. At the Annual Meeting of Stockholders held on June 24, 2022, the Company's stockholders approved the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan and the Western Asset Mortgage Capital Corporation 2022 Manager Omnibus Incentive Plan (collectively, the “2022 Plans”). The 2022 Plans provide for the issuance of options (including non-statutory stock options and incentive stock options), stock appreciation rights (referred to as SARs), restricted stock, restricted stock units (referred to as RSUs), stock bonuses, other stock based awards and cash awards.
The aggregate maximum number of shares of the Company's common stock available for future issuances under the 2022 Plans is 1,000,000 shares, which was reduced to 100,000 shares following the completion of the reverse stock split. The Manager and the officers, employees, non-employee directors, independent contractors, and consultants of the Company or any affiliate of the Company, including any individuals who are employees of the Manager or one of the Manager’s affiliates, are eligible to participate in the 2022 Plans, provided that they have been selected by the Plan Administrator.
    Under the Equity Plan, the Company made the following grants during the years ended December 31, 2022 and December 31, 2021:
On June 25, 2021, the Company granted a total of 81,160 restricted stock units (20,290 per each independent director), or 8,116 shares (2,029 per each independent director) on a post reverse stock split basis, under the Equity Plan to the Company’s four independent directors. These restricted stock units vested in full on June 25, 2022, the first anniversary of the grant date, and will be settled in shares of the Company's common stock upon a separation from service with the Company.
On June 24, 2022, the Company granted a total of 217,040 restricted stock units (54,260 per each independent director) or 21,704 shares (5,426 per each independent director) on a post reverse stock split basis, to each of the Company's four independent directors. These restricted stock units will vest in full on June 24, 2023, the first anniversary of the grant date, and will be settled in shares of the Company’s common stock upon each of the independent director’s separation from service with the Company.
On June 30, 2022, the Company granted 200,000 restricted stock units, or 20,000 restricted stock units on a post reverse stock split basis under the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan to the Company’s Chief Financial Officer. These restricted stock units will vest in equal installments on the first and second anniversary of the grant date.
    During the years ended December 31, 2022, December 31, 2021 and December 31, 2020, 11,716, 13,782 and 6,748 restricted stock units vested, respectively. The Company recognized stock-based compensation expense of approximately $435 thousand, $618 thousand and $699 thousand for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, respectively. In addition, the Company had unamortized compensation expense of $298 thousand and $211 thousand for equity awards at December 31, 2022 and December 31, 2021, respectively.
Holders of restricted stock units are entitled to receive dividends (or dividend equivalent payments) and distributions that become payable on the restricted stock units during the restricted period. Dividend equivalent payments allocable to restricted stock units are deemed to purchase additional phantom shares of the Company's common stock that are credited to each participant's deferral account. The award agreements include restrictions whereby the restricted stock units cannot be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of prior to the lapse of restrictions under the respective award agreement. The restrictions lapse on the unvested restricted stock units awarded when vested, subject to the grantee's continuing to provide services to the Company as of the vesting date. Unvested restricted stock units and rights to dividends thereon are forfeited upon termination of the grantee.
    The following is a summary of restricted stock units vesting dates as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Vesting Date	Shares Vesting	Shares Vesting
March 2022	—	3,600
June 2022	—	8,116
June 2023	31,704	—
June 2024	10,000	—
	41,704	11,716
    The following table presents information with respect to the Company's restricted stock units for the years ended December 31, 2022 and December 31, 2021:

	December 31, 2022		December 31, 2021
	Restricted Stock Units	Weighted Average Grant Date Fair Value(1)	Restricted Stock Units	Weighted Average Grant Date Fair Value(1)
Outstanding at beginning of period	114,825	$131.85	102,556	$140.99
Granted(2)	48,971	12.61	14,815	50.72
Cancelled/forfeited	—	—	(2,546)	27.50
Outstanding at end of period	163,796	$96.20	114,825	$131.85
Unvested at end of period	41,704	$12.52	11,716	$56.19
(1)The grant date fair value of restricted stock unit awards is based on the closing market price of the Company's common stock at the grant date.
(2)Includes 7,267 shares and 6,698 restricted stock units attributed to dividends on restricted stock units for the years ended December 31, 2022 and December 31, 2021, respectively.

Note 12—Stockholders' Equity
Reverse stock split
On June 30, 2022, the Company announced that its board of directors approved a one-for-ten reverse stock split of the Company's outstanding shares of common stock. The one-for-ten reverse stock split was effected on July 11, 2022, which reduced the total number of authorized shares of common stock from 500,000,000 to 50,000,000 shares, resulting in the number of common shares outstanding reducing from 60,380,105 to 6,038,012. The par value per share of our common stock remained unchanged at $0.01. All per share amounts and common shares outstanding have been adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split.
Our stockholders' equity, in the aggregate, remains unchanged. Per share net income or loss increased because there are fewer shares of common stock outstanding. The common stock held in treasury was reduced in proportion to the Reverse Stock Split Ratio. There were no other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, that arose as a result of the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares was entitled to receive, in lieu of such fractional shares, cash in an amount determined based on the closing price of the Company's common stock the business day prior to the Effective Date. The reverse stock split applied to all of the Company's outstanding shares of common stock and did not affect any stockholder’s ownership percentage of shares of the Company's common stock, except for immaterial changes resulting from the payment of cash for fractional shares.
At-The-Market Program
    In March 2017, the Company entered into an equity distribution agreement with JMP Securities LLC, which was amended on June 5, 2020, under which the Company may offer and sell up to $100 million of shares of common stock in an At-The-Market equity offering. During the years ended December 31, 2022 and December 31, 2021, the Company did not sell shares under this agreement.
Stock Repurchase Program
    In December 2021, The Company extended its share repurchase program as authorized by its Board of Directors. Under the extended program, the Company is permitted to repurchase up to 300,000 shares of its common stock through December 31, 2023. Any purchases made pursuant to the program will be made in the open market, in privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission Act of 1934, as amended. The authorization does not obligate the Company to acquire any particular amount of common shares, or any shares at all, and the program may be suspended or discontinued at the Company's discretion without prior notice.
During the year ended December 31, 2022, the Company did not repurchase any shares under the stock repurchase program.
Dividends

    The following table presents cash dividends declared and paid by the Company on its common stock, not adjusted on a retroactive basis to reflect the Company's one-for-ten reverse stock split to align with 1099-DIV per share amounts as reported.

Declaration Date	Record Date	Payment Date	Amount per Share	Tax Characterization
2022
December 21, 2022	January 3, 2023	January 26, 2023	$0.40	Ordinary income	(1)
September 22, 2022	October 3, 2022	October 26, 2022	$0.40	Ordinary income
June 21, 2022	July 1, 2022	July 25, 2022	$0.04	Ordinary income
March 23, 2022	April 4, 2022	April 26, 2022	$0.04	Ordinary income

2021
December 21, 2021	December 31, 2021	January 26, 2022	$0.06	Ordinary income	(2)
September 23, 2021	October 4, 2021	October 26, 2021	$0.06	Return of capital
June 22, 2021	July 2, 2021	July 26, 2021	$0.06	Return of capital
March 23, 2021	April 2, 2021	April 26, 2021	$0.06	Return of capital
(1) The cash distributions made on January 26, 2023, with a record date of January 3, 2023, are treated as received by stockholders on January 26, 2023 and taxable in calendar year 2023.
(2) The cash distributions made on January 26, 2022, with a record date of December 31, 2021, were treated as received by stockholders on January 26, 2022 and taxable in calendar year 2022 as return of capital.
Note 13—Net Income (Loss) per Common Share
    The table below presents basic and diluted net income (loss) per share of common stock using the two-class method for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 (dollars, other than shares and per share amounts, in thousands):

	For the year ended December 31, 2022	For the year ended December 31, 2021	For the year ended December 31, 2020
Numerator:
Net loss attributable to common stockholders and participating securities for basic and diluted earnings per share	$(89,079)	$(48,953)	$(328,354)
Less:
Dividends and undistributed earnings allocated to participating securities	95	89	36
Net income loss allocable to common stockholders—basic and diluted	$(89,174)	$(49,042)	$(328,390)
Denominator:
Weighted average common shares outstanding for basic earnings per share	6,037,164	6,074,714	5,741,138
Weighted average common shares outstanding for diluted earnings per share	6,037,164	6,074,714	5,741,138
Basic loss per common share	$(14.77)	$(8.07)	$(57.20)
Diluted loss per common share	$(14.77)	$(8.07)	$(57.20)
    For the years ended December 31, 2022, December 31, 2021 and December 31, 2020, the Company excluded the effects of the convertible senior unsecured notes from the computation of diluted earnings per share since the average market value per share of the Company's common stock was below the exercise price of the convertible senior unsecured notes.

Note 14—Income Taxes
    As a REIT, the Company is not subject to federal income tax to the extent that it makes qualifying distributions to its stockholders and satisfies on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income and stock ownership tests.
    Based on the Company's analysis of any potential uncertain income tax positions, the Company concluded that it does not have any uncertain tax positions that meet the recognition or measurement criteria as of December 31, 2022. The Company files U.S. federal and state income tax returns. As of December 31, 2022, U.S. federal tax returns filed by the Company for 2021, 2020 and 2019 and state tax returns filed for 2021, 2020, 2019, 2018 and 2017 are open for examination pursuant to relevant statutes of limitation. In the event that the Company incurs income tax related interest and penalties, the Company's policy is to classify them as a component of its provision for income taxes.
Income Tax Provision
    Subject to the limitation under the REIT asset test rules, the Company is permitted to own up to 100% of the stock of one or more TRS. Currently, the Company owns one TRS that is taxable as a corporation and is subject to federal, state and local income tax on its net income at the applicable corporate rates. The TRS, which was formed in Delaware on July 28, 2014, is a limited liability company and a wholly-owned subsidiary of the Company. For the years ended December 31, 2022, December 31, 2021 and December 31, 2020, the Company recorded a federal and state tax provision of approximately $171 thousand, $99 thousand, and $396 thousand, respectively.
    The following table summarizes the Company's income tax provision for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 (dollars in thousands):

	For the year ended December 31, 2022	For the year ended December 31, 2021	For the year ended December 31, 2020
Current Tax Provision (Benefit)
Federal	$171	$55	$527
State	—	44	(452)
Total Current Provision for Income Taxes, net	171	99	75
Deferred Provision (Benefit) for Income Taxes
Federal	—	—	(85)
State	—	—	406
Total Deferred Benefit for Income Taxes, net	—	—	321
Total Income Tax Provision, net	$171	$99	$396

Deferred Tax Asset

    As of December 31, 2022 and December 31, 2021, the Company recorded a deferred tax asset of approximately $13.5 million and $12.2 million, respectively, relating to capital loss carryforward and temporary differences as a result of the timing of income recognition of certain investments held in the TRS. The capital loss carryforwards may only be recognized to the extent of capital gains. There is uncertainty as to the TRS ability to recognize capital gains in the future. As a result, the Company has concluded it is more likely than not the deferred tax asset will not be realized and has recorded a full valuation allowance.

    In addition, the REIT generated net operating losses ("NOLs") during the year ended December 31, 2021 related to ordinary losses on its MBS portfolio and it generated NOLs for the years ended December 31, 2020 and December 31, 2017, related to its swap terminations, and for its California return a portion of the NOLs is apportioned to the TRS. The Company recorded a deferred state tax asset of $14.5 million and $14.7 million in the REIT and $1.6 million and $1.6 million in the TRS as of December 31, 2022 and December 31, 2021, respectively. The TRS can carryback the NOLs generated during the years ended December 31, 2020 and December 31, 2017 to each of the two preceding years to request a refund for taxes paid. As of December 31, 2022 and December 31, 2021, the Company has concluded it is more likely than not the deferred tax asset relating to the NOLs will not be realized and it has recorded a combined valuation allowance of $16.1 million and $16.3 million, respectively.

    The following tables disclose the components of the Company's deferred tax asset and deferred tax liability at December 31, 2022 and 2021 (dollars in thousands):

Deferred Tax Asset	December 31, 2022	December 31, 2021
Net operating loss available for carry-back and carry-forward (1)	$16,111	$16,302
Net capital loss carry-forward (1)	7,929	10,384
Investments	5,576	1,849
Deferred tax asset	29,616	28,535
Allowance	(29,616)	(28,535)
Net deferred tax asset	$—	$—

Deferred Tax Liability	December 31, 2022	December 31, 2021
Net operating loss available for carry-back and carry-forward	$—	$—
Net deferred tax liability	$—	$—
(1) Net operating loss available for carry-forward begin to expire in 2037. Net capital loss available for carry-forward begin to expire in 2023.

Reconciliation of Tax Rate to Effective Tax Rate

    The Company's effective tax rate differs from its combined federal and state income tax rate primarily due to the deduction of dividends distributions to be paid under Code Section 857(a). The reconciliation of these rates are as follows:

	For the year ended December 31, 2022	For the year ended December 31, 2021
Federal statutory rate	21.0%	21.0%
State statutory rate, net of federal benefit	0.4%	(6.9)%
Other	—%	0.2%
Change in valuation allowance	(3.3)%	16.3%
REIT earnings not subject to corporate taxes	(18.3)%	(30.8)%
Effective Tax Rate	(0.2)%	(0.2)%

Note 15—Commitments and Contingencies
    From time to time, the Company may become involved in various claims, regulatory actions and legal actions arising in the ordinary course of business. Management is not aware of any material contingencies at December 31, 2022 and December 31, 2021, respectively.
Note 16—Subsequent Events
On February 3, 2023, the CRE 3 loan was sold to an unaffiliated third party equal to its recorded value at December 31, 2022 of $8.8 million.

Western Asset Mortgage Capital Corporation and Subsidiaries
Schedule IV
Mortgage Loans on Real Estate
As of December 31, 2022

$ in thousands Asset Type	Description	Number of Loans	Interest Rate	Maturity Date	Periodic Payment Terms(1)	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages(4)	Principal Amount of Loans Subject to Delinquent Principal or Interest
Residential Whole Loans and Residential Bridge Loans
Adjustable Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $0 - $249,999	518	Hybrid ARM 2.5% to 6.4%	11/01/2041 to 06/01/2052	P&I	$—	$78,456	$77,462	$—
Adjustable Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $250,000 - $499,999	637	Hybrid ARM 2.7% to 5.9%	01/01/2042 to 02/01/2055	P&I	—	203,089	199,462	338
Adjustable Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $500,000 - $749,999	231	Hybrid ARM 2.5% to 6.3%	04/01/2043 to 11/01/2055	P&I	—	130,112	126,555	1,623
Adjustable Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $750,000 - $999,999	89	Hybrid ARM 3.4% to 6.2%	05/01/2043 to 06/01/2052	P&I	—	69,656	67,470	790
Adjustable Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $1,000,000 - $1,249,999	31	Hybrid ARM 3.5% to 5.8%	09/01/2043 to 05/01/2052	P&I	—	32,683	31,534	937
Adjustable Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $1,250,000 - $1,499,999	24	Hybrid ARM 3.4% to 5.6%	12/01/2041 to 05/01/2052	P&I	—	29,867	28,605	1,321
Adjustable Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $1,500,000 and above	17	Hybrid ARM 2.9% to 6.1%	08/01/2044 to 04/01/2052	P&I	—	29,348	28,684	—
Fixed Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $0 - $249,999	464	Fixed 3.7% to 7.1%	07/01/2026 to 06/01/2052	P&I	—	77,047	69,854	—
Fixed Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $250,000 - $499,999	481	Fixed 2.9% to 7.2%	09/01/2026 to 06/01/2052	P&I	—	161,520	145,326	980
Fixed Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $500,000 - $749,999	252	Fixed 2.5% to 6.1%	11/01/2033 to 06/01/2052	P&I	—	147,193	131,322	641
Fixed Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $750,000 - $999,999	106	Fixed 2.9% to 6.4%	11/01/2033 to 06/01/2052	P&I	—	88,557	79,389	—
Fixed Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $1,000,000 - $1,249,999	49	Fixed 2.9% to 5.9%	11/01/2048 to 06/01/2052	P&I	—	53,027	47,986	2,108
Fixed Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $1,250,000 - $1,499,999	26	Fixed 2.7% to 6.3%	02/01/2036 to 05/01/2052	P&I	—	33,542	30,117	—

Fixed Rate Residential Mortgage Loan Held in Securitization Trusts	Original Loan Balance $1,500,000 and above	18	Fixed 3.1% to 5.7%	10/01/2048 to 06/01/2052	P&I	—	31,203	27,378	—
$ in thousands Asset Type	Description	Number of Loans	Interest Rate	Maturity Date	Periodic Payment Terms(1)	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages(4)	Principal Amount of Loans Subject to Delinquent Principal or Interest
Fixed Rate Residential Bridge Loans Held in Securitization Trusts	Original Loan Balance $0 - $249,999	1	Fixed 9.8% to 12.3%	12/31/2022	Interest Only(2)	—	75	68	75
Fixed Rate Residential Bridge Loans Held in Securitization Trusts	Original Loan Balance $250,000 - $499,999	1	Fixed 11.3%	12/31/2022	Interest Only(2)	—	420	378	420
Fixed Rate Residential Bridge Loans Held in Securitization Trusts	Original Loan Balance $750,000 - $999,999	3	Fixed 8.5% to 10%	12/31/2022	Interest Only(2)	—	2,671	2,404	2,671
Total Residential Whole Loans and Residential Bridge Loans						$—	$1,168,466	$1,093,994	$11,904

Commercial Loans
Commercial Loan Held in Securitization Trust	Original Loan Balance $32,000,000	1	LIBOR + 4.1%	01/06/2023	Interest Only(3)	$—	$14,362	$14,362	$—
Commercial Loan	Original Loan Balance $90,000,000	1	LIBOR + 9.25%	06/29/2021	Interest Only(3)	—	90,000	8,777	90,000
Commercial Loan	Original Loan Balance $40,000,000	1	SOFR + 3.38%	08/06/2025	Interest Only(3)	—	22,204	22,050	—
Commercial Loan	Original Loan Balance $13,206,521	1	LIBOR + 3.75%	11/06/2023	Interest Only(3)	—	13,207	13,151	—
Commercial Loan	Original Loan Balance $24,534,783	1	LIBOR + 3.75%	11/06/2023	Interest Only(3)	—	24,535	24,433	—
Commercial Loan	Original Loan Balance $7,258,696	1	LIBOR + 3.75%	11/06/2023	Interest Only(3)	—	7,259	7,229	—
Total Commercial Loans						$—	$171,567	$90,002	$90,000

Securitized Commercial Loans
Commercial Loan Held in Securitization Trust	Original Loan Balance $1,400,000,000	1	Fixed 4.38%	09/15/2025	Interest Only(3)	—	1,385,591	1,085,103	—
Total Securitized Commercial Loans						$—	$1,385,591	$1,085,103	$—

Total Residential and Commercial Loans						$—	$2,725,624	$2,269,099	$101,904
(1) Principal and interest ("P&I")
(2) Residential Bridge Loans are mainly interest only loans with a balloon payment at maturity.
(3) The borrower may prepay the commercial loan in whole or in part at any time in accordance with the terms of the loan agreement.
(4) The carrying value of the reflects the fair value of the mortgage loans.
(5) On February 3, 2023, this loan was sold to an independent third party for its fair value as of December 31, 2022.

Reconciliation of Carrying Value of Mortgage Loans on Real Estate:

	2022	2021	2020
Beginning balance	$2,515,310	$2,938,556	$2,691,532
Additions during period:
New mortgage loans	411,919	427,848	113,340
Unrealized gains	—	100,598	—
Realized gains	91	35	—
Capitalized interest	96	485	829
Mortgage loan of consolidated VIE	—	—	1,245,287
Deductions during period:
Collections of principal	239,398	872,612	713,854
Transfer to REO	2,256	30,751	419
Amortization of premium and (discounts), net	(20,701)	(15,053)	(4,805)
Unrealized losses	425,527	63,661	97,089
Sales of mortgage loans	11,736	—	144,259
Realized losses	101	241	10,812
Mortgage loan of deconsolidated VIE	—	—	150,804
Balance at end of period	$2,269,099	$2,515,310	$2,938,556

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.
ITEM 9A. CONTROLS AND PROCEDURES
(a) Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that are designed to provide reasonable assurance that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our Chief Executive Officer and Chief Financial Officer as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and therefore we are required to apply judgment in evaluating the cost-benefit relationship of possible controls and procedures.
The Company's Chief Executive Officer and Chief Financial Officer evaluated the effectiveness of the design and operation of our disclosure controls and procedures. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level as of December 31, 2022.
(b) Management's Report on Internal Control over Financial Reporting
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, the Company's Chief Executive Officer and Chief Financial Officer and effected by the Company's Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:
•pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;
•provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and
•provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Management of the Company has assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2022. In making its assessment of internal control over financial reporting, management used the criteria described in "Internal Control—Integrated Framework" (2013 framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission, ("COSO"). Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of December 31, 2022 based on criteria in "Internal Control—Integrated Framework" (2013 framework) issued by the COSO.
The effectiveness of the Company's internal control over financial reporting as of December 31, 2022 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.
(c) Changes in Internal Control over Financial Reporting
There have been no changes in our internal control over financial reporting during the three months ended December 31, 2022, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
ITEM 9B. OTHER INFORMATION
None.
ITEM 9C. DISCLOSURE REGARDING FOREIGN JURISDICTION THAT PREVENT INSPECTIONS
Not applicable.
PART III
ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
The information regarding the Company's directors, executive officers and certain other matters required by Item 401 of Regulation S-K is incorporated herein by reference to the Company's proxy statement relating to its annual meeting of stockholders to be held on or about June 24, 2023 (the "Proxy Statement"), to be filed with the SEC within 120 days after December 31, 2022.
The information regarding compliance with Section 16(a) of the Exchange Act required by Item 405 of Regulation S-K is incorporated herein by reference to the Proxy Statement to be filed with the SEC within 120 days after December 31, 2022.
The information regarding the Company's Code of Business Conduct and Ethics required by Item 406 of Regulation S-K is incorporated herein by reference to the Proxy Statement to be filed with the SEC within 120 days after December 31, 2022.

The information regarding certain matters pertaining to the Company's corporate governance required by Item 407(c)(3), (d)(4) and (d)(5) of Regulation S-K is incorporated by reference to the Proxy Statement to be filed with the SEC within 120 days after December 31, 2022.
ITEM 11. EXECUTIVE COMPENSATION
The information regarding executive compensation and other compensation related matters required by Items 402 and 407(e)(4) and (e)(5) of Regulation S-K is incorporated herein by reference to the Proxy Statement to be filed with the SEC within 120 days after December 31, 2022.
ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The tables on equity compensation plan information and beneficial ownership of the Company required by Items 201(d) and 403 of Regulation S-K are incorporated herein by reference to the Proxy Statement to be filed with the SEC within 120 days after December 31, 2022.
ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The information regarding transactions with related persons, promoters and certain control persons and director independence required by Items 404 and 407(a) of Regulation S-K is incorporated herein by reference to the Proxy Statement to be filed with the SEC within 120 days after December 31, 2022.
ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES
The information concerning principal accounting fees and services and the Audit Committee's pre-approval policies and procedures required by Item 9(e) of Schedule 14A is incorporated herein by reference to the Proxy Statement to be filed with the SEC within 120 days after December 31, 2022.
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE
Documents filed as part of this report:
1)    Financial Statements

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
Financial Statements Schedules other than the one listed above are omitted because the required information is not applicable or deemed not material, or the required information is presented in the financial statements and/or in the notes to financial statements.
2)    Exhibits
The following exhibits are filed as part of this report.

Exhibit No.	Description
3.1*	Amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012
3.2*	Amendment to the Amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, dated June 3, 2016, incorporated by reference to Exhibit 3.3 to the Annual report on Form 10-K, filed March 7, 2017.
3.3*	Amendment to the amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, dated July 8, 2022, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on July 11, 2022.
3.4*	Amended and restated bylaws of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.2 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012.
4.1*	Specimen Common Stock Certificate of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 4.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012
4.2*	Indenture, dated as of October 2, 2017, between Western Asset Mortgage Capital Corporation and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed on October 3, 2017.
4.3*	First Supplemental Indenture, dated as of October 2, 2017, between Western Asset Mortgage Capital Corporation and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed on October 3, 2017.
4.4*	Form of 6.75% Convertible Senior Notes due 2022 (attached as Exhibit A to the First Supplemental Indenture filed as Exhibit 4.3 hereto), incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed on October 3, 2017.
4.5*	Second Supplemental Indenture, dated as of September 14, 2021, between Western Asset Mortgage Capital Corporation and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed on October 3, 2017.
4.6*	Form of 6.75% Convertible Senior Notes due 2024 (attached as Exhibit A to the Second Supplemental Indenture filed as Exhibit 4.5 hereto), incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed on October 3, 2017.
10.1*	Amendment to the Management Agreement between Western Asset Mortgage Capital Corporation and Western Asset Management Company, dated August 3, 2016, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q, filed August 5, 2016.

Exhibit No.	Description
10.2*	Form of Warrant, incorporated by reference to Exhibit 10.2 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012.
10.3*	Management Agreement, dated May 9, 2012, between Western Asset Mortgage Capital Corporation and Western Asset Management Company, incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q, filed August 14, 2012.
10.4*	Registration Rights Agreement, dated May 15, 2012, among Western Asset Mortgage Capital Corporation, Western Asset Management Company and certain individual holders named therein, incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q, filed August 14, 2012.
10.5*+	Western Asset Mortgage Capital Corporation Equity Plan, incorporated by reference to Exhibit 10.5 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012.
10.6*+	Western Asset Mortgage Capital Corporation Manager Equity Plan, incorporated by reference to Exhibit 10.6 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012.
10.7*	Form of Indemnification Agreement between Western Asset Mortgage Capital Corporation and a director, incorporated by reference to Exhibit 10.7 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012.
10.8*+	Restricted Stock Award Agreement, dated May 15, 2012, for Western Asset Management Company, incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q, filed August 14, 2012.
10.9*+	Form of Restricted Stock Award Agreement for independent directors, incorporated by reference to Exhibit 10.2 to the Form S-8 dated May 15, 2012 (File No. 1-35543).
10.10*	Equity Distribution Agreement, dated March 6, 2017, among Western Asset Mortgage Capital Corporation, Western Asset Management Company and JMP Securities LLC, incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K, filed March 9, 2017.
10.11*	Amendment No. 1 to the Equity Distribution Agreement, dated June 5, 2020, among Western Asset Mortgage Capital Corporation, Western Asset Management Company, LLC and JMP Securities LLC, incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K, filed June 5, 2020.
23.1	Consent of Independent Registered Public Accounting Firm
31.1	Rule 13a-14(a) / 15d-14(a) Certification of Chief Executive Officer.
31.2	Rule 13a-14(a) / 15d-14(a) Certification of Chief Financial Officer.
32.1	Section 1350 Certifications of Chief Executive Officer and Chief Financial Officer
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

*    Fully or partly previously filed.
+    Management contract or compensatory plan arrangement.

ITEM 16. FORM 10-K SUMMARY

None.
SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
By:	/s/ BONNIE M. WONGTRAKOOL Bonnie M. Wongtrakool Chief Executive Officer and Director (Principal Executive Officer)
March 10, 2023
_____________________________________________________________________________________________________________________
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ BONNIE M. WONGTRAKOOL Bonnie M. Wongtrakool Chief Executive Officer and Director (Principal Executive Officer)
March 10, 2023
By:	/s/ ROBERT W. LEHMAN Robert W. Lehman Chief Financial Officer
March 10, 2023
By:	/s/ JAMES W. HIRSCHMANN III James W. Hirschmann III Director
March 10, 2023
By:	/s/ EDWARD D. FOX JR. Edward D. Fox Jr. Director
March 10, 2023
By:	/s/ M. CHRISTIAN MITCHELL M. Christian Mitchell Director
March 10, 2023
By:	/s/ RANJIT M. KRIPALANI Ranjit M. Kripalani Director
March 10, 2023

By:	/s/ LISA G. QUATEMAN Lisa G. Quateman Director
March 10, 2023

Annex H
Appraisal Rights

General Corporation Law of the State of Delaware, Section 262

§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to §  251, §  252, §  254, §  255, §  256, §  257, §  258, §  263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

SPECIAL MEETING OF STOCKHOLDERS OF

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

November 7, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL STOCKHOLDERS MEETING TO BE HELD ON NOVEMBER 7, 2023

The notice of special meeting of WMC stockholders, joint proxy statement/prospectus and proxy card are available at http://proxy.westernassetmcc.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030000003003000000 5 110723

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

November 7, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet. To attend the meeting via the Internet, please visit https://web.lumiagm.com/239581234 (password: western2023) and be sure to have your control number available.

TELEPHONE - Call the toll-free number 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone. Have your proxy card in hand when you call and then follow the instructions.

Vote by telephone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL STOCKHOLDERS MEETING TO BE HELD ON NOVEMBER 7, 2023

The notice of special meeting of WMC stockholders, joint proxy statement/prospectus and proxy card are available at http://proxy.westernassetmcc.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00030000003003000000 5 110723

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.